IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached Exchange Offer and Consent Solicitation Memorandum, whether received by e-mail or otherwise received as a result of electronic communication and you are therefore advised to read this disclaimer page carefully before reading, accessing or making any other use of the attached document. In accessing the attached Exchange Offer and Consent Solicitation Memorandum, you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access.

Your Representations: You have been sent the attached Exchange Offer and Consent Solicitation Memorandum on the basis that you have confirmed to HSBC Bank plc and UBS Limited and/or the Exchange and Tabulation Agent, being the sender of the attached, that (a) you are a holder or a beneficial owner of any of (i) US$345,000,000 9.75% Loan Participation Notes due 2009 issued by Emerging Markets Structured Products B.V.; (ii) US$450,000,000 9.25% Loan Participation Notes due 2010 issued by Ukraine Issuance plc; and/or (iii) US$250,000,000 12.00% Loan Participation Notes due 2011 issued by Ukraine Issuance plc; (b) you are not a person to whom it is unlawful to send the attached Exchange Offer and Consent Solicitation Memorandum or to make an invitation under the Exchange Offer under applicable laws; and (c) that you consent to delivery by electronic transmission.

If you receive this document by email, your use of this email is at your own risk and it is your responsibility to take precautions to ensure that it is free from viruses and other items of a destructive nature.

The Exchange Offer and Consent Solicitation Memorandum has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of HSBC Bank plc and UBS Limited and/or the Exchange and Tabulation Agent or any person who controls, or is a director, officer, employee or agent of HSBC Bank plc and UBS Limited and/or the Exchange and Tabulation Agent, nor any affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the Exchange Offer and Consent Solicitation Memorandum distributed to you in electronic format and the hard copy version available to you on request from HSBC Bank plc and UBS Limited and/or the Exchange and Tabulation Agent.

You are reminded that the attached Exchange Offer and Consent Solicitation Memorandum has been delivered to you on the basis that you are a person into whose possession this Exchange Offer and Consent Solicitation Memorandum may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not nor are you authorised to deliver this Exchange Offer and Consent Solicitation Memorandum to any other person.

Restrictions: Nothing in this electronic transmission constitutes an offer of securities for sale in Australia, Canada, Japan, the Republic of Italy or any other jurisdiction in which the making of such an offer would not be in compliance with the laws or regulations of such jurisdiction.

THE EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY DOWNLOADING, FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE SECURITIES ACT OR THE APPLICABLE LAWS OF OTHER JURISDICTIONS.

      Exchange Offer and Consent Solicitation Memorandum dated 1 July 2009

This exchange offer and consent solicitation is made for and in respect of securities of a non-U.S. company. The offer is subject to disclosure requirements of a country other than the United States that are different from the United States. Financial statements included and incorporated by reference in the Prospectus which is appended to this Exchange Offer and Consent Solicitation Memorandum have been prepared in accordance with International Financial Reporting Standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since each of the Existing Issuers and the New Notes Issuer and the Bank (each as defined below) are located outside the United States, and some or all of their officers, directors and commissioners are resident outside the United States. You may not be able to sue the Existing Issuers, the New Notes Issuer or the Bank or any of their officers, directors or commissioners in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment.

                        EXCHANGE OFFER TO THE HOLDERS OF

                    Emerging Markets Structured Products B.V.
      (a private company with limited liability incorporated under the laws of The Netherlands)
                            (the "2009 Notes Issuer")

    US$345,000,000 9.75% Loan Participation Notes due 2009 (the "2009 Notes") and listed on the official list of the SWX Swiss Exchange (the "SWX")

Common Code: 027993044                                        ISIN: XS0279930449

                                       and

                              Ukraine Issuance plc
     (a public company with limited liability incorporated under the laws of
                               England and Wales)
   (the "2010/2011 Notes Issuer" and together with the 2009 Notes Issuer, the
                               "Existing Issuers")

   US$450,000,000 9.25% Loan Participation Notes due 2010 (the "2010 Notes"); US$250,000,000 12.00% Loan Participation Notes due 2011 (the "2011 Notes" and, together with the 2010 Notes, the "2010/2011 Notes" and together with the 2009
                          Notes, the "Existing Notes")

     and listed on the official list of the Irish Stock Exchange (the "ISE")

Common Code: 031181623                                ISIN: XS0311816234
Common Code: 037913952                        ISINs: XS0379139529 / US90372TAA51


                                CUSIP: 90372TAA5

                   each for the purpose of financing loans to

                     Closed Joint-Stock Company "ALFA-BANK"
                                  (the "Bank")

                                       for

       US$ Denominated 13.00% Amortising Loan Participation Notes due 2012
                                (the "New Notes")

                                    issued by

                              Ukraine Issuance plc
               as issuer of the New Notes (the "New Notes Issuer")

                                   ----------

                                 Dealer Managers

HSBC                                                         UBS INVESTMENT BANK

                                   ----------

2009 Notes Offer:

The Bank, on behalf of the 2009 Notes Issuer, hereby invites the holders of the 2009 Notes (the "2009 Noteholders") to offer to exchange (the "2009 Notes Exchange Offer"), on the terms and subject to the conditions set out in this Exchange Offer and Consent Solicitation Memorandum, any or all of their outstanding 2009 Notes for a combination of cash (as more particularly described herein) and New Notes. Concurrently with the 2009 Notes Exchange Offer, the 2009 Notes Issuer is soliciting (the "2009 Notes Consent Solicitation", and together with the 2009 Notes Exchange Offer, the "2009 Notes Offer") consents (the "2009 Notes Consents") from the 2009 Noteholders to amend the terms of the principal trust deed dated 27 June 2005 (the "2009 Notes Principal Trust Deed") as supplemented pursuant to a supplemental trust deed dated 21 December 2006 (the "First 2009 Notes Supplemental Trust Deed") and as further supplemented pursuant to a second supplemental trust deed dated 2 March 2007 (the "Second 2009 Notes Supplemental Trust Deed") (the 2009 Notes Principal Trust Deed, First 2009 Notes Supplemental Trust Deed and the Second 2009 Notes Supplemental Trust Deed, together the "2009 Notes Trust Deed") between the 2009 Notes Issuer and BNY Corporate Trustee Services Limited (formerly J.P. Morgan Corporate Trustee Services Limited) (the "2009 Notes Trustee") constituting the 2009 Notes, and the terms and conditions of the 2009 Notes (the "2009 Notes Conditions"), to provide for early redemption of the 2009 Notes by the 2009 Notes Issuer.

2010/2011 Notes Offer:

The Bank, on behalf of the 2010/2011 Notes Issuer, hereby invites the holders of the 2010/2011 Notes (as applicable, the "2010 Noteholders" and "2011 Noteholders" and together the "2010/2011 Noteholders") to offer to exchange (the "2010 Notes Exchange Offer" and "2011 Notes Exchange Offer" and together the "2010/2011 Notes Exchange Offer" and together with the 2009 Notes Exchange Offer, the "Exchange Offer"), on the terms and subject to the conditions set out in this Exchange Offer and Consent Solicitation Memorandum, any or all of their outstanding 2010 Notes and 2011 Notes, as applicable, for a combination of cash (as more particularly described herein) and New Notes. Concurrently with the 2010/2011 Notes Exchange Offer, the 2010/2011 Notes Issuer is soliciting (the "2010/2011 Notes Consent Solicitation" (and the 2010/2011 Notes Consent Solicitation together with the 2009 Notes Consent Solicitation, the "Consent Solicitation"), and together with the 2010/2011 Notes Exchange Offer, the "2010/2011 Notes Offer" and the 2010/2011 Notes Offer, together with the 2009 Notes Offer, the "Offer" and with respect to each series of Existing Notes each an "Offer") consents (the "2010/2011 Notes Consents" and together with the 2009 Notes Consents, the "Consents") from the 2010/2011 Noteholders to amend the terms of the principal trust deed originally dated 23 July 2007 as amended and restated by an amended and restated principal trust deed dated 18 July 2008 (the "2010/2011 Notes Principal Trust Deed") as supplemented pursuant to (i) a supplemental trust deed dated 26 July 2007 (the "First 2010 Notes Supplemental Trust Deed") and a supplemental trust deed dated 29 May 2008 (the "Second 2010 Notes Supplemental Trust Deed" and together with the First 2010 Notes Supplemental Trust Deed, the "2010 Notes Original Supplemental Trust Deeds"), each between the 2010/2011 Notes Issuer and Deutsche Trustee Company Limited (the "2010/2011 Notes Trustee") which constituted the 2010 Notes and the terms and conditions of the 2010 Notes (the "2010 Notes Conditions") and (ii) a supplemental trust deed dated 4 August 2008 (the "First 2011 Notes Supplemental Trust Deed") which constituted the 2011 Notes and the terms and conditions of the 2011 Notes (the "2011 Notes Conditions") and a supplemental trust deed dated 24 February 2009 (the "Second 2011 Notes Supplemental Trust Deed" and together with the First 2011 Notes Supplemental Trust Deed, the "2011 Notes Original Supplemental Trust Deeds"), each between the 2010/2011 Notes Issuer and the 2010/2011 Notes Trustee, to provide, among other proposed amendments, for early redemption of the 2010/2011 Notes by the 2010/2011 Notes Issuer. Hereinafter, the 2010/2011 Notes Principal Trust Deed and the 2010 Notes Supplemental Trust Deeds, together the "2010 Notes Trust Deed" and the 2010/2011 Notes Principal Trust Deed and the 2011 Notes Supplemental Trust Deeds, together the "2011 Notes Trust Deed" and the 2011 Notes Trust Deed and the 2010 Notes Trust Deed, together the "2010/2011 Notes Trust Deeds".

The following table illustrates the exchange consideration for each series of the Existing Notes. This table is for illustration purposes only and should be read in conjunction with the terms of the Offer described herein.

                                                                                                                  Consideration
                                     Exchange Consideration per         Early                                 following successful
                                    US$1,000 principal amount of      Exchange     Expiration    Noteholder   Consent Solicitation
Existing Note:                             Existing Notes:            Deadline:     Deadline:     Meeting:        per US$1,000:
----------------------------------------------------------------------------------------------------------------------------------
US$345,000,000 9.75% Loan         Early Exchange    Late Exchange   14 July 2009  21 July 2009  23 July 2009  US$1,000 New Notes
Participation Notes due 22        Consideration:    Consideration:
December 2009 issued by Emerging
Markets Structured Products B.V.
                                  US$270 cash /     US$1,000 New    (T+13)        (T+20)        (T+22)
ISIN: XS0279930449                US$730 New Notes  Notes

Common Code: 027993044
----------------------------------------------------------------------------------------------------------------------------------
US$450,000,000 9.25% Loan         Early Exchange    Late Exchange   14 July 2009  21 July 2009  23 July 2009  US$1,000 New Notes
Participation Notes due 26 July   Consideration:    Consideration:
2010 issued by Ukraine Issuance
plc

ISIN: XS0311816234                US$150 cash /     US$1,000 New    (T+13)        (T+20)        (T+22)
                                  US$850 New Notes  Notes
Common Code: 031181623
----------------------------------------------------------------------------------------------------------------------------------
US$250,000,000 12.00% Loan        2011 Notes        N/A             N/A           14 July 2009  16 July 2009  US$100 cash /
Participation Notes due 11        Exchange
August 2011 issued by Ukraine     Consideration:
Issuance plc                                                                      (T+13)        (T+15)        US$900 New Notes

ISINs: XS0379139529 /             US$270 cash /
US90372TAA51                      US$730 New Notes

Common Code: 037913952

CUSIP: 90372TAA5

New Note:                   Coupon:                   Maturity:              Average Life:  Amortisation Schedule:
------------------------------------------------------------------------------------------------------------------
US$ Denominated Amortising  13.00% payable quarterly  August 2012 (three     2 years        Equal quarterly
Loan Participation Notes                              years from the issue                  principal instalments
                                                      date of the first New                 until 2012 commencing
                                                      Notes issued)                         one year after the
                                                                                            first coupon payment

The terms and conditions of the 2011 Notes also allow for the 2011 Notes to be redeemed at the option of the 2011 Noteholders (the "Put Option") on 11 August 2009. In the event that any of the holders of the 2011 Notes have already exercised the Put Option in respect of their 2011 Notes and have submitted a valid notice to this effect (the "Put Notice") but subsequently accept the 2011 Notes Exchange Offer or deliver a Consent in relation to the 2011 Notes, such Put Notice will be extinguished and deemed null and void. If the Extraordinary Resolutions approving the Proposed Amendments (as defined herein) are duly passed, the holders of any 2011 Notes who have exercised their Put Option and not subsequently accepted the 2011 Notes Exchange Offer to exchange or delivered a Consent will be required to exchange their 2011 Notes for 2011 Notes Consent Consideration. Any such Put Notice in relation to such 2011 Notes will be extinguished and deemed null and void. See "Risk Factors - Revocation of Put Notice with respect to the 2011 Notes".

2011 Noteholders who have submitted a Put Notice and who wish to accept an Exchange Offer or deliver a Consent in relation to the 2011 Notes should contact the Exchange and Tabulation Agent, Lucid Issuer Services Limited, Attention:
Sunjeeve Patel / Yves Theis, E-mail: abu@lucid-is.com, Telephone: +44 20 7704 0880 / Facsimile: +44 20 7067 9098.

The 2009 Notes Issuer and the 2010/2011 Notes Issuer shall herein together be referred to as the "Existing Issuers", and the 2009 Noteholders and the 2010/2011 Noteholders shall herein together be referred to as the "Existing Noteholders" or "Noteholders".

By tendering their Existing Notes, holders of an interest in the Existing Notes will be deemed to have authorised and instructed the Noteholders of the 2009 Notes and the 2010/2011 Notes cleared through Euroclear or Clearstream, Luxembourg, to complete and sign a form of proxy, in the case of the 2009 Noteholders and either a form of proxy or a Block Voting Instruction (as defined herein) and with respect to 2011 Notes cleared through DTC to complete such documentation as provided by the Exchange and Tabulation Agent for the purpose of appointing a proxy, in each case, to authorise and instruct the applicable proxy to attend, and to cast the votes corresponding to such Noteholders' Existing Notes in favour of the Extraordinary Resolutions at, the meeting of the Noteholders convened to consider and, if thought fit, pass the Extraordinary Resolutions in respect of the Proposed Amendments and their implementation or any adjourned meetings (the "Noteholder Meetings").

All tenders of Existing Notes pursuant to the Exchange Offer will be deemed to constitute delivery of Consents with respect to the Existing Notes offered for exchange. A valid withdrawal of Existing Notes offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Existing Notes.

Noteholders who do not tender their Existing Notes in the Exchange Offer are invited to separately consider the Proposed Amendments and to provide voting instructions (the "Voting Instructions") in connection with the Extraordinary Resolutions in accordance with the procedures set out herein.

Questions and requests for assistance in connection with the Offer may be directed to HSBC Bank plc, attention: Liability Management on E-mail: liability.management@hsbcib.com / +1 888 HSBC 4LM (Toll Free) / +1 212 525 5552 (Call collect) (New York) / +44 20 7991 5874 (London), Facsimile: +44 (0)20 7992
4908 UBS Limited, attention: Liability Management Group on +44 (0) 20 7567 0525 and Lucid Issuer Services Limited, Attention: Sunjeeve Patel / Yves Theis, E-mail: abu@lucid-is.com, Telephone: +44 20 7704 0880 / Facsimile: +44 20 7067 9098.

Before making any decisions in respect of the Offer, Noteholders should carefully consider all of the information in this Exchange Offer and Consent Solicitation Memorandum (including the Prospectus attached hereto) and, in particular, the Risk Factors starting on page 13 of the Prospectus.

The Offer is not being made to, and any offers will not be accepted from, or on behalf of Noteholders in any jurisdiction in which the making of the Offer would not be in compliance with the laws or regulations of such jurisdiction. None of the Existing Issuers nor the New Notes Issuer will incur any liability for the failure of any other person or persons to comply with the provision of any such laws or regulations. See "Offer Restrictions" herein.

The New Notes Issuer is offering the New Notes to U.S. noteholders pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the "Securities Act") provided by Rule 802 thereunder ("Rule 802") and, accordingly, the offer of the New Notes has not been registered with the U.S. Securities and Exchange Commission (the "SEC") or pursuant to applicable state securities laws.

The Offer is not being made in Australia, Canada, Japan, the Republic of Italy or any other jurisdiction in which the making of an offer would not be in compliance with the laws or regulations of such jurisdiction. The distribution of this Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions is restricted by law. See "Offer Restrictions". No action has been or will be taken in any jurisdiction in relation to the Offer that would permit a public offering of securities.

This Exchange Offer and Consent Solicitation Memorandum is an advertisement and does not comprise a prospectus for the purposes of EU Directive 2003/71/EC. The definitive terms of the New Notes will be described in the Prospectus, herein and in the Final Terms (as defined herein). Investors should not subscribe for any securities referred to herein except on the basis of information contained herein in the Prospectus, herein and in the Final Terms.

This Exchange Offer and Consent Solicitation Memorandum contains important information which should be read carefully before any decision is made to participate in the Offer. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice, including in respect of any tax consequences, immediately from your stockbroker, bank manager, accountant or other independent financial adviser.

Any individual or company whose Existing Notes are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if they wish to accept the Offer. None of HSBC Bank plc or UBS Limited (the "Dealer Managers") or Lucid Issuer Services Limited (the "Exchange and Tabulation Agent") (or their respective directors, employees or affiliates) makes any recommendation as to whether or not Noteholders should offer the Existing Notes for exchange or provide Consents in respect of the Proposed Amendments.

Unless otherwise defined herein or the context otherwise requires, capitalised expressions used in this Exchange Offer and Consent Solicitation Memorandum shall have the meanings set out under "Definitions" herein.

                                TABLE OF CONTENTS

                                                                            Page
OFFER RESTRICTIONS ......................................................     1
SUMMARY OF THE OFFER ....................................................     4
EXPECTED TIMETABLE ......................................................    16
DEFINITIONS .............................................................    19
PRICING ILLUSTRATION ....................................................    26
RISK FACTORS ............................................................    27
BACKGROUND TO THE OFFER .................................................    31
TERMS OF THE OFFER ......................................................    33
TAX CONSEQUENCES ........................................................    47
CERTAIN MATERIAL DIFFERENCES IN THE CONDITIONS ..........................    48
NOTEHOLDER MEETINGS .....................................................    53
NOTICE OF MEETING 2009 NOTES ............................................    61
NOTICE OF MEETING 2010 NOTES ............................................    68
NOTICE OF MEETING 2011 NOTES ............................................    76
APPENDIX A - BASE PROSPECTUS RELATING TO THE ISSUANCE OF THE NEW NOTES ..    85

Each of the Existing Issuers, the New Notes Issuer and the Bank (together, the "Responsible Persons") accept full responsibility for the accuracy of the information contained in this Exchange Offer and Consent Solicitation Memorandum. To the best of the knowledge and belief of the Responsible Persons (which have taken all reasonable care to ensure that such is the case) the information contained in this Exchange Offer and Consent Solicitation Memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information.

Each Noteholder acknowledges that it is solely responsible for making its own independent appraisal of all matters (including those relating to the Exchange Offer, the Consent Solicitation, the New Notes, the applicable Existing Issuer, the New Notes Issuer and the Bank) as such Noteholder deems appropriate in determining, and each Noteholder acknowledges that it must make its own decision as to whether to offer the Existing Notes for exchange and, if so, the aggregate principal amount of Existing Notes to offer for exchange. The Exchange and Tabulation Agent is the agent of the Existing Notes Issuers, the New Notes Issuer and the Bank and owes no duty to any Noteholder. If a Noteholder is in any doubt about any aspect of the Exchange Offer and Consent Solicitation and/or the proposed action it should take, it should consult its professional advisers.

None of the 2009 Notes Trustee, the 2010/2011 Notes Trustee, the Existing Issuers, the New Notes Issuer, the Exchange and Tabulation Agent or the Dealer Managers (or their respective directors, employees or affiliates) express any view or make any recommendations as to the merits of the Offer or the Proposed Amendments or any view on whether the Noteholders, whether individually or as a class, would be acting in their best interests in accepting or rejecting the Offer or voting for or against the Proposed Amendments, but each of the 2009 Notes Trustee with respect to the 2009 Notes and the 2010/2011 Notes Trustee with respect to the 2010/2011 Notes has authorised it to be stated that it has no objection to the Offer and the Proposed Amendments being put to the applicable Noteholders for their consideration. The Exchange and Tabulation Agent is the agent of the Existing Issuers, the New Notes Issuer and the Bank and owes no duty to any Noteholder.

No person has been authorised to give any information or to make any representation about any of the Existing Issuer, the New Notes Issuer, the Bank, the Exchange Offer or the Consent Solicitation other than those contained in this Exchange Offer and Consent Solicitation Memorandum and, if given or made, such information or representation must not be relied upon as having been authorised by any of the Existing Issuers, the New Notes Issuer, the Bank, the Dealer Managers, the Exchange and Tabulation Agent, the 2009 Notes Trustee, the 2010/2011 Notes Trustee or any of their respective agents.

Neither the delivery of this Exchange Offer and Consent Solicitation Memorandum nor any acceptance of an offer to exchange by a Noteholder or any acquisition of New Notes shall, under any circumstances, create any implication that the information contained herein is current as at any time subsequent to the date of such information or that there has been no change in the information set out in it or in the affairs of any of the Existing Issuers, the New Notes Issuer or the Bank and its subsidiaries taken as a whole, since the date of this Exchange Offer and Consent Solicitation Memorandum.

All references in this Exchange Offer and Consent Solicitation Memorandum to "U.S. dollars" or "US$" are to United States dollars, and references to "(euro)" are to Euros.

The applicable provisions of the Financial Services and Markets Act 2000 ("FSMA") must be complied with in respect of anything done in relation to the Offer in, from or otherwise involving the United Kingdom.

Noteholders may contact the Dealer Managers or the Exchange and Tabulation Agent for assistance in answering questions concerning the terms of the Offer at the respective addresses set out on the back cover page of this Exchange Offer and Consent Solicitation Memorandum. Questions relating to the procedures for exchange, including the blocking of Existing Notes with Euroclear Bank S. A./N.
V. ("Euroclear"), Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") or The Depository Trust Company ("DTC"), should be addressed exclusively to the Exchange and

Tabulation Agent. All procedures relating to the Offer may be conducted through, and all information relating to the Exchange Offer and the Existing Notes (including copies of this Exchange Offer and Consent Solicitation Memorandum) may be obtained from the Exchange and Tabulation Agent.

The New Notes Issuer is offering the New Notes to Noteholders in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 and, accordingly, the offer of the New Notes has not been registered with the SEC or under applicable state securities laws.

This Exchange Offer and Consent Solicitation Memorandum, including the attached Prospectus in Appendix A hereto, does not constitute an offer to any person in any jurisdiction in which the Exchange Offer would be unlawful, and the Exchange Offer is not being made to, and tenders will not be accepted from, Noteholders in jurisdictions in which the Exchange Offer or acceptance thereof would constitute a violation of the securities laws of such jurisdiction.

Accordingly, the New Notes may not be offered or sold directly or indirectly, and neither this document nor any part hereof, nor any offering document, form of application, advertisement, other offering material or other information relating to any of the Existing Issuers, the New Notes Issuer, the Bank or the New Notes may be issued, distributed or published in any country or jurisdiction, except under circumstances that will result in compliance with all applicable laws, orders, rules and regulations.

                              IMPORTANT INFORMATION

Any Noteholder desiring to tender Existing Notes in exchange for a combination of cash (as more particularly described herein) and New Notes must follow the procedures set out under this Exchange Offer and Consent Solicitation Memorandum. Any person who beneficially owns Existing Notes (a "Beneficial Owner") that are held by a financial adviser, broker, dealer, commercial bank, trust company or other nominee must contact such nominee, if such Beneficial Owner desires to tender any of its Existing Notes, and instruct that person to tender such Existing Notes on behalf of the Beneficial Owner.

SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS AND THE TERMS SET OUT IN THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM, THE BANK (ACTING ON BEHALF OF THE EXISTING ISSUERS AND THE NEW NOTES ISSUER) RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO EXTEND OR TERMINATE THE EXCHANGE OFFER, OR TO OTHERWISE AMEND THE EXCHANGE OFFER IN ANY RESPECT.

THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM AND THE ATTACHED PROSPECTUS HAS NOT BEEN FILED WITH OR REVIEWED BY ANY SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING MEMORANDUM EXCEPT THAT THE BANK (ACTING ON BEHALF OF THE EXISTING ISSUERS AND THE NEW NOTES ISSUER) HAS FURNISHED THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM AND THE PROSPECTUS TO THE SEC AS REQUIRED BY RULE 802. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENCE IN THAT COUNTRY.

THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM AND THE ATTACHED PROSPECTUS CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE EXCHANGE OFFER.

The Dealer Managers are entitled to hold positions in the Existing Notes and the New Notes. The Dealer Managers are entitled to continue to own or dispose of, in any manner each of them may elect, any Existing Notes each of them may beneficially own as at the date of this Exchange Offer and Consent Solicitation Memorandum or, from such date, to acquire further Existing Notes, subject to applicable law. The Dealer Managers have no obligation to any of the Existing Issuers, the New Notes Issuer or the Bank to offer or refrain from offering Existing Notes beneficially owned by each of them in connection with the Exchange Offer.

                        NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED ("RSA-421-B") WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                           Forward Looking Statements

Projections, forecasts and estimates provided to Noteholders herein are forward looking statements. Projections are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialise or will vary significantly from actual results. Accordingly, the projections are only an estimate. Actual results may vary from the projections, and the variations may be material.

The projections, forecasts and estimates provided to Noteholders herein are projections, forecasts and estimates of the Bank.

None of the 2009 Notes Trustee, the 2010/2011 Notes Trustee, the Exchange and Tabulation Agent or the Dealer Managers (or their respective directors, employees or affiliates) has provided, and none of them has any obligation to update or otherwise revise any projections, including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition.

                               OFFER RESTRICTIONS

This Exchange Offer and Consent Solicitation Memorandum does not constitute an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable laws. The distribution of this Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions may be restricted by law. Persons into whose possession this Exchange Offer and Consent Solicitation Memorandum comes are required by each of the Existing Issuers, the New Notes Issuer, the Bank, the Dealer Managers and the Exchange and Tabulation Agent to inform themselves about, and to observe, any such restrictions.

No action has been or will be taken in any jurisdiction by the Existing Issuers, the New Notes Issuer, the Bank, the Dealer Managers or the Exchange and Tabulation Agent that would constitute a public offering of the New Notes.

United States

The Bank (acting on behalf of the New Notes Issuer) is offering the New Notes to Noteholders in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 and, accordingly, the offer of the New Notes has not been registered with the SEC.

See "Transfer Restrictions" in the Prospectus.

Europe

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each Responsible Person, the Dealer Managers and the Exchange and Tabulation Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of New Notes which are the subject of the offering contemplated by the Prospectus to the public in that Relevant Member State other than:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than (euro)43,000,000; and (3) an annual net turnover of more than
     (euro)50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Dealer Managers; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of New Notes shall require the Existing Issuers, the New Notes Issuer, the Bank or the Dealer Managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of New Notes to the public in relation to any New Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the New Notes to be offered so as to enable an investor to decide to purchase or subscribe for the New Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Italy

The Exchange Offer is not being made in the Republic of Italy. The Offer and this Exchange Offer and Consent Solicitation Memorandum have not been submitted to the clearance procedure of the Commissione Nazionale per le Societa e la Borsa (CONSOB) pursuant to Italian laws and regulations. Accordingly, Noteholders are hereby notified that, to the extent such Noteholders are persons resident and/or located in the Republic of Italy, no Offer is available to them and they may not offer to exchange Existing Notes pursuant to the Offer and, as such, any Electronic Instruction Notice (as defined below) received from such persons shall be ineffective and void, and neither this Exchange Offer and Consent Solicitation Memorandum nor any other offering material relating to the Offer or the Existing Notes may be distributed or made available in the Republic of Italy.

Ukraine

Each of the Responsible Persons, the Dealer Managers and the Exchange and Tabulation Agent has agreed that the New Notes shall not be offered by any of them for circulation, distribution, placement, sale, purchase or other transfer in the territory of Ukraine. Accordingly, nothing in this Exchange Offer and Consent Solicitation Memorandum or any other document, information or communication related to the New Notes shall be interpreted as containing any offer or invitation to, or solicitation of, any such circulation, distribution, placement, sale, purchase or other transfer in the territory of Ukraine.

The Netherlands

The New Notes can only be offered in The Netherlands without the publication, approval or notification of a prospectus in relation to the New Notes if an exemption applies. In the case of the offering of the New Notes in The Netherlands, an exemption applies in view of the fact that the Notes will only be offered in The Netherlands to qualified investors (gekwalificeerde beleggers) within the meaning of section 1:1 of the Act on the Financial Supervision (Wet op het financieel toezicht).

The Russian Federation

Each of the Responsible Persons, the Dealer Managers and the Exchange and Tabulation Agent represents to and agrees that it has not offered or sold or otherwise transferred and will not offer or sell or otherwise transfer as part of their initial distribution or at any time thereafter any New Notes to or for the benefit of any persons (including legal entities) resident, incorporated, established or having their usual residence in the Russian Federation or to any person located within the territory of the Russian Federation unless and to the extent otherwise permitted under Russian law.

United Kingdom

Each of the Responsible Persons, the Dealer Managers and the Exchange and Tabulation Agent has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the New Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Existing Issuers, the New Notes Issuer or the Bank; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the New Notes in, from or otherwise involving the United Kingdom.

Canada, Australia and Japan

In addition, the Offer is not being made directly or indirectly in Canada, Australia or Japan and in such circumstances it will not be capable of acceptance from Canada, Australia or Japan.

Accordingly, neither this Exchange Offer and Consent Solicitation Memorandum nor any material relating to the Offer may be distributed to Canada, Australia or Japan.

General

The Offer does not constitute an offer to buy or the solicitation of an offer to sell the Existing Notes and/or the New Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the New Notes Issuer by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                              SUMMARY OF THE OFFER

The following does not purport to be complete and is qualified in its entirety by the more detailed information provided elsewhere in this Exchange Offer and Consent Solicitation Memorandum. Capitalised terms shall, unless the context otherwise requires, have the meanings set out under "Definitions" herein.

Existing Issuers:...............................    Emerging Markets Structured Products B.V., a private company with limited liability incorporated under the laws of The
                                                    Netherlands, with respect to the 2009 Notes.

                                                    Ukraine Issuance plc, a public company with limited
                                                    liability incorporated under the laws of England and Wales, with respect to the 2010 Notes and the 2011 Notes.

New Notes Issuer:...............................    Ukraine Issuance plc, a public company with limited
                                                    liability incorporated under the laws of England and Wales.

Dealer Managers:................................    HSBC Bank plc of 8 Canada Square, London E14 5HQ; and

                                                    UBS Limited of 1 Finsbury Avenue, London EC2M 2PP.

Exchange and Tabulation Agent:..................    Lucid Issuer Services Limited of Leroy House, 436 Essex
                                                    Road, London.

Exchange Offer:.................................    The Bank (acting on behalf of the Existing Issuers and the
                                                    New Notes Issuer) invites all Noteholders (subject to
                                                    certain offer restrictions set out in "Offer Restrictions"
                                                    herein) to offer to exchange any or all of the Existing
                                                    Notes, which are outstanding, for a combination of cash (as more particularly described herein) and New Notes. The
                                                    Exchange Offer is being made upon the terms and subject to the conditions set out in this Exchange Offer and Consent
                                                    Solicitation Memorandum. Noteholders participating in the
                                                    Exchange Offer will be deemed to have provided their consent in favour of the Extraordinary Resolution for their relevant series of Existing Notes. See below "Consent Solicitation".

Applicable New Notes Consideration:.............    If the portion of the Applicable Consideration (as defined below) to be received by any Noteholder in the form of New
                                                    Notes (the "Applicable New Notes Consideration") is less
                                                    than an integral multiple of US$1,000, then, such Noteholder shall receive, in lieu the difference between the Applicable
                                                    New Notes Consideration and the nearest integral multiple of
                                                    US$1,000 (the "Fraction Notes Amount") an amount in cash
                                                    equal to the Fraction Notes Amount.

Minimum Offer Amount:...........................    To participate in the Exchange Offer, a Noteholder must
                                                    validly offer for exchange sufficient Existing Notes (the
                                                    "Minimum Offer Amount") such that the portion of the
                                                    Applicable Consideration (as defined herein) to be received by such Noteholder in the form of New Notes is equal or
                                                    greater than US$100,000.

Exchange Consideration:.........................    2009 Notes

                                                    Subject to the minimum denomination requirements with
                                                    respect to the 2009 Notes and New Notes, as applicable, 2009
                                                    Noteholders who validly offer their 2009 Notes for exchange on or prior to the 2009 Notes Early Exchange Deadline will receive for every US$1,000 of 2009 Notes: (i) a cash amount equal to US$270 and (ii) US$730 principal amount of New
                                                    Notes (the "2009 Notes Early Exchange Consideration").

                                                    Subject to the minimum denomination requirements with
                                                    respect to the 2009 Notes and New Notes, as applicable, 2009
                                                    Noteholders who either validly offer their 2009 Notes for
                                                    exchange after the 2009 Notes Early Exchange Deadline but on or prior to the 2009 Notes Expiration Deadline will receive
                                                    New Notes in a principal amount equal to their existing
                                                    holding of 2009 Notes (the "2009 Notes Late Exchange
                                                    Consideration").

                                                    2010 Notes

                                                    Subject to the minimum denomination requirements with
                                                    respect to the 2010 Notes and New Notes, as applicable, 2010
                                                    Noteholders who validly offer their 2010 Notes for exchange on or prior to the 2010 Notes Early Exchange Deadline will receive for every US$1,000 of 2010 Notes: (i) a cash amount equal to US$150 and (ii) US$850 principal amount of New
                                                    Notes (the "2010 Notes Early Exchange Consideration").

                                                    Subject to the minimum denomination requirements with
                                                    respect to the 2010 Notes and New Notes, as applicable, 2010
                                                    Noteholders who validly offer their 2010 Notes for exchange after the 2010 Notes Early Exchange Deadline but on or prior to the 2010 Notes Expiration Deadline will receive New Notes in a principal amount equal to their existing holding of
                                                    2010 Notes (the "2010 Notes Late Exchange Consideration").

                                                    2011 Notes

                                                    Subject to the minimum denomination requirements with
                                                    respect to 2011 Notes and New Notes, as applicable, 2011
                                                    Noteholders who validly offer their 2011 Notes for exchange on or prior to the 2011 Notes Expiration Deadline will
                                                    receive for every US$1,000 of 2011 Notes: (i) a cash amount equal to US$270 and (ii) US$730 principal amount of New
                                                    Notes (the "2011 Notes Exchange Consideration"). There is no
                                                    early exchange consideration applicable to the 2011 Notes.

Early Exchange Deadline; Expiration                 The 2009 Notes Early Exchange Deadline will be 16.00 hours
                                                    (London time) on 14 July 2009 (the "2009

Deadline: .......................................   Notes Early Exchange Deadline"); and

                                                    the 2010 Notes Early Exchange Deadline will be 16.00 hours
                                                    (London time) on 14 July 2009 (the "2010 Notes Early
                                                    Exchange Deadline"),

                                                    subject, in each case, to the Bank's discretion (acting on behalf of the Existing Issuers and the New Notes Issuer) to extend such time and date in its sole discretion, in which case the applicable Early Exchange Deadline shall mean the latest date and time to which such deadline is extended. The applicable Early Exchange Deadline is the last time at which relevant Noteholders participating in the Exchange Offer are eligible for the applicable Early Exchange Consideration.
                                                    Noteholders participating in the Offer after such deadline will receive the applicable Late Exchange Consideration.

                                                    The Offer will commence on 1 July 2009 and will expire at
                                                    16.00 hours (London time) on the applicable Expiration
                                                    Deadline, unless the period for the Offer is extended or
                                                    earlier terminated by the Bank, on behalf of the Existing
                                                    Issuers and the New Notes Issuer, as described herein.

                                                    The 2009 Notes Expiration Deadline and the 2010 Notes
                                                    Expiration Deadline will each be 16.00 hours (London time)
                                                    on 21 July 2009 (the "2009 Notes Expiration Deadline" and
                                                    "2010 Notes Expiration Deadline", respectively).

                                                    The 2011 Notes Expiration Deadline will be 16.00 hours
                                                    (London time) on 14 July 2009 (the "2011 Notes Expiration
                                                    Deadline").

Consent Solicitation: ..........................    Concurrently with the Exchange Offer, the Bank, on behalf of the Existing Issuers and the New Notes Issuer, is soliciting
                                                    Consents from Noteholders to approve the Proposed
                                                    Amendments. The offer by Noteholders to exchange Existing
                                                    Notes in the Exchange Offer will be deemed to constitute
                                                    delivery of Consents related to such Existing Notes. For
                                                    details as to the procedure for offering to exchange
                                                    Existing Notes and for delivering Consents, please refer to
                                                    "Terms of the Offer--Procedure for Offering to Exchange
                                                    Existing Notes and Deliver Consents". The Proposed
                                                    Amendments will, inter alia, permit the Bank, on behalf of the Existing Issuers and the New Notes Issuer, to redeem any
                                                    Existing Notes not exchanged as part of the Exchange Offer on the Settlement Date, for New Notes at the 2009 Notes Late
                                                    Exchange Consideration with respect to the relevant 2009
                                                    Notes, the 2010 Notes Late Exchange Consideration with
                                                    respect to the relevant 2010 Notes and, with respect to the
                                                    2011 Notes, for every

                                                    US$1,000 of 2011 Notes (i) a cash amount equal to US$100 and
                                                    (ii) US$900 principal amount of New Notes (the "2011 Notes
                                                    Consent Consideration") and, in each case, to cancel such
                                                    Existing Notes.

                                                    Noteholder Meetings will be held for each series of Existing
                                                    Notes. The Noteholder Meetings with respect to the 2009
                                                    Notes and 2010 Notes will take place on 23 July 2009 at
                                                    12.00 hours and 12.30 hours (London time), respectively. The
                                                    Noteholder Meeting with respect to the 2011 Notes will take place on 16 July 2009 at 12.00 hours (London time). All
                                                    Noteholder Meetings will be held at the offices of White &
                                                    Case LLP, at 5 Old Broad Street, London EC2N 1DW, United
                                                    Kingdom.

                                                    Receipt from a Noteholder or from a Direct Participant on
                                                    behalf of a Beneficial Owner of an Electronic Instruction
                                                    Notice by Euroclear or Clearstream, Luxembourg or with
                                                    respect to 2011 Noteholders whose 2011 Notes are held in
                                                    DTC, such other instruction document as provided by the
                                                    Exchange and Tabulation Agent before the applicable
                                                    Expiration Deadline, but after the applicable Voting
                                                    Instructions Deadline, will be deemed to be a valid offer of the relevant Noteholder's Existing Notes, but will not be
                                                    deemed to constitute a valid delivery of Consents and the
                                                    votes attributable to such Noteholder's Existing Notes will be disregarded for the purposes of voting at a Noteholder
                                                    Meeting.

                                                    The deadline by which Noteholders must provide any
                                                    Electronic Instruction Notice to Euroclear or Clearstream,
                                                    Luxembourg or with respect to 2011 Noteholders whose 2011
                                                    Notes are held in DTC, such other instruction document as
                                                    provided by the Exchange and Tabulation Agent in connection with the initial Noteholder Meetings shall be 16.00 hours
                                                    (London time) on 21 July 2009 with respect to the 2009
                                                    Notes, 16.00 hours (London time) on 21 July 2009 with
                                                    respect to the 2010 Notes and 16.00 hours (London time) on
                                                    14 July 2009 with respect to the 2011 Notes.

                                                    If a Noteholder does not wish to participate in the Offer, such Noteholder is not required to deliver a Consent in
                                                    respect of the Proposed Amendments but should be aware that if the Proposed Amendments are duly approved at the
                                                    applicable Noteholder Meeting, Existing Notes held by it
                                                    will be subject to redemption and exchange for (i) New
                                                    Notes, with respect to existing holders of the 2009 Notes
                                                    and 2010 Notes, and (ii) a combination of cash and New Notes with respect to existing holders of the 2011 Notes on the
                                                    Settlement Date, in each case as described herein.

Proposed Amendments.............................    The amendments to the 2009 Notes Trust Deed and the
                                                    corresponding Conditions, together constituting the Proposed
                                                    Amendments, will:

                                                    o   add a provision allowing optional redemption by the 2009
                                                        Notes Issuer, at any time, of the 2009 Notes, in whole
                                                        but not in part, on not less than one day's nor more
                                                        than 60 days' notice, in exchange for a consideration of
                                                        US$1,000 New Notes for every US$1,000 principal amount
                                                        of 2009 Notes.

                                                    The amendments to each of the 2010/2011 Notes Trust Deeds
                                                    and the corresponding Conditions and Final Terms, together constituting the Proposed Amendments, will:

                                                    o   add a provision allowing optional redemption by the
                                                        2010/2011 Notes Issuer, at any time, of the 2010/2011
                                                        Notes, in whole but not in part, on not less than one
                                                        day's nor more than 60 days' notice, in exchange for a
                                                        consideration of (i) US$1,000 New Notes for every
                                                        US$1,000 principal amount of 2010 Notes and (ii) a
                                                        combination of US$100 cash and US$900 New Notes for
                                                        every US$1,000 principal amount of 2011 Notes; and

                                                    o   with respect to the 2011 Notes only, remove the existing
                                                        Put Option in respect of the 2011 Notes contained in the
                                                        Final Terms for the 2011 Notes.

                                                    The Bank, on behalf of the Existing Issuers and the New
                                                    Notes Issuer, intends to have the Proposed Amendments
                                                    approved by Extraordinary Resolutions as set out in the
                                                    Notices of Noteholder Meeting on pages 61 through 84
                                                    (inclusive) hereof.

                                                    If the relevant Proposed Amendments are not approved at the
                                                    Noteholder Meetings, Existing Notes that are not redeemed
                                                    pursuant to the Exchange Offer will remain outstanding and will be governed by the terms of the 2009 Notes Trust Deed with respect to the 2009 Notes, the 2010 Notes Trust Deed
                                                    with respect to the 2010 Notes and the 2011 Notes Trust Deed with respect to the 2011 Notes.

                                                    If all of the Proposed Amendments are approved at each of
                                                    the Noteholder Meetings, the applicable Existing Issuer
                                                    intends to redeem all of the applicable Existing Notes and the New Notes Issuer intends to exchange such Existing Notes for (i) New Notes, with respect to existing holders of 2009
                                                    Notes and 2010 Notes and (ii) a combination of cash and New
                                                    Notes, with respect to existing holders of 2011 Notes, in
                                                    each case as provided in the new redemption provision.

                                                    The Bank may, in its sole discretion, determine to settle
                                                    each Offer with respect to each series of Existing Notes on a different Settlement Date in respect of each series of
                                                    Existing Notes. In the event that the Bank determines to do so, the New Notes to be issued at each such separate
                                                    Settlement Date shall form a separate series until the first interest payment date and will accrue interest from and
                                                    including the issue date of such New Notes. Following the
                                                    first interest payment date, all New Notes will be
                                                    consolidated into one series. See "New Notes".

Consequences of Extraordinary Resolutions being
passed: ........................................    If the Extraordinary Resolutions approving the Proposed
                                                    Amendments are duly passed, it is intended that the Existing
                                                    Issuers will within 10 days thereafter exercise their rights of optional redemption with respect to the applicable
                                                    Existing Notes (such optional redemption being part of the
                                                    Proposed Amendments - see "Proposed Amendments" above). As a consequence of the Existing Issuers exercising such optional redemption, Noteholders who (i) elect to issue (or otherwise grant) Consents without offering to exchange their Existing
                                                    Notes pursuant to the Exchange Offer or (ii) do not elect to issue (or otherwise grant) Consents or offer to exchange
                                                    their Existing Notes pursuant to the Exchange Offer, will be required to exchange their Existing Notes for the 2009 Notes
                                                    Late Exchange Consideration, with respect to the relevant
                                                    2009 Notes; the 2010 Notes Late Exchange Consideration, with respect to the 2010 Notes; and the 2011 Notes Consent
                                                    Consideration, with respect to the 2011 Notes. Such holders will not be eligible to receive any Early Exchange
                                                    Consideration.

No Revocation...................................    Valid acceptances of the Exchange Offer received by the
                                                    Exchange and Tabulation Agent prior to the applicable
                                                    Expiration Deadline with respect to Existing Notes and any
                                                    Consents delivered by Noteholders with respect to the
                                                    Consent Solicitation shall be irrevocable; provided, however that in the event that the Bank (acting on behalf of the
                                                    Existing Issuers and the New Notes Issuer), in its sole
                                                    discretion, amends, terminates or withdraws an Exchange
                                                    Offer, at any time up to and including the applicable date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to affected
                                                    Noteholders in the opinion of the Bank (in consultation with the Dealer Managers), such Noteholders shall be permitted, subject to the conditions set out herein (see "Amendment of
                                                    Offer Terms; Revocation" below), to revoke such acceptance of the applicable Exchange Offer or any Consents delivered in relation to the

                                                    Consent Solicitation for a period of 2 Business Days from
                                                    the date of notification of any materially adverse
                                                    amendments to the terms and conditions of the Exchange
                                                    Offer. See "Risk Factors - Revocation of Put Notice with
                                                    respect to the 2011 Notes".

2011 Notes Put Notice...........................    In the event that any of the holders of the 2011 Notes have exercised their Put Option but subsequently accept the offer to exchange 2011 Notes for a combination of cash and New
                                                    Notes or deliver a Consent in relation to the 2011 Notes,
                                                    the applicable Put Notice will be deemed extinguished and
                                                    will be null and void. If the Extraordinary Resolutions
                                                    approving the Proposed Amendments are duly passed, the
                                                    holders of any 2011 Notes who have exercised their Put
                                                    Option and not subsequently accepted the offer to exchange or delivered a Consent will be required to exchange their
                                                    2011 Notes for 2011 Notes Consent Consideration. Any such
                                                    Put Notice in relation to such 2011 Notes will be deemed
                                                    extinguished and will be null and void.

                                                    2011 Noteholders who have submitted a Put Notice and who
                                                    wish to accept an Exchange Offer or deliver a Consent in
                                                    relation to the 2011 Notes should contact the Exchange and
                                                    Tabulation Agent, Lucid Issuer Services Limited, Attention:
                                                    Sunjeeve Patel / Yves Theis, E-mail: abu@lucid-is.com,
                                                    Telephone: +44 20 7704 0880 / Facsimile: +44 20 7067 9098.

Accrued Interest................................    On the relevant Settlement Date, Noteholders will also
                                                    receive a cash payment equal to the accrued and unpaid
                                                    interest ("Accrued Interest") on the applicable Existing
                                                    Notes from and including the most recent interest payment
                                                    date in respect of such Existing Notes to, but excluding,
                                                    the relevant Settlement Date.

Purpose of the Offer............................    The purpose of the Offer is to:

                                                    As described further in the attached Prospectus, the Bank is substantially affected by the macroeconomic conditions in
                                                    Ukraine in particular, which have severely impacted
                                                    Ukraine's economy and the Bank's business and the Bank's
                                                    funding costs. Moreover, the Existing Notes, which either
                                                    mature or are subject to a put right within the next two
                                                    years, constitute a significant part of the Bank's
                                                    outstanding debt. The Bank depends to a substantial degree on borrowings in the international capital markets and a
                                                    repayment of the Existing Notes would put significant
                                                    pressure on the Bank's liquidity position. Like the
                                                    Ukrainian banking sector as a whole, the Bank has seen its own deposit base come under significant pressure.

                                                    In order to combat these liquidity constraints, the

                                                    Bank has instituted a number of procedures to increase
                                                    liquidity, which, although helpful, have not been adequate to ensure the Bank's sufficient short-term liquidity, which remains under significant stress. In spite of the fact that the Bank does have contingency funding plans in place, these sources of funding are currently not fully committed, may be challenged by the current market/operating environment and utilisation would potentially substantially constrain the
                                                    Bank's financial flexibility going forward. The redemption of the 2011 Notes (assuming the Put Options are exercised)
                                                    and the 2009 Notes will fall during a period of substantial restructuring of loans previously granted to the Bank's
                                                    customers, and current funding options are mainly short term and comparatively expensive. As a result, if the
                                                    Extraordinary Resolutions approving the Proposed Amendments are not duly passed, or if significant numbers of Holders of the 2011 Notes exercise their Put Option, there is a risk
                                                    that the Bank might not be able to meet its obligations
                                                    under the Existing Notes. The Bank is seeking to extend the maturity of each of the Existing Notes, which will give the
                                                    Bank flexibility to manage through this difficult period and provide flexibility to manage its lending business and asset quality going forward, while providing the investors of the
                                                    Existing Notes with a partial up-front cash redemption, full payment of accrued interest, New Notes with a higher coupon and amortising repayment schedule and no reduction in the
                                                    principal amount due to existing holders of the Existing
                                                    Notes.

Existing Notes..................................    Set out below is a summary of certain terms of the Existing
                                                    Notes:

                                                    2009 Notes

                                                    Original Principal Amount:   US$345,000,000
                                                    Coupon (semi-annual)         9.75%
                                                    Maturity Date:               22 December 2009
                                                    ISIN Code:                   XS0279930449
                                                    Common Code:                 027993044

                                                    2010 Notes

                                                    Original Principal Amount:   US$450,000,000
                                                    Coupon (semi-annual)         9.25%
                                                    Maturity Date:               26 July 2010
                                                    ISIN Code:                   XS0311816234
                                                    Common Code:                 031181623

                                                    2011 Notes

                                                    Original Principal Amount:   US$250,000,000
                                                    Coupon (semi-annual)         12.00%
                                                    Maturity Date:               11 August 2011
                                                    ISIN Codes:                  XS0379139529 /

                                                                                 US90372TAA51
                                                    Common Code:                 037913952
                                                    CUSIP:                       90372TAA5

                                                    The 2009 Notes were issued under the 2009 Notes Trust Deed, the 2010 Notes were issued under the 2010 Notes Trust Deed and the 2011 Notes were issued under the 2011 Notes Trust
                                                    Deed.

New Notes.......................................    U.S.$ Denominated 13.00% Amortising Loan Participation Notes
                                                    due 2012 issued by the New Notes Issuer, for which an
                                                    application will be made for listing on the ISE. The New
                                                    Notes will be constituted by one or more supplemental trust deeds to the 2010/2011 Notes Principal Trust Deed to be
                                                    dated the applicable Settlement Date (each a "New Notes
                                                    Supplemental Trust Deed").

                                                    The New Notes will be in registered form and issued in a
                                                    minimum denomination of US$100,000 and integral multiples of
                                                    US$1,000 in excess thereof. The New Notes will initially be issued in global form.

                                                    The terms and conditions of, and other information relating to, the New Notes are set out herein, in the Prospectus and the Final Terms.

                                                    The Bank may, in its sole discretion, determine to settle
                                                    each Offer with respect to each series of Existing Notes on a different Settlement Date. If it so determines, it will
                                                    give notice to the relevant Existing Issuer, the New Notes
                                                    Issuer and the applicable Noteholders of the proposed
                                                    Settlement Date of the relevant series of Existing Notes as soon as practicable after such date is determined. In the
                                                    event that the Bank determines to do so, the New Notes to be issued at each such separate Settlement Date shall form a
                                                    separate series until the first interest payment date and
                                                    will accrue interest from and including the issue date of
                                                    such New Notes. Following the first interest payment date, all New Notes will be consolidated into one series. Once the
                                                    Bank accepts Existing Notes of any series, the relevant
                                                    Existing Issuer and the New Notes Issuer will be required to effect the exchange and deliver the New Notes and pay any
                                                    cash amounts required to be paid on the applicable
                                                    Settlement Date, such date to be no later than close of
                                                    business on the tenth Business Day immediately following the date of first acceptance of any Existing Notes of a
                                                    particular series.

Amendment of Offer Terms; Termination............   Subject as provided herein, the Bank (acting on behalf of
                                                    the Existing Issuers and the New Notes Issuer) may, in its
                                                    sole discretion, amend, terminate or withdraw the Exchange
                                                    Offer, at any time up to and including

                                                    the applicable date on which the acceptance of the Exchange
                                                    Offer is announced. If any amendments to the terms and
                                                    conditions of the Exchange Offer are materially adverse in the opinion of the Bank (in consultation with the Dealer
                                                    Managers), the Bank, on behalf of the Existing Issuers and the New Notes Issuer, may extend the applicable Early
                                                    Exchange Deadline(s) and the applicable Expiration
                                                    Deadline(s). Notice will be given if the terms and
                                                    conditions of the Exchange Offer are amended after the
                                                    applicable Expiration Deadline(s). Affected Noteholders will have the right to withdraw their acceptance of the
                                                    applicable Exchange Offer or any Consents for a period of 2
                                                    Business Days from the date of notification of any
                                                    materially adverse amendments to the terms and conditions of the Exchange Offer.

Procedure for Offering to Exchange Existing Notes   Euroclear and Clearstream, Luxembourg Noteholders wishing to
and Delivering Consents.........................    participate in the Offer must submit, or arrange to have
                                                    submitted on their behalf, not later than the applicable
                                                    Expiration Deadline and, in any event, before such earlier deadline as may be required to be met by the relevant
                                                    Clearing System (unless the Offer is terminated earlier), a duly completed Electronic Instruction Notice in the form of an authenticated SWIFT message or Euclid server to the
                                                    relevant Clearing System. Noteholders should check with the bank, securities broker or any other intermediary through
                                                    which they hold their Existing Notes whether such bank,
                                                    securities broker or other intermediary, as applicable, will apply earlier deadlines for participation to those set out in this Exchange Offer and Consent Solicitation Memorandum and, if so, should follow those deadlines. No letter of
                                                    transmittal or guaranteed delivery procedure is available
                                                    and all participation must be via Electronic Instruction
                                                    Notice.

                                                    Noteholders who elect to participate in the Offer are
                                                    deemed, by submitting the above Electronic Instruction
                                                    Notice, to have completed a Block Voting Instruction or form of proxy, as applicable (see "Terms of the Offer" below) to authorise and instruct the proxy to attend, and to cast the votes corresponding to such Noteholder's Existing Notes in favour of the Extraordinary Resolutions at the applicable
                                                    Noteholder Meetings. It is intended that the Exchange and
                                                    Tabulation Agent shall perform the role of proxy at the
                                                    Noteholder Meetings.

                                                    Receipt from a Noteholder or from a Direct Participant on
                                                    behalf of the Beneficial Owner of an Electronic Instruction
                                                    Notice by the relevant Clearing System after the applicable
                                                    Voting Instructions Deadline, but before the applicable
                                                    Expiration Deadline, will not constitute a valid delivery of
                                                    Consents and such

                                                    Voting Instructions will be disregarded for the purposes of voting at a Noteholder Meeting.

                                                    The receipt of such Electronic Instruction Notice by the
                                                    relevant Clearing System will be acknowledged by such
                                                    Clearing System and will result in the blocking of the
                                                    relevant Existing Notes. Beneficial Owners must take the
                                                    appropriate steps through the relevant Clearing System to
                                                    ensure that no transfers may be effected in relation to such blocked Existing Notes at any time after such date, in
                                                    accordance with the requirements of the relevant Clearing
                                                    System and the deadlines required by such Clearing System.
                                                    By blocking such Existing Notes in the relevant Clearing
                                                    System, each Noteholder or Direct Participant will be deemed to consent to have the relevant Clearing System provide
                                                    details concerning such Noteholder's and/or Direct
                                                    Participant's identity to, amongst others, the Exchange and
                                                    Tabulation Agent.

                                                    See "Terms of the Offer--Procedure for Offering to Exchange
                                                    Existing Notes and Delivering Consents" for more detailed
                                                    instructions on how to offer Existing Notes for exchange and the delivery of consents, including procedures that apply to
                                                    Noteholders or Beneficial Owners who do not submit an
                                                    Electronic Instruction Notice to the relevant Euroclear or
                                                    Clearstream, Luxembourg.

                                                    DTC

                                                    With respect to 2011 Noteholders whose 2011 Notes are held in DTC, such 2011 Noteholders should contact the Exchange
                                                    and Tabulation Agent with respect to the procedure for
                                                    exchanging their Existing Notes or delivering a Consent.

Representations and Warranties of Noteholders...    By offering Existing Notes for exchange in the Offer,
                                                    Noteholders will be deemed to make a series of
                                                    representations and warranties, which are set out in full
                                                    below. See "Terms of the Offer--Acknowledgements,
                                                    Representations, Warranties and Undertakings".

                               EXPECTED TIMETABLE

The times and dates below are indicative only and assume that none of the Noteholder Meetings are adjourned. The Early Exchange Deadlines and Expiration Deadlines are subject to change under the terms of the Offer. Accordingly, the actual timetable may differ significantly from the expected timetable set out below.

Events                                                   Dates:              London time:       Days:
------------------------------------------------------   -----------------   ----------------   ------
Commencement of the Offer Period                         1 July 2009                            T
Offer announced and notice of the Offer submitted to
the Clearing Systems and published on a Notifying News
Service. Exchange Offer and Consent Solicitation
Memorandum circulated.

2009/2010 Early Exchange Deadlines                       14 July 2009 (for   16.00 hours        T + 13
Last time at which 2009/2010 Noteholders participating   the 2009 Notes)
in the Offer are eligible for the applicable Early
Exchange Consideration. 2009/2010 Noteholders            14 July 2009 (for   16.00 hours
participating in the Offer after such deadline will      the 2010 Notes)
receive the applicable Late Exchange Consideration.

2011 Notes Voting Instructions Deadline                  14 July 2009        16.00 hours        T + 13
Deadline for receipt of Voting Instructions for the
2011 Notes Noteholder Meeting.

2011 Notes Expiration Deadline                           14 July 2009        16.00 hours        T + 13
Deadline for receipt of all Electronic Instruction
Notices for the purposes of the Exchange Offer.

2011 Notes Noteholder Meeting                            16 July 2009        12.00 hours        T + 15
Meeting of 2011 Noteholders to vote on the
Extraordinary Resolutions.

2011 Notice of Results                                   16 July 2009 or
Announcement of the result of the Noteholder Meeting     as soon as
in respect of the 2011 Notes.                            practicable
                                                         thereafter after
                                                         the conclusion of
                                                         the Noteholder
                                                         Meetings

2011 Exercise of Call Option                             16 July 2009                           T + 15
Exercise of Call Option by 2010/11 Notes Issuer in
respect of the 2011 Notes

2009/2010 Notes Voting Instructions Deadline             21 July 2009        16.00 hours        T + 20
Deadline for receipt of Voting Instructions for the
2009/2010 Notes Noteholder Meetings.

Events                                                   Dates:              London time:       Days:
------------------------------------------------------   -----------------   ----------------   ------
2009/2010 Notes Expiration Deadline                      21 July 2009        16.00 hours        T + 20
Deadline for receipt of all Electronic Instruction
Notices for the purposes of the Exchange Offer.

Noteholder Meetings for 2009 Notes and 2010 Notes        23 July 2009        12.00 hours (for   T + 22
Meetings of holders of the 2009 Notes and 2010 Notes                         2009 Notes)
to vote on the Extraordinary Resolutions.                                    12.30 hours (for
                                                                             2010 Notes)
2009/2010 Notice of Results                              23 July 2009 or
Announcement of the result of the Noteholder Meetings    as soon as
in respect of the 2009 Notes and 2010 Notes.             practicable
                                                         thereafter after
                                                         the conclusion of
                                                         the Noteholder
                                                         Meetings

2009/2010 Exercise of Call Option                        23 July 2009 or                        T + 22
Exercise of Call Option by 2009 Notes Issuer in          as soon as
respect of the 2009 Notes and Exercise of Call Option    practicable
by 2010/2011 Notes Issuer in respect of the 2010         thereafter after
Notes.                                                   the conclusion of
                                                         the Noteholder
                                                         Meetings

Settlement Date
Settlement Date for the applicable Offer, including      No later than
delivery of cash and/or New Notes, as applicable, in     10 Business Days
exchange for Existing Notes.  On the applicable          after the
Settlement Date, the Bank (on behalf of the relevant     applicable
Existing Issuer and the New Notes Issuer) intends to     Exchange Offer
also redeem any Existing Notes of the applicable         and/or Proposed
series not validly submitted for exchange in the         Amendments in
Exchange Offer with cash and/or New Notes, as            respect of the
applicable, in accordance with the amended redemption    applicable series
provisions in the 2009 Notes Trust Deed, 2010 Notes      of Existing Notes
Trust Deed or 2011 Notes Trust Deed, as applicable       have been
and the applicable Conditions.                           approved

If the Bank elects to settle each Offer with respect to each series of Existing Notes on a different Settlement Date, the New Notes to be issued at each such separate Settlement Date shall form a separate series until the first interest payment date and will accrue interest from, and including the issue date of such New Notes. Following the first interest payment date all New Notes will be consolidated into one series.

Noteholders are advised to check with the bank, securities broker, Clearing Systems or other intermediary through which they hold their Existing Notes whether such bank, securities broker, Clearing System or intermediary, as applicable, applies earlier deadlines for any of the events specified above, and then to allow additional time to meet such deadlines.

All of the above dates are subject to earlier deadlines that may be set by a relevant bank, securities broker, Clearing Systems or intermediary.

                                   DEFINITIONS

Capitalised terms used but not defined in this Exchange Offer and Consent Solicitation Memorandum shall, unless the context otherwise requires, have the meanings set out in the Conditions.

"2009 Notes Issuer" means Emerging Markets Structured Products B.V.

"2009 Notes Agency Agreement" means the agency agreement dated 27 June 2005, as amended and supplemented by the supplemental agency agreement dated 21 December 2006 and as further amended and supplemented by a supplemental agency agreement dated 2 March 2007.

"2009 Notes Consents" means consents from 2009 Noteholders to vote in favour of the Extraordinary Resolutions approving the Proposed Amendments arising (i) as a result of such 2009 Noteholders' offers to exchange their 2009 Notes for a combination of cash (as more particularly described herein), and New Notes in response to the 2009 Notes Exchange Offer; or (ii) by virtue of their voting (or issuing Voting Instructions to vote) in favour of the Extraordinary Resolutions approving the Proposed Amendments.

"2009 Notes Consent Solicitation" means the solicitation by the Bank (on behalf of the Existing Issuers and the New Notes Issuer) of 2009 Notes Consents from 2009 Noteholders to amendments to the 2009 Notes Trust Deed, as applicable and the relevant Conditions.

"2009 Notes Early Exchange Consideration" means, with respect to the 2009 Notes, for every US$1,000 of 2009 Notes (i) a cash amount equal to US$270 and (ii) US$730 principal amount of New Notes.

"2009 Notes Early Exchange Deadline" means 16.00 hours (London time), 14 July 2009, subject to the Bank's discretion (acting on behalf of the 2009 Notes Issuer and the New Notes Issuer) to extend that time and date in its sole discretion, in which case the 2009 Notes Early Exchange Deadline shall mean the latest date and time to which that 2009 Notes Early Exchange Deadline is extended. The 2009 Notes Early Exchange Deadline is the last time at which 2009 Noteholders participating in the 2009 Notes Exchange Offer are eligible for the 2009 Notes Early Exchange Consideration. 2009 Noteholders participating in the Offer after such deadline will receive the 2009 Notes Late Exchange Consideration.

"2009 Notes Exchange Offer" means the invitation by the Bank (on behalf of the Existing Issuers and the New Notes Issuer) to 2009 Noteholders to offer to exchange 2009 Notes for a combination of cash (as more particularly described herein) and New Notes.

"2009 Notes Expiration Deadline" means, with respect to the 2009 Notes, 16.00 hours (London time), 21 July 2009, or such later date as notified by the Exchange and Tabulation Agent to the 2009 Noteholders and subject to the right of the Bank (acting on behalf of the 2009 Notes Issuer and the New Notes Issuer) to extend, reopen, terminate, withdraw and/or amend the 2009 Exchange Offer pursuant to the provisions set out herein.

"2009 Notes Late Exchange Consideration" means, with respect to the 2009 Notes, for every US$1,000 of 2009 Notes US$1,000 principal amount of New Notes.

"2009 Notes Supplemental Trust Deed" means the supplemental trust deed to be dated on or about the Settlement Date between, inter alios, the 2009 Notes Issuer and the 2009 Notes Trustee for the purpose of amending the Conditions relating to the 2009 Notes.

"2009 Notes Trust Deed" means the trust deed dated 27 June 2005 (the "2009 Notes Principal Trust Deed") as supplemented pursuant to a supplemental trust deed dated 21 December 2006 (the "First 2009 Notes Supplemental Trust Deed") and as further supplemented pursuant to a second supplemental trust deed (the "Second 2009 Notes Supplemental Trust Deed") dated 2 March 2007 (the 2009 Notes Principal Trust Deed, First 2009 Notes Supplemental Trust Deed and the Second

2009 Notes Supplemental Trust Deed, together the "2009 Notes Trust Deed") between the 2009 Notes Issuer and the 2009 Notes Trustee.

"2009 Notes Trustee" means BNY Corporate Trustee Services Limited (formerly J.P. Morgan Corporate Trustee Services Limited) as trustee of the 2009 Notes.

"2009 Notes Voting Instructions Deadline" means, with respect to the 2009 Notes,
16.00 (London time) on 21 July 2009, being the latest time for receiving Voting Instructions, subject to the right of the Bank (acting on behalf of the 2009 Notes Issuer and the New Notes Issuer) to extend, reopen, terminate, withdraw and/or amend the Exchange Offer pursuant to the provisions set out herein.

"2010 Notes Conditions" means the terms and conditions of the 2010 Notes constituted by the 2010 Notes Original Supplemental Trust Deeds.

"2010 Notes Early Exchange Consideration" means, with respect to the 2010 Notes, for every US$1,000 of 2010 Notes (i) a cash amount equal to US$150 and (ii) US$850 principal amount of New Notes.

"2010 Notes Early Exchange Deadline" means 16.00 hours (London time), 14 July 2010, subject to the Bank's discretion (acting on behalf of the 2010/2011 Notes Issuer and the New Notes Issuer) to extend that time and date in its sole discretion, in which case the 2010 Notes Early Exchange Deadline shall mean the latest date and time to which that 2010 Notes Early Exchange Deadline is extended. The 2010 Notes Early Exchange Deadline is the last time at which 2010 Noteholders participating in the 2010 Notes Exchange Offer are eligible for the 2010 Notes Early Exchange Consideration. 2010 Noteholders participating in the Offer after such deadline will receive the 2010 Notes Late Exchange Consideration.

"2010 Notes Expiration Deadline" means, with respect to the 2010 Notes, 16.00 hours (London time) on 21 July 2009, or such later date as notified by the Exchange and Tabulation Agent to the 2010 Noteholders and subject to the right of the Bank (acting on behalf of the 2010/2011 Notes Issuer and the New Notes Issuer) to extend, reopen, terminate, withdraw and/or amend the 2010 Exchange Offer pursuant to the provisions set out herein.

"2010 Notes Late Exchange Consideration" means, with respect to the 2010 Notes, for every US$1,000 of 2010 Notes US$1,000 principal amount of New Notes.

"2010 Notes Original Supplemental Trust Deeds" means the supplemental trust deed dated 26 July 2007 (the "First 2010 Notes Supplemental Trust Deed") and the supplemental trust deed dated 29 May 2008 (the "Second 2010 Notes Supplemental Trust Deed"), each between, inter alios, the 2010/2011 Notes Issuer and the 2010/2011 Notes Trustee for the purpose of constituting the 2010 Notes and the 2010 Notes Conditions.

"2010 Notes Trust Deed" means together the 2010/2011 Notes Principal Trust Deed and the 2010 Notes Original Supplemental Trust Deeds.

"2010 Notes Voting Instructions Deadline" means, with respect to the 2010 Notes,
16.00 (London time) on 21 July 2009, being the latest time for receiving Voting Instructions, subject to the right of the Bank (acting on behalf of the 2010/2011 Notes Issuer and the New Notes Issuer) to extend, reopen, terminate, withdraw and/or amend the Exchange Offer pursuant to the provisions set out herein.

"2010/2011 Notes Consents" means consents from 2010/2011 Noteholders to vote in favour of the Extraordinary Resolutions approving the Proposed Amendments arising (i) as a result of such 2010/2011 Noteholders' offers to exchange their 2010/2011 Notes for a combination of cash, as more particularly described herein, and New Notes in response to the 2010/2011 Notes Exchange Offer; or (ii) by virtue of their voting (or issuing Voting Instructions to vote) in favour of the Extraordinary Resolutions approving the Proposed Amendments.

"2010/2011 Notes Consent Solicitation" means the solicitation by the Bank (on behalf of the 2010/2011 Notes Issuer and the New Notes Issuer) of 2010/2011 Notes Consents from 2010/2011 Noteholders to amendments to the 2010/2011 Notes Trust Deeds, as applicable and the relevant Conditions.

"2010/2011 Notes Exchange Offer" means the invitation by the Bank (on behalf of the 2010/2011 Notes Issuer and the New Notes Issuer) to 2010/2011 Noteholders to offer to exchange 2010 Notes and/or 2011 Notes, as applicable, for a combination of cash, as more particularly defined herein, and New Notes.

"2010/2011 Notes Issuer" means Ukraine Issuance plc.

"2010/2011 Notes Agency Agreement" means the agency agreement dated 23 July 2007, as amended and restated by an amendment and restatement agreement dated 27 May 2008 and as further supplemented by a supplemental agency agreement dated 24 February 2009.

"2010/2011 Notes Trust Deed" means together the 2010 Notes Trust Deed and the 2011 Notes Trust Deed.

"2010/2011 Notes Trustee" means Deutsche Trustee Company Limited as trustee of the 2010/2011 Notes.

"2011 Notes Conditions" means the terms and conditions of the 2011 Notes constituted by the 2011 Notes Original Supplemental Trust Deeds.

"2011 Notes Consent Consideration" means, with respect to the 2011 Notes, for every US$1,000 of 2011 Notes (i) a cash amount equal to US$100 and (ii) US$900 principal amount of New Notes.

"2011 Notes Exchange Consideration" means, with respect to the 2011 Notes, for every US$1,000 of 2011 Notes (i) a cash amount equal to US$270 and (ii) US$730 principal amount of New Notes.

"2011 Notes Expiration Deadline" means, with respect to the 2011 Notes, 16.00 hours (London time) on 14 July 2009, or such later date as notified by the Exchange and Tabulation Agent to the 2011 Noteholders and subject to the right of the Bank (acting on behalf of the 2010/2011 Notes Issuer and the New Notes Issuer) to extend, reopen, terminate, withdraw and/or amend the 2011 Exchange Offer pursuant to the provisions set out herein.

"2011 Notes Original Supplemental Trust Deeds" means the supplemental trust deed dated 4 August 2008 (the "First 2011 Notes Supplemental Trust Deed") for the purpose of constituting the 2011 Notes and the 2011 Notes Conditions and the supplemental trust deed dated 24 February 2009 (the "Second 2011 Notes Supplemental Trust Deed"), each between, inter alios, the 2010/2011 Notes Issuer and the 2010/2011 Notes Trustee.

"2011 Notes Trust Deed" means together the 2010/2011 Notes Principal Trust Deed and the 2011 Notes Original Supplemental Trust Deeds.

"2011 Notes Voting Instructions Deadline" means, with respect to the 2011 Notes,
16.00 (London time) on 14 July 2009, being the latest time for receiving Voting Instructions, subject to the right of the Bank (acting on behalf of the 2010/2011 Notes Issuer and the New Notes Issuer) to extend, reopen, terminate, withdraw and/or amend the Exchange Offer pursuant to the provisions set out herein.

"Accrued Interest" means, with respect to the Existing Notes irrespective of whether exchanged pursuant to the Exchange Offer or exchanged following the Consent Solicitation, unpaid and accrued interest thereon from the applicable most recent interest payment date up to and excluding the applicable Settlement Date.

"Applicable Consideration" means each of any Early Exchange Consideration, 2011 Notes Exchange Consideration, Late Exchange Consideration or 2011 Notes Consent Consideration, as the case may be.

"Bank" means Closed Joint-Stock Company "ALFA-Bank".

"Beneficial Owner" means a person who is the owner of a particular principal amount of the Existing Notes, as shown in the records of Euroclear or Clearstream, Luxembourg or their Direct Participants.

"Block Voting Instruction" means, in relation to the 2010/2011 Notes held in Euroclear or Clearstream, Luxembourg, a document in the English language issued by the applicable agent as set out in the 2009 Notes Trust Deed or the 2010/2011 Notes Trust Deeds, as applicable, and dated, in which:

(a) it is certified that 2010/2011 Notes are registered in the books and records maintained by the Registrar in the names of specified registered holders or, where the registered holder is DTC or a nominee of DTC, that the 2010/2011 Notes are 2010/2011 Notes in respect of which DTC has duly appointed a specified person as its proxy and that proxy has not to the knowledge of the Principal Paying Agent appointed any other sub-proxy in respect of those 2010/2011 Notes nor given other Voting Instructions in relation to them;

(b) it is certified that each holder of such 2010/2011 Notes or a duly authorised agent on his or its behalf has instructed the Principal Paying Agent that the vote(s) attributable to his or its 2010/2011 Notes so deposited or registered should be cast in a particular way in relation to the resolution or the resolutions to be put to such meeting or any adjournment thereof and that such instructions are, during the period of 48 hours prior to the Noteholder Meeting or adjourned meeting is convened, neither revocable nor subject to amendment (see "Terms of the Offer" below);

(c) the total number of the 2010/2011 Notes so registered are listed, distinguishing with regard to each such resolution between those in respect of which instructions have been given as aforesaid that the votes attributable thereto should be cast in favour of the resolution and those in respect of which instructions have been so given that the votes attributable thereto should be cast against the resolution; and

(d) any person named in such document (hereinafter called a "proxy") is authorised and instructed by the Principal Paying Agent to cast the votes attributable to the 2010/2011 Notes so listed in accordance with the instructions referred to in (b) and (c) above as set out in such document.

"Business Day" means a day other than a Saturday or Sunday or a public holiday on which commercial banks and foreign exchange markets are open for business in London, Ukraine and New York.

"Clearing Systems" means Euroclear, Clearstream, Luxembourg and DTC.

"Clearstream, Luxembourg" means Clearstream Banking, societe anonyme.

"Conditions" means the terms and conditions of the Existing Notes and, with respect to the 2010 Notes and the 2011 Notes, shall include their respective Final Terms.

"Consent Solicitation" means the 2009 Notes Consent Solicitation and/or the 2010/2011 Notes Consent Solicitation, as the case may be.

"Consents" means 2009 Notes Consents and/or 2010/2011 Notes Consents, as the case may be.

"Dealer Managers" means HSBC Bank plc and UBS Limited.

"Direct Participant" means each person who is shown in the records of Euroclear or Clearstream, Luxembourg as a holder of an interest in the Existing Notes.

"DTC" means The Depository Trust Company.

"Early Exchange Consideration" means the 2009 Notes Early Exchange Consideration and/or the 2010 Notes Early Exchange Consideration, as applicable.

"Early Exchange Deadline" means the 2009 Notes Early Exchange Deadline and/or the 2010 Notes Early Exchange Deadline, as applicable.

"Electronic Instruction Notice" means any of an authenticated SWIFT message or Euclid server (to the effect set out in "Terms of the Offer--Procedure for Offering to Exchange Existing Notes and Delivering Consents"), which must be submitted by the Noteholder, Direct Participants or Beneficial Owners in accordance with the requirements of Euroclear or Clearstream, Luxembourg. The deadline by which Noteholders must provide any Electronic Instruction Notice to Euroclear or Clearstream, Luxembourg, as applicable, in connection with the initial Noteholder Meetings shall be 16.00 hours (London time) on 21 July 2009 with respect to the 2009 Notes, 16.00 hours (London time) on 21 July 2009 with respect to the 2010 Notes and 16.00 hours (London time) on 14 July 2009 with respect to the 2011 Notes.

"Euroclear" means Euroclear Bank S.A./N.V.

"Exchange and Tabulation Agent" means Lucid Issuer Services Limited.

"Exchange Offer" means the 2009 Notes Exchange Offer and/or the 2010/2011 Notes Exchange Offer, as the case may be.

"Exchange Offer and Consent Solicitation Memorandum" means this Exchange Offer and Consent Solicitation Memorandum.

"Existing Notes" means (i) US$345,000,000 9.75% Loan Participation Notes due 2009, issued by Emerging Markets Structured Products B.V.; (ii) US$450,000,000 9.25% Loan Participation Notes due 2010, issued by Ukraine Issuance plc; and
(iii) US$250,000,000 12.00% Loan Participation Notes due 2011, issued by Ukraine Issuance plc.

"Expiration Deadline" means the 2009 Notes Expiration Deadline, the 2010 Notes Expiration Deadline and/or the 2011 Notes Expiration Deadline, as the case may be.

"Extraordinary Resolutions" means the extraordinary resolutions in relation to each of the 2009 Notes, the 2010 Notes and the 2011 Notes to approve the Proposed Amendments and their implementation, forms of which are annexed hereto.

"Final Terms" means (i) with respect to the 2010 Notes, the final terms dated 23 July 2007 and annexed to the First 2010 Notes Supplemental Trust Deed and the final terms dated 23 May 2008 and annexed to the 2010 Notes Second Supplemental Trust Deed; (ii) with respect to the 2011 Notes, the final terms dated 29 July 2008 and annexed to the First 2011 Notes Supplemental Trust Deed; and (iii) with respect to the New Notes, the final terms to be dated on or around 2 Business Days prior to the applicable Settlement Date specifying the relevant details of the New Notes, including the total amount of New Notes to be issued on such Settlement Date, the Settlement Date and the ISIN and common code for the New Notes.

"form of proxy" shall have the meaning given to such term in the applicable Notice of Noteholder Meeting.

"Global Notes" means the Global Notes representing the Existing Notes held by, and registered in the name of, The Bank of New York Depository (Nominees) Limited with respect to 2009 Notes and BT Globenet Nominees Limited with respect to 2010/2011 Notes as nominee for Euroclear and Clearstream, Luxembourg and Cede & Co. with respect to 2011 Notes as custodian for DTC.

"ISE" means the Irish Stock Exchange Limited.

"Intermediary" means any broker, dealer, commercial bank, trust company or other nominee or custodian who holds Existing Notes or an interest in Existing Notes on behalf of another person.

"Late Exchange Consideration" means the 2009 Notes Late Exchange Consideration and/or the 2010 Notes Late Exchange Consideration, as applicable.

"NBU" means the National Bank of Ukraine.

"New Notes" means U.S.$ Denominated 13.00% Amortising Loan Participation Notes due 2012 to be issued by the New Notes Issuer.

"New Notes Issuer" means Ukraine Issuance plc.

"New Notes Supplemental Trust Deed" means one or more supplemental trust deeds to the 2010/2011 Notes Principal Trust Deed to be dated the applicable Settlement Date in respect of each tranche of New Notes between, inter alios, the New Notes Issuer and the 2010/2011 Notes Trustee for the purpose of constituting the New Notes.

"New Notes Trustee" means Deutsche Trustee Company Limited as trustee of the New Notes.

"Noteholder" means a holder of an interest in the Existing Notes.

"Noteholder Meeting Provisions" means the provisions for meetings of Noteholders set out in Schedule 3 (Provisions for Meetings of Holders) to the 2009 Notes Trust Deed, with respect to the 2009 Notes, and Schedule 5 (Provisions for Meetings of the Noteholders) to the 2010/2011 Notes Principal Trust Deed, with respect to the 2010/2011 Notes.

"Noteholder Meetings" means the noteholder meetings to be held in accordance with the applicable Noteholder Meeting Provisions held separately by the holders of each of the 2009 Notes, the 2010 Notes and the 2011 Notes and any adjourned meeting. The Noteholder Meetings with respect to the 2009 Notes and the 2010 Notes will take place on 23 July 2009 at 12.00 hours and 12.30 hours (London time), respectively. The initial Noteholder Meeting with respect to the 2011 Notes will take place on 16 July 2009 at 12.00 hours (London time). All initial Noteholder Meetings will be held at the offices of White & Case LLP, at 5 Old Broad Street, London EC2N 1DW, United Kingdom.

"Notice of Noteholder Meeting" means the applicable notice for the 2009 Notes, the 2010 Notes and the 2011 Notes, forms of which are set out on page 61 through 84 (inclusive) of this Exchange Offer and Consent Solicitation Memorandum.

"Notifying News Service" means such recognised news service or services (e.g., Reuters/Bloomberg) as selected by the Bank on behalf of the Existing Issuers and the New Notes Issuer.

"Offer" means the applicable Exchange Offer together with the applicable Consent Solicitation and with respect to each series of Existing Notes each an "Offer".

"Offer Period" means from the commencement of the Offer on 1 July 2009 until the applicable Expiration Deadline unless such period is extended or earlier terminated as described herein.

"Prospectus" means the Base Prospectus appended hereto as Appendix A relating to the New Notes, dated 30 June 2009.

"Paying Agent" means relevant entities (including the applicable Principal Paying Agent) referred to as such in the 2009 Notes Trust Deed or the 2010/2011 Notes Trust Deeds, as applicable.

"Principal Paying Agent" means The Bank of New York Mellon with respect to the 2009 Notes and Deutsche Bank AG, London Branch with respect to the 2010/2011 Notes and the New Notes.

"Proposed Amendments" means the amendments to the 2009 Notes Trust Deed and the 2010/2011 Notes Trust Deeds, as applicable, and the corresponding Conditions described herein and in the Notices of the Noteholder Meetings, permitting, among other things, the Existing Issuers and the New Notes Issuer to exchange any Existing Notes not exchanged as part of the Exchange Offer at its option for cash and/or New Notes at the applicable Late Exchange Consideration or 2011 Notes Consent Consideration, as the case may be.

"proxy" means (i) the any person or persons named in a form of proxy, with respect to the 2009 Notes; and (ii) the person or persons named in a Block Voting Instruction or a form of proxy as being authorised and instructed by the applicable Principal Paying Agent to cast the votes attributable to the Existing Notes listed in such Block Voting Instruction, with respect to the 2010/2011 Notes held in Euroclear and Clearstream, Luxembourg and with respect to 2011 Notes held in DTC any person or persons named in the relevant document provided by the Exchange and Tabulation Agent for such appointment.

"Put Notice" means, with respect to the 2011 Notes only, a notice from a holder of 2011 Note(s) to exercise its Put Option with respect to such 2011 Note(s).

"Put Option" means, with respect to the 2011 Notes only, the put option exercisable by holders of 2011 Notes exercised in accordance with the 2011 Notes Trust Deed.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the United States Securities Act of 1933, as amended.

"series" means each of the 2009 Notes, the 2010 Notes and the 2011 Notes and a reference to a series of Existing Notes shall mean the outstanding aggregate amount of such series of Existing Notes.

"Settlement Date" means the applicable settlement date of the Offer and the date on which the New Notes Issuer will deliver the New Notes and cash (as more particularly described herein) in exchange for the Existing Notes together with any Accrued Interest thereon which is expected to be in respect of the each series of Existing Notes no later than 10 Business Days after the applicable Exchange Offer and/or Proposed Amendments in respect of a particular series of Existing Notes have been approved.

"Stock Exchanges" means the ISE and the SWX.

"SWX" means the SWX Swiss Exchange.

"United States" or "U.S." means United States of America.

"U.S. dollars", "US$" or "$" means the currency of the United States.

"Voting Instructions" means Voting instructions validly delivered by Noteholders to have their votes cast in favour of or against the Extraordinary Resolutions at the Noteholder Meeting in connection with the Extraordinary Resolutions.

"Voting Instructions Deadline" means the 2009 Notes Voting Instructions Deadline, the 2010 Notes Voting Instructions Deadline and/or the 2011 Notes Voting Instructions Deadline, as applicable.

                              PRICING ILLUSTRATION

In order to facilitate understanding of the pricing of the Offer, the Existing Issuers, the New Notes Issuer and the Bank have prepared a pricing illustration. This example is for illustrative purposes only and is qualified in its entirety by the terms and conditions set forth herein.

Amount Outstanding                      $345,000,000                       $450,000,000                    $250,000,000
Coupon                                  9.75%                              9.25%                           12.00%
Maturity                                22 December 2009                   26 July 2010                    11 August 2011
ISIN                                                                                                       XS0379139529/
                                        XS0279930449                       XS0311816234                    US90372TAA51
                                        ------------                       ------------                    -------------
                                                               Early                        2011 Notes       2011 Notes
                       Early Exchange     Late Exchange       Exchange     Late Exchange     Exchange          Consent
                        Consideration     Consideration    Consideration   Consideration   Consideration    Consideration
                       --------------   ----------------   -------------   -------------   -------------   --------------
Notional Amount Held     $ 1,250,000      $   1,250,000    $   1,250,000   $   1,250,000     $ 1,250,000    $   1,250,000
Cash per US$1,000        $    270.00      $        0.00    $      150.00   $        0.00     $    270.00    $      100.00
Cash Amount              $337,500.00      $        0.00    $  187,500.00   $        0.00     $337,500.00    $  125,000.00
New Notes per
   US$1,000              $    730.00      $    1,000.00    $      850.00   $    1,000.00     $    730.00    $      900.00
Applicable New Notes
   Consideration         $912,500.00      $1,250,000.00    $1,062,500.00   $1,250,000.00     $912,500.00    $1,125,000.00
New Notes Amount         $912,000.00      $1,250,000.00    $1,062,000.00   $1,250,000.00     $912,000.00    $1,125,000.00
Fraction Notes
   Amount                $    500.00      $        0.00    $      500.00   $        0.00     $    500.00    $        0.00
Accrued Interest
   Amount                $ 13,880.21      $   13,880.21    $    2,248.26   $    2,248.26     $ 71,666.67    $   71,666.67
Total Cash Amount        $351,880.21      $   13,880.21    $  190,248.26   $    2,248.26     $409,666.67    $  196,666.67
Total New Notes
   Amount                $912,000.00      $1,250,000.00    $1,062,000.00   $1,250,000.00     $912,000.00    $1,125,000.00

Assumed Settlement Date: 03 August 2009

                                  RISK FACTORS

The following section does not describe all of the risks for Noteholders participating in the Offer. Prior to making a decision as to whether to participate, Noteholders should consider carefully, in light of their own financial circumstances and investment objectives, all the information set out in this Exchange Offer and Consent Solicitation Memorandum and, in particular, the following risk factors, as well as those described in the Prospectus in Appendix A hereto in evaluating whether to participate in the Offer. Noteholders should make such inquiries as they think appropriate and consult their own professional advisers regarding the terms of the Exchange Offer, the Consent Solicitation, the New Notes, the applicable Existing Issuer, the New Notes Issuer and the Bank, all without relying on the applicable Existing Issuer, the New Notes Issuer, the Bank, the Dealer Managers, the Exchange and Tabulation Agent, the 2009 Notes Trustee or the 2010/2011 Notes Trustee (as applicable) or any other person.

Significant Differences between the Existing Notes and the New Notes

There are a number of significant differences between the terms and conditions of the Existing Notes and the New Notes, including payment, coupon and maturity provisions. See "Certain Material Differences in the Conditions" for a summary of these differences. The terms and conditions of the New Notes are set out in the summary of the New Notes, which contains the Conditions applicable to the New Notes and the Prospectus (which is appended to this Exchange Offer and Consent Solicitation Memorandum). See "Certain Material Differences in the Conditions - New Notes".

Uncertainty as to the trading market for the Existing Notes not exchanged

The Bank believes that trading in the Existing Notes has been limited. Although the Existing Notes that are not submitted for exchange and accepted by the relevant Existing Issuer or purchased by the Existing Issuer are expected to continue to be listed and traded on the SWX (with respect to the 2009 Notes) and the ISE (with respect to the 2010/2011 Notes), if the Extraordinary Resolutions are not passed, to the extent that some of the Existing Notes are exchanged for cash and/or New Notes, the trading market for the Existing Notes which remain outstanding following the completion of the Exchange Offer may be significantly more limited. Such outstanding Existing Notes may command a lower price than a comparable issue of securities with greater market liquidity. A reduced market value may also make the trading price of the remaining Existing Notes more volatile. As a result, the market price for the Existing Notes that remain outstanding after the completion of the Exchange Offer may be adversely affected as a result of the Exchange Offer.

Uncertainty as to the trading market for New Notes

The New Notes Issuer does not intend to apply for listing or admission to trading of the New Notes on any securities exchange other than the ISE. The New Notes are securities for which there is currently no trading market and for which there can be no assurance of future liquidity.

Responsibility for assessing the merits of the Offer and complying with the procedures of the Offer

Each Noteholder is responsible for assessing the merits of the Offer. None of the Existing Issuers, the Bank, the Dealer Managers, the 2009 Notes Trustee, the 2010/2011 Notes Trustee or the Exchange and Tabulation Agent has made or will make any assessment of the merits of the Offer or of the impact of the Offer on the interests of the Noteholders either as a class or as individuals.

Further, Noteholders are responsible for complying with all of the procedures for exchanging the Existing Notes pursuant to the terms of this Exchange Offer and Consent Solicitation Memorandum. None of the Existing Issuers, the New Notes Issuer, the Bank, the Dealer Managers, the Exchange and Tabulation Agent, the 2009 Notes Trustee or the 2010/2011 Notes Trustee assumes any responsibility for informing Noteholders of irregularities with respect to offers to exchange from the Noteholders.

Termination

No assurance can be given that the Offers will be completed. Subject as provided herein, the Bank on behalf of the relevant Existing Issuer and the New Notes Issuer may, in its sole discretion, amend the Exchange Offer or terminate or withdraw any of the Offers, at any time up to and including the applicable date on which the acceptance of the Exchange Offer is announced.

Withdrawal

Noteholders shall have only limited rights to withdraw Existing Notes and related Consents that have been offered for exchange in the event that the Bank (acting on behalf of the Existing Issuers and the New Notes Issuer) in its sole discretion, amends, terminates or withdraws an Exchange Offer, at any time up to and including the applicable date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to affected Noteholders in the opinion of the Bank (in consultation with the Dealer Managers).

Compliance with Offer Restrictions

Noteholders are referred to the important offer restrictions on pages 1 to 3 (inclusive) and the deemed representations and warranties on pages 39 to 43 (inclusive). Non-compliance with the offer restrictions by a Noteholder could result in, among other things, violations of applicable law, an inability to validly offer to exchange Existing Notes, the unwinding of trades and/or heavy penalties.

Responsibility to consult advisers

Noteholders should consult their own tax, accounting, financial, legal and other advisers regarding the suitability to themselves of the tax, accounting and other consequences of participating or declining to participate in the Offer and an investment in the New Notes.

Market value of the New Notes

The New Notes are expected to be listed and traded on the ISE. To the extent that the New Notes are traded, prices of the New Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Noteholders are urged to contact their brokers to obtain the best available information as to the potential market price of the New Notes and for advice concerning the impact of any exchange of their Existing Notes for the Applicable Consideration on their investment.

Revocation of Put Notice with respect to the 2011 Notes

In the event that any of the holders of the 2011 Notes have exercised their Put Option but subsequently accept the offer to exchange 2011 Notes for a combination of cash and New Notes or deliver a Consent in relation to the 2011 Notes, the applicable Put Notice will be deemed extinguished and will be null and void.

Nullification of Put Notices if the Extraordinary Resolutions are passed

If the Extraordinary Resolutions approving the Proposed Amendments are duly passed, the holders of any 2011 Notes who have exercised their Put Option and not subsequently accepted the offer to exchange or delivered a Consent will be required to exchange their 2011 Notes for 2011 Notes Consent Consideration. Any such Put Notice in relation to such 2011 Notes will be deemed extinguished and will be null and void.

Exercise of Put Option with respect to the 2011 Notes

To the extent that holders of the 2011 Notes have exercised or will exercise Put Options with respect to any 2011 Notes, if the Extraordinary Resolutions are not passed, the 2010/2011 Notes Issuer will be obligated to redeem such 2011 Notes for a redemption price of 100% of the aggregate principal amount thereof on 11 August 2009. For the reasons set forth under "Background to the Offer", there is a risk that the Bank might not be able to meet its obligations under the exercised Put Options relating to the 2011 Notes.

The non-payment of the full redemption price with respect to any of the 2011 Notes when due and payable will, upon expiration of a five Business Day grace period, constitute an Event of Default under the loan agreement relating to such 2011 Notes and result in the lender and/or the 2010/2011 Notes Trustee being able to declare all outstanding amounts payable under the loan agreement relating to the 2011 Notes to be immediately due and payable, to enforce the security for the 2011 Notes and pursue other remedies. The occurrence of an Event of Default under the 2011 Notes (as such term is defined in the Amended and Restated Framework Agreement dated 18 July 2008 (set out in the Prospectus) in relation to the 2011 Notes (as such document is defined in the 2011 Notes Trust Deed) will entitle lenders under other financing agreements of the Bank (including the 2009 Notes, the 2010 Notes and any New Notes that have already been issued by the New Notes Issuer) to accelerate such financings due to the operation of cross-default provisions contained in the relevant agreements. Should such actions be taken, the most likely outcome is that the Bank will be technically insolvent and would need to seek to restructure its indebtedness with its creditors or, if such restructuring is unsuccessful, become insolvent and most likely, be put under conservation by the NBU which may result in the business operations of the Bank being wound up and ultimately the PECO Holder (as such term is defined in the 2011 Notes Trust Deed) may exercise its post-enforcement call option in respect of the 2010/2011 Notes and for a consideration of US$0.01 in respect of each 2011 Note. In the event of the liquidation of the Bank and the exercise of the post-enforcement call option, claims of the holders of the 2011 Notes will be subordinated to a number of preferred creditors and the Bank believes that holders would receive payment on their 2011 Notes in amounts substantially less than the face value of such 2011 Notes, if at all.

The Bank may not be able to continue meet its obligations under the relevant loan agreements related to the Notes if the Offer is not completed and the Proposed Amendments do not take effect

The Bank is seeking to smooth and extend the maturity of each of the Existing Notes, which will give the Bank flexibility to manage through this difficult period and provide flexibility to manage its lending business and asset quality going forward, while providing the investors of the Existing Notes with a partial up-front cash redemption, full payment of accrued interest due and payable, New Notes with a higher coupon and amortising repayment schedule and no reduction in the principal amount due to existing holders of the Existing Notes.

For the reasons set forth under the section entitled "Background to the Offer", below, unless the Offer is completed and the Proposed Amendments take effect, there is a risk that the Bank may not be able to comply with its obligations under the loan agreements relating to the Existing Notes and the Existing Issuers might not be able to redeem any of the Existing Notes at their original maturity.

The Bank may be unable to consummate this Exchange Offer due to new Ukrainian legislation

On 23 June 2009 the Verkhovna Rada of Ukraine (the "Parliament"), in an effort to counter the consequences of the financial crisis, passed a new law amending various pieces of Ukrainian legislation. The law will only become effective once it has been signed by the President and officially promulgated. The final version adopted by the Parliament is not publicly available as at the date of this Exchange Offer and Consent Solicitation Memorandum, and there can be no assurance as to the actual contents of the law. Reportedly, the law, among other things, prohibits early repayment under loan agreements from non-resident lenders, as well as amendment of terms of such loan agreements in order to allow early repayment or shorten maturities. Although the law contains a number of controversial provisions, there is no assurance that the President will veto the law. In the event the President vetoes the law, a vote by two thirds of the total number of the members of the Parliament will be required to override the veto. If the law becomes effective prior to consummation of this Exchange Offer, the Bank (on behalf of the Existing Issuer and the New Notes Issuer) and the relevant Notes may be unable to complete the Exchange Offer and Consent Solicitation.

The Bank may be unable to purchase U.S. dollars in the Ukrainian interbank market for the purpose of funding the repayment in the event the Put Option is exercised

The NBU has adopted a number of regulations aimed at countering the effects of the continued financial downturn, supporting the hryvnia and limiting deposit flight. Such recent changes include limitation on the ability of the banks to buy hard currency in the interbank market to those instances when hard currency is purchased to make payments under matured obligations and when such purchase is within currency position limits. As there are no official guidelines or interpretations as to whether the payment relating to the Loan Agreement in connection with the Put Option would be deemed a "matured obligation" for the purposes of the above restriction, no assurances can be given that the Bank will be able to purchase U.S. dollars in the interbank market for repayment under the Put Option, if the Bank is short of its own U.S. dollar funds.

Future ratings of the Existing Notes not assured and limited in scope

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal by any rating agency at any time. Credit ratings represent a rating agency's opinion regarding the credit quality of an asset but are not a guarantee of such quality.

There is no assurance that a rating accorded to any of the Existing Notes will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances so warrant. There can be no assurance that the ratings anticipated to be accorded to the New Notes will be given by the rating agencies and, should they be so accorded, that such rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. In the event that a rating assigned to the Existing Notes or New Notes is subsequently lowered for any reason, no person or entity is required to provide any additional support or credit enhancement with respect to any such Existing Notes or New Notes and the market value of such Existing Notes or New Notes is likely to be adversely affected.

Similarly, given the methodology used by rating agencies to rate entities, it is possible that a rating agency may downgrade the rating of the Bank or its securities (including the Existing Notes) following the launch of the Offer, whether or not the Offer is successful, and such action may affect the price of the Existing Notes.

                             BACKGROUND TO THE OFFER

As described further in the attached Prospectus, the Bank is a commercial bank with substantially all of its business and assets in Ukraine. Like other Ukrainian banks, the Bank is substantially affected by strained macroeconomic conditions in Ukraine and the world. During the latter part of 2008 and continuing in 2009 an accelerated industrial slump and liquidity crisis has severely impacted Ukraine's economy and the Bank's business. At the same time, external shocks caused by the global financial crisis have had a significant impact on the Ukrainian banking sector, including affecting interbank lending rates have increased dramatically, reaching 40-80% during recent periods, which had a significant impact on the Bank's funding costs. Moreover, the Existing Notes, which either mature or are subject to a put right within the next two years, constitute a significant part of the Bank's outstanding debt. The Bank depends to a substantial degree on borrowings in the international capital markets and a repayment of the Existing Notes would put significant pressure on the Bank's liquidity position.

As a result of these negative economic trends, total non-performing loans increased substantially in year-to-date 2009, and provisions have increased substantially. Further, in an effort to increase liquidity, the Bank has worked with borrowers to arrange repayments of a number of loans. As a result of this, the suspension of retail lending and the suspension of corporate lending to new customers and lending to existing customers being limited to short-term lending, total assets have decreased in 2009.

The Ukrainian banking sector as a whole has seen significant deposit outflows, particularly in the period from October 2008 through April 2009. During this period, the Bank has seen its own deposit base come under significant pressure. Although the Bank believes it has seen a reverse in this downward trend and deposits have increased in recent months, its deposit base has nevertheless shrunk since year-end 2008.

In order to combat these liquidity constraints, the Bank has instituted a number of procedures to increase liquidity:

o The Bank has temporarily suspended its lending services to retail customers, including consumer finance, auto loans and residential mortgage loans, suspended all corporate lending to new clients and has limited corporate lending to existing clients to short-term lending.

o The Bank has sought additional financing from the NBU. In February, March and April 2009, the Bank received financing from the NBU totalling approximately USD 188 million, due in February and April 2010.

Although the Bank believes that these efforts have been helpful, they have not been adequate to ensure the Bank sufficient short-term liquidity, which remains under significant stress. In spite of the fact that the Bank does have contingency funding plans in place, these sources of funding are currently not fully committed, may be challenged by the current market/operating environment and utilisation would potentially substantially constrain the Bank's financial flexibility going forward. In common with other Ukrainian banks, limited access to debt markets has also put pressure on funding profiles, and the Bank remains vulnerable to potential fluctuations in domestic liquidity caused by global and local macroeconomic and political events, such as forthcoming presidential elections. The redemption of the 2011 Notes (assuming the Put Options are exercised) and the 2009 Notes will fall during a period of substantial restructuring of loans previously granted to the Bank's customers, and current funding options are mainly short term and comparatively expensive. As a result, if the Extraordinary Resolutions approving the Proposed Amendments are not duly passed, or if significant numbers of Holders of the 2011 Notes exercise their Put Option, or if the Offer to extend the maturity of each of the Existing Notes is not passed, there is a risk that the Bank might not be able to meet its obligations under the Existing Notes. The Bank is seeking to smooth and extend the maturity of each of the Existing Notes, which will give the Bank flexibility to manage through this difficult period and provide flexibility to manage its lending business and asset quality going forward, while providing the investors of the Existing Notes with a partial up-front cash redemption, full payment of accrued interest due and payable, New Notes with a higher coupon and amortising repayment schedule and no reduction in the principal amount due to existing holders of the Existing Notes.

                               TERMS OF THE OFFER

Capitalised terms used but not defined herein have the meanings set out under "Definitions" herein.

1    Exchange Offer

     (a) The Bank (on behalf of the Existing Issuers and the New Notes Issuer) invites all Noteholders (subject to certain offer restrictions set out in "Offer Restrictions") to offer to exchange for a combination of cash, as are particularly described herein, and New Notes, in the proportions described herein, any or all of such Existing Notes that are outstanding upon the terms and subject to the conditions of the Offer as further described below.

          With respect to the 2009 Notes, subject to the minimum denomination requirements with respect to the 2009 Notes and New Notes, as applicable, 2009 Noteholders who validly offer their 2009 Notes for exchange on or prior to the 2009 Notes Early Exchange Deadline will receive for every US$1,000 of 2009 Notes: (i) a cash amount equal to US$270 and (ii) US$730 principal amount of New Notes (the "2009 Notes Early Exchange Consideration"). Subject to the minimum denomination requirements with respect to the 2009 Notes and New Notes, as applicable, 2009 Noteholders who either validly offer their 2009 Notes for exchange after the 2009 Notes Early Exchange Deadline but on or prior to the 2009 Notes Expiration Deadline will receive New Notes in a principal amount equal to their existing holding of 2009 Notes (the "2009 Notes Late Exchange Consideration").

          With respect to the 2010 Notes, subject to the minimum denomination requirements with respect to the 2010 Notes and New Notes, as applicable, 2010 Noteholders who validly offer their 2010 Notes for exchange on or prior to the 2010 Notes Early Exchange Deadline will receive for every US$1,000 of 2010 Notes: (i) a cash amount equal to US$150 and (ii) US$850 principal amount of New Notes (the "2010 Notes Early Exchange Consideration"). Subject to the minimum denomination requirements with respect to the 2010 Notes and New Notes, as applicable, 2010 Noteholders who validly offer their 2010 Notes for exchange after the 2010 Notes Early Exchange Deadline but on or prior to the 2010 Notes Expiration Deadline will receive New Notes in a principal amount equal to their existing holding of 2010 Notes (the "2010 Notes Late Exchange Consideration").

          With respect to the 2011 Notes, subject to the minimum denomination requirements with respect to 2011 Notes and New Notes, as applicable, 2011 Noteholders who validly offer their 2011 Notes for exchange on or prior to the 2011 Notes Expiration Deadline will receive for every US$1,000 of 2011 Notes: (i) a cash amount equal to US$270 and (ii) US$730 principal amount of New Notes (the "2011 Notes Exchange Consideration"). There is no early exchange consideration applicable to the 2011 Notes.

     (b) To participate in the Exchange Offer, a Noteholder must validly offer for exchange sufficient Existing Notes (the "Minimum Offer Amount") that the portion of the Applicable Consideration (as defined herein) to be received by such Noteholder in the form of New Notes is equal or greater than US$100,000. A Noteholder that holds less Existing Notes of either series than the Minimum Offer Amount must, in order to be eligible to participate in the Exchange Offer, acquire such further number of Existing Notes of the relevant series as is necessary for that holder to be able to offer for exchange the Minimum Offer Amount. In addition, if the Consideration Amount is less than an integral multiple of US$1,000, then, the Issuer shall pay such Noteholder, in lieu the difference between the Consideration Amount and the nearest integral multiple of US$1,000 (the "Fraction Notes Amount") an amount in cash equal to the Fraction Notes Amount.

     (c) The Offer Period will start on 1 July 2009 and end at the applicable Expiration Deadline, unless (following any amendment, termination or withdrawal of the Exchange Offer) such Expiration Deadline is extended or terminated earlier by the Bank (on behalf of the Existing Issuers and the New Notes Issuer). Noteholders are invited to offer to exchange any or all of their Existing Notes that are outstanding from 1 July 2009 up to 16.00 hours (London time) on 21 July 2009, with respect to the 2009 Notes, 21 July 2009 with respect to the 2010 Notes and 14 July 2009 with respect to the 2011 Notes, in each case, subject to any earlier deadlines set by any relevant banks, securities brokers, intermediaries or the Clearing Systems.

          With respect to the 2009 Notes, the "2009 Notes Early Exchange Deadline" will be 16.00 hours (London time) on 14 July 2009 subject to the Bank's discretion (acting on behalf of the 2009 Notes Issuer and the New Notes Issuer) to extend such time and date in its sole discretion, in which case the 2009 Notes Early Exchange Deadline shall mean the latest date and time to which such deadline is extended. The 2009 Notes Early Exchange Deadline is the last time at which 2009 Noteholders participating in the 2009 Notes Exchange Offer are eligible for the 2009 Notes Early Exchange Consideration. 2009 Noteholders participating in the 2009 Notes Offer after such deadline will receive the 2009 Notes Late Exchange Consideration.

          With respect to the 2010 Notes, the "2010 Notes Early Exchange Deadline" will be 16.00 hours (London time) on 14 July 2009 subject to the Bank's discretion (acting on behalf of the 2010/2011 Notes Issuer and the New Notes Issuer) to extend such time and date in its sole discretion, in which case the 2010 Notes Early Exchange Deadline shall mean the latest date and time to which such deadline is extended. The 2010 Notes Early Exchange Deadline is the last time at which 2010 Noteholders participating in the 2010 Notes Exchange Offer are eligible for the 2010 Notes Early Exchange Consideration. 2010 Noteholders participating in the 2010 Notes Offer after such deadline will receive the 2010 Notes Late Exchange Consideration.

          There is no early exchange consideration applicable to the 2011 Notes.

     (d) Noteholders may only revoke their acceptance of the Exchange Offer or any Consents given in relation to the Proposed Amendments in the event that the Bank (acting on behalf of the Existing Issuers and the New Notes Issuer) in its sole discretion, amends, terminates or withdraws the Exchange Offer, at any time up to and including the applicable date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to affected Noteholders in the opinion of the Bank (in consultation with the Dealer Managers). In such circumstances a valid withdrawal of Existing Notes offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Existing Notes.

     (e) The Bank (on behalf of the Existing Issuers and the New Notes Issuer) will not limit the amount of Existing Notes exchanged under the Offer. Existing Notes that have not been validly offered for exchange and accepted by the Bank (on behalf of the Existing Issuers and the New Notes Issuer) pursuant to the Exchange Offer will remain outstanding subject to the Bank's right (acting on behalf of the Existing Issuers and the New Notes Issuer) to redeem the same pursuant to the Proposed Amendments if the Extraordinary Resolutions approving the Proposed Amendments are duly passed.

     (f) None of the Dealer Managers, the 2009 Notes Trustee, the 2010/2011 Notes Trustee or the Exchange and Tabulation Agent (or their respective directors, employees or affiliates) makes any recommendation as to whether or not Noteholders should offer their Existing Notes for exchange.

2    New Notes; Settlement

     (a) The New Notes will be issued, in minimum denominations of US$100,000 and integral multiples of US$1,000 in excess thereof, by the New Notes Issuer. Application will be made for listing the New Notes on the ISE. Whilst the New Notes are listed on the ISE, the New Notes will be tradeable on the ISE in principal nominal amounts of no less than US$100,000.

     (b) On the relevant Settlement Date, subject to the satisfaction or waiver of the conditions of the Offer, the New Notes will be issued and delivered, along with the cash amount, to the Noteholders who have validly offered to exchange Existing Notes under the Offer.

     (c) The Bank may, in its sole discretion, determine to settle each Offer with respect to each series of Existing Notes on a different Settlement Date. If it so determines, it will give notice to the relevant Existing Issuer, the New Notes Issuer and the applicable Noteholders of the proposed Settlement Date of the relevant series of Existing Notes as soon as practicable after such date is determined. In the event that the Bank determines to do so, the New Notes to be issued at each such separate Settlement Date shall form a separate series until the first interest payment date and will accrue interest from and including the issue date of such New Notes. Following the first interest payment date, all New Notes will be consolidated into one series. Once the Bank accepts Existing Notes of any series, the relevant Existing Issuer and the New Notes Issuer will be required to effect the exchange and deliver the New Notes and pay cash amounts required to be paid on the applicable Settlement Date, such date to be no later than close of business on the tenth Business Day immediately following the date of first acceptance of any Existing Notes of a particular series.

3    Consent Solicitation

     (a) Concurrently with the Exchange Offer, the Bank (on behalf of the Existing Issuers and the New Notes Issuer) is soliciting Consents from Noteholders to the Proposed Amendments. With respect to Existing Notes held in Euroclear and Clearstream, Luxembourg receipt from a Direct Participant on behalf of a Beneficial Owner of an Electronic Instruction Notice will be deemed to constitute (i) delivery of Consents and (ii) an instruction to the Noteholder to complete and sign a form of proxy in accordance with Schedule 3 (Provisions for Meetings of Holders) to the 2009 Notes Trust Deed with respect to the 2009 Notes and a form of proxy or Block Voting Instruction in accordance with Schedule 5 (Provisions for Meetings of the Noteholders) to the 2010/2011 Notes Principal Trust Deed with respect to the 2010/2011 Notes and to authorise and instruct the applicable Principal Paying Agent in such Block Voting Instruction or form of proxy to appoint proxies to attend, and to cast the votes corresponding to such Existing Notes offered for exchange in favour of the Extraordinary Resolutions approving the Proposed Amendments at, the Noteholder Meetings. With respect to 2011 Notes held in DTC, the Exchange and Tabulation Agent should be contacted with respect to the procedure and documentation required for delivering consents and appointing a proxy.

     (b) Noteholders and/or Direct Participants may also elect to deliver Consents without offering to exchange Existing Notes for cash and/or New Notes, in which case such Noteholders and/or Direct Participants will only receive New Notes in an amount equal to the applicable Late Exchange Consideration or cash and New Notes in an amount equal to the 2011 Notes Consent Consideration, as the case may be, if the Extraordinary Resolutions are duly passed.

     (c) None of the Dealer Managers, the 2009 Notes Trustee, the 2010/2011 Notes Trustee or the Exchange and Tabulation Agent (or their respective directors, employees or affiliates) makes any recommendation as to whether or not Noteholders should elect to deliver Consents.

4    Limited Revocation of the Exchange Offer and Consents

     Noteholders may only revoke their acceptance of the Exchange Offer or any Consents given in relation to the Proposed Amendments in the event that the Bank (acting on behalf of the Existing Issuers and the New Notes Issuer) in its sole discretion, amends, terminates or withdraws an Exchange Offer, at any time up to and including the applicable date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to affected Noteholders in the opinion of the Bank (in consultation with the Dealer Managers). Any such revocations should be effected in accordance with the requirements of the relevant Clearing System. A valid withdrawal of Existing Notes offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Existing Notes.

5    Accrued Interest

     On the applicable Settlement Date, Noteholders will also receive a cash payment equal to the accrued and unpaid interest ("Accrued Interest") on the applicable Existing Notes from and including the most recent interest payment date in respect of such Existing Notes to, but excluding, the applicable Settlement Date.

6    Publications

     The commencement of the Offer will be made public by press releases from the Bank (acting on behalf of the Existing Issuers and the New Notes Issuer), through the Clearing Systems, through the Notifying News Service and at the offices of the Exchange and Tabulation Agent upon release and is expected to be communicated to the ISE and to the SWX on the dates specified below:

     Launch of the Offer                            1 July 2009

     Announcement of the result of the Noteholder   As soon as practicable after
     Meetings and that the applicable Offer has     the conclusion of the
     been accepted                                  Noteholder Meetings

     Noteholders are hereby informed that significant delays may be experienced in publishing notices through the Clearing Systems. Noteholders are urged to contact the Dealer Managers or the Exchange and Tabulation Agent at the telephone numbers specified on the back cover of this Exchange Offer and Consent Solicitation Memorandum for the relevant announcements during the Offer Period. All announcements will be made available upon release at the offices of the Exchange and Tabulation Agent.

7    Procedure for Offering to Exchange Existing Notes and Delivering Consents

     (a) A Noteholder, Direct Participant or Beneficial Owner wishing to participate in the Offer must submit, or arrange to have submitted on its behalf, at or before the Expiration Deadline and before the deadlines set by each Clearing System (unless the Exchange Offer is terminated earlier), a duly completed Electronic Instruction Notice, or other form of document with respect to 2011 Notes held in DTC as required by the Exchange and Tabulation Agent (the "DTC Notice") to the relevant Clearing System in accordance with the requirements of the relevant Clearing System and in the manner specified herein. Noteholders and Beneficial Owners should check with their bank, securities broker or any other intermediary through which they hold their Existing Notes whether such bank, securities broker or other intermediary will apply earlier deadlines for participation to those set out in this Exchange Offer and Consent Solicitation Memorandum and, if so, should follow those deadlines.

     (b) The submission to Euroclear or Clearstream, Luxembourg by a Noteholder or a Direct Participant of a duly completed Electronic Instruction Notice with respect to Existing Notes prior to the applicable Voting Instructions Deadline will be deemed to constitute delivery of Consents with respect to such Existing Notes by such Noteholder. Notwithstanding that the Existing Notes will be offered and the related Consents delivered by each Noteholder or a Direct Participant by means of an Electronic Instruction Notice, each Noteholder or a Direct Participant thereby agrees that such Electronic Instruction Notice constitutes its written consent to the Proposed Amendments and instruction to the Noteholder of record to complete and sign a form of proxy in accordance with Schedule 3 (Provisions for Meetings of Holders) to the 2009 Notes Trust Deed with respect to the 2009 Notes and a form of proxy or Block Voting Instruction in accordance with
          Schedule 5 (Provisions for Meetings of the Noteholders) to the 2010/2011 Notes Principal Trust Deed with respect to the 2010/2011 Notes and in such Block Voting Instruction or form of proxy to authorise and instruct the applicable proxies to attend, and to cast the votes corresponding to such Existing Notes offered for exchange in favour of the Extraordinary Resolutions approving the Proposed Amendments at, the Noteholder Meetings. It is intended that the Exchange and Tabulation Agent will act as proxy at the Noteholders Meetings. Noteholders participating in the Exchange Offer will be deemed to have provided their vote in favour of the Extraordinary Resolution at the applicable Noteholder Meeting for their relevant series of Existing Notes.

     (c) The offer of Existing Notes for exchange and delivery of related Consents and the instruction to the Noteholder of record holding Existing Notes in Euroclear or Clearstream, Luxembourg to authorise the applicable Principal Paying Agent to issue and complete a Block Voting Instruction in accordance with Schedule 3 (Provisions for Meetings of Holders) to the 2009 Notes Trust Deed with respect to the 2009 Notes and a form of proxy or Block Voting Instruction in accordance with Schedule 5 (Provisions for Meetings of the Noteholders) to the 2010/2011 Notes Principal Trust Deed with respect to the 2010/2011 Notes and in such form of proxy or Block Voting Instruction to authorise and instruct the applicable proxies to attend, and to cast the votes corresponding to such Existing Notes offered for exchange in favour of the Extraordinary Resolutions approving the Proposed Amendments at the Noteholder Meetings by a Noteholder or a Direct Participant will be deemed to have occurred upon receipt by the Noteholder of record as nominee for Euroclear and Clearstream, Luxembourg of a valid Electronic Instruction Notice in accordance with the requirements of such Clearing System. The receipt of such Electronic Instruction Notice by the Noteholder of record as nominee for Euroclear and Clearstream, Luxembourg will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of Existing Notes in the relevant Clearing System so that no transfers may be effected in relation to such Existing Notes.

     (d) Noteholders and Direct Participants must take the appropriate steps through the relevant Clearing System to ensure that no transfers may be effected in relation to such blocked Existing Notes at any time after such date, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System. By blocking its Existing Notes in the relevant Clearing System, each Noteholder and Direct Participant will be deemed to consent to the relevant Clearing System providing details concerning such Noteholder's and/or Direct Participant's identity to the Exchange and Tabulation Agent.

     (e) There is no letter of transmittal or guaranteed delivery procedures provided for in connection with the Offer.

     (f) Only Direct Participants may submit Electronic Instruction Notices. If a Noteholder or Beneficial Owner is not a Direct Participant, it must arrange for the Direct Participant through which it holds Existing Notes to submit an Electronic Instruction Notice on its behalf to the relevant Clearing System prior to the deadline specified by the relevant Clearing System and the applicable Expiration Deadline or applicable Voting Instruction Deadline (as the case may be).

     (g) Noteholders and Beneficial Owners of Existing Notes that are held in the name of a broker, dealer, bank, trust company or other nominee or custodian (collectively, an "Intermediary") should contact such entity sufficiently in advance of the applicable Expiration Deadline or the applicable Voting Instructions Deadline (as the case may be) if they wish to accept the Offer and procure that the Existing Notes are blocked or if they wish to give their Consent to the Proposed Amendments (as the case may be) in accordance with the normal procedures of the relevant Clearing System and the deadlines imposed by such Clearing System.

     (h) The offer by a Noteholder or a Direct Participant to participate in the Exchange Offer may not be revoked by such Noteholder or Direct Participant unless the Bank (acting on behalf of the Existing Issuers and the New Notes Issuer) in its sole discretion, amends, terminates or withdraws an Exchange Offer, at any time up to and including the applicable date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to affected Noteholders in the opinion of the Bank (in consultation with the Dealer Managers).

     (i) By submitting a valid Electronic Instruction Notice to the relevant Clearing System in accordance with the standard procedures of the relevant Clearing System, Noteholders, Beneficial Owners and Direct Participants shall be deemed to make the acknowledgements, representations, warranties and undertakings set out below to the Existing Issuers, the New Notes Issuer, the Bank, the Dealer Managers and the Exchange and Tabulation Agent on each of the applicable Expiration Deadline and applicable Settlement Date (if the relevant Noteholder, Beneficial Owner or Direct Participant is unable to give such representations, warranties and undertakings, such Noteholder or the relevant Direct Participant on its behalf should contact the Dealer Managers immediately).

     (j) The following provisions apply only to Noteholders or Beneficial Owners who do not submit an Electronic Instruction Notice to the relevant Clearing System:

          1. Beneficial Owners and Direct Participants who hold their interests in Existing Notes through Euroclear or Clearstream, Luxembourg and who wish to appoint a proxy to attend and vote on their behalf at any of the Noteholder Meetings (and any adjournment thereof) they are entitled to vote at should contact the relevant Clearing System to request that the applicable Principal Paying Agent issue and date a Block Voting Instruction or form of proxy as contemplated by this paragraph (j).

          2. Block Voting Instructions or form of proxy will only be issued as contemplated by this paragraph (j) in respect of Existing Notes deposited with any Paying Agent (or to the Paying Agent's order at a bank or depositary approved by the 2009 Notes Trustee with respect to the 2009 Notes and the 2010/2011 Notes Trustee with respect to the 2010/2011 Notes or blocked in an account with a clearing system) not less than 48 hours before the time for which the Noteholder Meeting to which the same relate has been convened and shall be valid for so long as the relevant Existing Notes have not been released as per the requirements of a Block Voting Instruction or form of proxy, and during the validity thereof the holder of the proxy or proxies named in any Block Voting Instruction or form of proxy shall, for all purposes in connection with the relevant Noteholder Meeting (or any adjournment thereof) (but not otherwise), be deemed to be the holder of the Existing Notes to which such Block Voting Instruction or form of proxy relates and the Paying Agent or the bank or depositary as aforesaid with whom such Existing Notes have been deposited shall be deemed for such purposes not to be the holder of those Existing Notes.

          4. Any Existing Note(s) so held and blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the earliest of: (i) the conclusion of the Noteholder Meeting (or, if later, the adjourned Noteholder Meeting) and (ii) upon such Existing Note(s) being cancelled in accordance with the procedures of the relevant Clearing System and with the agreement of the applicable Principal Paying Agent to be held to its order or under its control.

          5. 2011 Noteholders holding 2011 Notes in DTC should contact the Exchange and Tabulation Agent with respect to the procedures and documentation required for exchanging 2011 Notes or delivering Consents in respect thereof.

8    Acknowledgements, Representations, Warranties and Undertakings

     Each Noteholder and the relevant Direct Participant (on behalf of the relevant Beneficial Owner) who participates in the Offer represents, warrants and undertakes to the Existing Issuers, the Bank, the Dealer Managers, the 2009 Notes Trustee and the 2010/2011 Notes Trustee that:

     (a) it has received, reviewed, understands and accepts the terms of this Exchange Offer and Consent Solicitation Memorandum;

     (b) it is assuming all the risks inherent in participating in the Offer and has undertaken all the appropriate analysis of the implications of the Offer without reliance on the Existing Issuers, the New Notes Issuer, the Bank, the Dealer Managers, the 2009 Notes Trustee, the 2010/2011 Notes Trustee or the Exchange and Tabulation Agent;

     (c) it does not rely, and has not relied, on any investigation that the Dealer Managers or the Exchange and Tabulation Agent, any of their affiliates or any person acting on their behalf, may have conducted with respect to the Existing Notes, New Notes, the Existing Issuers, New Notes Issuer or the Bank, and none of such persons has made any representation to it, express or implied, with respect to the Existing Notes, New Notes, the Existing Issuers, New Notes Issuer or the Bank or the accuracy, completeness or adequacy of this Exchange Offer and Consent Solicitation Memorandum or any other information in respect of the Offer;

     (d) it has conducted its own investigation of the applicable Existing Notes, New Notes, the applicable Existing Issuers, New Notes Issuer and the Bank;

     (e) it has received all information that it believes is necessary or appropriate in connection with its investment in the applicable Existing Notes and New Notes;

     (f)  it:

          (i) is a legal entity which is authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities; or

          (ii) is a legal entity which has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than (euro)43,000,000; and (C) an annual net turnover of more than (euro)50,000,000, as shown in its last annual or consolidated accounts; or

          (iii) does not require publication by the New Notes Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

     (g) by blocking Existing Notes in the relevant Clearing System, it will be deemed to consent to the relevant Clearing System providing details concerning its identity to the relevant Existing Issuer, the New Notes Issuer, the 2009 Notes Trustee or the 2010/2011 Notes Trustee (as applicable), the Bank, the Dealer Managers, the Exchange and Tabulation Agent and their respective legal advisers;

     (h) upon the terms and subject to the conditions of the Offer, it hereby offers to (i) exchange the principal amount of Existing Notes in its account blocked in the relevant Clearing System for the relevant principal amount of cash and/or New Notes and (ii) deliver Consents with respect to such Existing Notes.

     (i) it acknowledges that the submission of a valid Electronic Instruction Notice to Euroclear or Clearstream, Luxembourg in accordance with the standard procedures of Euroclear or Clearstream, Luxembourg constitutes its written consent to the Proposed Amendments and instruction to the Noteholder of record to complete and sign a form of proxy in accordance with Schedule 3 (Provisions for Meetings of Holders) to the 2009 Notes Trust Deed with respect to the 2009 Notes and a form of proxy or Block Voting Instruction in accordance with
          Schedule 5 (Provisions for Meetings of the Noteholders) to the 2010/2011 Notes Principal Trust Deed with respect to the 2010/2011 Notes and in such Block Voting Instruction or form of proxy to authorise and instruct the applicable Principal Paying Agent to appoint proxies to attend, and to cast the votes corresponding to such Existing Notes offered for exchange in favour of the Extraordinary Resolutions approving the Proposed Amendments at, the Noteholder Meeting. Subject to and effective upon the exchange by the Bank (acting on behalf of the Existing Issuers and the New Notes Issuer) of the Existing Notes blocked in Euroclear or Clearstream, Luxembourg, it hereby renounces all right, title and interest in and to all such Existing Notes exchanged by or at the direction of the Bank (on behalf of the Existing Issuers and New Notes Issuer) and hereby waives and releases any rights or claims it may have against the relevant Existing Issuer, the New Notes Issuer, the Bank or the 2009 Notes Trustee or 2010/2011 Notes Trustee (as applicable) with respect to any such Existing Notes and the Offer;

     (j) it agrees to ratify and confirm each and every act or thing that may be done or effected by the Bank (on behalf of the applicable Existing Issuer and New Notes Issuer), any of their respective directors or any person nominated by the Existing Issuers, the New Notes Issuer or the Bank in the proper exercise of his or her powers and/or authority hereunder;

     (k) it agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by the Bank to be desirable, in each case to complete the transfer of the Existing Notes to the New Notes Issuer or its nominee in exchange for the cash and/or New Notes and/or to perfect any of the authorities expressed to be given hereunder;

     (l) it has informed itself or and has complied with the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other required consents; complied with all requisite formalities; and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance in any jurisdiction and that it has not taken or omitted to take any action in breach of the terms of the Offer or which will or may result in the relevant Existing

          Issuer, the New Notes Issuer, the Bank, the Dealer Managers or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or invitation for Noteholders to Offer to exchange Existing Notes in connection therewith;

     (m) all authority conferred or agreed to be conferred pursuant to its representations, warranties and undertakings and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity;

     (n) no information has been provided to it by the relevant Existing Issuer, the New Notes Issuer, the Bank, the Dealer Managers, the 2009 Notes Trustee, the 2010/2011 Notes Trustee or the Exchange and Tabulation Agent with regard to the tax consequences to Noteholders, Beneficial Owners or Direct Participants arising from the exchange of Existing Notes in the Offer for the receipt of a cash amount and/or New Notes. It hereby acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Offer and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the relevant Existing Issuer, the New Notes Issuer, the Bank, the Dealer Managers, the Exchange and Tabulation Agent or any other person in respect of such taxes and payments;

     (o) it is not a person to whom it is unlawful to make an invitation under the Offer or issue New Notes under applicable laws.

     (p) it understands that the New Notes have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States and that the New Notes Issuer is offering the New Notes to U.S. Noteholders pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Accordingly, the New Notes will be "restricted securities" (within the meaning of Rule 144 under the Securities Act) and may not be offered or sold within the United States or, outside the United States, to, or for the account or benefit of, any U.S. person (as defined in Regulation S under the Securities Act) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities law;

     (q) it is outside the United Kingdom or, if it is located within the United Kingdom, it is a person falling within the definition of Investment Professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order")) or within Article 43 of the Order, or other persons to whom it may lawfully be communicated in accordance with the Order;

     (r) it is not resident in the Republic of Italy, Canada, Australia or Japan and/or located in the Republic of Italy, Canada, Australia or Japan, that it received this Exchange Offer and Consent Solicitation Memorandum and the invitation outside the Republic of Italy, Canada, Australia or Japan and it is not acting on behalf of persons resident in the Republic of Italy, Canada, Australia or Japan and/or located in the Republic of Italy, Canada, Australia or Japan;

     (s) it has full power and authority to submit for exchange and transfer the Existing Notes hereby submitted for exchange and if such Existing Notes are accepted for exchange by the Bank (on behalf of the relevant Existing Issuer and the New Notes Issuer), such Existing Notes will be transferred to, or to the order of, the Existing Issuers and the New Notes Issuer, as applicable, with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto. It will, upon request, execute and deliver any additional documents and/or do such other things deemed by the Bank to be necessary or desirable to complete the transfer and cancellation of the relevant Existing Notes and delivery of the Consents related to such Existing Notes or to evidence such power and authority;

     (t) it shall indemnify the Bank, the Dealer Managers, the Existing Issuers, the 2009 Notes Trustee, the 2010/2011 Notes Trustee and the Exchange and Tabulation Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the acknowledgements, representations, warranties and/or undertakings given pursuant to, the Offer (including any Offer thereunder) by any such holder;

     (u) no information has been provided to it by the Bank, the Existing Issuers, the Dealer Managers, the 2009 Notes Trustee, the 2010/2011 Notes Trustee or the Exchange and Tabulation Agent, or any of their respective directors, officers, employees, agents or affiliates with regard to the tax consequences for holders of Notes arising from the tender of Existing Notes pursuant to the Offer and the receipt of the Applicable Consideration in respect of such Existing Notes accepted for purchase, and it acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its tendering Existing Notes pursuant to the Offer and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Bank, the Dealer Managers, the 2009 Notes Trustee, the Existing Issuers, the 2010/2011 Notes Trustee or the Exchange and Tabulation Agent, or any of their respective directors, officers, employees, agents or affiliates, or any other person, in respect of such taxes and payments;

     (v) it has observed all relevant laws and acquired all necessary consents, approvals or authorisations of, or made all registrations, filings or declarations with, any court, regulatory authority, governmental agency or stock exchange or any other person, that are required in connection with its Offer;

     (w) either (i) it holds and will hold, until the time of settlement on the relevant Settlement Date, the Existing Notes blocked in Euroclear or Clearstream, Luxembourg and, in accordance with the requirements of Euroclear or Clearstream, Luxembourg and by the deadline required by Euroclear or Clearstream, Luxembourg, it has submitted, or has caused to be submitted, an Electronic Instruction Notice to Euroclear or Clearstream, Luxembourg, as the case may be, to authorise the blocking of the submitted Existing Notes with effect on and from the date thereof so that, at any time pending the transfer of such Existing Notes on the relevant Settlement Date to the applicable Existing Issuer or on its behalf and the cancellation thereof, no transfers of such Existing Notes may be effected or (ii) with respect to 2011 Notes held in DTC, it has fulfilled the requirements of and completed such documentation provided by the Exchange and Tabulation Agent; and

     (x) the terms and conditions of the Offer shall be deemed to be incorporated in, and form a part of, the Electronic Instruction Notice or document(s) required in respect of 2011 Notes held in DTC, as applicable, which shall be read and construed accordingly and that the information given by or on behalf of such existing Noteholder in the Electronic Instruction Notice or such other document(s) (as applicable) is true and will be true in all respects at the time of the exchange.

     With respect to Existing Notes held in Euroclear or Clearstream, Luxembourg the receipt from the Noteholder or from a Direct Participant on behalf of a Beneficial Owner of an Electronic Instruction Notice by the relevant Clearing System will constitute instructions to debit the securities in such Noteholder's or Direct Participant's account on the relevant Settlement Date in respect of all of the Existing Notes that such Noteholder or Direct Participant has submitted for exchange, upon receipt by the relevant Clearing System of an instruction from the Exchange and Tabulation Agent to receive those Existing Notes for the account of the Bank (on behalf of the relevant Existing Issuer and the New Notes Issuer) and against credit of the New Notes, subject to the automatic withdrawal of those instructions in the event that the Offer is terminated by the Bank (acting on behalf of the Existing Issuers and the New Notes Issuer) on or prior to the Expiration Deadline or the withdrawal of such Electronic Instruction Notice in accordance with the procedure set out in this Exchange Offer and Consent Solicitation Memorandum.

     With respect to 2011 Notes held in DTC, the Exchange and Tabulation Agent should be contacted with respect to applicable procedures and mechanics for debiting securities.

9    Responsibility for Delivery of Electronic Instruction Notices

     This section applies only to Existing Notes held in Euroclear or Clearstream, Luxembourg.

     (a) None of the Existing Issuers, the New Notes Issuer, the Bank, the Dealer Managers, the 2009 Notes Trustee, the 2010/2011 Notes Trustee or the Exchange and Tabulation Agent will be responsible for the communication of offers to exchange and corresponding Electronic Instruction Notices by:

          o Beneficial Owners to the Direct Participant through which they hold Existing Notes; or

          o    the Direct Participant to the relevant Clearing System.

     (b) If a Beneficial Owner holds its Existing Notes through a Direct Participant or Intermediary, such Beneficial Owner should contact that Direct Participant or Intermediary to discuss the manner in which exchange acceptances and transmission of the corresponding Electronic Instruction Notice and, as the case may be, transfer instructions may be made on its behalf.

     (c) In the event that the Direct Participant through which a Beneficial Owner holds its Existing Notes is unable to submit an Electronic Instruction Notice on its behalf, such Beneficial Owner should telephone the Dealer Managers or the Exchange and Tabulation Agent for assistance.

     (d) Noteholders, Direct Participants and Beneficial Owners are solely responsible for arranging the timely delivery of their Electronic Instruction Notices.

     (e) If a Beneficial Owner offers its Existing Notes through a Direct Participant, such Beneficial Owner should consult with that Direct Participant as to whether it will charge any service fees in connection with the participation in the Offer.

10   Withdrawal Rights

     (a) Noteholders may not revoke their offers to participate in the Exchange Offer unless the Bank (acting on behalf of the Existing Issuers and the New Notes Issuer) in its sole discretion, amends, terminates or withdraws an Exchange Offer, at any time up to and including the applicable date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to affected Noteholders in the opinion of the Bank (in consultation with the Dealer Managers). In such circumstances, a valid withdrawal of Existing Notes offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Existing Notes.

     (b) Noteholders and Beneficial Owners are advised to check with their bank, securities broker or any other intermediary through which they hold their Existing Notes whether such bank, securities broker or other intermediary would require receiving instructions to participate in, or withdraw their instruction to participate in, the Offer prior to the deadlines set out in this Exchange Offer and Consent Solicitation Memorandum (also refer to "Procedure for Offering to Exchange Existing Notes and Delivering Consents" above).

11   Irregularities

     All questions as to the validity, form and eligibility (including the time of receipt) of any Electronic Instruction Notice or such other document, with respect to 2011 Notes held in DTC, required by the Exchange and Tabulation Agent, offer to exchange Existing Notes or revocation or revision thereof or delivery of Existing Notes and related Consents will be determined by the Bank in its sole discretion (on behalf of the relevant Existing Issuer and the New Notes Issuer), which determination will be final and binding. The Bank reserves the absolute right to reject any and all Electronic Instruction Notices or such other document, with respect to 2011 Notes held in DTC, required by the Exchange and Tabulation Agent not in proper form or for which any corresponding agreement by the Bank (on behalf of the relevant Existing Issuer and the New Notes Issuer) to exchange would, in the opinion of the Bank, be unlawful. The Bank also reserves the absolute right to waive any of the conditions of the Offer or defects in Electronic Instruction Notices or such other document, with respect to 2011 Notes held in DTC, required by the Exchange and Tabulation Agent with regard to any Existing Notes. None of the Existing Issuers, the New Notes Issuer, the Bank, the Dealer Managers, the 2009 Notes Trustee, the 2010/2011 Notes Trustee or the Exchange and Tabulation Agent shall be under any duty to give notice to Noteholders, Direct Participants or Beneficial Owners of any irregularities in Electronic Instruction Notices or such other document, with respect to 2011 Notes held in DTC, required by the Exchange and Tabulation Agent, as applicable; nor shall any of them incur any liability for failure to give notification of any material amendments to the terms and conditions of the Offer.

12   Amendment, Termination or Extension

     (a) Subject to applicable law and as provided herein, the Bank (acting on behalf of the Existing Issuers and the New Notes Issuer) may, in its sole discretion, amend, terminate or withdraw an Exchange Offer at any time up to and including the applicable date on which the acceptance of the Exchange Offer is announced. If any amendments to the terms and conditions of the Exchange Offer are materially adverse to affected Noteholders, in the opinion of the Bank (in consultation with the Dealer Managers), the Bank (on behalf of the relevant Existing Issuer and the New Notes Issuer) may extend the applicable Early Exchange Deadline and/or the applicable Expiration Deadline for such period as deemed reasonable by the Bank in its sole discretion and subject to applicable law. Notice will be given to affected Noteholders by the Exchange and Tabulation Agent (on behalf of the Bank) if the terms and conditions of the Exchange Offer are amended or if the Exchange Offer is terminated or withdrawn. Affected Noteholders will have the right to withdraw their acceptance of the Exchange Offer or any Consents for a period of 2 Business Days from the date of notification of any materially adverse amendments to the terms and conditions of the Exchange Offer.

     (b) Any Electronic Instruction Notice or such other document, with respect to 2011 Notes held in DTC, required by the Exchange and Tabulation Agent submitted before the amended Exchange Offer is made will be valid and binding in respect of the new Exchange Offer, provided that the terms of the new Exchange Offer are considered by the Bank (acting on behalf of the Existing Issuers and the New Notes Issuer) in its sole discretion to be no less favourable to Noteholders.

     (c) The Bank (on behalf of the relevant Existing Issuer and the New Notes Issuer) expressly reserves the right, in its sole discretion, at any time and from time to time, to extend or reopen the period during which (i) the Exchange Offer is open by giving written notice of such extension and (ii) the Consent Solicitation is open by giving written notice of such extension, in each case, to the Exchange and Tabulation Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension or reopening of the Exchange Offer, all Existing Notes previously tendered and not accepted for exchange will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer, be accepted for exchange by the Bank (acting on behalf of the Existing Issuers and the New Notes Issuer). During any extension or reopening of the Consent Solicitation, all Consents to the Proposed Amendments validly delivered to the Exchanged Agent will remain effective unless validly revoked under the limited circumstances described in (a) above.

13   Participation by the Dealer Managers

     The Dealer Managers may submit Electronic Instruction Notices for their own respective accounts and, subject to offer restrictions, on behalf of other Noteholders.

14   Governing Law

     The terms of the Offer (including any non-contractual obligations arising out of or in respect of the Offer), including without limitation each Electronic Instruction Notice or such other document, with respect to 2011 Notes held in DTC, required by the Exchange and Tabulation Agent, shall be governed by and construed in accordance with English law. By submitting an Electronic Instruction Notice or such other document, with respect to 2011 Notes held in DTC, required by the Exchange and Tabulation Agent, a Noteholder (or Direct Participant, as applicable) irrevocably and unconditionally agrees for the benefit of the Existing Issuers, the New Notes Issuer, the Bank, the Dealer Managers, the 2009 Notes Trustee, the 2010/2011 Notes Trustee and the Exchange and Tabulation Agent that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Offer or any of the documents referred to above and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

15   Miscellaneous

     (a) 2011 Notes: In the event that any of the holders of the 2011 Notes have exercised their Put Option but subsequently accept the offer to exchange 2011 Notes for a combination of cash and New Notes or deliver a Consent in relation to the 2011 Notes, the applicable Put Notice will be deemed extinguished and will be null and void. If the Extraordinary Resolutions approving the Proposed Amendments are duly passed, the holders of any 2011 Notes who have exercised their Put Option and not subsequently accepted the offer to exchange or delivered a Consent will be required to exchange their 2011 Notes for 2011 Notes Consent Consideration. Any such Put Notice in relation to such 2011 Notes will be deemed extinguished and will be null and void.

          2011 Noteholders who have submitted a Put Notice and who wish to accept an Exchange Offer or deliver a Consent in relation to the 2011 Notes should contact the Exchange and Tabulation Agent, Lucid Issuer Services Limited, Attention: Sunjeeve Patel / Yves Theis, E-mail: abu@lucid-is.com, Telephone: +44 20 7704 0880 / Facsimile: +44 20 7067 9098.

     (b) Assistance: Noteholders who need assistance with respect to the procedure relating to making an offer to exchange should contact the Exchange and Tabulation Agent, the contact details for whom appear on the back cover of this Exchange Offer and Consent Solicitation Memorandum.

                                TAX CONSEQUENCES

In view of the number of different jurisdictions where tax laws may apply to a Noteholder, this Exchange Offer and Consent Solicitation Memorandum does not discuss the tax consequences for Noteholders arising from the exchange of Existing Notes in the Exchange Offer for cash and/or New Notes, the exchange of the Existing Notes by the Existing Issuer following the Consent Solicitation pursuant to the Proposed Amendments or (save as set out in the Prospectus) in relation to the New Notes. Noteholders are urged to consult their own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to them or to the exchange of their Existing Notes, the Applicable Consideration and any Accrued Interest. Noteholders are liable for their own taxes and have no recourse to the New Notes Issuer, the Existing Issuers, the Bank, the Dealer Managers, the 2009 Notes Trustee, the 2010/2011 Notes Trustee or the Exchange and Tabulation Agent with respect to taxes arising in connection with the Offer or the Proposed Amendments.

                 CERTAIN MATERIAL DIFFERENCES IN THE CONDITIONS

There are a number of differences between the terms and conditions of the Existing Notes and the New Notes. The following table sets out some of those differences, but does not include all of the information included in the respective terms and conditions and does not contain all of the information required to make an investment decision regarding the Offer. This information is qualified by reference to the provisions of (a) the terms and conditions relating to the 2009 Notes, the 2009 Notes Trust Deed and the 2009 Notes Supplemental Trust Deed and the 2010/2011 Notes, the 2010/2011 Notes Trust Deeds and the 2010/2011 Notes Supplemental Trust Deed, as applicable and (b) the terms and conditions relating to the New Notes and the New Notes Supplemental Trust Deed relating thereto.

Capitalised expressions in this table have the meanings ascribed to them in the relevant terms and conditions of the Existing Notes or the New Notes, as applicable.

Provision                             2009 Notes
-----------------------------------   -------------------------------------------------------------
Aggregate Principal Amount:           US$345,000,000

Rate of Interest:                     9.75% fixed rate

Payment Dates:                        22 June and 22 December in each year

Maturity:                             22 December 2009

Denomination:                         US$100,000 and integral multiples of US$1,000 in excess
                                      thereof.

Noteholder meeting quorum             The provisions governing the convening and holding of
requirements and voting thresholds:   the Noteholder Meeting are set out in Schedule 3
                                      (Provisions for Meetings of Holders) to the 2009 Notes
                                      Trust Deed. An original meeting shall be quorate if one
                                      or more persons present in person (not being the 2009
                                      Notes Issuer or any of its subsidiaries) holding 2009
                                      Notes or being proxies or representatives and holding
                                      or representing in the aggregate a clear majority in
                                      principal amount of the 2009 Notes for the time being
                                      outstanding; provided that at any meeting the business
                                      of which includes the modification of certain
                                      provisions of the 2009 Notes, the conditions of the
                                      2009 Notes or the 2009 Notes Trust Deed (including,
                                      inter alia, modifying the date of maturity of the 2009
                                      Notes or any date for payment of interest thereon, or
                                      reducing or cancelling the amount principal or the rate
                                      of interest payable in respect of the 2009 Notes or
                                      altering the currency of payment of the 2009 Notes),
                                      the quorum shall be one or more persons holding or
                                      representing in the aggregate not less than two-thirds
                                      in principal amount of the 2009 Notes for the time
                                      being outstanding. Votes in favour of the Extraordinary
                                      Resolutions must represent not less than 75 per cent.
                                      of the votes cast, for the Extraordinary Resolutions to
                                      be duly passed.

Provision                             2010 Notes
-----------------------------------   -------------------------------------------------------------
Aggregate Principal Amount:                       US$450,000,000

Rate of Interest:                     9.25% fixed rate

Payment Dates:                        26 July and 26 January in each year

Maturity:                             26 July 2010

Denomination:                         US$100,000 and integral multiples of US$1,000 in excess
                                      thereof.

Noteholder meeting quorum             The provisions governing the convening and holding of
requirements and voting thresholds:   the Noteholder Meeting are set out in Schedule 5
                                      (Provisions for Meetings of the Noteholders) to the
                                      2010 Notes Principal Trust Deed. An original meeting
                                      shall be quorate if one or more persons present in
                                      person (not being the 2010 Notes Issuer, Borrower (as
                                      such term is defined in the 2010 Notes Trust Deed) or
                                      any of their respective subsidiaries) holding 2010
                                      Notes or being proxies or representatives and holding
                                      or representing more than half of the aggregate
                                      principal amount of the 2010 Notes for the time being
                                      outstanding, except that at any meeting the business of
                                      which includes the modification of certain terms,
                                      conditions and provisions constituting Reserved Matters
                                      (including, inter alia, changing any date fixed for
                                      payment of principal or interest in respect of the 2010
                                      Notes, reducing the amount of principal or interest
                                      payable on any date in respect of the 2010 Notes,
                                      altering the method of calculating the amount of any
                                      payment in respect of the 2010 Notes or the date for
                                      any such payment), the quorum will be one or more
                                      persons holding Notes or being proxies or
                                      representatives and holding or representing not less
                                      than two-thirds of the principal amount of the Notes
                                      for the time being outstanding. Votes in favour of the
                                      Extraordinary Resolutions must represent not less than
                                      75 per cent. of the votes cast, for the Extraordinary
                                      Resolutions to be duly passed.

Provision                             2011 Notes
-----------------------------------   -------------------------------------------------------------
Aggregate Principal Amount:           US$250,000,000

Rate of Interest:                     12.00% fixed rate

Payment Dates:                        11 February and 11 August in each year

Maturity:                             11 August 2011

Denomination:                         US$100,000 and integral multiples of US$1,000 in excess
                                      thereof.

Noteholder meeting quorum             The provisions governing the convening and holding of
requirements and voting thresholds:   the Noteholder Meeting are set out in Schedule 5
                                      (Provisions for Meetings of the Noteholders) to the
                                      2010/2011 Notes Principal Trust Deed. An original
                                      meeting shall be quorate if one or more persons present
                                      in person (not being the 2011 Notes Issuer, Borrower
                                      (as such term is defined in the 2011 Notes Trust Deed)
                                      or any

                                      of their respective subsidiaries) holding 2011 Notes or
                                      being proxies or representatives and holding or
                                      representing more than half of the aggregate principal
                                      amount of the 2011 Notes for the time being
                                      outstanding, except that at any meeting the business of
                                      which includes the modification of certain terms,
                                      conditions and provisions constituting Reserved Matters
                                      (including, inter alia, changing any date fixed for
                                      payment of principal or interest in respect of the 2011
                                      Notes, reducing the amount of principal or interest
                                      payable on any date in respect of the 2011 Notes,
                                      altering the method of calculating the amount of any
                                      payment in respect of the 2011 Notes or the date for
                                      any such payment), the quorum will be one or more
                                      persons holding Notes or being proxies or
                                      representatives and holding or representing not less
                                      than two-thirds of the principal amount of the Notes
                                      for the time being outstanding. Votes in favour of the
                                      Extraordinary Resolutions must represent not less than
                                      75 per cent. of the votes cast, for the Extraordinary
                                      Resolutions to be duly passed.

Noteholder Put Option                 The 2011 Noteholders shall have the option to the
                                      require the 2010/2011 Notes Issuer to redeem their
                                      respective 2011 Notes on the earlier of a Put Event (as
                                      such term is defined in the 2011 Notes Trust Deed) and
                                      11 August 2009.

Provision                             New Notes
-----------------------------------   -------------------------------------------------------------
Aggregate Principal Amount:           US$[o]*

                                      *    figure not known at time of going to print

Rate of Interest:                     13.00% fixed rate

Payment Dates:                        quarterly

Maturity:                             August 2012(three years from the issue date of the first
                                      date of the first New Notes issued)

Denomination:                         US$100,000 and integral multiples of US$1,000 in excess
                                      thereof.

Security:                             In line with 2010/2011 Notes; see Condition 5 (Security)
                                      as set out in the Prospectus.

Negative Pledge:                      In line with 2010/2011 Notes, see Clause 12.4 (Negative
                                      Pledge of the Borrower) of the Amended and Restated
                                      Framework Agreement dated 18 July 2008 as set out in the
                                      Prospectus.

Events of Default:                    In line with 2010/2011 Notes, see Clause 13 (Events of
                                      Default) of the Amended and Restated Framework Agreement
                                      dated 18 July 2008 as set out in the Prospectus.

Covenants:                            In line with 2010/2011 Notes, see Condition 3
                                      (Covenants) and Clause 12 (Covenants) of the Amended

                                      and Restated Framework Agreement dated 18 July 2008, in
                                      each case as set out in the Prospectus.

Put Option:                           In line with 2011 Notes, see Condition 6(c) (Redemption
                                      at the Option of the Noteholders upon a Put Event) as
                                      set out in the Prospectus.

Noteholder meeting quorum             The provisions governing the convening and holding of
requirements and voting thresholds:   the Noteholder Meeting will be as set out in Schedule 5
                                      (Provisions for Meetings of the Noteholders) to the
                                      2010/2011 Notes Principal Trust Deed. An original
                                      meeting shall be quorate if one or more persons is
                                      present in person (not being the New Notes Issuer,
                                      Borrower (as such term is defined in the 2010/2011 Notes
                                      Principal Trust Deed) or any of their respective
                                      subsidiaries) holding New Notes or being proxies or
                                      representatives and holding or representing more than
                                      half of the aggregate principal amount of the New Notes,
                                      unless such original meeting includes consideration of
                                      proposals in respect of the Reserved Matter (as defined
                                      in 2010/2011 Notes Principal Trust Deed), in which case
                                      the necessary quorum will be one or more persons holding
                                      or representing not less than two-thirds of the
                                      aggregate principal amount of the New Notes. Votes in
                                      favour of the Extraordinary Resolutions must represent
                                      not less than 75 per cent. of the votes cast, for the
                                      Extraordinary Resolutions to be duly passed.

Amortisation schedule*:                                  Principal
                                                           Amount     Principal    Coupon    Total
                                                        Outstanding    Payment    Payment   Payment
                                      Date***               (%)*         (%)*       (%)*      (%)*
                                      ---------------   -----------   ---------   -------   -------
                                      3 November 2009      100.00         0.00      3.25      3.25
                                      3 February 2010      100.00         0.00      3.25      3.25
                                      3 May 2010           100.00         0.00      3.25      3.25
                                      3 August 2010        100.00         0.00      3.25      3.25
                                      3 November 2010      100.00        12.50      3.25     15.75
                                      3 February 2011       87.50        12.50      2.84     15.34
                                      3 May 2011            75.00        12.50      2.44     14.94
                                      3 August 2011         62.50        12.50      2.03     14.53
                                      3 November 2011       50.00        12.50      1.63     14.13
                                      3 February 2012       37.50        12.50      1.22     13.72

                                      3 May 2012            25.00        12.50      0.81     13.31
                                      3 August 2012         12.50        12.50      0.41     12.91

                                      *    For example purposes only; actual cash payments and date
                                           may differ

                                      **   expressed as a per cent. of principal amount of
                                           New Notes

                                      ***  dates to be determined immediately prior to the
                                           applicable Settlement Date. Equal quarterly principal
                                           instalments until 2012 commencing one year after the
                                           first coupon payment.

                               NOTEHOLDER MEETINGS

The Noteholder Meetings will be held in accordance with the provisions of
Schedule 3 (Provisions for Meetings of Holders) to the 2009 Notes Trust Deed with respect to the 2009 Notes and Schedule 5 (Provisions for Meetings of the Noteholders) to the 2010/2011 Notes Principal Trust Deed with respect to the 2010/2011 Notes. A copy of the 2009 Notes Trust Deed (certain relevant provisions of which are summarised below) and other relevant documents listed below are available for inspection by applicable Noteholders during normal business hours at the office of the 2009 Notes Trustee and the applicable Principal Paying Agent and a copy of each of the 2010/2011 Notes Trust Deeds (certain relevant provisions of which are summarised below) and other relevant documents listed below are available for inspection by applicable Noteholders during normal business hours at the office of the 2010/2011 Notes Trustee and the applicable Principal Paying Agent. In the case of any difference or inconsistency between these summaries and the provisions of the 2009 Notes Trust Deed or the 2010/2011 Notes Trust Deeds, as applicable, the provisions of the 2009 Notes Trust Deed or the 2010/2011 Notes Trust Deeds, as applicable, shall prevail.

The following documents are available for inspection, at any time during normal business hours on any weekdays (Saturdays, Sundays and bank and other public holidays excepted), at the office of the 2009 Notes Trustee and the applicable Principal Paying Agent in advance of the Noteholder Meeting:

(a)  2009 Notes Trust Deed;

(b)  Prospectuses dated:

     (i)  18 December 2006 relating to the 2009 Notes;

     (ii) 28 February 2007 relating to the 2009 Notes; and

     (iii) 30 June 2009 relating to the New Notes;

(c)  2009 Notes Agency Agreement; and

(d)  Exchange Offer and Consent Solicitation Memorandum dated 1 July 2009.

The following documents are available for inspection, at any time during normal business hours on any weekdays (Saturdays, Sundays and bank and other public holidays excepted), at the office of the 2010/2011 Notes Trustee and the applicable Principal Paying Agent in advance of the Noteholder Meeting:

(a)  2010/2011 Notes Trust Deeds;

(b)  Base Prospectuses dated:

     (i)  24 July 2007;

     (ii) 28 May 2008;

     (iii) 18 July 2008; and

     (iv) 30 June 2009;

(c)  Final Terms dated:

     (i)  29 May 2008 relating to the 2010 Notes; and

     (ii) 29 July 2008 relating to the 2011 Notes;

(d)  2010/2011 Notes Agency Agreement;

(e) form of 2010/2011 Notes Supplemental Trust Deed (including the amended Conditions); and

(f)  Exchange Offer and Consent Solicitation Memorandum dated 1 July 2009.

The Noteholder Meetings will be convened to consider the Extraordinary Resolutions. The Extraordinary Resolutions may only be considered at the relevant Noteholder Meeting if such Noteholder Meeting is quorate. The quorum and voting requirements are set out in the Noteholder Meeting Provisions, and are summarised under "Procedures at the Noteholder Meetings--Quorum Requirement" below. If the Extraordinary Resolutions are passed, the 2009 Notes Trustee (with respect to the 2009 Notes) and the 2010/2011 Notes Trustee (with respect to the 2010/2011 Notes) will each be authorised to enter into, respectively, the 2009 Notes Supplemental Trust Deed and the 2010/2011 Notes Supplemental Trust Deed with the applicable Existing Issuer to amend the 2009 Notes Trust Deed, the 2010 Notes Trust Deed and the 2011 Notes Trust Deed, as applicable, and the corresponding Conditions to reflect the Proposed Amendments.

Notice to holders of the 2011 Notes who have exercised the Put Option

The exercise of the Put Option does not affect the voting rights attaching to such 2011 Notes so long as they remain outstanding. Therefore, holders of the 2011 Notes who have exercised the Put Option shall continue to be entitled to issue Electronic Voting Instructions or DTC equivalent provided by the Exchange and Tabulation Agent as to how they wish the votes in respect of the 2011 Note(s) to which they are beneficially entitled to be cast at the relevant Noteholder Meeting.

Participation at the Noteholder Meeting

Method of Participation for Existing Notes held within Euroclear or Clearstream, Luxembourg

The Existing Notes are currently represented by the Global Notes held by and registered in the name of The Bank of New York Depository (Nominees) Limited with respect to the 2009 Notes and BT Globenet Nominees Limited with respect to the 2010/2011 Notes as nominee for Euroclear and Clearstream, Luxembourg and Cede & Co. as nominee for DTC. The Existing Notes cannot be physically offered for exchange. Each Beneficial Owner, being a person who is the owner of a particular principal amount of the Existing Notes, as shown in the records of Euroclear or Clearstream, Luxembourg or its Direct Participant, should note that such person will not be a Noteholder for the purposes of the Notices of Noteholder Meeting and will only be entitled to attend and vote at the Noteholder Meetings or to cause the appointment of a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of the Notices of Noteholder Meeting will be the registered holder of the Global Notes, which is The Bank of New York Depository (Nominees) Limited for the 2009 Notes, and BT Globenet Nominees Limited, for the 2010/2011 Notes, as nominees for Euroclear and Clearstream, Luxembourg and Cede & Co. as nominee for DTC. Receipt from the Direct Participant on behalf of a Beneficial Owner of an Electronic Instruction Notice by the relevant Clearing System will be deemed to constitute delivery of the Consents and instruction to the Noteholder to complete and sign a form of proxy in accordance with Schedule 3 (Provisions for Meetings of Holders) to the 2009 Notes Trust Deed with respect to the 2009 Notes and a form of proxy or Block Voting Instruction in accordance with Schedule 5 (Provisions for Meetings of the Noteholders) to the 2010/2011 Notes Principal Trust Deed with respect to the 2010/2011 Notes and in such form of proxy or Block Voting Instruction to authorise and instruct the applicable proxies to attend each Noteholder Meeting (and any adjournment thereof), and to cast the votes corresponding to such Existing Notes offered for exchange in favour of the Extraordinary Resolutions approving the Proposed Amendments at such Noteholder Meetings (or any adjournment thereof). It is intended that the Exchange and Tabulation Agent shall perform the role of proxy at the Noteholder Meetings.

A Noteholder who does not participate in the Exchange Offer but wishes to participate in the Noteholder Meetings and vote for or against the Extraordinary Resolutions should refer to the Voting and Quorum section of the Notices of Noteholder Meeting attached hereto.

Method of Participation for Existing Notes held within DTC

Any 2010/2011 Noteholder who holds 2010/2011 Notes through DTC must arrange for a direct participant in DTC (a "Direct Participant") to electronically transmit the 2010/2011 Noteholder's Consent through DTC's Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible. Accordingly, a DTC Participant whose name appears on the security position listing as the holder of the 2010/2011 Notes must electronically transmit its submission of a Consent by causing DTC to irrevocably transfer 2010/2011 Notes in the participant's account to the Exchange and Tabulation Agent's account at DTC in accordance with ATOP procedures for such a transfer. DTC will then send an agent's message (as hereinafter defined) to the Exchange and Tabulation Agent.

An "agent's message" is a message, transmitted by DTC, received by the Exchange and Tabulation Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the consenting participant that such participant has received this Exchange Offer and Consent Solicitation Memorandum and agrees to be bound by the terms of the Consent Solicitation and the Bank (on behalf of the Existing Issuers and the New Notes Issuer) may enforce such agreement against such participant.

An agent's message must be transmitted by DTC and received by the Exchange and Tabulation Agent on or prior to the applicable Expiration Deadline in order to validly tender 2010/2011 Notes pursuant to this Consent Solicitation.

None of the Existing Issuers, the New Notes Issuer, the Bank, the Dealer Managers or the Exchange and Tabulation Agent has provided guaranteed delivery procedures in conjunction with the Consent Solicitation or under this Exchange Offer and Consent Solicitation Memorandum. 2010/2011 Noteholders who intend to submit a Consent should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

All tenders through DTC must be submitted through DTC's ATOP system in accordance with the deadlines and procedures established by DTC and an agent's message with respect to any Consent must be received by the Exchange and Tabulation Agent prior to the applicable Expiration Deadline.

There are no letters of transmittal for the Consent Solicitation. Participating Holders who hold 2010/2011 Notes through DTC must tender 2010/2011Notes through DTC's ATOP procedures.

Timing for Voting Instructions

No Voting Instructions will be accepted after the applicable Voting Instructions Deadline.

No Brokerage Fees

Noteholders and Direct Participants will not be obliged to pay brokerage fees or commissions to the Dealer Managers, the Bank, the Existing Issuers or the New Notes Issuer in connection with giving Voting Instructions or casting votes at the Noteholder Meetings.

No Revocation of Voting Instructions

Voting Instructions from Beneficial Owners or Direct Participants not offering their Existing Notes in the Exchange Offer shall be irrevocable provided, however that in the event that the Bank (acting on behalf of the Existing Issuers and the New Notes Issuer), in its sole discretion, amends, terminates or withdraws an Exchange Offer, at any time up to and including the applicable date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to affected Noteholders in the opinion of the Bank (in consultation with the Dealer Managers), Noteholders shall be permitted, subject to the conditions set out herein, to revoke any Consents or Voting Instructions delivered in relation thereto for a period of 2 Business Days from the date of notification of any materially adverse amendments to the terms and conditions of the Exchange Offer.

With respect to the limited situations when a Voting Instruction may be revoked as set out above, to be effective, any notice of revocation must indicate the relevant Voting Instructions to be revoked and must be received prior to the applicable Voting Instructions Deadline in the same manner as the original Voting Instructions. With respect to Voting Instructions given in respect of Existing Notes held in Euroclear or Clearstream, Luxembourg, Beneficial Owners who are not Direct Participants must arrange either directly or through their Intermediary to contact the Direct Participant through which they hold the Existing Notes to deliver notice of such revocation to the relevant Clearing System prior to the applicable Voting Instructions Deadline. Such Beneficial Owners should give such directions to their Intermediary sufficiently in advance to ensure receipt by the Euroclear or Clearstream, Luxembourg of any such notice of revocation prior to the applicable Voting Instructions Deadline and within the time limit specified by such Clearing System. Noteholders whose Existing Notes are held in DTC should contact the Exchange and Tabulation Agent for the relevant procedures.

Termination

The Bank, on behalf of the Existing Issuers and the New Notes Issuer, reserves the right, at its discretion and subject to applicable law, at any time to withdraw or terminate the Proposed Amendments, as set out herein (subject to compliance with the terms of the Existing Notes Trust Deed). Any such withdrawal or termination will be notified to Noteholders promptly via the Clearing Systems.

Procedures at the Noteholder Meetings for the 2009 Notes

Noteholders should note the quorum requirements for each Noteholder Meeting set out below. Noteholders should be aware that if Noteholders present or represented at a Noteholder Meeting are insufficient to meet these quorum requirements then the Extraordinary Resolutions to be considered at such Noteholder Meeting cannot be considered at such Noteholder Meeting but will be considered at the relevant adjourned meeting, which will have lower quorum requirements; see "Quorum Requirements" below.

Notices

The Notice of Noteholder Meeting is set out on pages 61 to 67 (inclusive) of this Exchange Offer and Consent Solicitation Memorandum. The Notices of Noteholder Meeting are delivered on the date of this Exchange Offer and Consent Solicitation Memorandum.

Chairman

The chairman of the Noteholder Meeting in respect of the 2009 Notes (who may, but need not be, a 2009 Noteholder) will be nominated in writing by the 2009 Notes Trustee. If no such nomination is made or if the nominated chairman is not present at a Noteholder Meeting in respect of the 2009 Notes within 15 minutes of the time fixed for such Noteholder Meeting, then the Noteholders or their proxies who are present at such Noteholder Meeting shall choose a chairman from the Noteholders or proxies present at such meeting. The chairman of an adjourned meeting does not have to be the same person as the chairman of the original meeting that was adjourned.

Quorum Requirement

The Extraordinary Resolution may only be considered at the Noteholder Meeting if the Noteholder Meeting is quorate. The matters to be considered at the Noteholder Meeting are 2009 Notes Reserved Matters (as defined below). The Noteholder Meeting will be quorate if at least one or more persons being entitled to vote (whether as a Noteholder or as proxy) are present at the Noteholder Meeting who together hold or represent the requisite principal amount of outstanding Existing Notes for the quorum requirement set out below across from "Original Noteholder Meeting". If within 15 minutes from the time appointed for the Noteholder Meeting (or such longer period not exceeding 30 minutes as the chairman may decide) a quorum is not present, it will be adjourned to a later time and date in accordance with the 2009 Notes Trust Deed. When the Noteholder Meeting resumes following adjournment, the 2009 Notes Trust Deed makes provision for a lower quorum requirement set out below across from "Adjourned Noteholder Meeting".

The quorum requirements are as follows:

Noteholder Meeting             Quorum Requirement
----------------------------   ------------------------------------------------------------------------
Original Noteholder Meeting    One or more persons present in person (not being the 2009 Notes Issuer or any of its subsidiaries) holding 2009 Notes or being proxies or representatives and holding or representing in the aggregate a clear majority in principal amount of the 2009 Notes for the time being outstanding; provided that at any meeting the business of which includes the modification of certain provisions of the 2009 Notes, the conditions of the 2009 Notes or the 2009 Notes Trust Deed (including, inter alia, modifying the date of maturity of the 2009 Notes or any date for payment of interest thereon, or reducing or cancelling the amount principal or the rate of interest payable in respect of the 2009 Notes or altering the currency of payment of the 2009 Notes, collectively, the "2009 Notes
                               Reserved Matters"), the quorum shall be one or more persons holding or representing in the aggregate not less than two-thirds in principal amount of the 2009 Notes for the time being outstanding.

Adjourned Noteholder Meeting   One or more persons present in person (not being the 2009 Notes Issuer or any of its subsidiaries) holding 2009 Notes or being proxies or representatives (whatever the principal amount of the 2009 Notes so held or represented by them) shall form a quorum, unless the matters to be considered are 2009 Notes Reserved Matters in which case the quorum shall be one or more persons present in person (not being the 2009 Notes
                               Issuer or any of its subsidiaries) holding 2009 Notes or being proxies or representatives and holding or representing in the aggregate not less than one-third in principal amount of the 2009 Notes for the time being outstanding.

Inconsistency between Conditions of the Notes in the Prospectus dated 28 February 2007 and the 2009 Notes Trust Deed

The Prospectus dated 28 February 2007 stipulates that a minimum of 14 days' notice of an original Noteholder Meeting must be given to the 2009 Noteholders, whilst the 2009 Notes Trust Deed stipulates 21 days' notice. The 2009 Notes Trustee has determined that, in light of the inconsistency between the two documents, it will take the more conservative approach and require 21 days' notice to be provided to 2009 Noteholders.

Voting

Every question submitted to a Noteholder Meeting (or any adjournment thereof) will be decided in the first instance by a show of hands and, in the case of equality of votes, the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a 2009 Noteholder or as a proxy or representative. At a Noteholder Meeting in respect of the 2009 Notes (or any adjournment thereof), unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman, the 2009 Notes Issuer, the 2009 Notes Trustee or by any person holding a 2009 Notes or being a proxy or representative (whatever the principal amount of the 2009 Notes so held or represented by him), a declaration by the chairman that the resolution has been carried or carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs and the results of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

On a show of hands every person who is present in person or is a proxy or a registered holder of a 2009 Note shall have one vote.

On a poll every person who is so present shall have one vote in respect of each US$1,000 in principal amount of 2009 Notes or in respect of which he is a proxy or the Noteholder or the representative.

Without prejudice to the obligations of the proxies named in any form of proxy, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

Votes in favour of the Extraordinary Resolutions must represent a majority of not less than 75 per cent. of the persons voting thereat upon a show of hands or, if a poll is duly demanded, then by a majority consisting of not less than 75 per cent. of the votes cast, for the Extraordinary Resolutions to be duly passed.

Procedures at the Noteholder Meetings for the 2010/2011 Notes

Noteholders should note the quorum requirements for each Noteholder Meeting set out below. Noteholders should be aware that if Noteholders present or represented at either Noteholder Meeting are insufficient to meet these quorum requirements then the Extraordinary Resolutions to be considered at such Noteholder Meeting cannot be considered at such Noteholder Meeting but will be considered at the relevant adjourned meeting, which will have lower quorum requirements; see "Quorum Requirements" below.

Notices

The Notices of Noteholder Meeting are set out on pages 68 to 84 (inclusive) of this Exchange Offer and Consent Solicitation Memorandum. The Notices of Noteholder Meeting are delivered on the date of this Exchange Offer and Consent Solicitation Memorandum.

Chairman

The chairman (who may, but need not be a Noteholder) of each Noteholder Meeting in respect of the 2010/2011 Notes will be nominated in writing by the 2010/2011 Notes Trustee. If the 2010/2011 Notes Trustee fails to nominate a chairman, or if the 2010/2011 Notes Trustee's nominated chairman is not present at a Noteholder Meeting in respect of the 2010/2011 Notes within 15 minutes of the time fixed for such Noteholder Meeting, then the 2010/2011 Noteholders or their proxies who are present at such Noteholder Meeting shall choose one of their number to be chairman (failing such choice, the 2010/2011 Notes Issuer may appoint a chairman) (who may, but need not be, a 2010/2011 Noteholder).

Quorum Requirement

The Extraordinary Resolution may only be considered at the Noteholder Meeting if the Noteholder Meeting is quorate. The matters to be considered at the Noteholder Meeting are Reserved Matters (as such term is defined in the 2010/2011 Notes Trust Deed). The Noteholder Meeting will be quorate if at least one or more persons being entitled to vote (whether as a Noteholder or as proxy) are present at the Noteholder Meeting who together hold or represent the requisite principal amount of outstanding Existing Notes for the quorum requirement set out below across from "Original Noteholder Meeting". If within half an hour from the time appointed for the Noteholder Meeting a quorum is not present, it will be adjourned to a later time and date in accordance with the 2010 Notes Trust Deed or the 2011 Notes Trust Deed, as applicable. When the Noteholder Meeting resumes following adjournment, the 2010 Notes Trust Deed or the 2011 Notes Trust Deed, as applicable, makes provision for a lower quorum requirement set out below across from "Adjourned Noteholder Meeting".

The quorum requirements are as follows:

Noteholder Meeting             Quorum Requirement
----------------------------   ------------------------------------------------------------------------
Original Noteholder Meeting    One or more persons present in person (not being the 2010/2011 Notes
                               Issuer, Borrower (as such term is defined in the 2010 Notes Trust Deed and the 2011 Notes Trust Deed) or any of their respective subsidiaries)
                               holding 2010/2011 Notes or being proxies or representatives and holding or representing more than half of the aggregate principal amount of the
                               2010/2011 Notes for the time being outstanding, except that at any meeting the business of which includes the modification of certain terms, conditions and provisions constituting Reserved Matters
                               (including, inter alia, changing any date fixed for payment of principal or interest in respect of the 2010/2011 Notes, reducing the amount of principal or interest payable on any date in respect of the 2010/2011
                               Notes, altering the method of calculating the amount of any payment in respect of the 2010/2011 Notes or the date for any such payment), the quorum will be one or more persons holding Notes or being proxies or representatives and holding or representing not less than two-thirds of the principal amount of the Notes for the time being outstanding.

Adjourned Noteholder Meeting   One or more persons present in person holding 2010/2011 Notes or being proxies or representatives (whatever the principal amount of the
                               2010/2011 Notes so held or represented) or where the matters to be considered are Reserved Matters (as defined in the 2010/2011 Notes Trust
                               Deed) one or more persons present in person holding 2010/2011 Notes or being proxies or representatives in the aggregate not less than one-half in principal amount of the 2010/2011 Notes for the time being outstanding.

Voting

Every question submitted to a Noteholder Meeting (or any adjournment thereof) will be decided in the first instance by a show of hands and in the case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a 2010/2011 Noteholder or as proxy or as a representative. At a Noteholder Meeting in respect of the 2010/2011 Notes (or any adjournment thereof), unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or by one or more persons present holding 2010/2011 Notes or being proxies or representatives and holding or representing in the aggregate not less than one-fiftieth part of the principal amount of the 2010/2011 Notes then outstanding, a declaration by the chairman that the resolution has been carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs and the results of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

On a show of hands every person who is present in person and is a 2010/2011 Noteholder or is a proxy or registered holder of a 2010/2011 Note or a representative shall have one vote.

On a poll every person who is so present shall have one vote in respect of each US$1,000 in principal amount of outstanding 2010/2011 Notes so held or owned or in respect of which he is a proxy or representative.

Without prejudice to the obligations of the proxies, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

Votes in favour of the Extraordinary Resolutions must represent a majority of not less than 75 per cent. of the votes cast, for the Extraordinary Resolutions to be duly passed.

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS. IF
   NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN INDEPENDENT FINANCIAL ADVISERS AUTHORISED UNDER THE FINANCIAL
                    SERVICES AND MARKETS ACT 2000 IMMEDIATELY

                                NOTICE OF MEETING

                              of the holders of the

                    Emerging Markets Structured Products B.V.
        (a private company with limited liability incorporated under the laws of The Netherlands)
                            (the "2009 Notes Issuer")

    US$345,000,000 9.75% Loan Participation Notes due 2009 (the "2009 Notes")

      and listed on the official list of the SWX Swiss Exchange (the "SWX")

                  Common Code: 027993044    ISIN: XS0279930449

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 3 (Provisions for Meetings of Holders) to the trust deed dated 27 June 2005 (the "2009 Notes Principal Trust Deed") as supplemented pursuant to a supplemental trust deed dated 21 December 2006 (the "First 2009 Notes Supplemental Trust Deed") and as further supplemented pursuant to a second supplemental trust deed (the "Second 2009 Notes Supplemental Trust Deed") dated 2 March 2007 (the 2009 Notes Principal Trust Deed, First 2009 Notes Supplemental Trust Deed and the Second 2009 Notes Supplemental Trust Deed, together the "2009 Notes Trust Deed") between the 2009 Notes Issuer and BNY Corporate Trustee Services Limited (formerly J.P. Morgan Corporate Trustee Services Limited) (the "2009 Notes Trustee"), in respect of the above-referenced 2009 Notes, a meeting (the "Noteholder Meeting") of the holders of the 2009 Notes (the "2009 Noteholders") convened by the 2009 Notes Issuer will be held at 12.00 hours (London time) on 23 July 2009 at the offices of White & Case LLP, at 5 Old Broad Street, London EC2N 1DW, United Kingdom, for the purpose of considering and, if thought fit, passing the following resolutions which will be proposed as Extraordinary Resolutions in accordance with the provisions of the 2009 Notes Trust Deed. If within fifteen minutes after such time a quorum is not present (or such longer period not exceeding 30 minutes as the chairman may decide), the Noteholder Meeting will be adjourned until 7 August 2009 (at the same location). Unless the context otherwise requires, capitalised terms used in this Notice of Noteholder Meeting (including the Extraordinary Resolutions) shall bear the meanings given to them in the 2009 Notes Trust Deed and/or the Exchange Offer and Consent Solicitation Memorandum of the 2009 Notes Issuer dated 1 July 2009 (the "Exchange Offer and Consent Solicitation Memorandum").

EXTRAORDINARY RESOLUTIONS

THE TERMS OF THE EXTRAORDINARY RESOLUTIONS are as follows:

"THAT this Meeting of the holders (the "2009 Noteholders") of the US$345,000,000 9.75% Loan Participation Notes due 2009 (the "2009 Notes") of Emerging Markets Structured Products B.V. (the "2009 Notes Issuer"), constituted by the trust deed dated 27 June 2005 (the "2009 Notes Principal Trust Deed") as supplemented pursuant to a supplemental trust deed dated 21 December 2006 (the "First 2009 Notes Supplemental Trust Deed") and as further supplemented pursuant to a second supplemental trust deed (the "Second 2009 Notes Supplemental Trust Deed") dated 2 March 2007 (the 2009 Notes Principal Trust Deed, First 2009 Notes Supplemental Trust Deed and the Second 2009 Notes Supplemental Trust Deed, together the "2009 Notes Trust Deed") between the 2009 Notes Issuer and BNY Corporate Trustee Services Limited (formerly J.P. Morgan Corporate Trustee Services Limited) (the "2009 Notes Trustee") hereby:

1 RESOLVES to assent to and approve the modification to the Conditions of the 2009 Notes and the 2009 Notes Trust Deed by making the following amendments:

     (i) to delete the existing Condition 5(d) (No other redemption by the Issuer) in its entirety and replace it with the following wording:

          "(d) No other redemption by the Issuer: Except where a respective Loan is accelerated pursuant to Clause 14.6 (Revocation of Licence; Insolvency) of the Loan Agreement, the Issuer shall not be entitled to redeem the Notes prior to that due date otherwise than as provided in Conditions 5(b) (Redemption by the Issuer), 5(c) (Redemption at the option of the Noteholders upon a Put Event) and Condition 5(f) (Additional Redemption at the Option of the Issuer) above."; and

     (ii) to insert a new Condition 5(f) (Additional Redemption at the Option of the Issuer) as follows:

          "(f) Additional Redemption at the Option of the Issuer: the Notes may be redeemed by the Issuer, in whole but not in part, on not less than one day's nor more than 60 days' notice, in exchange for a consideration of US$1,000 New Notes for every US$1,000 principal amount of Notes provided that if the principal amount of New Notes to be delivered to any Noteholder as consideration under this Condition 5(f) (the "Consideration Amount") is less than US$100,000, the Issuer shall pay such Noteholder, in lieu of such New Notes an amount in cash equal to the Consideration Amount and provided further that if the Consideration Amount is less than an integral multiple of US$1,000, then, the Issuer shall pay such Noteholder, in lieu the difference between the Consideration Amount and the nearest integral multiple of US$1,000 (the "Fraction Notes Amount") an amount in cash equal to the Fraction Notes Amount. Notice shall, for the purposes of this Condition 5(f), be deemed to be given on the day of its delivery to a common depositary for Euroclear and Clearstream, Luxembourg in lieu of the notice requirements under Condition 14 (Notices).

          "New Notes" means US$ Denominated 13% Amortising Loan Participation Notes due 2012 of the Issuer.",

     and to assent and approve any conforming changes to the 2009 Notes Trust Deed, the loan agreement dated 18 December 2006 supplemented by a supplemental loan agreement dated 28 February 2007 relating to the 2009 Notes (the "Loan Agreement") and the Conditions of the 2009 Notes as a result of the above amendments.

2    RESOLVES:

     (i) to authorise, direct, request and empower the 2009 Notes Trustee to concur in and forthwith execute a supplemental trust deed (the "2009 Notes Supplemental Trust Deed") (in such form as the 2009 Notes Trustee shall require) to implement the modification of the Conditions of the 2009 Notes and the 2009 Notes Trust Deed set out in these Extraordinary Resolutions (including any conforming changes);

     (ii) to sanction and approve every modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of 2009 Noteholders appertaining to the 2009 Notes against the 2009 Notes Issuer, the Bank, and the 2009 Notes Trustee involved or resulting from or to be effected by these Extraordinary Resolutions (whether or not those rights arise under the 2009 Notes Trust Deed or the Conditions and their implementation);

     (iii) to authorise and direct the 2009 Notes Trustee to concur in taking all steps considered by it in its sole discretion to be necessary, desirable or expedient to carry out and give effect to these Extraordinary Resolutions including, but not limited to, such changes or amendments as may be required in connection with the Loan Agreement and related documents; and

     (iv) that each of the 2009 Notes Trustee and the Agents be discharged and exonerated from all liability for which it may have become or may become liable under the 2009 Notes Trust Deed, the 2009 Notes Agency Agreement (as defined below), or the 2009 Notes in respect of any act or omission including, without limitation, in connection with these Extraordinary Resolutions or their implementation, such modifications or the implementation of those modifications even if it is found subsequently there is a defect in the passing of these Extraordinary Resolutions or for any reason these Extraordinary Resolutions are not binding on current or subsequent 2009 Noteholders or their heirs or assignees.

Background

The Exchange Offer and Consent Solicitation Memorandum of the 2009 Notes Issuer, a copy of which is available as indicated below, explains the background to and reasons for, gives full details of, and invites 2009 Noteholders to approve (at the Noteholder Meeting), the proposed amendments set out in the above Extraordinary Resolutions.

Documents Available for Inspection

2009 Noteholders may, at any time during normal business hours on any weekday (not including Saturdays, Sundays and bank and other public holidays) prior to the Noteholder Meeting, inspect copies of the documents set out below at the offices of the 2009 Notes Trustee, the applicable Principal Paying Agent and the Registrar.

Documents available:

(a)  2009 Notes Trust Deed;

(b)  Prospectuses dated:

     (i)   18 December 2006 relating to the 2009 Notes;

     (ii)  28 February 2007 relating to the 2009 Notes; and

     (iii) 30 June 2009 relating to the New Notes;

(c)  2009 Notes Agency Agreement;

(d)  Exchange Offer and Consent Solicitation Memorandum dated 1 July 2009.

Copies of the Exchange Offer and Consent Solicitation Memorandum and the form of proxy (referred to below) are available for collection at the specified offices of the applicable Principal Paying Agent and the Registrar.

General

2009 Noteholders should pay particular attention to the requirements in respect of a quorum for the Noteholder Meeting and an adjourned Noteholder Meeting (if applicable) which are set out below. In light of such requirements, 2009 Noteholders are strongly urged either to attend the Noteholder Meeting or to take the steps referred to below as soon as possible in order to be represented by proxy at the Noteholder Meeting.

None of HSBC Bank plc, UBS Limited as the dealer managers (the "Dealer Managers") or the 2009 Notes Trustee express any view or make any recommendations as to the merits of the Extraordinary Resolutions or any view on whether the 2009 Noteholders, whether individually or as a class, would be acting in their best interests in voting for or against the Extraordinary Resolutions, but the 2009 Notes Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolutions being put to 2009 Noteholders for their consideration. The 2009 Notes Trustee and the Dealer Managers have not been involved in formulating or negotiating the Extraordinary Resolutions relating to the 2009 Notes and neither such party makes any representation that all relevant information has been disclosed to the 2009 Noteholders in or pursuant to the Exchange Offer and Consent Solicitation Memorandum and this Notice. Neither the Dealer Managers nor the 2009 Notes Trustee has verified any of the statements made in the Exchange Offer and Consent Solicitation Memorandum or in this Notice.

Nothing in the Exchange Offer and Consent Solicitation Memorandum or this Notice should be construed as a recommendation to the 2009 Noteholders from the 2009 Notes Trustee or the Dealer Managers to vote for or against the Extraordinary Resolutions. Accordingly, each of the 2009 Notes Issuer, the Bank, the Dealer Managers and the 2009 Notes Trustee recommends that 2009 Noteholders who are unsure of the impact of the Extraordinary Resolutions should seek their own financial and legal advice.

Voting and Quorum

The provisions governing the convening and holding of the Noteholder Meeting are set out in Schedule 3 (Provisions for Meetings of Holders) to the 2009 Notes Trust Deed, a copy of which is available for inspection as described above. The 2009 Notes are currently represented by a global certificates (the "Global Certificate") held by and registered in the name of The Bank of New York Depository (Nominees) Limited (the "Registered Holder") as nominee for Euroclear and Clearstream, Luxembourg (the "Clearing Systems", each a "Clearing System"). Each person (a "Beneficial Owner") who is the owner of a particular principal amount of the 2009 Notes, as shown in the records of Euroclear or Clearstream, Luxembourg or its accountholders ("Direct Participants"), should note that such person will not be a 2009 Noteholder for the purposes of this Notice of Noteholder Meeting and will only be entitled to attend and vote at the Noteholder Meeting or to cause the appointment of a proxy to do so in accordance with the procedures set out below. On this basis, the only 2009 Noteholder for the purposes of this Notice of Noteholder Meeting will be the Registered Holder.

Direct Participants (directly or on behalf of Beneficial Owners) who have submitted Electronic Instruction Notices to the Clearing Systems or to the 2009 Noteholder in accordance with the procedures set out in the Exchange Offer and Consent Solicitation Memorandum need take no further action in relation to voting at the Noteholder Meeting in respect of the Extraordinary Resolutions. By submitting or delivering a duly completed Electronic Instruction Notice to the relevant Clearing Systems, the relevant holder of the 2009 Notes instructs the Registered Holder of such 2009 Notes to complete and sign a form of proxy in accordance with Schedule 3 (Provisions for Meetings of Holders) of the 2009 Notes Trust Deed and in such form of proxy to authorise and instruct the Exchange and Tabulation Agent to act as proxy and to vote in favour (or against, as the case may be) of the Extraordinary Resolutions.

The following provisions apply only to Direct Participants or Beneficial Owners who do not submit an Electronic Instruction Notice to the relevant Clearing System.

1. The Registered Holder may by instrument in writing in the English language (a "form of proxy") in the form available from the office of the Registrar signed by the Registered Holder or, in the case of a corporation, executed under its seal or signed on its behalf by its duly appointed attorney or a duly authorised office of the corporation and delivered to the specified office of the Registrar not less than 48 hours before the time fixed for the Noteholder Meeting with respect to the 2009 Notes, appoint any person (a "proxy") to act on his or its behalf in connection with the Noteholder Meeting in relation to the 2009 Notes (or any adjourned such meeting).

2. A proxy so appointed shall so long as such appointment remains in force be deemed, for all purposes in connection with the Noteholder Meeting in respect of the 2009 Notes to be the


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

     holder of the 2009 Notes to which such appointment relates and the Registered Holder of the 2009 Notes shall be deemed for such purposes not to be the holder.

3. The Beneficial Owner can request through his Direct Participant to appoint the Exchange and Tabulation Agent as proxy to cast the votes relating to the 2009 Notes in which he has an interest at the Noteholder Meeting in respect of the 2009 Notes (or any adjourned such meeting).

4. Alternatively, Beneficial Owners and Direct Participants who wish a different person to be appointed as their proxy to attend and vote at the Noteholder Meeting in respect of the 2009 Notes (or any adjourned such meeting) should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy in respect of the 2009 Notes in which they have an interest for the purposes of attending and voting at the Noteholder Meeting in respect of the 2009 Notes (or any adjourned such meeting).

5. In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Noteholder Meeting in relation to the 2009 Notes and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the Clearing System to block the 2009 Notes in the relevant Direct Participant's account and to hold the same to the order or under the control of the Exchange and Tabulation Agent.

6. Notice of any adjourned meeting shall be given in the same manner as notice of the original Noteholder Meeting save that at least 10 days' notice, containing the information required for the notice of the original meeting shall be given. Such notice shall also state the quorum required at such adjourned meeting.

7. Any 2009 Note(s) so held or blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the earliest of: (i) the conclusion of the Noteholder Meeting (or, if later, the adjourned Noteholder Meeting) and (ii) upon such 2009 Note(s) ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the applicable Principal Paying Agent to be held to its order or under its control.

8. 2009 Noteholders are entitled to attend the Noteholder Meeting or to give instructions with respect to the casting of their votes at the Noteholder Meeting whether or not they offer to exchange their 2009 Notes in response to the Exchange Offer.

The Extraordinary Resolutions may only be considered at the Noteholder Meeting if the Noteholder Meeting is quorate. The matters to be considered at the Noteholder Meeting are 2009 Notes Reserved Matters (as defined below). The Noteholder Meeting will be quorate if one or more persons being entitled to vote (whether as a 2009 Noteholder or as proxy) are present at the Noteholder Meeting who together hold or represent the requisite principal amount of outstanding 2009 Notes satisfying the quorum requirement as set out below.

If within fifteen minutes after the time appointed for the Noteholder Meeting (or such longer period not exceeding 30 minutes as the chairman may decide), a quorum is not present, the Noteholder Meeting shall stand adjourned until a date which shall be not less than 14 days but not more than 42 days as determined by the chairman of the Noteholder Meeting and approved by the 2009 Notes Trustee prior to the adjournment of such Meeting. The adjourned Noteholder Meeting will be subject to lower quorum requirements as set out below.

The quorum requirement is as follows:

Noteholder Meeting             Quorum Requirement

Original Noteholder Meeting    One or more persons present in person (not being
                               the 2009 Notes Issuer or any of its subsidiaries) holding 2009 Notes or being


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

Noteholder Meeting             Quorum Requirement

                               proxies or representatives and holding or representing in the aggregate a clear majority in principal amount of the 2009 Notes for the time being outstanding; provided that at any meeting the business of which includes the modification of certain provisions of the 2009 Notes, the conditions of the 2009 Notes or the 2009 Notes Trust Deed (including, inter alia, modifying the date of maturity of the 2009 Notes or any date for payment of interest thereon, or reducing or cancelling the amount principal or the rate of interest payable in respect of the 2009 Notes or altering the currency of payment of the 2009 Notes, collectively, the "2009 Notes Reserved Matters"), the quorum shall be one or more persons holding or representing in the aggregate not less than two-thirds in principal amount of the 2009 Notes for the time being outstanding.

Adjourned Noteholder Meeting   One or more persons present in person (not being
                               the 2009 Notes Issuer or any of its subsidiaries) holding 2009 Notes or being proxies or representatives (whatever the principal amount of the 2009 Notes so held or represented by them) shall form a quorum, unless the matters to be considered are 2009 Notes Reserved Matters in which case the quorum shall be one or more persons present in person (not being the 2009
                               Notes Issuer or any of its subsidiaries) holding
                               2009 Notes or being proxies or representatives and holding or representing in the aggregate not less than one-third in principal amount of the 2009 Notes for the time being outstanding.

The Prospectus dated 28 February 2007 stipulates that a minimum of 14 days' notice of an original Noteholder Meeting must be given to the 2009 Noteholders, whilst the 2009 Notes Trust Deed stipulates 21 days' notice. The 2009 Notes Trustee has determined that, in the light of the inconsistency between the two documents, it will take the more conservative approach and require 21 days' notice to be provided to 2009 Noteholders.

Every question submitted to a Noteholder Meeting (or any adjournment thereof) will be decided in the first instance by a show of hands and in the case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a 2009 Noteholder or as a proxy or representative. At a Noteholder Meeting (or any adjournment thereof), unless a poll is (before or on the declaration of the show of hands) demanded by the chairman, the 2009 Notes Issuer, the 2009 Notes Trustee or by any person holding a 2009 Note or being a proxy or representative (whatever the principal amount of the 2009 Notes so held or represented by him), a declaration by the chairman that the resolution has been carried or carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs and the results of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.


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

On a show of hands every person who is present in person or is a proxy or representative or is a holder of a Registered Note (as such term is defined in the 2009 Notes Trust Deed shall have one vote.

On a poll every person who is so present shall have one vote in respect of each US$1,000, or such other amount that the 2009 Notes Trustee in its absolute discretion may stipulate, in principal amount of 2009 Notes or in respect of which he is a proxy or the 2009 Noteholder or the representative.

Without prejudice to the obligations of the proxies named in any form of proxy, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

Votes in favour of the Extraordinary Resolutions must represent a majority of not less than 75 per cent. of the persons voting thereat upon a show of hands or, if a poll is duly demanded, then by a majority consisting of not less than 75 per cent. of the votes cast, for the Extraordinary Resolutions to be duly passed.

If passed, the Extraordinary Resolutions will be binding upon all 2009 Noteholders, whether or not they were present or represented at the Noteholder Meeting (or adjourned Noteholder Meeting, as applicable) and whether or not they voted at the Noteholder Meeting (or adjourned Noteholder Meeting, as applicable).

This notice and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

                          EXCHANGE AND TABULATION AGENT
                          Lucid Issuer Services Limited
                                   Leroy House
                                 436 Essex Road
                                  London N1 3QP
                                 United Kingdom
                           Telephone: +44 20 7704 0880
                           Facsimile: +44 20 7067 9098
                             Email: abu@lucid-is.com
                     Attention: Sunjeeve Patel / Yves Theis

                             PRINCIPAL PAYING AGENT
                           The Bank of New York Mellon
                                One Canada Square
                                 London E14 5AL
                                 United Kingdom

                                    REGISTRAR
                  The Bank of New York Mellon (Luxembourg) S.A.
                                 Aerogolf Center
                                  1A Hoehenhof
                              L-1736 Senningerberg
                                   Luxembourg


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

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS. IF
   NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN INDEPENDENT FINANCIAL ADVISERS AUTHORISED UNDER THE FINANCIAL
                    SERVICES AND MARKETS ACT 2000 IMMEDIATELY

                                NOTICE OF MEETING

                              of the holders of the

                              Ukraine Issuance plc
      (a public company with limited liability incorporated under the laws of England and Wales)
                            (the "2010 Notes Issuer")

   US$450,000,000 9.25%. Loan Participation Notes due 2010 (the "2010 Notes")

     and listed on the official list of the Irish Stock Exchange (the "ISE")

Common Code: 031181623   ISIN: XS0311816234

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 5 (Provisions for Meetings of the Noteholders) to the principal trust deed originally dated 23 July 2007 as amended and restated by an amended and restated principal trust deed dated 18 July 2008 (the "2010/2011 Notes Principal Trust Deed") as supplemented pursuant to a supplemental trust deed dated 26 July 2007 (the "First Supplemental Trust Deed") and a supplemental trust deed dated 29 May 2008 (the "Second Supplemental Trust Deed" and together with the First Supplemental Trust Deed the "2010 Notes Original Supplemental Trust Deeds" and the 2010 Notes Original Supplemental Trust Deeds together with the 2010/2011 Notes Principal Trust Deed, the "2010 Notes Trust Deed"), each between the 2010 Notes Issuer and Deutsche Trustee Company Limited (the "2010 Notes Trustee"), in respect of the above-referenced 2010 Notes, a meeting (the "Noteholder Meeting") of the holders of the 2010 Notes (the "2010 Noteholders") convened by the 2010 Notes Issuer will be held at 12.30 hours (London time) on 23 July 2009 at the offices of White & Case LLP, at 5 Old Broad Street, London EC2N 1DW, United Kingdom, for the purpose of considering and, if thought fit, passing the following resolutions which will be proposed as Extraordinary Resolutions in accordance with the provisions of the 2010 Notes Trust Deed. If within fifteen minutes after such time a quorum is not present (or such longer period not exceeding 30 minutes as the chairman may decide), the Noteholder Meeting will be adjourned until 7 August 2009 (at the same location). Unless the context otherwise requires, capitalised terms used in this Notice of Noteholder Meeting (including the Extraordinary Resolutions) shall bear the meanings given to them in the 2010 Notes Trust Deed and/or the Exchange Offer and Consent Solicitation Memorandum of the 2010 Notes Issuer dated 1 July 2009 (the "Exchange Offer and Consent Solicitation Memorandum").

EXTRAORDINARY RESOLUTIONS

THE TERMS OF THE EXTRAORDINARY RESOLUTIONS are as follows:

"THAT this Meeting of the holders (the "2010 Noteholders") of the US$450,000,000 9.25%. Loan Participation Notes due 2010 (the "2010 Notes") of Ukraine Issuance plc (the "2010 Notes Issuer"), constituted by the principal trust deed originally dated 23 July 2007 as amended and restated by an amended and restated principal trust deed dated 18 July 2008 (the "2010/2011 Notes Principal Trust Deed") as supplemented pursuant to (i) a supplemental trust deed dated 26 July 2007 (the "First Supplemental Trust Deed") and a supplemental trust deed dated 29 May 2008 (the "Second Supplemental Trust Deed" and together with the First Supplemental Trust Deed the "2010 Notes Original Supplemental Trust Deeds" and the 2010 Notes Original Supplemental Trust Deeds together with the 2010/2011 Notes Principal Trust Deed, the "2010 Notes Trust Deed"), each between the 2010 Notes Issuer and Deutsche Trustee Company Limited (the "2010 Notes Trustee") hereby:

1 RESOLVES to assent to and approve the modification to the Conditions of the 2010 Notes and the 2010 Notes Trust Deed by making the following amendments:

     (i) to delete the existing Condition 6(d) (No other redemption by the Issuer) in its entirety and replace it with the following wording:

          "(d) No other redemption by the Issuer: Except where a respective Loan is accelerated pursuant to Clause 13.6 (Revocation of Licence; Insolvency) of the Framework Agreement, the Issuer shall not be entitled to redeem any Notes prior to that due date otherwise than as provided in Conditions 6(b) (Redemption by the Issuer), 6(c) (Redemption at the Option of the Noteholders upon a Put Event) above and item 17(b) (Call Option) of each of the Final Terms dated 23 July 2007 and 28 May 2008."; and

     (ii) to insert a new final term as item 17(b) in each of the Final Terms dated 23 July 2007 and 28 May 2008 relating to the 2010 Notes as follows:

17(b).   Call Option:   The Notes may be redeemed by the Issuer, in whole but
                        not in part, on not less than one day's nor more than 60 days' notice, in exchange for a consideration of US$1,000 New Notes for every US$1,000 principal amount of Notes provided that if the principal amount of New
                        Notes to be delivered to any Noteholder as consideration under this Final Term item 17(b) (the "Consideration
                        Amount") is less than US$100,000, the Issuer shall pay such Noteholder, in lieu of such New Notes an amount in cash equal to the Consideration Amount and provided further that if the Consideration Amount is less than an integral multiple of US$1,000, then, the Issuer shall pay such Noteholder, in lieu the difference between the Consideration Amount and the nearest integral multiple of US$1,000 (the "Fraction Notes Amount") an amount in cash equal to the Fraction Notes Amount. Notice shall, for the purposes of this Final Term item 17(b), be deemed to be given on the day of its delivery to a common depositary for Euroclear and Clearstream, Luxembourg in lieu of the notice requirements under Condition 14 (Notices).

                        "New Notes" means US$ Denominated 13% Amortising Loan Participation Notes due 2012 of the Issuer.

     and to assent and approve any conforming changes to the 2010 Notes Trust Deed, the loan agreement dated 27 May 2008 amending and restating the loan agreement dated 23 July 2007 relating to the 2010 Notes (the "Loan Agreement") and the Conditions of the 2010 Notes as a result of the above amendments.

2    RESOLVES :

     (i) to authorise, direct, request and empower the 2010 Notes Trustee to concur in and forthwith to execute (i) a supplemental trust deed to the 2010 Notes Trust Deed (the

           "2010 Notes Supplemental Trust Deed") (in such form as the 2010 Notes Trustee shall require) to implement the modification of the Conditions of the 2010 Notes and the 2010 Notes Trust Deed set out in these Extraordinary Resolutions (including any conforming changes) and (ii) a supplemental trust deed to the 2010 Notes Principal Trust Deed (the "New Notes Supplemental Trust Deed") (in such form as the 2010 Notes Trustee shall require) to constitute the New Notes;

     (ii) to sanction and approve every modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of 2010 Noteholders appertaining to the 2010 Notes against the 2010 Notes Issuer, the Bank, and the 2010 Notes Trustee involved in or resulting from or to be effected by these Extraordinary Resolutions (whether or not those rights arise under the 2010 Notes Trust Deed or the Conditions and their implementation);

     (iii) to authorise and direct the 2010 Notes Trustee to concur in taking all steps considered by it in its sole discretion to be necessary, desirable or expedient to carry out and give effect to these Extraordinary Resolutions including, but not limited to such changes or amendments as may be required in connection with the Loan Agreement and related documents; and

     (iv) that each of the 2010 Notes Trustee and the Agents be discharged and exonerated from all liability for which it may have become or may become liable under the 2010 Notes Trust Deed, the 2010 Note Agency Agreement (as defined below), or the 2010 Notes in respect of any act or omission including without limitation in connection with these Extraordinary Resolutions or their implementation, such modifications or the implementation of those modifications even if it is found subsequently there is a defect in the passing of these Extraordinary Resolutions or for any reason these Extraordinary Resolutions are not binding on current or subsequent 2010 Noteholders or their heirs or assignees.

Background

The Exchange Offer and Consent Solicitation Memorandum of the 2010 Notes Issuer, a copy of which is available as indicated below, explains the background to and reasons for, gives full details of, and invites 2010 Noteholders to approve (at the Noteholder Meeting), the proposed amendments set out in the above Extraordinary Resolutions.

Documents Available for Inspection

2010 Noteholders may, at any time during normal business hours on any weekday (not including Saturdays, Sundays and bank and other public holidays) prior to the Noteholder Meeting, inspect copies of the documents set out below at the offices of the 2010 Notes Trustee, the applicable Principal Paying Agent and the Registrar.

Documents available:

(a)  2010 Notes Trust Deed;

(b)  Base Prospectuses dated:

     (i)   24 July 2007;

     (ii)  28 May 2008;

     (iii) 18 July 2008; and

     (iv)  30 June 2009;

(c)  Final Terms dated:


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

     (i)   26 July 2007 relating to the 2010 Notes; and

     (ii)  28 May 2008 relating to the 2010 Notes;

(d)  2010 Notes Agency Agreement; and

(e)  Exchange Offer and Consent Solicitation Memorandum dated 1 July 2009.

Copies of the Exchange Offer and Consent Solicitation Memorandum and the form of proxy (referred to below) are available for collection at the specified offices of the applicable Principal Paying Agent and the Registrar.

General

2010 Noteholders should pay particular attention to the requirements in respect of a quorum for the Noteholder Meeting and an adjourned Noteholder Meeting (if applicable) which are set out below. In light of such requirements, 2010 Noteholders are strongly urged either to attend the Noteholder Meeting or to take the steps referred to below as soon as possible in order to be represented by proxy at the Noteholder Meeting.

None of HSBC Bank plc, UBS Limited as the dealer managers (the "Dealer Managers") or the 2010 Notes Trustee express any view or make any recommendations as to the merits of the Extraordinary Resolutions or any view on whether the 2010 Noteholders, whether individually or as a class, would be acting in their best interests in voting for or against the Extraordinary Resolutions, but the 2010 Notes Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolutions being put to 2010 Noteholders for their consideration. The 2010 Notes Trustee and the Dealer Managers have not been involved in formulating or negotiating the Extraordinary Resolutions relating to the 2010 Notes and neither such party makes any representation that all relevant information has been disclosed to the 2010 Noteholders in or pursuant to the Exchange Offer and Consent Solicitation Memorandum and this Notice. Neither the Dealer Managers nor the 2010 Notes Trustee has verified any of the statements made in the Exchange Offer and Consent Solicitation Memorandum or in this Notice.

Nothing in the Exchange Offer and Consent Solicitation Memorandum or this Notice should be construed as a recommendation to the 2010 Noteholders from the 2010 Notes Trustee or the Dealer Managers to vote for or against the Extraordinary Resolutions. Accordingly, each of the 2010 Notes Issuer, the Bank, the Dealer Managers and the 2010 Notes Trustee recommends that 2010 Noteholders who are unsure of the impact of the Extraordinary Resolutions should seek their own financial and legal advice.

Voting and Quorum

The provisions governing the convening and holding of the Noteholder Meeting are set out in Schedule 5 (Provisions for Meetings of the Noteholders) to the 2010 Notes Trust Deed, a copy of which is available for inspection as described above. The 2010 Notes are currently represented by a global certificates (the "Global Certificate") held by and registered in the name of BT Globenet Nominees Limited (the "Registered Holder") as nominee for Euroclear and Clearstream, Luxembourg (the "Clearing Systems", each a "Clearing System"). Each person (a "Beneficial Owner") who is the owner of a particular principal amount of the 2010 Notes, as shown in the records of Euroclear or Clearstream, Luxembourg or its accountholders ("Direct Participants"), should note that such person will not be a 2010 Noteholder for the purposes of this Notice of Noteholder Meeting and will only be entitled to attend and vote at the Noteholder Meeting or to cause the appointment of a proxy to do so in accordance with the procedures set out below. On this basis, the only 2010 Noteholder for the purposes of this Notice of Noteholder Meeting will be the Registered Holder.

Direct Participants (directly or on behalf of Beneficial Owners) who have submitted Electronic Instruction Notices to the Clearing Systems or to the 2010 Noteholder in accordance with the procedures set out in the Exchange Offer and Consent Solicitation Memorandum need take no further action in relation to voting at the Noteholder Meeting in respect of the Extraordinary Resolutions. By submitting or delivering a duly completed Electronic Instruction Notice to the relevant Clearing Systems, the relevant Direct Participant instructs the Registered Holder of such 2010 Notes to authorise the applicable Principal Paying Agent to issue and complete a Block Voting Instruction or form of proxy in accordance with Schedule 5 (Provisions for Meetings of the Noteholders) to the 2010 Notes Trust Deed and in such Block Voting Instruction or form of proxy to authorise and instruct the Exchange and Tabulation Agent to act as proxy and to vote in favour (or against, as the case may be) of the Extraordinary Resolutions.

The following provisions apply only to Direct Participants or Beneficial Owners who do not submit an Electronic Instruction Notice to the relevant Clearing System.

1. (a) Direct Participants or Beneficial Owners who hold their interests in 2010 Notes through a Clearing System may, by an instrument in writing in the English language (a "form of proxy") signed by the holder or, in the case of a corporation, executed under its common seal or signed on its behalf by an attorney or a duly authorised officer of the corporation and delivered to the specified office of the Registrar or the Transfer Agent (as such terms are defined in the 2010 Notes Trust
          Deed) not less than 48 hours before the Noteholder Meeting or any adjourned meeting, appoint the person (a "proxy") to act on his or its behalf.

     (b) Direct Participants or Beneficial Owners which are a corporation may, by delivering to any Agent (as such terms is defined in the 2010 Notes Trust Deed) not later than 48 hours before the Noteholder Meeting or any adjourned meeting a resolution of its directors or other governing body, authorise any person to act as its representative (a "representative").

     (c) Any proxy appointed pursuant to sub-paragraph (a) above or representative appointed pursuant to sub-paragraph (b) above shall so long as such appointment remains in full force be deemed, for all purposes in connection with the Noteholder Meeting or any adjourned meeting, to be the holder of the 2010 Notes to which such appointment relates and the holder of the 2010 Notes shall be deemed for such purposes not to be the holder or owner, respectively.

     (c) "Block Voting Instruction" shall mean a document in the English language issued by the Principal Paying Agent and dated, in which:

          (i) it is certified that 2010 Notes are registered in the books and records maintained by the Registrar in the names of specified registered holders;

          (ii) it is certified that each holder of such 2010 Notes or a duly authorised agent on his or its behalf has instructed the Principal Paying Agent that the vote(s) attributable to his or its 2010 Notes so deposited or registered should be cast in a particular way in relation to the resolution or the resolutions to be put to such meeting or any adjournment thereof and that such instructions are, during the period of 48 hours prior to the Noteholder Meeting or adjourned meeting is convened, neither revocable nor subject to amendment but without prejudice to the provisions of paragraph 1.4 above;

          (iii) the total number of the 2010 Notes so registered are listed, distinguishing with regard to each such resolution between those in respect of which instructions have been given as aforesaid that the votes attributable thereto should be cast in favour of the resolution and those in respect of which instructions have been so given that the votes attributable thereto should be cast against the resolution; and

          (iv) any person named in such document (hereinafter called a "proxy") is authorised and instructed by the Principal Paying Agent to cast the votes attributable to the 2010 Notes so listed in accordance with the instructions referred to in (ii) and (iii) above as set out in such document.

     (g) Block Voting Instructions and forms of proxy or sub-proxy shall be valid for so long as the relevant 2010 Notes shall be duly registered in the name(s) of the registered holder(s) certified in the Block Voting Instruction or, in the case of a form of proxy, in the name of the appointor but not otherwise and notwithstanding any other provision of this paragraph 1 (other than (d) above) and during the validity thereof the proxy shall, for all purposes in connection with any meeting of holders of 2010 Notes, be deemed to be the holder of the 2010 Notes to which such Block Voting Instructions or form of proxy relates.

2. Block Voting Instructions or forms of proxy will only be issued as contemplated above in respect of 2010 Notes deposited with any Paying Agent (or the bank or depositary as aforesaid or blocked in an account with a clearing system) not less than 48 hours before the time for which the Noteholder Meeting to which the same relate has been convened and shall be valid for so long as the relevant 2010 Notes shall be duly registered in the name(s) of the registered holder(s) certified in the Block Voting Instruction or, in the case of a form of proxy, in the name of the appointor or, in the case of a form of sub-proxy, in the name of DTC or its nominee but not otherwise and notwithstanding any other provision of paragraph 1 (other than (d)) above and during the validity thereof the proxy shall, for all purposes in connection with any meeting of holders of 2010 Notes, be deemed to be the holder of the 2010 Notes to which such Block Voting Instructions or form of proxy or form of sub-proxy relates.

3. Notice of any adjourned meeting shall be given in the same manner as notice of the original Noteholder Meeting save that at least 10 days' notice, containing the information required for the notice of the original meeting shall be given. Such notice shall also state the quorum required at such adjourned meeting.

4. Any 2010 Note(s) so held and blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the earliest of: (i) the conclusion of the Noteholder Meeting (or, if later, the adjourned Noteholder Meeting) and (ii) upon such 2010 Note(s) ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the applicable Principal Paying Agent to be held to its order or under its control.

5. 2010 Noteholders are entitled to attend the Noteholder Meeting or to give instructions with respect to the casting of their votes at the Noteholder Meeting whether or not they offer to exchange their 2010 Notes in response to the Exchange Offer.

The Extraordinary Resolutions may only be considered at the Noteholder Meeting if the Noteholder Meeting is quorate. The matters to be considered at the Noteholder Meeting are Reserved Matters (as such term is defined in the 2010 Notes Trust Deed). The Noteholder Meeting will be quorate if one or more persons being entitled to vote (whether as a 2010 Noteholder or as proxy) are present at the Noteholder Meeting who together hold or represent the requisite principal amount of outstanding 2010 Notes satisfying the quorum requirement as set out below.

If within half an hour after the time appointed for the Noteholder Meeting, a quorum is not present, the Noteholder Meeting shall stand adjourned until a date which shall be not less than 14 days but not more than 42 days as determined by the chairman of the Noteholder Meeting and approved by the 2010 Notes Trustee prior to the adjournment of such Meeting. The adjourned Noteholder Meeting will be subject to lower quorum requirements as set out below.


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

The quorum requirement is as follows:

Noteholder Meeting               Quorum Requirement

Original Noteholder Meeting      One or more persons present in person (not
                                 being the 2010 Notes Issuer, Borrower (as such term is defined in the 2010 Notes Trust Deed) or any of their respective subsidiaries) holding 2010 Notes or being proxies or representatives and holding or representing more than half of the aggregate principal amount of the 2010 Notes for the time being outstanding, except that at any meeting the business of which includes the modification of certain terms, conditions and provisions constituting Reserved Matters (including, inter alia, changing any date fixed for payment of principal or interest in respect of the 2010
                                 Notes, reducing the amount of principal or interest payable on any date in respect of the 2010 Notes, altering the method of calculating the amount of any payment in respect of the 2010 Notes or the date for any such payment), the quorum will be one or more persons holding
                                 Notes or being proxies or representatives and holding or representing not less than two-thirds of the principal amount of the Notes for the time being outstanding.

Adjourned Noteholder Meeting     One or more persons present in person holding
                                 2010 Notes or being proxies or representatives
                                 (whatever the principal amount of the 2010
                                 Notes so held or represented) or where the matters to be considered are Reserved Matters
                                 (as defined in the 2010 Notes Trust Deed) one or more persons present in person holding 2010
                                 Notes or being proxies or representatives in the aggregate not less than one-half in principal amount of the 2010 Notes for the time being outstanding.

Every question submitted to a Noteholder Meeting (or any adjournment thereof) will be decided in the first instance by a show of hands and in the case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a 2010 Noteholder or as proxy or as a representative. At a Noteholder Meeting (or any adjournment thereof), unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman, the 2010 Notes Issuer, the 2010 Notes Trustee or by one or more persons present holding 2010 Notes or being proxies or representatives and holding or representing in the aggregate not less than one-fiftieth part of the principal amount of the 2010 Notes then outstanding, a declaration by the chairman that the resolution has been carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs and the results of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

On a show of hands every person who is present in person and is a 2010 Noteholder or is a proxy or representative shall have one vote.


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

On a poll every person who is so present shall have one vote in respect of each US$1,000 in principal amount of outstanding 2010 Notes so held or owned or in respect of which he is a proxy or representative.

Without prejudice to the obligations of the proxies, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

Votes in favour of the Extraordinary Resolutions must represent a majority of not less than 75 per cent. of the votes cast, for the Extraordinary Resolutions to be duly passed.

If passed, the Extraordinary Resolutions will be binding upon all 2010 Noteholders, whether or not they were present or represented at the Noteholder Meeting (or adjourned Noteholder Meeting, as applicable) and whether or not they voted at the Noteholder Meeting (or adjourned Noteholder Meeting, as applicable).

This notice and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

                          EXCHANGE AND TABULATION AGENT
                          Lucid Issuer Services Limited
                                   Leroy House
                                 436 Essex Road
                                  London N1 3QP
                                 United Kingdom
                           Telephone: +44 20 7704 0880
                           Facsimile: +44 20 7067 9098
                             Email: abu@lucid-is.com
                     Attention: Sunjeeve Patel / Yves Theis

                             PRINCIPAL PAYING AGENT
                         Deutsche Bank AG, London Branch

                                Winchester House
                            1 Great Winchester Street
                                 London EC2N 2DB
                                     England

                                    REGISTRAR
                      Deutsche Bank Trust Company Americas

                                 60 Wall Street
                               New York, NY 10005
                                     U.S.A.

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS. IF
   NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN INDEPENDENT FINANCIAL ADVISERS AUTHORISED UNDER THE FINANCIAL
                    SERVICES AND MARKETS ACT 2000 IMMEDIATELY

                                NOTICE OF MEETING

                              of the holders of the

                              Ukraine Issuance plc
(a public company with limited liability incorporated under the laws of England and Wales) (the "2011 Notes Issuer")

   US$250,000,000 12.00% Loan Participation Notes due 2011 (the "2011 Notes");

     and listed on the official list of the Irish Stock Exchange (the "ISE")
Common Code: 037913952   ISINs: XS0379139529 / US90372TAA51   CUSIP: 90372TAA5

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 5 (Provisions for Meetings of the Noteholders) to the principal trust deed originally dated 23 July 2007 as amended and restated by an amended and restated principal trust deed dated 18 July 2008 (the "2010/2011 Notes Principal Trust Deed") as supplemented pursuant to a supplemental trust deed dated 4 August 2008 (the "First 2011 Notes Supplemental Trust Deed") and a supplemental trust deed dated 24 February 2009 (the "Second 2011 Notes Supplemental Trust Deed" and together with the First 2011 Notes Supplemental Trust Deed, the "2011 Notes Original Supplemental Trust Deeds" and the 2011 Notes Original Supplemental Trust Deeds together with the 2010/2011 Notes Principal Trust Deed, the "2011 Notes Trust Deed"), each between the 2011 Notes Issuer and Deutsche Trustee Company Limited (the "2011 Notes Trustee"), in respect of the above-referenced 2011 Notes, a meeting (the "Noteholder Meeting") of the holders of the 2011 Notes (the "2011 Noteholders") convened by the 2011 Notes Issuer will be held at
12.00 hours (London time) on 16 July 2009 at the offices of White & Case LLP, at 5 Old Broad Street, London EC2N 1DW, United Kingdom, for the purpose of considering and, if thought fit, passing the following resolutions which will be proposed as Extraordinary Resolutions in accordance with the provisions of the 2011 Notes Trust Deed. If within fifteen minutes after such time a quorum is not present (or such longer period not exceeding 30 minutes as the chairman may decide), the Noteholder Meeting will be adjourned until 30 July 2009 (at the same location). Unless the context otherwise requires, capitalised terms used in this Notice of Noteholder Meeting (including the Extraordinary Resolutions) shall bear the meanings given to them in the 2011 Notes Trust Deed and/or the Exchange Offer and Consent Solicitation Memorandum of the 2011 Notes Issuer dated 1 July 2009 (the "Exchange Offer and Consent Solicitation Memorandum").

EXTRAORDINARY RESOLUTIONS

THE TERMS OF THE EXTRAORDINARY RESOLUTIONS are as follows:

"THAT this Meeting of the holders (the "2011 Noteholders") of the US$250,000,000 12.00% Loan Participation Notes due 2011 (the "2011 Notes") of Ukraine Issuance plc (the "2011 Notes Issuer"), constituted by the principal trust deed originally dated 23 July 2007 as amended and restated by an amended and restated principal trust deed dated 18 July 2008 (the "2010/2011 Notes Principal Trust Deed") as supplemented pursuant to a supplemental trust deed dated 4 August 2008 (the "First 2011 Notes Supplemental Trust Deed") and a supplemental trust deed dated 24 February 2009 (the "Second 2011 Notes Supplemental Trust Deed" and together with the First 2011 Notes Supplemental Trust Deed, the "2011 Notes Original Supplemental Trust Deeds" and together with the 2010/2011 Notes Principal Trust Deed, the "2011 Notes Trust Deed"), each between the 2011 Notes Issuer and Deutsche Trustee Company Limited (the "2011 Notes Trustee") hereby:

1 RESOLVES to assent to and approve the modification to the Conditions of the 2011 Notes and the 2011 Notes Trust Deed by making the following amendments:

     (i) to disapply the existing Condition 6(i) (Redemption at the option of the Noteholders upon a Noteholder Put Option);

     (ii) to delete the existing Condition 6(d) (No other redemption by the Issuer) in its entirety and replace it with the following wording:

           "(d) No other redemption by the Issuer: Except where a respective Loan is accelerated pursuant to Clause 13.6 (Revocation of Licence; Insolvency) of the Framework Agreement, the Issuer shall not be entitled to redeem any Notes prior to that due date otherwise than as provided in Conditions 6(b) (Redemption by the Issuer), 6(c) (Redemption at the Option of the Noteholders upon a Put Event) above and item 20 (Call Option) of the Final Terms dated 29 July 2008."

     (iii) to insert the following language into item 12 (Put/Call Options) of the Final Terms dated 29 July 2008, immediately above the words "As further described below":

           "The Issuer shall have the option to redeem the Notes, in whole but not in part, one not less than one day's nor more than 60 days' notice."

     (iv) to replace item 20 (Call Option) of the Final Terms dated 29 July 2008 with the following:

20.      Call Option:   The Notes may be redeemed by the Issuer, in whole but
                        not in part, on not less than one day's nor more than 60 days' notice, in exchange for a consideration of a combination of US$100 and US$900 New Notes for every US$1,000 principal amount of Notes provided that if the principal amount of New Notes to be delivered to any Noteholder as consideration under this Final Term item
                        17(b) (the "Consideration Amount") is less than
                        US$100,000, the Issuer shall pay such Noteholder, in lieu of such New Notes an amount in cash equal to the Consideration Amount and provided further that if the Consideration Amount is less than an integral multiple of US$1,000, then, the Issuer shall pay such Noteholder, in lieu the difference between the Consideration Amount and the nearest integral multiple of US$1,000 (the
                        "Fraction Notes Amount") an amount in cash equal to the Fraction Notes Amount. Notice shall, for the purposes of this Final Term item 17(b), be deemed to be given on the day of its delivery to a common depositary for Euroclear and Clearstream, Luxembourg in lieu of the notice requirements under Condition 14 (Notices).

                        "New Notes" means US$ Denominated 13% Amortising Loan Participation Notes due 2012 of the Issuer.

     and to assent and approve any conforming changes to the 2011 Notes Trust Deed, the loan agreement dated 29 July 2008 relating to the 2011 Notes (the "Loan Agreement") and the Conditions of the 2011 Notes as a result of the above amendments.

2 RESOLVES to assent to and approve the abrogation of the right of payment to holders of the 2011 Notes who have exercised the Put Option pursuant to existing Condition 6(i) (Redemption at the option of the Noteholders upon a Noteholder Put Option).

3    RESOLVES :

     (i) to authorise, direct, request and empower the 2011 Notes Trustee to concur in and forthwith to execute (i) a supplemental trust deed to the 2011 Notes Trust Deed (the "2011 Notes Supplemental Trust Deed") (in such form as the 2011 Notes Trustee shall require) to implement the modification of the Conditions of the 2011 Notes and the 2011 Notes Trust Deed set out in these Extraordinary Resolutions (including any conforming changes) and (ii) a supplemental trust deed to the 2011 Notes Principal Trust Deed (the "New Notes Supplemental Trust Deed") (in such form as the 2011 Notes Trustee shall require) to constitute the New Notes;

     (ii) to sanction and approve every modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the 2011 Noteholders appertaining to the 2011 Notes against the 2011 Notes Issuer, the Bank, and the 2011 Notes Trustee involved in or resulting from or to be effected by these Extraordinary Resolutions (whether or not those rights arise under the 2011 Notes Trust Deed or the Conditions and their implementation);

     (iii) to authorise and direct the 2011 Notes Trustee to concur in taking all steps considered by it in its sole discretion to be necessary, desirable or expedient to carry out and give effect to these Extraordinary Resolutions including, but not limited to, such changes or amendments as may be required in connection with the Loan Agreement and related documents; and

     (iv) that each of the 2011 Notes Trustee and the Agents be discharged and exonerated from all liability for which it may have become or may become liable under the 2011 Notes Trust Deed, the 2011 Note Agency Agreement (as defined below), or the 2011 Notes in respect of any act or omission including without limitation in connection with these Extraordinary Resolutions or their implementation, such modifications or the implementation of those modifications even if it is found subsequently there is a defect in the passing of these Extraordinary Resolutions or for any reason these Extraordinary Resolutions are not binding on current or subsequent 2011 Noteholders or their heirs or assignees.

Background

The Exchange Offer and Consent Solicitation Memorandum of the 2011 Notes Issuer, a copy of which is available as indicated below, explains the background to and reasons for, gives full details of, and invites 2011 Noteholders to approve (at the Noteholder Meeting), the proposed amendments set out in the above Extraordinary Resolutions.

Documents Available for Inspection

2011 Noteholders may, at any time during normal business hours on any weekday (not including Saturdays, Sundays and bank and other public holidays) prior to the Noteholder Meeting, inspect copies of the documents set out below at the offices of the 2011 Notes Trustee, the applicable Principal Paying Agent and the Registrar.

Documents available:

(a)  2011 Notes Trust Deed;

(b)  Base Prospectuses dated:

     (i)   24 July 2007;

     (ii)  28 May 2008;

     (iii) 18 July 2008; and

     (iv)  30 June 2009;

(c)  Final Terms dated 29 July 2008 relating to the 2011 Notes;

(d)  2011 Notes Agency Agreement;

(e)  Exchange Offer and Consent Solicitation Memorandum dated 1 July 2009.

Copies of the Exchange Offer and Consent Solicitation Memorandum and the form of proxy (referred to below) are available for collection at the specified offices of the applicable Principal Paying Agent and the Registrar.

General

2011 Noteholders should pay particular attention to the requirements in respect of a quorum for the Noteholder Meeting and an adjourned Noteholder Meeting (if applicable) which are set out below. In light of such requirements, 2011 Noteholders are strongly urged either to attend the Noteholder Meeting or to take the steps referred to below as soon as possible in order to be represented by proxy at the Noteholder Meeting.

None of HSBC Bank plc, UBS Limited as the dealer managers (the "Dealer Managers") or the 2011 Notes Trustee express any view or make any recommendations as to the merits of the Extraordinary Resolutions or any view on whether the 2011 Noteholders, whether individually or acting as a class, would be acting in their best interests in voting for or against the Extraordinary Resolutions, but the 2011 Notes Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolutions being put to 2011 Noteholders for their consideration. The 2011 Notes Trustee and the Dealer Managers have not been involved in formulating or negotiating the Extraordinary Resolutions relating to the 2011 Notes and neither such party makes any representation that all relevant information has been disclosed to the 2011 Noteholders in or pursuant to the Exchange Offer and Consent Solicitation Memorandum and this Notice. Neither the Dealer Managers nor the 2011 Notes Trustee has verified any of the statements made in the Exchange Offer and Consent Solicitation Memorandum or in this Notice.

Nothing in the Exchange Offer and Consent Solicitation Memorandum or this Notice should be construed as a recommendation to the 2011 Noteholders from the 2011 Notes Trustee or the Dealer Managers to vote for or against the Extraordinary Resolutions. Accordingly, each of the 2011 Notes Issuer, the Bank, the Dealer Managers and the 2011 Notes Trustee recommends that 2011 Noteholders who are unsure of the impact of the Extraordinary Resolutions should seek their own financial and legal advice.

Voting and Quorum

The provisions governing the convening and holding of the Noteholder Meeting are set out in Schedule 5 (Provisions for Meetings of the Noteholders) to the 2011 Notes Trust Deed, a copy of which is available for inspection as described above. The 2011 Notes are currently represented by a global certificates (the "Global Certificate") held by and registered in the name of BT Globenet Nominees Limited (the "Registered Holder") as nominee for Euroclear and Clearstream,


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

Luxembourg (the "Clearing Systems", and Cede & Co. (the "DTC Custodian") as custodian for DTC, each a "Clearing System"). Each person (a "Beneficial Owner") who is the owner of a particular principal amount of the 2011 Notes, as shown in the records of Euroclear, Clearstream, Luxembourg or DTC or its accountholders ("Direct Participants"), should note that such person will not be a 2011 Noteholder for the purposes of this Notice of Noteholder Meeting and will only be entitled to attend and vote at the Noteholder Meeting or to cause the appointment of a proxy to do so in accordance with the procedures set out below. On this basis, the only 2011 Noteholder for the purposes of this Notice of Noteholder Meeting will be the Registered Holder.

Direct Participants (directly or on behalf of Beneficial Owners) who have submitted Electronic Instruction Notices to Euroclear or Clearstream, Luxembourg or to the 2011 Noteholder in accordance with the procedures set out in the Exchange Offer and Consent Solicitation Memorandum need take no further action in relation to voting at the Noteholder Meeting in respect of the Extraordinary Resolutions. By submitting or delivering a duly completed Electronic Instruction Notice to the relevant Clearing Systems, the relevant Direct Participant instructs the Registered Holder of such 2011 Notes to authorise the applicable Principal Paying Agent to issue and complete a Block Voting Instruction or form of proxy in accordance with Schedule 5 (Provisions for Meetings of the Noteholders) to the 2011 Notes Trust Deed and in such Block Voting Instruction or form of proxy to authorise and instruct the Exchange and Tabulation Agent to act as proxy and to vote in favour (or against, as the case may be) of the Extraordinary Resolutions.

The following provisions apply only to 2011 Noteholders or Beneficial Owners who do not submit an Electronic Instruction Notice to the relevant Clearing System.

1.   (a)   Direct Participants or Beneficial Owners who hold their interests in
           2011 Notes through a Clearing System may, by an instrument in writing in the English language (a "form of proxy") signed by the holder or, in the case of a corporation, executed under its common seal or signed on its behalf by an attorney or a duly authorised officer of the corporation and delivered to the specified office of the Registrar or the Transfer Agent (as such terms are defined in the 2011 Notes Trust Deed) not less than 48 hours before the Noteholder Meeting or any adjourned meeting, appoint the person (a "proxy") to act on his or its behalf.

     (b) Direct Participants or Beneficial Owners which are a corporation may, by delivering to any Agent (as such terms is defined in the 2011 Notes Trust Deed) not later than 48 hours before the Noteholder Meeting or any adjourned meeting a resolution of its directors or other governing body, authorise any person to act as its representative (a "representative").

     (c) Any proxy so appointed may by an instrument in writing in the form in the English language available from the specified office of the Registrar, or in such other form as may have been approved by the 2011 Notes Trustee at least seven days before the Noteholder Meeting or any adjourned meeting, signed by the proxy or, in the case of a corporation, executed under its common seal or signed on its behalf by an attorney or a duly authorised officer of the corporation and delivered to the Registrar not later than 48 hours before the time fixed for any meeting, appoint the Principal Paying Agent or any employee of it nominated by it (the "sub-proxy") to act on his or its behalf. All references to "proxy" or "proxies" in this paragraph 1 other than in this sub-paragraph (c) shall be read so as to include references to "sub-proxy" or "sub-proxies".

     (d) Any proxy appointed pursuant to sub-paragraph (a) or (c) above or representative appointed pursuant to sub-paragraph (b) above shall so long as such appointment remains in full force be deemed, for all purposes in connection with the Noteholder Meeting or any adjourned meeting, to be the holder of the 2011 Notes to which such


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

           appointment relates and the holder of the 2011 Notes shall be deemed for such purposes not to be the holder or owner, respectively.

     (e) "Block Voting Instruction" shall mean with respect to 2011 Notes held in Euroclear or Clearstream, Luxembourg, a document in the English language issued by the Principal Paying Agent and dated, in which:

           (i) it is certified that 2011 Notes are registered in the books and records maintained by the Registrar in the names of specified registered holders;

           (ii) it is certified that each holder of such 2011 Notes or a duly authorised agent on his or its behalf has instructed the Principal Paying Agent that the vote(s) attributable to his or its 2011 Notes so deposited or registered should be cast in a particular way in relation to the resolution or the resolutions to be put to such meeting or any adjournment thereof and that such instructions are, during the period of 48 hours prior to the Noteholder Meeting or adjourned meeting is convened, neither revocable nor subject to amendment but without prejudice to the provisions of paragraph 1.4 above;

           (iii) the total number of the 2011 Notes so registered are listed, distinguishing with regard to each such resolution between those in respect of which instructions have been given as aforesaid that the votes attributable thereto should be cast in favour of the resolution and those in respect of which instructions have been so given that the votes attributable thereto should be cast against the resolution; and

           (iv) any person named in such document (hereinafter called a "proxy") is authorised and instructed by the Principal Paying Agent to cast the votes attributable to the 2011 Notes so listed in accordance with the instructions referred to in (ii) and (iii) above as set out in such document.

     (f) Block Voting Instructions and forms of proxy shall be valid for so long as the relevant 2011 Notes shall be duly registered in the name(s) of the registered holder(s) certified in the Block Voting Instruction or, in the case of a form of proxy, in the name of the appointor but not otherwise and notwithstanding any other provision of this paragraph 1 (other than (d) above) and during the validity thereof the proxy shall, for all purposes in connection with any meeting of holders of 2011 Notes, be deemed to be the holder of the 2011 Notes to which such Block Voting Instructions or form of proxy or form of sub-proxy relates.

2. Block Voting Instructions or forms of proxy will only be issued as contemplated above in respect of 2011 Notes deposited with any Paying Agent (or the bank or depositary as aforesaid or blocked in an account with a clearing system) not less than 48 hours before the time for which the Noteholder Meeting to which the same relate has been convened and shall be valid for so long as the relevant 2011 Notes shall be duly registered in the name(s) of the registered holder(s) certified in the Block Voting Instruction or, in the case of a form of proxy, in the name of the appointor but not otherwise and notwithstanding any other provision of paragraph 1 (other than (d)) above and during the validity thereof the proxy shall, for all purposes in connection with any meeting of holders of 2011 Notes, be deemed to be the holder of the 2011 Notes to which such Block Voting Instructions or form of proxy or form of sub-proxy relates.

     With respect to 2011 Notes held in DTC, applicable 2011 Noteholders should contact the Exchange and Tabulation Agent with respect to applicable procedures and documentation in connection with the Offer and the Noteholder Meeting (or any adjourned meeting).


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

3. Notice of any adjourned meeting shall be given in the same manner as notice of the original Noteholder Meeting save that at least 10 days' notice, containing the information required for the notice of the original meeting shall be given. Such notice shall also state the quorum required at such adjourned meeting.

4. Any 2011 Note(s) so held and blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the earliest of: (i) the conclusion of the Noteholder Meeting (or, if later, the adjourned Noteholder Meeting) and (ii) upon such 2011 Note(s) ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the applicable Principal Paying Agent to be held to its order or under its control.

5. 2011 Noteholders are entitled to attend the Noteholder Meeting or to give instructions with respect to the casting of their votes at the Noteholder Meeting whether or not they offer to exchange their 2011 Notes in response to the Exchange Offer.

The Extraordinary Resolution may only be considered at the Noteholder Meeting if the Noteholder Meeting is quorate. The matters to be considered at the Noteholder Meeting are Reserved Matters (as defined in the 2011 Notes Trust
Deed). The Noteholder Meeting will be quorate if one or more persons being entitled to vote (whether as a 2011 Noteholder or as proxy) are present at the Noteholder Meeting who together hold or represent the requisite principal amount of outstanding 2011 Notes satisfying the quorum requirement as set out below.

If within 30 minutes after the time appointed for the Noteholder Meeting, a quorum is not present, the Noteholder Meeting shall stand adjourned until a date which shall be not less than 14 days but not more than 42 days as determined by the chairman of the Noteholder Meeting and approved by the 2011 Notes Trustee prior to the adjournment of such Meeting. The adjourned Noteholder Meeting will be subject to lower quorum requirements as set out below.

The quorum requirement is as follows:

Noteholder Meeting             Quorum Requirement
----------------------------   -------------------------------------------------
Original Noteholder Meeting    One or more persons present in person (not being
                               the 2011 Notes Issuer, Borrower (as such term is defined in the 2011 Notes Trust Deed) or any of their respective subsidiaries) holding 2011 Notes or being proxies or representatives and holding or representing more than half of the aggregate principal amount of the 2011 Notes for the time being outstanding, except that at any meeting the business of which includes the modification of certain terms, conditions and provisions constituting Reserved Matters (including, inter alia, changing any date fixed for payment of principal or interest in respect of the 2011
                               Notes, reducing the amount of principal or interest payable on any date in respect of the 2011 Notes, altering the method of calculating the amount of any payment in respect of the 2011
                               Notes or the date for any such payment), the quorum will be one or more persons holding Notes or being proxies or representatives and holding or representing not less than two-thirds of the principal amount of the Notes for the time being outstanding.

Adjourned Noteholder Meeting   One or more persons present in person holding
                               2011 Notes or being proxies or representatives
                               (whatever the principal amount of the 2011 Notes so held or represented) or where the matters to be considered are Reserved Matters (as defined in the 2011 Notes Trust Deed) one or more persons present in person holding 2011 Notes or being proxies or representatives in the aggregate not less

Noteholder Meeting             Quorum Requirement
----------------------------   -------------------------------------------------
                               than one-half in principal amount of the 2011
                               Notes for the time being outstanding.

Every question submitted to a Noteholder Meeting (or any adjournment thereof) will be decided in the first instance by a show of hands and in the case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a 2011 Noteholder or as proxy or as a representative. At a Noteholder Meeting (or any adjournment thereof), unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or by one or more persons present holding 2011 Notes or being proxies or representatives and holding or representing in the aggregate not less than one-fiftieth part of the principal amount of the 2011 Notes then outstanding, a declaration by the chairman that the resolution has been carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs and the results of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

On a show of hands every person who is present in person and is a 2011 Noteholder or is a proxy or representative shall have one vote.

On a poll every person who is so present shall have one vote in respect of each US$1,000 in principal amount of outstanding 2011 Notes so held or owned or in respect of which he is a proxy or representative.

Without prejudice to the obligations of the proxies, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

Votes in favour of the Extraordinary Resolutions must represent a majority of not less than 75 per cent. of the votes cast, for the Extraordinary Resolutions to be duly passed.

If passed, the Extraordinary Resolutions will be binding upon all 2011 Noteholders, whether or not they were present or represented at the Noteholder Meeting (or adjourned Noteholder Meeting, as applicable) and whether or not they voted at the Noteholder Meeting (or adjourned Noteholder Meeting, as applicable).

This notice and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

                          EXCHANGE AND TABULATION AGENT

                          Lucid Issuer Services Limited
                                   Leroy House
                                 436 Essex Road
                                     London
                                     N1 3QP
                                 United Kingdom
                           Telephone: +44 20 7704 0880
                           Facsimile: +44 20 7067 9098

                             Email: abu@lucid-is.com
                     Attention: Sunjeeve Patel / Yves Theis

                             PRINCIPAL PAYING AGENT

                         Deutsche Bank AG, London Branch
                                Winchester House
                            1 Great Winchester Street
                                 London EC2N 2DB
                                     England

                                    REGISTRAR

                      Deutsche Bank Trust Company Americas
                                 60 Wall Street
                               New York, NY 10005
                                     U.S.A.

                                   APPENDIX A

            BASE PROSPECTUS RELATING TO THE ISSUANCE OF THE NEW NOTES

                              [A LOGO] Alfa o Bank
                               U.S.$2,000,000,000

             Programme for the Issuance of Loan Participation Notes
                                 to be issued by
                              Ukraine Issuance plc
                      for the purpose of financing loans to

                     Closed Joint-Stock Company "ALFA-BANK"

Under the Programme for the Issuance of Loan Participation Notes (the "Programme") described in this base prospectus (the "Prospectus" or the "Base Prospectus"), Ukraine Issuance plc (the "Issuer" or the "Lender"), subject to compliance with all relevant laws, regulations and directives, may from time to time issue Loan Participation Notes (the "Notes") on the terms set out herein, as supplemented by a final terms supplement (each such final terms supplement, "Final Terms") setting out the specific terms of each issue. Notes will be issued in Series (as defined under "Overview of the Programme") and the sole purpose of issuing each Series will be to finance a loan (each a "Loan") to Closed Joint-Stock Company "ALFABANK" (the "Bank") as borrower, on the terms of a framework agreement dated 23 July 2007 as amended and restated on 27 May 2008 as further amended and restated by the amended and restated framework agreement dated 18 July 2008 between the Lender and the Bank (as may be further amended or supplemented from time to time, the "Framework Agreement"), to be incorporated by reference and constituting an integral part of each loan agreement to be entered into between the Lender and the Bank in respect of each Loan on each Trade Date or Issue Date, as the case may be (each as defined in the amended and restated principal trust deed dated 18 July 2008 as supplemented by a supplemental trust deed dated 30 June 2009 between the Issuer and Deutsche Trustee Company Limited (the "Trustee") (as may be further amended or supplemented from time to time, the "Principal Trust Deed", and as supplemented by a supplemental trust deed between the Issuer and the Trustee in respect of each series of Notes issued or to be issued on each Issue Date, the "Trust Deed") (each a "Loan Agreement"). Subject as provided in the Trust Deed, the Issuer will (a) charge, in favour of the Trustee, by way of a first fixed charge as security for its payment obligations in respect of each Series of Notes and under the Trust Deed, certain of its rights and interests under each of the relevant Loan Agreements and the relevant Account (as defined in the relevant Loan Agreement), and (b) assign, in favour of the Trustee, certain of its other rights under each of the relevant Loan Agreements but excluding any Reserved Rights (as defined in the Terms and Conditions of the Notes), in each case for the benefit of the holders of the corresponding Series of Notes (the "Noteholders"), all as more fully described under "Overview of the Programme".

This Base Prospectus supersedes the Base Prospectus dated 18 July 2008 relating to the Programme.

Ukrainian Issuance Holdings Limited (the "PECO Holder") will have the benefit of a post-enforcement call option to acquire the Notes then outstanding, which will be exercisable only after certain conditions have been met. See 6(g) (Post-Enforcement Call Option) in "Terms and Conditions of the Notes".

Each Series of Notes will bear interest at the rate, and such interest will be payable on the dates, set out in the relevant Final Terms. Each Loan will rank pari passu in right of payment with the Bank's other outstanding unsecured and unsubordinated indebtedness. Other than as described in this Prospectus and the Trust Deed, the Noteholders have no proprietary or other direct interest in the Issuer's rights under or in respect of the relevant Loan Agreement or the relevant Loan. Subject to the terms of the Trust Deed, no Noteholder will have any rights to enforce any of the provisions in the relevant Loan Agreement or have direct recourse to the Bank except through action by the Trustee.

AN INVESTMENT IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 16 BEFORE INVESTING. THE NOTES AND THE CORRESPONDING LOANS HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AS AMENDED, AND, SUBJECT TO CERTAIN EXCEPTIONS, MAY NOT BE OFFERED AND SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT ("REGULATION S")). THE NOTES MAY BE OFFERED AND SOLD (I) WITHIN THE UNITED STATES TO QUALIFIED INSTITUTIONAL BUYERS ("QIBs"), AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), THAT ARE ALSO QUALIFIED PURCHASERS ("QPs"), AS DEFINED IN SECTION 2(A)(51) OF THE U.S. INVESTMENT COMPANY ACT OF 1940 (THE "INVESTMENT COMPANY ACT") IN RELIANCE ON THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144A (THE "RULE 144A NOTES") AND (II) TO NON-U.S. PERSONS IN OFFSHORE TRANSACTIONS IN RELIANCE ON REGULATION S (THE "REGULATION S NOTES"). THE ISSUER HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE INVESTMENT COMPANY ACT. PROSPECTIVE PURCHASERS ARE HEREBY NOTIFIED THAT SELLERS OF THE RULE 144A NOTES MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A. FOR A DESCRIPTION OF THESE AND CERTAIN FURTHER RESTRICTIONS, SEE "SUBSCRIPTION AND SALE" AND "TRANSFER RESTRICTIONS".

This Prospectus has been approved by the Irish Financial Services Regulatory Authority, as competent authority under Directive 2003/71/EC (the "Prospectus Directive"). The Irish Financial Services Regulatory Authority only approves this Prospectus as meeting the requirements imposed under Irish and EU law pursuant to the Prospectus Directive. Application will be made to the Irish Stock Exchange Limited (the "Irish Stock Exchange") for Notes issued under this programme within 12 months of this Prospectus to be admitted to the Official List and trading on its regulated market (the "Market"). The Market is a regulated market for the purposes of the Markets in Financial Instruments Directive 2004/39/EC. Such approval relates only to the Series of Notes which are to be admitted to trading on the Market or other regulated markets for the purposes of Directive 2004/39/EC or which are to be offered to the public in any Member State of the European Economic Area. Unlisted Notes may also be issued pursuant to the Programme. The relevant Final Terms in respect of the issue of any Notes will specify whether or not such Notes will be admitted to trade on the Irish Stock Exchange (or any other stock exchange) and admitted to trading on the Market (or any other market). Application may also be made to have Rule 144A Notes designated as eligible for trading in the PORTAL(R) Market of the NASDAQ OMX Group, Inc. ("PORTAL"), as specified in the applicable Final Terms.

Regulation S Notes of each Series which are sold to non-U.S. Person (as defined in Regulation S) outside the United States in an "offshore transaction" within the meaning of Regulation S will initially be represented by a global unrestricted Note in registered form (each a "Regulation S Global Note Certificate"), without interest coupons, which will be deposited with a common depositary for, and registered in the name of a nominee of, Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream") on its Issue Date. Beneficial interests in a Regulation S Note, as represented by the Regulation S Global Note Certificate, will be shown on, and transfers thereof will be effected only through records maintained by, Euroclear or Clearstream. Rule 144A Notes of each Series sold to QIBs that are also QPs, as referred to in, and subject to the transfer restrictions described in, "Subscription and Sale" and "Transfer Restrictions", will initially be represented by a global restricted Note in registered form (each a "Rule 144A Global Note Certificate" and together with any Regulation S Global Note Certificates, the "Global Note Certificates"), without interest coupons, which will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company ("DTC") on its Issue Date. Beneficial interests in a Rule 144A Note, as represented by one or more Rule 144A Global Note Certificates, will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See "Summary of the Provisions Relating to the Notes in Global Form". Individual note certificates ("Individual Note Certificates") in registered form will only be available in certain limited circumstances as described herein.

                                    Arranger

                               UBS Investment Bank

                                     Dealers

                           HSBC   UBS Investment Bank

                  The date of this Prospectus is 30 June 2009.

This Prospectus comprises a base prospectus for the purposes of Article 5.4 of the Prospectus Directive and for the purpose of giving information with regard to the Issuer and the Bank, according to the particular nature of the Issuer, the Bank, the Notes and the Loans, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profit and losses and prospects of the Issuer and the Bank.

Each of the Issuer and the Bank accepts responsibility for the information contained in this Prospectus. To the best of the knowledge and belief of each of the Issuer and the Bank (having taken all reasonable care to ensure that such is the case) the information contained in this Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Bank's legal name is Closed Joint-Stock Company "ALFA-BANK" and its registered address is 4/6 Desyatynna Street, Kyiv, Ukraine. The phone number of the Bank is +38 044 490 4600.

The Issuer's legal name is Ukraine Issuance plc. The Issuer was incorporated in England and Wales (registered number 6296689) as a public company with limited liability under the Companies Act 1985, and its registered office is 35 Great St. Helen's, London EC3A 6AP. The Issuer may be reached by telephone at +44 207 398 6300.

Certain statistical information and other data contained in "Summary of the Bank", "Description of the Bank's Business" and the Appendix to this Prospectus entitled "Appendix A: Overview of the Ukrainian Banking Sector and Regulation in Ukraine" has been extracted from publicly available data (such as information contained on official websites and in publications of governmental agencies of Ukraine, including the National Bank of Ukraine ("NBU"), and from other government or mass media sources) and the Bank accepts responsibility for accurately extracting and reproducing such data but accepts no further responsibility in respect of such information. As far as the Bank is aware and is able to ascertain from the relevant publicly available information, no facts have been omitted that would render the reproduced information inaccurate or misleading.

This Prospectus does not constitute an offer of, or an invitation by or on behalf of, the Issuer, the Bank, the Arranger and the Dealers (each as defined under "Overview of the Programme") to subscribe for or purchase any of the Notes.

The distribution of this Prospectus and the offer or sale of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus comes are required by the Issuer, the Bank, the Arranger or the Dealers to inform themselves about and to observe any such restrictions. Further information with regard to restrictions on offers and sales of the Notes and the distribution of this Prospectus is set out under "Subscription and Sale".

No person is authorised to provide any information or make any representation not contained in this Prospectus and any information or representation not contained in this Prospectus and any information or representation so contained must not be relied upon as having been authorised by or on behalf of the Issuer, the Bank, the Trustee (as defined under "Overview of the Programme"), the Arranger or the Dealers. The delivery of this Prospectus at any time does not imply that the information contained in it is correct as at any time subsequent to its date. The website of the Bank does not form any part of the contents of this Prospectus.

Neither the delivery of this Prospectus nor the offer, sale or delivery of any Note shall in any circumstances create any implication that there has been no adverse change, or any event reasonably likely to involve any adverse change, in the condition (financial or otherwise) of the Bank since the date of this Prospectus.

None of the Issuer, the Bank, the Trustee, the Arranger or the Dealers or any of their respective representatives is making any representation to any offeree or purchaser of the Notes regarding the legality of an investment by such offeree or purchaser under relevant legal investment or similar laws. Each investor should consult with their own advisers as to the legal, tax, business, financial and related aspects of a purchase of the Notes.

Prospective purchasers must comply with all laws that apply to them in any place in which they buy, offer or sell any Notes or possess this Prospectus. Any consents or approvals that are needed in order to purchase any Notes must be obtained. The Bank, the Issuer, the Trustee, the Arranger and the Dealers are not responsible for compliance with these legal requirements. The appropriate characterisation of any Notes under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase such Notes, is subject to significant interpretative uncertainties. No representation or warranty is made as to whether or the extent to which any Notes constitute a legal investment for investors whose investment authority is subject to legal restrictions. Such investors should consult their legal advisers regarding such matters.

This Prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, (ii) investment professionals falling within
Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this Prospectus or any of its contents.

The price and amount of Notes to be issued under the Programme will be determined by the Issuer, the Bank and the relevant Dealer at the time of issue in accordance with prevailing market conditions. The Notes will be in denominations, for Rule 144A Notes, of at least US$100,000 (or the equivalent in other currencies) and integral multiples of US$1,000 (or the equivalent in other currencies) in excess thereof, and for Regulation S Notes, of at least
(euro)50,000 (or the equivalent in other currencies) and integral multiples of
(euro)1,000 (or the equivalent in other currencies) in excess thereof, save that unless otherwise permitted by then current laws and regulations, Notes which have a maturity of less than one year and in respect of which the issue proceeds are to be accepted by the Issuer in the United Kingdom or whose issue otherwise would constitute a contravention of section 19 of the Financial Services and Markets Act 2000 will have a minimum denomination of (pound)100,000 (or its equivalent in other currencies).

In connection with the issue of any Series of Notes, the Dealer, if any, disclosed as a stabilising agent in the relevant Final Terms (or persons acting on its behalf) may over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that such Dealer (or persons acting on its behalf) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of a Series of Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of such Series of Notes and 60 days after the date of allotment of such Series of Notes. Any stabilisation action or over-allotment must be conducted by the relevant stabilising agent (or person(s) acting on behalf of any stabilising agent) in accordance with all applicable laws and rules.

NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IS MADE BY THE ARRANGER AND THE DEALERS AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH IN THIS PROSPECTUS, AND NOTHING CONTAINED IN THIS PROSPECTUS IS, OR SHALL BE RELIED UPON AS, A PROMISE OR REPRESENTATION, WHETHER AS TO THE PAST OR THE FUTURE. THE ARRANGER AND THE DEALERS DO NOT ASSUME ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS PROSPECTUS.

EACH PERSON CONTEMPLATING MAKING AN INVESTMENT IN ANY NOTES ISSUED UNDER THIS PROGRAMME FROM TIME TO TIME MUST MAKE ITS OWN INVESTIGATION AND ANALYSIS OF THE CREDITWORTHINESS OF THE BANK AND THE ISSUER AND ITS OWN DETERMINATION OF THE SUITABILITY OF ANY SUCH INVESTMENT, WITH PARTICULAR REFERENCE TO ITS OWN INVESTMENT OBJECTIVES AND EXPERIENCE AND ANY OTHER FACTORS WHICH MAY BE RELEVANT TO IT IN CONNECTION WITH SUCH INVESTMENT.

THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION IN THE UNITED STATES OR ANY OTHER U.S. REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE NOTES OR THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENCE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ("RSA") WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

UNITED STATES INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE

PURSUANT TO UNITED STATES INTERNAL REVENUE SERVICE CIRCULAR 230, WE HEREBY INFORM YOU THAT THE DESCRIPTION SET FORTH HEREIN WITH RESPECT TO UNITED STATES FEDERAL TAX ISSUES WAS NOT INTENDED OR WRITTEN TO BE USED, AND SUCH DESCRIPTION CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE UNITED STATES INTERNAL REVENUE CODE. SUCH DESCRIPTION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE NOTES. TAXPAYERS SHOULD SEEK ADVICE BASED ON EACH TAXPAYER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ADDITIONAL INFORMATION

Neither the Issuer nor the Bank is required to file periodic reports under
Section 13 or 15 of the U.S. Securities Exchange Act of 1934 (the "Exchange Act"). For so long as either the Issuer or the Bank is not a reporting company under Section 13 or 15(d) of the Exchange Act, or exempt from reporting pursuant to Rule 12g3-2(b) thereunder, the Issuer or the Bank, as the case may be, will, upon request, furnish to each holder or beneficial owner of Notes that are "restricted securities" (within the meaning of Rule 144(a)(3) under the Securities Act) and to each prospective purchaser thereof designated by such holder or beneficial owner upon request of such holder, beneficial owner or prospective purchaser, in connection with a transfer or proposed transfer of any such Notes pursuant to Rule 144A under the Securities Act or otherwise, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

TABLE OF CONTENTS

ENFORCEABILITY OF JUDGMENTS .............................................    vii
SUPPLEMENTAL PROSPECTUS .................................................   viii
PRESENTATION OF FINANCIAL AND OTHER INFORMATION .........................     ix
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS ....................    xii
SUMMARY OF THE BANK .....................................................      1
OVERVIEW OF THE PROGRAMME................................................      3
RISK FACTORS ............................................................     13
USE OF PROCEEDS..........................................................     44
CAPITALIZATION OF THE BANK ..............................................     45
SELECTED FINANCIAL INFORMATION ..........................................     46
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS ........................................................     49
RECENT DEVELOPMENTS .....................................................     86
DESCRIPTION OF THE BANK'S BUSINESS ......................................     87
ASSET, LIABILITY AND RISK MANAGEMENT ....................................    113
MANAGEMENT ..............................................................    123
RELATED PARTY TRANSACTIONS ..............................................    132
SHARE CAPITAL, DIVIDENDS AND PRINCIPAL SHAREHOLDERS .....................    136
THE ISSUER...............................................................    139
THE POST-ENFORCEMENT CALL OPTION HOLDER..................................    142
FRAMEWORK AGREEMENT .....................................................    144
TERMS AND CONDITIONS OF THE NOTES .......................................    200
SUMMARY OF THE PROVISIONS RELATING TO THE NOTES IN GLOBAL FORM ..........    218
SUBSCRIPTION AND SALE ...................................................    225
TAXATION ................................................................    229
TRANSFER RESTRICTIONS ...................................................    234
FORM OF FINAL TERMS .....................................................    238
GENERAL INFORMATION .....................................................    248
APPENDIX A - OVERVIEW OF THE UKRAINIAN BANKING SECTOR AND REGULATION IN
   UKRAINE ..............................................................    A-1
APPENDIX B - LETTER OF SUPPORT ..........................................    B-1
FINANCIAL STATEMENTS ....................................................    F-1

ENFORCEABILITY OF JUDGMENTS

The Bank is a closed joint-stock company organized under the laws of Ukraine. The majority of the assets of the Bank and its executive officers and/or directors are located in Ukraine, and it may not be possible for investors to enforce in Ukraine judgments rendered against them in jurisdictions other than Ukraine, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Courts in Ukraine will not recognise and/or enforce any judgment obtained in a court established in a country other than Ukraine unless such enforcement is provided for in an international treaty to which Ukraine is a party or by an "ad hoc" arrangement providing for the enforcement of judgments on a reciprocal basis that is in effect between such country and Ukraine, and then only in accordance with the terms of such treaty or arrangement. There is no such treaty or arrangement in effect between Ukraine and the United Kingdom or the United States.

Ukraine is a party to the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the "New York Convention") with a reservation to the effect that, in respect of the awards made in a state which is not a party to the New York Convention, Ukraine will only apply the New York Convention on a reciprocal basis. Consequently, a foreign arbitral award obtained in a state which is party to the New York Convention should be recognised and enforced by a Ukrainian court (under the terms of the New York Convention). Each Loan Agreement contains a provision allowing for arbitration of disputes with London, England, designated as the seat of arbitration. Since the United Kingdom is a party to the New York Convention, arbitral awards in relation to those disputes may be enforced in Ukraine under the provisions of the New York Convention. In practice, reliance upon international treaties may meet with a lack of understanding on the part of a Ukrainian court or other officials, thereby introducing delay and unpredictability into the process for enforcing any foreign judgment or any foreign arbitral award in Ukraine.

The Framework Agreement will be governed by English law and will provide that all disputes, controversies and causes of action brought by any party thereto shall be settled by arbitration in accordance with the Rules of the London Court of International Arbitration although the Issuer has the right to have disputes settled in the courts of England.

Limitation on Enforcement Rights of Noteholders

The Notes will be represented by the Global Note Certificates. So long as the Notes are represented by interests in the Global Note Certificates, individual Noteholders have no direct right to commence proceedings in respect of any breach by the Issuer or the Bank. The right of enforcement lies with the Trustee on behalf of the Noteholders pursuant to the covenant to pay in the Trust Deed. However, as provided for in the Global Note Certificates, Noteholders could seek to exchange the Global Note Certificates for Individual Note Certificates in certain limited circumstances (see "Summary of the Provisions Relating to the Notes in Global Form").

SUPPLEMENTAL PROSPECTUS

The Bank will, in connection with the admission to trading of the Notes on the regulated market of the Irish Stock Exchange, so long as any Note remains outstanding and listed on such exchange, in the event of any material change in the condition of the Issuer or the Bank which is not reflected in this Prospectus, prepare a supplement to this Prospectus or publish a new Prospectus for use in connection with any subsequent issue of Notes to be admitted to trade on the regulated market of the Irish Stock Exchange.

The Issuer and the Bank may agree with any Dealer that a Series of Notes may be issued in a form not contemplated by the Terms and Conditions herein, in which event a supplemental Prospectus, if appropriate, will be published which will describe the effect of the agreement reached in relation to such Notes.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Information

The financial information of the Bank set forth herein has been derived, unless otherwise indicated, from its audited consolidated balance sheet, income statement, statements of changes in equity and of cash flows as at and for the years ended 31 December 2008 and the notes thereto (the "2008 Financial Statements") and 31 December 2007 and the notes thereto (the "2007 Financial Statements" and, together with the 2008 Financial Statements, the "Financial Statements"). The Financial Statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") issued by International Accounting Standards Board. The US dollar is the presentation currency for the Bank's Financial Statements.

Auditors

The Bank's Financial Statements have been audited in accordance with International Standards on Auditing by the Bank's independent auditors, Audit Firm PricewaterhouseCoopers (Audit), who have expressed an unqualified opinion on the Financial Statements, as stated in their report herein. The address of Audit Firm PricewaterhouseCoopers (Audit) is 75 Zhylyanska Str., Kyiv 01032, Ukraine. Audit Firm PricewaterhouseCoopers (Audit) is registered in the register of audit firms of the Audit Chamber of Ukraine.

In 2007, the Bank, with the approval of the Supervisory Board, dismissed CJSC KPMG Audit as its independent auditors. During the period between 1 January 2007 and the date on which CJSC KPMG Audit was dismissed, there was no (i) disagreement between the Bank and CJSC KPMG Audit on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of CJSC KPMG Audit, would have caused CJSC KPMG Audit to make reference to the subject matter of such disagreement in connection with its report on the Bank's financial statements or (ii) adverse opinion or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles in connection with its report on the Bank's financial statements. The Bank engaged Audit Firm PricewaterhouseCoopers (Audit) as its new independent auditors in July 2007.

The Issuer's auditors are BDO Stoy Hayward LLP, located at 55 Baker Street, London W1VU 7EU, United Kingdom. BDO Stoy Hayward LLP are Chartered Accountants and Registered Auditors in England and Wales.

Critical Accounting Estimates, and Judgments in Applying Accounting Policies

The Bank makes estimates and assumptions that affect the reported amounts of assets and liabilities within the next financial year. Estimates and judgments are continually evaluated and are based on management's experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management of the Bank ("Management") also makes certain judgments, apart from those involving estimations, in the process of applying the accounting policies. Judgments that have the most significant effect on the amounts recognised in the 2008 Financial Statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year, are disclosed in Note 4 (Critical Accounting Estimates, and Judgments in Applying Accounting Policies) to the 2008 Financial Statements.

Currency

In this Prospectus, all references to "hryvnia" and "UAH" are to the lawful currency for the time being of Ukraine, all references to "US dollar", "USD", "US$" and "U.S.$" are to the lawful currency for the time being of the United States of America, all references to "(pound)", "p" and "Sterling" are to the lawful currency for the time being of the United Kingdom and all references to "euro", "EUR" and "(euro)" are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Translations of amounts from US dollars to hryvnia are solely for the convenience of the reader, and are made at exchange rates established by the NBU and effective as at 31 December 2008 and 31 December 2007. No representation is made that the hryvnia or US dollar amounts referred to herein could have been converted into US dollars or hryvnia, as the case may be, at any particular exchange rate or at all. The NBU's hryvnia/US dollar exchange rate as reported on 31 December 2008 was UAH 7.70 = US$1.00 and on 31 December 2007 was UAH 5.05 = US$1.00. This is the rate used for the respective conversions. The NBU's hryvnia/US dollar exchange rate as reported to be set for 30 June 2009 was UAH
7.63 = US$1.00.

Rounding

Some numerical figures included in this Prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that preceded them.

Exchange Rate Information

The following table sets forth, for the periods indicated, the end of period and average official rates set by the NBU, in each case for the purchase of Ukrainian hryvnia, all expressed in Ukrainian hryvnia per US dollar.

                                                         Period     Period
                                         High    Low   Average(1)     End
--------------------------------------------------------------------------
                                         (Ukrainian hryvnia per US dollar)
Year
2003 .................................   5.33   5.33      5.33       5.33
2004 .................................   5.33   5.31      5.32       5.31
2005 .................................   5.31   5.05      5.12       5.05
2006 .................................   5.05   5.05      5.05       5.05
2007 .................................   5.05   5.05      5.05       5.05
2008 .................................   7.88   4.84      5.27       7.70
2009 (through June 30 2009)...........   7.72   7.61      7.68       7.63
Month
January 2009 .........................   7.70   7.70      7.70       7.70
February 2009 ........................   7.70   7.70      7.70       7.70
March 2009 ...........................   7.70   7.70      7.70       7.70
April 2009 ...........................   7.70   7.70      7.70       7.70
May 2009..............................   7.72   7.62      7.65       7.62
June 2009 (through June 30 2009)......   7.63   7.61      7.62       7.63

----------
(1) Calculated based on the exchange rates for each banking day of the period and the number of banking days in the period.

No representation is made that the Ukrainian hryvnia or US dollar amounts referred to herein could have been or could be converted into Ukrainian hryvnia or US dollars, as the case may be, at these rates, at any particular rate or at all.

Average Balances, Average Interest Rates and Effective Interest Rates

This Prospectus includes information on the average balances of interest-earning assets and interest-bearing liabilities of the Bank as well as the average rate of interest income or expense for such assets and liabilities for the years ended 31 December 2008 and 2007. The average balances of assets and liabilities presented in this document represent the average of the opening and closing balances for the applicable period. These average balances would likely be different if alternative or more frequent averaging methods were used and such differences could be material.

The average interest rates disclosed in this Prospectus are calculated by dividing aggregate interest income or expense for the relevant line item by the average balance for the same item for the applicable period.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Average interest rates are distinct from the effective interest rates as at the end of respective period presented in the Financial Statements. The effective interest method is a method of allocating interest income or interest expense over the relevant period so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the net carrying amount of the financial instrument. The effective interest rate discounts cash flows of variable interest instruments to the next interest re-pricing date except for the premium or discount which reflects the credit spread over the floating rate specified in the instrument, or other variables that are not reset to market rates. Such premiums or discounts are amortised over the whole expected life of the instrument. The present value calculation includes all fees and points paid or received between parties to the contract that are an integral part of the effective interest rate. See Note 3 (Summary of Significant Accounting Policies) to the 2008 Financial Statements.

The Bank presents information on effective interest rates because IFRS requires that this rate be used in the preparation of its financial statements. Operationally, the Bank uses this information as well as average interest rates as both are considered useful business tools.

Industry and Market Data

In this Prospectus, the Bank and the Issuer refer to information regarding the Bank's business, the business of its competitors and the market in which the Bank operates and competes. The Bank and the Issuer obtained this information in part from various third party sources and in part from the Bank's own internal estimates. The Bank and the Issuer have obtained market and industry data relating to the Bank's business from providers of industry and market data, namely the NBU and the State Statistics Committee of Ukraine.

Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Each of the Bank and the Issuer has relied on the accuracy of the information from industry publications, surveys and forecasts without carrying out an independent verification thereof and cannot guarantee their accuracy or completeness. Each of the Bank and the Issuer confirms that such third party information has been accurately reproduced, and as far as each of the Bank and the Issuer is aware and is able to ascertain from information published by such third parties, no facts have been omitted from the information in this Prospectus that would render it inaccurate or misleading.

In addition, in many cases, the Bank has made statements in this Prospectus regarding the Ukrainian banking industry and its position in this industry based on its own experience and investigation of market conditions. The Bank cannot assure you that any of its assumptions are accurate or correctly reflect its position in the industry, and its statements have not been verified by any independent sources. See "Risk Factors -- Risks Relating to Ukraine -- Official economic data and third-party information may be unreliable" and "Risk Factors -- Risks Relating to the Bank's Business -- The Bank has not independently verified information regarding its competitors and official data from Government Agencies and the NBU".

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Prospectus, as well as certain written and oral statements, that the Bank and its officers may make from time to time in reports, filings, news releases, conferences, teleconferences, web postings or otherwise, are not historical facts and constitute "forward-looking statements". Forward-looking statements include statements concerning the Bank's plans, objectives, goals, strategies and future operations and performance and the assumptions underlying these forward-looking statements. When used in this Prospectus, the words "anticipates", "estimates", "expects", "believes", "intends", "plans", "may", "will", "should" and any similar expressions identify forward-looking statements, but these expressions are not exclusive means of identifying such statements. These forward-looking statements are contained in "Summary of the Bank", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of the Bank's Business", "Asset, Liability and Risk Management" and other sections of this Prospectus. The Bank has based these forward-looking statements on the current view of its management with respect to future events and financial performance. These views reflect the best judgment of Management but involve uncertainties and are subject to certain risks the occurrence of which could cause actual results to differ materially from those predicted in the Bank's forward-looking statements and from past results, performance or achievements. Although Management believes that the estimates and the projections reflected in its forward-looking statements are reasonable, if one or more of the risks or uncertainties materialise or occur, including those which the Bank has identified in this Prospectus, or if any of the Bank's underlying assumptions prove to be incomplete or incorrect, the Bank's actual results of operations may vary from those expected, estimated or projected.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, forecasts, projections and other forward-looking statements will not be achieved. Prospective investors should be aware that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include:

o    the change in the Bank's core business model;

o    the Bank's ability to manage and restructure its existing loan portfolio;

o    the Bank's ability to estimate impairment provisions;

o    concentration in the Bank's customer accounts and loan portfolio;

o    the Bank's liquidity;

o    the Bank's dependence on the Alfa Banking Group and the Alfa Consortium;

o    the failure of risk management policies and procedures;

o    compliance with changing regulatory requirements;

o the health of the Ukrainian economy, including the Ukrainian banking sector and those sectors to which the Bank has exposure through its loan portfolio;

o    fluctuations in the international financial markets;

o effects of the global financial crisis, whose duration and magnitude cannot be ascertained;

o    political and governmental instability;

o    inflation, interest rate and exchange rate fluctuations in Ukraine;

o the necessity of Ukraine maintaining positive relationships with Russia and Western European countries;

o    the uncertainty of the Ukrainian legal system;

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

o    prices for securities issued by Ukrainian entities;

o the effects of changes in laws, regulations, taxation or accounting standards or practices in jurisdictions where the Bank conducts its operations; and

o the Bank's success at managing the risks associated with the aforementioned factors.

This list of important factors is not exhaustive. When relying on forward-looking statements, prospective investors should carefully consider the foregoing factors and other uncertainties and events, especially in light of the political, economic, social and legal environment in which the Bank operates.

These forward-looking statements speak only as of the date of this Prospectus and are not subject to any continuing obligations under the listing guidelines of the Irish Stock Exchange (the "Guidelines"). Without prejudice to any requirements under applicable laws and regulations, each of the Bank and the Issuer expressly disclaims any obligation or undertaking to disseminate after the date of this Prospectus any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such forward-looking statement is based. The Bank and the Issuer do not make any representation, warranty or prediction that the results anticipated by such forward-looking statements will be achieved, and such forward-looking statements represent, in each case, only one of many possible scenarios and should not be viewed as the most likely or standard scenario.

SUPPLEMENT TO THE BASE PROSPECTUS

Following the publication of this Base Prospectus a supplement may be prepared by the Issuer and approved by the Irish Stock Exchange in accordance with the Prospectus Directive. Statements contained in any such supplement shall, to the extent applicable (whether expressly, by implication or otherwise), be deemed to modify or supersede statements contained in this Base Prospectus. Any statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Base Prospectus.

The Issuer will, in the event of any significant new factor, material mistake or inaccuracy relating to information included in this Base Prospectus that is capable of affecting the assessment of any Notes, prepare a supplement to this Base Prospectus or publish a new Base Prospectus for use in connection with any subsequent issue of Notes.

The Issuer may agree with any Dealer that a Series of Notes may be issued in a form not contemplated by the Terms and Conditions of the Notes, in which event a supplemental Base Prospectus will be published, if appropriate, which will describe the effect of the agreement reached in relation to such Series of Notes.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which have previously been published and which have been approved by, filed with or notified to the Irish Financial Services Regulatory Authority shall be incorporated in, and form part of, this Base
Prospectus:

o the financial statements of the Issuer as at and for the year ended 31 December 2007 filed with the Irish Stock Exchange;

o the financial statements of the Bank as at and for the year ended 31 December 2007 contained in the previous Base Prospectus dated 18 July 2008 (pages F-31 to F-100 inclusive) prepared by the Issuer in connection with the Programme;

o the Terms and Conditions of the Notes contained in the first Base Prospectus dated 24 July 2007 (pages 157-173 inclusive) prepared by the Issuer in connection with the Programme; and

o the Terms and Conditions of the Notes contained in the previous Base Prospectus dated 28 May 2008 (pages 173-189 inclusive) prepared by the Issuer in connection with the Programme; and

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

o the Terms and Conditions of the Notes contained in the previous Base Prospectus dated 18 July 2008 (pages 211-227 inclusive) prepared by the Issuer in connection with the Programme.

Any information not listed above but included in the documents incorporated by reference is either not relevant for the investor or is covered elsewhere in this Prospectus.

SUMMARY OF THE BANK

This summary may not contain all of the information that may be important to prospective purchasers of the Notes. This entire Prospectus, including the more detailed information regarding the Bank's business and the Financial Statements included elsewhere in this Prospectus, should be read as a whole. Investing in the Notes involves risks. The information set forth under "Risk Factors" should be carefully considered. Certain statements in this Prospectus are forward looking statements that also involve risks and uncertainties as described under "Cautionary Note Regarding Forward Looking Statements".

The Bank is a commercial bank headquartered in Kyiv, offering a range of banking services to corporate and retail customers, as well as treasury and capital markets services, through a network of 84 standard branches each of which services retail customers, 11 of which service corporate customers and 55 of which service SME clients), 151 ATMs and 5,354 outsourced self-service terminals (as described below in "Description of the Bank's Business - Retail - ATM and Terminals Network") as at 1 June 2009. The Bank also has a representative office in Moscow.

The Bank's immediate parent is ABH Ukraine Limited. The Bank is ultimately controlled by three Russian individuals: Mikhail Fridman, German Khan and Alexei Kuzmichev. The Bank is a part of the Alfa Banking Group, which, in turn, is a part of the Alfa Consortium, a group of companies principally operating in the banking, insurance, telecommunications and oil and gas sectors, as well as in the investment and retail trade businesses.

According to official NBU statistics, as at 1 April 2009 the Bank was the 9th largest bank in Ukraine in terms of total assets (compared to 10th as at 1 April 2008 and 14th as at 1 April 2007), the 3rd largest in terms of customer accounts of legal entities (compared to 6th as at 1 April 2008 and 9th as at 1 April
2007), the 8th largest in terms of loans to customers (compared to 9th as at 1 April 2008 and 11th as at 1 April 2007), the 7th largest in terms of loans to individuals (compared to 9th as at 1 April 2008 and 19th as at 1 April 2007) and the 7th largest one in terms of loans to legal entities (compared to 7th as at 1 April 2008 and 9th as at 1 April 2007), all as calculated under Ukrainian Accounting Standards and based on statutory reporting requirements.

As at 31 December 2008 the Bank had total assets of US$3,764.6 million, loans and advances to customers of US$3,133.4 million, and total customer accounts of US$1,429.3 million. For the year ended 31 December 2008, the Bank generated a profit before tax of US$42.2 million and a profit for the year of US$35.6 million.

According to official NBU statistics, the Ukrainian banking sector grew at an annual compound growth rate of 62 per cent. from 2004-2008. However, the Ukrainian banking system underwent severe economic stress in the 4th quarter of 2008 due, among other factors, to the global financial crisis, the sharp devaluation of the national currency, the deteriorating financial condition of borrowers, a run on deposits and a lack of funds in the financial system. As a result, in the 4th quarter of 2008, the Bank reconsidered its expansion strategy and became focused on optimizing and restructuring its existing loan portfolio and finding new ways to manage its existing corporate and retail business.

Corporate banking has historically been the Bank's main business. As at 31 December 2008, loans to corporate customers (including reverse sale and repurchase agreements) amounted to US$2,303.1 million, representing 68.2 per cent. of the Bank's gross loan portfolio, while corporate customer accounts (including state and public organizations) amounted to US$1,157.6 million, representing 81.0 per cent. of the Bank's total customer accounts. The Bank previously focused on providing loans to corporate customers. However, as a result of events beginning in the 4th quarter of 2008, the Bank has suspended corporate lending to new customers and corporate lending to existing customers has been limited to short-term lending, including providing overdraft facilities and working capital loans. Therefore, the corporate banking segment is focused on optimizing and restructuring the Bank's existing corporate loan portfolio and on providing current accounts, deposit taking, cash settlement, currency exchange and cash management services to the Bank's corporate customers. The Bank is also developing structured finance, leasing and trade finance products for its corporate customers.

SUMMARY OF THE BANK

In 2007 and 2008, the Bank expanded its business focus to include small and medium sized enterprises ("SME") SMEs. The SME category is currently a part of the Bank's corporate banking business, and as at 31 December 2008, the Bank's SME loan portfolio amounted to US$238.2 million, or 7.1 per cent. of the Bank's gross loan portfolio. In 2008 the Bank began to provide deposit taking and cash management services for SMEs, which are a key focus for the SME segment for 2009.

Beginning in 2005 and running through the first three quarters of 2008, the Bank focused on increasing its retail banking activities by improving and expanding the range of products that it offered and by increasing its geographical presence in the industrially developed regions of Ukraine. As at 1 June 2009, the Bank had approximately 560,000 retail customers (approximately 1,170,000 retail loans). As at 31 December 2008, the Bank's gross retail loan portfolio amounted to US$833.7 million, representing 24.7 per cent. of the Bank's gross loan portfolio, while retail customer accounts amounted to US$271.7 million, representing 19.0 per cent. of the Bank's customer accounts. As a result of the unfolding economic crisis and a generally unstable financial situation, beginning in the 4th quarter of 2008, the Bank ceased retail lending, which previously included providing consumer finance loans, auto loans and residential mortgage loans to individuals, as well as debit cards, debit cards with personal instalment loans and credit cards. As a result, the Bank's retail banking services primarily consist of deposit taking, FX and money transfer services and cash withdrawals through ATMs. The Bank is in the process of establishing retail internet banking services. Due to the above, the Bank is transitioning from its "Retail Business" model to a "Transaction Bank" model, focusing, among other things, on fully functional internet-banking, salary projects, money transfers and public utilities payments.

The Bank also conducts dealer services, custody services, FX operations and interbank market activities. Brokerage services and arranging and underwriting corporate bonds which were provided by the Bank before the economic crisis began, are currently suspended.

As at the date of the Prospectus, the Bank has the following ratings by Moody's: an individual financial strength rating of E+; a long term foreign currency deposit rating of B3; a long term national currency deposit rating of Baa3; a foreign currency senior unsecured debt rating of B3; and a long term national scale rating of Baa3.ua. All of the long-term ratings are now placed on review for further potential downgrades due to increased liquidity risk. In addition, the Bank has the following ratings by S&P: a long-term counterparty rating of CCC+; a short-term counterparty rating of C; and a national scale rating of uaB. The outlook on the ratings is negative. The ratings' declines follow the earlier downgrade of Ukraine's sovereign ratings, reflecting the increase in execution risks to the sovereign Standby Arrangement with the IMF due to the absence of broad political backing for necessary budgetary revisions and reforms in the banking system ahead of the January 2010 presidential elections.

OVERVIEW OF THE PROGRAMME

The following overview contains basic information about the Notes, the Loans and the Post-Enforcement Call Option and should be read in conjunction with, and is qualified in its entirety by, the information set forth under "Terms and Conditions of the Notes" and "Framework Agreement" appearing elsewhere in this Prospectus.

Each transaction will be structured as a Loan by the Issuer to the Bank of an amount equal to the proceeds of an issue of a Series of Notes by the Issuer. The Issuer will issue a Series of Notes to Noteholders for the sole purpose of funding such Loan. Each Series of Notes will be constituted by an amended and restated principal trust deed dated 18 July 2008 and a supplemental trust deed dated 30 June 2009 between the Issuer and Deutsche Trustee Company Limited (the "Trustee") (as may be further amended or supplemented from time to time, the "Principal Trust Deed", and as supplemented by a supplemental trust between the Issuer and the Trustee in respect of each series of Notes issued or to be issued on each Issue Date, the "Trust Deed"). Pursuant to the Trust Deed, the Issuer will: (1) charge in favour of the Trustee by way of first fixed charge (the "Charge") (i) all the rights, title and interest in and to all sums of money now or in the future deposited in the account in respect of the relevant Series of Notes in the name of the Issuer with the Principal Paying Agent (the "Account") and the debts represented thereby, including interest from time to time earned on the Account, provided that, subject to this Trust Deed (x) for the avoidance of doubt the Issuer shall remain the legal and beneficial owner of the property subject to the Charge following the creation of the Charge and (y) there shall be excluded from the Charge the Reserved Rights and any amounts relating to the Reserved Rights and (ii) all of the Issuer's rights to principal, interest and other amounts (if any) paid and payable under any of the relevant Loan Agreements and its rights to receive all sums paid and payable under any claim, award or judgment relating to any of such Loan Agreements; and (2) with full title guarantee assign absolutely by way of security in favour of the Trustee for the benefit of itself and the Noteholders all the rights, interests and benefits, both present and future, which have accrued or may accrue to the Issuer in respect of such Loan Agreements but excluding any rights, interests and benefits charged in favour of the Trustee by way of the Charge and any Reserved Rights. The Charge under the Trust Deed will become enforceable upon the occurrence of a Relevant Event, as the case may be, as further described in the Trust Deed and the Terms and Conditions of the Notes.

The Bank will be obliged to make payments under each Loan to the Lender in accordance with the terms of any of the relevant Loan Agreements to the Account or as otherwise instructed following a Relevant Event (as defined in the Trust
Deed). The Issuer will agree in the Trust Deed not to make or consent to any amendment to or modification or waiver of the terms of any of the relevant Loan Agreements, unless the Trustee has given its prior written consent. The Issuer will further agree to act at all times in accordance with any instructions of the Trustee from time to time with respect to each of the relevant Loan Agreements. Any material amendments, modifications, waivers or authorisations made with the Trustee's consent shall be notified to the Noteholders in accordance with, and as more fully described in, Condition 15 (Notices) in "Terms and Conditions of the Notes" and shall be binding on the Noteholders. Formal notice of the security interests created by any Trust Deed will be given to the Principal Paying Agent and Transfer Agent who will be required to acknowledge the same. The Bank has also entered into the deed of indemnity dated 23 July 2007 as amended and restated on 27 May 2008 as further amended and restated by the amended and restated deed of indemnity dated 18 July 2008 for the benefit of the Issuer, the Trustee, Deutsche Bank AG, London Branch (the "Principal Paying Agent"), Deutsche Bank Trust Company Americas (the "U.S. Paying Agent"), Deutsche International Corporate Services (Ireland) Limited (the "Irish Paying Agent") and Deutsche Bank Luxembourg S.A. (the "Registrar") and together with the Principal Paying Agent, the U.S. Paying Agent, the Irish Paying Agent and the Registrar, (the "Paying Agents") (as may be further amended or supplemented from time to time, the "Deed of Indemnity").

Ukrainian Issuance Holdings Limited (the "PECO Holder") will, pursuant to the post-enforcement call option agreement dated 23 July 2007 as amended and restated by the amended and restated on 27 May 2008 as further amended and restated on 18 July 2008 (as may be further amended or supplemented from time to time, the "Post-Enforcement Call Option Agreement"), have the benefit of an option granted by the Trustee on behalf of the Noteholders (the "Post-Enforcement Call Option") to acquire all the Notes of each Series then outstanding (together with any accrued and unpaid interest) for nominal consideration, which

OVERVIEW OF THE PROGRAMME

will be exercisable only after certain conditions have been met (see "Risk Factors--Risks Relating to the Programme, Notes and the Trading Market--Post-enforcement call option" below and Condition 6(g) (Post-Enforcement Call Option) of the "Terms and Conditions of the Notes". The entire issued share capital of PECO Holder is held by SFM Corporate Services Limited (the "Share Trustee") pursuant to the Declaration of Trust declared by the Share Trustee on 6 July 2007.

Set out below is a diagrammatic representation of the structure of each transaction entered into under the Programme:

                       --------
                      |  PECO  |
        |-------------| Holder |
        |              --------
        |                 |
        |            100% |
        |                 |
        |              --------
        |             |        |                                      -----------
        |             |        |  Principal and Interest on the Loan |           |
        |             |        |  ---------------------------------->| Alfa-Bank |
PECO    |             | Issuer |                                     |  Ukraine  |
        |             |        |  <----------------------------------|           |
        |             |        |                 Loan                 -----------
        |             |        |  ----------------------------------|
        |              --------                                     |
        |              /|\                                          |
        |               |     |                                     |
        |               |     |                                     | Charge and
        | Proceeds of   |     |       Principal and                 | Assignment
        |  The Notes    |    \|/  Interest on the Notes             |
        |           -------------                                   |
        |          | Noteholders |                                  |
        |           -------------                                  \|/
        |                                                       ---------
        |------------------------------------------------------| Trustee |
                                                                ---------

OVERVIEW OF THE PROGRAMME

Notes to be Issued Under the Programme

Issuer                           Ukraine Issuance plc

Borrower under the               Closed Joint-Stock Company "ALFA-BANK"
corresponding Loan

Description                      Programme for the issuance of loan
                                 participation notes pursuant to which the Issuer may issue Notes

Programme Size                   Up to US $2,000,000,000 (or its equivalent in
                                 other currencies at the Issue Date or Trade
                                 Date, as the case may be) aggregate principal amount of Notes outstanding at any one time.
                                 The Bank may increase the amount of the
                                 Programme in accordance with the Dealer
                                 Agreement (as defined herein).

Arranger                         UBS Limited

Dealers                          HSBC Bank plc and UBS Limited

                                 Pursuant to the terms of the Dealer Agreement, the Issuer, on the Bank's instructions, may from time to time terminate the appointment of any dealer under the Programme or appoint any additional dealers either in respect of one or more Series of Notes or in respect of the whole Programme. References in this Prospectus to "Dealers" are to the person listed above and to such additional persons that are appointed as dealers in respect of the Programme (and whose appointment has not been terminated) and to all persons appointed as dealers in respect of one or more Series of Notes.

Trustee                          Deutsche Trustee Company Limited

Principal Paying Agent and       Deutsche Bank AG, London Branch, unless it is
Transfer Agent                   specified in the relevant Final Terms relating
                                 to a Series of Notes that another principal paying agent has been appointed in respect of that Series. References in this Prospectus to "Principal Paying Agent and Transfer Agent" are to Deutsche Bank AG, London Branch or such alternative principal paying agent or agents, as the case may be.

Registrar                        Deutsche Bank Luxembourg S.A. (for Regulation S
                                 Notes) and Deutsche Trust Company Americas (for
                                 Rule 144A Notes), unless it is specified in the relevant Final Terms relating to a Series of Notes that an alternative registrar is appointed in respect of that Series. References in this Prospectus to "Registrar" are to Deutsche Bank Luxembourg S.A. (for Regulation S
                                 Notes) and Deutsche Trust Company Americas (for
                                 Rule 144A Notes) or such alternative registrar, as the case may be.

Paying Agents                    Deutsche Trust Company Americas (for Rule 144A
                                 Notes) and Deutsche International Corporate
                                 Services (Ireland) Limited unless it is
                                 specified in the relevant Final Terms relating to a Series of Notes that another paying agent or agents are appointed in respect of that Series. References in this Prospectus to "Paying Agents" are to Deutsche Bank Luxembourg
                                 S.A. (for Regulation S Notes) and Deutsche
                                 Trust Company Americas (for Rule 144A Notes) and

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OVERVIEW OF THE PROGRAMME

                                 Deutsche International Corporate Services
                                 (Ireland) Limited or such alternative paying agent or agents, as the case may be.

Transfer Agents                  Deutsche Trust Company Americas (for Rule 144A
                                 Notes) and Deutsche International Corporate
                                 Services (Ireland) Limited, unless it is specified in the relevant Final Terms relating to a Series of Notes that another transfer agent or agents are appointed in respect of that Series. References in this Prospectus to "Transfer Agent" are to Deutsche Trust Company
                                 Americas (for Rule 144A Notes) and Deutsche
                                 International Corporate Services (Ireland)
                                 Limited and or such alternative transfer agent or agents, as the case may be.

Calculation Agent                Deutsche Bank AG, London Branch, unless it is
                                 specified in the relevant Final Terms relating to a Series of Notes that another calculation agent is appointed in respect of that Series.
                                 References in this Prospectus to "Calculation
                                 Agent" are to Deutsche Bank AG, London Branch or such alternative calculation agent, as the case may be.

Corporate Services Provider      Structured Finance Management Limited in its
                                 capacity as Corporate Services Provider will be appointed to provide certain corporate services to the Issuer and the PECO Holder (as defined below) pursuant to the corporate services agreement dated 23 July 2007 as amended and restated on 27 May 2008 as further amended and restated on 18 July 2008 between the Issuer, the PECO Holder, the Share Trustee and the Trustee (as may be further amended or supplemented from time to time) (the "CSA").
                                 The CSA shall have effect from the date of incorporation of the PECO Holder and shall terminate automatically on the discharge by the Issuer of all secured amounts (an "Automatic
                                 Termination"), save to the extent that such termination shall not take effect until the Issuer and the PECO Holder have commenced voluntary liquidation proceedings.

                                 Subject to Clause 11.4 of the CSA, the CSA may be terminated by not less than three months' prior written notice given jointly by the Issuer and the PECO Holder (with the prior written consent of the Trustee) to the Corporate Services Provider or by the Corporate Services Provider to each of the Issuer and/or the PECO Holder (as applicable) and the Trustee. Such termination shall take effect on the date of expiry of the notice or such longer period as the parties may agree.

                                 Under certain circumstances and subject to certain provisions of the CSA each of the Issuer and the PECO Holder shall have the right to terminate the CSA forthwith at any time by giving notice in writing, copied to the Trustee, to the Corporate Services Provider. The Corporate Services Provider shall have the right to terminate the CSA forthwith at any time by giving notice in writing to the Issuer and/or the PECO Holder, copied to the Trustee, if the Issuer or the PECO Holder commits a material breach of any of the terms or conditions of the CSA or any of the transactional

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OVERVIEW OF THE PROGRAMME

                                 documents and fails to remedy the same within 30 days (or such other period as shall be agreed between the parties) of being required to do so or in the case of the transactional documents, within the period permitted under such transactional document.

                                 Save for an Automatic Termination, termination of the CSA shall not take effect until a substitute Corporate Services Provider has been appointed in accordance with Clause 14.1 of the CSA or three months notice has passed, whichever is the earlier; and the Directors and/or Company Secretary of the Issuer and the Directors and/or Company Secretary of the PECO Holder have tendered their resignation.

Method of Issue                  The Notes will be issued on a syndicated or
                                 non-syndicated basis. The Notes will be issued in series (each a "Series") having one or more issue dates and on terms otherwise identical
                                 (or identical other than in respect of the first payment of interest), the Notes of each Series being intended to be interchangeable with all other Notes of that Series. The specific terms of each Series will be set out in a Final Terms supplement to this Prospectus which shall supplement the Terms and Conditions of the Notes.

Issue Price of Notes             The Notes will be issued at their principal
                                 amount or at a discount or premium to their principal amount as specified in the Final
                                 Terms. The price and amount of Notes to be issued under the Programme will be determined by the Issuer and the relevant Dealer(s) at the Trade Date or Issue Date, as the case may be, in accordance with prevailing market conditions.

Status Each Series of Notes will constitute the obligation of the Issuer to apply an amount equal to the gross proceeds of the sale of such Series of Notes solely for financing the corresponding Loan and to account to the Noteholders of such Series for principal, interest and additional amounts, if any, payable in respect of the Series in an amount equivalent to sums of principal, interest, Additional Amounts and Indemnity Amounts (as defined in the Framework Agreement) (if any) actually received by or for the account of the Issuer pursuant to such Loan, and will rank pari passu with all other Series of Notes, all as more fully described in Condition 1 (Form, Denomination and Status) in "Terms and Conditions of the Notes".

Security The Issuer's obligations under the Notes and its obligations to pay all sums under the Trust Deed are charged in favour of the Trustee by way of the Charge over (i) all rights, title and interest in all and to all sums of money now or in the future deposited into the Account and the debts represented thereby including interest from time to time earned on the Account, and (ii) all of the Issuer's rights to principal, interest and other amounts (if any) paid and payable under any of the relevant Loan Agreements and its rights to receive all sums paid and payable under any claim, award or judgment relating to any of such Loan Agreements provided

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OVERVIEW OF THE PROGRAMME

                                 that, subject to this Trust Deed (x) for the avoidance of doubt the Issuer shall remain legal and beneficial owner of the property subject to the Charge following the creation of the Charge and the assignment of rights referred to below and (y), there shall be excluded from the Charge the Reserved Rights and any amounts relating to the Reserved Rights.

                                 The Issuer will with full title guarantee assign absolutely by way of security in favour of the Trustee for the benefit of itself and the Noteholders all the rights, interests and benefits, both present and future, which have accrued or may accrue to the Issuer in respect of any relevant Loan but excluding any rights, interests and benefits charged in favour of the Trustee by way of the Charge above and any Reserved Rights.

Form                             The Notes will be issued in registered form.
                                 The Notes will be represented by beneficial interests in a Global Note Certificate in fully registered form. The Global Note Certificate will be exchangeable for Individual Note Certificates in the limited circumstances specified in the Global Note Certificate.

Clearing Systems                 The Depository Trust Company (in the case of
                                 Notes sold pursuant to Rule 144A), Euroclear and Clearstream (in the case of Notes sold pursuant to Regulation S), or such other clearing system(s) as may be agreed between the Issuer, the Bank, the Principal Paying Agent and Transfer Agent, the Trustee and the relevant Dealer(s).

Initial Delivery of Notes        On or before the Issue Date for each Series,
                                 the Rule 144A Global Note Certificate, if applicable, will be deposited with a custodian for The Depository Trust Company and the
                                 Regulation S Global Note Certificate, if applicable, will be deposited with a common depositary for Euroclear and Clearstream. The
                                 Rule 144A Notes will be registered in the name of a nominee of The Depository Trust Company, and the Regulation S Notes will be registered in the name of a nominee for a common depositary for Euroclear and Clearstream.
                                 Global Note Certificates may also be deposited with any other clearing system or may be delivered outside any clearing system provided that the method of such delivery has been agreed in advance by the Issuer, the Bank, the Principal Paying Agent, the Trustee and the relevant Dealer(s). Notes that are to be credited to one or more clearing systems on issue will be registered in the name of a nominee or nominees for such clearing systems.

Currencies                       Subject to compliance with all relevant laws,
                                 regulations and directives, Notes may be issued in any currency agreed between the Issuer, the Bank and the relevant Dealer(s).

Maturities                       Subject to compliance with all relevant laws,
                                 regulations and directives, any maturity as may be agreed between the Issuer, the Bank and the relevant Dealer(s).


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

OVERVIEW OF THE PROGRAMME

Denomination                     Notes will be in such denominations as may be
                                 specified in the relevant Final Terms, save that unless otherwise permitted by then current laws and regulations: (i) Notes which have a maturity of less than one year and in respect of which the issue proceeds are to be accepted by the Issuer in the United Kingdom or whose issue otherwise constitutes a contravention of section 19 of the Financial Services and Markets Act 2000 will have a minimum denomination of (pound)100,000 (or its equivalent in other currencies), (ii) Notes to be resold pursuant to Rule 144A will be issued in denominations of US $100,000 (or its equivalent in other currencies) and integral multiples of US $1,000 (or its equivalent in other currencies) in excess thereof and (iii) the minimum denomination of Regulation S Notes shall be (euro)50,000 (or the equivalent in other currencies as at the issue date of the relevant Notes) and integral multiples of
                                 (euro)1,000 in excess thereof (or the
                                 equivalent in other currencies).

Rate of Interest                 The Notes may be issued on a fixed rate or
                                 floating rate basis.

Fixed Rate Notes                 Fixed interest will be payable in arrear on the
                                 date or dates in each year specified in the relevant Final Terms.

Floating Rate Note               Floating Rate Notes will bear interest
                                 determined separately for each Series and corresponding Loan as follows:

                                 (i)  on the same basis as the floating rate
                                      under a notional interest rate swap
                                      transaction in the relevant Specified
                                      Currency governed by an agreement
                                      incorporating the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc.; or

                                 (ii) by reference to LIBOR, LIBID, LIMEAN or
                                      EURIBOR (or such other benchmark as may be specified in the relevant Final Terms) as adjusted for any applicable margin.

Interest Periods and Interest    The length of the interest periods for the
Rates                            Notes and the applicable interest rate may
                                 differ from time to time or be constant for any Series. Notes may have a maximum interest rate, a minimum interest rate, or both. The use of interest accrual periods permits the Notes to bear interest at different rates in the same interest period. All such information will be set out in the relevant Final Terms.

Issuer's Covenants               As long as any of the Notes remain outstanding,
                                 the Issuer will not, without the prior written consent of the Trustee, agree to any amendments to or any modification or waiver of, or authorise any breach or proposed breach of, the terms of any of the relevant Loan Agreements, except as otherwise expressly provided in the Trust Deed.

Redemption by the Issuer         The Notes may be redeemed at the option of the
                                 Issuer in whole, but not in part, at any time, upon giving notice to the Noteholders, at the principal amount thereof, together with accrued and unpaid interest to the date of redemption and

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OVERVIEW OF THE PROGRAMME

                                 any additional amounts in respect thereof, upon receiving notice that the Bank has prepaid the relevant Loan for tax reasons as more fully described in Clause 5.2 (Prepayment for Tax Reasons and Change in Circumstances) of the Framework Agreement or in the event that it becomes unlawful for the Issuer to allow any relevant Loan to remain outstanding and in certain other circumstances as more fully described in Clause 5.3 (Prepayment for Illegality) of the Framework Agreement. See also Condition 6 (Redemption, Purchase and Post-Enforcement Call Option) in "Terms and Conditions of the Notes".

Optional Redemption by the       The Notes may be redeemed at the option of the
Noteholders upon a Change of     Noteholders at their principal amount, together
Control                          with accrued interest to the date of
                                 redemption, following the occurrence of a Put
                                 Event, as defined in Condition 6(c) (Redemption at the option of the Noteholders upon a Put
                                 Event) in "Terms and Conditions of the Notes".

Post-Enforcement Call Option     Ukrainian Issuance Holdings Limited (the "PECO
                                 Holder"), a limited liability company
                                 incorporated in England and Wales (registered number 6301127) and whose registered office is at 35 Great St. Helen's, London EC3A 6AP,
                                 United Kingdom will, pursuant to the
                                 Post-Enforcement Call Option Agreement, have the benefit of the Post-Enforcement Call Option granted by the Trustee on behalf of the Noteholders to acquire all the Notes of each Series then outstanding for nominal consideration at the relevant time (together with any accrued and unpaid interest), which will be exercisable only after certain conditions have been satisfied (see "Risk
                                 Factors-- Risks relating to the Programme, Notes and the Trading Market--Post- enforcement call option" below and Condition 6(g) (Post-
                                 Enforcement Call Option) in "Terms and
                                 Conditions of the Notes"). The entire issued share capital of the PECO Holder is held by the Share Trustee as trustee pursuant to the Declaration of Trust declared by the Share
                                 Trustee on 6 July 2007.

Events of Default/Relevant       Following the occurrence of a Relevant Event
Events                           (as defined in the Trust Deed), the Trustee
                                 may, subject to being indemnified and/or secured to its satisfaction and subject as provided in the Trust Deed, enforce the security created under the Trust Deed in favour of the Noteholders.

                                 Under the terms of each of the Loan Agreements, following the occurrence of an Event of Default (as defined in the Framework Agreement), the Trustee may, subject to being indemnified and/or secured to its satisfaction and subject to the provisions of the Trust Deed, declare all amounts payable by the Bank under the relevant Loan Agreement to be due and payable. Upon repayment of the relevant Loan following an Event of Default, the Notes will be redeemed or repaid at their principal amount together with interest accrued to the date fixed for redemption and any additional

OVERVIEW OF THE PROGRAMME

                                 amounts then due (if any), and thereupon shall cease to be outstanding.

Withholding Tax                  All payments of principal and interest in
                                 respect of the Notes will be made free and clear of and without deduction or withholding for or on account of any taxes, duties, assessments, fees or other governmental charges of the United Kingdom or Ukraine save as required by law. If any such withholding or deduction is so required, the Issuer shall (subject to certain exceptions) pay such additional amounts as will result in the receipt by the Noteholders of such amounts as would have been received by them had no such withholding or deduction been required. The sum payable by the Bank under the relevant Loan
                                 Agreement and the Deed of Indemnity (as the case may be) will be required (subject to certain exceptions) to be increased to the extent necessary to ensure that the Noteholders receive the net sum which they would have received free from any liability in respect of any such deduction or withholding, had no such deduction or withholding been made or required to be made.

Use of Proceeds of the Notes     The Issuer will apply the gross proceeds of the
                                 offering of each Series of Notes solely to fund the corresponding Loan to the Bank.

Further Issues                   The Issuer may from time to time issue further
                                 Notes of any Series on substantially the same terms as existing Notes and such further Notes shall be consolidated and form a single Series with such existing Notes of the same Series. In the event of such further issuance, the relevant Loan will be correspondingly increased.

Admission to Trading             Application will be made for the Notes to be
                                 admitted to trading on the regulated market of the Irish Stock Exchange. Application may be made for trading of Rule 144A Notes in PORTAL, as specified in the applicable Final Terms.

Governing Law                    The Notes, each of the Final Terms, the
                                 Framework Agreement, each of the Loan
                                 Agreements, the Trust Deed, the Dealer
                                 Agreement, each of the Subscription Agreements, the Post-Enforcement Call Option Agreement, the
                                 Deed of Indemnity and the Agency Agreement
                                 (including any non-contractual obligations arising out of or in connection with such deeds and agreements) will be governed by English law.

Selling Restrictions             No Notes have been or will be registered under
                                 the Securities Act, and Notes may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Terms used in this paragraph have the meaning ascribed to them by Regulation S under the Securities Act.
                                 Prospective purchasers are hereby advised that the sellers of Rule 144A Notes may be relying on the exemption from the provisions of Section
                                 5 of the Securities Act provided by Rule 144A.

OVERVIEW OF THE PROGRAMME

                                 The Notes have not been registered in Ukraine and may not be offered or sold within Ukraine. The offer and sale of the Notes may also be restricted in other jurisdictions.

                                 The Notes may be sold in other jurisdictions
                                 (including the United Kingdom, the Russian
                                 Federation and Italy) only in compliance with applicable laws and regulations. See "Subscription and Sale".

RISK FACTORS

Investment in the Notes involves a high degree of risk. Potential investors should carefully review this entire Prospectus and in particular should consider all the risks inherent in making such an investment, including the risk factors set forth below, before making a decision to invest. The risks highlighted below could have a material adverse effect on the Bank's business, financial condition, results of operations and prospects which, in turn, could have a material adverse effect on its ability to service payment obligations under any Loan Agreement and, as a result, the Issuer's ability to pay the debt service on any Series of the Notes. In addition, the value of the Notes could decline due to any of these risks, and the Noteholders may lose some or all of their investment. Prospective investors are urged to consult their own legal and financial advisors before making an investment in the Notes.

Prospective investors should note that the risks described below are not the only risks the Bank faces. These are the risks that the Bank currently considers to be material. There may be additional risks that the Bank currently considers to be immaterial or of which the Bank is currently unaware, and any of these risks could have similar effects to those set forth below.

Risks Relating to the Bank's Business

The Bank's core business model has changed

The Bank previously operated a full-service banking model, offering a wide range of banking services to corporate and retail customers, with a traditional focus on corporate lending and more recent growth in lending to retail customers and SMEs. However, the Ukrainian banking system underwent severe economic stress in the 4th quarter of 2008 due, among other factors, to the sharp devaluation of the national currency, the deteriorating financial condition of borrowers, a run on deposits and the lack of funds in the financial system. As a result, in the 4th quarter of 2008, the Bank reconsidered its expansion strategy, suspended all retail lending and reduced its retail outlet network, suspended corporate and SME lending to new customers, limited corporate lending to existing customers to short-term lending, and became focused on optimizing and restructuring its existing loan portfolio, attracting new deposits and finding new ways to manage its existing corporate and retail business to generate fee income, such as providing cash management services. The Bank may not be successful in transitioning to this new business model, and as its existing loan portfolio matures, will likely see its interest income fall substantially and will need to look for other sources of income to support its business.

The Bank may be unable to effectively manage its existing retail loan portfolio

The Bank's gross loans and advances to individuals grew substantially in recent years, from US$91.9 million as at 31 December 2006 to US$833.7 million as at 31 December 2008. Loans and advances to individuals represent a higher risk category of loans than the Bank's traditional loan portfolio of corporate borrowers. The effect of the financial crisis on the financial well-being of the Bank's retail customers, dropping collateral values, the sharp hryvnia devaluation, which made the US dollar-denominated loans (which constitute a high proportion of total loans) difficult for the Bank's customers to service, and an absence of external credit history sources and sophisticated tools to measure impairment provisions increase the credit risks associated with the Bank's retail loan portfolio. This significant increase in credit exposure and in the share of non-performing loans to the sector put pressure on the Bank's credit quality, provisioning levels and financial and management controls. As at 31 December 2008, 8.7 per cent. of the Bank's consumer finance loans were impaired, which represented 3.1 per cent. of the total retail loan portfolio, as compared to 2.6 per cent. of consumer finance loans that were impaired as at 31 December 2007, representing 1.0 per cent. of the total retail loan portfolio. Non-performing loans and provisions have increased substantially in year-to-date 2009. See "Recent Developments". In the 4th quarter of 2008, the Bank suspended all retail lending and reduced its retail outlet network. The Bank is currently seeking to restructure its existing retail loan portfolio, for example by encouraging repayments of car and mortgage loans through offering preferential exchange rates. As of 1 April 2009, the Bank had restructured approximately 6.6 per cent. of its retail loans. However, a failure by the Bank to manage its existing retail loan portfolio would have an adverse effect on the Bank's business, financial condition, results of operations and prospects. See "Recent Developments".

RISK FACTORS

The Bank may be unable to effectively manage its existing corporate loan portfolio

The Bank's gross loans and advances to corporate customers (including SMEs and reverse repurchase agreements) also grew substantially in recent years, from US $873.2 million at 31 December 2006 to US$2,541.2 million as at 31 December 2008. As a result of the events in the 4th quarter of 2008, the Bank has suspended corporate and SME lending to new customers and limited corporate lending to existing customers to short-term lending (for example, overdrafts), in order to focus on optimizing and restructuring its existing loan portfolio, of which approximately 55 per cent. of the loans are US dollar-denominated. As of 1 April 2009, the Bank had restructured approximately 13.1 per cent. of its corporate loans. However, the Bank remains exposed to substantial credit risk from its corporate customers, as many of the Bank's corporate clients have been significantly affected by the effects of the unfolding financial crisis since the fall of 2008. As at 31 December 2008, 13.7 per cent. of the Bank's corporate loan portfolio (excluding SMEs and reverse repurchase agreements) was impaired, as compared to 1.1 per cent. as at 31 December 2007. Non-performing loans and provisions have increased substantially in year-to-date 2009. See "Recent Developments". The negative impact of potential defaults by the Bank's corporate borrowers may be aggravated by substantial concentration in its loan portfolio (see "--Substantial levels of concentration in the customer accounts and loan portfolio of the Bank may affect its operations").

In particular, as a number of the Bank's large corporate customers engage in the production and/or export of raw materials, including iron ore and steel, as well as petrochemical and chemical products, their financial condition depends on the prices of the relevant commodities. This sector has been affected greatly by the current financial and economic crisis as commodity prices have fallen significantly in 2008 and 2009 from historic highs in 2007. A number of the Bank's other large corporate clients are in the construction and real estate sectors, which have also experienced a precipitous price drop due to the current financial crisis. A continued decrease in the prices of these commodities or an increase in production costs not offset by a corresponding price increase may continue to negatively affect the financial condition of such customers and may result in, among other things, defaults on loans, a decrease in the funds that these customers hold on deposit with the Bank, a reduction in the volume of foreign currency and/or foreign trade operations in which these customers engage, or the need to increase the security underlying the obligations of the customers to the Bank. A number of the Bank's clients are state-owned companies, which are regulated by the state and thus dependent on the state with regard to their financial condition. A continued downturn in the financial condition of such clients or restrictive regulation by the government may result an increase in defaults under existing loans and further growth of the share of non-performing loans in the corporate loan portfolio.

Many businesses in Ukraine have limited experience operating in competitive market conditions as compared to their Western counterparts. In addition, the Bank may not be able to accurately assess default risk on loans provided to corporate customers due to the unpredictability of economic conditions in Ukraine and abroad. While the Bank requires periodic disclosure of its corporate customers' financial statements, such financial statements may not always present a meaningful indication of each customer's consolidated financial condition due to disclosure and accounting regulations in relevant countries, including Ukraine.

Furthermore, the Bank's corporate customers typically do not have extensive or externally verified credit histories. Therefore, in spite of the Bank's credit risk evaluation procedures, the Bank may be unable to accurately evaluate the current or future financial condition of each prospective corporate borrower and the ability of such corporate borrower to repay its loans.

The Bank is currently seeking to optimize and restructure its existing corporate loan portfolio, for example by obtaining further collateral or personal guarantees in exchange for prolonging maturities. However, a failure by the Bank to manage its existing corporate loan portfolio would have an adverse effect on the Bank's business, financial condition, results of operations and prospects.

The Bank may be unable to accurately estimate the impairment provision in respect of loans and advances

The Bank's provision for impairment of both corporate and retail loans and advances is estimated by Management based on the analysis of individual exposures for individually significant loans, and collectively for those loans that are not individually significant or those individually significant loans for

RISK FACTORS

which no objective evidence of impairment was identified. For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics. Factors taken into consideration when estimating impairment on loans and advances include historical loss experience, portfolio delinquency rates and overall economic conditions, together with specific analysis of particular borrowers' risk profiles and performance. The absence of external credit history sources and sophisticated tools to measure impairment provisions has in the past resulted in instances of reversals of, or the supplementing of, provisions. Although Management believes it has adequately provided for loan losses, including losses for loans and advances to retail customers, failure by the Bank to accurately estimate the impairment provision in respect of loans and advances could have an adverse effect on the Bank's business, financial condition, results of operations and prospects. As at 31 December 2008, the provision for impairment of loans and advances to customers as a percentage of gross loans and advances to customers (retail and corporate) increased to 7.2 per cent. from 1.5 per cent. as at 31 December 2007. The Bank's provisions for impairment of loans and advances to customers have risen further from the beginning of 2009, as non-performing loans continue to increase due to the collapse of the hryvnia and falling demand in the industrial, construction, and real estate sectors. In addition, as of 1 April 2009 approximately 6.6 per cent. of retail loans and 13.1 per cent. of corporate loans have been restructured as part of the Bank's focus on optimizing and restructuring its loan portfolio. See "Description of the Bank's Business--Lending Policies and Procedures--Problem Loan Restructuring and Recovery" and "Recent Developments".

Substantial levels of concentration in the Bank's customer accounts and loan portfolio may affect its operations

The concentration in both the Bank's customer accounts and in its lending portfolio remains high. As at 31 December 2008, the aggregate amount of customer accounts from the Bank's ten largest customers was US$862.4 million, or 60.3 per cent. of the Bank's total customer accounts, compared to US$560.2 million, or
66.5 per cent. of total customer accounts as at 31 December 2007. As at 31 December 2008, the aggregate gross amount of loans issued to the ten largest borrowers was US$901.2 million, or 26.7 per cent. of the Bank's total gross loan portfolio, compared to US$508.4 million, or 22.1 per cent. of the Bank's total gross loan portfolio as at 31 December 2007. In addition, although the Bank is seeking to reduce its levels of reliance on the Alfa Consortium, as at 31 December 2008, US$619.4 million, or 19.8 per cent., of net loans and advances to customers (after provision for impairment) were due from entities under common control with the Bank. As at 31 December 2008, US$544.1 million, or 38.1 per cent., of the Bank's customer accounts were due to entities under common control with the Bank. The Bank is currently unlikely to be able to significantly diversify its loan portfolio by lending to new customers, due to the suspension of lending to new customers. Failure to control and further reduce this concentration could have an adverse effect on the Bank's business, financial condition, results of operations and prospects.

The Bank's financial condition and operating results have been and may continue to be adversely affected by market risks

The Bank's financial condition and operating results have been and may continue to be affected by market risks that are outside the Bank's control, including volatility in currency exchange rates, interest rates and prices of securities.

The future strength of the hryvnia compared to the dollar and euro may have a strong impact on the Bank's financial condition and results of operations. As of December 31, 2008, 32 per cent. and 58 per cent. of the Bank's monetary financial assets (excluding derivatives) were denominated in UAH and USD, respectively, while 25 per cent. and 66 per cent. of the Bank's monetary financial liabilities (excluding derivatives) were denominated in UAH and USD, respectively. If the US dollar and/or euro continue to strengthen against the hryvnia, the liquidity of the Bank may suffer, as those accounts will become more costly to pay off. Ukraine's unpredictable economic and political situation may result in further volatility of the hryvnia, potentially exposing the Bank to further losses. The Bank also trades in foreign currencies on behalf of its clients and for its own account and maintains open currency positions, which give rise to currency risks, although the Bank has put in place limits aimed at reducing currency risks and adheres to the NBU limits on open currency positions. The Bank could also incur trading losses due to significant market volatility and, as a result, the Bank's financial results from such trading activity could significantly differ from the Bank's

RISK FACTORS

current expectations. Furthermore, as part of the Bank's restructuring strategy, customer loans are being repriced in hryvnia, potentially exposing the Bank to losses if the UAH/US dollar exchange rate continues to go up.

In the past year, there has been significant downward pressure on the hryvnia against both the US dollar and the euro. In October-December 2008, the official UAH/USD rate weakened by 58 per cent. as a result of, among other things, capital outflows. During the four months ended 30 April 2009, the UAH/USD rate stabilized between 7.60 and 7.80 = US$1.00 and demonstrated a mild appreciation, while Ukraine's total international reserves decreased from US$37.5 billion at the end of September 2008 to US$24.5 billion at the end of April 2009. The depth of future depreciation of the hryvnia depends on the level of further capital outflows, the current account deficit and inflation, all of which are conditional on domestic monetary and fiscal policies, as well as the global financial situation. Given the current uncertainties facing the Ukrainian economy and the instability in its political situation, it is likely that the hryvnia will continue to fall in value against both the US dollar and the euro in the next year. See "Risks Relating to Ukraine".

Fluctuations in interest rates could adversely affect the Bank's operations and financial condition in a number of different ways. An increase in interest rates generally may decrease the value of the Bank's fixed rate loans and raise the Bank's funding costs. Such an increase could also generally decrease the value of fixed rate debt securities in the Bank's securities portfolio. In addition, an increase in interest rates may increase the risk of customer default, while general volatility in interest rates may result in a gap between the Bank's interest-rate sensitive assets and liabilities. As a result, the Bank may incur additional costs and expose itself to other risks by adjusting such asset and liability positions through the use of derivative instruments. Interest rates are sensitive to many factors beyond the Bank's control, including the policies of central banks, including the NBU, domestic and international economic conditions and political factors. There can be no assurance that the Bank will be able to protect itself from the adverse effects of future interest rate fluctuations. Any fluctuations in market interest rates could lead to a reduction in net interest income and adversely affect the Bank's financial condition and results of operations.

The Bank's financial condition and operating results are also affected by changes in market values in the Bank's securities portfolio. As at 31 December 2008, the value of the Bank's securities portfolio was US$65.4 million, which represented 1.7 per cent. of the Bank's total assets, compared to US$49.3 million, or 1.9 per cent. of the Bank's total assets, as at 31 December 2007. The Bank's income from securities operations depends on numerous factors beyond its control, such as overall market trading activity, interest rate levels, fluctuations in currency exchange rates and general market volatility. Although the Bank has put in place limits for its securities portfolio, securities transactions, including specific limits on transactions with or by certain individual issuers, market price fluctuations, particularly affecting the Bank's Ukrainian corporate and government debt securities and Ukrainian equity securities, may adversely affect the value of the Bank's securities portfolio. In addition, the Bank is reducing its securities portfolio because the repo market in Ukraine has collapsed, increasing its cost of funds due to reduced income earned on alternative investments.

The Bank's liquidity has been and could be further adversely affected by a number of factors

The Bank's liquidity has been adversely affected by the current lack of liquidity in both the Ukrainian and international financial markets. The ongoing liquidity crisis has resulted in, among other things, significantly higher interbank lending rates and almost no opportunities for funding in the capital or syndicated markets, making financing more difficult and costly to obtain. Previously, the Bank relied heavily on funding, in particular long-term funding, from the international capital markets and the shortage of such funding is putting severe pressure on the Bank's ability to match the terms of its assets and liabilities. In addition, the ability of the Bank to refinance maturing indebtedness could be affected by a number of factors outside of the Bank's control, including limited access to the capital markets and reduced lending operations in the wholesale banking markets. A continued uncertainty and tightness in the international financial markets and credit conditions could continue adversely impacting the Bank's business and operating results as a result of decreases in the Bank's net interest income; defaults by affected customers; increases in borrowing costs and reduced access to capital markets due to unfavourable market conditions; and decreases in fee and commission income due to slowing of capital markets activity or significant declines in market values. The Bank also remains highly vulnerable to fluctuations in the liquidity of its customers

RISK FACTORS

caused by macroeconomic and political events.

The Bank is also facing considerable liquidity risk as non-performing loans grow among the Bank's corporate and retail customers. Provisions for loan impairment grew substantially in 2008, from US$35.2 million as at 31 December 2007 to US$241.6 million (including provision for impairment of retail loans of US$99.2 million, corporate loans of US$132.8 million and SME loans of US$9.5 million) as at 31 December 2008, representing an increase in provisions for impairment of loan portfolio to total customer loans from 1.5 per cent. to 7.2 per cent. Non-performing loans as a percentage of total loans continued to grow at an accelerated pace in the 1st quarter of 2009 in all segments of the Bank's lending business, and are expected to continue growing as a percentage of total outstanding loans and advances to customers through the end of 2009. In an effort to increase liquidity from the loan book, many performing borrowers have been incentivized to prepay their loans early, while further retail lending and most corporate lending has been suspended, decreasing total assets and further deteriorating the overall quality of the loan portfolio. Furthermore, while the Bank has worked with borrowers to arrange repayments of a number of loans by making them hryvnia-denominated, the Bank may face significant losses on those loans if the hryvnia continues to depreciate as the Bank has, effectively, shifted the currency risk on these loans to its own balance sheet.

The Bank is also exposed to liquidity risk due to difficulties in attracting deposits and as a result of possible deposit outflows, which are of an inherently short-term nature. In particular, the Bank's largest corporate deposit is an approximately US$230 million deposit from a related party. In addition, the Ukrainian banking sector as a whole has seen significant deposit outflows in the period from October 2008 through April 2009. During this period, the Bank has seen its own deposit base shrink considerably. Although the Bank believes it has seen a reverse in this downward trend and deposits have increased in recent months, its deposit base has nevertheless shrunk since year-end 2008. Further, in the case of continued economic or political turmoil, customers could attempt to withdraw their deposits en masse to keep them out of the banking system or to move them to a competitor, such as a state-owned bank. The Bank's push to increase its deposit base by offering high interest rates to new depositors may lead to more losses if the Bank is unable to find high-yielding investment opportunities for its investments. See "Risks Relating to Ukraine-- Political and governmental instability could adversely affect the value of investments in Ukraine".

While the Bank has taken and is continuing to take measures to address its liquidity risks, these measures may not be successful.

The Bank is exposed to risks associated with any failure of its risk management policies and procedures

The Bank has implemented risk management policies for each of the risks that it is exposed to, including, among others, credit risk, market risk, liquidity risk and operational risk, taking into account in each case worst case scenarios. These policies have been recently revised, including as a result of a series of internal stress tests to identify its limits in dealing with the current global financial crisis, and remain under review. Nevertheless, the policies and procedures it employs to identify, monitor and manage these risks may fail under certain circumstances. If the Bank's measures to identify, monitor and manage risk prove insufficient, the Bank could experience material unexpected losses. See "Asset, Liability and Risk Management."

A further decline in the value or liquidity of the collateral securing the Bank's loans may adversely affect its loan portfolio

A substantial portion of the Bank's loans to corporate customers and individuals is secured by collateral such as property, production equipment, vehicles and inventory. Downturns in the relevant markets or a general deterioration of economic conditions, both of which have recently occurred in the Ukrainian markets and economy, have resulted and may continue to result in declines in the value of collateral securing a number of loans to levels below the amounts of the outstanding principal and accrued interest on those loans. Declining collateral values may not be sufficient to cover uncollectible amounts on the Bank's secured loans, which may require the Bank to downgrade the relevant loans, and establish additional allowances. See "Asset, Liability and Risk Management -- Credit Risk -- Credit Risk Related to Retail and Corporate

RISK FACTORS

Lending." A failure to recover the expected value of collateral may expose the Bank to losses, which may materially adversely affect the Bank's business, financial condition and results of operations.

The lack of reliable information about borrowers in Ukraine could result in the Bank not becoming aware of events of default of its borrowers in a timely manner and reduce the likelihood that the Bank would be able to enforce security

The legislative framework for establishment and operation of credit bureaus, which deliver information to Ukrainian banks to assist them in evaluating and minimising the credit risk of prospective borrowers, only came into effect in January 2006, permitting the establishment of credit bureaus in late 2006. Several credit bureaus have recently obtained licences required by the law for collecting, processing, storing and utilising of credit information. In addition, a credit rating agency that provides information regarding participants in the Ukrainian securities market also operates in Ukraine. The information provided by the credit rating agency is made publicly available. However, Ukraine's system for gathering and publishing statistical information relating to the Ukrainian economy in general or specific economic sectors within it or corporate or financial information relating to companies is not as comprehensive as those of many countries with established market economies. Thus, the lack of statistical, corporate and financial information, including (in some cases) audited financial statements, available to the Bank relating to its borrowers or other clients makes the assessment of credit risk, including the valuation of collateral, more difficult. Although the Bank ordinarily estimates the net realisable value of collateral in determining applicable provisioning and collateral requirements, the absence of such statistical, corporate and financial information may impede the Bank's ability to make accurate assessments of credit risk, thereby increasing the risk of borrower default and decreasing the likelihood that the Bank would be able to enforce any security in respect of the corresponding loan or that the relevant collateral will provide sufficient security for the loan. Furthermore, not all Ukrainian borrowers have credit histories. While Management considers that it has adequate risk evaluation procedures in place to perform the background checks in order to assess the credit risk of corporate and retail loan applicants, the Bank may be unable to evaluate correctly the current economic condition or determine the long-term economic outlook for each prospective borrower, which could have an adverse effect on the Bank's business, financial condition, results of operations and prospects.

The Bank is dependent on its relationship with the Alfa Banking Group and the Alfa Consortium

The Bank has traditionally been reliant (both for funding and for revenues) on the Alfa Consortium, although Management believes that the majority of its related party transactions are with leading Ukrainian and Russian corporations. The Bank has two types of exposure to the Alfa Consortium, namely the loans it makes to members of the Alfa Banking Group (including loans and advances to banks and deposits and accounts held with banks) and other credit related commitments it assumes on behalf of members of the Alfa Banking Group. The Bank also receives funding from related parties, including deposits. See "- Transactions with related parties may expose the Bank to additional risk" below. It is the Bank's policy that transactions with related parties are priced at market rates and are subject to the same approval procedures and limits as are applied by the Bank to transactions with unrelated parties.

The Bank also benefits from the Alfa Banking Group for brand development, management and operational support. Many members of Management have previously held, or currently hold, positions elsewhere within the Alfa Banking Group. The Bank also utilises the Alfa Banking Group's expertise in risk management and customer information gathering. Failure by the Bank to diversify both its asset and liability base away from current concentrations within the Alfa Banking Group, or withdrawal of the Alfa Banking Group's support could have an adverse effect on the Bank's business, financial condition, results of operations and prospects.

Transactions with related parties may expose the Bank to additional risk

The Bank has had significant loans to related parties and continues to receive significant funding from related parties. As at 31 December 2008, US$620.4 million, or 19.8 per cent., of net loans and advances to customers (after provisions for impairment) were due from related parties and members of Management, compared to US$247.5 million, or 11.0 per cent. of net loans and advances as at 31 December 2007. As at 31 December 2008, US$575.5 million, or
40.3 per cent., of total customer accounts were due to related

RISK FACTORS

parties compared to US$259.3 million, or 30.8 per cent., as at 31 December 2007. Related parties are also included in the top 10 customer accounts and top 10 borrowers of the Bank. The Bank's largest corporate deposit is an approximately US$230 million deposit from a related party. In addition, one of the Bank's sources of funds is US$11.0 million of term deposits (as at 31 December 2008) from Alfa-Bank Russia, received within the general interbank limit approved for the Bank by Alfa-Bank Russia amounting to US$308 million. Although the Bank has suspended its long-term lending to corporate clients, it continues to make loans to related parties. In the past, the Bank has been reliant on additional capital contributions from its shareholders, receiving capital contributions in 2008 of US$350.0 million from such sources. In March 2009, an additional US$166 million was contributed in the form of subordinated debt. The Bank's related parties have also been impacted by the financial crisis and general economic conditions in the markets in which they operate, which may impact their ability to provide support now and in the future and, as with other parties, may increase their risk of default. It is the Bank's policy that transactions with related parties are priced at market rates and are subject to the same approval procedures and limits as are applied by the Bank to transactions with unrelated parties. The NBU monitors exposures to, and transactions with, "insiders" under NBU regulations. The NBU definition of "insiders" differs from the IFRS definition of related parties. The NBU does not set or monitor limits on IFRS-defined related party transactions. While Management believes it is not currently exposed to additional risk as a result of entering into such transactions, and the Bank is in compliance with NBU requirements in relation to transactions with "insiders", related party transactions may have an adverse effect on the Bank's business, financial condition, results of operations and prospects.

The interests of the controlling shareholders may conflict with those of the Noteholders

Approximately 99.998 per cent. of the share capital in the Bank is owned by ABH Ukraine Limited. ABH Ukraine Limited therefore has the ability to influence the Bank's business significantly through its ability to control all actions that require shareholder or Supervisory Board approval, including appointment of the Supervisory Board and the Management Board. If circumstances were to arise where the interests of ABH Ukraine Limited or its shareholders conflicted with the interests of the Noteholders, the latter could be disadvantaged by any such conflict, as such controlling shareholder could take actions contrary to Noteholders' interests. The shareholders of ABH Ukraine Limited could elect to develop the Alfa Banking Group in a way which is adverse to the Bank or the interests of Noteholders. ABH Ukraine Limited has the ability to exercise control over the Bank's pursuit of acquisitions, divestitures, financings or other transactions that could enhance the value of its equity investment without necessarily benefiting the interests of the Noteholders. See "Share Capital, Dividends and Principal Shareholders - Principal Shareholders".

The Bank may be unable to meet its regulatory requirements relating to capital adequacy

The Basel Committee on Banking Regulation and Supervisory Practices (the "Basel Committee") has set international standards for capital adequacy for banks of 8 per cent. of a bank's risk-weighted assets, and the NBU has established a minimum capital adequacy ratios for Ukrainian banks of 10 per cent. of a bank's risk-weighted assets. The level of the Bank's net loans to customers has increased significantly from US$2,260.7 million as at 31 December 2007 to US$3,133.4 million as at 31 December 2008. The Bank's total capital adequacy ratio calculated in accordance with the Basel Committee standards was 16.5 per cent. as at 31 December 2008, compared to 16.1 per cent. as at 31 December 2007. The Bank is currently in compliance with its statutory and contractual capital adequacy ratio limits. The Bank must maintain sufficient capital to cover increased risk-weighted assets in order to maintain the capital adequacy ratios set forth by the Basel Committee and the NBU.

In order to comply with its capital adequacy ratios, the Bank has in the past relied and continues to rely on capital injections from the Alfa Consortium and its direct and indirect shareholders, receiving capital contributions in 2008 of US$342.2 million (UAH 1,606.6 million) from such sources, and in March 2009, an additional US$166 million was contributed in the form of subordinated debt. However, the Bank has no ongoing commitment from the Alfa Consortium and its direct and indirect shareholders to provide capital contributions in the future. Any failure to receive future capital injections (in a timely manner or at all) may result in the suspension of the Bank's active operations.

RISK FACTORS

The recent growth and contraction of the Bank's assets and liabilities requires Management to continually monitor the level of regulatory capital against the risk-weighted assets and to ensure the timely increase of capital if the ratio decreases. Although Management believes that its monitoring policies are effective, they may not be, and a failure by the Bank to meet capital adequacy requirements may violate covenants in some of the Bank's credit and loan agreements with other parties and result in non compliance with the NBU's capital adequacy requirements, which could lead to the imposition of sanctions by the NBU (including the revocation of its banking licence) and acceleration under the Bank's credit and loan agreements by other parties, any of which would have a material adverse effect on the Bank's business, financial condition, results of operations and prospects.

Changes in regulation may adversely effect the Bank's competitiveness, increase costs or lead to other disadvantages

The NBU's Resolution No. 368, dated 28 August 2001, which authorised the Directive on Ukrainian Banking Activity Regulation (the "Banking Regulation Directive"), set forth capital adequacy and other ratios and limits, including liquidity ratios, credit risk and open currency position limits and the rules upon which the calculations of such ratios and limits are based. The Banking Regulation Directive also provides general rules for submitting statistical information to the NBU. In addition, the NBU established and services from time to time mandatory levels of provisioning for different groups of assets classified according to NBU regulations.

From 31 December 2002, all banks with subsidiaries under their control are required to file consolidated financial statements with the NBU.

Notwithstanding the Banking Regulation Directive, regulatory standards applicable to banks in Ukraine and the oversight and enforcement thereof by Ukrainian regulators may differ from those applicable to banking operations in more highly developed regulatory regimes. There can be no assurance that the NBU will not implement regulations or policies, including policies or regulations or legal interpretations of existing banking or other regulations, relating to or affecting taxation, interest rates, inflation, exchange controls, or otherwise take action that could have an adverse effect on the Bank's business and financial condition, results of operations and prospects or that could adversely affect the market price and liquidity of the Notes.

Further, the NBU has adopted a number of regulations aimed at countering the effects of the continued financial downturn, supporting the hryvnia and limiting deposit flight. Such recent changes include rules requiring that currency purchases by bank-borrowers with the purpose of redeeming the principal of its debt may only be made in a volume that is no more than the volume of borrowed funds that were previously used to buy UAH in the interbank market (this rule will not apply retroactively to existing loans). There is also a temporary ban on forward currency and bank metals (gold, platinum, silver) purchase contracts until 1 January 2010, as well as a rule limiting the ability of banks to buy hard currency in the interbank market to instances where there are matured obligations within the currency position limits. These and other changes in currency regulation may negatively affect the Bank's ability to deal with its liquidity and currency risks. See "- Risks Relating to Ukraine."

The Ukrainian banking sector continues to remain in a nascent state as compared to its Western counterparts. It is unclear how numerous legal and regulatory developments may affect the competitive banking landscape in Ukraine and whether they will improve certain banking activities. No assurance can be given that the regulatory environment in which the Bank operates in Ukraine will not change in a manner that has both an adverse effect on the Bank's ability to compete and thus on its business, financial condition, results of operations and prospects. See "Appendix A--Overview of the Ukrainian Banking Sector and Regulation in Ukraine".

The Bank's business entails operational risk

The Bank is exposed to many types of operational risk, including the risk of fraud by employees or outsiders, unauthorised transactions by employees or operational errors, including clerical or record-keeping errors or errors resulting from faulty computer or telecommunications systems. The Bank is in the

RISK FACTORS

process of implementing an advanced operational risk management system, Advance Measurement Approach, the aim of which is a state-of-the-art approach towards managing of operational risks. The system is being be implemented in compliance with Basel II recommendations and the related EU Directives. Although the Bank is implementing the operational risks management system, there can be no assurance that the system will be adequate when it is fully implemented. Failure to address such operational risks or to implement appropriate controls could have an adverse impact on the Bank's business, financial condition, results of operations and prospects.

Compliance with anti-money laundering and anti-terrorism financing rules involves significant costs and efforts and non-compliance may have several legal, monetary and reputational consequences for the Bank

The Bank is subject to rules and regulations regarding money laundering and the financing of terrorism. Monitoring compliance with anti-money laundering and anti-terrorism financing rules can put a significant burden on banks and other financial institutions and pose significant technical problems. Although Management believes its current anti-money laundering policies and procedures are sufficient to ensure compliance with applicable laws, it cannot guarantee that the Bank is in compliance with all applicable anti-money laundering and anti-terrorism financing laws at all times or that its group-wide anti-money laundering and anti-terrorism financing standards are being consistently applied by its employees in all circumstances. Any violation of anti-money laundering and anti-terrorism financing rules, or even the suggestion of violations, may have severe legal, monetary and reputational consequences and may have a material adverse effect on the Bank's business, financial condition, results of operations and prospects.

The market for financial services in Ukraine is characterised by intense competition and the consolidation of banks.

Despite, and in some ways because of, the ongoing financial crisis, the Ukrainian market for financial services remains highly competitive. The Bank principally competes with a number of national, regional, and foreign-owned banks, some of which have a broader geographic reach and greater capital resources than the Bank. According to the official statistics of the NBU as at 1 May 2009, there were a total of 198 commercial banks registered in Ukraine, of which 185 banks have been granted banking licences by the NBU. Currently, the competition between Ukrainian banks is mainly focused on attracting corporate and retail depositors. The Bank's most significant competitors include the Group 1 banks according to NBU classification, including PrivatBank, Raiffeisenbank Aval, UkrSibbank Ukrsotsbank, Ukreximbank, OTP Bank, Oschadbank, and Bank Forum. See "Description of the Bank's Business--Market Position and Competition".

Management expects the Ukrainian banking market to experience significant consolidation in the future due to the ongoing financial crisis and the abolition of restrictions on the opening of branch offices by foreign banks, occurring from the date of Ukraine's accession to the World Trade Organisation (the "WTO") on 16 May 2008. As at 1 May 2009, out of 185 banks operating in Ukraine, 52 banks had foreign ownership, of which 17 were 100 per cent. foreign-owned. In addition, the recent acquisitions within the banking sector of Ukraine, including of controlling stakes in Bank Aval by Raiffeisen International Bank Holding AG, UkrSibbank by BNP Paribas, IndexBank by Credit Agricole S.A., Raiffeisenbank Ukraine by OTP Bank, Mriya Bank by VTB, Prestige Bank by Erste Bank, TAS-Komerzbank by Swedbank AB, Ukrsotsbank by Bank Austria Creditanstalt AG, Bank Forum by Commerzbank AG and Pravex by Intesa Sanpaolo S.p.A., Astra Bank (Alpha Bank A.E.), and Prominvestbank (Vnesheconombank) may further increase competition among Ukrainian banks in both deposit taking and lending activities. Access to low-cost funding and their parents' existing business in the international markets give foreign-owned banks some competitive advantages over domestically-owned banks.

If the Bank is unable to continue to compete successfully in the Ukrainian banking sector for new deposits, it could have a material adverse effect on the Bank's business, financial condition, results of operations and prospects. See "Description of the Bank's Business -- Market Position and Competition".

RISK FACTORS

The Bank has significant off-balance sheet contingent liabilities that may lead to potential losses

As part of its business, the Bank issues guarantees and letters of credit. As at 31 December 2008, the Bank had issued guarantees amounting to US$28.6 million and letters of credit amounting to US$214.1 million, compared to US$61.0 million and US$48.9 million as at 31 December 2007, respectively. As at 31 December 2008, the Bank also had undrawn credit lines amounting to US$6.6 million, compared to US$102.4 million as at 31 December 2007. All such credit related commitments are classified as off-balance sheet items in the Bank's Financial Statements. The Bank has not established provisions for its off-balance sheet credit-related commitments, and there can be no assurance that the Bank will not suffer losses due to its off-balance sheet credit related commitments. The Bank's exposure has been increasing in 2009, as the Bank seeks to expand its fee-based income operations, given its general suspension of lending. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year Ended 31 December 2008 and 2007 Contingencies and Commitments" and "Asset, Liability and Risk Management--Credit Risk--Off-Balance Sheet and Related Party Credit Risk."

There can be no assurance that the Bank will have sufficient insurance coverage

The insurance industry in Ukraine is in a developing state and many forms of insurance protection common in other countries are not yet generally available. The Bank does not have full coverage for its premises and equipment, business interruption, or third party liability in respect of damage arising from accidents on the Bank's property or relating to the Bank's operations. The Bank has obtained insurance policies to cover significant operational risks and losses. Unless the Bank obtains and maintains adequate insurance coverage, there is a risk that the loss or destruction of certain assets could have an adverse effect on the Bank's business, financial condition, results of operations and prospects.

The loss of senior management and qualified personnel may adversely affect the Bank's ability to implement its strategy

The Bank is dependent on members of its Management Board and the Supervisory Board for the implementation of its strategy.

In addition, the Bank's success will depend, in part, on its ability to continue to retain, motivate, and attract, if needed, qualified and experienced banking and management personnel. Whilst there has historically been significant competition for personnel in the Ukrainian banking industry, the Bank has lost approximately 3,000 personnel since the beginning of the 4th quarter of 2008 as it effectively closed its retail lending operations for new business. In order to recruit qualified and experienced employees and to reduce the likelihood of their departure to other banks, the Bank is establishing a number of programmes with leading Ukrainian universities and attempting to provide an attractive compensation package that is in compliance with standards and safeguards stipulated by Ukrainian employment legislation. The Bank also provides training to its employees through a variety of in-house and external training programmes.

While Management believes that it has effective staff recruitment, training and incentive programmes in place, a failure by the Bank to recruit, train and/or retain necessary personnel could have an adverse effect on the Bank's business, financial condition, results of operations and prospects. See "Employees".

The Bank is increasingly dependent on sophisticated information technology systems

Banks and their activities are increasingly dependent on highly-sophisticated information technology ("IT") systems. Harmonizing and upgrading the IT systems to manage its growing corporate and retail banking businesses and to create a constant IT architecture poses significant challenges. Thus, the IT systems are vulnerable to a number of problems, such as hardware or software malfunctions, malicious hacking, physical damage to vital IT centres and computer virus infection.

The Bank is committed to comprehensively upgrading and maintaining its IT systems in order to meet the needs of changing business and regulatory requirements and to keep pace with the growth of the Bank's existing operations and possible future expansion when the economic situation improves. In addition,


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RISK FACTORS

upgrading the productivity and functionality of the IT systems will enable the Bank to accelerate the development of its business and enhance its competitiveness in the market.

However, the Bank may not be able to implement necessary upgrades on a timely basis, and upgrades may fail to function as planned. In addition to costs that may be incurred as a result of any failure of its IT systems, the Bank could face fines from bank regulators if its IT systems fail to enable it to comply with applicable banking or reporting regulations.

Several years ago the Bank initiated the Business Continuity Planning ("BCP") project, and as a result, BCP plans were developed for every business-critical department, catering for identified risks and their possible consequences (operational, financial, legal and reputational impacts). Additionally, primary and backup/stand-by servers were located at different remotely situated premises to increase availability and fault tolerance level of each business-critical information system. Disaster recovery plans ("DRP") for information systems were developed and tested. The Bank's backup IT systems are located in a building approximately 12 kilometres from the primary IT systems and as such the risk of many of the same physical disruption events such as flood or fire are minimised. However, since the Bank lacks the ability to backup and recover the information systems data centrally and remotely, the Bank's ability to ensure business continuity and disaster recovery may prove to be limited.

Due to increased business needs, the Bank plans to construct a new datacentre within the next year. The architecture of its IT infrastructure and information systems will be re-assessed and re-designed accordingly to minimize the downtime/switching window. Three major projects are planned to achieve the desired maturity level: (i) infrastructure optimization (known as "active directory single domain"); (ii) virtualization; and (iii) centralized backup solution. However, until this datacentre project is complete, the Bank's ability to switch its IT functions from the primary systems to the backup system could be delayed and the Bank could suffer material disruption to ongoing transactions including settlements and credit applications.

Consequently, any major disruption of the Bank's existing IT systems and/or failure by the Bank to implement a successful BCP and DRP and to improve response times in switching from primary to backup IT in the event of a serious disruption event may have a material adverse effect on the Bank's business, financial condition, results of operations and prospects.

The Bank has not independently verified information regarding its competitors and official data from Government Agencies and the NBU

The Bank has derived substantially all of the information contained in this Prospectus concerning its competitors from publicly available information, and it has relied on the accuracy of this information without independent verification. In addition, some of the information contained in this Prospectus has been derived from the official data of Government agencies and the NBU. The official data published by Ukrainian state and local governments are substantially less complete or researched than those of Western countries and the veracity of some official data released by the Government may be questionable. Official statistics, including those produced by the NBU, may also be produced on different bases than those used in Western countries. Any discussion of matters relating to Ukraine in this Prospectus must, therefore, be subject to uncertainty due to concerns about the completeness or reliability of available official and public information.

Risks Relating to Ukraine

Since obtaining independence in 1991, Ukraine has undergone a substantial political transformation from a constituent republic of the former Union of Soviet Socialist Republics to an independent sovereign democratic state. Concurrently with this transformation, Ukraine has been progressively changing from a planned to a market-based economy, and its achievements in this respect have recently been recognised by the European Union (the "EU"), which gave Ukraine market economy status at the end of 2005, followed by the United States, which also granted Ukraine such status in February 2006. In May 2008 Ukraine joined the WTO. Although some progress has been made since independence to reform Ukraine's economy and its political and judicial systems, to some extent Ukraine still lacks the necessary legal infrastructure and regulatory framework that are essential to support market institutions, the effective transition to a market

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RISK FACTORS

economy and broad-based social and economic reforms. The Ukrainian economy has recently been negatively affected by the global financial downturn, contraction in the real economy, a failing financial sector and an increase in energy prices. Set forth below is a brief description of some of the risks incurred by investing in Ukraine, although the list is not an exhaustive one.

Further deterioration of the global economy could have a material adverse effect on the Ukrainian economy and the Bank's business

Ukraine's economy is vulnerable to market downturns and economic slowdowns elsewhere in the world. The 2008 global economic crisis severely impacted Ukraine's economy. As Ukraine is a major producer and exporter of metal, chemicals and machinery, its exports have decreased substantially due to weak external demand and low international commodity prices since the end of 2008. In particular, in the 1st quarter of 2009, export of metallurgical products, chemicals and machinery have declined by 49.8 per cent., 54.4 per cent. and 35.7 per cent., respectively. Aggravated by other negative factors, such as the increase in energy prices and the absence of financial support from domestic and international lenders, this caused the decrease in the production volumes of the Ukrainian industrial enterprises, suspension of production processes and mass layoffs. It is expected that external commodity prices will not significantly change during 2009, meaning that Ukrainian major exporters may continue to be experiencing difficulties with sales of their products. Any further global economic downturns or deterioration in international commodity prices may have negative effects on the Ukrainian economy as a whole and thus on the Bank's business, financial condition, results of operations and prospects.

Furthermore, disruptions experienced in the international and domestic capital markets in recent months have led to reduced liquidity and increased credit risk premiums for certain market participants which has resulted in a reduction of available financing or a "credit crunch". Companies located in emerging market countries have been particularly susceptible to these disruptions and reductions in the availability of credit or increases in financing costs which resulted in them experiencing financial difficulty. If the "credit crunch" were to continue and the Bank were to suffer from reduced liquidity and increased costs of financing as a result, this may have negative effects on the Bank's business, financial condition, results of operations and prospects and the value of the Notes.

In addition, the availability of credit to entities operating within the emerging markets is significantly influenced by levels of investor confidence in such markets as a whole. Thus, deterioration in the investment climate in emerging markets since the end of 2008 resulting in a decrease in sovereign and corporate credit ratings affected the price and availability of funding for entities within these markets. Any further decrease in investor confidence within the emerging markets may have a negative effect on the price or availability of funding within such markets for the Bank and, as a result, on its business, financial condition, results of operations and prospects.

Emerging markets such as Ukraine are subject to greater risks than more developed markets, and financial turmoil in any emerging market could disrupt the Bank's business, as well as cause the price of the Notes to decrease

Generally, investment in emerging markets is only suitable for sophisticated investors who fully appreciate the significance of the risks involved in, and are familiar with, investing in emerging markets. In particular, investors should be aware that emerging markets such as Ukraine are subject to greater risk than more developed markets, including significant political, economic and legal risks. Prospective investors should also note that emerging economies such as Ukraine's are subject to rapid change, and that some or all of the information set out in this Prospectus may become outdated relatively quickly. Moreover, financial turmoil in any emerging market tends to adversely affect prices in debt and equity markets of all emerging markets as investors move their money to more stable, developed markets. In second half of 2008, financial problems caused by global economic slowdown and an increase in the perceived risks associated with investing in emerging economies dampened foreign investment in Ukraine, resulted in an outflow of capital and an adverse effect on the Ukrainian economy. Accordingly, prospective investors should exercise particular care in evaluating the risks involved and must decide whether, in light of those risks, their investment is appropriate.

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RISK FACTORS

Political and governmental instability could adversely affect the value of investments in Ukraine

Historically, a lack of political consensus in the Verkhovna Rada, or Parliament, of Ukraine has made it consistently difficult for the Ukrainian government (the "Government") to secure the necessary parliamentary support to implement a variety of policies intended to foster economic reform and financial stability. Since independence in 1991, governmental instability has been a feature of Ukrainian politics, with various actions and decisions being taken based primarily on political considerations. The Government's policies, and the political leaders who formulate and implement them, are subject to rapid change.

In recent years, Ukrainian political situation has experienced a number of disruptions caused by struggles among the major political leaders of the country. In particular, the 2004 presidential elections were accompanied by mass demonstrations throughout the country in protest of the election process and results, with subsequent invalidation of the results by the Supreme Court and calling of a special repeat runoff presidential election.

In 2007, following a power struggle between the President and the Parliament, the Parliament was dissolved by the President and early parliamentary elections were held. Another parliamentary crisis occurred in late 2008, due to disagreements between the parliamentary factions forming the majority in the Parliament. Following several unsuccessful attempts to form a new majority in the Parliament, the President issued a decree on dissolution of the Parliament. This decree was suspended due to the lack of budget allocation for early parliamentary elections and eventually the majority was established on 16 December 2008. Although the compliance of the process of establishing the coalition with the Constitution has been questioned by certain members of the Parliament as well as by the President, no further actions have been taken so far which would lead to dismissal of the Parliament. While the major political crisis was resolved at that time, tensions between the President and the Prime Minister still remain escalating occasionally into open confrontation (such as the unsuccessful challenge by the President of the constitutionality of the Prime Minister's staying in office upon formation of the new coalition or dismissal of several pro-presidential ministers from the Government).

Ukrainian political stability may be further undermined by the upcoming presidential elections, which have been the subject of a number of controversies between the Parliament and the President. In particular, on 12 May 2009, upon the President's submission, the Constitutional Court of Ukraine resolved that the recent appointment by the Parliament of 25 October 2009 as the date for the elections was not constitutional. Subsequently, members of the Parliament and the President reached an agreement on 23 June 2009 and the Parliament adopted a resolution that the presidential elections will be held on 17 January 2010. All major Ukrainian political leaders, including the current President, have announced their intention to participate in the elections. There can be no assurance that the presidential elections will be held transparently or that the results of the elections will not be challenged. Furthermore, no assurance can be given that the political situation in Ukraine will improve after the presidential elections.

In light of the factors described above, there is no certainty that Ukraine will be able to achieve political consensus in the near future. Extreme political competition remains a feature of Ukrainian politics, with the forthcoming presidential elections impacting the decisions of the major political leaders in the country. Continued disagreements among the President, the Parliament and the Government as to state policies, the absence of a stable majority in the Parliament supporting the Government's initiatives, and the reluctance of Ukrainian political leaders to implement unpopular economic decisions in view of the upcoming presidential elections may hinder the reforms necessary to address the deterioration of the social and economic situation in Ukraine. These and any other adverse political developments may have negative effects on the economy as a whole and, as a result, on the Bank's business, financial condition, results of operations and prospects.

The Ukrainian economy has been severely affected by the world financial and economic crisis

In recent years, the Ukrainian economy has been characterised by a number of features that contribute to economic instability, including a relatively weak banking system providing limited liquidity to Ukrainian enterprises, tax evasion, significant capital flight, and low (but rising) wages for a large portion of the Ukrainian population.

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RISK FACTORS

Although the Ukrainian economy has been growing at the average of approximately 7 per cent. each year since 2000, this growth has been driven mainly by a rapid increase in foreign demand, rising commodity prices on external markets and the availability of foreign financing. While positively affecting the pace of Ukrainian economic growth in recent years, these factors made the Ukrainian economy overly vulnerable to adverse external shocks. Thus, as the global economic and financial situation started to deteriorate, Ukraine's economy was one of the most heavily affected by the downturn. The negative influence of these external factors has been compounded by the weaknesses in the Ukrainian economy, which has been vulnerable to external and internal events. In particular, although the Government has generally been committed to economic reform, the implementation of reform has been impeded by lack of political consensus, controversies over privatisation (including privatisation of land in the agricultural sector and privatisation of large industrial enterprises), restructuring of the energy sector, and removal of exemptions and privileges for certain state owned enterprises or for certain industry sectors.

As a result, according to the State Statistics Committee of Ukraine, in the 4th quarter of 2008, Ukraine's GDP declined by 8 per cent. as compared to the same period in 2007. Due to positive economic trends in the first three quarters, the overall GDP growth in 2008 amounted to 2.1 per cent. (as compared to 7.6 per cent. in 2007 and 7.3 per cent. in 2006). In February 2009, the State Statistics Committee of Ukraine announced its intention to publish the official GDP statistics on a quarterly basis, explaining this step by the low accuracy of monthly reports made previously. However, as at the date of this Prospectus the official statistical data on GDP for the 1st quarter of 2009 has not been published. According to the Report on Performance of the State Budget of Ukraine for the 1st quarter of 2009 adopted by the Accounting Chamber of Ukraine on 25 May 2009, the Ukrainian GDP declined by 21.1 per cent. in the first three months of 2009 (as compared to the growth of 6.3 per cent. in the same period of 2008 and 9.1 per cent. in the same period of 2007).

In 2008, due to high social expenditures of the Government (e.g., increasing wages and pensions), macroeconomic imbalances, increasing external commodity prices and rapid depreciation of the Ukrainian currency in the 4th quarter, the annual rate of inflation became the highest since 2000, amounting to 22.3 per cent., compared to 16.6 per cent. in 2007 and 11.6 per cent. in 2006 (as reported by the State Statistics Committee of Ukraine). In the beginning of 2009, recession in the Ukrainian economy, decline in the aggregate demand and a relatively stable exchange rate, resulted in a slowdown of inflation. According to the State Statistics Committee of Ukraine, the rate of inflation for the five months ended 31 May 2009 was 7.4 per cent., compared to 14.6 per cent. for the same period in 2008.

In addition, industrial output has decreased dramatically starting from the 4th quarter of 2008. In particular, according to the State Statistics Committee of Ukraine, the decline in industrial output in 2008 amounted to 3.1 per cent., compared to a growth of 10.2 per cent. in 2007 and 6.2 per cent. in 2006. Industrial output further declined in the five months ended 31 May 2009 by 31.9 per cent., as compared to 8.1 per cent. and 12.2 per cent. growth for the same periods in 2008 and 2007, respectively.

The negative trends in Ukrainian GDP and decreases in industrial output are likely to continue while commodity prices on the external market remain low and access to foreign credit is constricted, and unless the Ukrainian Government undertakes certain important structural reforms in the near future while continuing to exercise monetary policies aimed at reduction of inflation rate. The most critical structural reforms that need to be implemented or continued include (i) comprehensive reforms of Ukrainian tax legislation with a view to broadening the tax base by bringing a substantial portion of the shadow economy into the reporting economy, (ii) reforms of the energy sector through the introduction of uniform market-based energy prices and improvement in collection rates (and, consequently, the elimination of the persistent deficits in that sector) and (iii) reforms of social benefits and pensions. No assurance can be given that policies favouring these and other reforms will be implemented and, even if implemented, that these policies will be successful, or that the economy in Ukraine will rapidly improve after the recession caused by the global financial crisis. Any further economic downturn may adversely affect the Ukrainian economy in general and, as a result, have a material adverse effect on the Bank's business, financial condition, results of operations and prospects.

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RISK FACTORS

The Ukrainian currency is volatile

In view of the high dollarization of the Ukrainian economy and increased activity of the Ukrainian borrowers on external markets, Ukraine has become increasingly exposed to the risk of hryvnia exchange rate fluctuations.

In the past few years, the official exchange rate for the hryvnia against other currencies has been fixed by the NBU within a range which was set annually. In 2003 and 2004, the US dollar/hryvnia exchange rate had averaged UAH 5.33 and UAH
5.32 per US dollar, respectively. In April 2005, the NBU revalued the hryvnia, fixing the rate against the US dollar at UAH 5.05 per US dollar. The official exchange rate remained at this level until May 2008, when the NBU revalued the hryvnia, fixing the rate against the US dollar at UAH 4.85 per US dollar.

Since September 2008, the interbank US dollar/hryvnia exchange rate changed significantly. The official US dollar/hryvnia exchange rate has increased from UAH 4.85 per US dollar as at 24 September 2008 to UAH 7.87 per US dollar as at 19 December 2008. The NBU sought to address the hryvnia instability by taking administrative measures (including certain currency market restrictions), and, according to the statements of the NBU officials, reportedly more than U.S.$10 billion of the NBU's foreign exchange reserves were used to support the Ukrainian currency in the last quarter of 2008 and early 2009. Subsequently, the official exchange rate decreased to UAH 7.70 per US dollar as at 29 December 2008 and further to UAH 7.62 to US dollar as at 14 May 2009, remaining relatively unchanged since then. Such fluctuations in the US dollar/hryvnia exchange rate have negatively affected the ability of the Ukrainian borrowers to repay their indebtedness to Ukrainian banks (more than 50 per cent. of the domestic loans are denominated in foreign currency) as well as to external lenders.

Although the Ukrainian currency depreciated by approximately 60 per cent. in 2008, there is no certainty that the hryvnia will not depreciate further in the near future, given the absence of significant currency inflow from exports and foreign investment, as well as the anticipated need for borrowers to repay a substantial amount of the short-term external private debt (estimated by the NBU to be more than, U.S.$18 billion). Any further currency fluctuations may negatively affect the Ukrainian economy in general, the ability of the Bank's customers to service their loans and, as a result, have a material adverse effect on the Bank's business, financial condition, results of operations and prospects.

Ukraine has limited external sources of public financing

Ukraine's internal debt market remains illiquid and underdeveloped as compared to markets in most western countries. In the wake of the emerging market crisis in the autumn of 1998 and until the second half of 2002, loans from multinational organizations such as the International Monetary Fund (the "IMF"), the European Bank for Reconstruction and Development (the "EBRD"), the World Bank and the EU comprised Ukraine's only significant sources of external financing. From 2003 through the beginning of 2008, international capital markets have been Ukraine's main source of external financing. However, since the second half of 2008 prospects for raising new financing on international capital markets have worsened substantially. Following downgrades of Ukrainian credit ratings in 2008, in February 2009, Fitch Ratings Ltd. ("Fitch") and Standard and Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P") revised their long-term foreign currency sovereign credit ratings on Ukraine to B (negative) and CCC+ (negative), respectively, and in May 2009 Moody's Investor Service ("Moody's") downgraded Ukraine's credit rating from B1 to B2 (negative).

Due to the reduced access to international financing, Ukraine sought financial support from the international financial organizations. In particular, following negotiations between Ukraine and IMF in November 2008 the Executive Board of the IMF approved a 24-month Stand-By Arrangement for SDR 11 billion (approximately US$16.4 billion) designed to help Ukraine meet the balance of payments needs created by the collapse of steel prices, and the global financial turmoil and related difficulties in Ukraine's financial system. The Stand-By Arrangement established certain requirements to Ukraine's economic and financial policies, including introduction of the flexible exchange rate regime, elimination of certain exchange controls, implementation of a comprehensive bank resolution strategy and compliance with certain fiscal policy requirements (e.g., balanced 2009 state budget). Although some of the requirements and

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RISK FACTORS

thresholds have subsequently been revised due to the continued economic downturn (the fiscal deficit target has been relaxed from balanced to a deficit of 4 per cent. of GDP), the IMF has generally acknowledged Ukraine's progress in its implementation of measures aimed to restore economic and financial stability. As at the date of this Prospectus, two disbursements under the Stand-By Arrangement have been made to Ukraine in the amounts of US$4.5 billion in November 2008 and US$2.8 billion in May 2009. Funds received from the IMF will be applied towards supporting the Ukrainian banking sector, financing the budget deficit, maintenance of the foreign exchange reserves and servicing of the sovereign debt. Negotiations on the third tranche under the Stand-By Arrangement are expected to commence in late June 2009. Provision of the third and further tranches will depend on the compliance by Ukraine with the outstanding requirements of the IMF, such as the further implementation of the flexible exchange rate policy, which will allow the NBU to remain independent in its conduct of monetary and exchange rate policies, implementation of measures necessary to keep the government balance in line with available financing, amendment of the legislation to include disclosure of the ultimate controllers of banks, simplifying and accelerating the process for bank mergers and acquisitions, among other things. It is expected that successful cooperation with the IMF will have a positive effect on Ukraine's ability to receive support from other financial institutions (e.g., EBRD and World Bank).

The absence of a deep and liquid market for domestic treasury bonds means that Ukraine remains vulnerable in the current external environment where access to international capital markets is not possible or if such markets are only accessible on unfavourable terms. Currently, the Government relies on official borrowings to finance part of the budget deficit, fund its payment obligations under domestic and international borrowings and support foreign exchange reserves. These borrowings (such as the Stand-By Arrangement with the IMF) are often conditioned on Ukraine's satisfaction of certain requirements, which may include, among other things, implementation of certain strategic, institutional and structural reforms; reduction of overdue tax arrears; no increase of budgetary arrears; improvement of sovereign debt credit ratings; reduction of overdue indebtedness for electricity and gas and responsible monetary policy. Under such circumstances, any failure of Ukraine to receive further support from international financial institutions (such as the IMF and the World Bank) or any problems in the administration of Ukraine's external debt could adversely affect Ukraine's financing of its budget deficit, the level of inflation and/or the value of the hryvnia, which, in turn, may adversely affect the Ukrainian economy as a whole, and thus, the Bank's business, financial condition, results of operations and prospects.

Sectors of the Ukrainian economy are dependent on the maintenance of positive relationships with Russia

Ukraine generally maintains positive relations with its neighbours. Taking into account its geographical position and history, Ukraine's closest relationships are with the Russian Federation and Poland. Significant relations have also been developed with countries of the EU (including Germany, Hungary, Slovakia and Romania), Commonwealth of Independent States ("CIS") countries (including Belarus and Georgia), as well as Turkey.

As an energy-dependent country, Ukraine relies to a significant extent on supplies of energy resources from, or deliveries of such resources through, Russia. In addition, a large share of Ukraine's services receipts comprises transit charges for oil, gas and ammonia from Russia. As a result, Ukraine considers its relations with Russia to be of strategic importance. As has been demonstrated in recent years, any significant change in the relationship between the two countries has tended to affect their relations in the energy sphere.

In particular, relations between Ukraine and Russia in the sphere of gas supplies have been intense since late 2005 when gas prices in Ukraine rose as a result of disagreements between Gazprom, the Russian gas monopoly, and National Joint-Stock Company "Naftogas of Ukraine" ("Naftogas"), the Ukrainian state-owned oil and gas company over the prices and methods of payment for gas delivered by Gazprom to, or for transportation through, Ukraine. In January 2006, Gazprom temporarily stopped supplies of natural gas to Naftogas in connection with a dispute over an increase in prices and the companies subsequently entered into new gas supply arrangements, which reportedly included higher natural gas prices and higher transit fees for Russian natural gas through the territory of Ukraine. In 2006 and 2007 the companies reportedly agreed to further increase prices for supplies of natural gas to Ukraine.

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RISK FACTORS

A recent dispute between Gazprom and Naftogas erupted in January 2009, resulting in disruptions in the supply of Russian gas to Ukraine, as well as to the Balkans and Central Europe. The dispute was caused by disagreements on the status of Naftogas' debt for gas supplies and failure by the companies to agree on the price for natural gas in 2009. The dispute was resolved upon repayment of indebtedness of Naftogas to Gazprom and execution on 19 January 2009 of an agreement between the companies for the supply of natural gas to Ukraine in 2009-2019. According to the agreement, Ukraine and Russia started to implement market pricing mechanisms based on a formula tied to the price of oil, which resulted in another increase of gas supplies prices for Ukraine. Thus, reportedly the price for natural gas for Ukraine more than doubled since 2006, while the increase in the Ukrainian transit fee for Russian gas has not been comparable.

Relations between the two countries have also been affected by controversy over the stationing of the Russian Black Sea Fleet (Chernomorskyi Flot) on the territory of Ukraine, including the amount payable to Ukraine for such stationing and the return of certain navigational facilities to Ukraine. In addition, in May 2008 the National Security and Defence Council of Ukraine issued a directive to the Cabinet of Ministers of Ukraine to prepare a draft law relating to the termination from 2017 of the agreements relating to the stationing of the Russian Black Sea Fleet (Chernomorskyi Flot) on the territory of Ukraine. Officials of the Russian Ministry for Foreign Affairs responded negatively to this action, as they did not consider it necessary to raise the issue at such an early stage.

Russia has also opposed Ukraine's efforts to join the North Atlantic Treaty Organisation ("NATO") (see "--Any deterioration in Ukraine's relationships with western governments and institutions may have a material adverse effect on the Ukrainian economy and the Bank's business"), stating that joining NATO by Ukraine would negatively affect its relations with Russia in various fields, including military and economic cooperation.

In August 2008, Ukraine's relations with Russia were also negatively affected following an escalation of an armed conflict between Georgia and Russia. Russia used its armed forces, including several vessels of the Russian Black Sea Fleet stationed in the territory of Ukraine, to provide support for the Georgian province of South Ossetia in its internal armed conflict against the government of Georgia. While not being actively involved in the conflict, Ukraine expressed support to the government of Georgia in its reported official statements. On August 13, 2008, President Yuschenko signed a decree aimed at restricting the movement of the Russian Black Sea Fleet in the territory of Ukraine and across its state borders.

Approximately 20 per cent. of Ukrainian export goods currently go to Russia, while much of Russia's exports of energy resources are delivered to the EU via Ukraine. The considerable dependence of the Ukrainian economy on Russian energy resource exports, accompanied by the increase of the price for natural gas by Russia, may adversely affect the Ukrainian economy. Further, the gas price increases have increased pressure for reforms in the energy sector and modernisation of major energy consuming industries of Ukraine through the implementation of energy-efficient technologies and modernisation of production facilities. However, there can be no assurance that this will take place.

Any major adverse changes in Ukraine's relations with Russia, in particular any such changes adversely affecting supplies of energy resources from Russia to Ukraine and/or Ukraine's revenues derived from transit charges for Russian oil and gas, would likely have negative effects on certain sectors of the Ukrainian economy and thus on the Bank's business, financial condition, results of operations and prospects.

Ukraine's Business Environment and the Lack of Liquidity

Ukrainian enterprises have a limited history of operating in free-market conditions and have had limited experience (compared with companies in more developed jurisdictions) of entering into and performing contractual obligations. Ukrainian enterprises, when compared to businesses operating in more developed jurisdictions, are often characterised by management that lacks experience in responding to changing market conditions, and in particular to economic disruptions, and limited capital resources with which to develop their operations. In addition, Ukraine has a limited infrastructure to support a market system, with communications, banks and other financial infrastructure being less well developed and less well regulated than their counterparts in more developed jurisdictions. The current financial and economic crisis has put even more pressure on Ukrainian enterprises, which are currently facing significant liquidity problems due

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RISK FACTORS

to a limited supply of domestic savings, absence of, or limited, foreign sources of funds and lending by the Ukrainian banking sector, high taxes and other factors. Many Ukrainian enterprises cannot make timely payments for goods or services and owe large amounts in taxes, as well as wages to employees. Any further deterioration in the business environment in Ukraine could have a material adverse effect on the Bank's business, financial condition, results of operations and prospects as well as on the market price of the Notes.

The Ukrainian legal system is continuing to develop, which may result in an uncertain environment for investment and business activity

Since independence in 1991, as Ukraine has been developing from a planned to a market-based economy, the Ukrainian legal system has also been developing to support this market-based economy. Ukraine's legal system is, however, in transition and is, therefore, subject to greater risks and uncertainties than a more mature legal system. In particular, risks associated with the Ukrainian legal system include: (i) inconsistencies between and among the Constitution of Ukraine and various laws, presidential decrees, governmental, ministerial and local orders, decisions, resolutions and other acts; (ii) provisions in the laws and regulations that are ambiguously worded or lack specificity and thereby raise difficulties when implemented or interpreted; (iii) a lack of judicial and administrative guidance on the interpretation of Ukrainian legislation, including the complicated mechanism through which the Constitutional Court of Ukraine exercises its constitutional jurisdiction; (iv) general inconsistency in the judicial interpretation of Ukrainian legislation in the same or similar cases and difficulty in predicting the outcome of judicial application of Ukrainian legislation; (v) corruption within the judiciary and (vi) the fact that not all Ukrainian resolutions, orders and decrees and other similar acts are readily available to the public or available in an understandably organised form.

Furthermore, several fundamental Ukrainian laws either have only relatively recently become effective or are still pending hearing or adoption by the Parliament. For example, with effect from 2004 and 2005, Ukraine adopted a new civil code, a new commercial code, new civil and administrative procedural codes, a new law on state registration of proprietary rights to immovable property, a new law on international private law, new secured finance laws and a new law on personal income tax. In June 2005, Ukraine adopted a new law on credit histories and credit bureaus which entered into force in January 2006. With effect from 2006, new laws on securities and stock market, holding companies and mortgage bonds were adopted and the laws on mortgage and real estate construction financing schemes were significantly amended. In September 2008, Ukraine adopted a new law on joint-stock companies, which entered into force in April 2009.

Following the outbreak of the economic and financial crisis in the 4th quarter of 2008 and in early 2009, the Parliament adopted several new laws intended to support the Ukrainian banking sector (see "Appendix A - Overview of the Ukrainian Banking Sector and Regulation in Ukraine"), agricultural enterprises, encourage industrial innovations, increase demand for domestic industrial products and improve the Ukrainian balance of payments. Furthermore, on 23 June 2009, the Parliament passed another law aimed at minimisation of negative consequences of the financial crisis. As at the date of this Prospectus, the final version of the law, as approved by the Parliament, is not yet publicly available. However, the law reportedly introduces a prohibition on foreign currency cash loans and foreign currency loans to individuals for nonproduction purposes, reduces the maximum period of payment deferral under export operations from 180 to 90 days from the date of export of goods and services, obliges exporters to sell 50 per cent. of their foreign currency proceeds on the interbank foreign exchange market and establishes new rules for provisioning by Ukrainian banks which extend the maturity of problem loans for their clients. The law is pending the President's signature and promulgation to enter into effect.

However, the recent origin of many of the Ukrainian laws, their limited history of applicability in the conditions of economic downturn, as well as lack of consensus as to measures necessary to address adverse developments in the Ukrainian economy may place the enforceability and underlying constitutionality of such laws in doubt, and result in ambiguities, inconsistencies and anomalies.

In addition, Ukrainian legislation often contemplates implementing regulations. Often such implementing regulations have either not yet been promulgated, leaving substantial gaps in the regulatory infrastructure,


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RISK FACTORS

or have been promulgated with substantial deviation from the principal rules and conditions imposed by the respective legislation, which results in a lack of clarity and growing conflicts between companies and regulatory authorities. These and other weaknesses in Ukraine's legal system could make it difficult for the Bank to implement its policies or could lead to conflicts between the NBU and the Bank, which could have a material adverse effect on the Bank's business, financial condition, results of operations and prospects.

Deterioration in the climate for foreign direct investment could have a material adverse effect on the Ukrainian economy and the Bank's business

The Ukrainian economy is to a certain extent dependent on foreign investment. Despite improvements in the economy from 2005 to 2008, Ukraine experienced a severe contraction of cumulative foreign direct investment, as well as a considerable foreign capital outflow due to the economic downturn and political instability in Ukraine in the 4th quarter of 2008. In particular, according to the State Statistics Committee of Ukraine, as at 1 January 2009, the volume of foreign direct investment decreased by approximately U.S.$1.9 billion as compared to the volume of foreign direct investment as at 1 October 2008. Although, in the 1st quarter of 2009, the volume of foreign direct investment increased by U.S.$803.2 million, this constitutes only 24 per cent. of the increase for the same period in 2008. As the volume of foreign direct investment into emerging markets is expected to contract globally, Ukraine may face further deterioration in the amounts of foreign direct investment.

No assurance can be given that Ukraine will be able to rapidly restore its receptiveness to foreign trade and investment. Further, although the Government has repeatedly emphasized that the plans announced in early 2005 to review the privatization of a number of major companies are no longer under consideration, any future attempts to nationalise private enterprises could adversely affect the climate for foreign direct investment. Any further deterioration in the climate for foreign direct investment in Ukraine could have a material adverse effect on the economy and thus on the Bank's business, financial condition, results of operations and prospects.

Official economic data and third-party information may be unreliable

Although a range of government agencies, along with the NBU and the State Statistics Committee of Ukraine, produce statistics on Ukraine and its economy, there can be no assurance that these statistics are as accurate or as reliable as those compiled in more developed countries. Prospective investors should be aware that figures cited in this Prospectus may be subject to some degree of uncertainty and may not be fully in accordance with international standards. Furthermore, standards of accuracy of statistical data may vary from agency to agency and from period to period due to the application of different methodologies. Starting in the 1st quarter of 2003, Ukraine has been producing data in accordance with the IMF's Special Data Dissemination Standard. There can be no assurance, however, that this IMF standard has been fully implemented or correctly applied. The existence of a sizeable unofficial or shadow economy may also affect the accuracy and reliability of statistical information. In addition, Ukraine has experienced variable rates of inflation, including periods of hyperinflation in the early 1990s. Unless indicated, the information and figures presented in this Prospectus have not been restated to reflect such inflation and, as a result, period-to-period comparisons may not be meaningful. Prospective investors should be aware that none of these statistics has been independently verified by any person in connection with the offering of the Notes and is, therefore, subject to uncertainty due to questions regarding the completeness or reliability of such information. Specifically, prospective investors should be aware that certain statistical information and other data contained in this Prospectus has been extracted from official governmental sources in Ukraine and was not prepared in connection with the preparation of this Prospectus. The Bank accepts responsibility only for the correct extraction and reproduction of such information.

Any deterioration in Ukraine's relationships with western governments and institutions may have a material adverse effect on the Ukrainian economy and the Bank's business

Ukraine continues to pursue the objectives of achieving a closer relationship with NATO and hopes to negotiate an association agreement with the EU. In addition, Ukraine joined the WTO on 16 May 2008.


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RISK FACTORS

Trading in goods with the EU member-states in the three months ended 31 March 2009 accounted for approximately 25 per cent. and 30 per cent. of Ukraine's total exports and imports of goods, respectively, while trading in services in the same period accounted for approximately 33 per cent. and 60 per cent. of total export and import volumes, respectively. In addition to maintaining trade relations, the Ukrainian Government also indicated that it would look to the EU and the EU member-states to provide financing in order to replace sources of funding previously available from the international capital markets. In addition, discussions have reportedly been held between the Ukrainian Government and the European Commission recently on modernisation the Ukrainian gas-transporting system. Ability to maintain trade relations with and to source financing from the EU member-states will have a material impact on the overall condition of Ukraine's economy.

In late 2004 President Yuschenko stated his desire for Ukraine to quickly achieve membership in NATO. The formal basis for NATO-Ukraine relations is provided by the 1997 NATO-Ukraine Charter on a Distinctive Partnership. The Charter identified areas for consultation and cooperation and established the NATO-Ukraine Commission (NUC) to take work forward. At the Bucharest Summit held on 2-4 April 2008, NATO leaders adopted the Bucharest Summit Declaration which welcomes Ukraine's aspiration to become a NATO member in the future and resolved to address the issue of Ukraine's application to join the Membership Action Plan during NATO foreign ministers meeting in December 2008. However, due to the position of certain NATO member-states, strong opposition of Russia to Ukraine's prospective joining of NATO and absence of a firm support for Ukraine's membership aspirations within Ukraine, on 2 December 2009, NATO foreign ministers did not approve Ukraine's joining the Membership Action Plan. While NATO and Ukraine continue their close cooperation, prospects of Ukraine's membership are currently unclear.

Any major changes in Ukraine's relations with western governments and institutions, in particular any such changes adversely affecting the ability of Ukrainian manufacturers to access world export markets, may have negative effects on the Ukrainian economy as a whole and thus on the Bank's business, financial condition, results of operations and prospects.

Ukrainian regulation of money laundering and the prevention of corruption have been undergoing significant changes

Independent analysts have identified corruption and money laundering as problems in Ukraine. In accordance with Ukrainian anti-money laundering legislation which came into force in June 2003, the NBU and other state authorities, as well as various entities carrying out financial transactions, are required to monitor certain financial transactions more closely for evidence of money laundering. As a result of the implementation of this legislation, the Financial Action Task Force on Money Laundering removed Ukraine from its list of Non-Cooperative Countries and Territories in February 2004 and discontinued the formal monitoring of Ukraine in January 2006. In early June 2009, the Parliament adopted several laws setting forth a general framework for the prevention and counteraction of corruption in Ukraine. In particular, the laws contain provisions relating to measures to prevent corruption, introduce a more detailed regulation of responsibility for involvement in corruption (including the responsibility of legal entities) and provide for international cooperation in combating corruption. Although the newly adopted legislation is expected to facilitate anti-corruption efforts in Ukraine upon its entry into force, there can be no assurance that the laws will be effectively applied and implemented by the relevant supervising authorities in Ukraine. Any future allegations of corruption in Ukraine or evidence of money laundering could have a negative effect on the ability of Ukraine to attract foreign investment and thereby on the Ukrainian economy as a whole and thus on the Bank's business, financial condition, results of operations and prospects.

Weaknesses in relation to the Ukrainian legal system and Ukrainian law create an uncertain environment for investment and business activity

The independence of the judicial system and its immunity from economic and political influences in Ukraine remain questionable. Although the Constitutional Court of Ukraine is the only body authorised to exercise constitutional jurisdiction and has mostly been impartial, the system of constitutional jurisdiction itself remains complicated. Accordingly, it is difficult to ensure smooth and effective removal of discrepancies


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RISK FACTORS

between the Constitution and applicable Ukrainian legislation on the one hand and among various laws of Ukraine on the other hand.

Ukraine's court system is understaffed and underfunded. Judicial decisions under Ukrainian law generally have no precedential effect. Not all Ukrainian legislation is readily available to the public or organised in a manner that facilitates understanding. Further, only a small number of judicial decisions are publicly available and, therefore, the role of judicial decisions as guidelines in interpreting applicable Ukrainian legislation to the public at large is generally limited. However, according to a law "On Access to Court Decisions" which became effective on 1 June 2006, all decisions of courts of general jurisdiction in civil, economic, administrative and criminal matters issued from 1 June 2006 onward (and, in the case of local courts of general jurisdiction, from 1 January 2007) have become available to the public.

The Ukrainian judicial system became more complicated and hierarchical as a result of the recent judicial reforms. The generally perceived result of these reforms is that the Ukrainian judicial system has become even slower than before.

The enforcement of court orders and judgments can, in practice, be very difficult in Ukraine. The State Execution Service, a body independent of the Ukrainian courts, is responsible for the enforcement of court orders and judgments in Ukraine. Often, enforcement procedures are very time-consuming and may fail for a variety of reasons, including the defendant lacking sufficient bank account funds, the complexity of auction procedures for the sale of the defendant's property or the defendant undergoing bankruptcy proceedings. In addition, the State Execution Service has limited authority to enforce court orders and judgments quickly and effectively. Ukrainian enforcement agencies are bound by the method of execution envisaged by the relevant court order or judgment and may not independently change such method even if it proves to be inefficient or unrealisable. Furthermore, notwithstanding the successful execution of a court order or a judgment, a higher court could reverse the court order or judgment and require that the relevant funds or property be restored to the defendant. Moreover, in practice, the procedures employed by the State Execution Service do not always comply with applicable legal requirements, resulting in delays or failures in the enforcement of court orders and judgments.

These uncertainties also extend to certain rights, including investor rights. In Ukraine, there is no established history of investor rights or responsibility to investors and in certain cases, the courts may not enforce these rights. In the event courts take a consistent approach in protecting rights of investors granted under applicable Ukrainian legislation, the legislature of Ukraine may attempt legislatively to overrule any such court decisions by backdating such legislative changes to a previous date.

All of these factors make judicial decisions in Ukraine difficult to predict and effective redress uncertain. In addition, court claims are often used in furtherance of political aims. The Bank may be subject to such claims and may not be able to receive a fair hearing. Finally, court orders are not always enforced or followed by law enforcement institutions. The uncertainties of the Ukrainian judicial system could have a negative effect on the Ukrainian economy as a whole, and thus, on the Bank's business, financial condition, results of operations and prospects.

Ukrainian tax law and practice are not fully developed and are subject to frequent change and reinterpretation

Ukraine currently has a number of laws related to various taxes imposed by both central and local authorities. Applicable taxes include value-added tax, corporate income tax (profits tax), customs duties, payroll (social) taxes and other taxes. These tax laws have not been in force for significant periods of time, compared to more developed market economies, and often result in unclear or non-existent implementing regulations. Moreover, tax laws in Ukraine are subject to frequent changes and amendments, which can result in either a friendlier environment or unusual complexities for the Bank and its business generally.

Differing opinions regarding legal interpretations often exist both among and within governmental ministries and organisations, including the tax authorities, creating uncertainties and areas of conflict. Tax declarations/returns, together with other legal compliance areas (for example, customs and currency control matters), are subject to review and investigation by a number of authorities, which are authorised by law

RISK FACTORS

to impose fines, penalties and interest charges. These circumstances generally create tax risks in Ukraine more significant than typically found in countries with more developed tax systems. Generally, the Ukrainian tax authorities may re-assess tax liabilities of taxpayers only within a period of three years after the filing of the relevant tax declarations, unless criminal proceedings against tax payers are commenced. However, this statutory limitation period may not be observed or may be extended in certain circumstances (for example, when the taxpayer fails to file tax returns for the relevant period as required by Ukrainian law). Moreover, the fact that a period has been reviewed by the competent tax authority does not exempt that period, or any tax declaration/return applicable to that period, from further review.

While Management believes that it is currently in compliance in all material respects with the tax laws affecting its operations, it is possible that relevant authorities could, in the future, take differing positions with regard to interpretative issues, which may have a material adverse effect on the Bank's business, financial condition, results of operations and prospects.

There are weaknesses in corporate governance standards under Ukrainian law

Disclosure and reporting requirements have only recently been enacted in Ukraine. Anti-fraud legislation has only recently been adapted to the requirements of a market economy and remains largely untested. Most Ukrainian companies do not have corporate governance procedures that are in line with U.S. standards, including the standards set forth in the U.S. Sarbanes-Oxley Act of 2002. Ukrainian banking laws have introduced the concept of fiduciary duties owed by a bank's management to the bank and its shareholders, which concept was further elaborated in the Guidelines for the Improvement of Corporate Governance in Ukrainian Banks approved by the NBU in March 2007. However, the concept of fiduciary duties of management or members of the board to their companies or shareholders remains undeveloped in Ukraine. Violations of disclosure and reporting requirements or breaches of fiduciary duties by the Bank's directors or shareholders could significantly affect the receipt of material information or result in inappropriate management decisions, which may have a material adverse effect on the Bank's business, financial condition, results of operations and prospects.

Risks Relating to the Programme, Notes and the Trading Market

Post-enforcement call option

The obligations of the Issuer to the Noteholders are secured only to the extent of the security interests (see "Terms and Conditions of the Notes"). In the event that the security is enforced and upon realisation of all proceeds of such enforcement if there are insufficient funds to pay any amounts due and outstanding on the Notes (after payment of all other claims ranking in priority to, or pari passu to, the Notes), pursuant to the Post-Enforcement Call Option, the PECO Holder will have the option to purchase all Notes then outstanding for a consideration of one US$0.01 in respect of each Note. If the Bank fails to meet its payment obligations under the relevant Loan Agreement in full and the proceeds of enforcement of the security are insufficient to pay any amounts still due and outstanding, this will result in the Noteholders receiving less than the scheduled amount of principal, interest or additional amounts, if any on the relevant due date.

The Bank may be unable to repay the relevant Loan at maturity

At maturity, the Bank may not have the funds to fulfil its obligations under the relevant Loan and it may not be able to arrange for additional financing. If the maturity date of the relevant Loan occurs at a time when other arrangements prohibit the Bank from repaying such Loan, the Bank would try to obtain waivers of such prohibitions from the lenders under those other arrangements, or it could attempt to refinance the borrowings that contain the restrictions. If the Bank is not able to obtain the waivers or refinance these borrowings, it may be unable to repay the relevant Loan. See "Risks Relating to the Bank's Business - The Bank's liquidity has been and could be further adversely affected by a number of factors".

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RISK FACTORS

The Bank may not have the ability to raise the funds necessary to finance the Put Event required by the Terms and Conditions of the Notes and each Loan Agreement

Upon the occurrence of certain change of control events relating to the Bank, the Issuer will be required to offer to repurchase all of the outstanding Notes. In general terms, a Put Event will occur if Mikhail Fridman, German Khan or Alexei Kuzmichev cease to own in excess of 50 per cent. plus one share of the voting stock of the Bank, where such event results in a rating decline of the Bank. See "Framework Agreement" and "Ukrainian currency control regulations could impact the Bank's ability to make payments to the Lender or the Trustee under any of the relevant Loan Agreements" below. Additionally, the terms and conditions relating to a particular series of Notes may provide that the Noteholders would have the right (but not the obligation) to require the issuer to repurchase their Notes at a certain time prior to the stated maturity of the Notes, with a contemporaneous requirement that the Bank be required to prepay a corresponding portion of the Loan to the Issuer to fund such prepayment of the Notes. However, it is possible that the Bank will not have sufficient funds at the time of a Put Event or Noteholder Put Option Payment Date (as these terms are defined in each Loan Agreement and/or Final Terms) to make the required repayment of each Loan to enable the Issuer to repurchase the Notes. Additionally, the trading market of the Notes may be adversely impacted for any Noteholders who do not tender their Notes upon a Put Event or a Noteholder Put Option (as defined in the Loan Agreement and/or Final Terms) due to the decreased outstanding issue size of the Notes following such put.

Noteholders have no direct recourse to the Bank

Except as otherwise expressly provided in the Terms and Conditions of the Notes and in the Trust Deed, no proprietary or other direct interest in the Lender's rights under or in respect of the relevant Loan Agreement exists for the benefit of the Noteholders. Subject to the terms of the Trust Deed, no Noteholder will have any entitlement to enforce any provision of the relevant Loan Agreement or have direct recourse to the Bank as borrower, except through action by the Trustee pursuant to the rights granted to the Trustee in the Trust Deed. Under the Trust Deed and the Terms and Conditions of the Notes, neither the Issuer nor the Trustee pursuant to the assignment of the Transferred Rights (as defined in "Terms and Conditions of the Notes") shall be required to take proceedings to enforce payment under the relevant Loan Agreement, unless it has been indemnified and/or secured by the Noteholders to its satisfaction against all liabilities, proceedings, claims and demands to which it may thereby become liable and all costs, charges and expenses which may be incurred by it in connection therewith. See "Terms and Conditions of the Notes".

In addition, the Noteholders should be aware that neither the Issuer nor the Trustee accepts any responsibility for the performance by the Bank of its obligations under any of the relevant Loan Agreements. See Condition 1 (Form, Denomination and Status) in "Terms and Conditions of the Notes".

The claims of Noteholders may be limited in the event that the Bank is declared bankrupt

Ukrainian bankruptcy law differs from bankruptcy law in England and the United States, and is subject to varying interpretations. There is not enough precedent to be able to predict how claims of the Lender, the Trustee or the Noteholders against the Bank would be resolved in the event of the Bank's bankruptcy. In the event of the Bank's bankruptcy, its obligations to the Lender, the Trustee or the Noteholders would be subordinated to the following obligations:

o    obligations secured by pledges of the Bank's assets;

o expenditures associated with the conduct of the bankruptcy proceedings, including severance pay;

o obligations arising as a result of inflicting harm to the life or health of individuals;

o payment of wages to the Bank's employees due as of commencement of the liquidation procedure;

o    obligations to individual depositors;

o    obligations to the Fund for the Guaranteeing of Deposits of Individuals;
     and

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RISK FACTORS

o obligations to individuals (with the exception of individual entrepreneurs) with blocked accounts.

In the event of the Bank's bankruptcy, Ukrainian bankruptcy law may materially adversely affect its ability to make payments to the Lender or the Trustee

Claims against the Bank may be incapable of enforcement upon the introduction by the NBU of temporary administration for the financial rehabilitation of the Bank. If the NBU determines that a significant threat exists of the Bank becoming insolvent, the NBU is required to impose a temporary administration of the Bank to improve its financial situation. The NBU also may impose a temporary administration in certain other circumstances. The temporary administrator appointed by the NBU would substitute all governing bodies of the Bank for the whole period of the temporary administration (up to one year with possible extension for another year if the Bank's liabilities are equal to or exceed 10 per cent. of aggregate liabilities of the Ukrainian banking system at that time), and would be authorised to carry out any acts aimed at the financial rehabilitation of the Bank, including but not limited to (i) suspending any ongoing operation (e.g., the discharge of any outstanding obligation) of the Bank (without terminating or invalidating the relevant agreement itself), and
(ii) terminating, in accordance with Ukrainian legislation, any agreement of the Bank which, in the opinion of the temporary administrator, is loss making or "unnecessary" for the Bank. This may apply only to an agreement which contains outstanding obligations of any party. The temporary administrator would have broad discretion in determining whether a particular agreement is loss making or "unnecessary", given that Ukrainian legislation provides no criteria for such determination.

During the term of operation of the temporary administration, but not longer than for a six month period during such term, the NBU may, in its discretion, order a moratorium on the satisfaction of claims of creditors of the Bank which have become payable before the appointment of the temporary administration. During the term of such moratorium, the Bank may be unable to make payments to the Lender and/or the Trustee, and the Lender's and/or the Trustee's claims against the Bank would not be enforceable. The Bank may not be held liable for the non-performance of its obligations to the Lender and/or the Trustee resulting from the imposition of the moratorium. Upon the termination of the moratorium (other than as a result of the Bank entering bankruptcy proceedings), the Lender and/or the Trustee would be entitled to make, and to enforce, claims against the Bank in the amounts existing as at the date when the moratorium was imposed.

Furthermore, Article 81 of the Law of Ukraine "On Banks and Banking Activity" dated 7 December 2000, as amended, permits a temporary administrator of a bank appointed pursuant to any such temporary administration to request a Ukrainian court to declare invalid, among other agreements to which the bank may be party, an agreement between the bank and a third party, if there has been "any operation" (meaning a payment or other transaction) under such agreement: (i) within a six month period before the appointment of such temporary administrator, and the purpose of the operation was to grant a preference to such third party compared to the bank's other creditors; (ii) within one year before the appointment of such temporary administrator between the bank and a related party and the operation contravened the requirements of Ukrainian legislation or "threatened the interests of depositors and creditors" of the bank; (iii) within three years before the appointment of such temporary administrator, if the operation involved any of the bank's assets and was conducted on a free-of-charge basis or if the operation was conducted with the purpose of purchasing assets or services by the bank at a price significantly higher than the value of such assets or services; (iv) within three years before the appointment of such temporary administrator, with the purpose of concealing assets from the bank's creditors or otherwise violating the rights of such creditors; or (v) at any time if such operation was based on forged documents or if it was of a fraudulent nature. If any of the relevant Loan Agreements were to be declared invalid on such basis, and the court applies Ukrainian law, the Bank would be required to repay to the Lender all funds received from the Lender pursuant to such relevant Loan Agreements, and the Lender would be required to repay to the Bank all funds received from the Bank pursuant to such relevant Loan Agreements. There is also a lack of certainty as to whether, in such event, the court might apply any other consequences of the invalidation of any of such Loan Agreements (this would depend on the facts of the relevant case).

Ukrainian counsel have advised that they believe there is no basis for challenging the validity of any of the relevant Loan Agreements or any transaction contemplated thereunder as contravening the requirements of

RISK FACTORS

Ukrainian legislation. However, in view of the risks associated with the Ukrainian legal system as disclosed under " - Risks Relating to Ukraine - Weaknesses in relation to the Ukrainian legal system and Ukrainian law create an uncertain environment for investment and business activity", no assurance can be given that the courts in Ukraine would interpret this in the same manner.

The Loan Agreements could be challenged on the grounds that the Lender is not a non-banking financial institution

Although Management believes it very unlikely to succeed, any of the relevant Loan Agreements could be challenged on the grounds that the Lender is not a financial institution.

The Commercial Code of Ukraine contains a provision which may be interpreted to allow borrowing foreign currency loans by the Bank only from entities that have the status of a bank or non-banking financial institution under the legislation of the jurisdiction of their incorporation.

The Lender is incorporated in and subject to the jurisdiction of England and Wales. Recent English case law sets out criteria that should be satisfied to meet the definition of "financial institutions". Certain of those criteria are met by the Lender, although the case law was determined in a different context. In addition, whilst there is no universal English statutory definition of financial institution, the Lender's principal activity is to make loans and participate in securities issues and related services. As such, it meets the definition of "financial institution" set out in specific legislation promulgated by the European Parliament and implemented into English legislation for a particular (albeit unrelated) purpose. The Bank has been advised that in the absence of a definitive statutory interpretation, the common law interpretation should apply. In addition, the Bank has also received advice from independent Queen's Counsel that in his opinion the Lender should be regarded as a financial institution under both English statute and English common law.

If an interested party seeks to challenge the validity of any Loan Agreement, in certain circumstances the Bank may be required to prepay the relevant Loan and indemnify the Lender for any loss resulting from such invalidity (see Clause 5.3 (Prepayment for Illegality) of the Framework Agreement). In such circumstances the Issuer would redeem the Notes. In addition, if the Issuer fails to redeem the Notes, or upon the occurrence of an illegality event of default, the Trustee on behalf of the Noteholders, would be able to enforce the security granted by the Issuer under the Trust Deed and take action against the Bank under the Loan Agreements and under the Deed of Indemnity.

If the NBU requires the Bank to obtain a licence in order to make certain payments under any of the relevant Loan Agreements and/or the Deed of Indemnity the Bank will need to apply for such a licence, and if it fails to obtain such licence, it may be restricted in its ability to make certain payments to the Lender or the Trustee under the relevant Loan Agreement and/or the Deed of Indemnity

NBU regulations are subject to substantial change and varying interpretations which complicate the process of determining whether a licence is needed to make certain payments as well as the process of obtaining such licence. Currently, no such individual licence is generally required for making payments of principal and interest by a resident borrower to a non-resident lender under a loan agreement registered with the NBU (such as any of the relevant Loan Agreements).

There is also some uncertainty as to whether or not a licence would be required following an event of default under any of the relevant Loan Agreements, depending on who would be the recipient of payments under any of the relevant Loan Agreements at that time (see "-Ukrainian currency control regulations could impact the Bank's ability to make payments to the Lender or the Trustee under any of the relevant Loan Agreements" below). If the NBU determines in the future that a licence is required for payments by the Bank under any of the relevant Loan Agreements, the Bank will need to apply for a licence. In addition, such a licence may be required for payments under the Deed of Indemnity. The Bank cannot assure investors that it will receive such a licence in such cases. If the Bank does not receive such a licence, no assurance can be given that it will be able to make payments under any of the relevant Loan Agreements and/or the Deed of Indemnity.

RISK FACTORS

Ukrainian currency control regulations could impact the Bank's ability to make payments to the Lender or the Trustee under any of the relevant Loan Agreements

The NBU is empowered to define the policy for, and regulate, currency operations in Ukraine, as well as establish any restrictions on currency operations, cross-border payments and the repatriation of profits. Ukrainian currency control regulations and practice may be subject to continual change, with the NBU exercising considerable autonomy in interpretation and application. While at present each of the relevant Loan Agreements are only subject to registration with the NBU and no licence is required to be obtained from the NBU in order to make payments of principal and interest under any of such relevant Loan Agreements, there can be no guarantee that such law and practice will remain unchanged during the term of the relevant Loan.

While each of the relevant Loan Agreements will be registered with the NBU, payments of principal and interest under any of such relevant Loan Agreements to any entity other than the Lender would require prior registration with the NBU of the resulting change in the loan transaction or an individual licence from the NBU. Management believes that the NBU would be inclined to view enforcement of security by the Trustee as a mere assignment of the Lender's claims against the Bank to the Trustee and would be in the position to register any required change in the loan transaction (provided that the Trustee is a bank or a non-banking financial institution). The registration of such a change would be effected by the NBU upon an examination and determination of the terms of the respective documents relating to the assignment to the Trustee. However, the NBU has broad discretion in evaluating and approving the registration of such a change in the loan transaction, and could reject such registration as a result of, for example, misleading or contradictory information being provided to the NBU for such registration. As a result, there can be no assurance that such an assignment of the Lender's claims against the Bank to the Trustee would be successfully registered with the NBU, thus allowing the Bank to make payments of principal and interest under any of the relevant Loan Agreements in the event of an enforcement of security by the Trustee. Should the NBU refuse to register such a change, the Bank will not be permitted to make payments of principal and interest to any other entity unless it obtains an individual licence of the NBU permitting such payments. The Bank cannot assure investors that it will receive such a licence in such case and there can be no assurance that the Trustee will be able to meet any requirements of the NBU in connection with any such registration or licence. If the necessary registration or licence were to be refused, no assurance can be given that the Bank will be able to make payments of principal and interest under any of the relevant Loan Agreements and any proceeds (if any) that may be realised on any enforcement by the Trustee of the security granted to it under the Trust Deed will be significantly affected.

The Board of the NBU has passed a resolution prohibiting Ukrainian borrowers from making, in connection with loans granted by foreign lenders, any payments (other than principal) which, in aggregate per annum, exceed an amount determined by applying the applicable maximum interest rate established by the NBU (the "MIR") as of the date of submission of the documents to NBU for registering of the loan agreement to the principal amount of the loan. Moreover, the parties to such agreement must reflect such limitation, if applicable, in the text of the loan agreement. As at the date of this Prospectus, the NBU has lifted the MIR restrictions in respect of loans in major foreign convertible currencies (including US dollars) having maturities of over one year, while the MIR applicable to loans in major foreign convertible currencies (including US dollars) the maturities of which are up to one year is 11 per cent. per annum. The NBU has the authority to review and modify the MIR from time to time and may refuse to register a change in the loan transaction (e.g., due to enforcement of security by the Trustee) if the effective interest rate (including additional amounts, fees, default interest, penalties and other payments) on the relevant Loan exceeds the then applicable MIR. As the NBU has not released any official guidelines on application of the reduced MIR, no assurance can be given that the reduced MIR will be applicable to the loans currently outstanding under the Programme.

In the event that the term of the relevant Loan is reduced (i.e., prepayment or delay in disbursement of the relevant Loan), the NBU would not permit the aggregate amount of interest, additional amounts, fees, default interest, penalties and other payments made in connection with the relevant Loan to exceed, in aggregate per annum, an amount determined by applying the applicable MIR to the principal amount of the relevant Loan. The NBU would require the application of the MIR based on the period for which the

RISK FACTORS

relevant Loan has been outstanding as at the date of prepayment (or at the date of repayment, in case of late disbursement of the relevant Loan) rather than the contractual maturity (e.g., the MIR applicable to loans the maturities of which are up to one year).

Further, since the NBU has the authority to review and modify the MIR from time to time, establishment of a new MIR or reduction in the existing MIR could further limit the ability of Noteholders to collect interest, any premium over par, default interest or other payments made in connection with a prepayment or repayment, in the case of late disbursement of the relevant Loan, of the Notes resulted from reduction of the term of the relevant Loan.

There is an NBU regulation pursuant to which the State Information and Analytical Centre for Monitoring External Commodity Markets (the "SIAC") is required to review the fees for services rendered by a nonresident to a resident under an agreement for services (or a series of agreements for similar services purchased within one calendar year from the same payee) with a value in excess of EUR100,000 (or an equivalent value in another currency), excluding payments made by banks in favour of non-residents for rendering financial services, as well as payments made according to the registration certificate issued for registration of a loan from a non-resident. Unless a cross-border transaction relating to the non-resident's services is licensed by the NBU, or is otherwise subject to an exemption, any such payment can only be made if the SIAC determines that the value of the services set forth in the agreement (or in the series of agreements) is in line with market conditions. If the SIAC for any reason refuses to make that determination, any such payment can be made only on the basis of a specific permission from the NBU. If the SIAC refuses to make that determination and the NBU does not grant the permission, the payment of fees cannot be made (unless such decision of the SIAC or the NBU has been overruled by a court order). The Bank's payments of fees under the relevant Loan Agreement are exempt from this requirement to the extent they constitute fees for financial services under Ukrainian law, which Management believes to be the case. However, a risk exists that such exemption would not apply if the Bank were required to make any payment of such fees to a nonresident that is not authorised to render financial services under the laws of its jurisdiction, or if such services were not regarded as financial services for purposes of the applicable regulations of the NBU.

Nevertheless, if the amount of fees is in compliance with the value of such services in the global market, there is a minimal risk that the SIAC would make a negative determination or refuse to make a determination.

Interest payments under any of the relevant Loan Agreements and payments under the Deed of Indemnity may be subject to Ukrainian withholding tax

In general, payments of interest on borrowed funds by a Ukrainian resident entity to a non-resident entity (such as the Lender or the Trustee), provided that the interest is not effectively connected with a permanent establishment of the non-resident entity situated in Ukraine, as well as payments under the Deed of Indemnity to a non-resident entity (such as the Lender or the Trustee), and if such payments are treated as income from Ukrainian sources, are subject to Ukrainian withholding tax at the rate of 15 per cent., subject to any reduction or full exemption pursuant to the terms of an applicable double tax treaty. Based on professional advice it has received, Management believes that, under the terms of the Convention between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of Ukraine for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital Gains signed on 10 February 1993 and in force from 11 August 1993 (the "Double Tax Treaty"), as it is currently applied, payments of interest on the relevant Loan will not under current law be subject to withholding tax in Ukraine, provided that certain conditions set forth in the Double Tax Treaty and under applicable Ukrainian law are duly satisfied. However, there can be no assurance that the exemption from withholding tax under the Double Tax Treaty is, or will continue to be, available.

In order for the exemption of interest payments on the relevant Loan from Ukrainian withholding tax under the Double Tax Treaty to be applicable, the Lender must be a resident of the United Kingdom for the purposes of the Double Tax Treaty, must be the "beneficial owner" of the interest payments being received in the United Kingdom and must be "subject to tax" in respect of such interest payments in the United Kingdom. The exemption of interest payments on the relevant Loan will not be available under the Double

RISK FACTORS

Tax Treaty if the Lender carries on business through a permanent establishment situated in Ukraine, and the debt-claim in respect of which the interest is paid is effectively connected with such permanent establishment. The notion of beneficial ownership is not well defined in Ukrainian tax law. Moreover, it is not clear how the test of taxation of interest payments in the United Kingdom will be interpreted and applied by the Ukrainian tax authorities in practice. As a consequence, different interpretations are possible, and the position could be taken that the Lender should not be viewed as the beneficial owner of the interest payments being received in the United Kingdom or as subject to tax on the interest in the United Kingdom. However, Management believes that it is unlikely that the Ukrainian authorities will adopt this view.

In addition, Article 11(7) of the Double Tax Treaty contains a "main purpose" anti-avoidance provision. While there is no established practice of the Ukrainian tax authorities with respect to the application of this provision, if the Ukrainian tax authorities take a position that one of the main purposes of using the United Kingdom as the Lender's jurisdiction of residence for this financing transaction was to take advantage of the tax benefits (i.e., exemption of the interest payments from withholding taxation in Ukraine) under the Double Tax Treaty, the Ukrainian tax authorities may invoke the anti-avoidance provision of Article 11(7) of the Double Tax Treaty. In such circumstances, there is a risk that payments of interest by the Bank under any of the relevant Loan Agreements would cease to have the benefit of the Double Tax Treaty.

If interest payments under any of the relevant Loan Agreements or payments under the Deed of Indemnity are subject to Ukrainian withholding tax, the Bank may be required to pay additional amounts

If any payments (including payments of interest) under any of the relevant Loan Agreements and/or any payments under the Deed of Indemnity are subject to any withholding tax (as a result of which the Issuer would reduce payments under the Notes by the amount of such withholding), the Bank may, subject to certain exceptions specified in each of such relevant Loan Agreements, become obliged to pay such additional amounts as may be necessary so that the net payments received by the Lender will not be less than the amount the Lender would have received in the absence of such withholding.

Ukrainian tax law contains restrictions that, if construed broadly, may affect the validity and enforceability of the gross-up provisions contained in any of the relevant Loan Agreements and the Deed of Indemnity. Notwithstanding this, a failure by the Bank to pay additional amounts due under any of such relevant Loan Agreements and/or the Deed of Indemnity would constitute a default under any of the relevant Loan Agreements and/or the Deed of Indemnity respectively. Also, in the event that the Bank becomes obliged to pay additional amounts under any of the relevant Loan Agreements, the Bank may prepay the relevant Loan at its principal amount, together with accrued interest, and thereupon (subject to receipt of the relevant funds from the Bank) all outstanding Notes would be prepaid by the Issuer.

If the Trustee enforces the security under the Trust Deed, the Bank will be required to pay additional amounts on account of Ukrainian taxes withheld

In the event that the Trustee enforces the security under the Trust Deed, the Trustee will be entitled to payments of principal and interest under any of the relevant Loan Agreements and payments under the Deed of Indemnity (if applicable). If this were to occur, the Trustee may not be able to qualify for the benefit of the Double Tax Treaty and, consequently, payment under any relevant Loan Agreements may become subject to Ukrainian withholding tax, unless the Trustee meets all the criteria for the exemption under the Double Tax Treaty. Furthermore, payments to the Trustee under the Deed of Indemnity, if treated as income from Ukrainian sources, may be also subject to Ukrainian withholding tax. In the event the Bank would be obliged to pay additional amounts on account of Ukrainian taxes withheld under any of the relevant Loan Agreements, it may prepay the relevant Loan at its principal amount, together with accrued interest as fully set out in each of such relevant Loan Agreements. Thereupon all outstanding Notes will be redeemed by the Issuer.

RISK FACTORS

If the Lender were to cease to be resident in a Qualifying Jurisdiction for purposes of any of the relevant Loan Agreements, or the Double Tax Treaty is otherwise rendered inapplicable, payments of interest under the relevant Loan Agreement would be subject to Ukrainian withholding tax

Payments of interest under any of the relevant Loan Agreements would be subject to Ukrainian withholding tax at the rate of 15 per cent. if the Lender or any successor or assignee thereof were to cease to be resident in a jurisdiction that has an effective double tax treaty with Ukraine that is similar to the Double Tax Treaty, or if the Lender or any successor or assignee thereof takes any action that would render the Double Tax Treaty inapplicable. If this were to occur, the Bank would become obligated to pay additional amounts, and may prepay the respective Loans at their principal amount, together with accrued interest as fully set out in each of such relevant Loan Agreements. Thereupon all outstanding Notes will be redeemed by the Issuer.

Foreign judgments may not be enforceable against the Bank

Courts in Ukraine will not recognise and/or enforce any judgment obtained in a court established in a country other than Ukraine unless such enforcement is envisaged by an international treaty to which Ukraine is a party or by an "ad hoc" arrangement providing for the enforcement of judgments on a reciprocal basis that is in effect between such country and Ukraine, and then only in accordance with the terms of such treaty or arrangement. There is no such treaty or arrangement in effect between Ukraine and the United Kingdom.

Since Ukraine is a party to the New York Convention an arbitration award obtained in a state which is also a party to the New York Convention, such as the United Kingdom, would be enforceable in Ukraine, subject to the terms of the New York Convention. See "Enforceability of Judgments".

There is no public market for the Notes

There is no existing market for the Notes. Application will be made for the Notes to be admitted to trading on the regulated market of the Irish Stock Exchange. There can be no assurance that a liquid market will develop for the Notes, that holders of the Notes will be able to sell their Notes or that holders will be able to sell their Notes for a price that reflects their value.

Because the Global Notes are held by or on behalf of Euroclear and Clearstream, Luxembourg, investors will have to rely on their procedures for transfer, payment and communication with the Issuer and the Bank

The Notes will be represented by the Global Notes except in certain limited circumstances described in the Permanent Global Note. The Global Notes will be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. Except in certain limited circumstances described in the Permanent Global Note, investors will not be entitled to receive definitive Notes. Euroclear and Clearstream, Luxembourg will maintain records of the beneficial interests in the Global Notes. While the Notes are represented by the Global Notes, investors will be able to trade their beneficial interests only through Euroclear and Clearstream, Luxembourg. The Issuer will discharge its payment obligations under the Notes by making payments to the common depositary for Euroclear and Clearstream, Luxembourg for distribution to their accountholders. A holder of a beneficial interest in a Global Note must rely on the procedures of Euroclear and Clearstream, Luxembourg to receive payments under the Notes. Neither the Bank nor the Issuer has any responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in the Global Notes. Holders of beneficial interests in the Global Notes will not have a direct right to vote in respect of the Notes. Instead, such holders will be permitted to act only to the extent that they are enabled by Euroclear and Clearstream, Luxembourg to appoint appropriate proxies.

The market price of the Notes may be volatile

The market price of the Notes could be subject to significant fluctuations in response to actual or anticipated variations in the Bank's own and the Bank's competitors' operating results, adverse business developments, changes in the regulatory environment in which the Bank operates, changes in financial estimates by securities analysts and the actual or expected sale of a large number of Notes, as well as other

RISK FACTORS

factors, including the trading market for securities issued by or on behalf of Ukraine as a sovereign borrower. In addition, in recent years the global financial markets have experienced significant price and volume fluctuations which, if repeated in the future, could adversely affect the market price of the Notes without regard to the Bank's business, financial condition, results of operations and prospects.

Financial turmoil in the global markets could cause the price of the Notes to suffer

The market price of the Notes will be influenced by economic and market conditions in Ukraine and, to a varying degree, economic and market conditions in other CIS, Eastern European and emerging markets generally. Global financial turmoil in 2008 and 2009 has adversely affected market prices in the world's securities markets, and in particular for companies that operate in developing economies. Continuing financial turmoil could materially adversely affect the market price of the Notes. See "Risks Relating to Ukraine -- Further deterioration of the global economy could have a material adverse effect on the Ukrainian economy and the Bank's business".

Exchange rate risks and exchange controls generally

Principal and interest on the Notes will be paid in US dollars. This presents certain risks relating to currency conversions if an investor's financial activities are denominated principally in a currency or currency unit (the "Investor's Currency") other than US dollars. These include the risk that exchange rates may significantly change (including changes due to devaluation of the US dollars or revaluation of the Investor's Currency) and the risk that authorities with jurisdiction over the Investor's Currency may impose or modify exchange controls. An appreciation in the value of the Investor's Currency relative to US dollars would decrease (i) the Investor's Currency equivalent yield on the Notes, (ii) the Investor's Currency equivalent value of the principal payable on the Notes and (iii) the Investor's Currency equivalent market value of the Notes.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.

Despite recent stabilization of the US dollar/hryvnia exchange rate, the NBU may take regulatory steps to curb any further devaluation of the hryvnia if the weakening of the currency persists. Such steps could include restrictions on foreign currency exchange, which may affect the ability of the Bank to source hard currency for making payments under the Loans.

Any negative change in Ukraine's or the Bank's own credit rating could adversely affect the market price of the Notes

At the date of the Prospectus, Ukraine has been assigned long-term credit ratings of B (negative) by S&P, B2 (negative) by Moody's and CCC+ (negative) by Fitch. As at the date of the Prospectus, the Bank has the following ratings by
Moody's: an individual financial strength rating of E+; a long term foreign currency deposit rating of B3; a long term national currency deposit rating of Baa3; a foreign currency senior unsecured debt rating of B3; and a long term national scale rating of Baa3.ua. All of the long-term ratings are now placed on review for further potential downgrades due to increased liquidity risk. In addition, the Bank has the following ratings by S&P: a long-term counterparty rating of CCC+; a short-term counterparty rating of C; and a national scale rating of uaB. The outlook on the ratings is currently negative and the ratings are subject to further review and downgrade. The ratings' declines follow the earlier downgrade of Ukraine's sovereign ratings, reflecting the increase in execution risks to the sovereign Standby Arrangement with the IMF due to the absence of broad political backing for necessary budgetary revisions and reforms in the banking system ahead of the January 2010 presidential elections. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organisation. Any further negative changes in the Bank's credit rating or the credit rating of Ukraine could materially adversely affect the market price of the Notes.

RISK FACTORS

Risks Related to the Issuer

Taxation of the Issuer

The Issuer's accounts are required to comply with IFRS or with the new UK Financial Reporting Standards reflecting IFRS ("new UK GAAP"). There is a concern that, in certain circumstances, companies such as the Issuer might, under either IFRS or new UK GAAP, suffer timing differences that could result in their having profits or losses for accounting purposes which bear little or no relationship to their cash position. If the UK corporation tax treatment of the Issuer's profits and losses were to follow, to a significant extent, the accounting treatment of its profits and losses, then this could result in the profits or losses being recognised for tax purposes which also bear little or no relationship to the Issuer's cash position.

USE OF PROCEEDS

An amount equal to the proceeds from the offering of a Series of Notes will be used by the Issuer for the sole purpose of financing the corresponding Loan to the Bank. The proceeds of any such Loan will be used by the Bank for general corporate purposes (unless otherwise specified in the relevant Loan Agreement). In connection with the receipt of any such Loan, the Bank will separately pay an arrangement fee, as reflected in the relevant Final Terms.

CAPITALIZATION OF THE BANK

The following table sets out the Bank's capitalization as at 31 December 2008. For further information regarding the Bank's financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Recent Developments" and the Financial Statements included elsewhere in this Prospectus.

                                                                  As at
                                                            31 December 2008
----------------------------------------------------------------------------
                                                              (in thousands
                                                                 of US$)
Liabilities
Due to other banks ......................................        494,162
Due to NBU(1) ...........................................         50,751
Customer accounts(2) ....................................      1,429,338
Debt securities in issue ................................         50,614
Loan participation notes ................................      1,168,107
Deferred income tax liability ...........................         11,832
Other financial liabilities .............................         28,041
Other liabilities .......................................         10,594
Subordinated debt(3) ....................................         74,390
                                                               ---------
Total Liabilities .......................................      3,317,829
                                                               =========
Equity
Share capital(4) ........................................        622,599
Additional paid-in capital ..............................          3,798
Retained earnings(5) ....................................         50,895
Other reserves ..........................................       (230,478)
                                                               ---------
Total equity(5) .........................................        446,814
                                                               ---------
Total liabilities and equity ............................      3,764,643
                                                               =========

----------
(1) In February, March and April 2009 the Bank received three additional refinancing loans from the NBU amounting to UAH 360.0 million (US$46.8 million at the reporting date), UAH 340.0 million (US$44.2 million at the reporting date) and UAH 750.0 million (US$97.4 million at the reporting date) due February 2010, February 2010 and April 2010, respectively, each at 16.5 per cent. per annum. The final loan was granted by the NBU for the purpose of financing the Kiev City State Administration and is collateralized by promissory notes issued by Kiev City State Administration. All of the refinancing loans received by the Bank are collateralized by the Bank's assets (loans and advances, promissory notes and other assets). See "Description of the Bank's Business - Sources of Funding".

(2) Customer Accounts have decreased since 31 December 2008. See "Recent Developments".

(3) In March 2009, the Bank received two tranches of subordinated debt amounting to US$130.0 million and US$36.0 million from Overstand Limited at
     14.23 per cent. per annum due 21 March 2014. This subordinated debt was registered by the NBU on 19 March 2009.

(4) See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Equity".

(5.) Provisions taken have increased compared to 31 December 2008, negatively impacting net income and, as a result, retained earning and total equity.

Other than as set out above, there has been no material change in the Bank's capitalization since 31 December 2008.

SELECTED FINANCIAL INFORMATION

The following tables set out a summary of financial information of the Bank, which has been extracted from and should be read in conjunction with the Financial Statements of the Bank and the notes thereto included elsewhere in this Prospectus, as well as the sections entitled "Capitalization of the Bank" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Selected Income Statement Data

                                                                                       For the year
                                                                                    ended 31 December
                                                                                   -------------------
                                                                                     2008       2007
------------------------------------------------------------------------------------------------------
                                                                                      (in thousands
                                                                                         of US$)
Interest income ................................................................    636,975    241,182
Interest expense ...............................................................   (299,779)  (125,533)
                                                                                   --------   --------
Net interest income ............................................................    337,196    115,649
Provision for impairment of loans and advances to customers ....................   (277,103)   (33,491)
                                                                                   --------   --------
Net interest income after provision for loan impairment ........................     60,093     82,158
Fee and commission income ......................................................     35,127     19,084
Fee and commission expense .....................................................     (9,886)    (1,469)
Gain less losses from financial derivatives ....................................     84,751      2,571
Foreign exchange (losses less gains)/gains less losses .........................       (719)    11,256
Foreign exchange translation gains less losses/(losses less gains) .............     45,740     (2,294)
Losses less gains on initial recognition of loans and receivables
   at rates below market measured at amortized cost ............................     (4,081)    (3,422)
Losses on loans purchased from related party(1) ................................     (5,909)        --
Gains less losses on initial recognition of financial liabilities measured at
   amortized cost at rates below market ........................................        940        183
Losses less gains from disposal of investment securities available-for-sale ....        (81)      (110)
Provision for impairment of investment securities ..............................     (1,019)        (5)
Gain on early redemption of issued debt securities .............................      3,440         --
Other operating income .........................................................      2,953        852
Administrative and other operating expenses ....................................   (169,156)   (92,176)
                                                                                   --------   --------
Profit before tax ..............................................................     42,193     16,628
Income tax expense .............................................................     (6,633)    (4,782)
                                                                                   --------   --------
Profit for the period ..........................................................     35,560     11,846
                                                                                   ========   ========

----------
(1) In February and December 2008, the Bank purchased corporate loans from an entity under common control for US$21.3 million. The fair value of these loans as at the date of purchase was US$15.8 million. As a result of this transaction, the Bank recorded a loss on the purchase of US$5.9 million. The Bank introduced the borrowers to the related party. Following the loans' impairment, the Bank decided to bear the loss and purchased the loans. This loss was recognised in the income statement to reflect its operational nature.

SELECTED FINANCIAL INFORMATION

Selected Balance Sheet Data

                                                             As at 31 December
                                                          ----------------------
                                                             2008        2007
--------------------------------------------------------------------------------
                                                           (in thousands of US$)
Assets
Cash and cash equivalents ..............................     328,250     202,753
Due from other banks ...................................     103,742      25,592
Loans and advances to customers ........................   3,133,392   2,260,715
Investment securities ..................................      65,383      49,348
Current income tax prepayment ..........................         154          --
Deferred income tax assets .............................       7,416          --
Intangible assets ......................................       1,493       1,582
Premises, leasehold improvements and equipment .........      69,459      53,253
Other financial assets .................................      52,348       2,292
Other assets ...........................................       3,006       2,779
                                                           ---------   ---------
Total assets ...........................................   3,764,643   2,598,314
                                                           ---------   ---------
Liabilities
Due to other banks .....................................     494,162     508,296
Due to the NBU .........................................      50,751          --
Customer accounts ......................................   1,429,338     842,751
Debt securities in issue ...............................      50,614     196,241
Loan participation notes ...............................   1,168,107     552,648
Current income tax liability ...........................          --       1,002
Deferred income tax liability ..........................      11,832          42
Other financial liabilities ............................      28,041       4,924
Other liabilities ......................................      10,594      10,546
Subordinated debt ......................................      74,390      69,223
Prepaid non-registered share capital ...................          --     100,000
                                                           ---------   ---------
Total liabilities ......................................   3,317,829   2,285,673
                                                           ---------   ---------
Equity
Share capital ..........................................     622,599     272,599
Additional paid-in capital .............................       3,798       3,798
Retained earnings ......................................      50,895      15,040
Other reserves .........................................    (230,478)     21,204
                                                           ---------   ---------
Total equity ...........................................     446,814     312,641
                                                           ---------   ---------
Total liabilities and equity ...........................   3,764,643   2,598,314
                                                           =========   =========

SELECTED FINANCIAL INFORMATION

Selected Financial Ratios

                                                             As at and for the
                                                          year ended 31 December
                                                          ----------------------
                                                               2008     2007
--------------------------------------------------------------------------------
                                                               (in per cent.)
Bank Performance Ratios
Net interest margin(1) ................................         11.3     6.4
Net non-interest income to income before operating
   expenses(2) ........................................         72.0    24.5
Cost to income ratio(3) ...............................         34.6    64.8
Return on average assets(4) ...........................          1.1     0.6
Return on average equity(5) ...........................          9.4     5.8
Balance Sheet Ratios
Customer loans to customer accounts(6) ................        219.2   268.3
Customer loans to total assets(7) .....................         83.2    87.0
Equity to total assets(8) .............................         11.9    15.9
Capital adequacy ratio(9) .............................         16.5    16.1
NBU total capital adequacy ratio(10) ..................         13.9    12.6
Asset Quality Ratios
Provisions for impairment of loan portfolio to total
   customer loans(11) .................................          7.2     1.5
Provision charge to total customer loans(12) ..........          8.2     1.5

----------
(1) Net interest margin was calculated as net interest income before impairment of interest bearing assets divided by the simple average of interest earning assets (Loans and advances to customers, due from other banks, investment securities and financial assets at fair value through profit and loss) after allowance for impairment as at the beginning and the end of the period.

(2) Net non-interest income to income before operating expenses was calculated as net non-interest income (profit before tax, excluding net interest income after provision for loan impairment, impairment of investment securities and administrative and other operating expenses) divided by operating income (profit before tax, excluding administrative and other operating expenses).

(3) Cost to income ratio was calculated as administrative and other operating expenses, divided by operating income (profit before tax, excluding administrative and other operating expenses and excluding provision for impairment of loans and advances to customers).

(4) Return on average assets was calculated as profit for the period divided by the simple average of total assets at the beginning and end of the period.

(5) Return on average equity was calculated as profit for the period divided by the simple average of total equity at the beginning and end of the period.

(6) Customer loans to customer accounts were calculated as loans and advances to customers after allowance for impairment at the end of the period divided by customer accounts (including current accounts and deposits) at the end of the period.

(7) Customer loans to total assets were calculated as loans and advances to customers after allowance for impairment at the end of the period divided by total assets at the end of the period.

(8) Equity to total assets was calculated as total equity as at the end of the period plus prepaid non-registered share capital divided by total assets as at the end of the period.

(9) Capital adequacy was calculated based upon the requirements and methodology defined in the 1988 Basel accord.

(10) Capital adequacy was calculated based upon the requirements and methodology defined by the National Bank of Ukraine.

(11) Provisions for impairment of loan portfolio to total customer loans were calculated as provision for impairment of loans and advances to customers divided by total loans and advances to customers before allowance for impairment as at the end of the period.

(12) Provision charge to total customer loans was calculated as impairment charge for loans and advances to customers for the period divided by total loans and advances to customers before allowance for impairment as at the end of the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the Bank's financial condition and results of operation should be read in conjunction with the Financial Statements included elsewhere in this Prospectus. Unless otherwise specified, the financial data set forth below have been extracted from the Financial Statements which have been prepared in accordance with IFRS. This discussion includes forward-looking statements that involve risks and uncertainties. See "Cautionary Note Regarding Forward-Looking Statements". Actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including the risks discussed in "Risk Factors" included elsewhere in this Prospectus.

Overview

The Bank is a commercial bank headquartered in Kyiv, offering a range of banking services to corporate and retail customers. The Bank operates through a network of 84 standard branches (each of which services retail customers, 11 of which service corporate customers and 55 of which service SME clients), 151 ATMs and 5,354 outsourced self-service terminals as at 1 June 2009. The Bank also has a representative office in Moscow.

The Bank's immediate parent is ABH Ukraine Limited. The Bank is ultimately controlled by three Russian individuals: Mikhail Fridman, German Khan and Alexei Kuzmichev. The Bank is a part of the Alfa Banking Group which, in turn, is a part of the Alfa Consortium, a group of companies principally operating in the banking, insurance, telecommunications and oil and gas sectors, as well as in the investment and retail trade businesses.

The core business activities of the Bank are corporate banking, retail banking and treasury and capital markets business. Since 2007 the Bank has also started to serve SMEs as a part of the Bank's corporate segment. In the 4th quarter of 2008, due to the Ukrainian economic collapse and current global financial crisis, the Bank had to temporarily suspend its lending activities and services and became primarily focused on optimization and restructuring.

According to official NBU statistics, the Ukrainian banking sector grew at an annual compound growth rate of 62 per cent. from 2004-2008. However, the Ukrainian banking system underwent severe economic stress in the 4th quarter of 2008 due to, among other factors, the global financial crisis, the sharp devaluation of the national currency, the deteriorating financial condition of borrowers, a run on deposits and the lack of funds in the financial system. In spite of the reversed and negative trends in the 4th quarter of 2008, the end of the year results reflect the growth and related benefits of the first three quarters.

According to official NBU statistics, as at 1 April 2009 the Bank was the 9th largest bank in Ukraine in terms of total assets (compared to 10th as at 1 April 2008 and 14th as at 1 April 2007), the 3rd largest in terms of customer accounts of legal entities (compared to 6th as at 1 April 2008 and 9th as at 1 April
2007), the 8th largest in terms of loans to customers (compared to 9th as at 1 April 2008 and 11th as at 1 April 2007), the 7th largest in terms of loans to individuals (compared to 9th as at 1 April 2008 and 19th as at 1 April 2007) and the 7th largest one in terms of loans to legal entities (compared to 7th as at 1 April 2008 and 9th as at 1 April 2007), all as calculated under Ukrainian Accounting Standards and based on statutory reporting requirements.

As at 31 December 2008, the Bank had total assets of US$3,764.6 million, an annual increase of 44.9 per cent., compared to US$2,598.3 million as at 31 December 2007. The Bank generated operating income (defined as profit before tax, excluding administrative and other operating expenses and excluding provision for impairment of loans and advances to customers) of US$488.5 million for the year ended 31 December 2008, an annual increase of 243.3 per cent., compared to US$142.3 million as at 31 December 2007. For the year ended 31 December 2008 the net profit of the Bank amounted to US$35.6 million, an annual increase of 200.2 per cent., compared to US$11.8 million for the year ended 31 December 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General Market Conditions and Operating Environment

Due to the concentration of the Bank's assets in Ukraine, the Bank is substantially affected by macroeconomic conditions in Ukraine. Although Ukraine posted its eighth consecutive year of economic expansion in 2008, the global economic crisis that began in mid-2008 has severely impacted and continues to severely impact Ukraine's economy. Although in the decade preceding the current financial crisis there have been improvements in economic trends in the country, Ukraine continues to display certain characteristics of an emerging market economy. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible, restrictive currency controls and relatively high inflation.

The following table sets forth certain Ukrainian economic indicators for the years ended 31 December 2008 and 2007.

                                                             For the years ended
                                                                 31 December
                                                             -------------------
                                                                2008       2007
--------------------------------------------------------------------------------
Nominal gross domestic product ("GDP") (millions of UAH) ..   949,864    720,731
Real GDP (% increase)(1) ..................................       2.1        7.9
Consumer price index ("CPI") (% change)(2) ................      22.3       16.6
Wholesale Price Index ("WPI") (% change)(3) ...............      23.0       23.3

----------
(1) The State Committee of Statistics calculates real GDP for a particular year by dividing nominal GDP for such year by the relevant consumer price index. The real GDP percentage change for a particular year indicates the percentage change compared to the previous year.

(2) The CPI percentage change for a particular year indicates the percentage change in weighted prices for consumer goods and services compared to the previous year.

(3) WPI growth is the percentage growth in WPI as compared to the previous year.

Macroeconomic conditions in Ukraine beginning in 2008 and continuing to the present have been deteriorating rapidly. As a result of rising risk-aversion on the global financial markets amid growing worries over the stability of the Ukrainian banking system, falling world commodity prices and domestic policy tightening, Ukraine's industrial production, consumption and gross domestic product shrank sharply in the 4th quarter of 2008. Consequently, according to the State Committee of Statistics, real GDP grew by only 2.1 per cent. in 2008. Significant uncertainty continues with respect to Ukraine's economic development in 2009. Among the factors impacting the Ukrainian economy during 2009 are global steel demand, foreign trade flows, the availability of foreign funding, the response to hryvnia depreciation, fiscal and monetary policy and the effectiveness and costs of rehabilitating the banking sector.

Through 2007 and the 1st half of 2008 the Ukrainian hryvnia had been relatively stable due to a de facto fixed exchange rate established by the NBU. Throughout 2007, the official UAH/US dollar exchange rate was unchanged at UAH 5.05 = US$1.00 with market exchange rates fluctuating at between UAH 5.00 and 5.10 = US$1.00. Under the NBU's monetary lending policy principles for 2008, the official hryvnia/US dollar exchange rate was targeted at between UAH 4.95 and
5.25 = US$1.00. However, on 22 May 2008 the NBU revalued the hryvnia against the US dollar by 4 per cent. in an attempt to reduce inflationary pressure on the Ukrainian economy. The official hryvnia/US dollar exchange rate on 22 May 2008 was UAH 4.85 = US$1.00 compared to UAH 5.05 = US$1.00 immediately prior to such revaluation. In the eight months ended 31 August 2008, market exchange rates fluctuated at between UAH 4.60 and 5.08 = US$1.00.

In the 4th quarter of 2008, the situation deteriorated sharply due to decreased external demand, significant sales of UAH debt instruments by foreign investors and the consequential increased demand for foreign currency. The NBU abandoned its de facto fixed exchange rate, and depositors started to withdraw their funds from the banks, converting their UAH deposits into hard currency. That created enormous pressure on the foreign exchange ("FX") rate as the volume of deposit withdrawals was comparable to the monthly volume of imports. Just before the first round of depreciation Ukrainian depositors held an equivalent of US$25 billion in local currency or roughly 2/3 of NBU's FX reserves. In order to provide some assistance in

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

combating the deteriorating international economic environment, the Executive Board of the IMF approved a 24-month Stand-By Arrangement for SDR 11 billion (approximately US$16.4 billion). As at the date of this Prospectus two disbursements under the Stand-By Arrangement have been made to Ukraine in the amounts of US$4.5 billion in November 2008 and US$2.8 billion in May 2009. In October-December 2008, the official UAH/US dollar rate weakened by 58 per cent. (measured in UAH) as a result of capital outflows, which spurred households to buy US dollar cash as expectations of hryvnia depreciation grew. During the four months ended 30 April 2009, the UAH/US dollar rate stabilized between 7.60 and
7.80 = US$1.00 and demonstrated a mild appreciation, while Ukraine's total international reserves decreased from US$37.5 billion at the end of September 2008 to US$24.5 billion at the end of April 2009. The depth of future depreciation of the hryvnia depends on the level of further capital outflows, the current account deficit and inflation, all of which are conditional on domestic monetary and fiscal policies, as well as the global financial situation.

The inflation rate, as measured by the CPI, was 22.3 per cent. in 2008 (the highest in Europe) compared to 16.6 per cent. in 2007. A higher rate of inflation decreases the purchasing power in hryvnia of the Bank's customers. Such a decrease in purchasing power adversely affects discretionary spending in general, and purchases of consumer goods and automobiles and real estate in particular, resulting in lower demand for credit cards, consumer loans, automobile loans and mortgages.

Ukraine's economy depends heavily on its trade flows with Russia, largely because Ukraine imports a large proportion of its energy requirements from Russia or from countries that transport energy-related exports through Russia. In addition, a large share of Ukraine's services receipts comprise transit charges for oil, gas and ammonia from Russia. As a result, Ukraine's relations with Russia are considered to be of strategic importance. However, relations between Ukraine and Russia have cooled in recent years due to (i) disagreements over the prices and methods of payment for gas delivered by the Russian gas monopolist Gazprom to, or for transportation through, Ukraine, which were resolved at the end of 2008, when the Ukrainian and Russian Prime Ministers reached a ten-year gas supply and transit agreement; and (ii) unresolved issues relating to the temporary stationing of the Russian Black Sea Fleet (Chernomorskyi Flot) in the territory of Ukraine. Relations with Russia are expected to remain tense until at least the Ukrainian Presidential elections set to be held in January 2010, as the leading contenders to unseat the incumbent, Viktor Yuschenko, are expected to adopt a friendlier approach towards Russia. See "Risks relating to Ukraine - Sectors of the Ukrainian Economy are dependent on the maintenance of positive relations with Russia".

Political instability can also have an impact on the level of customer deposits and also on the rates offered on them. For example, prior to the resolution of the political crisis relating to the contested elections in 2004, large amounts of deposits were withdrawn from Ukrainian banks and banks generally had to offer better terms to their depositors to keep the deposits or to lure them back. When the political crisis ended, customer deposits increased despite the decreases in the average rate of return on deposited funds. Despite disagreements among the major political parties, the negative shock to the economy appeared to bring about a temporary consolidation of former political rivals in the 4th quarter of 2008, and those politicians were able to pass the framework anti-crisis law needed to secure IMF funding for Ukraine. After several years of growth, many Ukrainians have accumulated sufficient savings on which to subsist during a financial crisis. However, if the economy continues to decline, political stability may deteriorate, as Ukraine's general population may become increasingly unhappy as their savings are depleted. The temporary consolidation of the political parties is likely to suffer in advance of the 2010 presidential elections, as Ukraine is expected to remain in a deep recession for all of 2009.

The need for further developments in the bankruptcy laws, the absence of formalised procedures for the registration and enforcement of certain categories of collateral and other legal and fiscal impediments also contribute to difficulties experienced by banks currently operating in Ukraine. The continued long-term success and stability of the Ukrainian economy will be significantly affected by the Ukrainian Government's continued implementation of administrative, legal and economic reforms. See "Risk Factors - Risks Relating to Ukraine".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Significant Factors Affecting Results of Operations

The effect of the economic downturn on the Ukrainian banking sector

Ukraine's banking sector has been affected significantly by the economic downturn as the Ukrainian energy, real estate, and industrial sectors have lost almost 50.0 per cent. of their value since October 2008. Redundancies and loan defaults have increased significantly, leading to likely losses for banks that have expanded their retail loan portfolios. According to the financial statements of banks filed with the NBU, in the 1st quarter of 2009, the banking sector posted a net loss of UAH 7 billion as a result of loan loss provisioning and a reduction in new business.

On 10 June 2009, Prime Minister Yulia Tymoshenko announced a plan to nationalize three previously private banks (in addition to seven that were already being recapitalized at the cost of US$ 2.6 billion), Ukrhazbank, Rodovidbank and Kyiv Bank, putting further strain on Ukraine's cash-strapped government.

According to the statistics published by the State Committee of Statistics, the value of total assets in the Ukrainian banking sector reached 97.4 per cent. of GDP in 2008, compared to 84.1 per cent. in 2007. While this percentage has been steadily increasing in recent years, the size of banking assets in Ukraine relative to the size of the country's economy is still much smaller than in developed economies. Nevertheless, 2008 was an unfortunate year for both the Ukrainian and the global banking industry. Sharp hryvnia devaluation and limited refinancing opportunities during the 2nd half of 2008 triggered an increased number of defaults, as Ukrainian corporates and households are historically long hryvnia and short foreign currency. Ukrainian banks have faced deterioration in the asset quality of their portfolios, caused in part by their expansionary business strategies in recent years, which have left them vulnerable to sharp changes in the market environment.

Due to the limited funding and asset base of Ukrainian banks, during the first three quarters of 2008 the demand for banking products, particularly retail banking products, was not satisfied in many areas, especially in respect of mortgages and bank card services (debit and credit) that have only recently been introduced to the market on a significant scale. Balance sheet problems began to appear in April 2008, when the domestic banking system faced a liquidity crunch. Starting in October 2008 after a series of international economic shocks, the majority of Ukrainian banks had to stop issuing new loans completely after their balance sheets started to contract. At the same time, many financial institutions (primarily small foreign banks) were still lending in order to capture market share. Banking sector growth decelerated in December, and turned negative in 2009, as banks' balance sheets started to shrink. With international capital markets generally closed to Ukrainian banks, retail deposits moved to state and international banks, while many smaller local banks began to face liquidity problems.

The major systemic risk for the Ukrainian banking system since the beginning of the crisis has been deposit outflow, which has lasted from October 2008 through April 2009. When stripping out the impact of local currency devaluation, it is estimated that that in the six month period from October 2008 to March 2009, the total outflow was 23.7 per cent. of the system's deposit base compared to the first nine months of 2008, including a 25.8 per cent. outflow in retail deposits and 23.5 per cent. in corporate deposits. Preliminary announcements made by the NBU suggest that the deposit outflow stopped in May 2009, although depositor confidence remains relatively low. Generally, during the first five months ended 31 May 2009, the significant changes occurring in the banking system since October 2008 were:

o during the period between November 2008 and June 2009 the NBU imposed temporary administration and moratorium on the satisfaction of claims of creditors in respect of 15 Ukrainian banks, including relatively sizable banks with market shares in total assets exceeding 1 per cent. (including Bank Nadra, Ukrprombank and Rodovid Bank) and supervisors from the NBU were appointed to a few smaller Ukrainian banks;

o on 10 June 2009, the Cabinet of Ministers of Ukraine approved resolutions providing for recapitalisation of Ukrainian banks, namely Bank Kyiv, UkrGasBank and Rodovid Bank; and

o    several relatively small Ukrainian banks have announced mergers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

See "Risk Factors - Risks Relating to Ukraine."

The following table sets forth information on the Ukrainian banking sector as at the dates indicated:

                                                           As at 31
                                                             March    As at 31 December
                                                           --------   -----------------
                                                             2009       2008      2007
---------------------------------------------------------------------------------------
                                                                 (millions of UAH)
Total shareholders' equity .............................    117,082   119,263    69,578
Total assets ...........................................    870,634   926,086   599,396
Statutory capital ......................................     88,246    82,454    42,873
Net income .............................................     (7,020)    7,304     6,620
Current accounts and term deposits of legal entities and
   individuals .........................................    440,845   436,727   318,389
Lending to Ukrainian economy ...........................    737,913   741,816   426,863

----------
Source: the official website of the NBU.

Expansion

Prior to the economic crisis, the Bank had grown significantly in the periods under review through organic expansion. During that time, the Bank's cost to income ratio, defined as administrative and other operating expenses, divided by operating income (profit before tax, excluding administrative and other operating expenses and excluding provision for impairment of loans and advances to customers), decreased from 64.8 per cent. for the year ended 31 December 2007 to 34.6 per cent. for the year ended 31 December 2008. The Bank's higher cost to income ratio in 2007 was due to significant expenses incurred by the Bank in connection with the start up of the retail business compared to non-material revenues generated by this business in 2007. As reflected in the Bank's results for the year ended 31 December 2008, the Bank's expansion strategy resulted in a decrease in the cost to income ratio, as revenue growth outpaced expense growth. The increase in revenue for the year ended 31 December 2008 was primarily driven by external revenue generated by all business segments.

In the 4th quarter of 2008, in response to the escalating economic crisis, the Bank had to reconsider its repaid expansion strategy and became focused on optimization and restructuring its existing loan portfolio. Despite the high growth of its retail loan portfolio since 2004 (the Bank has approximately 560,000 retail customers holding approximately 1,170,000 retail loans as of 1 June 2009, and the Bank's gross retail loan portfolio increased at an annual rate of 41.5 per cent. in 2008 to US$833.7 million as of 31 December 2008), the Bank has temporarily suspended its lending services to retail customers, including consumer finance, auto loans, residential mortgage loans and other loans. In corporate banking, the Bank has suspended loans to new customers and has limited loans to existing customers to short-term lending. This is a significant shift for the Bank, as the increase in revenue for the year ended 31 December 2008 was primarily driven by external revenue generated by all business segments.

Impact of international financial markets

While the majority of the Bank's assets and customers are in Ukraine, the Bank is also impacted by the international financial markets. The global financial crisis which caused sharp deteriorations in the third quarter of 2008 has resulted in significantly higher interbank lending rates, which have had and may continue to have an impact on the Bank's funding costs going forward. Continued tightening of credit and higher interest rates could impact the Bank's net interest income through increased borrowing costs. Generally, global financial market conditions remained extremely difficult in the 2nd half of 2008. Since the end of October 2008, in advanced economies, spreads in funding markets have only gradually narrowed despite government guarantees, and remain close to their peaks in many credit markets. In emerging economies, despite some recent moderation, sovereign and corporate spreads are still elevated. Difficult access to debt markets and deposit outflows are also putting pressure on Ukrainian banks' funding profiles, especially those with sizable amounts of debt maturing in the near-term and which are especially sensitive

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

to customer confidence. In addition, Ukrainian banks remain vulnerable to fluctuations in domestic liquidity caused by global and local macroeconomic and political events. As a result, a major challenge for many banks now is to stabilize deposit bases and meet short-term refinancing requirements. To some extent, Ukrainian banks should be able to manage the liquidity and funding challenges they face, thanks to owner support, own accumulated liquidity cushions, cash generated from amortizing loan books and some remaining, albeit fragmented, wholesale debt refinancing possibilities (namely through trade finance facilities and bilateral loans). Most foreign parent banks should continue providing support to their subsidiaries, despite increasing pressure on their own financial profiles and flexibility. Thus banks with strong strategic foreign shareholders will remain more resilient in the face of the current difficult market conditions than those without, benefiting from shareholder capital, funding, and liquidity support. The Bank has been able to mitigate negative trends in cost of funding by implementing a flexible credit policy. In particular, the Bank has been able to charge higher interest rates for its products as demand for basic credit products from corporate clients has remained strong. In the retail business, the Bank is changing its strategy towards a "transaction bank" model. See "- Fluctuations in the Value of Securities."

Effects of competition

After a number of acquisitions of Ukrainian banks by foreign banks during recent years, most notably the sale of Aval to Raiffeisen, UkrSibbank to BNP Paribas and Prominvestbank to VEB, the share of foreign banks in the Ukrainian banking sector increased significantly. As at 1 May 2009, 17 out of 185 Ukrainian banks were fully owned by foreign investors and another 52 banks were partially owned by foreign investors. As at the same date, the share of foreign capital in total statutory capital of banks operating in Ukraine amounted to approximately 37.2 per cent. Because foreign banks often benefit from lower funding costs, high standards of services, access to advanced banking technologies and higher cost efficiency of their operations, the Bank will likely face continued and increased competition from foreign banks in retail banking. Management also believes that further consolidation is likely, leading to fewer but larger and better capitalised competitors.

The current crisis has significantly affected the nature of market competition among banks. In particular, in the previously benign economic environment, there was intense competition from foreign banks in lending to large corporate clients and SMEs. Foreign banks are well positioned to compete in these areas because of their generally lower funding costs, although they are at a disadvantage compared to Ukrainian banks in terms of local knowledge and client relationships. As a result of the economic crisis, clients of less stable banks began to shift to more stable ones and interbank competition increased.

Management believes the Bank is well placed to compete in the Ukrainian banking sector, being among the first group of banks in terms of total assets as determined by the NBU as at 1 April 2009. Currently, the main competition in the Ukrainian banking market is focused on attracting corporate and retail depositors. The main competitors for the corporate deposit base include Privatbank, OTP Bank, Ukreximbank, Raiffeisenbank Aval and Ukrsibbank. A steady positive trend in retail deposits despite the bank failures in Ukraine during the 4th quarter of 2008 and the 1st quarter of 2009, reflects the Bank's efforts in this segment. In this segment the Bank faces competition from all categories of banks, including large local, foreign, and state owned banks, such as Privatbank, Oschadbank, Ukrsotsbank, Raiffeisenbank Aval, Ukrsibbank, Bank Forum and Ukreximbank.

Lack of long-term funding sources in Ukraine

All Ukrainian banks are affected by the difficulties of raising long-term funds (funds with a maturity exceeding two years) in the Ukrainian market, which leads to a mismatch of their assets and liabilities, as corporate clients have a strong demand for long-term loans and certain popular and highly profitable retail products, such as automobile loans and particularly mortgages, have to be provided to customers on a long-term basis. The lack of long-term funding negatively affects the banks' ability to provide products requiring long-term funds.

The Bank has repeatedly accessed both Ukrainian and international capital markets for funding to lengthen the terms and diversify the composition of its loan portfolio and to try to match the terms of its assets and

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

liabilities. The Bank has been successful in attracting long-term resources from foreign banks and international financial institutions and expects to be able to rely on these sources of funding once the global financial crisis stabilizes, in order to lengthen the terms and diversify the composition of its loan portfolio and to try to match the terms of its assets and liabilities.

Fluctuations in the value of securities

As at 31 December 2008, the Bank had US$65.4 million (1.7 per cent. of its total assets) invested in its securities portfolio, compared to US$49.3 million (equivalent to 1.9 per cent. of total assets) as at 31 December 2007. The value of the Bank's securities portfolio has fluctuated in the past and will fluctuate in the future, which may have a direct impact on the Bank's results of operations and the structure of its balance sheet, particularly depending on its composition and the depth of the ongoing crisis.

Critical Accounting Policies

The Bank's accounting policies are integral to understanding its results of operations and financial condition presented in the consolidated financial statements and related notes thereto. The Bank's significant accounting policies and critical accounting estimates are described in Notes 3 and 4 to the 2008 Financial Statements. The preparation of the financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and of income and expenses during the relevant reporting period. Management believes that the following significant accounting policies, due to the judgment, estimates and assumptions inherent in the application thereof, are critical to an understanding of the Bank's financial statements. Actual results may differ from estimates, and such differences may be material.

Impairment of financial assets carried at amortised cost.

Impairment losses are recognised in profit or loss when incurred as a result of one or more events ("loss events") that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. If the Bank determines that no objective evidence exists that impairment was incurred for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. The primary factors that the Bank considers when determining whether a financial asset is impaired is its overdue status and realisability of related collateral, if any. The following other principal criteria are also used to determine that there is objective evidence that an impairment loss has occurred:

o any instalment is overdue and the late payment cannot be attributed to a delay caused by the settlement systems;

o the borrower experiences a significant financial difficulty as evidenced by the borrower's financial information that the bank obtains;

o    the borrower considers bankruptcy or a financial reorganisation;

o there is an adverse change in the payment status of the borrower as a result of changes in the national or local economic conditions that impact the borrower; and

o the value of collateral significantly decreases as a result of deteriorating market conditions.

For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics. Those characteristics are relevant to the estimation of future cash flows for groups of such assets as they are indicative of the debtors' ability to pay all amounts due according to the contractual terms of the assets being evaluated.

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets and the experience of Management in respect of the extent to which amounts will become overdue as a result of past loss events and the success of recovery of

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

overdue amounts. Past experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect past periods and to remove the effects of past conditions that do not exist currently.

Impairment losses are always recognised through an allowance account to write down the asset's carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor's credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account through profit or loss.

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined.

Credit related commitments.

The Bank enters into credit related commitments, commitments to extend credit, letters of credit and financial guarantees. Financial guarantees represent irrevocable assurances to make payments in the event that a customer cannot meet its obligations to third parties and carry the same credit risk as loans. Financial guarantees and commitments to provide a loan are initially recognised at their fair value, which is normally evidenced by the amount of fees received. This amount is amortised on a straight line basis over the life of the commitment, except for commitments to originate loans if it is probable that the Bank will enter into a specific lending arrangement and does not expect to sell the resulting loan shortly after origination; such loan commitment fees are deferred and included in the carrying value of the loan on initial recognition. At each balance sheet date, the commitments are measured at the higher of (i) the unamortised balance of the amount at initial recognition and (ii) the best estimate of expenditure required to settle the commitment at the balance sheet date.

Investment securities available-for-sale.

This classification includes investment securities which the Bank intends to hold for an indefinite period of time and which may be sold in response to needs for liquidity or changes in interest rates, exchange rates or equity prices. The Bank classifies investments as available-for-sale at the time of purchase.

Investment securities available-for-sale are carried at fair value. Interest income on available-for-sale debt securities is calculated using the effective interest method and recognised in profit or loss. Dividends on available-for-sale equity instruments are recognised in profit or loss when the Bank's right to receive payment is established and it is probable that the dividends will be collected. All other elements of changes in the fair value are deferred in equity until the investment is derecognised or impaired, at which time the cumulative gain or loss is removed from equity to profit or loss.

Income and expense recognition.

Interest income and expense are recorded in the income statement for all debt instruments on an accrual basis using the effective interest method. This method defers, as part of interest income or expense, all fees paid or received between the parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums or discounts.

Fees integral to the effective interest rate include origination fees received or paid by the entity relating to the creation or acquisition of a financial asset or issuance of a financial liability, for example fees for evaluating creditworthiness, evaluating and recording guarantees or collateral, negotiating the terms of the instrument and for processing transaction documents. Commitment fees received by the Bank to originate loans at market interest rates are integral to the effective interest rate if it is probable that the Bank will enter

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

into a specific lending arrangement and does not expect to sell the resulting loan shortly after origination. The Bank does not designate loan commitments as financial liabilities at fair value through profit or loss.

When loans and other debt instruments become doubtful of collection, they are written down to present value of expected cash inflows and interest income is thereafter recorded for the unwinding of the present value discount based on the asset's effective interest rate which was used to measure the impairment loss.

All other fees, commissions and other income and expense items are generally recorded on an accrual basis by reference to completion of the specific transaction assessed on the basis of the actual service provided as a proportion of the total services to be provided. Loan syndication fees are recognised as income when the syndication has been completed and the Bank retained no part of the loan package for itself or retained a part at the same effective interest rate for the other participants.

Commissions and fees arising from negotiating, or participating in the negotiation of a transaction for a third party, such as the acquisition of loans, shares or other securities or the purchase or sale of businesses, which are earned on execution of the underlying transaction are recorded on its completion. Portfolio and other management advisory and service fees are recognised based on the applicable service contracts, usually on a time-proportion basis. Custody fees are recorded rateably over the period the services are provided.

Initial recognition of related party transactions.

In the normal course of business the Bank enters into transactions with its related parties. IAS 39 requires initial recognition of financial instruments based on their fair values. Judgment is applied in determining if transactions are priced at market or non-market interest rates, where there is no active market for such transactions. The basis for judgment is pricing for similar types of transactions with unrelated parties and effective interest rate analysis.

Recognition of financial instruments.

Management applies judgment to determine whether financial assets and financial liabilities should be recognised in the transaction where the counterparty for both asset and liability is the same. No asset or liability is recognised in the balance sheet where the arrangement is in the same currency, for the same amount and with the same maturity, unless there is a substantial business purpose for such an arrangement.

Uncertain tax positions.

The Bank's uncertain tax positions are reassessed by management at every balance sheet date. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the balance sheet date and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management's best estimate of the expenditure required to settle the obligations at the balance sheet date.

Gains and losses on initial recognition of financial instruments.

Management applies judgment to determine whether gains and losses should be recorded at initial recognition of financial assets and liabilities in a transaction where the counterparty is not a related party of the Bank. The basis for judgment is the level of prevailing market interest rates for transactions with similar terms, effective interest rate analysis, credit risk of the counterparty and specific terms of particular transaction.

Classification of gains and losses on transactions with entities under common control.

Management applies judgment to determine whether gains and losses arising from transactions with entities under common control should be recognised in the statement of changes in equity as transactions with shareholders in respect of capital contributions and distributions or in the income statement as results from

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

operations. The basis for judgment is economic substance of the transaction. As disclosed in Note 33 to the 2008 Financial Statements, in February and December 2008 the Bank purchased corporate loans from an entity under common control for US$21,302 thousand. The fair value of these loans as at the date of purchase was US$15,760 thousand. As a result of this transaction, the Bank recorded a loss on the purchase of US$5,909 thousand. The difference amounting to US$367 thousand is an effect of translation to presentation currency. The Bank introduced the borrower to the related party. Following the loan's impairment, the Bank decided to bear the loss and purchased the loan. This loss was recognised in the income statement to reflect its operational nature.

Special Purpose Entities.

Judgment is also required to determine whether the substance of the relationship between the Bank and a special purpose entity ("SPE") indicates that the special purpose entity is controlled by the Bank.

The Bank does not consolidate SPEs that it does not control. As it can sometimes be difficult to determine whether the Bank does control an SPE, Management makes judgments about its exposure to the risks and rewards, as well as about its ability to make operational decisions for the SPE in question. In many instances, elements are present that, considered in isolation, indicate control or lack of control over an SPE, but when considered together make it difficult to reach a clear conclusion. In such cases, the SPE is consolidated.

SPEs consolidated by the Bank as at 31 December 2008 are established to serve as an integral part of the Bank's business and their operations are managed by the Bank.

Were the Bank not to consolidate the assets, liabilities and the results of these consolidated SPEs, the net effect on the balance sheet would be an increase in net assets by US$8,882 thousand (31 December 2007: Nil) and increase in net profit for the year by US$10,639 thousand (31 December 2007: Nil).

Impact of IFRS Changes on the Bank

The amended and new standards and interpretations and their impact on the Bank's financial statements are described in Note 5 to the 2008 Financial Statements.

Selected Statistical Information

Average Assets and Liabilities Balances and Interest Rate Data

The following table sets forth the average balances of interest-earning assets before allowance for impairment and interest-bearing liabilities of the Bank for the years ended 31 December 2008 and 2007 as well as the amount of interest income and interest expense, respectively, and the average interest rate of such interest income or expense for such assets and liabilities. For the purposes of this table, the average balances of assets and liabilities represent the average of the opening and closing balances for the applicable year. The results of the analysis would likely be different if alternative or more frequent averaging methods were used and such differences could be material. The average interest rates below are calculated by dividing aggregate interest income or expense for the relevant line item below by the average balance for the same item for the applicable year. Average interest rates are distinct from the year-end effective interest rates presented in the Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                        For the year ended 31 December
                                         -------------------------------------------------------------------------------------------
                                                            2008                                           2007
                                         --------------------------------------------   --------------------------------------------
                                                           Average   Interest Income/                     Average   Interest Income/
                                         Average Balance   Rate(1)       Expense        Average Balance   Rate(1)       Expense
------------------------------------------------------------------------------------------------------------------------------------
                                                                  (in thousands of US$, except percentages)
Assets
Loans and advances to customers ......       2,835,468       21.6         611,586            1,632,987      14.2       232,231
Due from other banks (including term
   placements and correspondent
   accounts) .........................         231,436        5.8          13,473              169,290       3.4         5,770
Investment securities ................          57,755       20.6          11,916               30,123      10.6         3,181
                                             ---------                    -------            ---------                 -------
Interest-earning assets before
   allowance for impairment ..........       3,124,659       20.4         636,975            1,832,400      13.2       241,182
                                             ---------                    -------            ---------                 -------
Non-interest earning assets ..........         195,625                                         112,156
Provision for impairment .............        (138,805)                                        (26,747)
                                             ---------                                       ---------
Total assets .........................       3,181,479                                       1,917,809
                                             =========                                       =========
Liabilities and equity
Due to the NBU .......................          25,376       11.2           2,852                   --        --            --
Due to other banks ...................         501,229       10.2          51,302              466,452       6.5        30,323
Current accounts of customers ........         301,575        3.0           8,982              268,022       2.2         5,944
Term deposits of customers ...........         834,470       14.5         121,032              418,512       8.0        33,525
Debt securities in issue .............         123,428       17.4          21,509              102,911      12.0        12,344
Loan participation notes .............         860,378       10.5          89,969              355,437      10.9        38,840
Subordinated debt ....................          71,807        5.7           4,092               39,687      11.4         4,534
Other financial liabilities ..........          16,483        0.3              41                2,462       0.9            23
                                             ---------                    -------            ---------                 -------
Interest-bearing liabilities .........       2,734,743       11.0         299,779            1,653,482       7.6       125,533
                                             ---------                    -------            ---------                 -------
Non-interest-bearing liabilities .....          67,008                                          58,877
                                             ---------                                       ---------
Equity ...............................         379,728                                         205,450
                                             ---------                                       ---------
Total liabilities and equity .........       3,181,479                                       1,917,809
                                             =========                    -------            =========                 -------
Net interest income ..................                                    337,196                                      115,649
                                                                          =======                                      =======
Net interest spread(2) ...............                        9.4                                            5.6
Net interest margin(3) ...............                       11.3                                            6.4

-----------
(1) Represents interest income or interest expense divided by the average balance of the respective item.

(2) Represents the difference between the average interest rate on interest-earning assets and the average interest rate on interest-bearing liabilities.

(3) Net interest margin was calculated as net interest income before impairment of interest earning assets divided by the simple average of interest earning assets (loans and advances to customers, due from other banks and investment securities available-for-sale) after allowance for impairment as at the beginning and the end of the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net Changes in Interest Income and Interest Expense - Volume and Rate Analysis

The following table provides a comparative analysis of net changes in interest income and interest expense by reference to changes in average volume and average interest rates for the years ended 31 December 2008 and 2007. Net changes in net interest income and expense are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for interest-earning assets and sources of funds on which interest is received or paid. Volume change is calculated as the change in average balance multiplied by the previous average rate, while rate change is the change in average rate multiplied by the later year average balance. Average balances used for calculating the information for the table below constitute the average of opening and closing balances for the applicable year, before allowance for impairment.

                                                         For the year ended 31 December
                                                                  2008 vs. 2007
                                                           Increase (decrease) due to
                                                                   changes in
                                                         ------------------------------
                                                         Volume      Rate    Net change
---------------------------------------------------------------------------------------
                                                             (in thousands of US$)
Interest income
Loans and advances to customers ......................   171,008   208,347    379,355
Due from other banks (including term placements and
   correspondent accounts) ...........................     2,118     5,585      7,703
Investment securities ................................     2,918     5,817      8,735
                                                         -------   -------    -------
Total interest income ................................   176,044   219,749    395,793
Interest expense
Due to the NBU(1).....................................     2,852         0      2,852
Due to other banks ...................................     2,261    18,718     20,979
Current accounts of customers ........................       744     2,294      3,038
Term deposits of customers ...........................    33,320    54,187     87,507
Debt securities in issue .............................     2,461     6,704      9,165
Loan participation notes .............................    55,177    (4,048)    51,129
Subordinated debt ....................................     3,669    (4,111)      (442)
Other financial liabilities ..........................       131      (113)        18
                                                         -------   -------    -------
Total interest expense ...............................   100,615    73,631    174,246
                                                         =======   =======    =======
Net change in net interest income ....................    75,429   146,118    221,547
                                                         =======   =======    =======

----------
(1) There was no balance due to the NBU in 2007, as such increase in interest expense was attributed to volume change.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Assets and Liabilities by Remaining Expected Maturity

The following table sets forth the Bank's assets and liabilities by remaining expected maturity date, and as a share of total assets or liabilities, as the case may be, as at 31 December 2008:

                                                                    As at 31 December 2008
                                              -----------------------------------------------------------------
                                               Demand
                                              and less    From 1      From 3     From 12
                                               than 1       to          to      months to     Over
                                                month    3 months   12 months    5 years    5 years     Total
---------------------------------------------------------------------------------------------------------------
                                                          (In thousands of US$, except percentages)
Assets
Cash and cash equivalents .................   328,250         --           --         --         --     328,250
   Share of total financial assets ........       8.9%        --           --         --         --         8.9%
Due from other banks ......................       534      5,086       91,128      6,994         --     103,742
   Share of total financial assets ........       0.0%       1.1%         2.5%       0.2%        --         2.8%
Loans and advances to customers ...........   480,933    405,298      986,273    953,236    307,652   3,133,392
   Share of total financial assets ........      13.1%      11.0%        26.8%      25.9%       8.4%       85.1%
Investment securities .....................     6,598     11,511       22,492     24,782         --      65,383
   Share of total financial assets ........       0.2%       0.3%         0.6%       0.7%        --         1.8%
Other financial assets ....................     5,331     21,753       24,853        411         --      52,348
   Share of total financial assets ........       0.1%       0.6%         0.7%       0.0%        --         1.4%
                                              -------    -------    ---------    -------    -------   ---------
Total financial assets ....................   821,646    443,648    1,124,746    985,423    307,652   3,683,115
                                              =======    =======    =========    =======    =======   =========
   Share of total financial assets ........      22.3%      12.0%        30.5%      26.8%       8.4%      100.0%
                                              -------    -------    ---------    -------    -------   ---------
Liabilities
Due to other banks ........................   199,092     20,804      237,528     34,810      1,928     494,162
   Share of total financial liabilities ...       6.0%       0.6%         7.2%       1.1%       0.1%       15.0%
Due to NBU ................................        --         --       50,751         --         --      50,751
   Share of total financial liabilities ...        --         --          1.5%        --         --         1.5%
Customer accounts .........................   663,851    261,236      470,099     21,909     12,243   1,429,338
   Share of total financial liabilities ...      20.1%       7.9%        14.3%       0.7%       0.4%       43.4%
Debt securities in issue ..................        --     14,800       35,814         --         --      50,614
   Share of total financial liabilities ...        --        0.4%         1.1%        --         --         1.5%
Loan participation notes ..................    17,979     12,238      695,089    442,801         --   1,168,107
   Share of total financial liabilities ...       0.5%       0.4%        21.1%      13.4%        --        35.4%
Other financial liabilities ...............     4,021      2,371       21,649         --         --      28,041
   Share of total financial liabilities ...       0.1%       0.1%         0.7%        --         --         0.9%
Subordinated debt .........................        --         --       61,176     13,214         --      74,390
   Share of total financial liabilities ...        --         --          1.9%       0.4%        --         2.3%
                                              -------    -------    ---------    -------    -------   ---------
Total financial liabilities ...............   884,943    311,449    1,572,106    512,734     14,171   3,295,403
                                              =======    =======    =========    =======    =======   =========
   Share of total financial liabilities ...      26.9%       9.5%        47.7%      15.6%       0.4%      100.0%
                                              -------    -------    ---------    -------    -------   ---------
Net liquidity gap at
   31 December 2008 .......................   (63,297)   132,199     (447,360)   472,689    293,481     387,712
Cumulative liquidity gap at
   31 December 2008 .......................   (63,297)    68,902     (378,458)    94,231    387,712          --
Credit related commitments ................    24,502     56,208      142,311     26,905         --     242,926

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth the Bank's assets and liabilities by remaining expected maturity date, and as a share of total assets or liabilities, as the case may be, as at 31 December 2007:

                                                              As at 31 December 2007
                                              -----------------------------------------------------------------
                                                          Demand                            From 12
                                                         and less                            months
                                                          than to   From 1 to   From 3 to   to over
                                               1 month   3 months   12 months    5 years    5 years     Total
---------------------------------------------------------------------------------------------------------------
                                                          (In thousands of US$, except percentages)
Assets
Cash and cash equivalents .................    202,753        --          --          --         --     202,753
   Share of total financial assets ........        8.0%       --          --          --         --         8.0%
Due from other banks ......................     22,139     1,024       2,429          --         --      25,592
   Share of total financial assets ........        0.9%      0.0%        0.1%         --         --         1.0%
Loans and advances to customers ...........    324,385   429,895     595,890     728,052    182,493   2,260,715
   Share of total financial assets ........       12.8%     16.9%       23.5%       28.7%       7.2%       89.0%
Investment securities .....................        447     3,191         897      44,813         --      49,348
   Share of total financial assets ........        0.0%      0.1%        0.0%        1.8%        --         1.9%
Other financial assets ....................      2,240        42          10          --         --       2,292
   Share of total financial assets ........        0.1%      0.0%        0.0%         --         --         0.1%
                                              --------   -------     -------     -------    -------   ---------
Total financial assets ....................    551,964   434,152     599,226     772,865    182,493   2,540,700
                                              ========   =======     =======     =======    =======   =========
   Share of total financial assets ........       21.7%     17.1%       23.6%       30.4%       7.2%      100.0%
                                              --------   -------     -------     -------    -------   ---------
Liabilities
Due to other banks ........................    193,539    71,141     240,411       2,292        913     508,296
   Share of total financial liabilities ...        8.9%      3.3%       11.1%        0.1%       0.0%       23.4%
Customer accounts .........................    503,931    69,880     231,987      36,953         --     842,751
   Share of total financial liabilities ...       23.2%      3.2%       10.7%        1.7%        --        38.8%
Debt securities in issue ..................         --    28,903     102,859      64,479         --     196,241
   Share of total financial liabilities ...         --       1.3%        4.7%        3.0%        --         9.0%
Loan participation notes ..................      8,022        --         884     543,742         --     552,648
   Share of total financial liabilities ...        0.4%       --         0.0%       25.0%        --        25.4%
Other financial liabilities ...............      3,764       373         684         103         --       4,924
   Share of total financial liabilities ...        0.2%      0.0%        0.0%        0.0%        --         0.2%
Subordinated debt .........................         --        --          --       6,488     62,735      69,223
   Share of total financial liabilities ...         --        --          --         0.3%       2.9%        3.2%
                                              --------   -------     -------     -------    -------   ---------
Total financial liabilities ...............    709,256   170,297     576,825     654,057     63,648   2,174,083
                                              ========   =======     =======     =======    =======   =========
   Share of total financial liabilities ...       32.6%      7.8%       26.5%       30.1%       2.9%      100.0%
                                              --------   -------     -------     -------    -------   ---------
Net liquidity gap at
   31 December 2007 .......................   (157,292)  263,855      22,401     118,808    118,845     366,617
Cumulative liquidity gap at
   31 December 2007 .......................   (157,292)  106,563     128,964     247,772    366,617          --
Credit related commitments ................     25,310    51,168      60,574      49,586     27,622     214,260

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Loans and Advances to Customers

The following table sets forth loans and advances to customers, net of provision for loan impairment, as at 31 December 2008 and 2007:

                                                            As at 31 December
                                                          ---------------------
                                                             2008       2007
-------------------------------------------------------------------------------
                                                          (in thousands of US$)
Gross loans and advances to customers .................   3,374,995   2,295,941
Provision for impairment ..............................    (241,603)    (35,226)
                                                          ---------   ---------
Loans and advances to customers .......................   3,133,392   2,260,715
                                                          =========   =========

Distribution of Gross Loans and Advances to Customers by Industry

The following table sets forth the distribution of the Bank's gross loans and advances to customers by industry as at 31 December 2008 and 2007:

                                                                     As at 31 December
                                                             ---------------------------------
                                                                   2008              2007
                                                             ---------------   ---------------
                                                               Amount     %      Amount     %
--------------------------------------------------------------------------------------------------
                                                         (In thousands of US$, except percentages)
Investment and lease companies .......................         523,741    15     144,868     6
Wholesale trade ......................................         226,138     7     142,347     6
Construction and real estate .........................         220,228     7     100,106     4
Food industry ........................................         178,179     5     131,576     6
Agriculture ..........................................         168,526     5      33,726     2
Retail trade .........................................         168,166     5     221,594    10
Railways .............................................         152,162     4     145,931     6
Motor-car industry ...................................         110,523     3      36,749     2
Chemical and petrochemical industry ..................          91,154     3      61,779     3
Natural gas industry .................................          76,847     2     113,093     5
Military organizations and aircraft constructions ....          73,459     2      47,234     2
Power industry .......................................          70,438     2      73,664     3
Mechanical engineering and metal working industry ....          53,628     2      40,005     2
Transport ............................................          23,935     1      47,958     2
Coal-mining industry .................................          18,681     1      53,465     2
Metallurgy ...........................................           1,545     0      42,390     2
Other ................................................         145,744     4     183,468     8
                                                             ---------   ---   ---------   ---
Total loans and advances to customers,
   corporate (before impairment) .....................       2,303,094    68   1,619,953    71
                                                             ---------   ---   ---------   ---
Loans to individuals - consumer loans ................         296,406     9     240,782    11
                                                             ---------   ---   ---------   ---
Loans to individuals - mortgage and car loans ........         456,504    14     274,439    12
                                                             ---------   ---   ---------   ---
Loans to individuals - other loans ...................          80,837     2      74,099     3
                                                             ---------   ---   ---------   ---
Loans to SMEs ........................................         238,155     7      86,668     3
                                                             ---------   ---   ---------   ---
Total Retail and SME loans (before impairment) .......       1,071,901    32     675,988    29
                                                             ---------   ---   ---------   ---
Total loans and advances to customers
   (before impairment) ...............................       3,374,995   100   2,295,941   100
                                                             =========   ===   =========   ===

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Loan Concentration by Size of Loans

The following table sets forth the amount of loans and advances to the Bank's ten largest borrowers, and as a percentage of gross loans and advances to customers, as at 31 December 2008 and 2007:

                                                              As at 31 December
                                                            ---------------------
                                                               2008        2007
---------------------------------------------------------------------------------
                                                            (in thousands of US$,
                                                              except percentages)
Gross loans and advances to "top ten" customers .........     901,249     508,430
Share of total gross loans and advances to customers ....          27%         22%
                                                            ---------   ---------
Total gross loans and advances to customers .............   3,374,995   2,295,941
                                                            =========   =========

Returns on Assets and Equity

The following table sets forth the net profit attributable to the Bank's equity holders as a percentage of average total assets and average total equity attributable to the Bank's equity holders for the years ended 31 December 2008 and 2007.

                                                              For the year ended
                                                                 31 December
                                                              ------------------
                                                                 2008   2007
--------------------------------------------------------------------------------
                                                                (% of total)
Return on average assets(1) ...............................       1.1    0.6
Return on average equity(2) ...............................       9.4    5.8

----------
(1) Return on average assets was calculated as profit for the year divided by the simple average of total assets at the beginning and end of the period.

(2) Return on average equity was calculated as profit for the year divided by the simple average of total equity at the beginning and end of the period.

Related Party Lending

For a presentation of the Bank's transactions with related parties, including loans extended to related parties, see "Related Party Transactions".

Results of Operations for the Years Ended 31 December 2008 and 2007

The Bank's profit for the period increased to US$35.6 million for the year ended 31 December 2008 from US$11.8 million for the year ended 31 December 2007. The increase in profit for the periods under review was due to the overall expansion of the Bank's business. This primarily reflected growth in both interest income and non-interest income, including significant growth in loans and advances to customers and fee and commission income.

Additionally, the Bank's profit increased due to significant growth in gains from financial derivatives and FX translation gains. This result mainly reflects a revaluation of derivatives embedded in certain loans provided to corporate customers and interbank dealers. The Bank's position in these contracts was long US dollar / short hryvnia, and it produced a significant positive revaluation for the Bank. This increase was principally due to significant devaluation of the functional currency (UAH) during the 4th quarter of 2008 and management of open long currency positions in certain foreign currencies during the reporting period.

These were partially offset by growth in impairment charge, administrative and other operating expenses, in particular staff salaries and benefits and rent, as well as the Bank's business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth the principal components of the Bank's results of operations for the periods indicated.

                                                                                     For the year ended
                                                                                         31 December
                                                                                   ---------------------
                                                                                     2008        2007
--------------------------------------------------------------------------------------------------------
                                                                                   (in thousands of US$)
Interest income ................................................................     636,975    241,182
Interest expense ...............................................................    (299,779)  (125,533)
                                                                                    --------   --------
Net interest income ............................................................     337,196    115,649
Provision for impairment of loans and advances to customers ....................    (277,103)   (33,491)
                                                                                    --------   --------
Net interest income after provision for loan impairment ........................      60,093     82,158
Fee and commission income ......................................................      35,127     19,084
Fee and commission expense .....................................................      (9,886)    (1,469)
Gain less losses from financial derivatives ....................................      84,751      2,571
Foreign exchange (losses less gains)/gains less losses .........................        (719)    11,256
Foreign exchange translation gains less losses/(losses less gains) .............      45,740     (2,294)
Losses less gains on initial recognition of loans and receivables at rates below
   market measured at amortized cost ...........................................      (4,081)    (3,422)
Losses on loans purchased from related party(1) ................................      (5,909)        --
Gains less losses on initial recognition of financial liabilities measured at
   amortized cost at rates below market ........................................         940        183
Losses less gains from disposal of investment securities available-for-sale ....         (81)      (110)
Provision for impairment of investment securities ..............................      (1,019)        (5)
Gain on early redemption of issued debt securities .............................       3,440         --
Other operating income .........................................................       2,953        852
Administrative and other operating expenses ....................................    (169,156)   (92,176)
                                                                                    --------   --------
Profit before tax ..............................................................      42,193     16,628
Income tax expense .............................................................      (6,633)    (4,782)
                                                                                    --------   --------
Profit for the period ..........................................................      35,560     11,846
                                                                                    ========   ========

----------
(1) In February and December 2008 the Bank purchased corporate loans from an entity under common control for US$21.3 million. The fair value of this loan as at the date of purchase was US$15.8 million. As a result of this transaction, the Bank recorded a loss on the purchase of US$5.9 million. The Bank introduced the borrower to the related party. Following the loan's impairment, the Bank decided to bear the loss and purchased the loan. This loss was recognised in the income statement to reflect its operational nature.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Interest Income

Total interest income increased to US$637.0 million for the year ended 31 December 2008, an increase of US$395.8 million (164.1 per cent.) compared to US$241.2 million for the year ended 31 December 2007.

The following table sets out the principal sources of the Bank's interest income for the years ended 31 December 2008 and 2007:

                                                 For the year ended 31 December
                                     -----------------------------------------------------
                                               2008                        2007
------------------------------------------------------------------------------------------
                                     (thousands                  (thousands
                                       of US$)    (% of total)     of US$)    (% of total)
Interest income
Loans and advances to customers ..     611,586         96.0        232,231        96.3
Debt investment securities .......      11,916          1.9          3,181         1.3
Cash and cash equivalents ........       7,479          1.2          3,320         1.4
Due from other banks .............       5,994          0.9          2,450         1.0
                                       -------        -----        -------       -----
Total interest income ............     636,975        100.0        241,182       100.0
                                       =======        =====        =======       =====

The increase in total interest income in the year ended 31 December 2008 compared to the year ended 31 December 2007 was principally due to a 163.4 per cent. increase in interest income from loans and advances to customers to US$611.6 million for the year ended 31 December 2008. This increase was primarily attributable to growth in the volume of the Bank's loan portfolio, both corporate and, more importantly, retail loans, which earned higher interest.

As at 31 December 2008, the corporate loan portfolio (excluding SMEs) increased
42.2 per cent. compared to 31 December 2007, while the loans to individuals grew
41.5 percent compared to 31 December 2007. The average effective interest rate on loans and advances to corporate customers denominated in UAH and foreign currency were 19 per cent. and 16 per cent., respectively, as at 31 December 2008, compared to 15 per cent. and 12 per cent., respectively, as at 31 December 2007. The average effective interest rate on loans and advances to retail customers denominated in UAH and foreign currency increased, in particular mainly UAH-denominated loans.

For further information, see "- Selected Statistical Information - Average Assets and Liabilities Balances and Interest Rate Data" and "- Selected Statistical Information - Net Changes in Interest Income and Interest Expense - Volume and Rate Analysis".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Interest Expense

Total interest expense was US$299.8 million for the year ended 31 December 2008, an increase of US$174.2 million (138.8 per cent.) compared to US$125.5 million for the year ended 31 December 2007.

The following table sets out the principal sources of the Bank's interest expense for the years ended 31 December 2008 and 2007:

                                                           For the year ended 31 December
                                                -----------------------------------------------------
                                                          2008                        2007
-----------------------------------------------------------------------------------------------------
                                                (thousands                  (thousands
                                                  of US$)    (% of total)     of US$)    (% of total)
Interest expense
Term deposits of legal entities .............     101,577         33.9         28,694         22.9
Loan participation notes ....................      89,969         30.0         38,840         30.9
Term placements of other banks ..............      44,303         14.8         28,552         22.7
Debt securities .............................      21,509          7.2         12,344          9.8
Term deposits of individuals ................      19,455          6.5          4,831          3.8
Customer current/settlement accounts ........       8,982          3.0          5,944          4.7
Current/settlement accounts of other banks ..       6,999          2.3          1,771          1.4
Subordinated debt ...........................       4,092          1.4          4,534          3.6
Due to the NBU ..............................       2,852          1.0             --           --
Other .......................................          41          0.0             23          0.0
                                                  -------        -----        -------        -----
Total interest expense ......................     299,779        100.0        125,533        100.0
                                                  =======        =====        =======        =====

For further information, see "- Selected Statistical Information - Average Assets and Liabilities Balances and Interest Rate Data" and "- Selected Statistical Information - Net Changes in Interest Income and Interest Expense - Volume and Rate Analysis".

Term Deposits of Legal Entities

Interest expense on term deposits of legal entities was US$101.6 million for the year ended 31 December 2008, an increase of US$72.9 million (254.0 per cent.), compared to US$28.7 million for the year ended 31 December 2007. This increase in interest expense on term deposits of legal entities in 2008 compared to 2007 was due to the increased volume of term deposits placed by legal entities, together with higher interest rates demanded by the market payable on term deposits of legal entities denominated in all currencies. The average effective interest rates on term deposits of legal entities denominated in UAH and foreign currency were 25.0 per cent. and 13.0 per cent., respectively as at 31 December 2008, compared to 11.0 per cent. and 8.0 per cent., respectively, as at 31 December 2007.

Loan Participation Notes

Interest expense on loan participation notes was US$90.0 million for the year ended 31 December 2008, an increase of US$51.1 million, compared to US$38.8 million for the year ended 31 December 2007. This increase was due to the increased volume of Loan Participation Notes issued by the Bank in April, May and August 2008 and higher average effective interest rates on these Loan Participation Notes, compared to previous issuances.

Term Placements of Other Banks

Interest expense on term placements of other banks was US$44.3 million for the year ended 31 December 2008, an increase of US$15.8 million, compared to US$28.6 million for the year ended 31 December 2007. This increase was due to increased amounts due to other banks, together with increased effective interest rates payable on interbank borrowings denominated in UAH and other currencies (excluding US$ and Euro) of 18.0 per cent. and 12.0 per cent., respectively, as at 31 December 2008, compared to 3.0 per cent. and 6.0 per cent., respectively, as at 31 December 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Debt Securities

Interest expense on debt securities was US$21.5 million for the year ended 31 December 2008, an increase of US$9.2 million compared to US$12.3 million for the year ended 31 December 2007. The increase was due to an increase in the effective interest rate payable by the Bank on debt securities in issue to 13 per cent. as at 31 December 2008, compared to 11 per cent. as at 31 December 2007, as well as a US$20.5 million increase in average debt securities in issue in the later period.

Term Deposits of Individuals

Interest expense on term deposits of individuals was US$19.5 million for the year ended 31 December 2008, an increase of US$14.6 million compared to US$4.8 million for the year ended 31 December 2007. This increase was due to the increased volumes of term deposits of individuals from US$67.3 million as at 31 December 2007 to US$223.8 million as at 31 December 2008, together with increased interest rates payable on these deposits denominated in US dollars and euro of 3 per cent. and 4 per cent., respectively, for the year ended 31 December 2008.

Net interest margin and net interest spread

The net interest margin was calculated as net interest income before impairment of interest bearing assets divided by the simple average of interest earning assets (loans and advances to customers, due from other banks including correspondent accounts and all term placements and investment securities available-forsale) after allowance for impairment of loans and advances to customers as at the beginning and the end of the period. The Bank's net interest margin was 11.3 per cent. in 2008, compared to 6.4 per cent. in 2007, which indicates that the Bank was able to grow its net interest income in line with its total interest-earning assets in the year ended 31 December 2008, primarily as a result of the increase in higher-earning retail loans. In addition, while interest rates increased significantly in 2008 largely as a result of the "credit crunch", demand for corporate and retail products remained strong through the first three quarters of 2008. Net interest margins have decreased significantly in year-to-date 2009.

The net interest spread represents the difference between the average yield on interest-earning assets and the average cost on interest bearing liabilities. The Bank's net interest spread was 9.4 per cent. in 2008 and 5.6 per cent. in 2007. The increase in net interest spread in 2008 compared to 2007 was due primarily to the fact that the Bank managed to increase average rate on interest-bearing assets by 7.2 percentage points, while average rate on interest-bearing liabilities increased by 3.4 percentage points.

For a presentation of the effective interest rates by major currencies for major interest bearing assets and liabilities, for the years ended 31 December 2008 and 2007, see "Asset, Liability and Risk Management - Interest Rate Risk".

Provision for impairment on loans and advances to customers

The provision for impairment of loans and advances to customers includes changes in allowances for impairment of loans and advances to customers for corporate loans and consumer loans as well as loan products which were introduced in 2007, which comprise mortgages, auto loans, and SME loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following tables set forth movements in the Bank's provision for impairment of loans and advances to customers relating to the Bank's loans and advances to customers in the years ended 31 December 2008 and 2007:

                                                                       As at 31 December 2008
                              ---------------------------------------------------------------------------------------------------
                                                             Loans to
                                            Loans to       individuals -     Loans to                         Reverse
                              Corporate   individuals -  mortgage and car  individuals -  Small and medium  repurchase
                                loans    consumer loans        loans        other loans      enterprises     agreements    Total
---------------------------------------------------------------------------------------------------------------------------------
                                                                        (in thousands of US$)
Provision for impairment
   at 1 January 2008 .......    17,181        16,608              920             --              517             --       35,226
Provision for impairment
   during the year .........   123,476       108,980           29,053           3,871           9,612           2,111     277,103
Amounts written off during
   the year as
   uncollectible ...........        --       (46,635)          (3,450)             --              --              --     (50,085)
Translation difference .....    (9,519)       (7,271)          (1,668)         (1,177)           (600)           (406)    (20,641)
                               -------       -------           ------           -----           -----           -----     -------
Provision for impairment
   at 31 December 2008 .....   131,138        71,682           24,855           2,694           9,529           1,705     241,603
                               =======       =======           ======           =====           =====           =====     =======

                                                                       As at 31 December 2007
                              ---------------------------------------------------------------------------------------------------
                                                             Loans to
                                            Loans to       individuals -     Loans to                         Reverse
                              Corporate   individuals -  mortgage and car  individuals -  Small and medium  repurchase
                                loans    consumer loans        loans        other loans      enterprises     agreements    Total
---------------------------------------------------------------------------------------------------------------------------------
                                                                        (in thousands of US$)

Provision for impairment at
   1 January 2007 ..........    8,161         10,107              --            --                --             --        18,268
Provision for impairment
   during the year .........    8,391         23,165           1,418            --               517             --        33,491
Amounts written off during
   the year as
   uncollectible ...........       --        (16,664)           (498)           --                --             --       (17,162)
Interest income ............      629             --              --            --                --             --           629
                               ------        -------           -----           ---               ---            ---       -------
Provision for impairment at
   31 December 2007.........   17,181         16,608             920            --               517             --        35,226
                               ======        =======           =====           ===               ===            ===       =======

The provision for impairment of loans and advances to customers increased by US$206.4 million (585.9 per cent.) to US$241.6 million as at 31 December 2008 from US$35.2 million as at 31 December 2007. As at 31 December 2008, the provision for impairment of loans and advances to customers as a percentage of gross loans and advances to customers increased to 7.2 per cent. from 1.5 per cent. as at 31 December 2007. The percentage of impaired loans (calculated as gross loans individually determined to be impaired) to gross total loans and advances to customers increased to 10.9 per cent. as at 31 December 2008 from
1.0 per cent. as at 31 December 2007.

In the first three quarters of 2008 the Bank continued its prior strategic focus on issuing loans to individuals, with a goal of expanding its client base and capturing retail market share, planning further to cross-sell and up-sell its retail products. In the latter part of 2008, overdue loans increased significantly due to the deteriorating financial position of retail borrowers caused by the general economic situation in Ukraine and the sharp hryvnia devaluation, which made the high proportion of US dollar-denominated loans difficult for the Bank's customers to service. As a result, the Bank had to significantly increase its provision for impairment, in particular for its most risky retail segment, consumer loans. The Bank believes it has adopted an adequate provisioning methodology and carefully analyses credit risks associated with such provisions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Due to the reversed trend in the 4th quarter of 2008 and reduction of the retail loan portfolio due to the suspension of retail lending, the share of loans to individuals in the Bank's gross loan portfolio decreased slightly to 24.7 per cent. as at 31 December 2008 from 25.7 per cent. as at 31 December 2007.

Fee and commission income

Fee and commission income was US$35.1 million for the year ended 31 December 2008, an increase of US$16.0 million (84.1 per cent.) compared to US$19.1 million for the year ended 31 December 2007. This increase was principally due to an increase in fee and commission income from documentary operations, namely of letters of credit related to trade finance deals, to US$14.4 million for the year ended 31 December 2008, an increase of US$12.9 million (891.5 per cent.) compared to US$1.5 million for the year ended 31 December 2007. The increase in fee and commission income was also due to an increase in fee and commission income from cash and settlement transactions to US$12.5 million in the year ended 31 December 2008, an increase of US$7.6 million (153.4 per cent.) compared to US$4.9 million in the year ended 31 December 2007. This increase was a result of extension of the banking product line and an increase in total customer accounts. The overall increase was partially offset by a decrease in fee and commission income from currency exchange to US$7.5 million for the year ended 31 December 2008, a decrease of US$5.0 million (39.9 per cent.) compared to US$12.5 million for the year ended 31 December 2007. This decrease was principally due to tighter controls imposed by regulatory authorities on FX markets in Ukraine.

Fee and commission expense

Fee and commission expense was US$9.9 million for the year ended 31 December 2008, an increase of US$8.4 million (573.0 per cent.) compared to US$1.5 million for the year ended 31 December 2007. This increase in 2008 compared to 2007 was due to the growth in the Bank's activities, principally an increase in cash and settlement transactions, which are comparatively costly for the Bank to conduct relative to the income earned in respect of such operations.

Gains less losses from financial derivatives

Gains less losses from financial derivatives were US$84.8 million for the year ended 31 December 2008, compared to US$2.6 million for the year ended 31 December 2007. This result mainly reflects a revaluation of currency swap agreements with other banks. The Bank's position in these contracts was long US dollar / short hryvnia, and it produced a significant positive revaluation for the Bank.

Foreign Exchange gains less losses/(losses less gains)

Foreign exchange losses less gains were US$0.7 million for the year ended 31 December 2008, compared to gains less losses of US$11.3 million for the year ended 31 December 2007. This decrease was primarily due to the devaluation of the hryvnia in the 4th quarter of 2008.

Foreign exchange translation gains less losses/(losses less gains)

Foreign exchange translation gains less losses were US$45.7 million in the year ended 31 December 2008, as compared to losses less gains of US$2.3 million in the year ended 31 December 2007. This increase was principally due to both the significant devaluation in the functional currency (UAH) in the 4th quarter of 2008 and managing open long currency positions in certain foreign currencies during the reporting period.

Losses on loans purchased from related party

Losses on loans purchased from related party were US$5.9 million in the year 31 December 2008 compared to nil in the year ended 31 December 2007. In February and December 2008 the Bank purchased corporate loans from an entity under common control for US$21.3 million. The fair value of the loans at the date of purchase was US$15.8 million. The losses resulted when the Bank decided to bear the losses and purchase

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

the loans because they introduced the borrower to the related party and with a view towards restructuring the loans more effectively from within Ukraine.

Administrative and other operating expenses (including amount of impairment provision for other assets)

Administrative and other operating expenses (including amount of impairment provision for other assets) were US$169.2 million for the year ended 31 December 2008, an increase of US$77.0 million (83.5 per cent.) compared to US$92.2 million for the year ended 31 December 2007. This increase was principally due to increases in salaries and employee benefits to US$90.2 million for the year ended 31 December 2008, an increase of US$34.5 million (61.8 per cent.) compared to US$55.7 million for the year ended 31 December 2007, as the number of employees increased in the first three quarters of 2008 due to the expansion of the Bank, together with increasing salaries in Ukraine generally. However, reduction of approximately 3,000 staff and the devaluation of hryvnia (the currency in which the Bank's staff are paid) in the 4th quarter of 2008 had some offsetting effect on salaries and employee benefits, as salaries and employee benefits represented 53.3 per cent. in the year ended 31 December 2008 as compared to 60.5 per cent. of the total amount of administrative and other operating expenses (including amount of impairment provision for other assets) for the year ended December 2007. There were also increases in rent to US$22.1 million for the year ended 31 December 2008, an increase of US$13.0 million (143.3 per cent.) compared to US$9.1 million for the year ended 31 December 2007, due to increased numbers and areas of premises as the Bank expanded during the first three quarters of 2008 and the rents in Ukraine generally increased, but all the trends reversed by the end of September 2008. Call centre services increased to US$12.2 million for the year ended 31 December 2008, an increase of US$8.4 million (219.3 per cent.) compared to US$3.8 million for the year ended 31 December 2007, due to the Ukrainian Processing Centre ("UPC") becoming fully serviceable during the period, as well as the growth in the customer base during the first three quarters of 2008. Depreciation and amortization increased to US$8.1 million for the year ended 31 December 2008, an increase of US$3.0 million (58.0 per cent.) compared to US$5.1 million for the year ended 31 December 2007, due to increased amounts of assets against which depreciation and amortization was measured.

For the year ended 31 December 2008, the cost to income ratio, defined as administrative and other operating expenses, divided by operating income (profit before tax, excluding administrative and other operating expenses and excluding provision for impairment of loans and advances to customers), was 34.6 per cent., compared to 64.8 per cent. for the year ended 31 December 2007.

The following table sets forth changes in administrative and other operating expenses (including amount of impairment provision for other assets) for the years ended 31 December 2008 and 2007:

                                                             For the year ended
                                                                31 December
                                                           ---------------------
                                                                2008     2007
--------------------------------------------------------------------------------
                                                           (in thousands of US$)
Salaries and employee benefits .........................       90,199   55,737
General administrative expenses(1) .....................       60,902   27,260
Depreciation and amortization ..........................        8,060    5,101
Other ..................................................        9,995    4,078
                                                              -------   ------
Total administrative and other operating expenses ......      169,156   92,176
                                                              =======   ======

----------
(1) General administrative expenses include rent, call centre services, communication and IT, marketing and advertising, administration and office maintenance, travelling, professional services, security, utilities, entertainment expenses, provision for impairment of other assets and other administrative expenses.

Profit before tax

Profit before tax was US$42.2 million for the year ended 31 December 2008, an increase of US$25.6 million (153.7 per cent.) compared to US$16.6 million for the year ended 31 December 2007. The increase was

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

primarily due to increases in net interest income, net fee and commission income, gains less losses from financial derivatives and foreign exchange translation gains less losses in each case as described above.

Income tax expense

Income tax expense was US$6.6 million for the year ended 31 December 2008, an increase of US$1.9 million (38.7 per cent.) compared to US$4.8 million for the year ended 31 December 2007. This increase was due to increased profit for the year as compared to the previous year. However, the effective tax rate was lower due to differences arising from translation to presentation currency and an increase in nontaxable income.

Financial Condition as at 31 December 2008 and 2007

Total Assets

As at 31 December 2008, the Bank's total assets amounted to US$3,764.6 million, an increase of US$1,166.3 million (44.9 per cent.) compared to US$2,598.3 million as at 31 December 2007. This increase in 2008 compared to 2007 was principally attributable to growth in the Bank's loan portfolio, cash and cash equivalents and amounts due from other banks, as well as an increase in other financial assets, and investment securities.

The following table sets forth the principal components of the Bank's total assets as at 31 December 2008 and 2007:

                                                             For the year ended
                                                                31 December
                                                           ---------------------
                                                              2008        2007
--------------------------------------------------------------------------------
                                                           (in thousands of US$)
Assets
Cash and cash equivalents ..............................     328,250     202,753
Due from other banks ...................................     103,742      25,592
Loans and advances to customers ........................   3,133,392   2,260,715
Investment securities ..................................      65,383      49,348
Current income tax prepayment ..........................         154          --
Deferred income tax assets .............................       7,416          --
Intangible assets.......................................       1,493       1,582
Premises, leasehold improvements and equipment..........      69,459      53,253
Other financial assets..................................      52,348       2,292
Other assets ...........................................       3,006       2,779
                                                           ---------   ---------
Total assets ...........................................   3,764,643   2,598,314
                                                           =========   =========

Cash and cash equivalents

As at 31 December 2008, the Bank held US$328.3 million in cash and cash equivalents, an increase of US$125.5 million (61.9 per cent.) compared to US$202.8 million as at 31 December 2007. This increase was principally due to increases in correspondent accounts and overnight placements with other banks outside of the Ukraine, which were US$194.5 million as at 31 December 2008, an increase of US$161.0 million (481.4 per cent.) compared to US$33.5 million as at 31 December 2007, due to liquidity risk management through the Bank's keeping a higher proportion of its assets in cash and cash equivalents and due to the continuous expansion of the Bank's operations in 2008. The overall increase in cash and cash equivalents was also due to increases in cash balances with the NBU (other than mandatory reserve deposits), which were US$21.6 million as at 31 December 2008, an increase of US$21.5 million, compared to US$0.1 million as at 31 December 2007. These increases were partially offset by the decrease in placements with other banks with original maturities of less than three months, which were US$10.0 million

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

as at 31 December 2008, a decrease of US$82.0 million, compared to US$92.0 million as at 31 December 2007.

Due from other banks

The following table sets forth the Bank's current and unimpaired balances due from other banks as at 31 December 2008 and 2007:

                                   Reverse     Short-term    Long-term
                                   sale and     placement   placements
                                 re-purchase   with other   with other
                                  agreements    banks(1)       banks      Total
--------------------------------------------------------------------------------
                                              (in thousands of US$)
As at 31 December 2008
Ukrainian banks ..............         551           --          390         941
Non--OECD banks ..............          --           --           --          --
OECD banks ...................          --       96,359        6,442     102,801
                                    ------       ------        -----     -------
Total due from other banks ...         551       96,359        6,832     103,742
                                    ------       ------        -----     -------
As at 31 December 2007
Ukrainian banks ..............      22,139        2,071           --      24,210
Non--OECD banks ..............          --        1,024           --       1,024
OECD banks ...................          --          358           --         358
                                    ------       ------        -----     -------
Total due from other banks ...      22,139        3,453           --      25,592
                                    ======       ======        =====     =======

----------
(1) Short-term placements with other banks comprise term inter-bank placements with original maturities more than 3 months.

The total amount due from other banks was US$103.7 million as at 31 December 2008, an increase of US$78.2 million (305.4 per cent.) compared to US$25.6 million as at 31 December 2007. This increase was principally due to an increases in short-term placements with other banks with original maturities of more than three months, which were US$96.4 million as at 31 December 2008, an increase of US$92.9 million, compared to US$3.5 million as at 31 December 2007, due to liquidity risk management and the expansion of the Bank's operations in 2008. The overall increase in due from other banks was also a result of long-term placements with other banks, which were US$6.8 million as at 31 December 2008 and nil as at 31 December 2007. The overall increase was partially offset by decreases in reverse sale and repurchase agreements with other banks with original maturities of more than three months, which were US$0.6 million as at 31 December 2008, a decrease of US$21.6 million, compared to US$22.1 million as at 31 December 2007. These decreased as a result of the collapse of the Ukrainian repo market the latter part of 2008.

Loans and advances to customers

The Bank previously offered a broad range of loan products to its customers through its distribution network. Loans and advances to customers net of provision for loan impairment are the largest component of the Bank's total assets, accounting for 83.2 per cent. of total assets as at 31 December 2008 (compared to 87.0 per cent. as at 31 December 2007). Loans and advances to customers net of provision for loan impairment was US$3,133.4 million as at 31 December 2008, an increase of US$872.7 million (38.6 per cent.) compared to US$2,260.7 million as at 31 December 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth customer loans and advances, net of provision for loan impairment, as at 31 December 2008 and 2007:

                                                            As at 31 December
                                                          ---------------------
                                                             2008        2007

--------------------------------------------------------------------------------
                                                          (in thousands of US$)
Gross loans and advances to customers .................   3,374,995   2,295,941
Provision for impairment ..............................    (241,603)    (35,226)
                                                          ---------   ---------
Loans and advances to customers .......................   3,133,392   2,260,715
                                                          =========   =========

Gross loans and advances to customers increased by US$1,079.1 million (47.0 per cent.) to US$3,375.0 million as at 31 December 2008 from US$2,295.9 million as at 31 December 2007. The increase in 2008 reflected the recent expansion of the Bank's distribution network and the diversification of the loan products offered by the Bank. However, the Bank has suspended retail lending, suspended corporate lending to new customers and limited corporate lending to existing customers to short-term lending (mainly overdrafts and working capital loans). Overall, based on annual results, the increase in loans and advances occurred in both the corporate and retail segments, with the growth in loans and advances to retail and SME customers particularly strong (from US$676.0 million (or 29.4 per cent. of total loans and advances to customers) as at 31 December 2007 to US$1,071.9 million (or 31.8 per cent. of total loans and advances to customers) as at 31 December 2008. The increase was due largely to the introduction and roll-out of new business lines and products to the retail market (auto loans, consumer loans and personal instalment loans or "PILs") during the course of 2007 and first three quarters of 2008.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Distribution of Gross Loans and Advances to Customers by Industry

The following discussion is based on gross loans and advances to customers, prior to the provision for loan impairment. The Bank had broad exposure across industries in its customer loan portfolio. The Bank's loan portfolio includes loans to retail customers and SMEs as well as loans to corporate customers in a variety of economic sectors. The following table sets forth the distribution of the Bank's gross loans and advances to customers as at 31 December 2008 and 2007:

                                                                           As at 31 December
                                                                   ---------------------------------
                                                                         2008              2007
                                                                   ---------------   ---------------
                                                                     Amount     %      Amount     %
--------------------------------------------------------------------------------------------------------
                                                               (in thousands of US$, except percentages)

Retail and SME loans .......................................       1,071,901    32     675,988    29
Investment and lease companies .............................         523,741    15     144,868     6
Wholesale trade ............................................         226,138     7     142,347     6
Construction and real estate ...............................         220,228     7     100,106     4
Food industry ..............................................         178,179     5     131,576     6
Agriculture ................................................         168,526     5      33,726     2
Retail trade ...............................................         168,166     5     221,594    10
Railways ...................................................         152,162     4     145,931     6
Motor-car industry .........................................         110,523     3      36,749     2
Chemical and petrochemical industry ........................          91,154     3      61,779     3
Natural gas industry .......................................          76,847     2     113,093     5
Military organizations and aircraft constructions ..........          73,459     2      47,234     2
Power industry .............................................          70,438     2      73,664     3
Mechanical engineering and metal working industry ..........          53,628     2      40,005     2
Transport ..................................................          23,935     1      47,958     2
Coal-mining industry .......................................          18,681     1      53,465     2
Metallurgy .................................................           1,545     0      42,390     2
Other ......................................................         145,744     4     183,468     8
Total loans and advances to customers (before impairment) ..       3,374,995   100   2,295,941   100
                                                                   ---------   ---   ---------   ---
Total loans and advances to corporate customers (before
   impairment) .............................................       2,303,094    68   1,619,953    71
                                                                   ---------   ---   ---------   ---
Loans to individuals - consumer loans ......................         296,406     9     240,782    11
                                                                   ---------   ---   ---------   ---
Loans to individuals - mortgage and car loans ..............         456,504    14     274,439    12
                                                                   ---------   ---   ---------   ---
Loans to individuals - other loans .........................          80,837     2      74,099     3
                                                                   ---------   ---   ---------   ---
Loans to SMEs ..............................................         238,155     7      86,668     3
                                                                   ---------   ---   ---------   ---
Total Retail and SME loans (before impairment) .............       1,071,901    32     675,988    29
                                                                   ---------   ---   ---------   ---
Total loans and advances to customers (before impairment) ..       3,374,995   100   2,295,941   100
                                                                   =========   ===   =========   ===

The increase in the Bank's loan portfolio in 2008 compared to 2007 was principally due to increases in the Bank's gross corporate loan portfolio to US$2,303.1 million as at 31 December 2008 (including securities held under reverse repurchase agreements of US$8.5 million), an increase of US$683.1 million (42.2 per cent.) compared to US$1,620.0 million (including securities held under reverse repurchase agreements of US$8.0 million) as at 31 December 2007. The increase in gross corporate loans was spread over a number of sectors, but included significant increases in loans to investment and lease companies, which increased to US$523.7 million as at 31 December 2008, an increase of US$378.9 million (261.5 per cent.) compared to US$144.9 million as at 31 December 2007, loans to clients in the wholesale trade industry which increased

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

to US$226.1 million as at 31 December 2008, an increase of US$83.8 million, compared to US$142.3 million as at 31 December 2007, and increases in loans to the construction and real estate industry, food industry, agriculture industry, motor-car industry, and chemical and petrochemical industry, and partially offset by decreases in loans to the retail trade industry, which were US$168.2 million as at 31 December 2008, a decrease of US$53.4 million, compared to US$221.6 million as at 31 December 2007, due to industry diversification of the loan portfolio.

Loans and advances to the Bank's ten largest borrowers amounted to US$901.2 million, or 27 per cent. of gross loans and advances, as at December 2008, compared to US$508.4 million (22 per cent. of gross loans and advances) as at 31 December 2007, as the Bank shifted its focus in the corporate segment to larger Ukrainian enterprises because of the changed economic environment. Of these amounts, US$469.7 million and US$210.7 million as at 31 December 2008 and 2007, respectively, related to entities under common control with the Bank. The Bank's target is to keep loan concentration of its top ten borrowers under 25 per cent. and to avoid additional concentration of single borrowers or groups of borrowers. None of the ten largest loans, were non-performing as at 31 December 2008 and 31 December 2007.

Gross loans and advances to retail and SME customers also increased by US$395.9 million (58.6 per cent.) to US$1,071.9 million as at 31 December 2008 from US$676.0 million as at 31 December 2007.

The following table sets forth the distribution of gross loans and advances to retail and SME customers as at 31 December 2008 and 2007:

                                                             As at 31 December
                                                            -------------------
                                                             2008(1)    2007(1)
--------------------------------------------------------------------------------
                                                           (in thousands of US$)

Loans to individuals: consumer loans ...................      296,406   240,782
Loans to individuals: mortgage and car loans ...........      456,504   274,439
Loans in individuals: other loans ......................       80,837    74,099
Small and medium enterprises ...........................      238,155    86,668
                                                            ---------   -------
Total loans and advances to retail and SME customers ...    1,071,901   675,988
                                                            =========   =======

----------
(1)  Before provision for impairment.

There were significant increases in consumer loans to individuals to US$296.4 million as at 31 December 2008, an increase of US$55.6 million (23.1 per cent.) compared to US$240.8 million as at 31 December 2007, Mortgage and car loans to individuals grew to US$456.5 million as at 31 December 2008, an increase of US$182.1 million compared to US$274.4 million as at 31 December 2007 and other loans to individuals grew to US$80.8 million as at 31 December 2008, an increase of US$6.7 million compared to US$74.1 million as at 31 December 2007, all due to the Bank's ability to grow its retail loan portfolio, in particular due to the success of its expanded retail distribution network as well as a number of other competitive advantages in the situation of a growing market, including, fast decision making in granting loans (in particular, car loans), an ability to establish an extensive number of points of sale for consumer and personal instalment loans distribution, highly competitive and convenient products.

There was also a significant increase in loans to SMEs to US$238.2 million as at 31 December 2008, as the Bank aimed to capture this relatively undeveloped but highly attractive and potentially lucrative segment of business. These increases were partially offset by an increase in provision for impairment of the Bank's loan portfolio to US$241.6 million as at 31 December 2008, an increase of US$206.4 million (585.9 per cent.) compared to US$35.2 million as at 31 December 2007, due to the Bank's provisioning increasing to compensate risks of loan portfolio quality deterioration during financial turmoil, particularly in the 4th quarter of 2008. See "-- Provisions for impairment on loans and advances to customers".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Analysis of credit quality of loans and advances to customers

The following table sets forth an analysis of the credit quality of loans and advances to customers, as at 31 December 2008:

                                                                           As at 31 December 2008
                                         ------------------------------------------------------------------------------------------
                                                                     Loans to
                                                       Loans to    individuals     Loans to
                                                     individuals    - mortgage   individuals    Small and      Reverse
                                         Corporate    - consumer     and car       - other        medium     repurchase
                                           loans        loans         loans         loans      enterprises   agreements     Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            (in thousands of US$)
Current and not impaired
Large borrowers with credit history
   with the Bank over 2 years ........     633,932          --            --           --             --        8,473       642,405
Large new borrowers with credit
   history with the Bank less than 2
   years .............................   1,248,867          --            --           --             --           --     1,248,867
Loans to medium and small size
   entities ..........................          --          --            --           --        191,572           --       191,572
Loans to individuals .................          --     192,676       368,321       62,614             --           --       623,611
                                         ---------     -------       -------       ------        -------       ------     ---------
Total current and not impaired .......   1,882,799     192,676       368,321       62,614        191,572        8,473     2,706,455
                                         ---------     -------       -------       ------        -------       ------     ---------
Past due but not impaired
less than 30 days overdue ............      56,402      39,940        40,183          160         31,360           --       168,045
30 to 90 days overdue ................      24,649      37,855        28,361       11,939         13,484           --       116,288
90 to 180 days overdue ...............      12,579          --            --           --            508           --        13,267
180 to 360 days overdue ..............       3,081          --            --           --            224           --         3,305
                                         ---------     -------       -------       ------        -------       ------     ---------
Total past due but not impaired ......      96,891      77,795        68,544       12,099         45,576           --       300,905
                                         ---------     -------       -------       ------        -------       ------     ---------
Loans individually determined to be
   impaired (gross)
Current ..............................     210,079          --            --           --             --           --       210,079
less than 30 days overdue ............      24,664          --            --           --             --           --        24,664
30 to 90 days overdue ................      33,267          --            --           --             --           --        33,267
90 to 180 days overdue ...............      25,661      25,935        13,478        6,124            885           --        72,083
180 to 360 days overdue ..............      20,985          --         6,161           --             63           --        27,209
More than 360 days overdue ...........         274          --            --           --             59           --           333
                                         ---------     -------       -------       ------        -------       ------     ---------
Total individually impaired loans
   (gross) ...........................     314,930      25,935        19,639        6,124          1,007           --       367,635
                                         ---------     -------       -------       ------        -------       ------     ---------
Less: Provision for impairment .......    (131,138)    (71,682)      (24,855)      (2,694)        (9,529)      (1,705)     (241,603)
                                         ---------     -------       -------       ------        -------       ------     ---------
Total loans and advances to
   customers .........................   2,163,482     224,724       431,649       78,143        228,626        6,768     3,133,392
                                         =========     =======       =======       ======        =======       ======     =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth an analysis of the credit quality of loans and advances to customers, as at 31 December 2007:

                                                                           As at 31 December 2007
                                         ------------------------------------------------------------------------------------------
                                                                     Loans to
                                                       Loans to    individuals     Loans to
                                                     individuals    - mortgage   individuals    Small and      Reverse
                                         Corporate    - consumer     and car       - other        medium     repurchase
                                           loans        loans         loans         loans      enterprises   agreements     Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            (in thousands of US$)
Current and not impaired
Large borrowers with credit history
   with the Bank over 2 years ........     325,578          --            --            --           --            --       325,578
Large new borrowers with credit
   history with the Bank less than 2
   years .............................   1,197,347          --            --            --           --         8,045     1,205,392
Loans to medium and small size
   entities ..........................          --          --            --            --       86,535            --        86,535
   Loans to individuals ..............          --     216,599       265,799        74,099           --            --       556,497
                                         ---------     -------       -------        ------       ------         -----     ---------
Total current and not impaired .......   1,522,925     216,599       265,799        74,099       86,535         8,045     2,174,002
Past due but not impaired
less than 30 days overdue ............      70,792      11,686         6,296            --          133            --        88,907
30 to 90 days overdue ................         518       6,723         1,850            --           --            --         9,091
                                         ---------     -------       -------        ------       ------         -----     ---------
Total past due but not impaired ......      71,310      18,409         8,146            --          133            --        97,998
                                         ---------     -------       -------        ------       ------         -----     ---------
Loans individually determined to be
   impaired (gross)
less than 30 days overdue ............      12,000          --            --            --           --            --        12,000
90 to 180 days overdue ...............       1,741       5,774           494            --           --            --         8,009
180 to 360 days overdue ..............       3,932          --            --            --           --            --         3,932
                                         ---------     -------       -------        ------       ------         -----     ---------
Total individually impaired loans
   (gross) ...........................      17,673       5,774           494            --           --            --        23,941
Less: Provision for impairment .......     (17,181)    (16,608)         (920)           --         (517)           --       (35,226)
                                         ---------     -------       -------        ------       ------         -----     ---------
Total loans and advances to
   customers .........................   1,594,727     224,174       273,519        74,099       86,151         8,045     2,260,715
                                         =========     =======       =======        ======       ======         =====     =========

Investment securities

As at 31 December 2008 the Bank held US$65.4 million in investment securities, an increase of US$16.0 million (32.5 per cent.) compared to US$49.3 million as at 31 December 2007. This increase was due to increases in municipal and state bonds which were US$25.9 million as at 31 December 2008, an increase of US$14.1 million (118.7 per cent.) compared to US$11.9 million as at 31 December 2007 and corporate bonds which were US$40.2 million as at 31 December 2008, an increase of US$2.7 million (7.3 per cent.) compared to US$37.5 million as at 31 December 2007.

Premises, leasehold improvements and equipment

The carrying value of premises, leasehold improvements, furniture, computers, motor vehicles and equipment was US$69.5 million as at 31 December 2008, an increase of US$16.2 million (30.4 per cent.) compared to US$53.3 million as at 31 December 2007. The Bank values its land and buildings on a market located.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

value basis. This expansion was primarily due to the expansion of the Bank's branch network and the revaluation of the land on which the Bank's headquarters is located.

Other financial and non-financial assets

As at 31 December 2008, the Bank had other financial assets in the amount of US$52.3 million, an increase of US$50.1 million compared to US$2.3 million as at 31 December 2007. The increase was primarily due to an increase of US$50.3 million in financial derivatives from US$0.1 million as at 31 December 2007 to US$50.4 million as at 31 December 2008, due to both extension of operations with such instruments and increased revaluation of financial derivatives as a result of significant devaluation of the functional currency (UAH) during the 4th quarter of 2008. This was slightly offset by a decrease of US$0.2 million in receivables, from US$2.2 million as at 31 December 2007 to US$1.9 million as at 31 December 2008.

Total Liabilities

The main sources of the Bank's funding for the year 2008 were customer accounts, including corporate deposits and corporate current accounts, loan participation notes and due to other banks. The Bank has historically received funding from foreign sources, including syndicated loans and international capital market issuances. The Bank has obtained additional funding by issuing loan participation note issuances, attracting new corporate customers and attracting additional funds from large corporate clients. In 2009 the Bank plans to focus on customer accounts from both corporate (including VIP) and retail customers as well as accounts for loans from the NBU to finance some corporate clients, representing either strategically important sector for the country and/or government sector and/or real sector of the economy.

The following table sets out the principal sources of the Bank's funding as at 31 December 2008 and 2007:

                                                             As at 31 December
                                                           ---------------------
                                                              2008      2007(1)
--------------------------------------------------------------------------------
                                                           (in thousands of US$)
Liabilities
Due to other banks .....................................     494,162     508,296
Due to the NBU .........................................      50,751          --
Customer accounts ......................................   1,429,338     842,751
Debt securities in issue ...............................      50,614     196,241
Loan participation notes ...............................   1,168,107     552,648
Current income tax liability ...........................          --       1,002
Deferred income tax liability ..........................      11,832          42
Other financial liabilities ............................      28,041       4,924
Other liabilities ......................................      10,594      10,546
Subordinated debt ......................................      74,390      69,223
Prepaid non-registered share capital ...................          --     100,000
                                                           ---------   ---------
Total Liabilities ......................................   3,317,829   2,285,673
                                                           =========   =========

The Bank's total liabilities were US$3,317.8 million as at 31 December 2008, an increase of US$1,032.2 million (45.2 per cent.) compared to US$2,285.7 million as at 31 December 2007. This increase across the periods under review was principally due to additional issuances of loan participation notes, increased volumes of current accounts and term deposits, all reflecting the growth of the Bank's activities and the Bank's corresponding requirement for additional funding for this growth in the first three quarters of 2008. In the 4th quarter of 2008 the Bank gained access to NBU financing, a new source of hryvnia funds. Customer accounts are one of the most important sources of financing in the current economic environment.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Due to other banks

                                                             As at 31 December
                                                           ---------------------
                                                              2008     2007(1)
--------------------------------------------------------------------------------
                                                           (in thousands of US$)
Current accounts .......................................      16,772    14,781
Deposits and loans .....................................     464,570   493,515
Direct sale and repurchase agreements - domestic .......      12,820        --
                                                             -------   -------
Total due to other banks ...............................     494,162   508,296
                                                             =======   =======

US$494.2 million was due to other banks as at 31 December 2008, a decrease of US$14.1 million (2.8 per cent.) compared to US$508.3 million as at 31 December 2007. This decrease reflects significant devaluation of the functional currency
(UAH) during 2008 resulted in decreased amount of due to other banks denominated in UAH.

Deposits and current accounts of Alfa-Bank Russia amount to US$21.4 million, or 4 per cent., of amounts due to other banks as at 31 December 2008 (compared to US$14.9 million, or 3 per cent., of amounts due to other banks as at 31 December
2007). Deposits and current accounts amounting to US$33.6 million, or 7 per cent., of amounts due to other banks, are due to another related bank, Amsterdam Trade Bank as at 31 December 2008 (compared to US$170.2 million, or 33 per cent. of amounts due to other banks as at 31 December 2007).

Customer accounts

Customer accounts are the single largest source of the Bank's funding as at 31 December 2008 and 2007, representing 43.1 per cent. and 36.9 per cent., respectively, of total liabilities as at 31 December 2008 and 2007.

The following table sets forth the composition of the Bank's customer accounts portfolio as at 31 December 2008 and 2007:

                                                                       As at 31 December
                                                                     ---------------------
                                                                        2008     2007(1)
------------------------------------------------------------------------------------------
                                                                     (in thousands of US$)
Customer accounts
Current/settlement accounts of state and public organizations ....      13,699    19,925
Term deposits of state and public organizations ..................      58,015    15,943
Current/settlement accounts of other legal Entities ..............     121,087   373,052
Term deposits of other legal entities ............................     964,799   339,132
Current/demand accounts of individuals ...........................      47,938    27,449
Term deposits of individuals .....................................     223,800    67,250
                                                                     ---------   -------
Total customer accounts ..........................................   1,429,338   842,751
                                                                     =========   =======

Total customer current accounts and term deposits were US$1,429.3 million as at 31 December 2008, an increase of US$586.6 million (69.6 per cent.) compared to US$842.8 million as at 31 December 2007. This increase was principally due to the growth in the term deposits of other legal entities, from US$339.1 million as at 31 December 2007 to US$964.8 million as at 31 December 2008, including an approximately US$230 million term deposit from a related party, as well as the Bank's strategy of developing deposit products for corporate clients and its focus on increasing the corporate clients' base. In particular, based on NBU statistics, the Bank ranks among the leaders (ranked 3rd among Ukrainian banks as of May 1, 2009) in terms of volumes of funds attracted from legal entities. The increase in total customer accounts was also due to an increase in the term deposits of individuals, from US$67.3 million as at 31 December 2007 to US$223.8 million as at 31 December 2008, reflecting the growth of the Bank's activity in this sector of business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Current accounts and term deposits of customers by sector

The Bank obtains funding from its broad client base across industry sectors. The Bank's current accounts and term deposits include deposits of state and public organizations and other legal entities (together referred to as "corporate") as well as individuals. The following table sets forth industry concentrations within the Bank's current accounts and term deposits of customers as at 31 December 2008 and 2007:

                                                                     As at 31 December
                                                              -------------------------------
                                                                     2008            2007
                                                              ---------------   -------------
                                                                Amount     %     Amount    %
--------------------------------------------------------------------------------------------------
                                                         (in thousands of US$, except percentages)
Investment and lease companies .......................          421,448    29   100,265    12
Individuals ..........................................          271,738    19    94,699    11
Communication ........................................          214,215    15   171,876    20
Natural gas industry .................................          111,721     8    44,237     5
Wholesale trade ......................................           81,681     6    56,614     7
Food industry ........................................           74,344     5     4,785     1
Motor-car industry ...................................           45,874     3        --    --
Military-industrial establishment and aircraft
   construction ......................................           28,670     2    53,339     6
Retail trade .........................................           25,835     2     2,667    --
Mechanical engineering and metal-working industry ....           21,571     2    12,635     2
Insurance ............................................           18,967     1    29,392     3
Power industry .......................................           16,745     1     8,312     2
Construction and real estate .........................           11,791     1     1,537    --
Transport ............................................           10,917     1     5,225     1
Chemical and petrochemical industry ..................            6,781     1    62,904     7
Metallurgy ...........................................            5,759    --    53,532     6
Coal-mining industry .................................            1,880    --   102,177    12
Other ................................................           59,401     4    38,555     5
                                                              ---------   ---   -------   ---
Total customer accounts ..............................        1,429,338   100   842,751   100
                                                              =========   ===   =======   ===

As at 31 December 2008, 60 per cent. of the Bank's total customer accounts were placed with the Bank by its 10 largest customers, compared to 66 per cent. as at 31 December 2007.

Debt securities in issue

Debt securities in issue amounted to US$50.6 million as at 31 December 2008, a decrease of US$145.6 million compared to US$196.2 million as at 31 December 2007. This decrease was primarily a result of the Bank's redemption of several series of outstanding bonds, as well as the Bank's repurchase of other bonds.

Loan participation notes

The Bank had US$1,168.1 million loan participation notes outstanding as at 31 December 2008, an increase of US$615.5 million (111.4 per cent.) compared to US$552.6 million as at 31 December 2007. This increase in 2008 was due to three additional issuances of loan participation notes in April, May and August 2008, made due to the Bank's continuing requirement for long term stable funding in foreign currency.

Other financial liabilities

Other financial liabilities were US$28.0 million as at 31 December 2008, compared to US$4.9 million as at 31 December 2007. The increase from 2007 to 2008 was due to increases in derivative financial instruments to US$24.9 million as at 31 December 2008 compared to US$2.5 million at 31 December 2007, due to both extension of operations with such instruments and increased revaluation of financial derivatives as a result

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

of significant devaluation of the functional currency (UAH) during year 2008 and other payables increasing to US$3.1 million as at 31 December 2008.

Subordinated debt

The Bank owed US$74.4 million in subordinated debt as at 31 December 2008, an increase of US$5.2 million compared to US$69.2 million as at 31 December 2007. This increase in 2008 was due to the accrued interest included in this amount.

Equity

The Bank's total equity was US$446.8 million as at 31 December 2008, an increase of US$134.2 million (42.9 per cent.) compared to US$312.6 million as at 31 December 2007. The increase across the periods was principally due to an additional issuance of shares to the Bank's shareholders made in order to increase the Bank's regulatory capital and to maintain the Bank's ability to grow its loan portfolio.

As at 31 December 2006 the Bank's nominal share capital amounted to UAH 360 million (US$71.3 million). On 5 February 2007 the Bank's shareholders resolved to increase the share capital of the Bank by UAH 505 million (US$100 million) up to a nominal amount of UAH 865 million (US$171.3 million). On 14 February 2007 this additional share issuance was registered with the SSSMC. In March 2007 all such issued shares were acquired and fully paid in by the Bank's then existing shareholders. The consequent amendments to the Bank's charter were approved by the General Meeting of Shareholders on 12 March 2007 and the respectively amended edition of the Bank's charter was registered by the NBU on 26 April 2007. All registration procedures were completed by the end of June 2007.

On 16 July 2007 the Bank's shareholders decided to increase the share capital of the Bank by an additional UAH 505 million (US$100.0 million) up to UAH 1,370 million (US$271.3 million). On 2 August 2007 this additional share issuance was registered with the SSSMC. By the end of August all such shares were acquired and fully paid in by the Bank's then existing shareholders. The consequent amendments to the Bank's charter were approved by the General Meeting of Shareholders on 3 September 2007 and the respectively amended edition of the Bank's charter was registered by the NBU on 26 September 2007. All registration procedures were completed by the beginning of November 2007.

On 21 November 2007, the Bank's shareholders took the decision to further increase the share capital of the Bank by UAH 374.7 million (US$74.2 million) to UAH 1,744.7 million (US$345.5 million). This additional share issuance was preliminarily registered with the SSSMC on 4 December 2007. By the end of December 2007, all such issued shares were acquired and fully paid in by the Bank's then existing shareholders. On 15 January 2008 the General Meeting of Shareholders approved the respective amendments to the Bank's charter, a new edition of which (with an authorised nominal share capital in the amount of UAH 1,744.7 million) was registered by the NBU on 26 March 2008. All registration procedures were completed by 30 April 2008.

On 21 April 2008, the Bank's shareholders decided to increase the share capital of the Bank by an additional UAH 505 million (US$100 million) up to UAH 2,249.7 million (US$445.5 million). This additional share issuance was registered with the SSSMC on 25 April 2008. In May and June 2008, all such issued shares were acquired and fully paid in by the Bank's then existing shareholders. The respective amendments to the Bank's charter (with an authorised nominal share capital in the amount of UAH 2,249.7 million) were approved by the General Meeting of Shareholders on 16 June 2008. The new edition of the Bank's charter was registered by the NBU on 8 August 2008. All registration procedures were completed by 26 August 2008.

On 29 August 2008, the shareholders of the Bank took the decision to further increase the share capital of the Bank by UAH 726.9 million (US$150 million) up to a nominal amount of UAH 2,976.6 million (US$614.3 million). This latest share issuance was registered with the SSSMC on 10 September 2008. In October all such newly issued shares were acquired and fully paid in by the Bank's then existing shareholders. On 14 October 2008, the General Meeting of Shareholders approved the respective amendments to the Bank's charter. A new edition of the Bank's charter (with an authorised nominal share

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

capital in the amount of UAH 2,976.6 million) was registered by the NBU on 9 December 2008. All registration procedures were completed by 29 December 2008.

Analysis by Segment

The Bank's primary format for reporting segment information is the following three business segments: retail banking, corporate banking and central treasury. Corporate banking is the largest business segment, generating 63.0 per cent. of external revenues in 2008 and representing 60.6 per cent. of total segment assets as at 31 December 2008 (compared to 71.8 per cent. of external revenue and 68.6 per cent. of total segment assets as at 31 December 2007). Retail banking generated 29.7 per cent. of external revenue in 2008 and represents 18.8 per cent. of total segment assets as at 31 December 2008 compared to 24.7 per cent. of external revenue and 21.1 per cent. of total segment assets as at 31 December 2007). The following tables set forth certain data for the Bank's primary reporting segments as at 31 December 2008 and 2007. For further details regarding the Bank's accounts on a segment basis, please see note 26 to the 2008 Financial Statements.


                                     As at and for the year ended 31 December 2008
                            --------------------------------------------------------------
                                                      Central
                             Corporate    Retail     Treasury    Eliminations      Total
------------------------------------------------------------------------------------------
                                                (in thousands of US$)
Income statement data
Total revenues ..........      608,315    206,500      267,032     (406,792)       675,055
Segment result ..........       66,912   (168,520)     144,212           --         42,604
Unallocated costs .......           --         --           --           --           (411)
Profit before tax .......           --         --           --           --         42,193
Balance sheet data
Total segment assets ....    2,275,718    707,473      773,882           --      3,757,073
Segment liabilities .....   (1,548,277)   (95,022)  (1,654,813)          --     (3,298,112)
Total liabilities(1) ....           --         --           --           --     (3,317,829)

----------
(1) Includes unallocated deferred income tax liability of US$11.8 million and other unallocated liabilities of US$7.9 million.

                                     As at and for the year ended 31 December 2007
                            --------------------------------------------------------------
                                                      Central
                             Corporate    Retail     Treasury    Eliminations      Total
------------------------------------------------------------------------------------------
                                               (in thousands of US$)
Income statement data
Total revenues ..........      240,335     66,257      119,058     (164,532)       261,118
Segment result ..........       22,438    (44,830)      43,596           --         21,204
Unallocated costs .......           --         --           --           --         (4,576)
Profit before tax .......           --         --           --           --         16,628
Balance sheet data
Total Segment assets ....    1,781,421    548,396      268,497           --      2,598,314
Segment liabilities .....      854,868     76,674    1,352,387           --      2,283,929
Total liabilities(1) ....           --         --           --           --      2,285,673

----------
(1) Includes unallocated current income tax liability of US$1.0 million, deferred income tax liability of US$0.04 million and other unallocated liabilities of US$0.7 million.

Contingencies and Commitments

The Bank enters into certain financial instruments with off-balance sheet risk in the ordinary course of business to meet its customers' needs. These instruments, which include letters of credit, guarantees and undrawn credit lines involve varying degrees of risk and are not reflected on the Bank's balance sheet. The Bank uses similar credit approval policies in undertaking off-balance sheet credit related commitments as it does for its on-balance sheet operations. See "Asset, Liability and Risk Management--Credit Risk--Off

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Balance Sheet and Related Party Credit Risk". Documentary and commercial letters of credit are collateralized by the underlying goods to which they relate or cash deposits. See "Risk Factors--Risks Relating to the Bank's Business--The Bank has significant off-balance sheet contingent liabilities commitments that may lead to potential losses".

The following table sets forth the Bank's credit related commitments for the years ended 31 December 2008 and 2007:

                                                             As at 31 December
                                                             -----------------
                                                               2008    2007(1)
--------------------------------------------------------------------------------
                                                           (in thousands of US$)
Guarantees issued ......................................      28,628    60,951
Undrawn credit lines ...................................       6,564   102,427
Letters of credit ......................................     214,123    48,869
Avals issued ...........................................         611     2,013
                                                             -------   -------
Total credit related commitments .......................     249,926   214,260
                                                             =======   =======

Total credit related commitments increased by US$35.7 million to US$249.9 million as at 31 December 2008 from US$214.3 million as at 31 December 2007. The increase in 2008 was primarily attributable to an increase in letters of credit by US$165.3 million, which was due to sale activation of new products - letters of credit with further financing by foreign banks' resources. The increase in letters of credit was partially offset by a decrease of US$95.9 million in undrawn credit lines, as a result of closing limits due to shortage of funding in the 4th quarter of 2008, as well as a decrease of US$32.3 million in guarantees issued.

As at 31 December 2008, the Bank had US$1.3 million in contractual capital expenditure commitments in respect of premises, leasehold improvements and equipment, a decrease of US$1.3 million (49.4 per cent.) compared to 2007, due primarily to suspending the Bank's expansion strategy at the end of 2008 as a result of the negative consequences of the global financial crisis on the Ukrainian economy.

Capital Adequacy

The Bank complies with the NBU's mandatory minimum capital adequacy ratios for Ukrainian banks, which is currently 10 per cent. The Bank's capital adequacy ratio calculated in accordance with the NBU methodology (being the ratio of capital to total risk weighted assets) was 13.9 per cent. as at 31 December 2008 compared to 12.6 per cent as at 31 December 2007.

The Bank also complies with the Basel Capital Accord standards established by the Basel Committee, which requires the Bank to maintain a total capital ratio in excess of 8 per cent. As at 31 December 2008, the Bank's capital adequacy calculated in accordance with the Basel Capital Accord based on IFRS financial statements was 16.5 per cent., compared to 16.1 per cent. as at 31 December 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth an analysis of the Bank's capital base, based on Basel Capital Accord standards, as at 31 December 2008 and 2007:

                                                             As at 31 December
                                                          ----------------------
                                                             2008       2007(1)
--------------------------------------------------------------------------------
                                                           (in thousands of US$)
Tier 1 capital
Share capital .........................................     622,599     272,599
Disclosed reserves ....................................      50,895      15,040
                                                          ---------   ---------
Total tier 1 capital ..................................     673,494     287,639
                                                          =========   =========
Tier 2 capital
Revaluation reserves ..................................      36,776      19,066
Cumulative translation reserve ........................    (272,293)      2,220
Fair value reserve ....................................        (481)        (82)
Subordinated debt .....................................      68,817      69,129
Share-option plan .....................................       5,520          --
                                                          ---------   ---------
Total tier 2 capital ..................................    (161,661)     90,333
                                                          ---------   ---------
Total capital .........................................     511,833     377,972
                                                          =========   =========
Risk weighted assets ..................................   3,095,223   2,351,078
Total capital ratio(1) (in %) .........................        16.5        16.1

----------
(1)  Calculated in accordance with the Basel Accord.

The increase in risk weighted assets in the periods under review was due to an increase in the Bank's business volumes and consequently, credit and market risk linked to the Bank's lending activities as well as of other financial assets and operations with securities.

The Bank is continually exploring ways to strengthen its capital position and is evaluating the impact of the adoption of Basel II proposals. Pillar II of the Basel II proposals relating to the maintenance of regulatory capital calculated for the three major components of risk that a bank faces (credit risk, operational risk and market risk), is not expected to be applied until 2010 in Ukraine.

RECENT DEVELOPMENTS

As discussed in "Risk Factors - Risks Relating to Ukraine", "Management's Discussion and Analysis of Financial Condition and Results of Operations - General Market Conditions and Operating Environment", and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Significant Factors Affecting Results of Operations - The effect of the economic downturn on the Ukrainian banking sector", Ukraine's banking sector has been severely and negatively affected by the economic downturn in Ukraine and the global financial crisis. Many of the negative trends that began in late 2008 have continued and in some cases worsened in 2009.

As a result of these negative economic trends, total non-performing loans increased substantially in year-todate 2009, and provisions have increased substantially. Further, in an effort to increase liquidity, the Bank has worked with borrowers to arrange repayments of a number of loans. As a result of this, the suspension of retail lending and the suspension of corporate lending to new customers and lending to existing customers being limited to short-term lending, total assets have decreased and the percentage of non-performing loans to total loans has increased dramatically, to approximately three times the level at year-end 2008, and the amount of provisions taken has increased compared to year-end 2008, negatively impacting net income and, as a result, retained earnings and total equity. In addition, loan portfolio concentration has also increased.

Strategically, the Bank is continuing the process of transitioning from its "Retail Business" model to a "Transaction Bank" model, focusing on, among other things, fully functional internet-banking, salary projects, money transfers and public utilities payments for its customers, in order to generate increased fee income to help offset some of these negative factors, including the fall in its interest income anticipated as a result of its maturing loan portfolio and increasing non-performing loans.

The global financial crisis which caused sharp deteriorations in the third quarter of 2008 has resulted in significantly higher interbank lending rates which have had a significant impact on the Bank's funding costs, negatively impacting net interest margins and profitability. In common with other Ukrainian banks, difficult access to debt markets has also put pressure on funding profiles, and the Bank remains vulnerable to fluctuations in domestic liquidity caused by global and local macroeconomic and political events.

Competition for deposits has increased as banks seek alternate funding and liquidity, given the lack of funding available in the capital and wholesale markets. As a result, some banks are paying higher interest rates to attract deposits, which is putting further pressure on competitors. Whilst Management believe deposit rates payable by the Bank are competitive, given the deterioration in the loan book, unless it can generate alternative additional income from fee-based activities, the reduction in the Bank's net interest margin will make it difficult for the Bank to remain competitive in attracting and maintaining deposits.

In addition, the Ukrainian banking sector as a whole has seen significant deposit outflows, particularly in the period from October 2008 through April 2009, as well as a significant shift in where deposits are placed, with state-owned and western-owned banks benefiting, given the lack of consumer confidence in the banking sector. During this period, the Bank has seen its own customer accounts face significant pressure. Although the Bank believes it has seen a reverse in this downward trend and retail customer accounts have increased in recent months, its deposit base, in particular, and customer accounts, overall, have nevertheless shrunk since year-end 2008.

In February, March and April 2009, the Bank received financing from the NBU totalling approximately US$188 million, due in February and April 2010.

In March 2009, an additional US$166 million was contributed in the form of subordinated debt. As a result, capital adequacy ratios were slightly higher at the end of the first quarter of 2009 than at year-end 2008.

On May 8, 2008, the Bank redeemed US$100 million of bonds. The redemption in US dollars was late, but within the redemption grace period, as a result of a lack of US dollars available to the Bank in the Ukrainian interbank market due to sub-optimal liquidity management by the Bank and insufficient liquidity in the local FX market. However, as at the date of this Prospectus, the Bank continued to be in compliance with all of its financing agreements and with the prudential requirements of the NBU.

DESCRIPTION OF THE BANK'S BUSINESS

Overview

The Bank is a commercial bank headquartered in Kyiv, offering a range of banking services to corporate and retail customers, as well as treasury and capital markets services, through a network of 84 standard branches each of which services retail customers, 11 of which service corporate customers and 55 of which service SME clients), 151 ATMs and 5,354 outsourced self-service terminals (as described below in "Retail - ATM and Terminals Network") as at 1 June 2009. The Bank also has a representative office in Moscow.

The Bank's immediate parent is ABH Ukraine Limited. The Bank is ultimately controlled by three Russian individuals: Mikhail Fridman, German Khan and Alexei Kuzmichev. The Bank is a part of the Alfa Banking Group, which, in turn, is a part of the Alfa Consortium, a group of companies principally operating in the banking, insurance, telecommunications and oil and gas sectors, as well as in the investment and retail trade businesses.

According to official NBU statistics, as at 1 April 2009 the Bank was the 9th largest bank in Ukraine in terms of total assets (compared to 10th as at 1 April 2008 and 14th as at 1 April 2007), the 3rd largest in terms of customer accounts of legal entities (compared to 6th as at 1 April 2008 and 9th as at 1 April
2007), the 8th largest in terms of loans to customers (compared to 9th as at 1 April 2008 and 11th as at 1 April 2007), the 7th largest in terms of loans to individuals (compared to 9th as at 1 April 2008 and 19th as at 1 April 2007) and the 7th largest one in terms of loans to legal entities (compared to 7th as at 1 April 2008 and 9th as at 1 April 2007), all as calculated under Ukrainian Accounting Standards and based on statutory reporting requirements.

As at 31 December 2008 the Bank had total assets of US$3,764.6 million, loans and advances to customers of US$3,133.4 million, and total customer accounts of US$1,429.3 million. For the year ended 31 December 2008, the Bank generated a profit before tax of US$42.2 million and a profit for the year of US$35.6 million.

According to official NBU statistics, the Ukrainian banking sector grew at an annual compound growth rate of 62 per cent. from 2004-2008. However, the Ukrainian banking system underwent severe economic stress in the 4th quarter of 2008 due, among other factors, to the global financial crisis, the sharp devaluation of the national currency, the deteriorating financial condition of borrowers, a run on deposits and a lack of funds in the financial system. As a result, in the 4th quarter of 2008, the Bank reconsidered its expansion strategy and became focused on optimizing and restructuring its existing loan portfolio and finding new ways to manage its existing corporate and retail business.

Corporate banking has historically been the Bank's main business. As at 31 December 2008, loans to corporate customers (including reverse sale and repurchase agreements) amounted to US$2,303.1 million, representing 68.2 per cent. of the Bank's gross loan portfolio, while corporate customer accounts (including state and public organizations) amounted to US$1,157.6 million, representing 81.0 per cent. of the Bank's total customer accounts. The Bank previously focused on providing loans to corporate customers. However, as a result of events beginning in the 4th quarter of 2008, the Bank has suspended corporate lending to new customers and corporate lending to existing customers has been limited to short-term lending, including providing overdraft facilities and working capital loans. Therefore, the corporate banking segment is focused on optimizing and restructuring the Bank's existing corporate loan portfolio and on providing current accounts, deposit taking, cash settlement, currency exchange and cash management services to the Bank's corporate customers. The Bank is also developing structured finance, leasing and trade finance products for its corporate customers.

In 2007 and 2008, the Bank expanded its business focus to include SMEs. The SME category is currently a part of the Bank's corporate banking business, and as at 31 December 2008, the Bank's SME loan portfolio amounted to US$238.2 million, or
7.1 per cent. of the Bank's gross loan portfolio. In 2008 the Bank began to provide deposit taking and cash management services for SMEs, which are a key focus for the SME segment for 2009.

DESCRIPTION OF THE BANK'S BUSINESS

Beginning in 2005 and running through the first three quarters of 2008, the Bank focused on increasing its retail banking activities by improving and expanding the range of products that it offered and by increasing its geographical presence in the industrially developed regions of Ukraine. As at 1 June 2009, the Bank had approximately 560,000 retail customers (approximately 1,170,000 retail loans). As at 31 December 2008, the Bank's gross retail loan portfolio amounted to US$833.7 million, representing 24.7 per cent. of the Bank's gross loan portfolio, while retail customer accounts amounted to US$271.7 million, representing 19.0 per cent. of the Bank's customer accounts. As a result of the unfolding economic crisis and a generally unstable financial situation, beginning in the 4th quarter of 2008, the Bank ceased retail lending, which previously included providing consumer finance loans, auto loans and residential mortgage loans to individuals, as well as debit cards, debit cards with personal instalment loans and credit cards. As a result, the Bank's retail banking services primarily consist of deposit taking, FX and money transfer services and cash withdrawals through ATMs. The Bank is in the process of establishing retail internet banking services. Due to the above, the Bank is transitioning from its "Retail Business" model to a "Transaction Bank" model, focusing, among other things, on fully functional internet-banking, salary projects, money transfers and public utilities payments.

The Bank also conducts dealer services, custody services, FX operations and interbank market activities. Brokerage services and arranging and underwriting corporate bonds which were provided by the Bank before the economic crisis began, are currently suspended.

As at the date of the Prospectus, the Bank has the following ratings by Moody's: an individual financial strength rating of E+; a long term foreign currency deposit rating of B3; a long term national currency deposit rating of Baa3; a foreign currency senior unsecured debt rating of B3; and a long term national scale rating of Baa3.ua. All of the long-term ratings are now placed on review for further potential downgrades due to increased liquidity risk. In addition, the Bank has the following ratings by S&P: a long-term counterparty rating of CCC+; a short-term counterparty rating of C; and a national scale rating of uaB. The outlook on the ratings is negative. The ratings' declines follow the earlier downgrade of Ukraine's sovereign ratings, reflecting the increase in execution risks to the sovereign Standby Arrangement with the IMF due to the absence of broad political backing for necessary budgetary revisions and reforms in the banking system ahead of the January 2010 presidential elections.

Strengths

Management believes that it has the following competitive strengths:

Part of Alfa-Banking Group and the Alfa Consortium

In October 2008, a bank holding company, the Alfa-Banking Group was formally established and currently includes, apart from the Bank, Alfa-Bank Russia with its subsidiaries (Amsterdam Trade Bank, Alfa-Bank Kazakhstan and Bank Severnaya Kazna) and Alfa-Bank Belarus. The Alfa-Banking Group's aim is to promote the development of its component autonomous entities, to make them bigger, stronger and more profitable through the coordinated sharing of general banking experience, knowledge and best practices and the leveraging of expertise and other synergies.

For example, through the Alfa-Banking Group, the Bank is linked to Alfa-Bank Russia and is therefore able to benefit from the general banking experience gained by Alfa-Bank Russia. Through this relationship, the Bank has developed an advanced risk management system. The Bank and Alfa-Bank Russia often leverage client relationships to serve customers throughout the region. However, the beneficial shareholders of the Bank recognise that Alfa-Bank Ukraine is an autonomous bank with its own strategy and management independent of Alfa-Bank Russia. The Bank is therefore able to pursue its own strategy and carry out its operations with a specific focus on the Ukrainian banking market.

Further the Bank is part of the Alfa Consortium. Alfa Consortium's business is highly diversified, with interests in oil and gas, commercial and investment banking, asset management, insurance, retail trade, telecommunications, media, water supply and water disposal, as well as other industrial-trade and stand alone investments.

DESCRIPTION OF THE BANK'S BUSINESS

Brand Recognition and Marketing

The Bank has an established brand name due to the high profile of the "Alfa" brand in Russia and its continued presence in Ukraine. The Bank has engaged in an extensive marketing campaign aimed at growing its customer base. The campaign increased the Bank's awareness and recognisability among retail customers. The Bank placed 7th in Brand Awareness on the Ukrainian market according to the 1st quarter of the 2009 TNS survey.

Highly Qualified Management Team and Supervisory Board

The Bank has a strong management team with an established track record in the Ukrainian banking sector. Many members of Management are also currently, or have in the past been, members of the management of Alfa-Bank Russia, Raiffeisen Group, Procredit Group, Credit Agricole Group, ING, Renaissance Capital and other globally recognised banking institutions.

Management is supported and overseen by a capable and experienced Supervisory Board, which includes not only an independent director, but also members with risk management and strategic roles in the Alfa-Banking Group.

Corporate Governance

The Bank has effective corporate governance systems in place, including internally developed and strictly followed norms of ethical practices and requirements on corporate conduct and business. These corporate governance practices help in improving the overall management of the Bank and increase the Bank's attractiveness to both current and prospective customers. The Bank maintains a policy of informational openness and ranks 2nd on transparency and disclosure among Ukrainian banks according to S&P's 2008 survey (1st on financial and operational disclosure among Ukrainian banks).

Stable Funding Compared to Rest of Ukrainian Banking Sector

The Bank enjoys a comparatively stable customer deposit base, both corporate and retail, which together account for more than one third of the Bank's total liabilities. These deposits are sourced both externally and from other members of the Alfa Consortium. Although the Bank's deposit base has shrunk since the year-end 2008 along with a general contraction in the Ukrainian banking system, the Bank did not suffer the run on deposits to the extent experienced by many other banks.

Until November 2008, the Bank regularly obtained funding through international syndicated and international capital markets funding. Although such funding is currently suspended pending financial system stabilization, the Bank maintains name recognition in these markets.

The Bank has also been able to maintain a stable position in the Ukrainian financial market, due in part to its reputation in the international capital markets. In 2009 the Bank continues to develop business relations with Ukrainian and international financial institutions to maintain current financial resources obtained from bilateral loans, club deals and syndicated facilities. The Bank also further maintains a network of correspondent accounts and develops trade finance.

Retail Deposit Network

The Bank's retail deposit network is geographically broad, with 84 standard branches covering almost all of the regions of Ukraine. Over the last three years, the Bank was successful in targeting retail customers, and although its market share is still modest and individual deposits account for only 1/12 of the Bank's total liabilities, increasing the retail deposit base is one of the Bank's key priorities. As at 1 April 2009 the Bank was the 28th largest Ukrainian bank in terms of retail deposits and current accounts. In April 2009 the Bank achieved the best results in its retail deposit portfolio growth (a monthly increase of 8.4 per cent.) amongst the eight biggest Ukrainian banks. The Bank offers retail customers permanent bonus programs and free plastic cards. In addition, the Bank offers comparatively high interest rates. As the result of the successful development and implementation of new retail deposit product and services, the Bank won "The


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Best Deposits Program" category in the "Favourites of Success 2008" contest based on a research study of consumers' preferences certificated by the International Research Agency "InMind".

Extensive Corporate Banking Expertise

The Bank's extensive expertise in Ukraine's corporate lending market, along with the Bank's strong risk management system and customer relationships, has allowed it to efficiently develop its corporate loan portfolio and deposit base. Due to the temporary suspension of lending services, the Bank is currently focussed on managing its corporate loan portfolio quality, mainly through optimizing and restructuring loans previously granted to its corporate customers, and Management believes it has the expertise to be well positioned in managing this portfolio. The Bank's current priorities reflect the challenges posed by the new situation in the financial markets, with a focus on strengthening its customer base and developing banking products such as long-term trade finance deals, documentary operations, etc., rather than on traditional lending to corporate clients. The Bank believes that it will be able to recommence its traditional lending services to its corporate customers once the situation in the financial markets improves and will be well positioned to do so.

Flexible Service Model

Prior to the onset of the global financial crisis, the Bank, which traditionally had a corporate focus, was able to develop itself into a successful full-service bank, having diversified into working with SMEs and actively invested in the growth and development of its retail business, including a regional distribution network, and providing a variety of standard and innovative banking services and products. Due to the lack of funding in the market, it has substantially changed the focus of its business away from lending, but it intends to preserve its core expertise across a range of products in order to remain flexible.

Focus on Customer Service

The Bank offers fast and convenient customer service to its customers with flexible products and service channels. The Bank has introduced innovative approaches to meeting the customers' banking needs, for example, My Alfa-Bank ("MAB") retail internet service and "Bank-Client" corporate internet service (see "- Distribution Network" below).

Strategy

The Bank's key short- to medium-term objectives are to grow and diversify its funding sources, to manage and optimize its existing loan portfolio and to develop its "Transaction Bank" model, while strengthening its operating systems and branding, with a view to being well positioned when it is able to resume lending. In particular, the Bank's strategies are:

To grow and diversify its funding sources

To support its stability, the Bank intends to grow and diversify its funding sources. It plans to further increase domestic deposits from corporate and individual customers by broadening the range of products it offers to these customers.

Management also believes that the retail banking sector is still underdeveloped in Ukraine and offers significant growth potential. Demand for banking products and services in Ukraine is high and, after the recent banking system collapse at the end of 2008 and beginning of 2009, will grow in the future. Accordingly, whilst continuing to prioritise its corporate banking business, Management plans to grow the Bank's retail customer accounts within the next few years.

The Bank will seek to recommence accessing syndicated and bilateral loan funding, as well as the international and domestic debt capital markets, once the situation in the financial markets improves.


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To manage and optimize its existing loan portfolio

Ukraine's banking sector has been severely and negatively affected by the economic downturn in Ukraine and the global financial crisis. As a result of these negative economic trends, total non-performing loans have increased substantially. The Bank has suspended retail lending, suspended corporate lending to new customers, and limited corporate lending to existing customers to short-term lending. The Bank is therefore strongly focussed on managing, optimizing and restructuring its existing portfolio of loans through pro-actively engaging with its borrowers and taking steps to protects its creditor rights.

To develop the "Transaction Bank" model in the retail segment

As a result of suspending new lending to the retail segment due to the changed economic environment, the Bank has focussed on and will continue to focus on developing other retail income streams, primarily by developing "transaction" services, serving its customer base through branches and innovative sales channels, and by increasing awareness of the Alfa brand.

To strengthen operating systems and technology and to develop fully-functional retail Internet banking

The Bank's decision-making is centralised in all of its retail banking and in most of its corporate banking, allowing the Bank to capitalise on its well developed control and IT systems and to control personnel and other overhead costs. The Bank has invested and will further invest in developing a banking system based on up-to-date technology. The Bank has been implementing a basic foundation that reflects best practices aimed at ensuring utmost reliability and productivity. The goal of implementing such systems is their predictability and flexibility for operating in a volatile financial environment. The focus in 2009 will be on improving process systematization and fine-tuning for business tasks.

Additionally, the Bank is developing MAB - a fully-function format retail Internet banking facility enabling the Bank's customers to use modern channels of banking services without the necessity to visit the Bank. The Bank is in the process of setting up a unified system of distant services for all retail customers, including retail block clients, A-Club members and SME individual clients. Within this project the Bank will provide its retail customers with a number of services, including payments from card accounts and current accounts; payments for municipal services and mobile communications; transfers from card account within one current account and transfers from one current account to card account; repayments / refills by cards of alternative banks. Additionally, MAB will provide informational services and support (including, questionnaires, e-mail and post-mail correspondence) for the Bank's clients in order to maintain an effective and careful cooperation with each customer.

To broaden brand awareness and recognition

Alongside expanding its network, the Bank is rolling out a corporate brand strategy in order to broaden public awareness about the Bank and to enhance its recognisability among retail customers. In addition to using its corporate logo throughout the network, the Bank will continue to promote its brand image through all communication channels, both printed and broadcast media advertising, promotional campaigns, as well as e-marketing and web advertising. The Bank will also continue to sponsor charities and community projects in Ukraine.

History

The Bank was founded as a limited liability company under the laws of Ukraine on 18 November 1992, was registered with the NBU on 24 March 1993 and began its operations under the name Commercial Bank for Consumer's Co-operation "Vito" from its head office in Kyiv. In 1995 the Bank was reorganised into Limited Liability Company Commercial Bank "Kyivinvestbank", which in turn was reorganised into Stock Commercial Bank "Kyivsky Investytsiyny Bank" in 1997. The Bank has operated under its current name since January 2001. The Bank's address is 4/6 Desyatynna Str., Kyiv 01025, Ukraine.

The Bank was registered with the NBU in the State Register of Banks on 24 March 1993 under registration number 158. Its current banking license and its NBU permit for conducting certain types of banking


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activities were renewed on 3 December 2001 and 31 July 2008, respectively. In
2002 the Bank obtained a license issued by the SSSMC allowing the Bank to conduct specific professional activities on the Ukrainian securities market. The license was reissued in 2004 and expired on 11 October 2007. On 12 October 2007, the SSSMC issued four separate licenses to the Bank allowing it to perform various professional activities on the stock market (brokerage, dealing, underwriting and custodian services). These licenses are valid until 12 October 2012. On 2 September 1999 the Bank was registered as a member of the Fund for the Guaranteeing of Deposits of Individuals. See "- Licenses" and "Appendix A - Overview of the Ukrainian Banking Sector and Regulation in Ukraine".

In the period from 2001 to 2005, the Bank focused on developing its corporate customer base. Beginning in 2005, the Bank also focussed on increasing its retail banking operations. By 2006, the Bank had become a universal bank with a strong presence in the corporate banking sector and an expanding presence in the retail banking sector.

In 2001, the Bank became a member of the Society for Worldwide Interbank Financial Telecommunications ("SWIFT"), allowing it to offer new electronic payment services. In 2001, the Bank became an associated member of VISA International and began offering VISA cards to its customers. In addition, in 2001 the Bank joined the Ukrainian First Stock Trading System ("PFTS") and has been a member of its Council since August 2004. In July 2006, the Bank started to provide quotations on security positions through Reuters and Bloomberg. The Bank is also a member of the Association of Ukrainian Banks, the Kyiv Bankers Union, the Ukrainian Interbank Currency Exchange, securities depositary "The Interregional Stock Union, the Ukrainian Interbank Payment Systems Member Association, the Professional Association of Registrars and Custodians, the Ukrainian Credit Banking Union, the American Chamber of Commerce, the European Business Association, the Banking Association for Central and Eastern Europe, Fund for Guaranteeing of the Individuals' Customer Accounts and the UPC.

In 2002, the Bank began to offer a full range of services for placing domestic bond issues of Ukrainian companies.

During 2002 and 2003, the Bank began developing its branch network, with the establishment of branches in Donetsk, Kharkiv and Dnipropetrovsk. Over the last three years, the Bank continued its regional expansion and established operations in every Ukrainian region (see "- Distribution Network" below). The Bank has also launched a series of new products and services, including consumer finance in August 2005, auto loans in May 2006, and mortgages in fall 2006 (all of which are currently suspended). In addition, in April 2007, the Bank launched its SME business, expanding the range of products and services it offers to SME.

Until December 2006, the Bank was a subsidiary of Alfa-Bank Russia, the Russian commercial and retail banking subsidiary within the Alfa Banking Group. The Bank is now a subsidiary of ABH Ukraine Limited, which is beneficially owned by six shareholders (including Mikhail Fridman, German Khan and Alexei Kuzmichev).

Until late 2008, the Bank had been operating with a full-service banking model. However, as a result of events beginning in the 4th quarter of 2008, the Bank has suspended retail lending and suspended corporate lending to new customers, and corporate lending to existing customers has been limited to short-term lending. As a result, employee numbers have declined materially and substantially all of the previously significant numbers of information and consulting centres ("ICCs"), point-of-sale terminals and auto loan financing desks have been closed.

Market Position and Competition

As at 1 May 2009, there were 198 commercial banks registered in Ukraine, 185 of which were licensed by the NBU to perform banking transactions. Because of the events beginning in the 4th quarter of 2008 and their negative impact on the Ukrainian banking sector, Management expects that the Ukrainian banking sector will further consolidate over the next couple of years.

Commercial banks operating in Ukraine are divided by the NBU into four groups according to the banks' total assets and regulatory capital. As at 1 April 2009, the first group with total assets of more than UAH


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14 billion and regulatory capital of more than UAH 1.5 billion included 18 banks; the second group with total assets ranging from UAH 4 billion to UAH 14 billion and regulatory capital ranging from UAH 500 million to UAH 1.5 billion included 20 banks; the third group with total assets ranging from UAH 1.5 billion to UAH 4 billion and regulatory capital ranging from UAH 200 million to UAH 500 million included 24 banks; and the fourth group with total assets of less than UAH 1.5 billion and regulatory capital of less than UAH 200 million included 120 banks. Although certain banks have exceeded the thresholds for their respective groups, they usually remain in the groups to which they are allocated by the NBU at the beginning of the year. According to the NBU classification, the Bank is included in the first group.

Two of the largest banks in Ukraine, Ukreximbank and Oschadbank, are state-owned. Further, it is expected that by the end of 2009, the Government of Ukraine will become a controlling shareholder of a number of privately-owned Ukrainian banks that were or are to be selected for recapitalization with participation of the State pursuant to the decision of the Cabinet of Ministers of Ukraine. In addition, as at 1 May 2009, 52 banks in Ukraine had foreign capital, 17 of which were fully owned by foreign entities. See "Appendix A - Overview of the Ukrainian Banking Sector and Regulation in Ukraine".

According to information published by the NBU, as at 1 May 2009, the total assets of the banks which have been granted licences by the NBU to perform banking transactions in Ukraine were approximately UAH 869.4 billion. The Ukrainian corporate banking market grew in terms of the volume of transactions and number of customers from 2005 to 2009. According to the NBU, the total value of loans granted to corporations in Ukraine as at 1 May 2009 was UAH 464.7 billion (compared to UAH 926.1 million as a 1 January 2009, UAH 276.2 million as at 1 January 2008, UAH 167.8 million as at 1 January 2007, UAH 109.1 billion as at 1 January 2006 and UAH 72.9 billion as at 1 January 2005).

Management believes it is well placed to compete in the Ukrainian banking sector, being among the first group of banks in terms of total assets as determined by the NBU as at 1 April 2009. Currently, the main competition in the Ukrainian banking market is focused on attracting corporate and retail depositors. The main competitors for the corporate deposit base include Privatbank, OTP Bank, Ukreximbank, Raiffeisenbank Aval and Ukrsibbank. The Bank makes significant efforts to attract and retain retail deposits. In this segment the Bank faces competition from all categories of banks, including large local, foreign, and state owned banks, such as Privatbank, Oschadbank, Ukrsotsbank, Raiffeisenbank Aval, Ukrsibbank, Bank Forum, and Ukreximbank.

Banking Services and Activities

Overview

The Bank's main business activities are corporate banking (including the SME category), retail banking and treasury and capital markets services. While the corporate banking currently accounts for the largest proportion of the Bank's loans and deposits, the Bank intends to further increase the volume of its retail customer base.

As at 31 December 2008, the Bank had grown its net loan portfolio to US$3,133.4 million in total loans and advances to customers, less provision for impairment losses, compared to US$2,260.7 million as at 31 December 2007. The Bank's customer accounts had grown to US$1,429.3 million as at 31 December 2008, compared to US$842.8 million as at 31 December 2007. However, both total loans and advances to customers and customer accounts have decreased in year-to-date 2009.

Corporate Banking

Corporate banking is the Bank's largest business segment. It includes opening and maintaining current accounts, deposit taking, cash settlement transactions, FX operations (both in UAH and foreign currencies, principally the US dollar and the euro), cash management, corporate financing and consulting, card operations, and payroll services. Until late 2008, the corporate banking segment was actively lending. However, as a result of events beginning in the 4th quarter of 2008, the Bank has suspended corporate lending to new customers, and corporate lending to existing customers has been limited to short-term lending.


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As at 31 December 2008, total loans and advances to corporate customers
(including reverse sale and repurchase agreements) were US$2,303.1 million, or
68.2 per cent. of the Bank's gross loan portfolio, compared to US$1,620.0 million, or 70.6 per cent., as at 31 December 2007. The Bank's corporate customer accounts (including state and public organizations) were US$1,157.6 million, or 81.0 per cent. of the Bank's total customer accounts, as at 31 December 2008, compared to US$748.1 million, or 88.8 per cent., as at 31 December 2007. Such percentage decreases in corporate customers' loan and accounts portfolios are mainly due to a bigger focus on the retail base with the goal to diversify the Bank's funding sources. As at 1 June 2009, the Bank had 3,936 corporate customers, compared to 3,385 as at 31 December 2008.

The Bank has also developed a range of modern credit products (such as long-term financing with the participation of Export Credit Agencies). The Bank services its corporate customers through corporate divisions within the Bank's standard branches, which cover the major regions of Ukraine (see "- Distribution Network" below). The Bank had previously started to target SME lending through its retail network.

The Bank's corporate banking activities are divided into the following categories:

Corporate Lending

Total loans and advances to corporate customers (including reverse sale and repurchase agreements) increased by US$683.1 million, or 42.2 per cent., during the year ended 31 December 2008, compared to an increase of US$741.8 million, or
84.5 per cent., during the year ended 31 December 2007.

The Bank has traditionally focused on lending to large corporate entities in Ukraine in order to maintain an efficiently managed and low-risk portfolio. The Bank's top 10 corporate customers' loans and advances accounted for US$901.2 million, or 26.7 per cent., of the Bank's gross loan portfolio, as at 31 December 2008, compared to US$508.4 million, or 22.1 per cent., as at 31 December 2007. As at 31 December 2008, the largest concentration of the Bank's corporate loans was in investment and lease, wholesale trade, construction and real estate, food industry, agriculture, and retail trade. The Bank's corporate loan portfolio also includes loans to the railway and motor-car, chemical goods production, natural gas, energy, aircraft construction, mechanical engineering, and metal-working industries.

Corporate lending activities previously included the provision of loan facilities, overdraft facilities, loans to finance working capital and purchases of property, plant and equipment, revolving credit facilities, standby facilities (long-, medium- and short term financing) and trade finance products. Trade finance and documentary operations include a range of products and services in the field of trade finance and documentary business, including bank guarantees, documentary letters of credit and the financing of import trading operations, including long-term financing of import contracts (with participation of foreign export credit agencies), generally with a 3 to 7-year tenor. As a result of events beginning in the 4th quarter of 2008, the Bank has suspended corporate lending to new customers and corporate lending to existing customers has been limited to short-term lending and the focus has shifted to optimizing and restructuring the existing loan portfolio (see "--Legal Policies and Procedures - Problem Loan Restructuring and Recovery").

Corporate Customer Accounts

Corporate customer accounts (including state and public organizations) increased by US$409.5 million, or 54.7 per cent., during the year ended 31 December 2008, compared to an increase of US$242.3 million, or 47.9 per cent., during the year ended 31 December 2007.

The Bank's top 10 corporate customers' accounts accounted for US$862.4 million, or 60.3 per cent., of the Bank's total customer accounts as at 31 December 2008, compared to US$560.2 million, or 66.5 per cent., as at 31 December 2007. By sector, as at 31 December 2008, the top 10 corporate customers were engaged in the following industries: investment and lease, communication, natural gas, wholesale trade, food, motorcar, military-industrial and aircraft construction, retail trade, mechanical engineering and metal-working. Although the Bank is seeking to reduce its levels of reliance on the Alfa Consortium, as at 31 December


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2008, US$544.1 million, or 38.1 per cent., of the Bank's customer accounts were due to entities under common control with the Bank.

Cash Management

The Bank is seeking to become the market leader in offering innovative cash and liquidity management solutions to its corporate customers. The Bank provides automated liquidity management solutions for cash consolidation, control and investment. Corporate customers would otherwise typically execute such transactions manually, so the Bank's automatic solutions free up time for more strategic treasury management. The Bank also provides cash management services to wholesale clients. Cash management banking products are a valuable service and allow the Bank to cross sell and retain customers. The Bank earns interest on balances in bank accounts, as well as non-interest income through transaction fees.

Other Corporate Services

The Bank also provides financial telecommunication services, including "Bank-Client," the Bank's corporate internet-banking service, which allows confidential transmission of documents between the Bank and its corporate clients.

SME Services

The SME category is the newest business category in the Bank's corporate banking segment. SME clients receive a range of corporate and retail banking products, optimized to meet the special needs of small and medium sized enterprises, and simplified in order to make them easier to understand.

The Bank previously provided the full range of lending services to its SME customers, including express loans, loan facilities, overdraft facilities, and loans to finance working capital and purchases of property, plant and equipment. As at 31 December 2008, the Bank's SME loan portfolio amounted to US$238.2 million, or 7.1 per cent. of the Bank's gross loan portfolio, compared to US$86.7 million, or 3.8 per cent. as at 31 December 2007. During 2008 the Bank developed its position in customer accounts and deposit taking for SMEs. As at 31 December 2008, the Bank's SME customer account portfolio amounted to US$19.4 million, compared to nil as at 31 December 2007.

Banking Services for VIP Clients

The Bank has established a VIP client service ("A-club"), which offers individual banking services to a limited number of individual clients, principally high net worth individuals and their family members, including the Alfa Banking Group's shareholders, and senior management of the Bank's corporate clients. As a result, it is managed as part of the corporate banking segment. A-club offers clients exclusive services, an individualized approach and confidentiality. Each A-club client is assigned a personal manager with extensive banking and financial experience. A-club members are offered the whole range of the Bank's cash services, an individual tariff-plan for current and deposit accounts, and Visa cards. Due to the lack of funding auto loans, mortgage loans and advances for other needs are currently suspended by the Bank, but are expected to be recommenced once funding becomes available. For customers' convenience a regional A-Club network is developing. In addition, an A-Club outlet has been opened in February 2009 in the Trade Centre "Arena - city" (located in the centre of Kyiv). In 2009 the Bank is planning to further expand its network of A-club outlets in Kyiv and in the largest cities in Ukraine. The A-club outlets, which are to be opened in Lviv, Dnipropetrovsk and Donetsk, will be designed according to the Bank's uniform concept and will provide their A-club members with premium-quality standard services.

Retail Banking

For the last three years the Bank has concentrated on expanding its retail banking business in order to take advantage of the rapidly growing retail banking market in Ukraine. Retail banking includes providing current and deposit accounts, FX services, and money transfers. Previously, the retail banking segment provided consumer finance loans, auto loans, residential mortgage loans and other loans to individuals,


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debit cards, debit cards with personal instalment loans and credit cards.
However, as a result of events beginning in the 4th quarter of 2008, the Bank has suspended retail lending and has no plans to start lending again in 2009.

The Bank is currently placing emphasis on developing the retail "Transaction Bank" model with focus on fully-functional internet-banking and mobile telephone banking, salary projects and money transfers, public utilities payments and international money transfers. The Bank is also developing its MAB services, wireless application protocol, and short message service ("SMS") banking. Currently, the Bank provides limited telephone banking services to enable its corporate and retail customers to obtain account information over the telephone and uses SMS to communicate with its retail clients.

The Bank's retail banking activities are divided into the following categories:

Retail Lending

In 2006, 2007 and the first part of 2008, the Bank focused on the overall growth of its retail banking business. As at 31 December 2008, the Bank's gross retail loan portfolio amounted to US$833.7 million, or 24.7 per cent. of the Bank's gross loan portfolio, compared to US$589.3 million, or 25.7 per cent, as at 31 December 2007. The retail loan portfolio grew through the 3rd quarter of 2008, but then shrank by half during the 4th quarter of 2008 due to the suspension of lending and subsequent loan repayments.

Retail lending activities previously included the provision of consumer finance, auto loans secured for the purchase of new and used cars by the borrower, residential mortgage loans, and other loan facilities.

Mortgage loans were made to individuals to finance the purchase of residential real estate and were secured upon the real estate purchased with the loan. Mortgage loans were generally 13 years in tenor and were typically for amounts from UAH 150,000 to UAH 500,000.

Auto loans were loans made to individuals for the purchase of new and used motor vehicles and were secured upon the vehicle purchased with the loan. Auto loans were typically 55 months in tenor and typically for amounts from UAH 50,000 to UAH 100,000.

Consumer finance loans were loans made to individuals for general purpose use or to finance purchases of (for example) white goods such as kitchen appliances. Consumer finance loans were generally from 12 to 36 months in tenor and were typically for amounts from UAH 1,500 to UAH 15,000.

Due to limited funding and the deteriorating financial position of borrowers the Bank currently does not offer any lending products to its retail customers and does not expect to be able to resume retail lending in 2009. Retail lending staffing has been reduced by approximately 3,000 employees. However, the Bank is conserving its expertise in order to begin lending again when funds become available and the retail market stabilises.

The Bank is currently optimizing and restructuring its existing retail portfolio. It is achieving early repayments of auto loans and mortgages denominated in foreign currency by offering various preferential exchange rates depending on the repayment period. This increases cash flow and decreases currency risk. It is also exchanging all other foreign currency loans into UAH-denominated loans. This enhances the portfolio quality by removing currency risk for the borrower, requires a lower provisioning expense, encourages cash flow in a distressed environment and increases the success rate in resolving problem loans, although the Bank may face significant losses on those loans if the hryvnia continues to depreciate as the Bank has, effectively, shifted the currency risk on these loans to its own balance sheet. For further information, see "- Problem Loan Restructuring and Recovery".

Retail Customer Accounts

The Bank's retail customer accounts were US$271.7 million, or 19.0 per cent. of the Bank's total customer accounts, as at 31 December 2008, compared to US$94.7 million, or 11.2 per cent., as at 31 December 2007. As at 31 December 2008, the Bank had approximately 661,000 customers. These numbers have


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decreased since year-end 2008, primarily due to the suspension of retail lending services beginning in the 4th quarter of 2008.

The Bank offers its retail customers both current account and time deposit facilities denominated in UAH and foreign currency (US dollar and euro). To compete for deposits, the Bank offers comparatively high interest rates. In the year ended 31 December 2008, it paid an average effective interest rate of 1 per cent. on current accounts (both retail and corporate), regardless of currency (unchanged from the prior year). Average effective interest rates paid on term deposits vary by currency. For the year ended 31 December 2008, average effective interest rates paid on term deposits (both retail and corporate) in hryvnia were 24 per cent. (11 per cent. in 2007), in US dollars were 12 per cent. (8 per cent. in 2007) and euro were 14 per cent. (8 per cent. in 2007).

The Bank plans to increase its share in the Ukrainian retail deposit market by maintaining its branch and distribution network and by developing innovative channels of retail customer services such as MAB (see "- Distribution Network" below). The Bank will also continue to build on public awareness of the Alfa Bank brand with marketing and advertising campaigns.

ATM and Terminals Network

The Bank offers its customers the ability to withdraw cash from current accounts via its ATM network and via the UPC network of ATMs, linking the ATM networks of various Ukrainian banks. The Bank's customers are also able to make payments for purchases via its self-service terminals network. As at 1 June 2009, the Bank had a network of 151 ATMs and 5,354 outsourced self-service terminals. Management believes that ATM services are important for attracting customers and increasing the cross-selling opportunities of the Bank's card products and services.

The Bank is completing the transfer of its processing centre from UkrCard to the UPC and as a result has joined a partner ATM network comprising approximately 2,500 ATMs. An ATM is a self-service device from which customers may, among other things, make cash withdrawals and access information on their accounts and is a constituent part of an automated system of cash operations. ATMs are situated both at branches and outlets and off-site of the Bank's property, subject to appropriate securities measures. A self-service terminal provides payments for products and the execution of payment documentation in electronic form for operations using a payment card, including payments for mobile communication, internet, utilities and other services as well as loan repayment. These terminals are located in popular retail centres and stores and allow the Bank's customers to pay monthly bills.

Cash Settlement Transactions

The Bank offers a variety of cash settlement and transfer services to retail customers, including opening and maintaining current accounts, deposit services, FX operations, cheque book operations, cash transfer operations and cash withdrawals over the counter or via ATMs.

Bank Card Products and Services

In 2008, the Bank's card business was a growing source of fee and commission income and provided cross-selling opportunities to the Bank. The Bank is an associated member of the Visa International payment system and holds licences on issuing and execution of cash-acquiring services. The Bank offered Visa Electron, Visa Classic, Visa Gold, Visa Business and Visa Platinum cards.

According to the Ukrainian Interbank Payment Systems Member Association, as of the 1 April 2009, the Bank ranked 24th among credit and debit card issuers in Ukraine in terms of total cards issued. As at 1 June 2009, the Bank had issued approximately 34,000 Visa debit cards (including debit cards with PILs), and approximately 198,000 Visa credit cards. Among other card products and services, the Bank offered salary payment cards issued to employees of corporate customers to which it provided payroll services, as well as corporate cards for the Bank's corporate clients.


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DESCRIPTION OF THE BANK'S BUSINESS

In connection with the suspension of retail lending, the Bank's card lending business is also currently suspended. However, the Bank still issues bank cards linked to deposits and salary projects.

Alternative Sales Channels

During 2008, the Bank launched alternative sales channels for retail banking products through its customer support services such as the cross-selling call centre and other client relationship management technologies. The Bank's call centre offers access to information on the Bank's services, as well as management of clients' accounts 24 hours a day, seven days a week. The scope of the call centre services includes, inter alia, information about clients' accounts balances and transactions carried out on these accounts, loans contracted, term deposits and payment cards. From 2009 cross-selling offers a number of deposit products to the Bank's customers using intensively direct marketing tools such as SMS banking and e-mails.

Treasury and Capital Markets

In addition to managing the Bank's own treasury-related needs, the Bank's Treasury provides a range of treasury services to its clients, primarily to corporate customers and certain high net worth individuals (see "- Retail Banking - Banking services for VIP clients" above). External strategy consultants are leading a Treasury reorganisation project, the goal of which is to change the focus of Treasury from risk taking and income statement contribution to strategic balance sheet and liquidity management and risk management (including risks related to asset and liability gap, maturity mismatches and FX). Treasury intends to remain active in the markets and provide treasury products to the Bank's customers, including debt capital markets activities, brokerage and dealer services, securities trading, and ancillary services such as custodian services. The Bank's current licenses, which authorise it to engage in professional brokerage, underwriting, dealer and custodian services, were issued by the SSSMC and are valid through 12 October 2012.

Debt Capital Market Services

The Bank corporate bond arrangement and underwriting services were launched in 2002, but are now suspended as a result of the current global financial crisis. These services included underwriting, drafting of investment and offering circulars, presentations to investors, securities' registration with state authorities, listing of securities, stabilisation and paying agency services. The Bank has arranged 46 domestic bond issues with a total value of UAH 3.8 billion, including the issuance of 10 domestic bonds by the Bank with a total value of UAH 1.6 billion. In particular, during the period from 2002 to 2008 the Bank placed domestic bond issues for leading Ukrainian companies, including National Nuclear Energy Generating Company "Energoatom", Limited Liability Company "Metalen", Closed Joint-Stock Company "Kyivstar GSM", Closed Joint-Stock Company "Mandarin Plaza", Closed Joint-Stock Company "AVK", Limited Liability Company "Velyka Kyshenya-Finance", LLC "Evroset", IC "Universalna", Open Joint-Stock Company "Dneproshina", LLC "Tsukrovyk Poltavschiny", retail chain "Fora", two municipalities (the cities of Vinnytsia and Berdyansk), Zhitomiroblenergo, Sevastopolenergo and Kirovogradoblenergo, Ukrainian regional energy supply companies, LLC "Soyuz-Leader" and First Ukrainian International Bank. The Bank considers the Ukrainian domestic bond market to be underdeveloped, therefore representing an opportunity for further expansion. However, given the current market conditions, the development of this segment of the Bank's business is temporarily suspended.

Brokerage Services and Securities Trading

The Bank previously executed trades in debt securities for corporate customers and maintained a brokerage business primarily involved in UAH-denominated debt securities of Ukrainian corporate issuers. The Bank also previously engaged in brokerage activities on behalf of its corporate customers and high net worth private banking clients, primarily in the PFTS and in over-the-counter markets and quoted its securities positions through Reuters and Bloomberg. The Bank maintains a securities portfolio and engages in securities trading on its own account. However, due to the significant reduction of payment capacity, extremely low market liquidity, and practically negligible demand in the secondary market, it has become difficult to maintain a securities portfolio. The Bank estimates that these conditions will mostly likely prevail in the market until at least the 4th quarter of 2009.


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DESCRIPTION OF THE BANK'S BUSINESS

Interbank Activities

Activities on the interbank market for third parties include FX operations.

Custodian Services

The Bank provides a broad range of basic and supplementary custodian services for legal entities and individuals holding securities of Ukrainian issuers. The Bank's current license authorising it to engage in professional custodian services was issued by the SSSMC.

The Bank's custodian services include opening and maintaining securities accounts for corporations and individuals, residents and non-residents of Ukraine, acting as custodian for securities (both in registered and bearer form), executing share transfers, providing custodian services for mutual investment institutions and attending and voting by proxy at general meetings of shareholders on behalf of its clients.

Correspondent and Foreign Banking Relationships

The Bank has a broad network of correspondent banks and, as at 1 June 2009, had correspondent relationships with 48 banking institutions globally, including 27 in Ukraine, four in Russia, three in Belarus, one in Kazakhstan, and approximately 14 in other countries (including Switzerland, USA, the UK, Germany, Japan and the Netherlands). The Bank carries out settlement transactions, FX operations, servicing of correspondent bank accounts and the granting and accepting of interbank loans and deposits with correspondent banks.

As at 1 June 2009, the Bank had approximately ten accounts with major foreign banks available for international settlements in different currencies, including Deutsche Bank AG, Commerzbank AG, JPMorgan Chase Bank N.A, UBS AG, Standard Chartered Bank, New York. Branch, and Sumitomo Mitsui Banking Corporation.

Distribution Network

The Bank offers its services through a network of standard branches and self-service terminals for its customers located in a wide variety of locations covering all regions of Ukraine. The Bank also has a representative office in Moscow.

Corporate Distribution Network

The Bank targets its corporate customers through corporate divisions within the standard branches located in the major regions of Ukraine, which offer the full range of the Bank's corporate banking services. Standard branches also offer services to retail and SME customers. As at 1 June 2009, the Bank had 11 standard branches (out of 84 in total) in Kyiv, Kharkiv, Donetsk, Dnipropetrovsk, Lviv, Odesa and other large cities in which corporate clients are served and plans to establish one more standard branch in Simpferopol by the end of 2009. As at 1 June 2009 the Bank had 55 standard branches (out of 84 in total) with specialists servicing SME clients.

Retail Distribution Network

The Bank offers its retail banking services from retail divisions within its standard branches and self-service terminals. All standard branches offer the full range of the Bank's retail banking services. As at 1 June 2009, the Bank had 84 standard branches covering almost all regions of Ukraine, with plans to open a small number of addition branches by the end of 2009.

The Bank also offers FX and money transfer services as well as cash withdrawals through ATMs to its retail customers and provides convenient internet banking services.

The Bank previously operated significant numbers of ICCs, point-of-sale terminals and auto loan financing desks. As a result of the Bank's decision to suspend its retail lending, substantially all of this network has been closed or is in the process of closing.


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Regulatory and Licenses

As a Ukrainian bank, the Bank's activity is governed by NBU regulations and supervised by the NBU.

The Bank was registered with the NBU in 1993 and its current banking license was re-issued on 3 December 2001. The Bank is entitled to conduct different types of banking operations on the basis of its license, as well as to conduct the operations specified in the written permit issued by the NBU, which was renewed on 31 July 2008. In particular, the Bank may:

o    attract and place foreign currency in Ukraine and abroad;

o open and operate current and deposit accounts (including correspondent accounts) for clients and correspondent banks;

o    conduct FX and money market operations;

o sell and purchase securities both for its own account and on behalf of its clients;

o    provide guarantees;

o    carry out factoring and leasing operations;

o    issue and settle cheques, bills of exchange and other payment instruments;

o    issue bank cards; and

o    provide asset management services.

The Bank holds four separate licenses issued by the SSSMC, which allows the Bank to conduct specific professional activities on the Ukrainian securities markets, including activities related to the provision of brokerage, underwriting, dealer and custodian services.

On 14 September 2006, Ukraine's parliament adopted a law amending the Law of Ukraine "On Banks and Banking Activity" of 7 December 2000, which provides that banks may be established only in the form of an open joint-stock company or cooperative bank (i.e., it is not permitted to establish banks in the form of a closed joint-stock company or limited liability company). Furthermore, the amendments also required that all existing banks established in the form of a closed joint-stock company or limited liability company be reorganized by 4 October 2009. In addition, the recently adopted Law of Ukraine "On Joint Stock Companies" dated 17 September 2008, and in effect from 29 April 2009, requires companies established previously as open joint-stock companies or closed joint-stock companies to reorganise into public or private joint-stock companies by 29 April 2011. Within this two year period the companies should also amend their charters and internal regulations to ensure compliance with the provisions of the above law. On 1 June 2009, the Bank took a decision to amend its current charter and internal regulations to meet the above requirements, which is expected to be completed by September 2009. See "Appendix A - Overview of the Ukrainian Banking Sector and Regulation in Ukraine".

Sources of Funding

The main sources of the Bank's funding are customer accounts including retail and corporate deposits and current accounts, loan participation notes, borrowings from other banks and debt securities. The Bank obtains additional funding by entering into subordinated debt facilities and by receiving contributions from its shareholders through the issue of additional shares and domestic bond offerings. The Bank receives funding from foreign sources through bilateral and syndicated loans, club facility loans and international capital market issuances. The Bank plans to further diversify its funding sources and to extend the maturity profile of its liabilities by attracting more funding from its customers (both corporate and retail) as well as through obtaining loans from the NBU. For further information see "Management's Discussion and Analysis of Financial Condition and Results of Operations". Continuing to obtain funding, including to refinance maturing loans, may be difficult to do on reasonable terms and in sufficient quantities. See "Risk Factors - The Bank's liquidity has been and could be further adversely affected by a number of factors".


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DESCRIPTION OF THE BANK'S BUSINESS

Customer accounts are the single largest source of the Bank's funding as at 31 December 2008, representing 43.1 per cent. of total liabilities as at 31 December 2008. Total customer current accounts and term deposits were US$1,429.3 million as at 31 December 2008, an increase of US$586.6 million (69.6 per cent.) compared to US$842.8 million as at 31 December 2007. This increase was principally due to the growth in the term deposits of other legal entities, from US$339.1 million as at 31 December 2007 to US$964.8 million as at 31 December 2008, reflecting the Bank's strategy of developing deposit products for corporate clients and its focus on increasing the corporate clients' base. In particular, based on NBU statistics, the Bank ranks among the leaders (ranked 3rd among Ukrainian banks as of 1 April 2009) in terms of volumes of funds attracted from legal entities. The increase in total customer accounts was also due to an increase in the term deposits of individuals, from US$67.3 million as at 31 December 2007 to US$223.8 million as at 31 December 2008, reflecting the growth of the Bank's activity in this sector of business. As at 31 December 2008, 60.3 per cent. of the Bank's total customer accounts were placed with the Bank by its 10 largest customers, compared to 66.5 per cent. as at 31 December 2007. For further information, including a breakdown of deposits by customer sector, see "Management's Discussion and Analysis - Financial Condition as at 31 December 2008 and 2007 - Customer Accounts".

In 2009 the Bank has focused on and plans to continue to focus on growing customer accounts from both corporate (including VIP) and retail customers through aggressive interest rate pricing and coordinated marketing, sales and public relations campaigns. A steady positive trend in retail deposits in particular despite the bank failures in Ukraine during the 4th quarter of 2008 and the 1st quarter of 2009, reflects the Bank's efforts in this regard.

The Bank attracted its first subordinated loan in the amount of US$6.8 million from a related party, Westlaw Inc., in November 2002. This loan matures in November 2010. In June 2005 Westlaw Inc. granted a second loan to the Bank on subordinated debt terms in the amount of US$5.2 million. This loan matures in June 2013. In addition, in January 2007, March 2007 and August 2007 the Bank obtained additional subordinated loans from Westlaw. Inc. in the amounts of US$20.0 million, US$4.98 million and US$30.0 million, respectively. These loans mature in January 2017, January 2017 and August 2017, respectively. Following receipt of the relevant approvals from the NBU on 20 March 2007, 23 April 2007 and 13 September 2007, respectively, each of these loans was included in the Bank's Tier-II capital. Based on assignment agreements dated 5 December 2007, all claims against the Bank in relation to the subordinated loans mentioned above were irrevocably assigned to Overstand Limited, an entity also under common control with the Bank. All changes to the agreements were authorised by the NBU in February 2008. In March 2009 the Bank received two tranches of subordinated loan amounting to US$130 million and US$36 million, respectively, from Overstand Limited. This subordinated debt matures in March 2014. On 19 March 2009, a part of this loan in the amount of US$114.0 million was registered with the NBU and included in the Bank's Tier-II capital. As at 31 December 2008, the total amount of subordinated debt outstanding was US$74.4 million (compared to US$69.2 million as at 31 December 2007).

In December 2006, the Bank obtained a loan of US$160 million from VTB Bank Europe plc, ultimately funded by the series Loan Participation Notes due 2009 issued by Emerging Markets Structured Products B.V. In March 2007, the Bank obtained a further US$185.0 million with a par value loan from VTB Bank Europe plc, ultimately funded by further Loan Participation Notes to be consolidated and form a single series with the above notes. In July 2007, the Bank obtained a loan with a par value of US$200.0 million from Ukraine Issuance plc due 2010 under the Programme. In April 2008, the Bank attracted an additional loan under the Programme in the amount of US$100.0 million, which was fully repaid at maturity in May 2009. In May 2008, the Bank obtained a further loan under the Programme increasing the original US$200.0 million par value loan by US$250.0 million. In addition, in August 2008, the Bank increased the Programme limit to US$ 2 billion and obtained an additional US$250.0 million loan due 2011. Overall, as at 31 December 2008, the Bank had issued loan participation notes in the total nominal amount of US$1,145.0 million compared to US$545.0 million as at 31 December 2007.

In August 2008, the Bank received a loan from HSBC Bank plc in the principal amount US$30 million with a one year maturity. In October 2008, the Bank finalized a public syndication transaction and received a loan under the dual tranche term facility in the amount of US$23.5 million and EUR 26.935 million with


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DESCRIPTION OF THE BANK'S BUSINESS

a one year maturity, arranged by Banif - Banco Internacional do Funchal, S.A., Bayerische Landesbank, GarantiBank International N.V. and HSBC Bank plc.

As at 31 December 2008, the total amount of deposits and loans due to foreign banks amounted to US$344.6 million (including funding from related parties) and during the first five months of 2009 the Bank has repaid approximately US$69.0 million of loans due to foreign banks.

In addition, the Bank raises funds through domestic corporate UAH-denominated bond issuances. As at 31 December 2008, the Bank had issued domestic bonds in the total amount of US$50.6 million (compared to US$196.2 million as at 31 December 2007).

In order to maintain liquidity and provide support to the Bank's corporate clients, in October 2008 the Bank received two refinancing loans from the NBU amounting to UAH 165 million (US$21.4 million at the exchange rate as at 31 December 2008) and UAH 275 million (US$35.7 million at the exchange rate as at 31 December 2008), respectively, both due October 2009. In February, March and April 2009, the Bank received three additional refinancing loans from the NBU amounting to UAH 360 million (approximately US$46.8 million), UAH 340 million (approximately US$44.2 million) and UAH 750 million (approximately US$97.4 million) due February 2010, February 2010 and April 2010, respectively.

Lending Policies and Procedures

As a result of the global financial crisis and the economic situation in Ukraine, beginning in the 4th quarter of 2008, the Bank suspended retail lending, suspended corporate lending to new customers and limited corporate lending to existing customers to short-term lending, and became focused on optimizing and restructuring its existing loan portfolio. The following policies and procedures nevertheless continue to apply to this limited new lending and are expected to continue to apply when lending resumes.

The Bank has well defined procedures for approving loan applications, monitoring loan quality and handling amendments to extensions of and refinancing of existing loans. The Bank's Credit Committees are the key bodies involved in the lending and approval process and are responsible for implementing the Bank's lending strategy, coordinating the activities of the credit officers and forming a balanced and diversified loan portfolio.

The Bank's lending policies and established credit approval procedures are based on guidelines set in accordance with Ukrainian legislation, NBU regulations and the Bank's own internal regulations. The Assets and Liabilities Committee ("ALCO") determines the Bank's loan pricing strategy, sets limits for all market risks (such as interest rate limits, liquidity gaps limits, currency risk limits, open currency position limits and price risks as far as the market value of securities, limits on the level of mismatch in interest rate reprising that may be undertaken, which is monitored weekly by the Treasury. The evaluation and analysis of interest rate risk is performed at each ALCO meeting. The Treasury monitors changes in benchmark interest rates, market volatility or similar events on a day-to-day basis. The results of such evaluation and analysis are discussed at ALCO meetings. The ALCO also establishes the principal policies and approaches to interest rate risk management, including minimum credit loan and maximum borrowing rates in respect of products, customer groups and tenors. For a summary description of the applicable legislation, see "Appendix A - Overview of the Ukrainian Banking Sector and Regulation in Ukraine."

For an analysis of the credit quality of loans and advances to customers outstanding at 31 December 2008 and 31 December 2007, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations--Financial Condition as at 31 December 2008 and 2007--Total Assets--Loans and Advances to Customers--Analysis of Credit Quality of Loans and Advances to Customers".

Loan Approval Procedure

Corporate Lending

The Bank's corporate lending process involves the Credit Department, the Legal Department, the Risk Management Department and the Security Department. The decision-making process for corporate lending is regulated by the Bank's Corporate Credit Policy and generally illustrated below:


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DESCRIPTION OF THE BANK'S BUSINESS

Initiation: Upon receiving a customer's loan application, the Credit Department informs the potential borrower of the Bank's lending terms and conditions and explains the loan approval procedure. Following preliminary negotiations with a potential borrower, the Credit Department decides whether to proceed with the application or to decline it. If the decision is made to proceed with the application, the Customer collects and files credit documentation and provides it to the Bank. The Credit Department verifies the Customer's company and management background and assesses the strengths and weaknesses of the customer's application.

Risk Analysis: The customer's application and other credit documentation are extensively reviewed by all the relevant Departments of the Bank, including: the Legal Department, which conducts legal analysis, the Risk Management Department, which assesses credit risk, and the Security Department, which analyses the customer's credit history, reputation, surety and founders.

Decision making: The Credit Committee makes the decision whether to approve or decline the customer's application. If a loan meets or exceeds certain criteria, the application is be approved by the Supervisory Board.

When granting loans to corporate customers, the Bank takes certain steps to secure the loan, including obtaining guarantees from shareholders of the borrower, entering into security agreements, obtaining sureties and banking guarantees, prescribing the borrower's own equity contribution for the project financing and requiring cash flows from the financed project or counterparties to be directed to the current accounts opened with the Bank. When taking collateral, the Bank gives preference to the most liquid form of collateral with the highest resale value. It also takes into account regional factors when determining the value of collateral. See "-Collateral" below.

The Bank evaluates its corporate customers pursuant to its internal scoring system, in accordance with their credit history, the quality of collateral offered, their financial condition (taking into account such matters as indebtedness ratios and cash flows) and the Bank's own analysis of sector and regional risk, as well as the risk associated with the particular borrower, using a rating scale which reflects certain aspects of the approach followed by international rating agencies. In evaluating the risks associated with a particular borrower, the Bank looks at factors such as the management of the borrower, the main business activities of the borrower, the geographical location of the borrower, its suppliers and customers, information on previously received loans, the financial indices of the borrower, including its financial stability and turnover and an economic appraisal of the likely return on the loan.

A lack of credit history with the Bank or a lack of credit history in general is not necessarily an obstacle to being granted a loan, provided that the Bank receives sufficient information to assess the borrower's business activities and its financial position. However, when the Bank provides a loan to a borrower with no credit history, it sets additional conditions such as a requirement that a certain part of the borrower's cash revenues from operations be paid into a current account opened with the Bank, charging a higher interest rate and/or requiring additional collateral or guarantees from the borrower or third party guarantors.

Customers of strategic importance to the Bank may receive loan terms which are different to those available to ordinary customers, although the process of their evaluation is the same as that described above.

Retail Lending

Loans to retail customers are subject to a standardised approval procedure which is similar to the approval procedure for corporate lending. Credit officers are required to obtain information and documentation from the applicant in accordance with specified criteria and parameters. Loans are subject to maximum limits depending on product standards, an applicant's financial standing, liquidity and quality of collateral (if applicable). Decisions are made in one centralized place, based on general approval rules designed and approved by the RMD, with high proportion of automation and standardization. The Bank typically takes collateral to secure loans to retail customers (other than consumer finance loans), such as a pledge over the property to be purchased in the case of mortgage loans and auto loans. See " - Collateral" below.


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DESCRIPTION OF THE BANK'S BUSINESS

The Bank has successfully implemented a separate automated scoring system for retail customers to be used for any future consumer sales finance.

The Bank is continuously working on the improvement of its lending procedures and the training of its staff working in this area to reduce credit risks.

Related Party Loans

Related party loans have been extended and are continuing to be extended to companies in the Alfa Consortium at rates in accordance with policies set by the ALCO and are extended on an arm's length basis and at market rates. For a breakdown of amounts due from entities under common control with the Bank, see "Related Party Transactions".

Security Division

The Bank has established its own in-house Security Division, which is responsible for verifying the authenticity of the credit history and reputation (based on knowledge of management and founders, among others) of each client, researching information on the financial performance of customers which is not available in their statements, both at the time of credit approval and during the life of the loan. In the event of a payment default on a loan, the Security Division investigates whether other means of payment of interest or repayment of the loan are available, assists the Legal Department in handling legal proceedings and enforcement, cooperates with state authorities on enforcement proceedings and assists in the recovery of debts and sale of collateral.

Collateral

The Bank considers collateral to be an essential means of credit risk minimisation. The Bank's requirements for collateral are established by the Bank's internal regulations, which are based on Ukrainian legislation and NBU regulations and are set out in the Alfa Banking Group Credit Policy. Collateral is evaluated and analysed in accordance with this Credit Policy as part of the process of making lending decisions. Evaluation of liquidity, adequacy and reliability of property or property rights offered to the Bank as collateral is carried out by certified professional appraisers under the requirements established by the Bank's Risk Management Department (the "RMD").

Depending on the circumstances, the Bank seeks different types of collateral for each loan granted. Collateral must meet the Bank's criteria as to liquidity and should be of sufficient market value to cover the credit risk. The main types of collateral accepted by the Bank as security from both corporate and retail borrowers are real estate, machinery and equipment, vehicles, cash deposits held with the Bank and guarantees issued by banks for which the Bank has an approved credit limit. Collateral eligibility is determined by taking into account the form of ownership of the borrower, its credit history, financial performance, rating and the term of the loan being considered. Inventories, securities, receivables (including future receivables) and guarantees issued by banks for which the Bank has no approved credit limit are generally accepted as additional security only. The Bank also accepts combinations of different types of collateral depending on market conditions and prospects of the borrower. Guarantees given in favour of the Bank include guarantees from third parties, keep-well agreements and guarantees issued by western and Ukrainian banks. According to the Bank's internal procedure, where collateral is required, it should be provided to cover outstanding liabilities during the duration of a transaction and its value should exceed the aggregate of the principal amount of the loan, interest accrued and other payments due from the borrower (such as the Bank's commissions).

Collateral is required to offset the risk of non-payment of principal and interest. The size of collateral required is determined by the credit rating of the borrower and the proposed security type. Where appropriate, the Credit Committee may determine a specific coverage ratio, which may be lower than the standard one, taking into account the nature of the proposed loan, whether or not the creditor is a VIP customer and/or the nature and reliability of the collateral provided.


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DESCRIPTION OF THE BANK'S BUSINESS

Unless the Credit Committee determines otherwise, any assets, other than securities and monetary funds, pledged to the Bank as loan collateral, must be insured for the benefit of the Bank with an insurance company acceptable to the Bank.

Monitoring of collateral is carried out on a regular basis through inspections made by certified professional appraisers according to the Bank's requirements. The frequency of a collateral review depends on the type of collateral taken. In normal circumstances, collateral can be realised within three months. However, the realisation of certain collateral, such as real estate and industrial equipment, may take longer owing to lengthy legal procedures and other circumstances such as seasonal price fluctuations and demand.

The following tables set out loans and advances to customers by type of collateral taken as at 31 December 2008 and 31 December 2007:

                                                                        As at 31 December 2008
                                    ------------------------------------------------------------------------------------------
                                                                Loans to
                                                  Loans to    individuals     Loans to
                                                individuals    - mortgage   individuals    Small and      Reverse
                                    Corporate    - consumer     and car       - other        medium     repurchase
                                      loans        loans         loans         loans      enterprises   agreements    Total
------------------------------------------------------------------------------------------------------------------------------
                                                                       (in thousands of US$)
Unsecured loans .................     418,928     289,707           915        44,009        65,824           --       819,383
Loans collateralised by:
- cash deposits with the Bank ...     478,485          --            --         9,257           214           --       487,956
- other real estate .............     418,745          --        28,475        19,522        10,171           --       476,913
- residential real estate .......      13,303          --       114,873         8,049         5,538           --       141,763
- securities ....................      67,306          --            --            --            --        8,473        75,779
- guarantees ....................      70,105       5,286            --            --       137,585           --       212,976
- other assets ..................     827,748       1,413       312,241            --        18,823           --     1,160,225
                                    ---------     -------       -------        ------       -------        -----     ----------
Total loans and advances
   to customers .................   2,294,620     296,406       456,504        80,837       238,155        8,473     3,374,995
                                    =========     =======       =======        ======       =======        =====     =========

                                                                        As at 31 December 2007
                                    ------------------------------------------------------------------------------------------
                                                                Loans to
                                                  Loans to    individuals     Loans to
                                                individuals    - mortgage   individuals    Small and      Reverse
                                    Corporate    - consumer     and car       - other        medium     repurchase
                                      loans        loans         loans         loans      enterprises   agreements    Total
------------------------------------------------------------------------------------------------------------------------------
                                                                       (in thousands of US$)


Unsecured loans .................     205,192     240,782            --        11,560        68,652           --       526,186
Loans collateralised by:
- cash deposits with the Bank ...      74,038          --            --         7,572            58           --        81,668
- other real estate .............     493,259          --            --        48,188         7,877           --       549,324
- residential real estate .......      15,634          --        93,597            --            --           --       109,231
- tradable securities ...........      26,517          --            --         6,500            --        8,045        41,062
- other assets ..................     797,268          --       180,842           279        10,081           --       988,470
                                    ---------     -------       -------        ------        ------        -----     ---------
Total loans and advances
   to customers .................   1,611,908     240,782       274,439        74,099        86,668        8,045     2,295,941
                                    =========     =======       =======        ======        ======        =====     =========

The proportion of collateralised loans to total loans and advances to customers was 75.7 per cent. as at 31 December 2008 compared to 77.1 per cent. as at 31 December 2007. This small decline is mainly due to a decrease in collateralized loans granted to corporate customers.

Collateral in the portfolio has recently been revalued. Collateral for loan in excess of US$300,000 was generally revalued in November and December 2008, primarily to aid Management's visibility over the Bank's portfolio. Across the portfolio, the frequency of collateral valuation varies by type. In retail lending, for example, collateral is revalued on auto loans on a monthly basis. In corporate lending,


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for example, collateral is revalued on auto loans on a monthly basis.
In corporate lending, mortgage revaluation is less frequent than for collateral over goods for sale.

Loan Classification and Allowances

The Bank's internal scoring system complies with the NBU rating system. It has also developed its own rating system for evaluating the creditworthiness of borrowers using a more detailed rating scale based on the scoring system used by Alfa-Bank Russia and the Central Bank of Russia rating system. The Bank also relies on its expert assessment of the expected level of losses that the Bank may incur based on its evaluation of risks and its historical loss experience. The Bank's internal credit risk rating system forms the basis of the calculation of the provision for loan impairment.

Assessment of Provision for Loan Impairment for IFRS Purposes

Management reviews the loan portfolio to assess impairment on a regular basis. In accordance with IFRS, a loan (or a group of loans) is impaired and impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the loan and that event (or events) has an impact on the estimated future cash flows of the loan (or the group of loans) that can be reliably estimated.

The Bank first assesses whether objective evidence of impairment exists individually for loans and advances to customers that are individually significant and individually or collectively for loans and advances to customers that are not individually significant. If the Bank determines that no objective evidence of impairment exists for an individually assessed loan, whether significant or not, it includes the loan in a group of loans with similar credit risk characteristics and collectively assesses them for impairment. Loans that are individually assessed for impairment and for which an impairment loss is or continues to be recognized are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss on a loan has been incurred, the amount of the loss is measured as the difference between the loan carrying amount and the present value of estimated future cash flows including amounts recoverable from guarantees and collateral (excluding future losses that have not been incurred), discounted at the loan's original effective interest rate. Contractual cash flows and historical loss experience adjusted on the basis of relevant observable data that reflect current economic conditions provide the basis for estimating expected cash flows.

The assumptions used for estimating both the amount and timing of future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience.

An impairment loss in respect of a loan or a receivable carried at amortized cost is reversed if the subsequent increase in recoverable amount can be related objectively to an event occurring after the impairment loss was recognized.

The Bank's provision for loan impairment was US$241.6 million (including provision for impairment of retail loans of US$99.2 million, corporate loans of US$132.8 million and SME loans of US$9.5 million) as at 31 December 2008, compared to US$35.2 million (including provision for impairment of retail loans of US$17.5 million, corporate loans of US$17.2 million and SME loans of US$0.5 million) as at 31 December 2007. This increase resulted mainly due to a deterioration of borrowers' financial positions (both retail and corporate customers) and an increase in the amount of overdue loans resulting from negative shifts in the Ukrainian economy (devaluation of national currency, downswing, collapse of the stock markets, money markets, difficulties in international trade, etc.) as a consequence of the global financial crisis. The increase in provision for loan impairment was also due to loan portfolio growth.

Management believes that the Bank has adopted an appropriate provisioning methodology in the light of current economic conditions, i.e. increase of collateral discounts for collateral portfolio revaluation, reassessment of risk ratios for problem sectors of economy (such as ferrous metallurgy, chemicals industry, construction and real estate) and the implementation of strict rules for provisioning of past due exposure (i.e., over 90 days).


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Problem Loan Restructuring and Recovery

As a result of the global financial crisis and the economic situation in Ukraine, beginning in the 4th quarter of 2008, the Bank suspended retail lending, suspended corporate lending to new customers and limited corporate lending to existing customers to short-term lending, and became focused on optimizing and restructuring its existing loan portfolio. As of 1 April 2009, the Bank had restructured approximately 6.6 per cent. of retail loans and 13.1 per cent. of corporate loans.

The internal procedures relating to problem loan recovery are described in a series of internal regulations, which detail a consistent, comprehensive approach intended to enable the Bank to obtain repayment on non-performing loans.

To decrease the risk of the deterioration of performing loans, the Bank regularly monitors laws and regulations and takes appropriate action in the event of changes affecting a borrower, including investment structure, management or ownership, reporting policy, legislation, the competitive environment, the market environment, failure to fulfil business plans, extraordinarily high economic growth, loss of purchasing markets, sales of assets, frequent changes of auditors, deterioration of financial results, low results compared to those of competitors, deterioration of payment discipline, decreases in cash flows on accounts with the Bank, qualitative and quantitative deterioration of collateral and other actions depending on specific situations.

If a borrower fails to perform its obligations under a loan agreement, it is the responsibility of the relevant credit officer to take initial actions to determine the cause of late payments (whether of interest or principal). If the non-performance is due to a circumstance or event which indicates that the borrower may be unable to meet its obligations under the loan agreement, all relevant departments of the Bank are notified and the Bank: (i) checks that it has adequate collateral for the loan; (ii) verifies the sources of repayment of the loan; and (iii) determines a programme of further action to be taken with regard to the borrower, which may include accelerating the loan where necessary. If all possible steps that can be taken to obtain repayment of the loan fail, the loan is classified as a "problem loan".

When a problem loan arises, it is referred to the relevant Credit Committee depending on the amount of the loan and, if required, such Credit Committee establishes a specific task force including officers from the RMD, the Security Division, the Legal Department, the Corporate Banking and the CMD. The task force develops schemes of debt repayments and specific measures to be taken to collect funds under the loan agreement. The task force also develops a detailed action plan on repayment under the problem loan specifying terms of fulfilment and responsible persons.

The RMD, the Credit Committees, the Corporate Banking and the Security Division of the Bank monitor work related to doubtful loans. The RMD determines the prospects of repayment and reviews such debts on a regular basis (at least once a quarter). The Corporate Banking, Legal Department and the Security Division coordinate the Bank's problem debt collection. The main functions of the Legal Department include preparing information relating to debtors/borrowers and providing such information to other divisions and departments within the Bank, implementing measures to initiate and handle enforcement proceedings and measures for sales of property of the debtor and guarantor, bankruptcy proceedings, providing legal support for actions started at the stage of enforcement proceedings, working with debtors aimed at identifying additional property, receivables and other assets and resources which can be used for debt repayment, developing strategy, actions and coordination of work carried out by the Bank's structural units involved in problem loan collection, cooperating with law enforcement authorities and other state authorities to assign responsibility of those who infringe legislation. Action and claim work for the collection of problem debt is carried out by the Legal Department. The Legal Department often participates in negotiations with the borrower with the assistance of the Corporate Banking and the Security Division over a problem loan either concurrent with, or prior to, initiating court proceedings. Negotiations with the borrower are usually aimed at debt restructuring and include obtaining additional security, personal guarantees by shareholders and management, increased interest rates and revised repayment schedules, subject to the relevant Credit Committee approval of such actions as part of a debt recovery programme.


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The main actions taken for debt collection include contractual set-off of funds held by the Bank, working together with the borrower to assist repayment (including attempting to find new investors or reorganisation of the borrower's business), sale of collateral, debt collection in court, declaring the borrower bankrupt and notifying law-enforcement authorities in the event of unlawful actions of the borrower, such as sales of collateral without the Bank's consent.

The restructuring process for corporate (including SME) borrowers has recently been modified to establish certain key principles (e.g., that the borrower must repay past due amounts in full and must provide cross-collateral), but in exchange the loan maturity may be extended, grace periods applied up to a maximum specified period, interest rates may be temporarily lowered and fees and penalties waived upon repayment in full.

The Bank instituted an active loan restructuring process in December 2008 for retail customers with loan repayment problems. Restructuring is available for all types of loans, including PILs, auto loans and mortgage loans. Characteristics of the restructurings may include: principal payment amounts reduced by 30 per cent. or more; extension of the term; reduction in interest rate; conversion into a UAH-denominated loan; and/or institution of a grace period for payments of principal of up to a year.

Debt collection for retail borrowers is conducted on a centralised basis depending on the amount of a loan and specific details of a client. The main actions taken for problem retail debt collection include three successive procedures: (i) "soft collection" involving telephone conversations with, and delivering information notices to, the customers, (ii) "hard collection" involving negotiation with a particular customer on an individual basis and
(iii) "legal collection" involving legal and enforcement procedures.

Historically in Ukraine, collateral enforcement procedures were not clearly provided for in the legislation and existing practices were also very limited. This was a significant barrier to the development of credit business by Ukrainian banks. However, the Commercial Code, the new Civil Code and the Law on Securing Claims of Creditors and Registration of Encumbrances, which came into effect on 1 January 2004, as well as the Law on State Registration of Proprietary Rights to Real Property and Restrictions Thereof, which came into effect on 3 August 2004, significantly enhance the rights of creditors in the debt collection process, which is expected to speed up the repayment of problem loans. It is therefore expected that procedures allowing for enforcement of collateral will improve in the near future. A register of real estate charges has been created that offers lenders information about the property status of borrowers in order to enable lenders to assess such borrowers' credit risk and evaluate collateral. This register also provides information regarding priority of charges. Nevertheless, collateral enforcement in Ukraine is subject to numerous restrictions, for example, preventing evictions from primary residences used as collateral.

For an analysis of the credit quality of loans and advances to customers outstanding at 31 December 2008 and 31 December 2007, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations--Financial Condition as at 31 December 2008 and 2007--Total Assets--Loans and Advances to Customers--Analysis of Credit Quality of Loans and Advances to Customers".

If actions on overdue debt collection by enforcement against a borrower or its guarantors or enforcement of collateral have not resulted in repayment, and it is confirmed that a borrower has no means or property to settle the arrears and that there are legal grounds to consider such debt as bad debt, the relevant Credit Committee will submit an application to the Management Board to make the decision to write off such debt against the provision for impairment. The procedure for writing off bad debts is regulated by the NBU and the internal procedures of the Bank. The Bank wrote off US$50.1 million of loans and advances for the year ended 31 December 2008, compared to US$17.2 million for the year ended 31 December 2007.

The primary factors that the Bank considers when deciding whether a loan is impaired is its overdue status and liquidity of collateral, if any.

A corporate client's loan is considered individually significant where the amount of the loan is greater than 10 per cent. of the Bank's paid-in statutory capital as of the beginning of the reporting month. Loans to SMEs and individual clients are considered individually significant where the amount of any such loan is greater than 5 per cent. of the Bank's paid-in statutory capital as of the beginning of the reporting month.


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DESCRIPTION OF THE BANK'S BUSINESS

Objective evidence that an individually significant loan is impaired includes observable data that comes to the attention of the Bank in any of the following loss events: (i) significant financial difficulty of the borrower (or the group such borrower belongs to); (ii) a breach of contract, such as a default or delinquency in interest or principal payments for a period of more than 7 days;
(iii) the Bank, for economic or legal reasons relating to the borrower's financial difficulty, granting to the borrower a concession that the Bank would not otherwise consider; (iv) it becoming probable (in the Bank's objective view) that the borrower will enter bankruptcy or other financial reorganisation; or
(v) observable data indicating that there is a measurable decrease in the estimated future cash flows from a financial asset since the initial recognition of these assets.

If a corporate or SME client's loan is not considered individually significant, then the loan can be assessed and classified as impaired if the following data comes to the attention of the Bank: (i) significant financial difficulty of the borrower (or a group such borrower belongs to); or (ii) a breach of contract, such as a default or delinquency in interest or principal payments for a period of more than seven days.

Borrowers have the contractual right to repay loans early at par. Based on the type of loan agreement, the Bank may also charge penalties for such early repayments.

During the year ended 31 December 2008 losses less gains on initial recognition on loans and advances to customers at rates below market amounted to US$4.1 million (US$3.4 million for the year ended 31 December 2007). Losses less gains on initial recognition were recognised as loans and advances to customers issued at rates below market rates during marketing campaigns and represent marketing expenses.

Past due but not impaired loans, except for customer loans, represent collateralised loans, where the fair value of collateral covers the overdue interest and principal repayments. The amount reported as past due but not impaired is the whole balance of such loans, not only the individual instalments that are past due.

Information Technology

The Bank operates a centralized IT system that enables accounting for banking transactions and automation of all business processes, including customer service, back office operations, credit control, plastic card operation and generation of obligatory National Bank reporting and management information. The bank is equipped with disaster recovery facilities, ensuring uninterrupted operations in case of main system failure. The Bank is seeking to further enhance and protect its' systems as it is an integral part of the business management and control process.

Recently, the Bank initiated the BCP project, and as a result Business Continuity Plans were developed for every business-critical department, according to the identified risks and their consequences (operational, financial, legal and reputational impacts). Accordingly, to increase availability and fault tolerance level of each business-critical information system, primary and backup/stand-by servers were located at different remotely situated premises. The Bank's backup IT systems are located in a building approximately 12 kilometres from the primary IT systems and, as such. the risk of many of the same physical disruption events such as flood or fire are minimised. However, the Bank now lacks the ability to backup and recover information systems data centrally/remotely.

The Bank is planning for construction of a new datacentre in order to ensure growth capacity and further improve systems performance and availability. Business continuity planning including disaster recovery and continuous improvement process in this area are on the top of the agenda.

The Bank's branch network is connected online with the headquarters facilities in Kyiv: a single real-time computing platform is in operation. The current core banking system ("CBS") is B2, the product of CS, a local vendor, which holds the largest market share in Ukraine and maintains close connections with the regulator. B2 provides general ledger and obligatory reporting functions, linking the Bank with the domestic Ukrainian clearing system for UAH settlements and SWIFT for settlements in foreign currencies. Currently, the Bank is in the process of implementing a new CBS, a world-leading retail banking system TEMENOS T24, targeting production mode beginning 2010. TEMENOS T24 is optimized for handling large amount of deals and transactions and designed to support thousands of simultaneous operators serving millions of customers.


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DESCRIPTION OF THE BANK'S BUSINESS

In addition to the new CBS, the Bank has launched a data warehouse project, to enable fast and easy data access on all levels of operation and streamline reporting and management information generation. All departments and branches of the bank organization will have access to this data and will be able to access and utilize the reports in a matter of minutes and with high precision. This will materially reduce the risk of the inaccurate data use and secure the proper basis in the decision making process.

In 2005 the Bank implemented GEMINI/SLOLP, an innovative web-based front-office application, developed by BSC Prague, a financial services software company based in the Czech Republic. The original scope was consumer loans but in 2006-2007 the capabilities of GEMINI/SLOLP were further extended to allow for the opening of PILs and car loans.

The Bank has implemented an electronic banking system in order to give corporate customers remote access to their financial resources and allow them to control their funds and order transfers without a physical visit to the bank. Currently all of the corporate customers are using this system actively. The Bank also provides limited telephone banking services to enable corporate and retail customers to obtain their account status information, clarify all possible issues and help fix problems via voice call or SMS.

By mid-2007 retail internet banking was implemented as well. MAB allows retail customers to view their account statements, do computation regarding their payments and check debt balances and repayment structures. The Bank was also one of the first banks in Ukraine allowing online loan repayment via the internet with the credit and debit cards offered by any Ukrainian bank. Currently an interactive customer involvement is being implemented; various functionality types including online transfer order and mobile phone account control are under testing.

Massive infrastructure upgrades were executed between 2006 and 2008, and the Bank's current platforms are the world-leading brands and solutions including IBM, Oracle, CISCO and Microsoft, designed to ensure protection of investment, reliability of service and support. Further enhancement and modernization are planned for 2009 and going forward: server virtualisation, streamlining of the security system, centralization of hosting and migration to so-called "thin client" and wireless technologies. Each of these enhancements is expected to improve the Bank's flexibility in the field, minimise the risks and improve the benefit received on any investment.

The Bank is currently focused on evolving its IT in order to better accommodate demands placed upon it; the number of customers, volume of transactions and the speed of introduction of new products are setting the next level of benchmark for both IT organisation and technology used. The 2009 IT strategy reflects both internal organisational changes and systems architecture improvements, targeting higher reliability on the core banking level while ensuring the needed speed of reaction and flexibility in the front office area.

Employees

As at 1 June 2009, the Bank had 2,725 employees, as compared to 4,497 employees as at 31 December 2008, 5,098 employees as at 31 December 2007, approximately 1,730 employees as at 31 December 2006 and 991 employees as at 31 December 2005. This staff reduction in 2008 was mainly due to the reduction of the Bank's retail network since the 4th quarter of 2008.

The Bank's employees are bound by a collective bargaining agreement approved by the general meeting of the labour collective on 9 January 2007 (the "Collective Bargaining Agreement") that stipulates salary terms and other benefits. The Bank contributes to a statutory pension fund in accordance with applicable legislation on behalf of its employees. The Bank considers that it has good relations with its employees.

Employees are trained within existing branches and offices. The Bank is focused on providing standardised training to its staff in order to provide consistent customer service across its entire distribution network. The Bank requires that its employees have high educational qualifications and substantial knowledge of the banking industry.

The Bank considers the quality and commitment of its personnel to be one of the key factors of its future development. Some of the Bank's planned employee development initiatives include the development of recruitment programmes with Ukraine's leading universities, the development of specialised testing systems


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for potential employees and the establishment of programmes for the sharing of professional experience and know how between branches. The Bank also plans to introduce measures to enhance general corporate culture, including the introduction of service standards for various staff groups (the front, middle and back offices) and the development of training programmes. The Bank is actively seeking the best staff in the market, with significant experience in international banking and seeks to retain such staff with attractive remuneration and other benefits.

Expenditure on employee recruitment and training was approximately US$0.75 million during the 2008 as compared to US$0.5 million during 2007. The budget for 2009 envisages US$0.15 million for recruiting and US$0.40 million for training.

Salaries are paid to the Bank's employees according to standards and safeguards stipulated by Ukrainian employment legislation and the regulation on employees' remuneration (annex No.3, as amended and restated by annex No.8, to the Collective Bargaining Agreement). Conditions and procedure for awarding bonuses are set out in the employees' bonus regulation (annex No.4, as amended and restated by annex No.6, to the Collective Bargaining Agreement).

To date, no material disputes have occurred between the Bank and its employees.

Property

The Bank owns or leases premises for its head office, branches and other banking units, with lease terms typically between three and five years. The Bank typically enters into five year term leases for its standard branches. The leases generally include provisions for automatic extensions, unless the parties give notice of their intention to terminate. The total net book value of the Bank's land and buildings was US$45.1 million as at 31 December 2008 as compared to US$32.3 million as at 31 December 2007. The Bank managed to decrease its leasing expenses by 35 per cent. on average in 2009 owing to market conditions.

Insurance

The Bank maintains insurance policies and a level of coverage that it deems to be appropriate. The Bank's insurance policies include a financial institution's blanket bond covering losses from computer, personnel and external crimes, depositary insurance for securities, insurance for cash, securities and precious metal in transit and insurance of ATMs. In addition, the Bank also has an insurance policy to cover the liability of its directors, officers and other key management members. See "Risk Factors -- The Bank's business entails operational risk."

Legal Proceedings

From time to time and in the ordinary course of business, the Bank is party to certain legal proceedings, including proceedings against defaulting borrowers. Given the devaluation of national currency, limited access to financial resources and a deteriorating business environment for the last nine months, a number of the Bank's corporate clients have become unable to service their loans. If the Bank considers it inexpedient to continue its relationships with such clients for various reasons (e.g., presence of negative factors confirming a lack of prospects of the client's business, bad credit history, weak financial condition of the client which could result in its insolvency, or the client's refusal to cooperate with the Bank), the Bank may bring legal proceedings. The Bank has established a separate department, which is entitled to work with distressed assets and there are currently a number of legal proceedings pending in court.

KSAME Litigation

In October 2006 and February 2007, the Bank filed a claim in the Economic Court of Kharkivska Oblast against the Kharkiv State Aviation Order of October Revolution and the Red Banner of Labour Manufacturing Enterprise ("KSAME"), one of the leading companies in the Ukrainian aviation industry. Those claims were in relation to the collection of debts (comprising an unpaid principal amount, unpaid interest and fines) of US$5.3 million and US$7.2 million under Credit Line Agreements dated 31 October 2005 and 9 November 2005, respectively. Following a series of judgments and appeals, the Economic Court


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DESCRIPTION OF THE BANK'S BUSINESS

of Kharkivska Oblast, by its rulings dated 12 November 2007 and 20 December 2007, approved settlement agreements between the parties to those disputes, pursuant to which KSAME undertook to repay the debt by 15 July 2012 in 19 quarterly instalments, with the exception of default interest accrued on the principal amount of the relevant loan and default interest accrued on the unpaid interest. This default interest in an amount of approximately US$0.1 million was written off pursuant to the terms of the relevant settlement agreements. However, KSAME has failed to repay its debt under the agreed schedules. As at 1 June 2009, the aggregate outstanding principal amount and outstanding default interest accrued on the unpaid interest of the loans provided to KSAME were US$6,726.4 and US$2,825.7, respectively. However, on 25 February 2008 a bankruptcy proceeding was initiated in relation to KSAME. As a result, the relevant court enforcement proceedings started against KSAME on 19 September 2008 were terminated on 26 September 2008 due to the imposed moratorium on the satisfaction of claims of the Bank.

Currently, the Government of Ukraine extensively works to maintain and support the Ukrainian aircraft industry. According to the Resolution of the Cabinet of Ministers of Ukraine "On Measures for Financial Rehabilitation of Kharkiv State Aircraft Manufacturing Company and State Enterprise "Kyiv Aviation Plant "Aviant" No. 476- dated 22 April 2009, KSAME shall issue bonds in the amount of UAH 1,620.0 million for the purpose of financing its manufacturing activities and strengthening its funding base, in particular repayment of indebtedness to banks, within the scope implementation of investment projects for construction of planes for the period of 2009-2015, which will be secured by state guarantees.


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

ASSET, LIABILITY AND RISK MANAGEMENT

Overview

The Bank has developed comprehensive risk management policies. The policies are based on the general risk management principles of Alfa-Bank Russia but are also tailored to the specific circumstances of the banking sector in Ukraine. These policies have been recently revised, including as a result of a series of internal stress tests to identify its limits in dealing with the current global financial crisis, and remain under review. The Bank's risk management strategy focuses on financial risks.

Financial risk management is comprised of the management of credit risk, liquidity risk, interest rate risk and currency risk. The primary objective of financial risk management is to establish risk limits and to ensure that exposure to risks stays within these limits. Operational and legal risk management involves ensuring that the Bank's internal procedures and policies are designed so as to minimise exposure to operational and legal risks. The Bank's risk management policies and systems are continuously modified and enhanced to reflect changes in the market and products.

The Bank's risk management systems have been developed based on the Alfa Banking Group's internal standards and are in compliance with the methodology provided by the NBU. The NBU has established minimum capital adequacy ratios that are mandatory for Ukrainian banks. Such ratios are based on a methodology that is generally consistent with applicable standards of the Basel Committee.

The basic principles of the Bank's risk management policy are:

o centralisation of management of all financial risks at the head office level;

o    maintaining a balance between the level of risk and profitability;

o    definition of limits and restrictions on certain balance sheet items;

o    unified pricing of transactions and services; and

o    ensuring that risks are continually monitored.

The Bank's strategy for asset and liability management is based on the diversification of its assets and liabilities in terms of counterparties, regions and sectors, the matching of assets and liabilities in terms of maturity, sensitivity to interest rate movements and currency risk and the maintenance of capital adequacy levels.

By setting internal limits, the Bank seeks to control the amount and scope of its interest rate and exchange rate exposure, in order to minimise the effect of these risks on profitability levels and to ensure sufficient liquidity is available for funding.

Risk Management Bodies

Risk management policy, monitoring and control are conducted by a number of specialised bodies and divisions within the Bank. The bodies and divisions most actively involved in risk management are the ALCO, the Credit Committees, the RMD and the Treasury, respectively.

In addition, the Supervisory Board and the Management Board are involved in the support, application and monitoring of compliance with the Bank's risk management policies. The Supervisory Board determines the Bank's overall risk management strategy and is responsible, among other things, for appointing the external auditor of the Bank. The Management Board is authorised to establish permanent collective bodies of the Bank (including the Credit Committees, the RMD, the Tender Committee, the Budget Committee and the Operating Risks Committee) and to appoint the members of the RMD, the ALCO and the Main Credit Committee.

The Legal Department and the Security Division are also involved in managing legal and operational risks.


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ALCO

The Bank monitors and manages its asset and liability positions through the ALCO, which currently consists of six senior managers of the Bank: the Chairman of the Management Board, Chief Financial Officer, Head of the Treasury, Head of Corporate Banking, Head of Retail Banking and Head of the RMD. The ALCO is chaired by the Chairman of the Management Board. The ALCO's composition is determined by the Management Board.

The ALCO meets at least once a week, or more often if required, to review the Bank's asset and liability positions, including maturities and interest rates and yields; the size of the Bank's loan and investment portfolios; the net foreign currency position; operational ratios, relative to NBU regulations; exchange rates, inflation rates and other factors; and general national, political and economic trends. Based on its reviews, the ALCO assesses the Bank's risk profile and determines short-term strategy.

The Credit Committees

The Bank's credit approval bodies are the Main Credit Committee, the Corporate Risk Management Committee, the Credit Committee, the Small Credit Committee, the SME Credit Committees, the Retail Credit Committee and the Committee on Financial Markets Transactions, which directly report to the Management Board and strictly adhere to established credit policies and strategies of the Bank. Members of the Bank's Main Credit Committee and Credit Committee are appointed from time to time by the Management Board. Members of the Small Credit Committee, the SME Credit Committees, the Retail Credit Committee and the Committee on Financial Markets Transactions are appointed by the Chairman of the Management Board.

The Bank's Main Credit Committee consists of seven members, including the President of the Bank, the Chairman of the Management Board, Chief Financial Officer, Head of the Corporate Banking, Head of the Treasury, Head of the Legal Department and Head of the RMD, and is chaired by the President of the Bank. The Main Credit Committee meets on an ad hoc basis as often as necessary, but usually not less than once per week. The Main Credit Committee makes final decisions on issues not approved by the Credit Committee and on all questions related to the competence of the Credit Committee.

The Bank's Corporate Risk Management Committee consists of three members, including the President of the Bank, Head of Legal Department and Head of the RMD, and is chaired by the President of the Bank. The Corporate Risk Management Committee meets on an ad hoc basis as often as necessary, but usually not less than once in a week and makes decisions on all changes introduced into terms and conditions of corporate lending transactions and determines the course of actions on problem loans.

The Bank's Credit Committee consists of seven members, including the Chairman of the Management Board, Head of the Corporate Banking, Head of the Corporate Credit Division, Head of the Treasury, Head of the Legal Department, Head of the RMD, Operations Director for Corporate and Treasury Business and is chaired by the Chairman of the Management Board. The Credit Committee convenes twice a week. The Credit Committee makes final decisions on all applications for all loans in amounts up to US$50 million, to the extent that such applications comply with the limits set out by the Bank. All loans over US$50 million require the approval of the Supervisory Board.

The Bank's Small Credit Committee is composed of three members, including Head of the Corporate Risk Division, Head of the Corporate Credit Division and Head of the Legal Department, and is chaired by the latter. The Small Credit Committee meets on an ad hoc basis as often as necessary, but usually not less than once in a week. The Small Credit Committee makes final decisions on all applications for loans with tenors of less than 36 months and for amounts under US$2 million, as well as on fully cash covered deals.

The Bank's SME Credit Committees are divided into four tiers, and both are chaired by the Head of SME banking. The first-tier SME Credit Committee consists of four members, including the Chairman of the Management Board, Head of the Corporate Banking, Head of the SME Risk Division and one Senior Associate of the SME Risk Division. The first-tier SME Credit Committee makes decisions on applications for SME loans ranging from US$0.5 million up to US$3 million. The second-tier SME Credit Committee consists of four members, including Head of the SME Division, Head of the SME Risk Division and two


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ASSET, LIABILITY AND RISK MANAGEMENT

Senior Associates of the SME Risk Division. The second-tier SME Credit Committee makes decisions on applications for SME loans ranging from US$0.3 million up to US$0.5 million. Both the third- and fourth-tier SME Credit Committees consist of at least three members and make decisions on applications for SME loans up to US$0.3 million, to the extent that such applications comply with the limits established for the particular tier.

The Bank's Retail Credit Committee consists of six members, including Head of the Credit Policy Unit, Head of the Decision Modelling Unit, Head of the Retail Banking, Head of the Retail Sales, Head of the Security and Distribution and Head of the Product Development. The Retail Credit Committee meets on an ad hoc basis as often as necessary, but usually not less than every second week, to approve key terms and conditions for retail products, portfolio targets, to set lending limits, to adopt policies and procedures regulating the Bank's retail business as well as to manage doubtful debts.

The Bank's Committee on Financial Markets Transactions consists of four members, including the Chairman of the Management Board, Head of the Corporate Banking, Head of the Treasury and Head of the RMD, and is chaired by the Chairman of the Management Board. The Committee on Financial Markets Transactions meets on an ad hoc basis as often as necessary, but usually not less than once per week. The Committee on Financial Markets Transactions makes decisions pertaining to the Bank's involvement in financial markets and the related transactions.

Operating Risks Committee

The Operating Risks Committee is in charge of identifying, assessing and monitoring the Bank's operational risks in general. It also controls fulfilment of the tasks related to reducing operational risks caused by the influence by the execution officers. It currently consists of 13 senior managers of the Bank: the Chairman of the Management Board, Director - Responsible for Relations with State Authorities, Chief Financial Officer, Head of the Treasury, Head of the Corporate Banking, Operations Director for Corporate and Treasury Business, Operations Director for Retail and SME Business, Head of Internal Control Department, Head of the Retail Banking, Head of the RMD, Head of IT, Head of Legal Department. The Operating Risks Committee is chaired by the President of the Bank. The composition of Operating Risks Committee is determined by the Management Board.

The RMD

The RMD is an independent function of the Bank, which is primarily responsible for monitoring all types of risks to which the Bank is exposed. The RMD currently consists of several units, including the Corporate Credit Risk Management, Small and Medium Business Risk Management, Retail Risk Management, Antifraud Division and Credit Administration Middle Office. The RMD develops policies based on the Alfa Banking Group's internal standards in relation to all types of risk management. These policies and procedures are approved by the Bank's Credit Committee and ALCO.

The RMD's functions include controlling financial risk by:

o    evaluating and analysing financial risk;

o    making proposals for the management of financial risk;

o    continually monitoring compliance with limits and guidelines, and

o developing the Bank's methodology for the evaluation and management of risks.

Treasury

The Treasury monitors risk on a day-to-day basis, in particular liquidity risk, interest rate risk and currency risk. The Treasury also monitors the Bank's compliance with IFRS and NBU ratios under applicable Ukrainian legislation and the Bank's funding agreements. The Treasury also manages the Bank's securities portfolio, as well as ensuring long term funding.


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ASSET, LIABILITY AND RISK MANAGEMENT

Credit Risk

Credit risk is the risk of financial loss occurring as a result of default by a borrower or counterparty on their obligation to the Bank. The Bank manages its credit risk by establishing internal policies aimed at maintaining credit risk exposure within accepted parameters. The Bank sets, monitors and reviews the internal credit ratings of customers and counterparties, sets and monitors lending limits, continuously monitors the creditworthiness of its customers and establishes allowances for the impairment of assets. Allowances for the impairment of assets are estimates of the incurred losses. In its management of credit risk, the Bank applies various internal methodologies. The policies are applied to all borrowers, including related parties.

The Bank uses a group-wide system of internal credit ratings ("ICRs") based on a methodology developed by Alfa-Bank Russia for customer and transaction analysis. The ICR system regulates every aspect of the Bank's lending operations, outlines procedures for analysing the financial position of borrowers and the valuation of any proposed collateral or other security and specifies the requirements for loan documentation and the procedure for monitoring loans. The ICR system uses a rating scale of five grades from 1 (best) to 5 (worst). ICRs are determined separately for the customer and for the specific transaction. The parameters used to determine the ICR of a borrower fall broadly into two groups: financial situation and business characteristics. Financial situation is assessed on the basis of the quality of assets, liquidity, leverage, accounts receivable and payable and profit dynamics. The parameters used to assess the characteristics of the borrower's business include activity ratios, profitability, turnover growth, credit history, management quality and reputation, market share and suppliers and customers. The ICRs for specific transactions are based on the project's feasibility and the collateral provided. In making its credit decisions regarding loans to other banks, the Bank uses a rating scale based on international ratings, if any, and financial statements audited by recognised auditors.

Management has established internal policies and procedures for the management of credit exposures, including guidelines to limit portfolio concentration. The Bank's exposure to each borrower or group of related borrowers is restricted by the maximum credit limit for a single borrower (or group of borrowers), which is currently set by the NBU at 25.0 per cent. of the Bank's regulatory capital. The limit for the total amount of large credit exposures is 800 per cent. of the Bank's regulatory capital. The Bank has also established limits on the shares of borrowers depending on their ICR, industry and collateral. The Bank fully complies with limitations on maximum credit exposure, as established by the NBU. The Bank's middle office function is responsible for monitoring and controlling established credit limits.

Credit Risk Related to Retail and Corporate Lending

The Bank structures the levels of credit risk it undertakes by placing separate limits on the amount of risk accepted in relation to each borrower or groups of borrowers, and to geographical and industry segments. Limits on the level of credit risk by product and industry sector are approved regularly by Management. Such risks are monitored on a revolving basis and are subject to an annual, or more frequent, review.

Loan applications originated by client relationship managers are passed on to the relevant Credit Committee for the approval of a credit limit. Exposure to credit risk is also managed, in part, by obtaining collateral and both corporate and personal guarantees. The risks of the Bank's credit portfolio are monitored and reviewed on a regular basis. Lending limits for individual borrowers and any changes to those limits are set by the relevant Credit Committee. Credit limits include limits on the loan amount, the repayment schedule for each loan agreement and restrictions on the purpose of the loan. The credit officers of the Bank monitor operations with the Bank's customers on a regular basis and notify the relevant Credit Committee in the event of any change in a customer's circumstances. The Bank either confirms existing limits or contacts a customer if it is necessary to review the terms of a loan.

When structuring loans to customers, the Bank follows certain basic principles. It sets out repayment schedules and adapts them so as to take into account any seasonality in a borrower's business and, where applicable, also obtains guarantees from the borrower's affiliates, enters into collateral agreements to secure related loans, prescribes the borrower's own equity contribution for the project to be financed and requires cash flows from the financed project or counterparties to be directed to current accounts opened with the


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ASSET, LIABILITY AND RISK MANAGEMENT

Bank. In the case of loans to both corporate and retail customers, the Bank typically secures such loans by taking collateral. As the Bank's lending policy is to give priority to the quality of the borrower over the quality of the collateral available, lending decisions are always based on risk assessment rather than on the quality of the collateral. When taking collateral as security, the Bank gives preference to the most liquid form of collateral with the highest resale value. The Bank also considers regional factors when determining the value of collateral.

The Bank also follows a policy of diversifying its loan portfolio in order to reduce risk. The Bank's Credit Committees take into account the performance of specific sectors of the economy and industries when considering loan applications.

Credit Risk Related to Inter-bank Operations

Credit risks related to inter-bank operations mainly arise as a result of exposures to unsecured counterparties, notwithstanding that such exposures typically have relatively short-term maturities (generally ranging from several hours up to one month, with an average duration of one week). The Bank sets separate limits for counterparty banks based on its evaluation of their financial statements and on any available non-financial information (such as information on the borrowers' shareholders, customers, quality of management, market position, concentration of activity and growth rate). The Committee on Financial Markets Transactions is responsible for approving and changing the limits for each category of counterparty banks each month or more often if required. If the RMD determines that the financial performance of a counterparty bank has deteriorated or is likely to deteriorate, the RMD suspends the Bank's credit and notifies related departments accordingly.

Credit Risk Related to Treasury Business

Investments by the Bank in corporate securities are analysed and reviewed in the same manner as loan applications. The Bank monitors the financial performance of issuers and companies, and the market for their debt and equity securities. The Bank's Treasury is responsible for the Bank's investment decisions and implementing transactions, including relevant assessments of credit risk. As at 31 December 2008, the value of the Bank's investment securities portfolio was US$65.4 million, compared to US$49.3 million as at 31 December 2007.

Monitoring Credit Risk

The Bank monitors the borrowers' performance on the terms of their loan agreements, primarily focusing on the borrowers' repayment of principal and interest. It also monitors the borrowers' financial positions based on information requested from the relevant borrowers. Particular attention is given to whether borrowers are using the proceeds of their loans for the purposes stipulated in the loan agreement and meeting the targets set out in their business plans; the status of collateral; and any available non-financial information, such as any available information on actual or pending legal proceedings involving the borrower and the potential impact of such proceedings on the borrower's ability to conduct business and the borrower's reputation. According to the ICR system, the Bank conducts constant and regular monitoring.

Regular monitoring of the Bank's loan portfolio enables the Bank to react to changes in the performance of a particular borrower and to determine whether changes to the terms and conditions of the loan agreement are necessary. The Credit Committees are notified of the results of such monitoring by the Bank's Credit Department on a regular basis and on an ad hoc basis in case of any particular warning signs. Based on its analysis, the Bank either confirms the terms and conditions of outstanding loans or where appropriate negotiates amendments with the relevant borrower.

In terms of the current economic situation, regular stress tests are carried out for currency exchange rates and different scenarios of economic sectors development. Based on the results of such stress tests, adequate action plans are prepared enabling the Bank to react to economic changes.


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ASSET, LIABILITY AND RISK MANAGEMENT

Non-performing Loans

The Bank has substantially enhanced its monitoring of the loan portfolio. Most corporate borrowers' statutory financials and operating reporting and accounting data are regularly reviewed on a quarterly and monthly basis, respectively. The structure and dynamics of the Bank's loan portfolio are analysed on a weekly basis.

Off-Balance Sheet and Related Party Credit Risk

The Bank applies the same credit policies and procedures for evaluating and monitoring credit risk for off-balance sheet and contingent liabilities. Furthermore, the Bank applies the same procedures to transactions with related parties as it applies to other borrowers (except that, depending on the size of the loan, loans to individuals who are related parties are subject to additional restrictions as described in "Description of the Bank's Business - Related Party Loans"). If the level of risk does not fall within the parameters set by the Bank (as described in "Description of the Bank's Business - Lending Policies and Procedures"), it either rejects the loan application or requires the transaction to be secured by additional collateral.

Liquidity Risk

Liquidity risk arises from mismatches between the maturities of assets and liabilities, which may result in the Bank being unable to meet its obligations associated with financial liabilities in a timely manner. It arises in the general funding of the Bank's activities and in the management of its positions, and includes both the risk of being unable to fund assets at the appropriate maturities and rates and the risk of being unable to liquidate an asset at a reasonable price and in an appropriate time frame. The matching and/or controlled mismatching of the maturities and interest rates of assets and liabilities is fundamental to Management. An unmatched position potentially enhances a bank's profitability, but can also increase the risk of losses. The maturities of assets and liabilities and the ability to replace, at an acceptable cost, interest bearing liabilities as they mature are important factors in assessing the liquidity of the Bank and its exposure to changes in interest and exchange rates.

The Bank's policy in relation to liquidity risk is that liquidity prevails over profitability. The Bank has developed a comprehensive package of procedures and systems to implement its liquidity risk management strategy. These procedures are summarized in the Bank's Assets and Liabilities Management Policy. The policy defines the structure of relations between the different departments within the Bank for the purposes of risk management and liquidity monitoring and allocates responsibility for monitoring and actions in case of non-compliance within established limits. The policy also includes detailed descriptions of methods for monitoring assets, liabilities, and the balance sheet as a whole, as well as setting out a system for defining limits, modelling, and stress testing methods.

The Bank's process of managing liquidity risk is continuous. Liquidity management is conducted continuously by the ALCO, the RMD and the Treasury. The ALCO determines the Bank's liquidity management policy, approves procedures for evaluating and managing liquidity risk, as well as liquidity requirements. The Treasury manages the liquidity of the Bank under the limits approved by the ALCO for inter-bank loans, repurchase operations and securities trading. The RMD carries out the day-to-day monitoring of the Bank's short-term exposure to liquidity risk. The Treasury updates its six month cash flow forecast on a weekly basis. Forecasts are made on the basis of accounting and operational information, and the expertise of the RMD and the Treasury. Liquidity position forecasts are submitted to the ALCO. The Treasury carries out day-to-day monitoring of the Bank's short-term exposure to liquidity risk. The Bank's payment schedule is analysed daily and decisions are made on attracting short-term interbank deposits, selling securities from the Treasury's portfolio and selling securities from other facilities available to the Bank.

The Bank assesses liquidity risk based on cash flow and gap analysis of the difference between assets and liabilities with the same maturity. The amounts of such unmatched positions in assets and liabilities having the same maturity are used to calculate the cumulative gap, which is subject to certain limits. These limits are determined by the Bank's access to funds in line with its Contingency Funding Plan, adopted by the Treasury and reviewed by it on a quarterly basis. This plan is filed by the Treasury on a regular basis and


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ASSET, LIABILITY AND RISK MANAGEMENT

describes sources of funds and amounts which can be raised in case of urgent needs. One of the Bank's sources of funds is US$11.0 million of term deposits (as at 31 December 2008) from Alfa-Bank Russia, received within the general credit limit approved for the Bank by Alfa-Bank Russia amounting to US$308 million.

The risks associated with the Bank's concentrations of loans and deposits require continuous monitoring. Management acknowledges the risks associated with possible high concentrations of assets and liabilities and seeks to match maturities of high value corporate loans and deposits as a means of managing liquidity and interest rate risk. The Bank also holds a portfolio of liquid assets (UAH denominated bonds and short-term money market positions in UAH and US dollars) as part of its liquidity risk management. The use of a combination of instruments to manage liquidity risks enables the Bank to use its lending resources and maintain liquidity levels effectively.

The Bank is able to obtain overnight loans from the NBU on a secured basis collateralised by securities and domestic bonds and on an unsecured basis at the interest rate prevailing at the time. See "Appendix A - Overview of the Ukrainian Banking Sector and Regulation in Ukraine". For a presentation of the Bank's assets and liabilities by remaining expected maturity as at 31 December 2008 and 31 December 2007, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Statistical Information--Assets and Liabilities by Remaining Expected Maturity".

Management believes that despite the substantial portion of customer accounts having maturity on demand or less than one month, the diversification of these balances by number and type of customers coupled with the Bank's past experiences, indicates that these balances provide a reliable and stable source of funding for the Bank. The Bank's strategy for the management of liquidity risk arising as a result of mismatches of assets and liabilities with maturities from one month to one year includes:

o close monitoring of the Bank's liquidity requirements and daily movements of balances on customers accounts;

o a programme promoting long term deposits and products for the established customers of the Bank;

o    borrowing from international capital markets, including the Notes;

o maintaining a proportion of highly liquid assets to ensure sufficient liquidity, which would enable the Bank to operate for a period of time in the event of a crisis;

o and analysis and monitoring of possible exit strategies for certain long-term assets and investments held by the Bank (including the loan portfolio), including the Bank's ability to sell or factor such assets to receive liquidity.

Beginning in October 2008, the NBU has been offering refinancing loans to a number of Ukrainian banks to support their liquidity during the economic crisis. In October 2008 the Bank received two refinancing loans from the NBU in the aggregate amount of UAH 440 million (US$57.1 million). The Bank subsequently received three loans from the NBU in February, March and April 2009 in the aggregate amount of UAH 1,145.0 million (approximately US$188.3 million). See "Description of the Bank's Business - Sources of Funding", "Appendix A -- Overview of the Ukrainian Banking Sector and Regulation in Ukraine" and "Risk Factors - Risks Relating to Ukraine".

In addition, the Bank is subject to liquidity requirements set by the NBU. See "Appendix A -- Overview of the Ukrainian Banking Sector and Regulation in Ukraine". The Bank's risk management system incorporates the NBU's requirements and does not permit limits set by the NBU to be exceeded.

Interest Rate Risk

The Bank is exposed to interest rate risk, principally as a result of lending and advances to customers and other banks at fixed interest rates in amounts and for periods which differ from those of term deposits and other borrowed funds at fixed interest rates. The Bank may incur losses in the event of unfavourable movements in interest rates. Fixed interest rate assets and liabilities can be renegotiated to reflect current


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ASSET, LIABILITY AND RISK MANAGEMENT

market conditions. The Bank measures interest rate risk separately for each of the main international currencies. The Bank's interest rate risk management procedures are the same for all currencies.

The ALCO and the Treasury are responsible for interest rate risk management. The ALCO sets limits on the level of mismatch interest rate repricing that may be undertaken, which is monitored weekly by the Treasury. In the absence of any available hedging instruments, the Bank normally seeks to match its interest rate positions. The Treasury monitors changes in benchmark interest rates, market volatility, or similar events on a day-to-day basis. The results of such evaluations and analysis are discussed at ALCO meetings. The ALCO also establishes the principal policies and approaches to interest rate risk management, including minimum credit loan and borrowing rates for products, customer groups and tenors. The Corporate Business and Retail Banking and Consumer Finance departments, with the approval of the Treasury, will recommend altering certain interest rates to the ALCO following changes in market conditions or for the Bank's internal reasons. The ALCO has delegated certain authorities to Heads of the Corporate Business and the Treasury to alter interest rates.

In addition to applying standard calculations, the Bank uses stress tests. These involve determining the level of interest rate risk that would apply in the event of unforeseen circumstances or contingencies. This approach enables the Bank to evaluate changes in net interest income for future periods and to determine the priority areas for interest risk management. Results of the tests are reviewed and discussed at ALCO meetings.

The following table sets out the average effective interest rates of major interest bearing assets and liabilities by currencies of the Bank as at 31 December 2008 and 31 December 2007:

                                               31 December 2008           31 December 2007
                                          ------------------------   ------------------------
                                          UAH   US$   Euro   Other   UAH   US$   Euro   Other
---------------------------------------------------------------------------------------------
                                                                In % p.a.
Assets
Placements with other banks
   with original maturities of less
   than three months ..................    --    23%   --      --     11%    7%    4%      8%
Due from other  banks .................    24%   20%    0%     --     13%   10%   --      --
Loans and advances to customers .......    21%   18%   14%     11%    16%   14%   11%     10%
Investment securities .................    15%   --    --      --     12%   --    --      --
                                          ---   ---   ---     ---    ---   ---   ---     ---
Liabilities
Due to other banks ....................    18%    9%    9%     12%     3%    9%    9%      6%
Customer accounts
- current and settlement accounts .....     1%    1%    1%      1%     1%    1%    1%      1%
- term deposits .......................    24%   12%   14%     10%    11%    8%    8%     10%
Debt securities in issue ..............    13%   --    --      --     11%   --    --      --
Loan participation notes ..............    --    11%   --      --     --    10%   --      --
Subordinated debt .....................    --    10%   --      --     --    10%   --      --

Interest rate risk management is conducted using the gap analysis method, whereby the difference or "gap" between rate sensitive assets and rate sensitive liabilities is determined and analysed. The Bank can perform interest rate sensitivity scenario analysis of the net interest income (the analysis is based on gap reports) for periods of up to one year, although it considers such analysis to be most reliable over a period of three months. Limits on interest rate risk are set by the ALCO after assessment of the sensitivity of net interest income to a 1 per cent. (100 basis points) upward shift in interest rates. In deciding the size of interest rate risk limits the ALCO considers losses acceptable in the event of adverse movements in interest rates, taking into account possible movements in interest rates for major types of interest bearing assets and liabilities, such as corporate and retail loans, inter-bank loans, securities and corporate and retail deposits. Limits are subject to review depending on the volatility of interest rate movements. The Treasury is responsible for making recommendations to review such limits, which are subject to approval by the ALCO. Gaps are maintained within prescribed limits for all periods. Gap analysis is supplemented by interest rate forecasts over periods of up to one year for major types of assets and liabilities. This allows the ALCO to evaluate not only the level of interest rate risk but also the most likely changes in net interest income.


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ASSET, LIABILITY AND RISK MANAGEMENT

The Bank continually monitors interest rate spread and net interest income and reports on these matters are provided weekly to the Bank's senior management. In order to minimise potential losses from unforeseen movements in interest rates, when entering into agreements the Bank provides for interest rate reviews in light of current market rates. The Bank also manages interest risk by setting minimum interest rates for loans and maximum interest rates for deposits. The Bank sets interest rates for major types of assets and liabilities by maturity and currency.

The matching and/or controlled mismatching of the maturities and interest rates of assets and liabilities is fundamental to Management. It is unusual for a bank's interest rates ever to be completely matched as business transacted is often of uncertain terms and of different types. An unmatched position may potentially enhance profitability, but can also increase the risk of losses.

Currency Risk

Currency risk is the risk of losses resulting from adverse movements in different foreign currency exchange rates. Currency risk results from the Bank having open positions in different currencies. Such positions are calculated as differences between assets and liabilities in the same currency as of the balance sheet date.

The Bank evaluates, monitors and sets limits for long and short FX open positions using UAH as its base currency. Limits on open currency positions are set for the Bank as a whole, proceeding from capital adequacy requirements. The Bank complies with all applicable NBU requirements in addition to using its own methods for evaluating currency rate risk.

Currency risk is centrally controlled at the head office. The Bank's net open position is monitored on a daily basis by the Treasury. The Treasury reports to the ALCO at each ALCO meeting in order to review strategy and limits on the level of FX exposures by currencies.

The following tables set forth the Bank's foreign currency positions as at 31 December 2008 and 31 December 2007:

                                       As at 31 December 2008
                        --------------------------------------------------
                         Monetary     Monetary    Derivative   Net balance
                        financial    financial      (SWAP,        sheet
                          assets    liabilities      spot)       position
--------------------------------------------------------------------------
                                       (In thousands of US$)
Ukrainian hryvnia ...   1,152,581      819,074     (295,302)      38,205
US dollars ..........   2,108,456    2,171,613      386,718      323,561
Euro ................     122,580      257,082       81,977      (52,525)
Other ...............     249,065       22,700     (147,893)      78,472
                        ---------    ---------     --------      -------
Total ...............   3,632,682    3,270,469       25,500      387,713
                        =========    =========     ========      =======

                                       As at 31 December 2007
                        --------------------------------------------------
                         Monetary     Monetary    Derivative   Net balance
                        financial    financial      (SWAP,        sheet
                          assets    liabilities      spot)       position
--------------------------------------------------------------------------
                                       (In thousands of US$)
Ukrainian hryvnia....   1,020,799      602,693     (134,752)     283,354
US dollars ..........   1,247,565    1,281,964      139,101      104,702
Euro ................      66,468      170,499      101,573       (2,458)
Other ...............     205,728      116,412     (107,881)     (18,565)
                        ---------    ---------     --------      -------
Total ...............   2,540,560    2,171,568       (1,959)     367,033
                        =========    =========     ========      =======

The following table sets forth the Bank's open currency limits for the periods indicated, which are in line with the NBU's limits:

NBU limits, share of Equity       Currency position   Long currency position    Short currency position    Capital
------------------------------------------------------------------------------------------------------------------
31 December 2008 ..........         20.6% US$109.2        15.7%  US$83.3               4.9%  US$25.9      US$531.1
                                           million               million                     million       million
31 December 2007 ..........        12.42% US$47.56        4.01% US$15.35              8.41% US$32.21      US$382.9
                                           million               million                     million       million

Operational and Legal Risks

The Bank has established strict anti-money laundering controls and "Know your Customer" policies and procedures developed in cooperation with Alfa-Bank Russia. These procedures and policies are tailored to NBU and other Ukrainian (and other appropriate jurisdictions) regulations and methodologies. A "Know your Customer" questionnaire must be completed in respect to each new customer and regularly updated, and the Bank is required to report certain customer transactions to the State Committee for Financial Monitoring of Ukraine. The Internal Audit Service of the Bank regularly inspects the legality of operations conducted by the Bank's departments and assesses and reports any deficiencies to the Management Board. The Internal Audit Service also performs independent and objective assessment of the adequacy of the Bank's internal controls.

The Bank's Legal Department and Security Division monitors and oversees the management of legal risks. This includes applying the appropriate procedures to protect against the risk of providing loans to entities which lack the requisite power or authority to borrow, and against the risk of failure to secure loans over relevant assets. The Bank uses standardised documentation, developed by the Bank's Legal Department, for entering into contracts with counterparties. The Legal Department individually reviews and approves all non-standard agreements. External law firms are retained to represent the Bank in international transactions.


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

MANAGEMENT

Management

The Bank's current charter was approved by the General Meeting of Shareholders of the Bank on 14 October 2008 and registered with the NBU on 5 December 2008. The Bank's governing bodies are the General Meeting of Shareholders, the Management Board, and the Supervisory Board. The Bank's Audit Committee and the Bank's internal audit are the controlling bodies of the Bank.

The following diagrams illustrate the management structure and management committees of the Bank respectively:

                                           -------------------
                                          | Supervisory Board |----------------------
                                           -------------------                      |
                                                    |                               |
                                           -------------------                      |
                                          | President of CJSC |                     |
                                          |    "ALFA-BANK"    |                     |
                                           -------------------                      |
                                                    |                               |
                                            -----------------                       V
                                           | Executive Board |               ---------------
                                           |     Chairman    |              | Internal Audit |
                                            -----------------                ----------------
                                                    |
       -------------------------------------------------------------------------------------------
       |             |             |              |              |                |              |
  -----------   -----------   -----------    -----------    -----------    --------------   -----------
 |           | |           | | Treasury & | |    Chief   | |    Chief   | |              | |            |
 | Corporate | |   Retail  | |   Capital  | | Operations | |  Financial | |  Information | |    Risk    |
 |  Banking  | |  Banking  | |   Markets  | |   Officer  | |   Officer  | | Technologies | | Management |
  -----------   -----------   -----------    -----------    -----------    --------------   -----------

Senior Management Committees
                                                     -----------------
                                                    | Executive Board |
                                                     -----------------
                                                             |
       -------------------------------------------------------------------------------------------------------
       |             |             |             |             |                   |                         |
  -----------   -----------   -----------   -----------   ------------   ----------------------   ----------------------
 | Financial | |           | |   Tariff  | |    IT     | |   Credit   | |    Corporate Risk    | |       Financial      |
 | Committee | |    ALCO   | | Committee | | Committee | | Committees | | Management Committee | |   Market Committee   |
  -----------   -----------   -----------   -----------   ------------   ----------------------   ----------------------
          |                                                    |
       ---------------                ---------------------------------------------------------------
       |             |                |              |               |              |               |
  -----------   -----------     -------------   -----------   --------------   ------------   ------------
 |   Tender  | |   Budget  |   | Main Credit | |   Credit  | | Small Credit | |    SME     | |   Retail   |
 | Committee | | Committee |   |  Committee  | | Committee | |  Committee   | | Committees | | Committees |
  -----------   -----------     -------------   -----------   --------------   ------------   ------------

General Meeting of Shareholders

The General Meeting of Shareholders is the supreme governing body of the Bank. The authority of the General Meeting of Shareholders includes, inter alia, the following:

o determining the main areas of operations of the Bank and approving reports of operations;

o    approving amendments to the Bank's charter;

o    approving changes to the share capital of the Bank;

o appointing and removing the Chairman and members of the Supervisory Board and the Audit Committee;

o approving annual results of the Bank's activities (including those of subsidiaries) and approving reports and conclusions made by the Audit Committee and external auditors;

o    approving profit distribution and dividends; and

o terminating the Bank's activities, appointment of a liquidator, approval of the liquidation balance sheet.

MANAGEMENT

The powers listed above lie within the exclusive scope of authority of the General Meeting of Shareholders and may not be delegated to the other governing bodies of the Bank. Being the supreme body of the Bank, the General Meeting of Shareholders is also authorised to make any other decision concerning the Bank's activity. The General Meeting of Shareholders may decide to delegate certain other functions, except those listed above, to the Supervisory Board. Decisions to (i) approve amendments to the Bank's charter and (ii) terminate the Bank's business operations require a qualified majority of 75 per cent. of voting shares. Other matters are decided by a simple majority vote.

Supervisory Board

The Supervisory Board is not directly involved in the day-to-day management of the Bank but plays a significant oversight role in monitoring its business activities. The Supervisory Board also represents the interests of the Bank's shareholders between the meetings of the General Meeting of Shareholders and exercises control over the activities of the Management Board. Members of the Supervisory Board are elected by the General Meeting of Shareholders from among the Bank's shareholders or their representatives for a three year term and may be re-elected. The General Meeting of Shareholders sets the number of members on the Supervisory Board, which may not consist of fewer than seven persons. Members of the Supervisory Board are not entitled to simultaneously hold positions on the Management Board and/or the Audit Committee. The Supervisory Board meets to the extent necessary and is accountable to the General Meeting of Shareholders.

The responsibilities of the Supervisory Board include, inter alia, the following:

o determining the composition of the Management Board, appointing and retaining the Chairman and members of the Management Board;

o    exercising control over the activities of the Management Board;

o establishing, re-organising and liquidating subsidiaries, branches and representative offices, and approving their charters/regulations and amendments thereto;

o    appointing the external auditors; and

o determining the terms and conditions of remuneration for the Chairman and members of the Management Board.

The Supervisory Board is also authorised to exercise other powers and make decisions on other issues delegated to it by the General Meeting of Shareholders and/or prescribed by the applicable laws, the Bank's charter, and the Regulation on the Supervisory Board. The Supervisory Board has a right to delegate certain functions, except those which belong to its exclusive authority, to the Management Board and/or other collective bodies and officials of the Bank.

MANAGEMENT

The name, position, qualifications and certain other information relating to each member of the Supervisory Board is set out below:

                                                                                                                       Date of Most
                             Position in the                   Responsibilities in the Alfa                            Recent
Name                   Age   Supervisory Board                 Consortium                                              Appointment
------------------------------------------------------------------------------------------------------------------------------------
Mr Johann Jonach       46    Head of the Supervisory Board     Head of Alfa Banking Group, Chairman of the Board of    1 June 2009
                                                               Directors of Alfa-Bank Russia


Mr Alexander Lukanov   46    Deputy Head of the Supervisory    President of the Bank, Member of the Board of           25 March 2009
                             Board                             Directors of Alfa-Bank Russia


Mr Andrey Kosogov      48    Member of the Supervisory Board   Member of the Board of Directors of Alfa-Bank Russia    1 June 2009

Mr Alarich Fenyves     64    Member of the Supervisory Board   Independent Director                                    25 March 2009

Mr Philip Halperin     57    Member of the Supervisory Board   Director of Risk Management of Alfa-Bank Russia         25 March 2009

Mr Pavel Nazarian      36    Member of the Supervisory Board   Director of ABH Holdings Corp. and Alfa Finance         25 March 2009
                                                               Holdings S.A. (Luxembourg)

Mr Ildar Karimov       47    Member of the Supervisory Board   Member of the Board of Directors of Alfa-Bank Russia    25 March 2009

Mr Aleksey Savchenko   38    Member of the Supervisory Board   Member of the Board of Directors of Alfa-Bank           25 March 2009
                                                               Kazakhstan and TNK-BP Holding (Russia), Strategic
                                                               Planning Director for Consultancy Ltd.

o Mr Johann Jonach was appointed as a member of the Supervisory Board in March 2009 and reappointed as Head of the Supervisory Board as of 1 June 2009. He is also the Head of the Alfa Banking Group and Chairman of the Board of Directors of Alfa-Bank Russia. As the Banking Group's CEO he is in charge of subsidiary banks in Russia, Ukraine, the Netherlands, Kazakhstan and Belorussia. From January 1997 till December 1998, Mr Jonach worked as President of Alfa Capital Ukraine. Before joining Alfa-Bank Russia in October 2008, he played a significant role in Raiffeisen Group's successful development in Eastern Europe and worked in many countries of the region. In 1999 Mr Jonach became member of the Managing Board of Raiffeisenbank Ukraine, where he was responsible for corporate banking. For the following three years (2000-2002), Mr Jonach worked as Chairman of the Board of Raiffeisen Bank Bulgaria. Under his leadership, the Bulgarian bank grew significantly in all spheres of activities and the branch network reached 34 offices across the country. From 2003 to 2005 Mr. Jonach worked in Ukraine as Deputy Chairman of the Managing Board of Raiffeisenbank Ukraine and took over as Chairman of the Managing Board of CJSC Raiffeisenbank, the Russian subsidiary of Raiffeisen International Bank-Holding AG (Raiffeisen International) at the beginning of 2006. Under his leadership CJSC Raiffeisenbank became one of the biggest foreign owned banks in Russia. Mr Jonach graduated from the University of Economics, Vienna with an MBA in International Trade.

o Mr Alexander Lukanov was initially appointed as President and Deputy Head of the Supervisory Board in November 2005. Currently, he is also a member of the Board of Directors of Alfa-Bank Russia and a member of the Supervisory Board of Amsterdam Trade Bank. During the five years up to September 2005, Mr Lukanov served as Head of the Corporate Banking and Deputy Chairman of the Board of Directors of Alfa-Bank Russia. During this period, in addition to his position with Alfa-Bank Russia, he was also a member of the Board of CJSC "Trade House Perekryostok" and a member of the Board of Directors of Alfa Strakhovanie. Prior to joining Alfa-Bank Russia in 1995 as Head of

MANAGEMENT

     the Credit Division, he held a research position at the Moscow Power Engineering Institute and later served as Chairman of the Executive Board of one of the first venture capital funds in Russia, SPF Kontakt XXI.

o Mr Andrey Kosogov was initially appointed as Head of the Supervisory Board in November 2005 and reappointed as a Member of the Supervisory Board as of 1 June, 2009. Mr Kosogov is the Chairman of the Board of Directors of Alfa Asset Management and Altimo. From 2003 until 2007 he was a member of the Board of Directors of AlfaStrakhovanie. Mr Kosogov is also a member of the Board of Directors of Alfa-Bank Russia, Alfa Finance Holdings S.A. (oil and financial assets). Until May 2005 Mr Kosogov was the First Deputy Chairman of the Board of Directors of Alfa-Bank Russia and Director of Alfa Bank's Investment banking division. Mr Kosogov graduated from the Moscow Power Energy Institute in 1987.

o Mr Alarich Fenyves was initially appointed as a member of the Supervisory Board in November 2005. Mr Fenyves has been a partner in Rolland Berger Strategy Consultants since 2001. Prior to that, he was Chairman of the Supervisory Board of CAIB Investmentbank AG Vienna, Deputy Chairman of the Managing Board and acting CEO of Austria Creditanstalt International (BACAI), as well as Deputy Chairman of the Managing Board and acting CEO of Creditanstalt AG. Mr Fenyves was also senior Vice President of European American Bancorp, New York from 1979 to 1983.

o Mr Philip Halperin was initially appointed as a member of the Supervisory Board in November 2005. He is also the Director of Risk Management of Alfa-Bank Russia. He joined Alfa-Bank Russia in 1999, prior to which he was Head of the Risk Management at Refco Overseas Ltd. in London. Mr Halperin has a PhD in business administration from Columbia University and a Masters Degree in Public and Private Management from Yale University.

o Mr Pavel Nazarian was initially appointed as a member of the Supervisory Board in November 2005. Mr Nazarian is a Director of ABH Holding Corp., Chairman of the Board of Directors of Alfa Capital Holdings (Cyprus) Limited, Director of Headquarters of Alfa Finance Holding S.A., Secretary of its Executive Board and Managing Director of the entire international chain of its subsidiaries outside the CIS, responsible for international compliance, administration, shareholders structure, and relationship with local authorities. Mr Nazarian is also a member of the Supervisory Boards of Alfa Bank Belarus and Amsterdam Trade Bank (Netherlands) and a member of the Boards of Directors of Alfa Bank Kazakhstan, OJSC TNK-BP (Russia) and Alfa Asset Management Group (Russia). Since July 2007 he has also been a member of the Board of Directors of Alfa Assets Management. From 1999 to 2002, Mr Nazarian served as Chief Financial Officer of the international chain of the Alfa Banking Group. From 1995 to 1999 he occupied a position of Group Consolidation Manager of Alfa Consortium. Mr Nazarian is a member of Advisory Board of Great Circle Fund (USA). Mr Nazarian is a graduate of Harvard Business School (Boston, USA), London Business School (London, U.K.), International Marketing and Management Academy (Moscow, Russia) and Bauman State Technical University of Moscow (Moscow, Russia).

o Mr Ildar Karimov was initially appointed as a member of the Supervisory Board in November 2005. He is also a member of the Board of Directors of Alfa-Bank Russia. He is responsible for relations with shareholders, strategic investors and partners of the Bank and contacts within the Alfa Consortium. Mr Karimov is also a member of the Board of Directors of AlfaInsurance and a member of the Board of Directors of Alfa Assets Management. Before joining the Bank in 1994, he worked at the International Institute for Applied Systems Analysis in Laxenburg, Austria, and prior to that at the Central Economic Mathematics Institute. Mr Karimov holds a PhD in Mathematical Economics (1986) and has a Diploma with honours from Moscow State University (1983).

o Mr Aleksey Savchenko was appointed as a member of the Supervisory Board in March 2009. In mid-2008, Mr Savchenko was appointed as Strategic Planning Director of CTF Consultancy Ltd., which is part of Alfa Consortium corporate headquarters. Between 1997 and 2005, he worked for various European offices of The Boston Consulting Group (Frankfurt, Moscow, London, Paris, Warsaw, Munich). Mr Savchenko's responsibilities included partnering prominent international and Eastern European banks, insurance and investment companies, and companies operating in other sectors,

MANAGEMENT

     with a focus on such issues as business development, marketing, corporate governance, and streamlined corporate structures. From 2006 through 2008, Mr Savchenko was Director for strategy and institutional development and Executive Director at the RDI Group, managing real estate in Moscow and the Moscow region. Mr Savchenko is also a member of the Board of Directors of Alfa-Bank Kazakhstan and TNK-BP Holding (Russia). Mr Savchenko holds degrees and diplomas from IMD, a Lausanne-based business school (Switzerland), the Faculty of Science at Wayne State University (Detroit,
     USA), and the Department of Chemistry at Lomonosov State University of Moscow (Russia).

Each member of the Supervisory Board has disclosed all information above relating to their external business activities. No member of the Supervisory Board has any conflict of interest between their duties to the Bank and their private or other duties. The business address of the members of the Supervisory Board is CJSC "ALFA-BANK", 4/6 Desyatynna Str., Kyiv 01025, Ukraine.

Management Board

The Management Board is an executive body of the Bank and is responsible for the day-to-day management of the Bank. It is accountable to the General Meeting of Shareholders and to the Supervisory Board. The Management Board organises and manages the operations of the Bank, which includes monitoring the implementation of resolutions approved by the General Meeting of Shareholders and the Supervisory Board. Members of the Management Board are appointed by the Supervisory Board for a term of one year and are employed by the Bank. The Supervisory Board also defines the number of members of the Management Board, which may not be less than seven. Members of the Management Board are not entitled to simultaneously hold positions as members of the Supervisory Board and/or the Audit Committee.

The powers of the Management Board include the following:

o approving agreements on disposal (including alienation by any means, pledge or transfer into use) of the following assets:

     - movable property owned by the Bank, with a balance value not exceeding the equivalent of US$50 million;

     - immovable property of the Bank, with a balance value not exceeding the equivalent of US$50 million, upon prior written approval by the Deputy Head of the Supervisory Board - the President of the Bank; and

     - property of the Bank, with a balance value exceeding the equivalent of US$50 million, upon prior written approval by the Supervisory Board;

o    current planning of income and expenditures of the Bank;

o submission of annual budget and of quarterly administrative expenditure estimates of the Bank for approval by the Supervisory Board;

o making arrangements necessary to convene and hold the General Meeting of Shareholders pursuant to the requirements of the law and the Bank's charter;

o establishing and liquidating the Bank's units, approval of regulations thereon, making amendments thereto;

o making decisions on the issuance of bonds, with total nominal value of one issue not exceeding the equivalent of US$50 million as well as the approval of the terms and conditions of such issue, any offering circular and amendments thereto;

o taking decisions on the issuance of bonds, with total nominal value of one issue exceeding the equivalent of US$50 million, upon approval of such decisions by the Supervisory Board;

o approving the structure and staff list of the Bank and making amendments thereto;

MANAGEMENT

o determination of recruitment and dismissal procedures regarding the Bank's employees; and

o settlement of other issues related to activities of the Bank, save for those that fall within the competence of other governing bodies and officials of the Bank.

The Management Board is also authorised to exercise other powers and make decisions on other issues delegated to it by the General Meeting of Shareholders and/or the Supervisory Board, as well as those prescribed by the applicable laws, the Bank's charter and the Regulation on the Management Board. The Management Board has a right to delegate certain functions to the Chairman of the Management Board and/or other collective bodies and officials of the Bank.

The Chairman of the Management Board manages the work of the Management Board and is entitled to represent the Bank in relations with any individuals or legal entities, including state authorities, to enter into and sign any agreements on behalf of the Bank, to issue powers of attorney, to exercise other legal acts and dispose of the property and funds of the Bank, within the limits contemplated by the Bank's charter and other internal regulations of the Bank.

The name, position, qualifications and certain other information relating to each member of the Management Board is set out below:

                                                                                            Date of Most Recent
Name                     Age   Position                 Responsibilities in the Bank        Appointment
---------------------------------------------------------------------------------------------------------------
Mr Andriy Volkov         32    Chairman of the                                              6 March 2009
                               Management Board

Mr Roman Shpek           54    Deputy Chairman of the   Director, Responsible for           6 March 2009
                               Management Board         Relations with State Authorities

Ms Olena Malynska        33    Deputy Chairwoman of     Chief Financial Officer             6 March 2009
                               the Management Board

Ms Olena Lukyanchuk      34    Deputy Chairwoman of     Operating Director for Retail and   6 March 2009
                               the Management Board     SME

Mr Evgeniy Berezovskiy   35    Member of the            Head of Corporate Banking           6 March 2009
                               Management Board

Mr Andrey Bobyshev       30    Member of the            Head of Treasury                    6 March 2009
                               Management Board

Ms Tetyana Strekal       41    Member of the            Head of Human Resources             6 March 2009
                               Management Board

Mr Serhiy Polovko        32    Member of the            Head of Legal Department            6 March 2009
                               Management Board

Ms Tamara Solomienko     52    Member of the            Operating Director for Treasury     6 March 2009
                               Management Board         and Corporate Business

Mr Piotr Kaczmarek       43    Member of the            Head of Retail Banking              6 March 2009
                               Management Board

Mr Valeriy Naumov        34    Member of the            Head of Risk Management             16 June 2009
                               Management Board

o Mr Andriy Volkov has served as Chairman of the Management Board since 2006. Mr Volkov has eleven years of banking experience. Prior to his current position, he was Deputy Chairman of the Board as of 2003 and he started his career in the Bank in 2001 as Head of Risk Management. Previously he worked at ING Barings as Project Manager, and PricewaterhouseCoopers Ukraine as Banking Sector Consultant.

o Mr Roman Shpek is Director, Responsible for Relations with State Authorities since 2008. Mr Shpek is a Ukrainian statesman and diplomat. From 2000 to 2008 he was Head of the Permanent Representation of Ukraine to the European Union. Prior to that, during 1995 and 1996 he served as

MANAGEMENT

     Vice Prime Minister for economic policy. From 1993 to 1995 Mr Shpek occupied a position of Minister of Economy of Ukraine. From 1996 to 2000 he was Chairman of the National Agency for Reconstruction and Development, subsequently the National Agency for Development and European Integration.

o Ms Olena Malynska has served as Chief Financial Officer since 2006. Ms Malynska has eleven years of experience in the banking sector. Prior to her current position, she was employed as Chief Financial Officer of ProCredit Bank Ukraine. She also gained international experience working for Arthur Andersen LLP, USA and Rothstein, Kass & Co., P.C. USA.

o Ms Olena Lukyanchuk has served as Chief Operating Officer since 2007 and since 12 March 2009 has been Operating Director for Retail and SME. Ms Lukyanchuk has twelve years of banking experience. Prior to her current position, she was employed as Operations Director of Renaissance Capital Bank (Ukraine). From 2002 to 2005 she worked as Head of Internal Audit Department at ING Ukraine Bank and prior to that she worked in the Audit and Accounting Department at Arthur Anderson from 1997 to 2002.

o Mr Evgeniy Berezovskiy has served as Head of Corporate Banking since 2006. Mr Berezovskiy has eleven years of banking experience. Prior to his current position, he was Director of Clients' Business Development of Alfa-Bank Russia from 2004, and Deputy Head of Credit & Tariff Policy and Control from 1997. He also served as Vice President and Senior Vice President of Alfa-Bank Russia between 1999 and 2005 after joining Alfa-Bank Russia in 1995.

o Mr Andrey Bobyshev has served as Head of the Treasury since 2006. Mr Bobyshev has seven years of banking experience. Prior to his current position, he was Head of Market Risk Management at Alfa-Bank Russia from 2005, and started his career in Alfa-Bank Russia in 2001 as a Risk Analyst.

o Ms Tetyana Strekal has served as Head of Human Resources since 2005. Prior to her current position she was employed as Human Resources Manager for British American Tobacco Ukraine and Moldova from 1998.

o Mr Serhiy Polovko has served as Head of Legal Department since 1999. Mr Polovko has eleven years of banking experience. Mr Polovko joined the Bank in 1998, prior to which he worked at Agroinvest company as a lawyer from 1996.

o Ms Tamara Solomienko is Deputy Head of Corporate Banking and has served as Head of the Corporate Business Development Department of the Bank since 2001. Since 12 March 2009, she has served as Operating Director for Treasury and Corporate Business. Ms Solomienko has eleven years of banking experience. Prior to her current position with the Bank, she was Head of the Corporate Client's Development Department of OJSC "Kreditprombank".

o Mr Piotr Kaczmarek has been Head of Retail Banking since 2008. Mr Kaczmarek has six years of banking experience. Before joining the Bank, since 2006 he was First Deputy CEO (Retail Banking) of Index Bank Ukraine. From 2005 to 2006 Mr Kaczmarek served as Senior Project Manager for Eastern Europe at Credit Agricole SA where he was responsible for post integration project in Czech Republic. Since 2003 Mr Kaczmarek has been a Member of Supervisory Board of Lukas Bank in Poland. From 2002 to 2005 he was CEO of Europejski Fundusz Leasingowy in Poland.

o Mr Valeriy Naumov has been Head of Risk Management since April 2009. Prior to his current position, he was Deputy Chairman of the Management Board of JSCB "Bank Soyuz", Russia from 2004. From 2002 to 2004 he was Head of the Credit Risk Unit, Deputy Head of the Banking Risks Analysis and Control Department of Gazprombank in Russia. Previously he worked at Alfa-Bank Russia as Senior Risk Manager from 1998.

Some of the members of the Management Board exercise control over certain legal entities. However, such activities do not present a conflict of interest. No member of the Management Board has any conflict of interest between their duties to the Bank and their private or other duties. The business address of the members of the Management Board is CJSC "ALFA-BANK", 4/6 Desyatynna Str., Kyiv 01025, Ukraine.

MANAGEMENT

Audit Committee

The Audit Committee is a controlling body of the Bank and is authorised to initiate and perform revisions of the Bank's financial and operational activities as well as to initiate and perform internal investigations of the Bank's activities and functions. The Audit Committee is accountable to the General Meeting of Shareholders. Members of the Audit Committee are elected by the General Meeting of Shareholders from among the Bank's shareholders or their representatives for a three year term, and may be re-elected. The General Meeting of Shareholders defines the number of members of the Audit Committee, which may not consist of less than five persons. Employees of the Bank may not be appointed to the Audit Committee. Members of the Audit Committee are not entitled to simultaneously hold positions of members of the Supervisory Board and/or the Management Board.

The powers of the Audit Committee include the following:

o controlling the Bank's compliance with applicable Ukrainian laws and regulations of the National Bank of Ukraine;

o reviewing reports of internal and external auditors, and prepare relevant proposals for the General Meeting of Shareholders;

o submitting proposals to the General Meeting of Shareholders or the Supervisory Board regarding any issues belonging to the competence of the Audit Committee and pertaining to the financial security and stability of the Bank and the protection of the interests of its customers.

The Audit Committee is also authorised to exercise other powers and make decisions on other issues delegated to it by the General Meeting of Shareholders as well as those prescribed by the applicable laws, the Bank's charter and the Regulation on the Audit Committee.

The name, position, qualifications and certain other information relating to each member of the Management Board is set out below:

                                                       Responsibilities in the Bank         Date of Most
Name                     Age   Position                and the Alfa Banking Group           Appointment
---------------------------------------------------------------------------------------------------------------
Mr Danila Smirnov        40    Chairman of the Audit   Head of Alfa-Bank Kazakhstan         25 December 2006
                               Committee

Mr Dmitriy Zapolskiy     44    Member of the Audit     Chief Financial Controller of        25 December 2006
                               Committee               Alfa-Bank Russia

Ms Elena Matveeva        35    Member of the Audit     Head of the Operational Support      25 December 2006
                               Committee               Department of Regional Network
                                                       of Alfa- Bank Russia

Mr Aleksey Urusov        32    Member of the Audit     Chief Specialist of the Project      25 December 2006
                               Committee               Management and Quality
                                                       Monitoring Department of Alfa-
                                                       Bank Russia

Mr Andrey Glavatskyy     32    Member of the Audit     Financial Director of Alfa Capital   3 September 2007
                               Committee               Holdings (Cyprus) Ltd.

o Mr Danila Smirnov has served as Head of Alfa-Bank Kazakhstan. Before that, he was Head of the Internal Auditing Department of Alfa-Bank Russia since 2004. During the periods from 1997 to 2000 and from 2002 to 2004 he worked within KPMG Russia. From 2000 to 2001 Mr Smirnov served as Head of the Auditing Department of the CJSC Bank Austria Creditanstalt. Mr Smirnov began his banking career in 1992 as an economist at Russian National Commercial Bank.

o Mr Dmitriy Zapolskiy has served as Chief Financial Controller of Alfa-Bank Russia since 1999. Prior to joining Alfa-Bank Russia in 1995, he held the position of Deputy Head of the Department at the Uchebno Proizvodstvennoe Obyedineniye Ltd (from 1993 to 1995).

MANAGEMENT

o Ms Elena Matveeva has served as Head of the Operational Support Department of Regional Network of Alfa-Bank Russia since 2003. During the period from 1997 to 1999 she worked in the Auditing Department of the Commercial Bank "Moscow Business World". Ms Matveeva began her career as an economist at the Main Department of the Central Bank of Russian Federation.

o Mr Aleksey Urusov has served as Chief Specialist of the Project Management and Quality Monitoring Department of Alfa-Bank Russia since 2006. Prior to joining Alfa-Bank Russia, he worked at CJSC "Rosan Finance".

o Mr Andrey Glavatskyy is the Financial Director of Alfa Capital Holdings (Cyprus) Ltd. He is responsible for supervising the day to day activities of Alfa Capital Holdings (Cyprus) Ltd. He joined Alfa Consortium in 2000. Before joining the Group he worked for several years in the equities and banking business in Kyiv, Ukraine. Mr Glavatskyy is a graduate of National State University of Economics, Kyiv.

Each member of the Audit Committee has disclosed above all information relating to their external business activities. No member of the Audit Committee has any conflict between their duties to the Bank their private or other duties. The business address of the members of the Audit Committee is CJSC "ALFA-BANK", 4/6 Desyatynna Str., Kyiv 01025, Ukraine.

Management Remuneration

Key management personnel (the President of the Bank (Deputy Head of the Supervisory Board) and members of the Management Board) received aggregate remuneration in the form of short term employee benefits amounting to US$16.7 million during the year ended 31 December 2008 (compared to US$6.1 million during the year ended 31 December 2007). The Bank has no service contracts with members of the Supervisory Board.

RELATED PARTY TRANSACTIONS

The Bank has traditionally been reliant (both for funding and for revenues) on the Alfa Consortium. The Bank is pursuing a strategy of diversifying its customer base. Although the Bank is seeking to reduce its levels of reliance on the Alfa Consortium, as at 31 December 2008, US$619.4 million, or 19.8 per cent., of net loans and advances (after provision for impairment) were due from entities under common control with the Bank. As at 31 December 2008, US$544.1 million, or 38.1 per cent., of the Bank's customer accounts were due to entities under common control with the Bank. It is the Bank's policy that transactions with its related parties are priced predominantly at market rates and are subject to the same approval procedures and limits as are applied by the Bank to transactions with unrelated parties.

There were neither balances nor transactions other than royalty payments, share issue and prepayment for share capital with the parent, ABH Ukraine Limited, as at 31 December 2008 and as at 31 December 2007 and for the periods ended 31 December 2008 and 31 December 2007.

On 21 November 2007, the shareholders of the Bank took a decision to issue 374.7 million additional shares totalling US$74.2 million (the equivalent of UAH 374.7 million). In December 2007 all such issued shares were acquired by ABH Ukraine Limited in compliance with an underlying agreement. The relevant payment received by the Bank was transferred to the Bank's equity on 15 January 2008. On 21 April 2008, the shareholders of the Bank took a decision to issue 505 million additional shares totalling US$100 million (the equivalent of UAH 505.0 million). In May and June 2008, all such newly issued shares were acquired by ABH Ukraine Limited and one of the Bank's minority shareholders, in compliance with underlying agreements. The relevant payments received by the Bank were transferred to the Bank's equity on 16 June 2008. On 29 August 2008, the shareholders of the Bank took a decision to issue 726.9 million additional shares totalling US$150.0 million (the equivalent of UAH 726.9 million). In October 2008, all such newly issued shares were acquired by ABH Ukraine Limited, in compliance with an underlying agreement. The relevant payment received by the Bank was transferred to the Bank's equity on 14 October 2008.

As at and for the periods ended 31 December 2008 and 31 December 2007, the significant balances and operations with entities under common control were as follows:

                                                                As at and for the year ended
                                                                         31 December
                                                             ---------------------------------
                                                                   2008              2007
                                                             ---------------   ---------------
                                                                        % of              % of
                                                              Amount   Total    Amount   Total
--------------------------------------------------------------------------------------------------
                                                         (in thousands of US$, except percentages)
Cash and cash equivalents ............................         8,220     2.5    11,333     5.6
Gross loans and advances to customers ................       695,947    20.6   247,218    10.8
Less: provision for loan impairment of loans and
   advances to customers .............................       (76,508)   31.7      (188)    0.5
Other financial assets ...............................         5,278    10.1         6     0.3
Due to other banks ...................................        54,983    11.1   185,070    36.4
Customer accounts ....................................       544,096    38.1   258,410    30.7
Subordinated debt ....................................        74,390   100.0    69,233   100.0
Other financial liabilities ..........................        19,993    71.3        --     0.0
Other liabilities ....................................         4,783    45.1        --     0.0
Interest income ......................................        57,031     9.0    12,627     5.2
Interest expense .....................................        46,681    15.6    22,223    17.7

RELATED PARTY TRANSACTIONS

The following tables set forth the currency positions and effective interest rates of transactions with entities under common control as at 31 December 2008 and 31 December 2007, respectively:

                                                                    As at 31 December 2008
                                       -------------------------------------------------------------------------------
                                                 Interest             Interest            Interest            Interest
                                         UAH       rate       US$       rate       EUR      rate      Other     rate
----------------------------------------------------------------------------------------------------------------------
                                                          (in thousands of US$, except percentages)
Cash and cash equivalents ..........        --      --           --      --           1      --       8,219      --
Loans and advances to customers ....   205,105      21%     369,002      16%     36,717      14%     85,124      13%
Due to other banks .................    15,292      --       39,193     8.9%        498      13%         --      --
Customer accounts ..................   189,094      29%     265,038      15%     87,404      12%      2,560      12%
Subordinated debt ..................        --      --       74,390      10%         --      --          --      --

                                                                     As at 31 December 2007
                                       --------------------------------------------------------------------------------
                                                 Interest             Interest             Interest            Interest
                                         UAH       rate       US$       rate       EUR       rate      Other     rate
-----------------------------------------------------------------------------------------------------------------------
                                                           (in thousands of US$, except percentages)
Cash and cash equivalents ..........        --      --        8,094      --          150      --       3,089      --
Loans and advances to customers ....     6,741      14%     171,950      12%         296      11%     68,231      10%
Due to other banks .................    11,294      --       22,528      10%     147,691      10%      3,557       6%
Customer accounts ..................   121,870       9%     135,355       8%       1,185       9%         --      --
Subordinated debt ..................        --      --       69,223      10%          --      --          --      --

The following tables set forth the contractual remaining maturities of balances with entities under common control as at 31 December 2008 and 31 December 2007, respectively:

                                                             As at 31 December 2008
                                       ---------------------------------------------------------------------
                                        Demand and   From one   From three     From 12
                                       less than 1   to three   months to    months to 5     Over
Description                               month       months    12 months       years      5 years    Total
------------------------------------------------------------------------------------------------------------
                                                             (in thousands of US$)
Cash and cash equivalents ..........       8,220          --           --           --          --     8,220
Loans and advances to customers ....      19,865      67,577      404,546      104,255      99,704   695,947
Other financial assets .............          31          --        4,837          410          --     5,278
Due to other banks .................      48,264       5,417        1,302           --          --    54,983
Customer accounts ..................     181,120      43,978      304,922        2,960      11,116   544,096
Subordinated debt ..................          --          --           --       13,214      61,176    74,390
Other financial liabilities ........          40          --       19,953           --          --    19,993

                                                             As at 31 December 2007
                                       ---------------------------------------------------------------------
                                        Demand and   From one   From three     From 12
                                       less than 1   to three   months to    months to 5     Over
                                          month       months    12 months       years      5 years    Total
------------------------------------------------------------------------------------------------------------
                                                             (in thousands of US$)
Cash and cash equivalents ..........      11,333          --           --           --          --    11,333
Loans and advances to customers ....      30,758      68,445       51,033       33,245      63,737   247,218
Other assets .......................           6          --           --           --          --         6
Due to other banks .................     160,475      20,040        4,555           --          --   258,410
Customer accounts ..................      67,386      57,052      131,865        2,107          --   258,236
Subordinated debt ..................          --          --           --        6,488      62,735    69,223

RELATED PARTY TRANSACTIONS

The following table sets forth the currency positions and effective interest rates of transactions with key management personnel as at 31 December 2008 and 31 December 2007, respectively:

                                                                       Interest
                                          US$     EUR    UAH   Other     rate
--------------------------------------------------------------------------------
                                       (in thousands of US$, except percentages)
As at 31 December 2008
Loans and advances to customers ....       928      --    17      --     13%
Customer accounts ..................    27,487   1,056   276   2,560     12%
As at 31 December 2007
Loans and advances to customers ....       519      --    --      --     11%
Customer accounts ..................        76     358   420      --      9%

The following table sets forth the contractual remaining maturities of balances with key management personnel as at 31 December 2008 and 31 December 2007, respectively:

                                                             As at 31 December 2008
                                       ---------------------------------------------------------------------
                                        Demand and   From one   From three     From 12
                                       less than 1   to three   months to    months to 5     Over
                                          month       months    12 months       years      5 years    Total
------------------------------------------------------------------------------------------------------------
                                                             (in thousands of US$)
As at 31 December 2008
Loans and advances to customers ....         9           16           85         252         583         945
Customer accounts ..................       571          761       30,047          --          --      31,379
As at 31 December 2007
Loans and advances to customers ....         9           17           73         306         114         519
Customers accounts .................       783           --           55          16          --         854

The following table sets forth the aggregate amounts lent to and repaid by related parties during the year ended as at 31 December 2008 and 31 December 2007, respectively:

                                                           Entities under      Key
                                                               common       management
                                                               control      personnel
--------------------------------------------------------------------------------------
                                                              (in thousands of US$)
Year ended 31 December 2008
Amounts lent to related parties during the period ......      1,951,637         576
Amounts repaid by related parties during the period ....      1,211,828         156

Year ended 31 December 2007
Amounts lent to related parties during the period ......        622,079       1,140
Amounts repaid by related parties during the period ....        430,459         190

Other Transactions

During the year ended 31 December 2008 entities related by virtue of common control within the Alfa-Banking Group contributed to the development of the customer base and the expansion of the Bank's business and incurred expenses of US$50.1 million (31 December 2007: US$16.4 million). Entities under common control will not require reimbursement of incurred expenses from the Bank.

During 2008, an entity related by virtue of common control received compensation of US$12.7 million for services related to the Bank's activity, namely customer identification for lending by another related party (31 December 2007: US$7.9 million). The Bank will not request reimbursement of the income received by the entity related by virtue of common control.

RELATED PARTY TRANSACTIONS

In February and December 2008 the Bank purchased corporate loans from an entity under common control for US$21.3 million. The fair value of these loans as at the date of purchase was US$15.8 million. As a result of this transaction, the Bank recorded a loss of US$5.9 million. The difference amounting to US$0.4 million is a translation effect arising from presentation to presentation currency. The Bank introduced the borrowers to the related party. The Bank is taking steps to recover the loans from the borrowers in full.

In addition, Boreta Limited, a company 100 per cent. owned by the Bank's parent company, ABH Ukraine Limited, has provided funding to the Issuer, which provided such funding to the Bank, and Boreta Limited may continue to do so in the future.

SHARE CAPITAL, DIVIDENDS AND PRINCIPAL SHAREHOLDERS

Authorising Share Capital

According to Ukrainian legislation, a bank may increase its share capital through additional cash subscriptions, upon all previously issued and subscribed shares having been paid in full by their holders. The general meeting of shareholders of a bank has the exclusive power to take decisions to increase a bank's share capital. This includes announcements of the subscription for new share capital setting out the main terms of an issuance, and upon completion of the subscription, decisions on making appropriate amendments to such bank's charter. Decisions on amendments to the charter (including the registration of increased share capital), are subject to registration by the NBU prior to becoming effective. The additional share issuance must then be registered with the SSSMC of Ukraine.

Any shareholder of a bank has a pre-emptive right to buy any additional shares to be issued by such bank. If, as a result of the acquisition of additional shares in a bank, a shareholder's interest would, directly or indirectly, constitute a rise in such shareholder's holding to over 10, 25, 50 or 75 per cent. of the share capital, such shareholder would be required to obtain a prior written consent of the NBU for such acquisition.

When the Bank started to operate under its current name in January 2001, its initial nominal share capital was UAH 73 million (US$14.5 million) comprised of 73 million ordinary shares with a nominal value of UAH 1 each. On 23 January 2004 the General Meeting of Shareholders resolved to increase the Bank's nominal share capital by UAH 54 million (US$10.7 million) to UAH 127 million (US$25.1 million); the consequential amendments into the Bank's charter were approved by the General Meeting of Shareholders on 17 August 2004 and registered by the NBU on 12 November 2004. All such issued shares were acquired and fully paid in by the Bank's then existing shareholders in November 2004. This first additional share issuance was duly registered with the SSSMC on 27 December 2004.

The latest share capital increase by UAH 726.9 million (US$150.0 million) up to a nominal amount of UAH 2,976.6 million (US$613.7 million) was authorised by the Bank's shareholders on 29 August 2008. This latest share issuance was registered with the SSSMC on 10 September 2008. On 14 October 2008 the General Meeting of Shareholders approved the respective amendments to the Bank's charter. In December all such newly issued shares were acquired and fully paid in by the Bank's then existing shareholders. A new edition of the Bank's charter (with an authorised nominal share capital in the amount of UAH 2,976.6 million) was registered by the NBU on 5 December 2008. All registration procedures were completed by 8 December 2008.

Dividends

According to the provisions of the Bank's charter and Ukrainian law, the shareholders of the Bank are entitled to receive dividends on a pro rata basis. Dividends may be distributed and paid once a year, subject to the decision of the General Meeting of Shareholders, from the Bank's annual net profit. The Bank did not declare a dividend for the financial years ended 31 December 2008, 2007, 2006, 2005, 2004, 2003 and 2002. The Bank is currently pursuing a policy of capitalising profits in order to help maintain adequate capitalization of the Bank and replenish the reserve funds of the Bank.

SHARE CAPITAL, DIVIDENDS AND PRINCIPAL SHAREHOLDERS

Principal Shareholders

The following table sets forth the Bank's nominal share capital structure as at 1 June 2009:

Shareholder                   Number of shares issued    per cent.    Nominal value, in UAH
-------------------------------------------------------------------------------------------
                                    (unaudited)         (unaudited)        (unaudited)
ABH Ukraine Limited .......        2,976,531,006          99.9988       2,976,531,006.00
Others ....................               33,994           0.0012              33,994.00
                                   -------------          -------       ----------------
Total .....................        2,976,565,000           100.00       2,976,565,000.00
                                   =============          =======       ================

ABH Ukraine Limited, a company incorporated under the laws of Cyprus, is the majority shareholder of the Bank. ABH Ukraine Limited also owns 100 per cent. of Boreta Limited, a company which has provided, and may continue to provide, funding to the Issuer, which provided such funding to the Bank. ABH Ukraine Limited is 100 per cent. owned by ABH Holdings Corp., a corporation incorporated under the laws of the British Virgin Islands. ABH Holdings Corp. is beneficially owned by six individuals in the following proportions:

Name                                                                  Percentage
--------------------------------------------------------------------------------
Mikhail Fridman ...................................................     36.47
German Khan .... ..................................................     23.27
Alexei Kuzmichev ..................................................     18.12
Peter Aven ........................................................     13.76
Alex Knaster ......................................................      4.30
Andrey Kosogov ....................................................      4.08
                                                                       ------
Total .............................................................    100.00
                                                                       ======

ABH Holdings Corp. is also a sole shareholder of ABH Financial Limited, a company incorporated in the British Virgin Islands. ABH Financial Limited is the parent company of the Alfa Banking Group. The Alfa Banking Group being a part of the Alfa Consortium (principally operating in the banking, insurance, telecommunications and oil and gas sectors, as well as in the investment and retail trade business) is one of the leading privately owned banking groups in the CIS. As at 31 December 2008, the ABH Financial Limited had total assets of US$27.1 billion and total equity of US$2.2 billion, as compared to US$22.7 billion and US$1.9 billion, respectively as at 31 December 2007. For the year ended 31 December 2008, the ABH Financial Limited generated operating income of US$2,170 million and had a net profit of US$230 million, as compared to US$1,063.2 million and US$253.5 million, respectively for the year ended 31 December 2007. The ABH Financial Limited offers a wide range of banking services including corporate and retail lending, deposit, payment and account services, FX operations, cash handling services, investment banking services and other ancillary services to corporate and retail customers. The ABH Financial Limited offers a wide range of banking services including corporate and retail lending, deposit, payment and account services, FX operations, cash handling services, investment banking services and other ancillary services to corporate and retail customers. ABH Financial Limited carries out its corporate and retail banking activities principally through Alfa-Bank Russia and its subsidiaries (Alfa-Bank Kazakhstan, Amsterdam Trade Bank and Bank Severnaya Kazna). Its investment banking activities are principally carried out through Alfa Capital Holdings (Cyprus) Limited and certain other subsidiaries. The Alfa Banking Group also operates through subsidiaries in Kazakhstan, the Netherlands, Cyprus, the United States and the United Kingdom. As at 31 December 2008, the Alfa Banking Group had 364 offices across Russia and abroad.

During the period from 2001 to August 2006, Alfa-Bank Russia was the principal shareholder of the Bank directly owning 93.75 per cent. of the Bank's share capital. Founded in 1990, Alfa-Bank Russia has developed rapidly to become Russian Federation's largest privately owned bank by assets and is present in all key sectors of the financial services industry, including corporate banking, retail banking, investment banking, trade finance and asset management.

SHARE CAPITAL, DIVIDENDS AND PRINCIPAL SHAREHOLDERS

In December 2005, the Alfa Banking Group decided to restructure its banking operations. As part of the inter-group restructuring taking place in August 2006, Alfa-Bank Russia sold its shareholding of 64,770,000 shares, constituting approximately 51 per cent. of the Bank's share capital, to ABH Ukraine Limited. Pursuant to the Bank's charter reflecting the relevant changes in the shareholding structure registered with the NBU on 2 October 2006, 82.56 per cent. of the Bank's issued share capital was owned by ABH Ukraine Limited, 15.24 per cent. of the Bank's issued share capital was owned by Alfa-Bank Russia, 1.12 per cent. of the Bank's issued share capital was owned by ABH Financial Limited, and the remaining 1.08 per cent. of the Bank's issued share capital was owned by minority shareholders.

On 26 December 2006 Alfa-Bank Russia completed the sale of the entirety of its shareholding in the Bank to ABH Ukraine Limited. Further, in January 2007, ABH Ukraine Limited acquired 1.12 per cent. of the Bank's share capital owned by ABH Financial Limited. All registration procedures on the title transfer were performed on 24 January 2007. According to the new edition of the Bank's charter, which reflects the above share title transfers as well as five further share capital increases in the aggregate amount of UAH 2,616.6 million (US$524.1 million) made over the last two years, and was registered with the NBU on 5 December 2008, 99.9988 per cent. of the Bank's issued share capital is owned by ABH Ukraine Limited and the remaining 0.0012 per cent. of the Bank's issued share capital is owned by minority shareholders.

The above discussed inter-group restructuring does not change the beneficial shareholders of the Bank and is in line with the Bank's business strategy.

THE ISSUER

Ukraine Issuance plc (the "Issuer"), was incorporated in England and Wales on 28 June 2007 (registered number 6296689), as a public company with limited liability under the Companies Act 1985. The registered office of the Issuer is at 35 Great St. Helen's, London EC3A 6AP. The telephone number for the Issuer is +44 (0) 207 398 6300. The Issuer has no subsidiaries. The Issuer has been established as a special purpose vehicle or entity for the purpose of issuing the Notes.

Principal Activities

The principal objects of the Issuer are set out in clause 4 of its Memorandum of Association and are, among other things, to acquire, hold and manage financial assets, to lend or advance money and to give credit to any persons (whether individuals or legal entities) for any purpose whatsoever within the United Kingdom or elsewhere, and whether secured (on any such property or otherwise) or unsecured, to carry on business as a financial institution, money lenders, bankers, capitalists, financiers and investors and to undertake all kinds of loans, financial commitments and other operations and to provide any type of financial services including without limitation lending and participation in securities issues and the provision of services related to such issues.

The Issuer has previously published its audited accounts as at and for the year ended 31 December 2007 and intends to publish its audited accounts as at and for the year ended 31 December 2008 as soon as practicable.

The Issuer will covenant to observe certain restrictions on its activities, which are detailed in Condition 3 (Covenants) of the "Terms and Conditions of the Notes" and the Trust Deed.

The issued share capital in the Issuer is legally and beneficially owned and controlled directly by the PECO Holder, a limited liability company incorporated in England and Wales with registered number 6301127. The rights of the PECO Holder as a shareholder in the Issuer are contained in the articles of association of the Issuer and will be managed by its directors in accordance with those articles and with the provisions of English Law.

Directors and Secretary

The directors of the Issuer and their respective business addresses and other principal activities are:

Name                           Business Address       Principal Activities
--------------------------------------------------------------------------------------------
SFM Directors Limited          35 Great St. Helen's   Directors of special purpose companies
                               London EC3A 6AP
                               United Kingdom

SFM Directors (No.2) Limited   35 Great St. Helen's   Directors of special purpose companies
                               London EC3A 6AP
                               United Kingdom

Robert Berry                   35 Great St. Helen's   Director
                               London EC3A 6AP
                               United Kingdom

The company secretary of the Issuer is SFM Corporate Services Limited, a company incorporated in England and Wales (registered number 3920255), whose business address is 35 Great St. Helen's, London EC3A 6AP, United Kingdom. The directors of SFM Directors Limited (registered number 3920254), SFM Directors (No.2) Limited (registered number 4017430) and SFM Corporate Services Limited as at the date of the Prospectus are Jonathan Keighley, James Macdonald, Robert Berry, J-P Nowacki, Claudia Wallace and Helena Whitaker (together with their alternate directors Cane Pickersgill and Debra Parsall), whose business addresses are 35 Great St. Helen's London EC3A 6AP, United Kingdom and who perform no other principal activities outside the Issuer which are significant with respect to the Issuer.

In connection with the Loan, ABH Ukraine Limited has issued a letter of support to Ukraine Issuance plc (the "Letter of Support"). Investors should note that the Letter of Support should not be considered as a

THE ISSUER

financial undertaking by ABH Ukraine Limited in favour of any party, or as providing grounds for any claim on the basis of any obligation of ABH Ukraine Limited. A copy of the Letter of Support is set out in this Prospectus. See "Appendix B - Letter of Support". Management believes that ABH Ukraine Limited, in common with the Bank's other related parties, has also been significantly and negatively impacted by the financial crisis, the general economic conditions in the markets in which it and its subsidiaries and other investments operate, and the devaluation of the hryvnia, resulting in, among other things, a significant decline in net assets in recent periods. See "Risk Factors - Risks Related to the Bank's Business - The interests of the controlling shareholders may conflict with those of the Noteholders" and "Risk Factors - Risks Related to the Bank's Business - The Bank is dependent on its relationship with the Alfa Banking Group and the Alfa Consortium".

Capitalization and Indebtedness

The capitalization and indebtedness of the Issuer as at the date of this Prospectus is as follows:

Share Capital

Authorised      Issued Share   Value of each   Shares Fully      Paid Up
Share Capital     Capital          Share         Paid Up      Share Capital
(pound)           (pound)         (pound)                        (pound)
---------------------------------------------------------------------------
50,000             50,000           1              50,000         50,000

49,999 of the issued shares (being 49,999 shares of (pound)1 each, each of which is fully paid up) in the Issuer are held by Ukrainian Issuance Holdings Limited (the "PECO Holder"). The remaining one share in the Issuer (which is fully paid) is held by SFM Nominees Limited (registered number 4115230) (the "Nominee Trustee") as nominee for the PECO Holder.

Indebtedness

On 26 July 2007, the Issuer issued US$200,000,000 9.25 per cent. loan participation notes due 2010 (the "Tranches 1 and 2 Notes") for the purpose of funding a loan to the Bank in accordance with the terms of a loan agreement between the Issuer, acting as lender, and the Bank dated 23 July 2007.

On 25 April 2008, the Issuer issued US$100,000,000 9.75 per cent. loan participation notes due 2009 (the "Series 2 Notes") for the purpose of funding an additional loan to the Bank in accordance with the terms of a loan agreement between the Issuer, acting as lender, and the Bank dated 23 April 2008.

On 28 May 2008, the Issuer issued US$6,250,000 zero coupon subordinated note due 2038 (the "Series 3 Note") to Boreta Limited, a wholly-owned subsidiary of ABH Ukraine Limited, the Bank's parent. On 29 May 2008, the Issuer issued US$250,000,000 9.25 per cent. loan participation notes due 2010 (the "Tranche 3 Notes") which were consolidated to form a single series with the Tranches 1 and 2 Notes (together with the Tranche 3 Notes, the "Series 1 Notes"). The proceeds of the issues of the Series 1 Notes and the Series 3 Note were used to fund a further loan to the Bank pursuant to a loan relating to the Series 1 Notes in accordance with the terms of a loan agreement between the Issuer, acting as lender, and the Bank dated 27 May 2008. Interest and principal payable under such further loan shall be used by the Issuer to meet its obligations under the Series 1 Notes.

On 31 July 2008, the Issuer issued a US$8,763,625.50 zero coupon subordinated note (the "Series 4 Note") to Boreta Limited. On 4 August 2008, the Issuer issued US$250,000,000 12.0 per cent. loan participation notes due 2011 (the "Series 5 Notes"). The proceeds of the issues of the Series 4 Note and the Series 5 Notes were used to fund a loan to the Bank in accordance with the terms of a loan agreement between the Issuer, acting as a lender, and the Bank dated 29 July 2008. Interest and principal payment payable under such loan shall be used by the Issuer to meet its obligations under the Series 5 Notes.

Except as set out above, the Issuer has no outstanding loan capital, borrowings, indebtedness or contingent liabilities and the Issuer has not created any mortgages or charges nor has it given any guarantees as at the date hereof. In relation to the Series 1 Notes, the Series 2 Notes, the Series 3 Notes, the Series 4 Note and the Series 5 Notes, the Issuer has created charges over certain of its rights and interests in the related loan

THE ISSUER

agreements in favour of the Trustee as set out fully in "Overview of the Programme - Security" and Condition 5 (Security) in "Terms and Conditions of the Notes".

Auditors

BDO Stoy Hayward LLP are the Issuer's independent auditors. The address of BDO Stoy Hayward LLP is 55 Baker Street, London W1VU 7EU, United Kingdom. BDO Stoy Hayward LLP are Chartered Accountants and Registered Auditors in England and Wales.

THE POST-ENFORCEMENT CALL OPTION HOLDER

Ukrainian Issuance Holdings Limited (the "PECO Holder"), was incorporated in England and Wales on 3 July 2007 (registered number 6301127), as a private company with limited liability under the Companies Act 1985. The registered office of the PECO Holder is at 35 Great St. Helen's, London, United Kingdom EC3A 6AP.

Principal Activities

The only purposes of the PECO Holder are to hold shares in the Issuer, to enter into appropriate arrangements to subscribe for such shares and to hold the Post-Enforcement Call Option. The Post-Enforcement Call Option will be granted to the PECO Holder by the Trustee on behalf of all the Noteholders and will permit the PECO Holder to acquire from the Noteholders all the Notes then outstanding for a purchase price of US$0.01 per Note. The Post-Enforcement Call Option will only be exercised if the Trustee gives notice to the PECO Holder that all amounts outstanding under the Notes have become due and payable, all available funds have been distributed, and there is no reasonable likelihood of there being any further realisations (whether arising from an enforcement of the security or otherwise) which would be available to pay amounts outstanding under the Notes. See further Condition 6(g) (Post-Enforcement Call Option) of the "Terms and Conditions of the Notes".

Directors and Secretary

The directors of the PECO Holder and their respective business addresses and other principal activities are:

Name                           Business Address       Principal Activities
--------------------------------------------------------------------------------------------
SFM Directors Limited          35 Great St. Helen's   Directors of special purpose companies
                               London EC3A 6AP
                               United Kingdom

SFM Directors (No.2) Limited   35 Great St. Helen's   Directors of special purpose companies
                               London EC3A 6AP
                               United Kingdom

Robert Berry                   35 Great St. Helen's   Director
                               London EC3A 6AP
                               United Kingdom

The company secretary of the PECO Holder is SFM Corporate Services Limited, a company registered in England and Wales (registered number 3920255), whose business address is 35 Great St. Helen's Limited, London, United Kingdom EC3A 6AP. The directors of SFM Directors Limited, SFM Directors (No.2) Limited and SFM Corporate Services Limited and their principal activities are as follows:

Name                           Business Address            Principal Activities
-------------------------------------------------------------------------------
Robert William Berry           35 Great St. Helen's        Director
                               London EC3A 6AP
                               United Kingdom

James Garner Smith Macdonald   35 Great St. Helen's        Director
                               London EC3A 6AP
                               United Kingdom

Jonathan Eden Keighley         35 Great St. Helen's        Director
                               London EC3A 6AP
                               United Kingdom

J-P Nowacki                    35 Great St. Helen's        Director
                               London EC3A 6AP
                               United Kingdom

Claudia Wallace                35 Great St. Helen's        Director
                               London EC3A 6AP
                               United Kingdom

THE POST-ENFORCEMENT CALL OPTION HOLDER

Helena Whitaker                35 Great St. Helen's        Director
                               London EC3A 6AP
                               United Kingdom

Cane Pickersgill               35 Great St. Helen's        Alternate Director
                               London EC3A 6AP
                               United Kingdom

Debra Parsall                  35 Great St. Helen's        Alternate Director
                               London EC3A 6AP
                               United Kingdom

The company secretary of SFM Corporate Services Limited is Helena Whitaker of 35 Great St. Helen's, London EC3A 6AP.

Capitalization and Indebtedness

The capitalization of the PECO Holder as at the date of this Prospectus is as follows:

Share Capital

Authorised      Issued Share   Nominal Value   Shares Fully      Paid Up         Paid Up
Share Capital     Capital      of Each Share     Paid Up      Share Capital   Share Premium
(pound)           (pound)        (pound)                        (pound)         (pound)
-------------------------------------------------------------------------------------------
1,000                 2               1              2              2             49,997

The PECO Holder has an authorised share capital of (pound)1,000 divided into 1,000 ordinary shares of (pound)1 each, of which two ordinary shares has been issued with one of such ordinary shares being issued at a premium of (pound)49,997 over its nominal value. SFM Corporate Services Limited as the Share Trustee holds the entire issued shares of the PECO Holder as trustee pursuant to the Declaration of Trust declared by the Share Trustee on 6 July 2007.

FRAMEWORK AGREEMENT

THIS AMENDED AND RESTATED FRAMEWORK AGREEMENT is made on 18 July 2008

BETWEEN:

(1) CLOSED JOINT-STOCK COMPANY "ALFA-BANK", a joint-stock company organised under the laws of Ukraine whose registered office is at 4/6 Desyatynna Street, Kyiv, Ukraine, with identification code 23494714, as borrower (the "Borrower") represented by Mr S.N. Polovko, Acting Chairman of the Management Board, acting on the basis of the Charter; and

(2) UKRAINE ISSUANCE PLC, a public limited company incorporated under the laws of England and Wales, whose registered office is at 35 Great St. Helen's, London EC3A 6AP, United Kingdom, as lender (the "Lender" or in its capacity as issuer, the "Issuer").

WHEREAS:

(A) The Borrower and the Lender have entered into a framework agreement dated 23 July 2007 (the "Original Framework Agreement") as amended and restated by the amended and restated framework agreement dated 27 May 2008 (the "Amended and Restated Framework Agreement") in relation to the Programme (as defined below).

(B) The Lender has, at the request of the Borrower agreed, on the terms and subject to the conditions, inter alia, of this amended and restated Framework Agreement, to make available to the Borrower a series of Loans each entered into under a relevant loan agreement dated the relevant Closing Date substantially in the form set out in the Schedule I hereto and incorporating this amended and restated Framework Agreement by reference as an integral part thereof (each, unless the context otherwise requires, a "Loan Agreement").

(C) It is intended that, concurrently with the extension of any Loan under each relevant Loan Agreement, the Lender will issue certain loan participation notes.

     It is agreed as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1  Definitions

     In this Agreement (including the recitals), the following terms have the meanings given to them in this Clause 1.1 (Definitions):

     "Account" means an account in the name of the Lender as specified in the relevant Loan Agreement;

     "Additional Amounts" has the meaning set forth in Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts);

     "Affiliate" of any specified Person means (a) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person who is a director or officer of such specified Person, of any Subsidiary of such specified Person or of any Person described in paragraph (a) above;

     "Agency" means any agency, authority, central bank, department, committee, government, legislature, minister, ministry, official or public or statutory person (whether autonomous or not) of, or of the government of, any state or supra-national body;

     "Agency Agreement" means the agency agreement dated 23 July 2007 as amended and restated by the amended and restated agency agreement dated 27 May 2008 as further amended and restated by the amended and restated agency agreement dated 18 July 2008, relating to the Programme

FRAMEWORK AGREEMENT

     between the Issuer, the Borrower, the Trustee and the agents named therein, as may be further amended or supplemented from time to time;

     "Auditors" means LLC Audit Firm "PricewaterhouseCoopers (Audit)" or any internationally recognised firm of accountants approved by the Lender, such approval not to be unreasonably withheld it being understood that it shall be reasonable of the Lender to withhold such approval if the Trustee does not approve of such firm as provided in the Funding Documents;

     "Banking Business" means, in relation to the Borrower any type of banking business (including, without limitation, any short term inter-bank operations with maturities of one year or less, factoring, consumer credit, mortgages, issuance of banking guarantees and letters of credit and related cash cover provision), bills of exchange, promissory notes and certificates of deposit and payments under such guarantees, letters of credit, trading of securities, fund management and professional securities market participation business) which it conducts or may conduct pursuant to its licence issued by the appropriate authorities and accepted market practice and any applicable law;

     "Borrower Account" means an account in the name of the Borrower as specified in the relevant Loan Agreement for receipt of Loan funds;

     "Business Day" means (save in relation to Clause 4 (Interest)) a day (other than a Saturday or Sunday) on which (a) banks and foreign exchange markets are open for business generally in the relevant place of payment, and (b) if on that day a payment is to be made in a Specified Currency other than euro hereunder, where payment is to be made by transfer to an account maintained with a bank in the Specified Currency, foreign exchange transactions may be carried on in the Specified Currency in the principal financial centre of the country of such Specified Currency and (c) if on that day a payment is to be made in euro hereunder, a day on which the TARGET System is operating and (d) in relation to a Loan corresponding to a Series of Notes to be sold pursuant to Rule 144A under the Securities Act, banks and foreign exchange markets are open for business generally in New York City;

     "Calculation Agent" means, in relation to any Loan, Deutsche Bank AG, London Branch or any person named as such in the relevant Loan Agreement or any successor thereto;

     "Capital Adequacy Requirements" means a request or requirement relating to the maintenance of capital, including one which makes any change to, or is based on any alteration in, the interpretation of the International Convergence of Capital Measurement and Capital Standards (a paper prepared by the Basel Committee on Banking Regulations and Supervision dated July 1988, and amended in November 1991) or which implements any of the matters set out in the third consultative paper entitled "The New Basel Capital Accord" produced by the Basel Committee on Banking Supervision dated April 2003 (or the first consultative paper entitled "A New Capital Adequacy Framework" dated June 1999 or the second consultative paper dated January
     2001) or which increases the amounts of capital required thereunder (other than a request or requirement made by way of implementation of the International Convergence of Capital Measurement and Capital Standards in the manner in which it is being implemented at the date hereof);

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights to purchase, warrants, options or any other equivalent of any of the foregoing (however designated) in relation to the share capital of a company and any and all equivalent ownership interests in a Person other than a company, in each case whether now outstanding or hereafter issued;

     "Change of Control" shall be deemed to have occurred at each time (whether or not approved by the management board of the Borrower) that an announcement is made that the Permitted Holders (individually or in aggregate) intend to or that they cease to control (directly or indirectly) 50 per cent. plus one share of the Voting Stock of the Borrower;

FRAMEWORK AGREEMENT

     "Change of Law" means any of the enactment or introduction of any new law; the variation, amendment or repeal of an existing or new law; any ruling on or interpretation or application by a competent authority of any existing or new law; and the decision or ruling on, the interpretation or application of, or a change in the interpretation or application of, any law by any court of law, tribunal, central bank, monetary authority or Agency or any Taxing Authority or fiscal or other competent authority or Agency; which, in each case, occurs after the date hereof. For this purpose the term "law" means all or any of the following whether in existence at the date hereof or introduced hereafter and with which it is obligatory or customary for banks, other financial institutions or, as the case may be, companies in the relevant jurisdiction to comply:

     (a) any statute, treaty, order, decree, instruction, letter, directive, instrument, regulation, ordinance or similar legislative or executive action by any national or international or local government or authority or by any ministry or department thereof and other agencies of state power and administration (including, but not limited to, taxation departments and authorities); and

     (b) any letter, regulation, decree, instruction, request, notice, guideline, directive, statement of policy or practice statement given by, or required of, any central bank or other monetary authority, or by or of any Taxing Authority or fiscal or other authority or Agency (whether or not having the force of law);

     "Closing Date" means the date specified as such in the relevant Loan Agreement;

     "Conditions" has the meaning ascribed to it in the Trust Deed;

     "Corporate Restructuring" means the announcement or occurrence of any amalgamation, merger, division, spin-off, transformation or other reorganisation or restructuring under applicable Ukrainian legislation, or any other reorganisation or restructuring under the laws of any other relevant jurisdiction;

     "Day Count Fraction" has the meaning specified in the relevant Loan Agreement;

     "Dealer Agreement" means the dealer agreement dated 23 July 2007 as amended and restated by the amended and restated dealer agreement dated 27 May 2008 as further amended and restated by the amended and restated dealer agreement dated 18 July 2008 relating to the Programme, between the Issuer, the Borrower, UBS Limited, Credit Suisse Securities (Europe) Limited and HSBC Bank plc, as may be further amended or supplemented from time to time;

     "Deed of Indemnity" means the deed of indemnity dated 23 July 2007 as amended and restated by the amended and restated deed of indemnity dated 27 May 2008 as further amended and restated by the amended and restated deed of indemnity dated 18 July 2008 relating to the Programme between the Lender, the Borrower, the Trustee, the Principal Paying Agent and other parties named therein, as may be further amended or supplemented from time to time;

     "Dollars", "$", "U.S. Dollars" or "U.S.$" means the lawful currency of the United States of America;

     "Double Tax Treaty" means the Convention between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of Ukraine for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital Gains signed on 10 February 1993 and in force from 11 August 1993 or, where applicable, any other treaty on the avoidance of double taxation between Ukraine and other Qualifying Jurisdiction where the Lender or any successor thereto is resident for tax purposes;

     "euro" or "(euro)" means the lawful currency of the member states of the European Union that adopted the single currency in accordance with the Treaty of Rome, as amended;

     "Event of Default" means the events of default specified in Clause 13 (Events of Default);

FRAMEWORK AGREEMENT

     "Fees Letter" means any letter agreement between, inter alios, the Borrower and the Lender setting out the fees, expenses and certain other amounts payable by the Borrower in connection with the relevant Loan Agreement;

     "Fixed Rate Loan" means a Loan specified as such in the relevant Loan Agreement;

     "Floating Rate Loan" means a Loan specified as such in the relevant Loan Agreement;

     "Funding Documents" means the Dealer Agreement, this Agreement, the Deed of Indemnity, the Agency Agreement, the Principal Trust Deed and together with, in relation to each Loan, the relevant Subscription Agreement, Loan Agreement, Supplemental Trust Deed and any Fees Letter;

     "Group" means the Borrower and its Subsidiaries from time to time taken as a whole;

     "Guarantee" means, in relation to any Indebtedness of any Person, any obligation of another Person to pay such Indebtedness including (without limitation):

     (a)  any obligation to purchase such Indebtedness;

     (b) any obligation to lend money, to purchase or subscribe shares or other securities or to purchase assets or services in order to provide funds for the payment of such Indebtedness;

     (c) any indemnity against the consequences of a default in the payment of such Indebtedness; and

     (d)  any other agreement to be responsible for such Indebtedness;

     "hryvnia" means the lawful currency of Ukraine;

     "IFRS" means International Financial Reporting Standards, including International Accounting Standards and Interpretations, issued by the International Accounting Standards Board, as amended, supplemented or re-issued from time to time;

     "IFRS Fiscal Period" means any fiscal period for which the Borrower has produced financial statements in accordance with IFRS which have either been audited or reviewed by the Auditors;

     "incur" means issue, assume, guarantee, incur or otherwise become liable for; provided that, any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) or is merged into a Subsidiary of another Person will be deemed to be incurred or issued by the other Person or such Subsidiary (as the case may be) at the time such Person becomes a Subsidiary of such other Person or is so merged into such Subsidiary;

     "Indebtedness" means any indebtedness for, or in respect of, moneys borrowed or raised including, without limitation, any amount raised by acceptance under any acceptance credit facility; any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; any amount raised pursuant to any issue of Capital Stock which is expressed to be redeemable; any amount raised under any other transaction having the economic effect of a borrowing (including any forward sale or purchase agreement) provided that, for the avoidance of doubt, such term shall not include any indebtedness owed to the State budget, any local budget or any non-budgetary fund of or in Ukraine for or on account of taxes which are not overdue;

     "Indemnity Amounts" has the meaning set out in Clause 6.3 (Withholding on Notes);

     "Independent Appraiser" means an investment banking firm or third party appraiser of international standing selected by the Borrower and approved by the Lender, such approval not to be unreasonably withheld; provided that such firm or third party appraiser is not an Affiliate of the Borrower;

     "Interest Commencement Date" means the date specified in any relevant Loan Agreement;

FRAMEWORK AGREEMENT

     "Interest Payment Date(s)" means the date(s) specified as such in the relevant Loan Agreement, or if any such day is not a Business Day, the next succeeding Business Day;

     "Interest Period" means each period beginning on (and including) an Interest Payment Date or, in the case of the first Interest Period, the Interest Commencement Date, and ending on (but excluding) the next Interest Payment Date;

     "Issuer" means Ukraine Issuance plc acting in the capacity as issuer;

     "Lead Manager(s)" means the Relevant Dealer(s) specified as such in the relevant Subscription Agreement;

     "Loan" means the loan to be made pursuant to, and on the terms specified in the relevant Loan Agreement;

     "Loan Agreement" means the relevant loan agreement which incorporates this Agreement by reference as an integral part thereof;

     "Material Adverse Effect" means a material adverse change in, or material adverse effect on, (a) the business, operations or financial condition of the Borrower or of the Group; (b) the Borrower's ability to perform its obligations under any Loan Agreement or (c) the validity or enforceability of any Loan Agreement or any of the Funding Documents or the rights or remedies of the Lender thereunder;

     "Material Subsidiary" means, at any given time, any Subsidiary of the Borrower (a) whose total assets or gross revenues (or, where the Subsidiary in question prepares consolidated accounts, whose total consolidated assets or gross consolidated revenues, as the case may be) represent at least 5 per cent. of the total assets, or, as the case may be, total revenues of the Borrower and its Subsidiaries and, for these purposes (i) the total assets and gross revenues of such Subsidiary shall be determined by reference to its then most recent audited financial statements (or, if none, its then most recent management accounts); and (ii) the total assets and gross revenues of the Borrower shall be determined by reference to the Borrower's then most recent audited financial statements (or, if none, its then most recent management accounts), in each case prepared in accordance with IFRS; or (b) to which is transferred the whole or substantially the whole of the undertaking and assets of a Subsidiary of the Borrower which immediately before the transfer is a Material Subsidiary of the Borrower. A certificate by two members of the management board of the Borrower stating that, in their opinion, a Subsidiary of the Borrower is or is not a Material Subsidiary, accompanied by a report by the Auditors addressed to the members of the management board of the Borrower as to proper extraction of the figures used by the management board of the Borrower in determining the Material Subsidiaries of the Borrower and mathematical accuracy of the calculations, shall, in the absence of manifest error, be conclusive and binding on all parties;

     "NBU" means the National Bank of Ukraine;

     "Noteholder" means, in relation to a Note, the person in whose name such
     Note is registered in the register of the noteholders (or in the case of joint holders, the first named holder thereof);

     "Noteholder Put Option" means, in respect of a Series of Notes, any put option granted to Noteholders pursuant to the Final Terms;

     "Noteholder Put Option Payment Date" means, in respect of a Noteholder Put Option, the date set out in the relevant Loan Agreement and further specified by or on behalf of the Lender in the written notice on which any outstanding part of any relevant Loan is to be prepaid in accordance with Clause 5.5 (Prepayment upon a Noteholder Put Option);

     "Notes" means the loan participation notes that may be issued from time to time by the Lender (in its capacity as Issuer) under the Programme in Series, each Series corresponding to the respective Loan as defined in the relevant Loan Agreement;

FRAMEWORK AGREEMENT

     "Officer's Certificate" means a certificate, substantially in the form attached as Schedule II hereto, signed on behalf of the Borrower by a member of the management board of the Borrower who is the principal executive officer, principal accounting officer or principal financial officer of the Borrower;

     "Opinion of Counsel" means a written opinion from international legal counsel as reasonably selected by the Borrower with the written consent of the Lender, such consent not to be unreasonably withheld or delayed;

     "Paying Agents" means, in relation to the Notes of any Series, the several institutions (including, where the context permits, the Principal Paying Agent) at their respective specified offices initially appointed pursuant to the Agency Agreement and/or, if applicable, any Successor paying agents, in relation to such Notes at their respective specified offices;

     "Permitted Holders" means any of Mikhail Fridman, German Khan and Alexei Kuzmichev;

     "Permitted Security Interests" means:

     (a)  Security Interests in existence at the date of this Agreement;

     (b) Security Interests to the extent arising in the ordinary course of the Banking Business including, without limitation, cross-currency, deposit swaps and Security Interests in favour of the NBU arising out of refinancing transactions in the ordinary course;

     (c) Security Interests to the extent arising upon, or with respect to, any present or future assets or revenues or any part thereof which are created pursuant to any Repo in the ordinary course of the Borrower's business;

     (d) Security Interests granted in favour of the Borrower or any of its Subsidiaries;

     (e) Security Interests on property acquired (or deemed to be acquired) under a financial lease, or claims arising from the use or loss of or damage to such property; provided that any such Security Interest secures only Indebtedness under such lease;

     (f) Security Interests securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Borrower or becomes a Subsidiary of the Borrower or any other member of the Group; provided that such Security Interests were not created in contemplation of such merger or consolidation or event and do not extend to any assets or property of the Borrower or such member of the Group already existing;

     (g) (i) Security Interests already existing on assets or property acquired by the Borrower or a Subsidiary of the Borrower; provided that such Security Interests were not created in contemplation of such acquisition and do not extend to any other assets or property (other than proceeds of such acquired assets or property); and

          (ii) Security Interests granted over property acquired by the Borrower or any of its Subsidiaries after the date hereof to secure Indebtedness incurred by the Borrower or such Subsidiary, as the case may be, solely for the purpose of financing the acquisition of such property (other than a Security Interest created in contemplation of such acquisition), provided that the maximum amount of Indebtedness secured by such Security Interest does not exceed the indebtedness incurred by the Borrower or such Subsidiary, as the case may be, solely for the purpose of financing the acquisition of such property;

     (h)  any Security Interests arising by operation of law;

     (i) any Security Interest arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by a Security Interest permitted by any of the exceptions herein, provided that the Indebtedness thereafter secured by such Security Interest (i) is not more restrictive in any material respect than the original Security Interest, (ii) does not exceed

FRAMEWORK AGREEMENT

          the amount of the original Indebtedness and (iii) such Security Interest is not extended to cover any property not previously subject to such Security Interest;

     (j) any Security Interest upon, or with respect to, any present or future assets or revenues of the Borrower or any part thereof which is created pursuant to the securitisation of receivables, asset-backed financing or similar financing structure and whereby all payment obligations secured by such Security Interest or having the benefit of such Security Interest are to be discharged solely from such assets or revenues, provided that the aggregate value of assets or revenues subject to such Security Interest when added to the aggregate value of assets or revenues of the Borrower which are the subject of any securitisation of receivables, asset backed financing or similar financing structure permitted pursuant to Clause 12.6 (Disposals), does not, at any such time, exceed 10 per cent. of the total assets of the Borrower as determined at any time by reference to the latest audited financial statements of the Borrower prepared in accordance with IFRS;

     (k) Security Interests incurred, or pledges and deposits in connection with workers compensation, unemployment insurance and other social security benefits, and leased, appeal bonds and other obligations of like nature in the ordinary course of business;

     (l) Security Interests for ad valorum, income or property Taxes or assessments and similar charges which either are not delinquent or are being contested in good faith by appropriate proceedings for which the Borrower has set aside in its books of account reserves to the extent required by IFRS, as consistently applied;

     (m) easements, rights of way, restrictions (including zoning restrictions), reservations, permits, servitudes, minor defects or irregularities in title and other similar charges or encumbrances, and Security Interests arising under leases or subleases granted to others, in each case not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and existing, arising or incurred in the ordinary course of business;

     (n) (i) bankers' Security Interests in respect of deposit accounts; (ii) statutory landlords' Security Interests; (iii) deposits to secure the performance of bids, tenders, trade contracts, government contracts, leases, statutory obligations, surety and appeal bonds, performance and return-of-money bonds or liabilities to insurance carriers under insurance or self insurance arrangements and other obligations of like nature (so long as, in each case with respect to items described in paragraphs (i), (ii) and (iii) above of this paragraph (n) such Security Interests (x) do not secure obligations constituting Indebtedness for borrowed money and (y) are incurred in the ordinary course of business); and (iv) Security Interests arising from any judgement, decree or other order which does not constitute a Potential Event of Default or an Event of Default; and

     (o) any Security Interests not otherwise permitted by the preceding paragraphs (a) through (n), provided that the aggregate principal amount of the Indebtedness secured by such Security Interests does not at any time exceed an amount equal to 10 per cent. of the value of the assets of the Borrower, as determined by reference to the Borrower's financial statements as at the end of its most recent IFRS Fiscal Period, consolidated, as the case may be;

     "Person" means any individual, company, corporation, firm, partnership, joint venture, association, trust, institution, organisation, state or Agency or any other entity, whether or not having separate legal personality;

     "Potential Event of Default" means any event which may become (with the passage of time, the giving of notice and/or the making of a determination and/or the fulfilment of any other requirement) an Event of Default under any Loan Agreement;

     "Principal Paying Agent" means the party designated from time to time as principal paying agent under the Agency Agreement;

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FRAMEWORK AGREEMENT

     "Principal Trust Deed" means the principal trust deed dated 23 July 2007 as amended and restated by the amended and restated principal trust deed dated 27 May 2008 as further amended and restated by the amended and restated principal trust deed dated 18 July 2008 relating to the Programme between the Issuer and the Trustee, as may be further amended or supplemented from time to time;

     "Programme" means the programme for the issuance of loan participation notes of the Lender (acting in its capacity as the Issuer);

     "Programme Limit" means U.S.$2,000,000,000 or its equivalent in other currencies, being the maximum aggregate principal amount of Notes that may be issued and outstanding at any time under the Programme as may be increased in accordance with the Dealer Agreement;

     "Prospectus" has the meaning ascribed to it in the Dealer Agreement;

     "Put Event" means a Change of Control followed by a Rating Decline unless the Rating Decline results from a general downgrading by the relevant Rating Agency in respect of the corporate credit ratings in the Ukrainian banking sector or Ukrainian corporate credit ratings generally;

     "Put Event Payment Date" means, in respect of a Put Event, the date specified by or on behalf of the Lender in the Put Event Redemption Notice on which any outstanding part of any relevant Loan is to be prepaid in accordance with Clause 5.4 (Prepayment upon a Put Event), which date shall be not less than 30 days after the Borrower has notified the Lender that a Put Event has or is deemed to have occurred in accordance with Clause 5.4 (Prepayment upon a Put Event);

     "Put Event Redemption Notice" means, in respect of a Put Event, a notice given by or on behalf of the Lender to the Borrower specifying, inter alia,
     (a) the principal amount of any relevant Loan to be prepaid; and (b) the Put Event Payment Date;

     "Put Option" means the put option granted to Noteholders pursuant to the Conditions;

     "Qualifying Jurisdiction" means any jurisdiction which has a double taxation treaty with Ukraine under which the payment of interest by Ukrainian borrowers to lenders established in such jurisdiction is generally able to be made (upon completion of any necessary formalities required in relation thereto) without deduction or withholding of Ukrainian income tax;

     "Rate of Interest" has the meaning assigned to such term in the relevant Loan Agreement;

     "Rating Agency" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), Moody's Investors Service Limited ("Moody's") or Fitch Ratings Ltd. ("Fitch"), or any of their successors or any rating agency substituted for any of them (or any permitted substitute of them) by the Borrower, from time to time with the prior written approval of the Lender (and, following a Relevant Event, the Trustee without regard to the Lender);

     "Rating Categories" means (a) with respect to S&P or Fitch, any of the following categories (any of which may or may not include a "+" or "-"):
     AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody's, any of the following categories (any of which may or may not include a "1", "2" or "3"): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such categories of S&P, Fitch or Moody's used by another Rating Agency, if applicable;

     "Rating Decline" means that at any time within 90 days (which period shall be extended so long as the corporate credit rating of the Borrower or the credit rating in respect of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency) after the announcement or the occurrence of Change of Control, the corporate rating of the Borrower or the rating of the Notes is decreased or downgraded by a Rating Agency by one or more Rating Categories below the corporate rating of the Borrower or the rating of the Notes as of the date hereof (or if a Rating Agency has not assigned any such rating as of the date hereof, below the first such rating assigned to the Borrower or the Notes by that Rating Agency after the date hereof) as


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     a result of such transaction or series of transactions, reorganisation or corporate reconsolidation as specified by the relevant Rating Agency (which, for the purposes hereof, shall include a downgrade of "+", "-", "1", "2" or "3" or the equivalent of any such categories of S&P, Fitch or Moody's used by another Rating Agency, if applicable);

     "Relevant Event" has the meaning given thereto in the Notes;

     "Relevant Time" means, in relation to a payment in a Specified Currency, the time in the principal financial centre of such Specified Currency and, in relation to a payment in euro, Brussels time;

     "Repayment Date" means the date specified as such in the relevant Loan Agreement;

     "Repo" means a securities repurchase or resale agreement or reverse repurchase or resale agreement, a securities borrowing agreement or any agreement relating to securities which is similar in effect to any of the foregoing and, for purposes of this definition, the term "securities" means any Capital Stock, debenture or other debt or equity instrument, or any derivative thereof, whether issued by any private or public company, any Agency or any supranational, international or multilateral organisation;

     "Reserved Rights" has the meaning given thereto in the Funding Documents;

     "Same Day Funds" means funds for payment, in the Specified Currency as the Lender may at any time determine to be customary for the settlement of international transactions in the principal financial centre of the country of the Specified Currency or, as the case may be, euro funds settled through the TARGET System or such other funds for payment in euro as the Lender may at any time determine to be customary for the settlement of international transactions in Brussels of the type contemplated hereby;

     "Security Interest" means any mortgage, pledge, encumbrance, lien, charge or other security interest (including, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction);

     "Series" means a series of Notes that (except in respect of the first payment of interest and their issue price) have identical terms on issue and are expressed to have the same series number;

     "Specified Currency" means the currency specified as such in the relevant Loan Agreement;

     "Sterling" or "(pound)" means the lawful currency of the United Kingdom;

     "Stock Exchange" means the Irish Stock Exchange and/or such other stock exchange on which a Series may be listed;

     "Subscription Agreement" means the agreement specified as such in the relevant Loan Agreement and made substantially in the form set out in Schedule E to the Dealer Agreement;

     "Subsidiary" of a Person means another Person:

     (a) which is controlled, directly or indirectly, by that first-named Person; or

     (b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by that first-named Person;

     "Successor" means, in relation to the Paying Agents, such other or further person, as may from time to time be appointed pursuant to the Agency Agreement as a Paying Agent;

     "Supplemental Trust Deed" means a supplemental trust deed in respect of each Series of Notes which constitutes and secures, inter alia, each such Series dated the relevant Closing Date and made between the Lender and the Trustee (substantially in the form set out in Schedule 9 of the Principal Trust Deed);


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     "TARGET System" means the Trans-European Automated Real-Time Gross
     Settlement Express Transfer (TARGET) System or any successor thereof;

     "Tax(es)" means any taxes, levies, duties, imposts or other charges or withholding of a similar nature no matter where arising (including interest and penalties thereon and additions thereto), no matter how they are levied or determined;

     "Taxing Authority" has the meaning set out in Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts);

     "Tax Certificate" means a certificate issued by the relevant Taxing Authority (as defined in Clause 6.2.1) (No Set-Off, Counterclaim or Withholding; Additional Amounts) confirming that the Lender or any successor or assignee thereto is a tax resident in the relevant Qualifying Jurisdiction for the purposes of the applicable Double Tax Treaty and is subject to the relevant corporation tax on its profits on the basis of its registration as a legal entity, location of its management body or other similar criterion (and not merely on its income or capital gains from sources in the relevant Qualifying Jurisdiction);

     "Trust Deed" means the Principal Trust Deed as supplemented by the relevant Supplemental Trust Deed;

     "Trustee" means Deutsche Trustee Company Limited, as trustee under the Trust Deed and any successor thereto as provided thereunder;

     "Ukraine" means Ukraine and any province or political subdivision thereof or therein;

     "United Kingdom" means the United Kingdom of Great Britain and Northern Ireland;

     "Voting Stock" means, in relation to any Person, Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of any Person; and

     "Warranty Date" means the date hereof, the date of each Loan Agreement, each Closing Date, each date on which the Prospectus or any of the Funding Documents is amended, supplemented or replaced and each date on which the Programme Limit is increased.

1.2  Other Definitions

     Unless the context otherwise requires, terms used in this Agreement which are not defined in this Agreement but which are defined in the Principal Trust Deed, the Notes, the Agency Agreement, the Dealer Agreement or any relevant Loan Agreement shall have the meanings assigned to such terms therein.

1.3  Interpretation

     Unless the context or the express provisions of this Agreement otherwise require, the following shall govern the interpretation of this Agreement:

     1.3.1 all references to "Clause" are references to a Clause or sub-Clause of this Agreement;

     1.3.2 the terms "hereof", "herein" and "hereunder" and other words of similar import shall mean the relevant Loan Agreement as a whole and not any particular part hereof;

     1.3.3 words importing the singular number include the plural and vice versa;

     1.3.4 the table of contents and the headings are for convenience only and shall not affect the construction hereof;

     1.3.5 all references to "this Agreement" or any other document are to this Agreement or that document as amended, supplemented or replaced from time to time in relation to the Programme and include any document that amends, supplements or replaces it;


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     1.3.6  the "Borrower" or the "Lender" includes its and any subsequent successors, assignees and chargees in accordance with their respective interests;

     1.3.7 "control" when used with respect to any Person means the power to direct the management and policies of such Person or to control the composition of such Person's board or board of directors, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing;

     1.3.8 the "equivalent" on any given date in one currency (the "first currency") of an amount denominated in another currency (the "second currency") is a reference to the amount of that first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted on the relevant Reuters page or, where the first currency is hryvnia and the second currency is U.S. dollars (or vice versa), by the NBU, at or about 10.00 a.m. (New York City time) or, as the case may be, between 1.00 p.m. and 4.00 p.m. (Kyiv time) on such date for the purchase of the first currency with the second currency;

     1.3.9 a "month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month; provided that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the next calendar month, in which case it shall end on the immediately preceding Business Day and if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to "months" shall be construed accordingly);

     1.3.10 "repay" (or any derivative form thereof), subject to any contrary indication, includes prepay (or, as the case may be, the corresponding derivative form thereof);

     1.3.11 the "rights" of the Lender in this Agreement shall be read as references to rights of the Trustee pursuant to the charge and assignment referred to in Clause 17.3 (Assignments by the Lender) except as in relation to the Reserved Rights as specified in the Funding Documents;

     1.3.12 "VAT" means value added tax, including any similar tax which may be imposed in place thereof from time to time; and

     1.3.13 any reference in this Agreement to a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.

1.4  Amendment and Restatement

     This Agreement amends and restates the Amended and Restated Framework Agreement. Any Loan Agreements entered into on or after the date of this Agreement shall be so entered into pursuant to this Agreement. This Agreement does not affect any Loan Agreements entered into prior to the date hereof which shall be subject to the Original Framework Agreement or the Amended and Restated Framework Agreement as relevant for each Loan.

2.   LOANS

2.1  Loans

     On the terms and subject to the conditions of the relevant Loan Agreement the Lender hereby agrees to make available to the Borrower Loans in an aggregate principal amount at any time outstanding not exceeding the Programme Limit. For the avoidance of doubt, any obligations of the Lender to provide financing to the Borrower will only arise upon execution of a relevant Loan Agreement.


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2.2  Purpose

     The proceeds of each Loan will be used by the Borrower to fund its lending activities and for general corporate purposes (unless otherwise specified in any relevant Loan Agreement), but the Lender shall not be concerned with the application thereof.

2.3  Separate Loans

     It is agreed that with respect to each Loan, all the provisions of this Agreement and each relevant Loan Agreement shall apply mutatis mutandis separately and independently to each such Loan and the expressions "Account", "Closing Date", "Day Count Fraction", "Interest Payment Date", "Loan Agreement", "Notes", "Rate of Interest", "Repayment Date", "Specified Currency", "Subscription Agreement" and "Trust Deed", together with all other terms that relate to such a Loan shall be construed as referring to those of the particular Loan in question and not of all Loans unless expressly so provided, so that the relevant Loan and each Loan Agreement and this Agreement shall, together govern the relevant Loan with the intent that, unless expressly provided, events affecting one Loan shall not affect any other.

3.   DRAWDOWN

3.1  Drawdown

     On the terms and subject to the conditions of the relevant Loan Agreement, the Lender shall make a Loan to the Borrower on the Closing Date thereof and the Borrower shall make a single drawing in the full amount of such Loan.

3.2  Facility Fee

     In consideration of the Lender making a respective Loan to the Borrower, the Borrower shall no later than 2.30 p.m. (London time) one Business Day prior to the relevant Closing Date, or as otherwise agreed by the Borrower and the Lender, pay to the Lender in Same Day Funds all amounts reasonably incurred and properly documented by the Lender in connection with such Loan and required to be paid by the Borrower to the Lender (the "Facility Fee") as fully set out in a relevant Fees Letter between the Lender, the Borrower and the other parties thereto, as the case may be. The total amount of the Facility Fee is to be as specified in the relevant Loan Agreement.

3.3  Disbursement

     Subject to the conditions set forth in this Agreement and, as the case may be, the relevant Loan Agreement, the Lender shall transfer the full amount of the relevant Loan on the relevant Closing Date to the Borrower Account specified in the relevant Loan Agreement.

3.4  Ongoing Fees and Expenses

     In consideration of the Lender (a) agreeing to make Loans to the Borrower,
     (b) making available any Loan and (c) supporting each such continuing loan and managing the relevant accounts, the Borrower shall pay on demand to the Lender all ongoing fees and expenses (other than routine administrative costs and expenses) incurred by the Lender in connection therewith as set forth to the Borrower in an invoice from the Lender. Each such invoice shall set out in detail the nature of such ongoing fees and expenses and calculation of each relevant payment.

3.5  Act of Acceptance

     The Borrower and the Lender shall enter into and sign a delivery and acceptance act (the "Act of Acceptance") in form and substance satisfactory to the Borrower, confirming receipt by the Lender of the respective amounts paid by the Borrower pursuant to and in accordance with any relevant Fees Letter or, in case of ongoing fees and expenses, any relevant invoice received by the Borrower


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     from the Lender. Such Act of Acceptance shall specify (a) the net amount paid, (b) any applicable Ukrainian income tax withholding (if any), (c) any applicable Ukrainian value added tax (if any) and (d) the resulting total amount inclusive of tax.

4.   INTEREST

4.1  Rate of Interest for Fixed Rate Loans

     Each Fixed Rate Loan bears interest on its outstanding principal amount from (and including) the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the applicable Rate of Interest.

     If a Fixed Amount is specified in the relevant Loan Agreement, the amount of interest payable on each Interest Payment Date will be such Fixed Amount. If a Broken Amount is specified as being payable in the relevant Loan Agreement, such Broken Amount will be payable on the Interest Payment Date(s) specified in the relevant Loan Agreement.

4.2  Payment of Interest for Fixed Rate Loans

     Interest shall accrue at the Rate of Interest on each Fixed Rate Loan from day to day, starting from (and including) the Interest Commencement Date and thereafter from (and including) each Interest Payment Date, to (but excluding) the next Interest Payment Date or the Repayment Date (as the case may be) and shall be paid by the Borrower to the Lender in arrear not later than 10.00 a.m. (Relevant Time) (a) two New York Business Days prior to each Interest Payment Date (if the Specified Currency is U.S.$), (b) two Brussels or London Business Days prior to each Interest Payment Date (if the Specified Currency is euro or Sterling, respectively), or (c) if the Specified Currency is a currency other than those specified in the preceding paragraphs (a) and (b), such number of Business Days before the relevant Interest Payment Date that will allow the Lender to make the corresponding payment on the Interest Payment Date under the Trust Deed.

4.3  Interest for Floating Rate Loans

     4.3.1 Interest Payment Dates: Each Floating Rate Loan bears interest on its outstanding principal amount from (and including) the Interest Commencement Date and thereafter from (and including) each Interest Payment Date, to (but excluding) the next Interest Payment Date at the rate per annum (expressed as a percentage) equal to the applicable Rate of Interest, such interest being payable by the Borrower to the Lender in arrear not later than 10.00 a.m. (Relevant
            Time) (a) two New York Business Days prior to each Interest Payment Date (if the Specified Currency is U.S.$), (b) two Brussels or London Business Days prior to each Interest Payment Date (if the Specified Currency is euro or Sterling, respectively) or (c) if the Specified Currency is a currency other than those specified in the preceding paragraphs (a) and (b), such number of Business Days prior to the relevant Interest Payment Date that will allow the Lender to make the corresponding payment on the Interest Payment Date under the Trust Deed. Such Interest Payment Date(s) is/are either shown in the relevant Loan Agreement as Specified Interest Payment Date(s) or, if no Specified Interest Payment Date(s) is/are shown in the relevant Loan Agreement, Interest Payment Date shall mean each date which falls the number of months or other period shown in the relevant Loan Agreement as the Interest Period after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

     4.3.2 Business Day Convention: If any date referred to in the relevant Loan Agreement that is specified to be subject to adjustment in accordance with a Business Day Convention would otherwise fall on a day that is not a Business Day, then, if the Business Day Convention specified is (a) the Floating Rate Business Day Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar


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            month, in which event (i) such date shall be brought forward to the immediately preceding Business Day and (ii) each subsequent such date shall be the last Business Day of the month in which such date would have fallen had it not been subject to adjustment, (b) the Following Business Day Convention, such date shall be postponed to the next day that is a Business Day, (c) the Modified Following Business Day Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event such date shall be brought forward to the immediately preceding Business Day or (d) the Preceding Business Day Convention, such date shall be brought forward to the immediately preceding Business Day.

     4.3.3 Rate of Interest for Floating Rate Loans: The Rate of Interest in respect of Floating Rate Loans for each Interest Accrual Period shall be determined in the manner specified in the relevant Loan Agreement. The provisions below relating to either ISDA Determination or Screen Rate Determination, as specified in the relevant Loan Agreement, shall apply.

     (i)  ISDA Determination for Floating Rate Loans:

          Where ISDA Determination is specified in the relevant Loan Agreement as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent as a rate equal to the sum of the Margin and the relevant ISDA Rate. For the purposes of this paragraph (i), "ISDA Rate" for an Interest Accrual Period means a rate equal to the Floating Rate that would be determined by the Calculation Agent under a Swap Transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

          (a) the Floating Rate Option is as specified in the relevant Loan Agreement;

          (b) the Designated Maturity is a period specified in the relevant Loan Agreement; and

          (c) the relevant Reset Date is the first day of that Interest Accrual Period unless otherwise specified in the relevant Loan Agreement.

          For the purposes of this paragraph (i), "Floating Rate", "Calculation Agent", "Floating Rate Option", "Designated Maturity", "Reset Date" and "Swap Transaction" have the meanings given to those terms in the ISDA Definitions.

     (ii) Screen Rate Determination for Floating Rate Loans:

          (x) Where Screen Rate Determination is specified in the relevant Loan Agreement as the manner in which the Reference Rate is to be determined, the Rate of Interest for each Interest Accrual Period will, subject to the provisions below, be either:

               (a)  the offered quotation; or

               (b)  the arithmetic mean of the offered quotations,

               (expressed as a percentage rate per annum) for the Reference Rate which appears or appear, as the case may be, on the Relevant Screen Page as at 11.00 a.m. (either London time in the case of LIBOR, or Brussels time in the case of EURIBOR) on the Interest Determination Date in question as determined by the Calculation Agent. If five or more of such offered quotations are available on the Relevant Screen Page, the highest (or, if there is more than one such highest quotation, only one of such quotations) and the lowest (or, if there is more than one such lowest quotation, only one of such quotations) shall be disregarded by the Calculation Agent for the purpose of determining the arithmetic mean of such offered quotations.


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               If the Reference Rate as specified in the relevant Loan Agreement is not LIBOR or EURIBOR, the Rate of Interest in respect of such Loan will be determined as provided in the relevant Loan Agreement.

          (y)  if the Relevant Screen Page is not available, or if paragraph
               (x)(a) above applies and no such offered quotation appears on the Relevant Screen Page, or if paragraph (x)(b) above applies and fewer than three such offered quotations appear on the Relevant Screen Page in each case as at the appropriate time specified above (subject as provided below), the Calculation Agent shall request (i) if the Reference Rate is LIBOR, the principal London office of each of the Reference Banks or (ii) if the Reference Rate is EURIBOR, the principal Euro zone office of each of the Reference Banks, to provide the Calculation Agent with its offered quotation (expressed as a percentage rate per annum) for the Reference Rate if the Reference Rate is LIBOR, at approximately 11.00 a.m. (London time), or if the Reference Rate is EURIBOR, at approximately 11.00 a.m. (Brussels time) on the Interest Determination Date in question. If two or more of the Reference Banks provide the Calculation Agent with such offered quotations, the Reference Rate for such Interest Accrual Period shall be the arithmetic mean of such offered quotations as determined by the Calculation Agent; and

          (z) if paragraph (y) above applies and the Calculation Agent determines that fewer than two Reference Banks are providing offered quotations, the Reference Rate shall be subject as provided below, the arithmetic mean of the rates per annum (expressed as a percentage) as communicated to (and at the request of) the Calculation Agent by the Reference Banks or any two or more of them, at which such banks were offered, if the Reference Rate is LIBOR, at approximately 11.00 a.m. (London time) or, if the Reference Rate is EURIBOR, at approximately
               11.00 a.m. (Brussels time), on the relevant Interest Determination Date, deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate by leading banks in, if the Reference Rate is LIBOR, the London inter bank market or, if the Reference Rate is EURIBOR, the Euro zone inter bank market, as the case may be, or, if fewer than two of the Reference Banks provide the Calculation Agent with such offered rates, the offered rate for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, or the arithmetic mean of the offered rates for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, at which, if the Reference Rate is LIBOR, at approximately 11.00 a.m. (London time) or, if the Reference Rate is EURIBOR, at approximately 11.00 a.m. (Brussels time), on the relevant Interest Determination Date, any one or more banks (which bank or banks is/are in the opinion of the Trustee and the Lender suitable for such purpose) informs the Calculation Agent it is quoting to leading banks in, if the Reference Rate is LIBOR, the London inter bank market or, if the Reference Rate is EURIBOR, the Euro zone inter bank market, as the case may be, and the Rate of Interest shall be the sum of the Margin and the Reference Rate so determined provided that, if the Reference Rate cannot be determined in accordance with the foregoing provisions of this paragraph, the Rate of Interest shall be the sum of the Margin and the Reference Rate determined as at the last preceding Interest Determination Date.

4.4  Accrual of Interest

     Interest shall cease to accrue on the relevant Loan on the due date for repayment thereof unless payment is improperly withheld or refused, in which event interest shall continue to accrue (as well after as before judgment) at the applicable Rate of Interest up to but excluding the date on which payment in full of the outstanding principal amount of the respective Loan is made.


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4.5  Maximum/Minimum Rates of Interest and Rounding

     4.5.1 If any Maximum or Minimum Rate of Interest is specified in the relevant Loan Agreement, then any Rate of Interest shall be subject to such maximum or minimum, as the case may be.

     4.5.2 For the purposes of any calculations required pursuant to any Loan Agreement (unless otherwise specified), (x) all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point (with halves being rounded up), (y) all figures shall be rounded to seven significant figures (with halves being rounded up) and (z) all currency amounts that fall due and payable shall be rounded to the nearest unit of such currency (with halves being rounded up), save in the case of yen, which shall be rounded down to the nearest yen. For these purposes "unit" means the lowest amount of such currency that is available as legal tender in the country or countries of such currency.

4.6  Calculations

     The amount of interest payable in respect of any Loan for any period shall be calculated by multiplying (a) the product of the Rate of Interest and the outstanding principal amount of such Loan and (b) the Day Count Fraction, unless an Interest Amount (or a formula for its calculation) is specified in the relevant Loan Agreement in respect of such period, in which case the amount of interest payable in respect of such Loan for such period shall equal such Interest Amount or be calculated in accordance with such formula. Where any Interest Accrual Period comprises two or more Interest Periods, the amount of interest payable in respect of such Interest Period shall be the sum of the amounts of interest payable in respect of each of those Interest Accrual Periods.

4.7  Determination and Notification of Rates of Interest and Interest Amounts

     The Calculation Agent shall, as soon as practicable on each Interest Determination Date or such other time on such date as the Calculation Agent may be required to calculate any rate or amount, obtain any quotation or make any determination or calculation, determine such rate and calculate the Interest Amounts in respect of such Floating Rate Loan for the relevant Interest Accrual Period, obtain such quotation or make such determination or calculation, as the case may be, and cause the Rate of Interest and the Interest Amounts for each Interest Period and the relevant Interest Payment Date to be notified to the Borrower, the Trustee, the Lender, each of the Paying Agents and any other Calculation Agent appointed in respect of such Floating Rate Loan that is to make a further calculation upon receipt of such information. Where any Interest Payment Date or Interest Period Date is subject to adjustment pursuant to Clause 4.3.2 (Business Day Convention), the Interest Amounts and the Interest Payment Date so notified may subsequently be amended (or appropriate alternative arrangements made with the consent of the Borrower and the Lender by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If such Floating Rate Loan becomes due and payable under Clause 13 (Events of Default), the accrued interest and the Rate of Interest payable in respect of such Floating Rate Loan shall nevertheless continue to be calculated as previously, in accordance with this Clause 4 (Interest). The determination of any rate or amount, the obtaining of each quotation and the making of each determination or calculation by the Calculation Agent(s) shall (in the absence of manifest error) be final and binding upon all parties.

4.8  Determination or Calculation by Trustee

     If the Calculation Agent does not at any time for any reason determine or calculate the Rate of Interest for an Interest Period or any Interest Amount in relation to a Floating Rate Loan, the Lender and the Borrower agree that such determination or calculation may be made by or at the direction of the Trustee. The Trustee shall incur no liability in respect of such determination or calculation.


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4.9  Definitions

     In this Clause 4 (Interest), unless the context otherwise requires, the following defined terms shall have the meanings set out below:

     "Business Day" means:

     (a) in the case of a currency other than euro, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the principal financial centre for such currency; and/or

     (b) in the case of euro, a day on which the TARGET System is operating (a "TARGET Business Day").

     "Broken Amount" has the meaning specified in the relevant Loan Agreement;

     "Business Day Convention" has the meaning specified in the relevant Loan Agreement;

     "Compounding Period" means, in respect of a Calculation Period, each period from, and including, one Compounding date to, but excluding, the next following applicable Compounding Date during the Calculation Period, except that (i) each initial Compounding Period for a Swap Transaction will commence on, and include, the Effective Date and (ii) each final Compounding Period for a Swap Transaction will end on, but exclude, the Termination Date.

     "Compounding Date" means each day during the term of a Swap Transaction specified as such (or determined pursuant to a method specified for such purpose) for the Swap Transaction or a party.

     "Day Count Fraction" means, in respect of a Swap Transaction and the calculation of an amount of interest on any Note for any period of time (from and including the first day of such period to but excluding the last) (whether or not constituting an Interest Period or Interest Accrual Period, the "Calculation Period" or "Compounding Period"):

     (i)    if 1/1 is specified, 1;

     (ii)   if "Actual/Actual", "Actual/Actual (ISDA)", "Act/Act" or "Act/Act
            (ISDA)" is specified in the relevant Loan Agreement, the actual number of days in the Calculation Period or Compounding Period in respect of which payment is being made divided by 365 (or, if any portion of that Calculation Period or Compounding Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Calculation Period or Compounding Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Calculation Period or Compounding Period falling in a non-leap year divided by 365);

     (iii) if "Actual/Actual (ICMA)" or "Act/Act (ICMA)" is specified in the relevant Loan Agreement, a fraction equal to "number of days accrued/number of days in year", as such terms are used in Rule 251 of the statutes, by-laws, rules and recommendations of the International Capital Market Association (the "ICMA Rule Book"), calculated in accordance with Rule 251 of the ICMA Rule Book as applied to non US dollar denominated straight and convertible bonds issued after December 31, 1998, as though the interest coupon on a bond were being calculated for a coupon period corresponding to the Calculation Period or Compounding Period in respect of which payment is being made;

     (iv) if "Actual/365 (Fixed)", "Act/365 (Fixed)", "A/365 (Fixed)" or "A/365F" is specified in the relevant Loan Agreement, the actual number of days in the Calculation Period or Compounding Period in respect of which payment is being made divided by 365;

     (v) if "Actual/360", "Act/360" or "A/360" is specified in the relevant Loan Agreement, the actual number of days in the Calculation Period or Compounding Period in respect of which payment is being made divided by 360;


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     (vi)   if "30/360", "360/360" or "Bond Basis" is specified in the relevant
            Loan Agreement, the number of days in the Calculation Period or Compounding Period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

                                 [360 x (Y(2)- Y(1))] + [30 x (M(2) - M(1))] + (D(2) - D(1))
            Day Count Fraction = -----------------------------------------------------------
                                                            360

            where:

            "Y(1)" is the year, expressed as a number, in which the first day of the Calculation Period or Compounding Period falls;

            "Y(2)" is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period or Compounding Period falls;

            "M(1)" is the number of the calendar month in which the first day of the Calculation Period or Compounding Period falls;

            "M(2)" is the number of the calendar month in which the day immediately following the last day included in the Calculation Period or Compounding Period falls;

            "D(1)" is the number of the calendar day of the first day of the Calculation Period or Compounding Period, unless such number would be 31, in which case D(1) will be 30; and

            "D(2)" is the number of the calendar day immediately following the last day included in the Calculation Period or Compounding Period, unless such number would be 31 and D(1) is greater than 29, in which case D(2) will be 30; and

     (vii) if "30E/360" or "Eurobond Basis" is specified in the relevant Loan Agreement, the number of days in the Calculation Period or Compounding Period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

                                 [360 x (Y(2) - Y(1))] + [30 x (M(2) - M(1))] + (D(2) - D(1))
            Day Count Fraction = ------------------------------------------------------------
                                                             360

            where:

            "Y(1)" is the year, expressed as a number, in which the first day of the Calculation Period or Compounding Period falls;

            "Y(2)" is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period or Compounding Period falls;

            "M(1)" is the number of the calendar month in which the first day of the Calculation Period or Compounding Period falls;

            "M(2)" is the number of the calendar month in which the day immediately following the last day included in the Calculation Period or Compounding Period falls;

            "D(1)" is the number of the calendar day of the first day of the Calculation Period or Compounding Period, unless such number would be 31, in which case D(1) will be 30; and

            "D(2)" is the number of the calendar day immediately following the last day included in the Calculation Period or Compounding Period, unless such number would be 31, in which case D(2) will be 30.

     (viii) if "30E/360 (ISDA)" is specified, the number of days in the Calculation Period or Compounding Period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

                                 [360 x (Y(2) - Y(1))] + [30 x (M(2) - M(1))] + (D(2) - D(1))
            Day Count Fraction = ------------------------------------------------------------
                                                             360


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            where:

            "Y(1)" is the year, expressed as a number, in which the first day of the Calculation Period or Compounding Period falls;

            "Y(2)" is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period or Compounding Period falls;

            "M(1)" is the calendar month expressed as a number, in which the first day of the Calculation Period or Compounding Period falls;

            "M(2)" is the calendar month, expressed as a number, in which the first day immediately following the last day included in the Calculation Period or Compounding Period falls;

            "D(1)" is the first calendar day, expressed as a number, of the Calculation Period or Compounding Period, unless (i) that day is the last day of February or (ii) such number would be 31, in which case D(1) will be 30; and

            "D(2)" is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period or Compounding Period, unless (i) that day is the last day of February but not the Termination Dates or (ii) such number would be 31, in which case D(2) will be 30.

     "Determination Period" means the period from and including a Determination Date in any year to but excluding the next Determination Date;

     "Determination Date" means the date specified in the relevant Loan Agreement or, if none is so specified, the Interest Payment Date;

     "Effective Date" means, in respect of a Swap Transaction, the date specified as such in the related confirmation, which date is the first day of the term of the Swap Transaction.

     "Fixed Amount" has the meaning specified in the relevant Loan Agreement;

     "Interest Accrual Period' means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Period Date and each successive period beginning on (and including) an Interest Period Date and ending on (but excluding) the next succeeding Interest Period Date;

     "Interest Amount" means the amount of interest payable, and in the case of Fixed Rate Loans, means the Fixed Amount or Broken Amount, as the case may be;

     "Interest Commencement Date" means the Closing Date or such other date as may be specified in the relevant Loan Agreement;

     "Interest Determination Date" means, with respect to a Rate of Interest and Interest Accrual Period, the date specified as such in the relevant Loan Agreement or, if none is so specified, (a) the first day of such Interest Accrual Period if the Specified Currency is Sterling or (b) the day falling two Business Days in London and for the Specified Currency prior to the first day of such Interest Accrual Period if the Specified Currency is neither Sterling nor euro or (c) the day falling two TARGET Business Days prior to the first day of such Interest Accrual Period if the Specified Currency is euro;

     "Interest Period" means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date or the Repayment Date (as the case may be);

     "Interest Period Date" means each Interest Payment Date unless otherwise specified herein;


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     "ISDA Definitions" means the 2006 ISDA Definitions, as published by the
     International Swaps and Derivatives Association, Inc., unless otherwise specified in the relevant Loan Agreement;

     "Margin" has the meaning specified in the relevant Loan Agreement;

     "Maximum Rate of Interest" has the meaning specified in the relevant Loan Agreement;

     "Minimum Rate of Interest" has the meaning specified in the relevant Loan Agreement;

     "Reference Banks" means, in the case of a determination of LIBOR, the principal London office of four major banks in the London inter-bank market and, in the case of a determination of EURIBOR, the principal Euro-zone office of four major banks in the Euro zone inter bank market, in each case selected by the Calculation Agent or as specified in the relevant Loan Agreement;

     "Reference Rate" means the rate specified as such in the relevant Loan Agreement;

     "Relevant Screen Page" means such page, section, caption, column or other part of a particular information service as may be specified in the relevant Loan Agreement;

     "Swap Transaction" means (a) any transaction which is a rate swap transaction, basis swap, forward rate transaction, interest rate cap transaction, interest rate floor transaction, interest rate collar transaction, currency swap transaction, cross-currency rate swap transaction, or any other similar transaction, (b) any combination of these transactions, or (c) any other transaction identified as a Swap Transaction in the related confirmation;

     "Target System" means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor thereof; and

     "Termination Date" means, in respect of a Swap Transaction, the date specified as such in the related confirmation, which date is the last day of the Term of the Swap Transaction.

4.10 Calculation Agent

     The Lender shall procure that there shall at all times be specified one or more Calculation Agents if provision is made for them herein and for so long as any amount remains outstanding under a Loan Agreement. Where more than one Calculation Agent is appointed in respect of a Loan, references in the relevant Loan Agreement to the Calculation Agent shall be construed as each Calculation Agent performing its respective duties under the relevant Loan Agreement. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails duly to establish the Rate of Interest for an Interest Accrual Period or Interest Period or to calculate any Interest Amount, or to comply with any other requirement, the Lender shall (with the prior approval of the Borrower) appoint a leading bank or investment banking firm engaged in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) that is most closely connected with the calculation or determination to be made by the Calculation Agent (acting through its principal London office or any other office actively involved in such market) to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid. Both the Borrower and the Lender agree that such successor Calculation Agent will be appointed on the terms of the Agency Agreement in relation to each particular Series.

5.   REPAYMENT AND PREPAYMENT

5.1  Repayment

     Except as otherwise provided herein and in each applicable Loan Agreement, the Borrower shall repay the outstanding amount of each Loan not later than
     10.00 a.m. (Relevant Time) (a) two New York Business Days prior to the Repayment Date therefor (if the Specified Currency is U.S.$), (b) two Brussels or London Business Days prior to the Repayment Date therefor (if the Specified Currency is euro or Sterling respectively) or (c) such number of Business Days prior to the


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FRAMEWORK AGREEMENT

     Repayment Date therefor if the Specified Currency is a currency other than those specified in the preceding paragraphs (a) and (b) such that the Lender will be able to make the relevant payment on the Interest Payment Date under the Trust Deed.

5.2  Prepayment for Tax Reasons and Change in Circumstances

     If: (a) as a result of the application of or any amendment or clarification to or change (including a change in the application or interpretation thereof) in (i) the Double Tax Treaty (or in a double taxation treaty between Ukraine and any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) or (ii) the laws or regulations of Ukraine or the United Kingdom (or any Qualifying Jurisdiction where the Lender or any successor thereto is resident for tax purposes) or of any political subdivision thereof or any authority therein having power to tax or any Agency therein, the Borrower would thereby be required to pay, pursuant to any Loan Agreement, Additional Amounts in respect of Taxes as provided in Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) or Indemnity Amounts as provided in Clause
     6.3 (Withholding on Notes); or (b) the Lender ceases to be resident for tax purposes in a Qualifying Jurisdiction, and as a result the Borrower would be required to withhold or deduct an amount on account of Tax from any payment to be made pursuant to any Loan Agreement; or (c) (for whatever reason) the Borrower would have to or has been required to pay additional amounts pursuant to Clause 9 (Change In Law or Increase In Cost); or (d) after a Relevant Event, the Borrower is or would be required to increase the payment of principal or interest or any other payment due hereunder as provided in Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) as a result of such payments being made to any person other than the Lender to whom the benefit of the Double Tax Treaty is unavailable and, in any such case, such obligation cannot be avoided by the Borrower taking reasonable measures available to it, then the Borrower may, upon not less than 30 days' written notice to the Lender and to the Trustee specifying the date of payment and including an Officers' Certificate, in the form set out in Schedule II hereto, to the effect that the Borrower would be required in the case of paragraphs (a), (c) and (d) above to increase the amount payable or to pay such Additional Amounts, Indemnity Amounts or additional amounts, and in the case of paragraph (b) above to withhold or deduct such amounts and such obligation cannot be avoided by the Borrower taking reasonable measures, supported (where the certification relates to tax matters) by an opinion of an independent tax adviser of recognised standing in the relevant tax jurisdiction, prepay any relevant Loan in whole (but not in part) together with any Additional Amounts then payable under Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts), Indemnity Amounts payable under Clause 6.3 (Withholding on Notes), additional amounts payable pursuant to Clause 9 (Change In Law or Increase In Cost) and accrued interest. Any such notice of prepayment given by the Borrower shall be irrevocable and shall oblige the Borrower to make such prepayment date specified in the notice, which shall be on any Interest Payment Date, in the case of a Floating Rate Loan, or at any time, in the case of a Fixed Rate Loan. No notice of prepayment shall be given earlier than 90 calendar days prior to the earliest date on which the Borrower would be obligated to pay such Additional Amounts, Indemnity Amounts or additional amounts, as the case may be.

5.3  Prepayment for Illegality

     If, at any time after the date of any relevant Loan Agreement, by reason of the application of or any amendment or clarification to or the introduction of, or any change in, any applicable law or regulation or regulatory requirement or directive of any Agency of any state the Lender reasonably determines that it is or would be unlawful or contrary to such applicable law, regulation, regulatory requirement or directive for the Lender to allow all or part of any relevant Loan or the corresponding Series of Notes to remain outstanding or for the Lender to maintain or give effect to any of its obligations in connection with any relevant Loan Agreement and/or to charge or receive or to be paid interest at the rate then applicable to any such Loan, as the case may be, then upon notice by the Lender to the Borrower in writing (setting out in reasonable detail the nature and extent of the relevant circumstances), the Borrower and the Lender shall consult in good faith


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FRAMEWORK AGREEMENT

     as to a basis which eliminates the application of such circumstances; provided, however, that the Lender shall be under no obligation to continue such consultation if a basis has not been determined within 30 days of the date on which it so notified the Borrower. If such a basis has not been determined within the 30 days, then upon notice by the Lender to the Borrower in writing, the Borrower shall prepay any such Loan in whole (but not in part) together with accrued interest (up to but excluding the date of such payment) thereon and all other amounts owing to the Lender hereunder on the next Interest Payment Date therefor, in the case of a Floating Rate Loan, or, in the case of a Fixed Rate Loan, on such date as the Lender shall certify to be necessary to comply with such requirements, subject to the right of the Lender to require prepayment earlier than set out in this Clause 5.3 (Prepayment for Illegality) to the extent that any applicable grace periods permitted by law would otherwise be exceeded, or on such earlier day as the Borrower elects (as notified to the Lender not less than 30 days prior to the date of repayment).

5.4  Prepayment upon a Put Event

     5.4.1 If, following a Put Event, any Noteholder has exercised its Put Option, the Borrower shall on one Business Day prior to the Put Event Payment Date, prepay the outstanding principal amount of any relevant Loan in an amount which corresponds to the aggregate outstanding principal amount of the corresponding Series of Notes in relation to which the Put Option has been duly exercised in accordance with the Conditions of such Series of Notes together with accrued interest (up to but excluding the date of such payment) on the Loan.

     5.4.2 Promptly, and in any event within 15 calendar days after the date of any Put Event, the Borrower shall deliver to the Lender, the Trustee and the Principal Paying Agent a written notice in the form of an Officer's Certificate, which notice shall be irrevocable, stating that a Put Event has occurred and stating the circumstances and relevant facts giving rise to such Put Event.

     5.4.3 The Lender shall notify the Borrower not more than three Business Days after receipt of notice thereof from the Paying Agent, the amount of and date of which the relevant Loan has to be prepaid as a consequence of the exercise of the Put Option by any Noteholder.

5.5  Prepayment upon a Noteholder Put Option

     5.5.1 In respect of any Series of Notes which provide a Noteholder Put Option, if any Noteholder has exercised its Noteholder Put Option as provided in the relevant Final Terms, the Borrower shall on one Business Day prior to the Noteholder Put Option Payment Date (as set out in the relevant Final Terms) prepay the outstanding principal amount of any relevant Loan in an amount which corresponds to the aggregate outstanding principal amount of the corresponding Series of Notes in relation to which the Noteholder Put Option has been duly exercised in accordance with the relevant Final Terms.

     5.5.2 Promptly, and in any event not less than 5 calendar days prior to the Noteholder Put Option Date, the Principal Paying Agent shall provide written notice to the Lender, such notice being irrevocable, stating that a Noteholder Put Option pursuant to the Final Terms has occurred and setting out the aggregate principal amount of Notes which are exercising the Noteholder Put Option, together with accrued but unpaid interest thereon up to and including the Noteholder Put Option Payment Date.

     5.5.3 The Lender shall notify the Borrower not more than three Business Days after receipt of notice thereof from the Paying Agent, the amount of the relevant Loan that must be prepaid as a consequence of the exercise of the Noteholder Put Option by any Noteholder and the date on which the relevant Loan must be prepaid.


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5.6  Reduction of a Loan Upon Redemption and Cancellation of Notes

     The Borrower or any Subsidiary of the Borrower may from time to time, in accordance with the Conditions of the Notes and to the extent permitted by applicable law, purchase Notes in the open market or by tender or by a private agreement at any price. In the event that, following such purchase, an amount of Notes has been surrendered to the Lender for cancellation by the Borrower or any of the Borrower's Subsidiaries and cancelled, the relevant Loan shall be deemed to have been prepaid by the Borrower in an amount corresponding to the aggregate principal amount of the Notes surrendered to the Lender for cancellation, together with accrued interest and other amounts (if any) thereon and no further payment shall be made or required to be made by the Borrower in respect of such amounts.

5.7  Payment of Other Amounts

     If any Loan is to be prepaid by the Borrower pursuant to any of the provisions of Clause 5.2 (Prepayment for Tax Reasons and Change in Circumstances), Clause 5.3 (Prepayment for Illegality) and Clause 5.4 (Prepayment upon a Put Event) or pursuant to the terms of any relevant Loan Agreement, the Borrower shall, simultaneously with such prepayment, to the extent not already paid in accordance with Clause 4 (Interest), pay to the Lender accrued interest thereon to the date of actual receipt of payment by the Lender and all other sums payable by the Borrower pursuant to the relevant Loan Agreement.

5.8  Provisions Exclusive

     The Borrower may not voluntarily prepay or repay any Loan except in accordance with the express terms of each relevant Loan Agreement. Any amount prepaid or repaid may not be reborrowed under any Loan Agreement.

6.   PAYMENTS

6.1  Making of Payments

     All payments of principal and interest to be made by the Borrower under the relevant Loan Agreement shall be made to the Lender not later than 10.00 a.m. (Relevant Time) (a) two New York Business Days prior to each Interest Payment Date or the Repayment Date (as the case may be) (if the Specified Currency is U.S.$), (b) two Brussels and London Business Days prior to each Interest Payment Date or the Repayment Date (as the case may be) (if the Specified Currency is euro or Sterling, respectively) or (c) such number of Business Days prior to each Interest Payment Date or the Repayment Date (as the case may be) if the Specified Currency is a currency other than those specified in the preceding paragraphs (a) and (b) such that the Lender will be able to make the relevant payment on the date on which it is due under the Trust Deed, in each case in Same-Day Funds to the relevant Account. The Lender agrees with the Borrower that it will not deposit any other monies into such Account and will not withdraw any amounts from such Account other than as provided for and in accordance with the Trust Deed and Agency Agreement. The Borrower shall indemnify the Lender on written demand against any administrative costs and legal expenses reasonably incurred and properly documented by the Lender on account of any prepayment made in accordance with this Clause 6.1 (Making of Payments).

6.2  No Set-Off, Counterclaim or Withholding; Additional Amounts

     6.2.1 All payments to be made by the Borrower under or in respect of the relevant Loan Agreement shall be made in full without set off or counterclaim and (except to the extent required by law) free and clear of and without deduction or withholding for or on account of any Taxes imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or Agency in, or levied by or on behalf of or having authority to tax in, Ukraine or the United Kingdom or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes (each


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            a "Taxing Authority"). If the Lender or the Borrower becomes subject at any time to any taxing jurisdiction other than or in addition to Ukraine or the United Kingdom or any Qualifying Jurisdiction references in this Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) shall be construed as references to Ukraine and/or the United Kingdom and/or any Qualifying Jurisdiction and/or such other jurisdiction. If the Borrower shall be required by applicable law to make any deduction or withholding from any payment of principal or interest under any Loan Agreement for or on account of any such Taxes, referred to in this Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts), it shall increase any payment due under any such Loan Agreement to such amount ("Additional Amounts") as may be necessary to ensure that the Lender and the Trustee or other relevant Person receives a net amount in the Specified Currency equal to the full amount which it would have received had payment not been made subject to such Taxes, shall account to the relevant Taxing Authorities for the relevant amount of such Taxes so withheld or deducted within the time allowed for such payment under the applicable law and shall deliver to the Lender (and the Trustee) without undue delay evidence satisfactory to the Lender (and the Trustee) of such deduction or withholding and of the accounting therefor to the relevant Taxing Authority. If the Lender pays any amount in respect of such Taxes, the Borrower shall increase the amount payable to the Lender accordingly in the Specified Currency for such payment on demand. For the avoidance of doubt, this Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) is without prejudice to the obligations of the Lender pursuant to Clause 6.8 (Double Tax Treaty Relief). This
            Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) shall not apply to any taxes imposed by reference to the overall net income of the Lender.

     6.2.2 At least 30 calendar days prior to each date on which any payment under or with respect to any Loan Agreement is due and payable, if the Borrower will be obliged to pay Additional Amounts with respect to such payment, the Borrower will deliver to the Lender (and to the Trustee) an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

     6.2.3 Whenever any Loan Agreement mentions, in any context, the payment of amounts based upon the principal or premium, if any, interest or of any other amount payable under any Loan Agreement or otherwise with respect to any such Loan Agreement, this includes, without duplication, payment of any Additional Amounts and Indemnity Amounts that may be applicable.

6.3  Withholding on Notes

     Without prejudice to or duplication of the provisions of Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts), if the Lender notifies the Borrower that it has become obliged to make any withholding or deduction for or on account of any Taxes (other than Taxes assessed on the Lender by reference to its overall net income) from any payment which it is obliged to make under or in respect of a Series of Notes in circumstances where the Lender, subject to receipt thereof, is required to pay additional amounts pursuant to Condition 8 of such Series of Notes, the Borrower agrees to pay to the Lender, not later than 10.00 a.m. (Relevant Time) (a) two New York Business Days prior to the date on which payment is due to the Noteholders of such Series or such other party (as the case may be) (if the Specified Currency is U.S.$), (b) two Brussels or London Business Days prior to the date on which payment is due to the Noteholders of such Series or such other party (as the case may be) (if the Specified Currency is euro or Sterling, respectively) or (c) such number of Business Days prior to the date on which payment is due to the Noteholders of such Series or such other party (as the case may be) if the Specified Currency is a currency other than those specified in the preceding paragraphs (a) and (b) such that the Lender will be able to make the relevant payment on the date on which it is due under the Trust Deed, in each case in Same Day Funds to the relevant Account, such additional amounts as are equal to the said additional amounts which the Lender must pay pursuant to the terms of Condition 8 of such Series


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     of Notes or otherwise provided, however, that the Lender shall procure that immediately upon receipt from any Paying Agent of any sums paid pursuant to this provision, to the extent that the Noteholders of such Series or such other party, as the case may be, are not entitled to such additional amounts pursuant to the Conditions of such Series of Notes, pay such additional amounts to the Borrower (it being understood that neither the Lender, nor the Principal Paying Agent and Transfer Agent nor any Paying Agent shall have any obligation to determine whether any Noteholder of such Series or such other party is entitled to such additional amount).

     Any notification by the Lender to the Borrower in connection with this Clause 6.3 (Withholding on Notes) shall be given as soon as reasonably practicable after the Lender becomes aware of any obligation on it to make any such withholding or deduction, provided that nothing herein shall require the Lender to disclose any confidential information relating to the organisation of its affairs.

     Any payments required to be made by the Borrower under this Clause 6.3 (Withholding on Notes) are collectively referred to as "Indemnity Amounts". For the avoidance of doubt, the provisions of this Clause 6.3 (Withholding on Notes) shall not apply to any withholding or deduction of Taxes with respect to any Loan which are subject to payment of Additional Amounts under Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts).

6.4  Tax Credits and Tax Refunds

     6.4.1 If a payment is made under Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) or Clause 6.3 (Withholding on Notes) by the Borrower for the benefit of the Lender and the Lender determines in its absolute discretion (acting in good faith) that it has received or been granted a credit against, a relief or remission for or a repayment of, any Taxes, then, if and to the extent that the Lender, in its reasonable opinion, determines that such credit, relief, remission or repayment is in respect of or calculated by reference to the corresponding deduction, withholding, liability, expense, loss or payment giving rise to such payment by the Borrower, the Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the Lender shall, in its reasonable opinion, have concluded to be attributable to such deduction, withholding or payment; provided that (i) the Lender shall not be obliged to make any payment under this Clause 6.4 (Tax Credits and Tax Refunds) in respect of any such credit, relief, remission or repayment until the Lender is, in its absolute discretion (acting in good faith), satisfied that its Tax affairs for its Tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled and further provided (ii) that the Lender shall not be obliged to make any such payment if and to the extent that the Lender determines in its reasonable opinion that to do so would leave it (after the payment) in a worse after-Tax position than it would have been in had the payment not been required under Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) or Clause 6.3 (Withholding on Notes). Any such payment shall, in the absence of manifest error, gross negligence or wilful default and subject to the Lender specifying in writing in reasonable detail the calculation of such credit, relief, remission or repayment and of such payment and providing relevant supporting documents evidencing such matters, be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Without prejudice to the Lender's obligations contained herein nothing contained in this Clause 6.4 (Tax Credits and Tax Refunds) or Clause 6.9 (Delivery of Forms and Other Instruments) shall interfere with the right of the Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige the Lender to disclose confidential information or any information relating to its Tax affairs generally or any computations in respect thereof.


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     6.4.2  If as a result of a failure to obtain relief from deduction or withholding of any Tax imposed by any Taxing Authority, in particular in accordance with the Double Tax Treaty, (i) such Tax is deducted or withheld by the Borrower and pursuant to Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) and any Additional Amount is paid by the Borrower to the Lender in respect of such deduction or withholding and (ii) following such deduction or withholding and the payment of any applicable Additional Amounts, the Borrower may apply, under the supervision of the Lender on behalf of the Lender, to the relevant Taxing Authority for a Tax refund and such Tax refund is credited by such Taxing Authority to a bank account of the Lender, the Lender shall as soon as reasonably practicable notify the Borrower of the receipt of such Tax refund and promptly transfer the entire amount of the Tax refund to an account specified by the Borrower if and to the extent that the Lender determines in its reasonable opinion that to do so will leave it (after the payment and after deduction of costs and expenses incurred in relation to the refund) in no worse an after-Tax position than it would have been in had there been no failure to obtain relief from such withholding or deduction.

6.5  Mitigation

     If at any time either party hereto becomes aware of circumstances which would or might, then or thereafter, give rise to an obligation on the part of the Borrower to make any withholding or deduction as described in Clause
     6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) or Clause
     6.3 (Withholding on Notes), then, without in any way limiting, reducing or otherwise qualifying the Lender's rights, or the Borrower's obligations, under such Clauses, such party shall promptly upon becoming aware of such circumstances notify the other party, and, thereupon the parties shall consider and consult with each other in good faith with a view to finding, agreeing upon and implementing a method or methods by which any such obligation may be avoided or mitigated and, to the extent that both parties can do so without taking any action which in the reasonable opinion of such party is prejudicial to its own position, take such reasonable steps as may be reasonably available to it to avoid such obligation or mitigate the effect of such circumstances. The Borrower agrees to reimburse the Lender for all reasonably incurred and properly documented costs and expenses (including but not limited to legal fees) incurred by the Lender in connection with this Clause 6.5 (Mitigation) and the Lender shall be under no obligation to take any such action if, in its reasonable opinion, to do so might have any adverse effect upon its business, operations or financial condition or might be in breach of any provisions of any Funding Document.

6.6  Lender's Representations and Covenants

     6.6.1 The Lender represents and warrants that as at the date of this Agreement and on each Warranty Date it is a public limited company incorporated in the United Kingdom and resident in the United Kingdom for United Kingdom corporation tax purposes and therefore subject to United Kingdom corporation tax on its worldwide profits on the basis of its registration as a legal entity, location of its management body or another similar criterion (and not merely on its income or capital gains from sources in the United Kingdom or connected with property in the United Kingdom).

     6.6.2 The Lender represents and warrants that as at the date of this Agreement and on each Warranty Date it does not have a permanent establishment in Ukraine which is effectively connected with the Loan.

     6.6.3 The Lender represents and warrants that as at the date of this Agreement and on each Warranty Date it does not have any current intentions to effect, during the term of the Programme, any corporate action or reorganisation or change of taxing jurisdiction that would result in the Lender ceasing to be a resident of the United Kingdom.

     6.6.4 The Lender (in its capacity as Issuer), shall not, (otherwise than as contemplated by this Framework Agreement, a relevant Loan Agreement or the Trust Deed) have any


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            subsidiaries or employees, purchase, own, lease or otherwise acquire any real property (including office premises or like facilities), consolidate or merge with any other person or convey or transfer its properties or assets substantially as an entirety to any person, give any guarantee, or subject to the laws of England and Wales, petition for any winding up or bankruptcy.

     6.6.5 Nothing in this Agreement or the Conditions is meant to limit the Lender's (in its capacity as the Issuer) rights to enter into other financing transactions or issue further notes or (with the prior written consent of the Borrower) to issue and allot shares.

6.7  Lender Notification

     The Lender agrees promptly, upon becoming aware thereof, to notify the Borrower if it ceases to be resident in the United Kingdom or any other Qualifying Jurisdiction or if any of the representations set forth in Clause 10.2 (Representations and Warranties of the Lender) are no longer true and correct.

6.8  Double Tax Treaty Relief

     6.8.1 The Lender will use its best and timely endeavours to furnish the Borrower, as soon as practicable after the start of each calendar year (or as frequently as may be reasonably required to enable the Borrower to claim relief as provided below) and, in any event no later than the tenth Business Day preceding the first Interest Payment Date in each calendar year in which interest is payable hereunder, with a Tax Certificate in respect of that year provided that, without prejudice to its representation in Clause 6.6 (Lender's Representations and Covenants), the Lender shall have no liability to the Borrower, provided that such representation is correct and that the Lender has appropriately applied for the relevant certificate in accordance with each Loan Agreement, if the United Kingdom Tax Authority fails to issue a Tax Certificate in respect of any calendar year or only does so after the relevant Interest Payment Date.

     6.8.2 Subject to receipt by the Borrower of a Tax Certificate which is valid in respect of the relevant payment, the Borrower shall claim relief from deducting withholding tax or a reduction in the withholding tax rate to the maximum extent possible in accordance with the Double Tax Treaty in respect of payments to be made by the Borrower under the relevant Loan Agreement.

     6.8.3 The Borrower shall use reasonable and timely efforts to assist the Lender in ensuring that all payments of interest by the Borrower to the Lender under the relevant Loan Agreement may be made without deduction on account of the generally applicable withholding tax established by Ukrainian legislation. The Lender and the Borrower shall make reasonable and timely efforts to co-operate and assist each other in obtaining relief from withholding of Ukrainian income tax pursuant to the Double Tax Treaty. In particular, the Borrower and the Lender will inform each other, in a reasonable and timely manner, of the status of the procedures and the steps necessary to be taken in this regard. The Lender makes no representation as to the application or interpretation of the Double Tax Treaty.

     6.8.4 If the Lender becomes resident for tax purposes in another Qualifying Jurisdiction, references in Clauses 6.8 (Double Tax Treaty Relief) to United Kingdom Tax Authority, Tax Certificate and Double Tax Treaty shall be read, respectively, as including references to the Tax Authority of such Qualifying Jurisdiction, a tax certificate of such Qualifying Jurisdiction and the double tax treaty between Ukraine and such Qualifying Jurisdiction.

6.9  Delivery of Forms and Other Instruments

     6.9.1 The Lender shall, subject as provided in Clauses 6.8 (Double Tax Treaty Relief), furnish the Borrower with a Tax Certificate (or, to the extent that is able to do so under applicable


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            law, a comparable certificate of the Taxing Authority of any
            Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) to the effect referred to in Clause
            6.6 (Lender's Representations and Covenants), issued by the competent Taxing Authority in the United Kingdom or any other Qualifying Jurisdiction, confirming that the Lender is a tax resident in such Qualifying Jurisdiction for purposes of the relevant double taxation treaty and such other information or forms as may be required (including pursuant to the relevant procedures in connection with the obtaining of relief from deduction or withholding of Tax in Ukraine or refunds in respect thereof) to be duly completed and delivered by the Lender with the cooperation and assistance of the Borrower to enable the Borrower to apply to obtain relief from deduction or withholding of Tax in Ukraine or, as the case may be, to apply to obtain a refund if a relief from deduction or withholding of Tax in Ukraine has not been obtained or claimed.

     6.9.2 The Lender shall, within 30 days of a written request of the Borrower setting forth the basis of that request, to the extent it is able to do so under applicable law including Ukrainian laws, from time to time deliver to the Borrower any additional duly completed application forms as need be duly completed and delivered by the Lender to enable the Borrower to apply, with the co-operation and reasonable assistance of the Lender in such circumstances where the Lender considers such application to be commercially reasonable to obtain a Tax refund if a relief from deduction or withholding of Ukrainian Tax has not been obtained or claimed.

     6.9.3 The Tax Certificate and, if required, other forms referred to in this Clause 6.9 (Delivery of Forms and Other Instruments) shall be duly signed by the Lender, if applicable, and stamped or otherwise approved by the competent Taxing Authority in the United Kingdom (or such Qualifying Jurisdiction) thereof and apostilled and/or legalised as required.

     6.9.4 If a relief from deduction or withholding of Ukrainian Tax under this Clause 6.9 (Delivery of Forms and Other Instruments) has not been obtained and further to an application of the Borrower to the relevant Ukrainian Tax Authority the latter makes a Tax refund to the Borrower, then, if and to the extent that the Borrower has failed to make payment of Additional Amounts in relation to the payments under any Loan Agreement from which no such relief as aforesaid was obtained, the Borrower shall promptly transfer to the Lender an amount in U.S. dollars equivalent to such refund. The Borrower shall pay all costs (including, but not limited to, currency conversion costs) associated with such transfer.

     6.9.5 If a relief from deduction or withholding of Ukrainian Tax or a Tax refund under this Clause 6.9 (Delivery of Forms and Other Instruments) has not been obtained and further to an application of the Borrower to the relevant Ukrainian Taxing Authority the latter requests the Lender's hryvnia bank account details, the Lender shall (subject to it being satisfied that that action is not adverse to its interests) at the request of the Borrower (a) use reasonable efforts to procure that such hryvnia bank account of the Lender is duly opened and maintained and (b) thereafter furnish the Borrower with the details of such hryvnia bank account. The Borrower shall pay for all costs associated, if any, with opening and maintaining such hryvnia bank account.

     6.9.6 The Lender shall also use its reasonable endeavours to execute such acknowledgements of payment and other instruments as may reasonably be required by the Borrower to enable it to receive allowable Tax deductions and otherwise comply with applicable Tax law with respect to any payments to be made by the Borrower under any Loan Agreement.

     6.9.7 Nothing contained in this Clause 6.9 (Delivery of Forms and Other Instruments) shall interfere with the right of the Lender to arrange its tax affairs in whatever manner it thinks fit or oblige the Lender to disclose confidential information or any information relating to its Tax affairs generally or any computation in respect thereof, or oblige the Lender to


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            complete any procedural formalities which are significantly more onerous than the provision of a Tax Certificate (as described in Clause 6.9.3 above or its obligations under Clause 6.9.5 or 6.9.6.

6.10 Alternative Payment Arrangements

     If, at any time, it shall become impracticable (by reason of any action of any Agency or any Change of Law, exchange control regulations or any similar event) for the Borrower to make any payments under any Loan Agreement in the manner specified in Clause 6.1 (Making of Payments), then the Borrower may agree with the Lender (and the Trustee) alternative arrangements for the payment to the Lender (or, as the case may be, the Trustee) of amounts due (prior to the delivery of any notice referred to in Clause 6.1 (Making of Payments)) under any Loan Agreement provided that, in the absence of any such agreement with the Lender (or, as the case may be, the Trustee), the Borrower shall be obliged to make all payments due to the Lender in the manner specified above.

6.11 No Set-Off

     All payments required to be made by the Borrower under any Loan Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

7.   TAX RECEIPTS

7.1  Notification of Requirement to Deduct Tax

     If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder the Borrower shall promptly notify the Lender prior to such payment being made.

7.2  Evidence of Payment of Tax

     7.2.1 The Borrower will use its reasonable endeavours to provide the Lender with tax receipts evidencing the payment of any Taxes deducted or withheld by it from each Taxing Authority imposing such Taxes. The Borrower will furnish to the Lender, as soon as practicable but in any event within 60 calendar days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, original Tax receipts evidencing such payment by the Borrower or, if such receipts are not obtainable, other evidence of such payments by the Borrower reasonably acceptable to the Lender. The Borrower will also provide English translations of such receipts.

     7.2.2 The Lender will use its reasonable endeavours to provide the Borrower with tax receipts evidencing the payment of any Taxes deducted or withheld by it from each Taxing Authority imposing such Taxes. The Lender will furnish to the Borrower, as soon as practicable but in any event within 60 calendar days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Lender or, if such receipts are not obtainable, other evidence of such payments by the Lender reasonably acceptable to the Borrower.

8.   CONDITIONS PRECEDENT

8.1  Documents to be Delivered

     The obligation of the Lender to make the relevant Loan shall be subject to the receipt by the Lender on or prior to the relevant Closing Date of evidence that the persons mentioned in Clause 21.5 (Service of Process) have agreed to receive process in the manner specified therein.


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8.2   Further Conditions

      The obligation of the Lender to make the relevant Loan shall be subject to the further conditions precedent that as of the relevant Closing Date (a) the representations and warranties of the Borrower referred to in Clause
      10.1 (Representations and Warranties of the Borrower) are accurate, (b) there is no Event of Default as described in Clause 13 (Events of Default) in existence, (c) there is no breach by the Borrower of any Loan Agreement, (d) the Lender shall have received in full the amount referred to in Clause 3.2 (Facility Fee) and Clause 3.4 (Ongoing Fees and Expenses), if due and payable, above, as specified in each relevant Loan Agreement, and by the Closing Date of this Agreement, the Subscription Agreement, Trust Deed and the Agency Agreement shall be executed by the relevant parties thereto.

9.    CHANGE IN LAW OR INCREASE IN COST

9.1   Compensation

      In the event that after the date of any Loan Agreement there is any Change of Law or in the interpretation or application thereof by any person charged with the administration thereof, which:

      9.1.1 subjects or will subject the Lender to any Taxes with respect to payments of principal or interest on any Loan or any other amount payable under any Loan Agreement (other than any Taxes imposed by reference to the overall net income of the Lender or any Taxes referred to in Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) or Clause 6.3 (Withholding on Notes)); or

      9.1.2 increases or will increase the taxation of or changes or will change the basis of taxation of payments to the Lender of principal or interest on any Loan or any other amount payable under any Loan Agreement (other than any such increase or change which arises by reason of any increase in the rate of tax payable by the Lender on its overall net income, capital gains or as a result of any Taxes referred to in Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) or Clause 6.3 (Withholding on Notes)); or

      9.1.3 imposes, modifies or deems applicable any Capital Adequacy Requirements, reserve or deposit requirements attributable to this Agreement or to a class of business or transaction which, in the reasonable opinion of the Lender, includes this Agreement, against assets held by, or deposits in or for the amount of, or credit extended by the Lender; provided, however, that the foregoing shall not include any increase in the rate of tax payable on the overall net income or capital gains of the Lender as a result of any change in the manner in which the Lender is required to allocate resources to this Agreement; or

      9.1.4 imposes or will impose on the Lender any other condition affecting any Loan Agreement or any Loan,

             and if as a result of any of the foregoing:

             (a) the cost to the Lender of making, funding or maintaining any such Loan is increased; or

             (b) the amount of principal, interest or other amount payable to or received by the Lender under any such Loan Agreement is reduced; or

             (c) the Lender makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount of any sum receivable by it from the Borrower hereunder or makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount of any such Loan, then subject to the following, and in each such case:


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             (i)  the Lender shall, as soon as practicable after becoming aware of such increased cost, reduced amount or payment made or foregone, give written notice to the Borrower, together with a certificate signed by two directors of the Lender or by any person empowered by the authorised signatories of the Lender on behalf of the Lender describing in reasonable detail the introduction or change or request which has occurred and the country or jurisdiction concerned and the nature and date thereof and describing the connection between such introduction, change or request and such increased cost, reduced amount or payment made or foregone, and setting out in reasonable detail the basis on which such amount has been calculated, and providing all relevant reasonable supporting documents describing such matters; and

             (ii) the Borrower, in the case of sub-clauses (a) and (c) above, shall within 30 days of receiving a written demand from the Lender, pay to the Lender such additional amount as shall be necessary to compensate the Lender for such increased cost, and, in the case of sub-clause (b) above, at the time the amount so reduced would otherwise have been payable, pay to the Lender such additional amount as shall be necessary to compensate the Lender for such reduction, payment or foregone interest or other return, provided however, that the amount of such increased cost, reduced amount or payment made or foregone shall be deemed not to exceed an amount equal to the proportion which is directly attributable to any such Loan Agreement, and provided further that this Clause 9.1 (Compensation) will not apply to or in respect of any matter for which the Lender has already been compensated under Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) or Clause
             6.3 (Withholding on Notes).

9.2   Mitigation

      In the event that the Lender becomes entitled to make a claim pursuant to Clause 9.1 (Compensation), the Lender shall consult in good faith with the Borrower and shall use reasonable efforts (based on the Lender's reasonable interpretation of any relevant tax, law, regulation, requirement, official directive, request, policy or guideline) to reduce, in whole or in part, the Borrower's obligations to pay any additional amount pursuant to such Clause, except that nothing in this Clause 9.2 (Mitigation) shall obligate the Lender to incur any costs or expenses in taking any action hereunder unless the Borrower agrees to reimburse the Lender such reasonably incurred and properly documented costs or expenses and the Lender shall be under no obligation to take any such action if, in its reasonable opinion, to do so might have any adverse effect upon its business, operations or financial condition or might be in breach of any provisions of any Funding Document.

10.   REPRESENTATIONS AND WARRANTIES

10.1  Representations and Warranties of the Borrower

      The Borrower does, and on each Warranty Date (unless expressly stated otherwise) shall be deemed to, represent and warrant to the Lender as follows, with the intent that such representations and warranties shall form the basis of the relevant Loan Agreement:

      10.1.1  Status

              The Borrower is duly incorporated and validly existing under Ukrainian law and each of its Subsidiaries is duly incorporated and validly existing under the law of its respective jurisdiction and has full power and authority to own, lease and operate its properties and conduct its business as currently conducted and, in the case of the Borrower, is able lawfully to execute and perform its obligations under the relevant Loan Agreement and to borrow Loans.


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      10.1.2  Governmental Approvals

              Save as provided in Clause 12.1 (Maintenance of Legal Validity), all actions or things required to be taken, fulfilled or done by the laws and regulations of Ukraine (including the obtaining of any authorisation, order, licence or qualification of or with any court or Agency) and all registrations, filings or notarisations required by the laws and regulations of Ukraine in order to ensure
              (a) that the Borrower is able to own its assets and carry on its business as currently conducted, (b) the due execution, delivery, validity and performance by the Borrower of the relevant Loan Agreement, (c) the compliance by the Borrower with all the provisions of the relevant Loan Agreement and (d) the consummation of all the transactions contemplated by the relevant Loan Agreement has been (or will, on or before each Warranty Date, have been) obtained, fulfilled or done and is (or will, on or before each Warranty Date, be) in full force and effect.

      10.1.3  Corporate Approvals

              The Borrower has taken all necessary corporate action required to authorise the borrowing of the relevant Loan on the terms and subject to the conditions of the relevant Loan Agreement and to authorise the execution and delivery of the relevant Loan Agreement and other Funding Documents and all other documents to be executed and delivered by it in connection with the relevant Loan Agreement, and the performance of the relevant Loan Agreement in accordance with its terms.

      10.1.4  Pari Passu Obligations

              Under the laws of Ukraine in force at the date of this Agreement, the claims of the Lender against the Borrower under the relevant Loan Agreement will rank at least pari passu in right of payment with the claims of all its other unsecured creditors, save those whose claims are preferred by any bankruptcy, insolvency, liquidation, moratorium or similar laws of general application.

      10.1.5  No Deduction

              Without prejudice to the provisions of Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts), under the laws of Ukraine in force at the date of this Agreement, in accordance with the terms of the Double Tax Treaty and subject to the due satisfaction by the payee of certain conditions set forth therein and of certain requirements of applicable Ukrainian legislation, in particular as provided in Clause 6.9 (Delivery of Forms and Other Instruments) payments of interest by the Borrower to the Lender under the relevant Loan Agreement may be made without deduction on account of the generally applicable withholding tax (at a rate of 15 per cent.) established by applicable Ukrainian legislation.

      10.1.6  Admissibility in Evidence

              All acts, conditions and things required to be, fulfilled and performed (other than by the Lender) to make this Agreement admissible in evidence in Ukraine (whether in arbitration proceedings or otherwise) have been done, fulfilled and performed.

      10.1.7  Governing Law

              Under the laws of Ukraine in force at the date of this Agreement, in any proceedings (whether arbitration or otherwise) taken in Ukraine in relation to any Loan Agreement, the choice of English law as the governing law of any such Loan Agreement and any arbitral award with respect to any such Loan Agreement obtained in the United Kingdom


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              will be recognised and enforced in Ukraine, after compliance with the applicable procedural rules in Ukraine.

      10.1.8  Valid and Binding Obligations

              The obligations expressed to be assumed by the Borrower in the Funding Documents and in the relevant Loan Agreement (upon registration of the relevant respective Loan Agreement with the
              NBU) are or will be legal, valid and binding, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation moratorium and similar laws relating to or affecting creditors' rights generally and to general principles of equity, enforceable against it in accordance with its terms.

      10.1.9  No Stamp Taxes

              Under the laws of Ukraine in force at the date of this Agreement, the execution and delivery of the relevant Loan Agreement and other Funding Documents to which it is a party is not subject to any registration tax, transfer tax, stamp duty or similar levy in Ukraine and payments hereunder are, if the representations in Clause 6.6 (Lender's Representations and Covenants) are true, not subject to Ukrainian withholding tax.

      10.1.10 No Default

              No event has occurred or circumstance has arisen which might (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an Event of Default or a Potential Event of Default under any Loan Agreement and no such event will occur upon the making of any relevant Loan.

      10.1.11 No Bankruptcy or Winding-up Proceedings

              Neither the Borrower, nor any of its Subsidiaries, is in the process of liquidation, bankruptcy or temporary administration or has taken any corporate action nor, to the best of the knowledge and belief of the Borrower, have any other steps been taken or legal proceedings started or threatened in writing against the Borrower or any of its Subsidiaries for its or their bankruptcy, winding-up, dissolution, external administration or reorganisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its or their assets or revenues.

      10.1.12 No Material Proceedings

              There are no legal or administrative or arbitration proceedings current or pending or, to the best of the knowledge and belief of the Borrower having made due and careful enquiries, threatened before any court, tribunal, arbitration panel or Agency to which the Borrower or any of its Subsidiaries is subject which prohibit the execution and delivery of this Agreement or the Borrower's or its Subsidiaries' compliance with its obligations hereunder or might reasonably be expected to have, in the singular or in the aggregate, a Material Adverse Effect.

      10.1.13 No Material Adverse Change

              Save as disclosed in the Prospectus, since 31 December 2007 there has been no material adverse change, or any development involving a prospective material adverse change of which the Borrower is or might reasonably be expected to be aware, in the business, financial condition or results of operations of the Borrower.


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      10.1.14 Financial Statements

              The Borrower's audited financial statements for the years ended 31 December 2007, and 2006 and 2005 and its reviewed condensed interim balance sheet, income statement, statement of changes in equity and cash flows as at and for the three months ended 31 March 2008, were prepared in accordance with IFRS and present fairly in all material respects the financial position and the results of operations of the Borrower as at the dates for the period in respect of which they have been prepared.

      10.1.15 Execution of Agreements

              The Borrower's execution and delivery of the relevant Loan Agreement and the other Funding Documents to which it is a party and its exercise of its rights and performance of its obligations hereunder and under such other Funding Documents do not and will not:

              10.1.15.1 violate or conflict with any existing applicable law, rule, regulation, judgment, order, directive or decree of any Agency binding upon the Borrower or any of its Subsidiaries;

              10.1.15.2 conflict with or result in a breach of any of the terms of, or constitute a default under, any material instrument, agreement or order to which the Borrower or any of its Subsidiaries is a party or by which it or its properties is bound;

              10.1.15.3 conflict with the provisions of the constitutional documents of the Borrower or any of its Subsidiaries or any resolution of its shareholders; or

              10.1.15.4 give rise to any event of default or moratorium in respect of any of the obligations of the Borrower, in each case to an extent or in a manner which has or is capable of having a Material Adverse Effect or create any Security Interest or other encumbrance in respect of any of the assets of the Borrower or any of its Subsidiaries.

      10.1.16 Compliance with Laws

              The Borrower is in compliance with, in all material respects, all applicable provisions of the laws and regulations of Ukraine.

      10.1.17 U.S. Securities Laws

              With respect to the offer and sale of each Series of Notes, neither the Borrower nor any of its Affiliates nor any Person acting on its or their behalf (other than the Dealers, on behalf of whom the Borrower makes no representation) has engaged or will engage in any directed selling efforts (as defined in Regulation S under the U.S. Securities Act of 1933, as amended);

      10.1.18 No Immunity

              Neither the Borrower nor its respective property has any right of immunity from suit, execution, attachment or other legal process on the grounds of sovereignty or otherwise in respect of any action or proceeding relating in any way to this Agreement or any Loan Agreement.

10.2  Representations and Warranties of the Lender

      The Lender does, and on each Warranty Date (unless expressly stated otherwise) shall be deemed to, represent and warrant to the Borrower as follows, including the representations set out in Clause 6.6 (Lender's Representations and Covenants), with the intent that such shall form the basis of the relevant Loan Agreement;


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      10.2.1  Status and Capacity

              The Lender is duly incorporated under the laws of the United Kingdom and has full power and capacity to execute the relevant Loan Agreement, the Funding Documents and all other documents to be executed and delivered in connection with the relevant Loan Agreement and to undertake and perform the obligations expressed to be assumed by it herein and therein and the Lender has taken all necessary action to approve and authorise the same.

      10.2.2  Execution of Agreement

              The execution of the relevant Loan Agreement, other Funding Documents and the undertaking and performance by the Lender of the obligations expressed to be assumed by it herein and therein will not conflict with, or result in a breach of or default under, the laws of England and Wales or any agreement or instrument to which it is a party or by which it is bound or in respect of indebtedness in relation to which it is a surety.

      10.2.3  Valid and Binding Obligations

              The relevant Loan Agreement and other Funding Documents constitute legal, valid and binding obligations of the Lender enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, liquidation, administration, moratorium, reorganisation and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

      10.2.4  Corporate Approvals

              All authorisations, consents, approvals and actions required by the Lender for or in connection with the execution of the relevant Loan Agreement, other Funding Documents and all other documents to be executed and delivered in connection with the relevant Loan Agreement and the performance by the Lender of the obligations expressed to be undertaken by it herein and therein have been obtained and are in full force and effect.

      10.2.5  Principal Activity

              The principal activity of the Lender is to participate in securities issues and provide services related to such issues and to make loans to the Borrower with the proceeds of such issues.

11.   INFORMATION

11.1  Delivery

      The Borrower shall supply or procure to be supplied to the Lender (in sufficient copies as may reasonably be required by the Lender) all such information as the Stock Exchange (or any other or further stock exchange or stock exchanges or any other relevant authority or authorities on which the Notes may, from time to time, be listed and/or admitted to trading) may require in connection with the listing or admittance to trading of the Notes.

12.   COVENANTS

      The covenants in this Clause 12 (Covenants) remain in force for so long as any amount remains outstanding under any Loan Agreement.

12.1  Maintenance of Legal Validity

      The Borrower shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents and make or cause to be made all registrations, recordings and filings required in or by the laws and regulations of Ukraine to


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      enable it lawfully to enter into and perform its obligations under the relevant Loan Agreement to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in Ukraine of the relevant Loan Agreement.

12.2  Notification of Default

      The Borrower shall inform the Lender and the Trustee promptly on becoming aware of the occurrence of any Event of Default or Potential Event of Default and within five calendar days of a written request to that effect from the Lender or the Trustee, confirm to the Lender and the Trustee that, save as previously notified to the Lender or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred.

12.3  Claims Pari Passu

      The Borrower shall ensure that at all times the claims of the Lender and the Trustee against it under the relevant Loan Agreement rank at least pari passu in right of payment with the claims of all other unsubordinated creditors of the Borrower, save for those claims that are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

12.4  Negative Pledge of the Borrower

      The Borrower shall not, and shall not permit any of its Material Subsidiaries, directly or indirectly, to create, incur or suffer to exist any Security Interests, other than Permitted Security Interests, on any of its or their assets, now owned or hereafter acquired, securing any Indebtedness or any Guarantee of any Indebtedness, unless any respective Loan is secured equally and rateably with such other Indebtedness or Guarantee or otherwise as approved by the Lender and the Trustee.

12.5  Mergers

      12.5.1 The Borrower shall not, and shall ensure that none of its Material Subsidiaries will, without the prior written consent of the Lender, enter into any, or participate in any other type of Corporate Restructuring, if any such Corporate Restructuring would result in a Material Adverse Effect, provided that, the Borrower may in a single transaction or a series of related transactions, directly or indirectly, consolidate or merge with or into, or convey, transfer, lease, or otherwise dispose of, all or substantially all of the Borrower's properties or assets (determined on a consolidated basis), to any Subsidiary of the Borrower, where the resulting, surviving or transferee Person (the "Successor Entity"), shall be the Borrower or, if not the Borrower, shall be a Person organised and validly existing under the laws of Ukraine and such Successor Entity, if not the Borrower, shall expressly assume, by an agreement supplemental to this Agreement in form and substance satisfactory to the Lender and the Trustee, executed and delivered to the Lender and the Trustee, the due and punctual payment of the principal and interest under the relevant Loan Agreement and the performance and observance of every covenant of the Borrower under the relevant Loan Agreement.

      12.5.2 For the avoidance of doubt, any such Corporate Restructuring or other type of Corporate Restructuring contemplated by this Clause
              12.5 (Mergers) shall be considered as having a Material Adverse Effect for the purposes of this Clause 12.5 (Mergers) in the event that it leads to a downgrading of either the senior unsecured issuer rating given to the Borrower by any Rating Agency or, in the case of the circumstances above where the Borrower is not the surviving entity following such reorganisation or other type of Corporate Restructuring, the ratings granted to the surviving entity immediately following such reorganisation or other type of Corporate Restructuring by the rating agencies are lower than the ratings granted to the Borrower by each of the Rating Agencies immediately prior to such reorganisation or other type or corporate reorganisation.


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12.6  Disposals

      12.6.1 The Borrower shall not, and shall ensure that none of its Material Subsidiaries will, within a 12 month period, sell, lease, transfer or otherwise dispose of, to a Person other than the Borrower or a Subsidiary of the Borrower, as the case may be, by one or more transactions or series of transactions (whether related or not), the whole or any part of its assets which together constitute more than 10 per cent. of the total assets of the Borrower (as determined by reference to the latest IFRS audited financial statements of the Borrower) unless such transaction(s) is/are (a) made on an arm's-length basis and on commercially reasonable terms as determined in its sole discretion by an Independent Appraiser and (b) has/have been approved by a decision adopted by the competent governing body of the Borrower, or as the case may be, a Subsidiary.

      12.6.2 For the avoidance of doubt, this Clause 12.6 (Disposals) shall not apply to any revenues or assets (or any part thereof) the subject of any securitisation of receivables, asset-backed financing or similar financing structure originated by the Borrower whereby all payment obligations are to be discharged solely from such assets or revenues, provided that the aggregate value of such assets or revenues which are the subject of all such securitisation of receivables, asset-backed financing or similar financing structures, when added to the aggregate value of assets or revenues subject to any Security Interests described under (j) in the definition of "Permitted Security Interests" and permitted under the terms of this Agreement, does not at any time exceed 10 per cent. of the total assets of the Borrower (as determined by reference to the latest IFRS audited financial statements of the Borrower).

12.7  Transactions with Affiliates

      12.7.1 The Borrower shall not, and shall ensure that none of its Subsidiaries, directly or indirectly, conduct any business, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate (an "Affiliate Transaction"), including intercompany loans, unless the terms of such Affiliate Transaction are (taking into account the standing and credit rating of the relevant Affiliate) no less favourable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Borrower or any of its Subsidiaries.

      12.7.2 With respect to an Affiliate Transaction or any series of related Affiliate Transactions involving aggregate payments or a value exceeding 35 per cent. of the Group's assets (as determined by reference to the latest IFRS audited financial statements of the Borrower), the Borrower shall deliver to the Lender and the Trustee a written opinion from an Independent Appraiser to the effect that such Affiliate Transaction is fair, from a financial point of view, to the Borrower.

      12.7.3  This Clause 12.7 (Transactions with Affiliates) shall not apply to
              (a) any Affiliate Transaction made pursuant to a contract existing on the date hereof and advised in writing to the Lender (excluding any amendments or modifications thereof made after the date hereof); (b) transactions between or among all or any of the Borrower and/or any of its Subsidiaries; or (c) any compensation or employee benefit arrangements with any officer or director of the Borrower or any of its Subsidiaries, as the case may be, arising as a result of their employment contract.

12.8  Payment of Taxes and Other Claims

      The Borrower shall, and shall ensure that its Subsidiaries pay or discharge or cause to be paid or discharged, before the same shall become overdue all Taxes, assessments and governmental charges levied or imposed upon, or upon the income, profits or property of the Borrower and its


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      Subsidiaries; provided that, none of the Borrower nor any Subsidiary shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with IFRS or other appropriate provision has been made or (b) whose amount, together with all such other unpaid or undischarged Taxes, assessments, charges and claims, does not in the aggregate exceed U.S.$1,000,000 (or its equivalent in any other currency), plus the amount of any Tax credit to which the Borrower is entitled under the applicable tax law or regulation.

12.9  Financial Information

      12.9.1 The Borrower hereby undertakes that it will deliver to the Lender and the Trustee within 180 days after the end of each of its financial years, copies of the Borrower's audited consolidated, as the case may be, financial statements for such financial year, prepared in accordance with IFRS and together with the report of the Auditors thereon.

      12.9.2 The Borrower hereby undertakes that it will deliver to the Lender and the Trustee within 120 days after the end of the second quarter of each of its financial years, copies of the Borrower's reviewed financial statements for six months, prepared in accordance with IFRS, together with the review report of the Auditors thereon. To the extent that the Borrower produces quarterly unaudited financial statements ("Quarterly Statements"), prepared in accordance with IFRS, the Borrower further undertakes to provide copies of such Quarterly Statements within three months after the end of each quarter.

      12.9.3 The Borrower hereby undertakes that it will deliver to the Lender and the Trustee, without undue delay, such additional information regarding the financial position or the business of the Borrower as the Lender or the Trustee may reasonably request, including providing certification to the Trustee pursuant to the Trust Deed.

12.10 Maintenance of Capital Adequacy

      The Borrower shall not, and shall ensure that each Material Subsidiary which carries on a Banking Business shall not, permit its capital adequacy ratio to fall below the minimum capital adequacy ratio required by the NBU (in the case of the Borrower and any Subsidiary which carries on a Banking Business in Ukraine) or the relevant banking authority responsible for setting and supervising capital adequacy requirements for financial institutions in the jurisdiction in which the Borrower or any Material Subsidiary carries out its Banking Business outside Ukraine.

12.11 Limitation on Restricted Payments

      The Borrower will not make any payments by way of dividends, cash or otherwise, or make any other distributions (whether by way of redemption, acquisition or otherwise) in respect of its share capital (a) at any time when there exists an Event of Default or a Potential Event of Default or
      (b) at any time when no such Event of Default or Potential Event of Default exists, (i) more frequently than once during any calendar year or
      (ii) in an aggregate amount exceeding 50 per cent. of the Borrower's net income for the latest period, calculated in accordance with IFRS, for which purpose, the amount of the Borrower's net income shall be determined by reference to its audited financial statements of the latest period. The foregoing limitation shall not apply to distributions of fully paid common shares of the Borrower.

12.12 Limitation on restrictions on distributions from Subsidiaries

      The Borrower shall not, and shall not permit any of its Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any
      Subsidiary:

      (a) to pay dividends or make any other distributions on its share capital;


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      (b)  to make any loans or advances or pay any Indebtedness owed to the
           Borrower; or

      (c)  to transfer any of its property or assets to the Borrower;

      other than encumbrances or restrictions existing under applicable law, any Funding Document or any other agreement in effect prior to the date hereof and advised in writing to the Lender.

12.13 Compliance with NBU Regulations

      The Borrower hereby undertakes that it will comply with all NBU rules and regulations applicable to banks, including but not limited to, the maximum credit risk per one counterparty and the maximum amount of loans, guarantees and sureties provided to one insider (as such terms are defined in the rules and regulations promulgated by the NBU from time to time) to the extent that failure to comply with such rules and regulations could not be reasonably expected have resulted in a Material Adverse Effect.

12.14 Compliance Certificates

      On each relevant Loan Interest Payment Date, the Borrower shall deliver to the Lender and the Trustee written notice in the form of an Officers' Certificate stating whether any Potential Event of Default or Event of Default has occurred and, if it has occurred and shall be continuing, the action the Borrower is taking or proposes to take with respect thereto.

13.   EVENTS OF DEFAULT

      Each of Clauses 13.1 (Failure to Pay) to 13.9 (Analogous Events) (inclusive) describes the circumstances which constitute an Event of Default. If one or more Events of Default shall occur, the Lender shall be entitled to the remedies set forth in Clause 13.10 (Acceleration).

13.1  Failure to Pay

      The Borrower fails to pay any sum due from it under any Loan Agreement at the time, in the currency and in the manner specified herein, and such failure is not remedied within five Business Days of the due date for payment.

13.2  Obligations

      The Borrower fails duly to perform or comply with, or is otherwise in breach of any other of its obligations (other than set out in Clause 13.1 (Failure to Pay)) or covenants expressed to be assumed by it in the relevant Loan Agreement and such failure or breach is not remedied within 15 Business Days after the Lender (and, following a Relevant Event, the Trustee) has given notice of it to the Borrower requiring the same to be remedied.

13.3  Cross Default

      Any Indebtedness of the Borrower or any of its Material Subsidiaries becomes (or becomes capable of being declared) due and payable prior to the stated maturity thereof (other than at the option of the debtor) or the Borrower or any of its Material Subsidiaries shall fail to make any payment of principal in respect of any Indebtedness of the Borrower or any of its Material Subsidiaries on the date on which such payment is due and payable or at the expiration of any grace period originally applicable thereto or the Borrower, or any of its Material Subsidiaries shall fail to honour any payment under any Guarantee of any Indebtedness, unless the individual or aggregate amount of Indebtedness relating to any/or all the above events is less than U.S.$10,000,000 (or its equivalent in any other currency).


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13.4  Validity and Illegality

      The validity of any Loan Agreement is contested by the Borrower or the Borrower shall deny any of its obligations under any Loan Agreement or (save as provided in Clause 12.1 (Maintenance of Legal Validity)) it is, or will become, unlawful for the Borrower to perform or comply with any of its obligations under any Loan Agreement or any of such obligations shall become unenforceable or cease to be legal, valid and binding or the Borrower is prohibited or enjoined by court order or other judicial proceeding or act of any Agency of any state from performing any of its obligations under any Loan Agreement in a manner which has a material adverse effect on the rights or claims of the Lender or, following a Relevant Event, the Trustee under such Loan Agreement.

13.5  Authorisations

      Any regulation, decree, consent, approval, licence or other authority necessary to enable the Borrower to enter into or (save as provided in Clause 12.1 (Maintenance of Legal Validity)) perform its obligations under any Loan Agreement or for the validity or enforceability thereof shall expire or be withheld, revoked or terminated or otherwise cease to remain in full force and effect or shall be modified in a manner which adversely affects any rights or claims of the Lender or, following a Relevant Event, the Trustee under such Loan Agreement.

13.6  Revocation of Licence; Insolvency

      13.6.1 The occurrence of any of the following events: (a) revocation of the general banking licence of the Borrower or, if applicable, of any of its Material Subsidiaries; (b) any of the Borrower or any of its Material Subsidiaries seeking, consenting or acquiescing in the introduction of proceedings for its liquidation or bankruptcy or the appointment of a liquidation commission or a similar officer of any of the Borrower or any of its Material Subsidiaries, as the case may be; (c) the presentation or filing of a petition in respect of any of the Borrower or any of its Material Subsidiaries in any court, arbitration court or before any Agency alleging or for the bankruptcy, insolvency, dissolution, liquidation (or any analogous proceeding) of any of the Borrower or any of its Material Subsidiaries; (d) the institution of the supervision, external management, bankruptcy management of any of the Borrower or any of its Material Subsidiaries; (e) the convening or announcement of an intention to convene a meeting of creditors of any of the Borrower or any of its Material Subsidiaries for the purposes of considering an amicable settlement and/or (f) any extra judicial liquidation or analogous act in respect of any of the Borrower or any of its Subsidiaries by any Agency in or of Ukraine.

      13.6.2 The Borrower or any of its Material Subsidiaries (a) fails or is unable to pay its debts generally as they become due, or (b) consents by answer or otherwise to the commencement against it of an involuntary case in bankruptcy or any other such action or proceeding or to the appointment of a custodian of it or for any substantial part of its property or (c) a court of competent jurisdiction enters an order for relief or a decree in an involuntary case in bankruptcy or any other such action or proceeding or for the appointment of a custodian in respect of the Borrower or any of its Material Subsidiaries or any part of their property.

      13.6.3 The shareholders of the Borrower shall have approved any plan of liquidation or dissolution of the Borrower.

13.7  Unsatisfied Judgments

      The aggregate amount of unsatisfied judgments, decrees or orders of courts or other appropriate law-enforcement bodies (from which no further appeal or judicial review is permissible under applicable law) for the payment of money against the Borrower and/or any Material Subsidiaries of the Borrower exceeds U.S.$5,000,000 or the equivalent thereof in any other currency or currencies and following the entry thereof (or, if later, the date therein specified for payment) all


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      such judgments, decrees or orders are not discharged, waived or the execution thereof stayed within 60 days.

13.8  Business

      The Borrower ceases to carry on the principal business, as described in the Prospectus, it carried on at the date hereof.

13.9  Analogous Events

      Any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in Clauses 13.4 (Validity and Illegality) to 13.7 (Unsatisfied Judgments).

13.10 Acceleration

      If an Event of Default has occurred and is continuing, the Lender and/or the Trustee may by written notice to the Borrower declare all outstanding amounts payable under any relevant Loan Agreement to be immediately due and payable (whereupon the same shall become immediately due and payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or declare all outstanding amounts payable under any relevant Loan Agreement to be due and payable on demand of the Lender and/or the Trustee.

13.11 Amounts Due on Demand

      If, pursuant to Clause 13.10 (Acceleration), the Lender or the Trustee declares all outstanding amounts payable under any relevant Loan Agreement to be due and payable on demand of the Lender or the Trustee, then, and at any time thereafter, the Lender or the Trustee may by written notice to the Borrower require repayment of all outstanding amounts payable under any relevant Loan Agreement on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify in such notice.

14.   DEFAULT INTEREST AND INDEMNITY

14.1  Default Interest

      If any sum due and payable by the Borrower hereunder is not paid on the due date therefor in accordance with the provisions of Clause 5.1 (Repayment), interest will continue to accrue on such sum at a rate per annum equal to the Rate of Interest up to but excluding the date on which it is paid by the Borrower.

14.2  The Borrower's Indemnity

      14.2.1 The Borrower undertakes to the Lender, that if the Lender, any of its Subsidiaries, or any director, officer, employee or agent of the Lender or any such Subsidiaries or any person controlling the Lender within the meaning of the United States securities laws, or the Trustee (each an "indemnified party") incurs any loss, liability, cost, claim, charge, expense (including, without limitation, legal fees, costs and expenses and any VAT thereon) (a "Loss") as a result of or in connection with any breach of representation or warranty under and in any manner in relation to this Agreement or any Loan Agreement or any other Funding Documents, any Event of Default or Potential Event of Default under and in any manner in relation to this Agreement or any Loan Agreement (or enforcement thereof), or the issue, constitution, sale, listing, admission to trading or enforcement of the Notes being outstanding or any combination of any of the foregoing, then the Borrower shall pay to the Lender on demand an amount equal to such Loss and all costs, charges and expenses which it or any indemnified party may pay or incur in


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              connection with investigating, disputing or defending any such action or claim as such costs, charges and expenses are incurred.

      14.2.2 The indemnity in Clause 14.2.1 (The Borrower's Indemnity) does not apply to Loss (i) which is caused by an indemnified party's gross negligence, wilful misconduct or wilful default, provided that the Borrower hereby confirms that the Lender's entering into any Loan Agreement or any other Funding Documents or related documentation with full knowledge of the rights and obligations relating thereto shall not constitute negligence of the Lender for the purposes of this exception or (ii) which is recovered under Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) or (iii) where an indemnity is sought already under Clause 6.3 (Withholding on Notes), Clause 9 (Change In Law or Increase In Cost) or Clause 16 (Costs and Expenses).

      14.2.3 The Lender shall not have any duty or obligation, whether as fiduciary or trustee or otherwise, for any indemnified party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause 14.2 (The Borrower's Indemnity).

14.3  Independent Obligation

      Clause 14.2 (The Borrower's Indemnity) constitutes a separate and independent obligation of the Borrower from its other obligations under or in connection with the relevant Loan Agreement or any other obligations of the Borrower thereunder and shall not affect, or be construed to affect, any other provision of any Loan Agreement or any such other obligations.

14.4  Evidence of Loss

      A certificate of the Lender, supported by relevant documentation, setting forth the amount of Loss described in Clause 14.2 (The Borrower's Indemnity) and specifying in full detail the basis therefor shall, in the absence of manifest error, gross negligence or wilful default, be evidence of the amount of such Loss.

14.5  Survival

      The obligations of the Borrower pursuant to Clauses 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts), 6.3 (Withholding on Notes), 6.11 (No Set-Off) and 14.2 (The Borrower's Indemnity) shall survive the execution and delivery of the relevant Loan Agreement and the drawdown and repayment of any relevant Loan.

15.   CURRENCY OF ACCOUNT AND PAYMENT

15.1  Currency Indemnity

      If any sum due from the Borrower under any Loan Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless the Lender to whom such sum is due from and against any loss suffered or reasonably incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.


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16.   COSTS AND EXPENSES

16.1  Transaction Expenses and Fees

      The Borrower shall, pursuant to Clause 3.2 (Facility Fee) and each relevant Loan Agreement, pay the Lender the Facility Fee in the Specified Currency incurred and properly documented by the Lender in connection with the extension of the Loan.

16.2  Preservation and Enforcement of Rights

      The Borrower shall, from time to time on written demand by the Lender, reimburse the Lender for all reasonably incurred and properly documented costs and expenses (including legal fees and expenses) together with any VAT thereon properly incurred in or in connection with the preservation and/or enforcement of any of its rights under any Loan Agreement (except where the relevant claim is successfully defended by the Borrower).

16.3  Stamp Taxes

      The Borrower shall pay all stamp, registration and other similar duties or taxes (including any interest or penalties thereon or in connection therewith) to which any Funding Document or any judgement given against the Borrower in connection therewith is or at any time may be subject and shall, from time to time on written demand by the Lender, indemnify the Lender against any reasonably incurred and properly documented liabilities, losses, costs, expenses (including, without limitation, legal fees and any applicable value added tax) and claims, actions or demand resulting from any failure to pay or any delay in paying any such duty or Tax.

16.4  Costs Relating to Amendments and Waivers

      The Borrower shall, from time to time on written demand of the Lender (or the Trustee) (and without prejudice to the provisions of Clause 14.2 (The Borrower's Indemnity) and Clause 16.2 (Preservation and Enforcement of Rights)) compensate the Lender (and, as the case may be, the Trustee) at such daily and/or hourly rates as the Lender (or, as the case may be, the Trustee) shall from time to time reasonably determine for all time expended by the Lender (or, as the case may be, the Trustee), their respective directors, officers and employees, and for all reasonably incurred and properly documented costs and expenses (including telephone, fax, copying and travel costs) they may incur, in connection with the Lender (and, as the case may be, the Trustee) taking such action as it may consider appropriate in connection with:

      16.4.1 any meeting of Noteholders or the granting or proposed granting of any waiver or consent requested under any Loan Agreement by the Borrower;

      16.4.2 any actual or potential breach by the Borrower of any of its obligations under any Loan Agreement;

      16.4.3 the occurrence of any event which is an Event of Default or a Potential Event of Default; or

      16.4.4 any amendment or proposed amendment to any Loan Agreement or any other Funding Document requested by the Borrower.

      In that regard, the Lender shall, promptly upon request by the Borrower, convene a meeting of Noteholders in accordance with the terms and conditions of the notes and the provisions of the Funding Documents.

16.5  Act of Acceptance

      Any reimbursement or indemnification of any costs and expenses in connection with this Agreement or any Loan Agreement, including, but not limiting to costs and expenses mentioned in


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      Clauses 6.1 (Making of Payments), 6.5 (Mitigation), 9.2 (Mitigation), 16.2
      (Preservation and Enforcement of Rights) and 16.4 (Costs Relating to Amendments and Waivers) shall be made by the Borrower following receipt of a relevant invoice from the Lender setting out in detail the nature of such costs and expenses and calculation of each relevant payment. In addition, in each such case the Borrower and the Lender shall enter into and sign the respective Act of Acceptance as provided in Clause 3.5 (Act of Acceptance).

17.   ASSIGNMENTS AND TRANSFERS

17.1  Binding Agreement

      Each Loan Agreement shall be binding upon and ensure to the benefit of each party thereto and its or any subsequent successors and permitted assigns.

17.2  No Assignments and Transfers by the Borrower

      The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

17.3  Assignments by the Lender

      The Lender may not assign or transfer, in whole or in part, any of its rights and benefits or obligations hereunder except for the charge by way of first fixed charge granted by the Lender in favour of the Trustee of certain of the Lender's rights and benefits hereunder and to the Account and the absolute assignment by way of security by the Lender to the Trustee of certain rights, interest and benefits hereunder and to the Account, in each case pursuant to the Funding Documents.

18.   CALCULATIONS AND EVIDENCE OF DEBT

18.1  Evidence of Debt

      The Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder and in any legal action or proceeding arising out of or in connection with this Agreement or any Loan Agreement, in the absence of manifest error and subject to the provision by the Lender to the Borrower of written information describing in reasonable detail the calculation or computation of such amounts together with the relevant supporting documents evidencing the matters described therein, the entries made in such accounts shall be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded.

18.2  Change of Circumstance Certificates

      A certificate signed by two authorised signatories of the Lender describing in reasonable detail the amount by which a sum payable to it hereunder is to be increased under Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) or the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 6.3 (Withholding on Notes) or Clause 9 (Change In Law or Increase In Cost) or Clause 14.2 (The Borrower's Indemnity) shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the specified obligations of the Borrower.

19.   REMEDIES AND WAIVERS, PARTIAL INVALIDITY

19.1  Remedies and Waivers

      No failure by the Lender or the Trustee to exercise, nor any delay by the Lender or the Trustee in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise


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      of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

19.2  Partial Invalidity

      If, at any time, any provision of this Agreement or any Loan Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement or such Loan Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

20.   NOTICES; LANGUAGE

20.1  Written Notice

      All notices, requests, demands or other communication to be made under this Agreement or any Loan Agreement shall be in writing and, unless otherwise stated, shall be delivered by fax or post.

20.2  Giving of Notice

      20.2.1 Any communication or document to be delivered by one person to another pursuant to this Agreement or any Loan Agreement shall (unless that other person has by 15 days written notice specified another address) be made or delivered to that other person, addressed as follows:

              (a)  If to the Borrower:
                   Closed Joint-Stock Company "ALFA-BANK"
                   4/6 Desyatynna Street
                   Kyiv
                   Ukraine
                   Attention: Mr Andriy Volkov (the Chairman of the Board),
                              Mr Andriy Bobyshev and Mr Igor Tykhonov (Treasury and Capital Markets)
                   Fax: +380 44 4991035

              (b)  If to the Lender
                   Ukraine Issuance plc
                   35 Great St. Helen's
                   London
                   EC3A 6AP
                   Attention: The Directors
                   Fax: +44(0) 207 398 6325

      20.2.2 Each communication and document to be made or delivered by one party to another pursuant to this Agreement or any Loan Agreement shall, unless that other party has by 15 calendar days' written notice to the same specified another address or fax number, be made or delivered to that other party at the address or fax number specified in this Clause 20.2.2 (Giving of Notice) and shall be effective upon receipt by the addressee on a business day on the city of the recipient; provided that, (a) any such communication or document which would otherwise take effect after 4:00 p.m. on any particular day shall not take effect until 10:00 a.m. on the immediately succeeding business day in the city of the addressee and (b) any communication or document to be made or delivered by one party to the other party shall be effective only when received by such other party and then only if the same is expressly marked for the attention of the department or officer identified with such other party's signature below, or such other department or officer as such other party shall from time to time specify for this purpose.


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20.3  English Language

      Each communication and document delivered by one party to another pursuant to this Agreement or any Loan Agreement shall be in the English language or accompanied by a translation into English certified (by an officer of the person delivering the same) as being a true and accurate translation. In the event of any discrepancies between the English and Ukrainian versions of such communication or document, or any dispute regarding the interpretation of any provision in the English or Ukrainian versions of such communication or document, the English version of such communication or document shall prevail, unless the document is a statutory or other official document.

20.4  Language of Agreement

      This Agreement has been executed in both the English language and the Ukrainian language. In the event of any discrepancies between the English and Ukrainian versions thereof, or any dispute regarding the interpretation of any provision in the English or Ukrainian versions hereof, the English version shall prevail and any question of interpretation shall be addressed solely in the English language.

21.   GOVERNING LAW, ARBITRATION AND JURISDICTION

21.1  English Law

      This Agreement is governed by, and shall be construed in accordance with, English law.

21.2  Arbitration

      Subject to Clause 21.3 (English Courts), any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including a claim, dispute or difference regarding the existence, termination or validity of this Agreement) (a "Dispute") shall be referred to and finally settled by arbitration in accordance with the rules of the London Court of International Arbitration (the "Rules") as at present in force and as modified by this Clause 21.2 (Arbitration), which Rules shall be deemed incorporated in this Clause 21.2 (Arbitration). The number of arbitrators shall be three. Each party shall nominate one arbitrator and the two party nominated arbitrators shall jointly nominate the third, who will act as the chairman. The seat of arbitration shall be London, England and the language of the arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

21.3  English Courts

      At any time before the Lender has nominated an arbitrator to resolve any Dispute or Disputes pursuant to Clause 21.2 (Arbitration), the Lender may, at its sole option, elect by notice in writing to the Borrower that such Dispute(s) shall instead be heard by the courts of England or by any other court of competent jurisdiction, as more particularly described below. Following any such election, no arbitral tribunal shall have jurisdiction in respect of such Dispute(s). In the event that the Lender serves a written notice of election in respect of any Dispute(s) pursuant to this Clause 21.3 (English Courts), the Borrower agrees for the benefit of the Lender that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with this Agreement ("Proceedings") and, for such purposes, irrevocably submits to the jurisdiction of such courts. Nothing in this Clause 21.3 (English Courts) shall (or shall be construed so as to) limit the right of the Lender to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings by the Lender in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.


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21.4  Appropriate Forum

      For the purposes of Clause 21.3 (English Courts), the Borrower irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and by which agrees not to claim that any such court is not a convenient or appropriate forum.

21.5  Service of Process

      The Borrower agrees that the service of process relating to any Proceedings in England and Wales may be made by delivery to Law Debenture Corporate Services Limited, at its registered office, currently located at 5th Floor, 100 Wood Street, London EC2V 7EX. If such person is not or ceases to be effectively appointed to accept service of process, the Borrower shall (a) immediately notify the Trustee and (b) promptly appoint a further person in England and Wales to accept service of process on its behalf and, failing such appointment within 15 days of the notification referred to in (a) above, the Lender shall be entitled to appoint such a person by written notice to the Borrower. Nothing in this Clause 21.5 (Service of Process) shall affect the right of the Trustee, the Agents, the Corporate Services Provider or Lender to serve process in any other manner permitted by law.

21.6  Contracts (Rights of Third Parties) Act 1999

      A person who is not a party to this Agreement (a "third party") shall have no rights to enforce any of its provisions except that:

      21.6.1 a third party shall have those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

      21.6.2 each of Clauses 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts), 13.10 (Acceleration), 14.2 (The Borrower's Indemnity), 15.1 (Currency Indemnity) and 16.4 (Costs Relating to Amendments and Waivers) shall be enforceable by the Trustee as if it were a party to this Agreement.

22.   COUNTERPARTS

      This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the parties.

23.   PRESCRIPTION

      Subject to the Lender having received the principal amount thereof or interest thereon from the Borrower, the Lender shall forthwith repay to the Borrower, the principal amount or the interest amount thereon, respectively, of any Series of Notes upon such Series of Notes becoming void pursuant to Condition 9 (Prescription) of such Notes.

24.   AMENDMENTS

      Except as otherwise provided by its terms, this Agreement may not be varied except by an agreement in writing signed by the parties.


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AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

UKRAINE ISSUANCE PLC


By:                                     By:
    ---------------------------------       ------------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------


CLOSED JOINT-STOCK COMPANY "ALFA-BANK"


By:
    ---------------------------------
Title:
       ------------------------------


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

SCHEDULE I

FORM OF LOAN AGREEMENT

THIS LOAN AGREEMENT is made on [SIGNING DATE]

BETWEEN:

(1) CLOSED JOINT-STOCK COMPANY "ALFA-BANK", a joint-stock company incorporated under the laws of Ukraine, whose registered office is at 4/6 Desyatynna Street, Kyiv, Ukraine, with identification code 23494714, as borrower (the "Borrower") represented by [_], [_], acting on the basis of the [Charter]; and

(2) UKRAINE ISSUANCE PLC, a public limited company incorporated under the laws of England and Wales, whose registered office is at 35 Great St. Helen's, London EC3A 6AP, United Kingdom, as lender (the "Lender").

WHEREAS:

(A) The Borrower and the Lender entered into a framework agreement dated 23 July 2007 as amended and restated by the amended and restated framework agreement dated 27 May 2008 as further amended and restated by the amended and restated framework agreement dated 18 July 2008 (as may be further amended or supplemented from time to time, the "Framework Agreement") in respect of the Borrower's U.S.$2,000,000,000 Programme for the Issuance of Loan Participation Notes (the "Programme").

(B) The Borrower proposes to borrow [_] (the "Loan") and the Lender wishes to make such Loan on the terms set out in this Loan Agreement.

IT IS AGREED as follows:

1.   DEFINITIONS

     Capitalised terms used but not defined in this Loan Agreement shall have the meaning given to them in the Framework Agreement save to the extent supplemented or modified herein.

2.   ADDITIONAL DEFINITIONS

     For the purpose of this Loan Agreement, the following expressions used in the Framework Agreement shall have the following meanings:

     "Account" means the account in the name of the Lender (account number [_], [_]);

     "Borrower Account" means the account in the name of the Borrower (account number [_]);

     "Calculation Agent" means [_];

     "Closing Date" means [_];

     "Facility Fee" means [_];

     "Loan Agreement" means this Loan Agreement;

     "Repayment Date" means [_] [amend as required for Floating Rate Loans]; and

     "Specified Currency" means [_].

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SCHEDULE I

3.   INCORPORATION BY REFERENCE

     Except as otherwise provided, the terms of the Framework Agreement shall be incorporated herein by reference and constitute an integral part of this Loan Agreement and all references to "this Agreement" in the Framework Agreement shall be deemed references to this Loan Agreement.

4.   THE LOAN

4.1  NBU Registration

     This Loan Agreement (and any amendments thereto, if required by any applicable law or regulation of Ukraine) shall become upon its registration with the NBU.

4.2  Drawdown

     Subject to the terms and conditions of this Loan Agreement, the Lender agrees to make the Loan on the Closing Date to the Borrower and the Borrower shall make a single drawing in the full amount of the Loan.

4.3  Interest

     The Loan is a [Fixed Rate][Floating Rate] Loan. Interest shall be calculated, and the following terms used in the Framework Agreement shall have the meanings, as set out below:

     4.3.1 Fixed Rate Loan Provisions    [Applicable/Not Applicable]

                                         (If not applicable, delete the
                                         remaining sub paragraphs of this
                                         paragraph)

           (i)    Interest Commencement  [_]
                  Date:

           (ii)   Rate[(s)] of           [_] per cent. per annum payable
                  Interest:              [annually/semi annually] in arrear

           (iii)  Interest Payment       [_] in each year [adjusted in
                  Date(s):               accordance with [specify Business Day
                                         Convention and any applicable Business
                                         Centre (s) for the definition of
                                         "Business Day"]/not adjusted]

           (iv)   Fixed Amount[(s)]:     [_] per [_] in principal amount

           (v)    Broken Amount:         [Insert particulars of any initial or
                                         final broken interest amounts which do
                                         not correspond with the Fixed Amount
                                         [(s)] and the Interest Payment Date (s)
                                         to which they relate]

           (vi)   Day Count Fraction     [_]
                  (Clause 4.9            (Day count fraction should be
                  (Definitions) of the   Actual/Actual ICMA for all fixed rate
                  Framework Agreement):  loans other than those denominated in
                                         U.S. dollars, unless otherwise
                                         specified)

           (vii)  Determination Date(s)  [_] in each year. [Insert regular
                  (Clause 4.9            interest payment dates, ignoring issue
                  (Definitions) of       date or maturity date in the case of a
                  the Framework          long or short first or last interest
                  Agreement): period]*

           (viii) Other terms relating   [Not Applicable/give details]
                  to the method of
                  calculating interest
                  for Fixed Rate Loans:

SCHEDULE I

     4.3.2 Floating Rate Loan            [Applicable/Not Applicable] (If not
           Provisions                    applicable, delete the remaining sub
                                         paragraphs of this paragraph)

           (i)    Interest Commencement  [_]
                  Date:

           (ii)   Interest Period(s):    [_]

           (iii)  Specified Interest     [_]
                  Payment Dates:

           (iv)   Business Day           [Floating Rate Business Day
                  Convention:            Convention/Following Business Day
                                         Convention/Modified Following Business
                                         Day Convention/Preceding Business Day
                                         Convention/other (give details)]

           (v)    Business Centre(s):    [_]

           (vi)   Manner in which the    [Screen Rate Determination/ISDA
                  Rate(s) of Interest    Determination/ other (give details)]
                  is/are to be
                  determined:

           (vii)  Interest Period        [Not Applicable/specify dates]
                  Date(s):

           (viii) Party responsible      [_]
                  for calculating the
                  Rate(s) of Interest
                  and Interest
                  Amount(s) (if not the
                  Calculation Agent):

           (ix)   Screen Rate
                  Determination (Clause
                  4.3.3 (Rate of
                  Interest for Floating
                  Rate Loans) of the
                  Framework Agreement):

           Relevant Time:                [_]

           Interest Determination        [[_] [TARGET] Business Days in [specify
           Date:                         city] for [specify currency] prior to
                                         [the first day in each Interest
                                         Period/each Interest Payment Date]]

           Relevant Screen               [Specify relevant screen page or
           Page/Primary Source for       "Reference Banks"]
           Floating Rate:

           Reference Banks (if Primary   [Specify four]
           Source is
           "Reference Banks"):

           Relevant Financial Centre:    [The financial centre most closely
                                         connected to the Reference
                                         rate--specify if not London]

           Reference Rate:               [LIBOR, LIBID, LIMEAN, EURIBOR or other
                                         reference rate]

           Representative Amount:        [Specify if screen or Reference Bank
                                         quotations are to be given in respect
                                         of a transaction of a specified
                                         notional amount]

           Effective Date:               [Specify if quotations are not to be
                                         obtained with effect from commencement
                                         of Interest Period]

           Specified Duration:           [Specify period for quotation if not
                                         duration of Interest Period]

SCHEDULE I

           (x)    ISDA Determination
                  (Clause 4.3.3 (Rate
                  of Interest for
                  Floating Rate Loans)
                  of the Framework
                  Agreement):

           Floating Rate Option:         [_]

           Designated Maturity:          [_]

           Reset Date:                   [_]

           ISDA Definitions: (if         [_]
           different from those set
           out in the Conditions)

           (xi)   Margin(s):             [+/-] [_] per cent. per annum

           (xii)  Minimum Rate of        [_] per cent. per annum
                  Interest:

           (xiii) Maximum Rate of        [_] per cent. per annum
                  Interest:

           (xiv)  Day Count Fraction     [_]
                  (Clause 4.9
                  (Definitions) of the
                  Framework Agreement):

           (xv)   Rate Multiplier:       [_]

           (xvi)  Fall back provisions,  [_]
                  rounding provisions,
                  denominator and any
                  other terms relating
                  to the method of
                  calculating interest
                  on Floating Rate
                  Loans, if different
                  from those set out
                  in the Framework
                  Agreement:

4.4  Use of Proceeds

     [_]

5.   FEES AND EXPENSES

     Pursuant to Clause 3.2 (Facility Fee) of the Framework Agreement and in consideration of the Lender making the Loan to the Borrower, the Borrower hereby agrees that it shall, no later than 2.30 pm (London Time) one Business Day before the Closing Date/or as otherwise agreed by the Borrower and the Lender, pay to the Lender, in Same Day Funds, the Facility Fee as fully set out in the relevant Fees Letter. The Borrower and the Lender shall enter into and sign the relevant Act of Acceptance as provided in Clause 3.5 (Act of Acceptance) of the Framework Agreement.

6.   GOVERNING LAW, ARBITRATION AND JURISDICTION

6.1  English Law

     This Loan Agreement (including any non-contractual obligations arising out of or in connection with this Loan Agreement) is governed by, and shall be construed in accordance with, English law.

6.2  Arbitration

     Subject to Clause 6.3 (English Courts), any claim, dispute or difference of whatever nature arising under, out of or in connection with this Loan Agreement (including a claim, dispute or difference regarding the existence, termination or validity of this Loan Agreement) (a "Dispute") shall be referred to and finally settled by arbitration in accordance with the rules of the London Court of

SCHEDULE I

     International Arbitration (the "Rules") as at present in force and as modified by this Clause 6.2 (Arbitration) which Rules shall be deemed incorporated in this Clause 6.2 (Arbitration). The number of arbitrators shall be three. Each party shall nominate one arbitrator and the two party-nominated arbitrators shall jointly nominate the third, who will act as the chairman. The seat of arbitration shall be London, England and the language of the arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

6.3  English Courts

     At any time before the Lender has nominated an arbitrator to resolve any Dispute or Disputes pursuant to Clause 6.2 (Arbitration), the Lender may, at its sole option, elect by notice in writing to the Borrower that such Dispute(s) shall instead be heard by the courts of England or by any other court of competent jurisdiction, as more particularly described below. Following any such election, no arbitral tribunal shall have jurisdiction in respect of such Dispute(s). In the event that the Lender serves a written notice of election in respect of any Dispute(s) pursuant to this Clause 6.3 (English Courts), the Borrower agrees for the benefit of the Lender that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with this Loan Agreement ("Proceedings") and, for such purposes, irrevocably submits to the jurisdiction of such courts. Nothing in this Clause 6.3 (English Courts) shall (or shall be construed so as to) limit the right of the Lender to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings by the Lender in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.

6.4  Appropriate Forum

     For the purposes of Clause 6.3 (English Courts), the Borrower irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and by which agrees not to claim that any such court is not a convenient or appropriate forum.

6.5  Service of Process

     The Borrower agrees that the service of process relating to any Proceedings in England or Wales are began may be served on it by being delivered to Law Debenture Corporate Services Limited, currently located at 5th Floor, 100 Wood Street, London EC2V 7EX. If such person is not or ceases to be effectively appointed to accept service of process, the Borrower shall immediately appoint a further person in England or Wales to accept service of process on its behalf and, failing such appointment within 15 days, the Lender shall be entitled to appoint such a person by written notice to the Borrower. Nothing in this Clause 6.5 (Service of Process) shall affect the right of the Lender to serve process in any other manner permitted by law.

     The Lender agrees that the service of process relating to any Proceedings in England and Wales may be made by delivery to itself at its registered office for the time being, currently at 35 Great St. Helen's, London EC3A 6AP. Nothing in this Clause 6.5 (Service of Process) shall affect the right of the Borrower to serve process in any other manner permitted by law.

7.   CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

     A person who is not a party to this Loan Agreement (a "third party") shall have no rights to enforce any of its provisions except that:

7.1 a third party shall have those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

SCHEDULE I

7.2 each of Clauses 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts), 13.10 (Acceleration), 14.2 (The Borrower's Indemnity), 15.1 (Currency Indemnity) and 16.4 (Costs Relating to Amendments and Waivers) of the Framework Agreement shall be enforceable by the Trustee as if it were a party to this Loan Agreement.

8.   COUNTERPARTS

     This Loan Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the parties.

9.   AMENDMENTS

     Except as otherwise provided by its terms, this Loan Agreement may not be varied except by an agreement in writing signed by the parties.

10.  LANGUAGE

     This Loan Agreement has been executed in the English and Ukrainian languages. In the event of any conflict or discrepancy between the English and Ukrainian versions hereof or any dispute regarding the interpretation of any provision in the English or Ukrainian versions hereof, the English version shall prevail and questions of interpretation shall be addressed solely in the English language.

SCHEDULE II

FORM OF OFFICERS' CERTIFICATE TO TRUSTEE AND THE LENDER

[On the letterhead of the Borrower]

                                                                          [Date]

Deutsche Trustee Company Limited
One Canada Square
London E14 5AL
United Kingdom

and

Ukraine Issuance plc
35 Great St. Helen's
London EC3A 6AP
United Kingdom

Dear Sirs,

Re: U.S.$[_] loan (the "Loan"), provided by Ukraine Issuance plc (the "Lender") to Closed Joint-Stock Company "ALFA-BANK" (the "Borrower") pursuant to the loan agreement dated [_] 2008 (the "Loan Agreement") and the framework agreement dated 23 July 2007 as amended and restated by the amended and restated framework agreement dated 27 May 2008 as further amended and restated by the amended and restated framework agreement dated 18 July 2008, as may be further amended or supplemented from time to time (the "Framework Agreement") between the Borrower and the Lender

I refer to Clause 5.2 (Prepayment for Tax Reasons and Change in Circumstances) of the Framework Agreement. Terms used and defined in the Framework Agreement are used herein as so defined.

I hereby give you notice that as a result of:

[(a)] [the application of]/[an amendment to]/[a clarification of]/[a change in]
(i) the Double Tax Treaty or (ii) the laws or regulations of [Ukraine]/ [the United Kingdom]/[the Qualifying Jurisdiction where the Lender is resident for tax purposes], the Borrower is required to pay, pursuant to the Loan Agreement, [Additional Amounts in respect of Taxes as provided in Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) of the Framework Agreement]/[Indemnity Amounts as provided in Clause 6.3 (Withholding on Notes) of the Framework Agreement][delete as appropriate]; [and]

[(b)] [the Lender ceasing to be resident for tax purposes in a Qualifying Jurisdiction, the Borrower is required to withhold or deduct an amount on account of Tax from payments made pursuant to the Loan Agreement][delete as appropriate]; [and]

[(c)] [the Borrower is required to pay additional amounts pursuant to Clause 9 (Change In Law or Increase In Cost) of the Framework Agreement][delete as appropriate]; [and]

[(d)] [a Relevant Event, the Borrower is required to increase the payment of [principal]/[interest]/[insert other payment] pursuant to Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts) of the Framework Agreement][delete as appropriate], the Borrower shall prepay the Loan Agreement in whole (but not in part) together with any Additional Amounts payable under Clause 6.2 (No Set-Off, Counterclaim or Withholding; Additional Amounts), Indemnity Amounts payable under Clause 6.3 (Withholding on Notes), additional amounts payable pursuant to Clause 9 (Change In Law or Increase In Cost) of the Framework Agreement and accrued

SCHEDULE II

interest and such prepayment shall be paid on [insert payment date as appropriate [Interest Payment Date, in the case of a Floating Rate Loan, or at any time, in the case of a Fixed Rate Loan]].

Yours faithfully,

Closed Joint-Stock Company "ALFA-BANK"


By:
       -----------------------------------
Name:
       -----------------------------------
Title:
       -----------------------------------

TERMS AND CONDITIONS OF THE NOTES

The following is the text of the Terms and Conditions of the Notes, which will be endorsed on each Note in definitive form. The terms and conditions applicable to any Note in global form will differ from those terms and conditions which would apply to the Note were it in definitive form to the extent described under "Summary of Provisions Relating to the Notes while in Global Form" as described in the Prospectus. References in these Terms and Conditions to "Notes" are to the Notes in one Series only, not to all Notes that may be issued under the Programme. Capitalised terms used but not defined in these terms and condition shall have the same meaning given to them in the Funding Documents (as defined in the Framework Agreement).

The Notes are constituted by, are subject to, and have the benefit of, an amended and restated principal trust deed dated 18 July 2008 as supplemented by a supplemental trust deed dated 30 June 2009 (such amended and restated principal trust deed as modified and/or restated and/or supplemented from time to time, the "Principal Trust Deed") between Ukraine Issuance plc (the "Issuer" or in its capacity as lender, the "Lender") and Deutsche Trustee Company Limited as trustee (the "Trustee", which expression includes all persons for the time being trustee or trustees appointed under the Trust Deed (as defined below)) as may be supplemented by a supplemental trust deed between the Issuer and the Trustee in respect of each series of Notes issued or to be issued on each Issue Date (as defined in the applicable Final Terms related to each series of Notes), and together with the Principal Trust Deed (the "Trust Deed"). The Notes are the subject of an agency agreement dated 23 July 2007 as amended and restated by an amended and restated agency agreement dated on or about 27 May 2008 and as further amended and restated by an amended and restated agency agreement dated on or about 18 July 2008 and as supplemented by a supplemental agency agreement dated 24 February 2009 (such amended and restated agency agreement as modified and/or restated and/or supplemented from time to time, the "Agency Agreement") between the Issuer, Deutsche Bank Luxembourg S.A. and Deutsche Bank Trust Company Americas as registrar (the "Registrar", which expression includes any successor registrar appointed from time to time in connection with the Notes), Deutsche Bank AG, London Branch as principal paying agent (the "Principal Paying Agent", which expression includes any successor principal paying agent appointed from time to time in connection with the Notes), the transfer agents named therein (the "Transfer Agents", which expression includes any successor or additional transfer agents appointed from time to time in connection with the Notes), the paying agents named therein (together with the Principal Paying Agent, the "Paying Agents", which expression includes any successor or additional paying agents appointed from time to time in connection with the Notes) and the Trustee. References herein to the "Agents" are to the Registrar, the Transfer Agents and the Paying Agents and any reference to an "Agent" is to any one of them. Certain provisions of these Conditions are summaries of the Trust Deed and the Agency Agreement and subject to their detailed provisions. The Noteholders (as defined below) are entitled to the benefit of, bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those provisions of the Agency Agreement applicable to them. Copies of the Trust Deed and the Agency Agreement are available for inspection during normal business hours at the specified once for the time being of the Trustee, being at the date hereof Winchester House, 1 Great Winchester Street, London EC2N 2DB, England and at the Specified Offices (as defined in the Agency Agreement) of each of the Agents, the initial Specified Offices of which are set out below.

The Issuer has authorised the creation, issue and sale of the Notes to be used for the sole purpose of financing loans (each, a "Loan") to be made by the Issuer to Closed Joint-Stock Company "ALFA-BANK" (the "Borrower"). The Lender and the Borrower have recorded the terms and conditions in a framework agreement dated 23 July 2007 as amended and restated by an amended and restated framework agreement dated on or about 27 May 2008 and as further amended and restated by an amended and restated framework agreement dated on or about 18 July 2008 (such amended and restated framework agreement as modified and/or restated and/or supplemented from time to time, the "Framework Agreement") to be incorporated by reference and constituting an integral part of each loan agreement to be entered into between the Lender and the Borrower, in respect of each Loan on each Trade Date or Issue Date, as the case may be (each as defined in the Trust Deed (each a "Loan Agreement").

TERMS AND CONDITIONS OF THE NOTES

The Issuer has:

(a) charged in favour of the Trustee by way of a first fixed charge (the "Charge") all the rights, title and interest in and to all sums of money now or in the future deposited in the account in respect of the relevant Series of Notes in the name of the Issuer with the Principal Paying Agent (the "Account") and the debts represented thereby, including interest from time to time earned on the Account, provided that, subject to the Trust Deed (i) for the avoidance of doubt the Issuer shall remain the legal and beneficial of the property subject to the Charge following the creation of the Charge and (ii) there shall be excluded from the Charge the Reserved Rights and any amounts relating to the Reserved Rights;

(b) charged in favour of the Trustee by way of the Charge all of the Lender's rights to principal, interest and other amounts (if any) paid and payable under any of the relevant Loan Agreements and its rights to receive all sums paid and payable under any claim, award or judgment relating to any of such Loan Agreements (this sub paragraph (b), together with sub paragraph
     (a) other than the Reserved Rights, the "Charged Property"); and

(c) with full title guarantee assigned absolutely by way of security to the Trustee for the benefit of itself and the Noteholders all the rights, interests and benefits, both present and future, which have accrued or may accrue to the Issuer in respect of each relevant Loan other than the Charged Property and any Reserved Rights (the "Transferred Rights" and together with the Charged Property, the "Note Security").

In certain circumstances, the Trustee may (subject to its being indemnified and/or secured to its satisfaction against all liabilities, proceedings, claims and demands to which it may thereby become liable and all costs, charges and expenses which may be incurred by it in connection therewith) be required in writing by Noteholders holding at least 25 per cent. in aggregate principal amount of the Notes outstanding or by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders, to institute such proceedings to enforce the rights of Noteholders under the Trust Deed (including enforcing the security credited).

1.   FORM, DENOMINATION AND STATUS

(a) Form and denomination: The Notes will be issued in fully registered form, and in the Specified Denomination shown hereon, without interest coupons. Interests in the Rule 144A Notes shall be held in amounts of not less than U.S.$100,000 (or the equivalent in other currencies) and integral multiples of U.S.$1,000 (or the equivalent in other currencies) in excess thereof. Interests in the Regulation S Notes shall be held in amounts of not less than (euro)50,000 (or the equivalent in other currencies) and integral multiples of (euro)1,000 (or the equivalent in other currencies) in excess thereof (each an "Authorised Holding").

     So long as the Notes are represented by a Global Note Certificate and the relevant clearing system(s) so permit, the Notes shall be tradable only in principal amounts of at least the Specified Denomination (or, if more than one Specified Denomination, the lowest Specified Denomination) provided hereon and integral multiples of the Tradable Amount provided in the relevant Final Terms.

     A Note issued under the Trust Deed may be a Fixed Rate Note, a Floating Rate Note, a combination of the foregoing or any other kind of Note, depending upon the Interest and Redemption/Payment Basis specified hereon.

(b) Status: The sole purpose of the issue of the Notes is to provide the funds for the Issuer to finance each respective Loan. The Notes constitute the obligation of the Issuer to apply an amount equal to the gross proceeds of the sale of the Notes solely for financing each respective Loan and to account to the Noteholders for principal, interest and additional amounts, if any, payable in respect of the Notes in an amount equivalent to sums of principal, interest, Additional Amounts and Indemnity Amounts, payable by the Borrower to the Lender pursuant to the relevant Loan Agreement (less any amounts in respect of Reserved Rights), the rights to receive which are, inter alia, being charged by way of security to the Trustee by virtue of the Note Security as security for the Issuer's payment obligations under the Trust Deed and in respect of the Notes.

TERMS AND CONDITIONS OF THE NOTES

     Noteholders are deemed to have accepted that:

     (i) neither the Issuer nor the Trustee makes any representation or warranty in respect of, and shall at no time have any responsibility for, or (save as otherwise expressly provided in the Trust Deed and paragraph (iv) below liability, or obligation in respect of the performance and observance by the Borrower of its obligations under the Loan Agreement or the recoverability of any sum of principal, interest, Additional Amounts or Indemnity Amounts or other amounts, if any, due or to become due from the Borrower under the Loan Agreement;

     (ii) neither the Issuer nor the Trustee shall at any time have any responsibility for, or obligation or liability in respect of, the condition (financial, operational or otherwise), creditworthiness, affairs, status, nature or prospects of the Borrower;

     (iii) neither the Issuer nor the Trustee shall at any time have any responsibility for, or obligation or liability in respect of, any misrepresentation or breach of warranty or any act, default or omission of the Borrower under or in respect of the relevant Loan Agreement;

     (iv) neither the Issuer nor the Trustee shall at any time have any responsibility for, or liability or obligation in respect of, the performance and observance by the Registrar, the Principal Paying Agent, any Transfer Agent or any Paying Agent of their respective obligations under the Agency Agreement;

     (v) pursuant to the assignment of the Transferred Rights, the Trustee will rely on self certification by the Borrower and certification by third parties as a means of monitoring whether the Borrower is complying with its obligations under the relevant Loan Agreement and shall not otherwise be responsible for investigating any aspect of the Borrower's performance in relation thereto. Subject as further provided in the Trust Deed, the Trustee will not be liable for any failure to make the usual or any investigations which might be made by a security holder in relation to the property which is the subject of the Note Security (as defined above) and held by way of security for the Notes, and shall not be bound to enquire into or be liable for any defect or failure in the right or title of the Issuer to the secured property represented by the Note Security, whether such defect or failure was known to the Trustee or might have been discovered upon examination or enquiry or whether capable of remedy or not, nor will it have any liability for the enforceability of the security created by the Note Security whether as a result of any failure, omission or defect in registering or filing or otherwise protecting or perfecting such security and the Trustee will have no responsibility for the value of such security;

     (vi) the financial servicing and performance of the terms of the Notes depend solely and exclusively upon the performance by the Borrower of its obligations under the relevant Loan Agreement and its covenant to make payments under such Loan Agreement and its credit and financial standing. The Borrower has represented and warranted to the Lender in the relevant Loan Agreement (subject to certain qualifications) that the relevant Loan Agreement constitutes a legal, valid and binding obligation of the Borrower. The representations and warranties given by the Borrower in the relevant Loan Agreement are given by the Borrower to the Lender and (following the assignment of the Transferred Rights) the Trustee, and no Noteholder separately shall have any remedy or rights against the Borrower in respect of a breach of such representations or warranties; and

     (vii) that the relevant Loan Agreement constitutes a legal, valid and binding obligation of the Borrower. The representations and warranties given by the Borrower in the relevant Loan Agreement and the Deed of Indemnity are given by the Borrower to the Lender and (following the assignment of the Transferred Rights) the Trustee, and no Noteholder separately shall have any remedy or rights against the Borrower in respect of a breach of such representations or warranties.

     Save as otherwise expressly provided herein and in the Trust Deed, no proprietary or other direct interest in the Lender's rights under or in respect of the relevant Loan Agreement or the respective

TERMS AND CONDITIONS OF THE NOTES

     Loan exists for the benefit of the Noteholders. Subject to the terms of the Trust Deed, no Noteholder will have any entitlement to enforce any of the provisions in the relevant Loan Agreement or have direct recourse to the Borrower except through action by the Trustee under the Note Security. Neither the Issuer nor the Trustee pursuant to the Transferred Rights shall be required to take proceedings to enforce payment under the relevant Loan Agreement unless it has been indemnified and/or secured by the Noteholders to its satisfaction against all liabilities, proceedings, claims and demands to which it may thereby become liable and all costs, charges and expenses which may be incurred by it in connection therewith.

     After realisation of the security which has become enforceable and application of the proceeds in accordance with Clause 10 (Application of Moneys received by the Trustee) of the Trust Deed, the obligations of the Issuer with respect to the Trustee and the Noteholders in respect of the Notes shall be satisfied and none of the foregoing parties may take any further steps against the Issuer to recover any further sums in respect thereof and the right to receive any such sums shall be extinguished. In particular, neither the Trustee nor any Noteholder shall petition or take any other step for the winding up of the Issuer.

     The obligations of the Issuer to make payments as stated in the previous paragraph constitute direct and general obligations of the Issuer which will at all times rank pari passu among themselves and at least pari passu with all other present and future unsecured obligations of the Issuer, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application.

     Payments made by the Borrower under the relevant Loan Agreement to, or to the order of, the Trustee or (before such time that the Issuer has been required by the Trustee, pursuant to the terms of the Trust Deed, to pay to or to the order of the Trustee) the Principal Paying Agent will satisfy pro tanto the obligations of the Issuer in respect of the Notes except to the extent that there is a subsequent failure to make payment to the Noteholders.

2.   REGISTER, TITLE AND TRANSFERS

(a) Register: The Registrar will maintain outside the United Kingdom a register (the "Register") in respect of the Notes in accordance with the provisions of the Agency Agreement. In these Conditions, the "Holder" of a Note means the person in whose name such Note is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof) and "Noteholder" shall be construed accordingly. A certificate (each, a "Note Certificate") will be issued to each Noteholder in respect of its registered holding. Each Note Certificate will be numbered serially with an identifying number which will be recorded in the Register.

(b) Title: The Holder of each Note shall (except as otherwise required by law) be treated as the absolute owner of such Note for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on the Note Certificate relating thereto (other than the endorsed form of transfer) or any notice of any previous loss or theft of such Note Certificate) and no person shall be liable for so treating such Holder. No person shall have any right to enforce any Term or Condition of the Notes or the Trust Deed under the Contracts (Rights of Third Parties) Act 1999.

(c) Transfers: Subject to Condition 2(f) (Closed periods) and Condition 2(g) (Regulations concerning transfers and registration) below, a Note may be transferred upon surrender of the relevant Note Certificate, with the endorsed form of transfer duly completed (including any certificates as to compliance with restrictions on transfer included therein), at the Specified Office of the Registrar or any Transfer Agent, together with such evidence as the Registrar or (as the case may be) such Transfer Agent may reasonably require to prove the title of the transferor and the authority of the individuals who have executed the form of transfer; provided, however, that a Note may not be transferred unless the principal amount of Notes transferred and (where not all of the Notes held by a Holder are being transferred) the principal amount of the balance of Notes not transferred are Authorised Holdings.

TERMS AND CONDITIONS OF THE NOTES

     Where not all the Notes represented by the surrendered Note Certificate are the subject of the transfer, a new Note Certificate in respect of the balance of the Notes will be issued to the transferor.

(d) Registration and delivery of Note Certificates: Within five business days of the surrender of a Note Certificate in accordance with Condition 2(c) (Transfers) above, the Registrar will register the transfer in question and deliver a new Note Certificate of a like principal amount to the Notes transferred to each relevant Holder at its Specified Office or (as the case may be) the Specified Office of any Transfer Agent or (at the request and risk of any such relevant Holder) by uninsured first class mail (airmail if overseas) to the address specified for the purpose by such relevant Holder. In this paragraph, "business day" means a day on which commercial banks are open for general business (including dealings in foreign currencies) in the city where the Registrar or (as the case may be) the relevant Transfer Agent has its Specified Office.

(e) No charge: The transfer of a Note will be effected without charge by or on behalf of the Issuer, the Registrar or any Transfer Agent but against such indemnity as the Registrar or (as the case may be) such Transfer Agent may require in respect of any tax or other duty of whatsoever nature which may be levied or imposed in connection with such transfer.

(f) Closed periods: Noteholders may not require transfers to be registered during the period of 15 days ending on the due date for any payment of principal or interest in respect of the Notes.

(g) Regulations concerning transfers and registration: All transfers of Notes and entries on the Register are subject to the detailed regulations concerning the transfer of Notes scheduled to the Agency Agreement. The regulations may be changed by the Issuer with the prior written approval of the Trustee, the Registrar and the Borrower, and such consent is not to be unreasonably withheld or delayed. A copy of the current regulations will be mailed (free of charge) by the Registrar and/or any Transfer Agent to any Noteholder who requests in writing a copy of such regulations. So long as any of the Notes are admitted to listing on the regulated market of the Irish Stock Exchange, a copy of the current regulations will be publicly available at the Specified Offices of the Irish Paying Agent in Ireland.

3.   COVENANTS

As provided in the Trust Deed, so long as any of the Notes remain outstanding (as defined in the Trust Deed), the Issuer will not, without the prior written consent of the Trustee or an Extraordinary Resolution or Written Resolution (as defined in the Trust Deed), agree to any amendments to or any modification or waiver of, or authorise any breach or proposed breach of, the terms of the relevant Loan Agreement and will act in accordance with any instructions of the Trustee from time to time with respect to such Loan Agreement, except as otherwise expressly provided in the Trust Deed and the relevant Loan Agreement. Any such amendment, modification, waiver or authorisation made with the consent of the Trustee shall be binding on the Noteholders and any such amendment or modification shall be notified by the Issuer to the Noteholders in accordance with Condition 15 (Notices).

Save as provided above, so long as any Note remains outstanding, the Issuer, without the prior written consent of the Trustee or an Extraordinary Resolution or Written Resolution, shall not (otherwise than as contemplated in these Conditions or the Trust Deed), inter alia, have any subsidiaries or employees, purchase, own, lease or otherwise acquire any real property (including office premises or like facilities), consolidate or merge with any other person or convey or transfer its properties or assets substantially as an entirety to any person, make any distributions to its shareholders, give any guarantee, or subject to the laws of England and Wales, petition for any winding up or bankruptcy.

Nothing in these Terms and Conditions is meant to limit the Issuer's rights to enter into other financing transactions or issue further notes provided that, in each such transaction or further note issue the creditors' rights are subject to a post enforcement call option on substantially the same terms as the Post-Enforcement Call Option Agreement entered into with respect to the Notes. In addition the Issuer shall be entitled to issue and allot shares without the consent of the Noteholders.


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4.   INTEREST

(a) Interest on Fixed Rate Notes: Each Fixed Rate Note bears interest on its outstanding principal amount from (and including) the Interest Commencement Date at the rate(s) per annum (expressed as a percentage) equal to the Rate(s) of Interest specified hereon which shall be equal to the rate per annum at which interest under each respective Loan accrues. Accordingly, on each Interest Payment Date or as soon thereafter as the same shall be received by the Lender, the Issuer shall account to the Noteholders for an amount equivalent to amounts of interest due to Noteholders in respect of such Notes pursuant to the relevant Loan Agreement.

     If a Fixed Amount or a Broken Amount is specified hereon, the amount of interest payable on each Interest Payment Date will amount to the Fixed Amount or, if applicable, the Broken Amount so specified and in the case of the Broken Amount will be payable on the particular Interest Payment Date(s) specified hereon or as soon as thereafter as the same is received.

(b)  Interest on Floating Rate Notes:

     (i) Interest Payment Dates: Each Floating Rate Note bears interest on its outstanding nominal amount from (and including) the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest specified hereon, which shall be equal to the rate per annum at which interest under each respective Loan accrues, such interest being payable in arrear on each Interest Payment Date or as soon as thereafter as the same is received. Such Interest Payment Date(s) is/are either shown hereon as Specified Interest Payment Dates or, if no Specified Interest Payment Date(s) is/are shown hereon, Interest Payment Date shall mean each date which falls the number of months or other period shown hereon as the Interest Period after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date. Accordingly, on each such date or as soon thereafter as the same shall be received by the Lender, the Issuer shall account to the Noteholders for an amount equivalent to amounts of interest under each respective Loan received by or for the account of the Lender pursuant to the relevant Loan Agreement.

     (ii) Business Day Convention: If any date referred to in these Terms and Conditions that is specified to be subject to adjustment in accordance with a Business Day Convention would otherwise fall on a day that is not a Business Day, then, if the Business Day Convention specified is (A) the Floating Rate Business Day Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event (x) such date shall be brought forward to the immediately preceding Business Day and (y) each subsequent such date shall be the last Business Day of the month in which such date would have fallen had it not been subject to adjustment, (B) the Following Business Day Convention, such date shall be postponed to the next day that is a Business Day, (C) the Modified Following Business Day Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event such date shall be brought forward to the immediately preceding Business Day or (D) the Preceding Business Day Convention, such date shall be brought forward to the immediately preceding Business Day.

     (iii) Rate of Interest for Floating Rate Notes: The Rate of Interest in respect of Floating Rate Notes for each Interest Accrual Period (as defined in the relevant Loan Agreement) shall be determined in the manner specified hereon and as set out in the relevant Loan Agreement.

(c) Accrual of Interest: Interest shall cease to accrue on each Note on the due date for redemption unless, upon due presentation, payment is improperly withheld or refused, in which event interest shall continue to accrue (as well after as before judgment) at the Rate of Interest in the manner provided in this Condition 4 to the Relevant Date as defined in Condition 8 (Taxation).

(d) Calculations: The amount of interest payable in respect of any Note for any period shall be calculated by multiplying the product of the Rate of Interest and the outstanding nominal amount of such Note

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     by the Day Count Fraction as specified hereon and in the relevant Loan
     Agreement, unless an Interest Amount (or a formula for its calculation) is specified in respect of such period, in which case the amount of interest payable in respect of such Note for such period shall equal such Interest Amount (or be calculated in accordance with such formula). Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable in respect of such Interest Period shall be the sum of the amounts of interest payable in respect of each of those Interest Accrual Periods.

(e) Publication of Rates of Interest and Interest Amounts: The Calculation Agent shall, as soon as practicable after calculating or determining the Rate of Interest and the Interest Amounts for each Interest Period and the relevant Interest Payment Date as set out in the relevant Loan Agreement, cause such Rate of Interest and Interest Amounts to be notified to the Trustee, the Issuer, the Borrower, each of the Paying Agents, the Noteholders, any other Calculation Agent appointed in respect of the Notes that is to make a further calculation upon receipt of such information and, if the Notes are listed on a stock exchange and the rules of such exchange or other relevant authority so require, such exchange or other relevant authority as soon as possible after their determination but in no event later than (i) the commencement of the relevant Interest Period, if determined prior to such time, in the case of notification to such exchange of a Rate of Interest and Interest Amount, or (ii) in all other cases, the fourth Business Day after such determination. Where any Interest Payment Date or Interest Period Date is subject to adjustment pursuant to Condition 4(b)(ii) (Interest on Floating Rate Notes:), the Interest Amounts and the Interest Payment Date so published may subsequently be amended (or appropriate alternative arrangements made with the consent of the Trustee by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If the Notes become due and payable as a consequence of amounts under the relevant Loan Agreement becoming due and payable prior to the Repayment Date (as defined in the relevant Loan Agreement), the accrued interest and the Rate of Interest payable in respect of the Notes shall nevertheless continue to be calculated as previously in accordance with this Condition but no publication of the Rate of Interest or the Interest Amount so calculated need be made unless the Trustee otherwise requires. The determination of any rate or amount, the obtaining of each quotation and the making of each determination or calculation by the Calculation Agent(s) shall (in the absence of manifest error) be final and binding upon all parties.

(f) Determination or Calculation by Trustee: If the Calculation Agent does not at any time for any reason determine or calculate the Rate of Interest for an Interest Period or any Interest Amount pursuant to the relevant Loan Agreement, the Trustee shall do so (or shall appoint an agent on its behalf to do so) and such determination or calculation shall be deemed to have been made by the Calculation Agent. In doing so, the Trustee shall apply the foregoing provisions of this Condition, with any necessary consequential amendments, to the extent that, in its opinion, it can do so, and, in all other respects it shall do so in such manner as it shall deem fair and reasonable in all the circumstances. The Trustee shall incur no liability in respect of such determination or calculation.

(g) Default Interest under the Loan Agreement: In the event that, and to the extent that, the Lender actually receives any amounts in respect of interest on unpaid sums pursuant to Clause 14 (Default Interest and Indemnity) of the Framework Agreement (other than amounts so received forming part of the Reserved Rights), the Issuer shall account to the Noteholders for an amount equivalent to the amounts in respect of interest on unpaid sums actually so received. Any payments made by the Issuer under this Condition 4(g) will be made on the next following business day (as defined in Condition 6(d) after the day on which the Lender receives such amounts and, save as provided in this Condition 4(g), subject as provided in Condition 7 (Payments).

5.   SECURITY

The Issuer's obligations under the Notes and its obligations to pay all sums under the Trust Deed are charged in favour of the Trustee by way of the Charge over (i) all rights, title and interest in all and to all sums of money now or in the future deposited into the Account and the debts represented thereby including interest from time to time earned on the Account and (ii) all of the Lender's rights to principal, interest and other amounts (if any) paid and payable under any of the relevant Loan Agreements and its rights to receive


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all sums paid and payable under any claim, award or judgment relating to any of such Loan Agreements, provided that, subject to the Trust Deed (x) for the avoidance of doubt the Issuer shall remain legal and beneficial owner of the property subject to the Charge following the creation of the Charge and (y) there shall be excluded from the Charge the Reserved Rights and any amounts relating to the Reserved Rights.

The Issuer, pursuant to the Trust Deed, with full title guarantee will assign (the "Assignment") absolutely by way of security to the Trustee for the benefit of itself and the Noteholders all the rights, interests and benefits, both present and future, which have accrued or may accrue to the Lender in respect of each relevant Loan other than any rights, interests and benefits charged in favour of the Trustee by way of the Charge in this Condition 5 and any Reserved Rights.

In certain circumstances, the Trustee may (subject to its being indemnified and/or secured to its satisfaction against all liabilities, proceedings, claims and demands to which it may thereby become liable and all costs, charges and expenses which may be incurred by it in connection therewith) be required in writing by Noteholders holding at least 25 per cent. in aggregate principal amount of the Notes outstanding or by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders to institute such proceedings to enforce the rights of Noteholders under the Trust Deed (including enforcing the security credited).

6.   REDEMPTION, PURCHASE AND POST-ENFORCEMENT CALL OPTION

(a) Final Redemption: Unless the respective Loan is previously prepaid or repaid pursuant to Clauses 5.2 (Prepayment for Tax Reasons and Change in Circumstances), 5.3 (Prepayment for Illegality), 5.4 (Prepayment upon a Put Event) or 14 (Default Interest and Indemnity) of the Framework Agreement, the Borrower will be required to repay the respective Loan on the Repayment Date and, subject to such repayment, as set forth in the relevant Loan Agreement, all the Notes then remaining outstanding will on that date be redeemed or repaid by the Issuer in the relevant Specified Currency on the Redemption Date specified hereon at their Final Redemption Amount (which, unless otherwise specified hereon, is 100 per cent. of the principal amount thereof).

(b) Redemption by the Issuer: The Notes shall be redeemed by the Issuer in whole, but not in part, at any time, on giving not less than 30 days' nor more than 90 days' notice to the Noteholders (which notice shall be irrevocable and shall specify a date for redemption, being the same date as that set forth in the notice of prepayment referred to in Condition 6(b)(i) or 6(b)(ii) below) in accordance with Condition 15 (Notices) at the principal amount thereof, together with interest accrued and unpaid to the date fixed for redemption and any additional amounts in respect thereof pursuant to Condition 8 (Taxation), if:

     (i) the Lender has received a notice of prepayment from the Borrower pursuant to Clause 5.2 (Prepayment for Tax Reasons and Change in Circumstances) of the Framework Agreement; or

     (ii) the Lender has delivered a notice to the Borrower, the contents of which require the Borrower to repay the respective Loan, in accordance with the provisions of Condition Clause 5.3 (Prepayment for Illegality) of the Framework Agreement.

     Upon receipt from the Lender of a copy of the Borrower's notice of prepayment the Issuer shall deliver to the Trustee a certificate signed by two officers of the Issuer stating that the Issuer is entitled to effect such redemption in accordance with this Condition 6(b). A copy of the Borrower's notice of prepayment or details of the circumstances contemplated by Clause 5.3 (Prepayment for Illegality) of the Framework Agreement and the date fixed for redemption shall be set forth in the notice.

     The Trustee shall be entitled to accept and rely on without liability any notice or certificate delivered by the Issuer in accordance with this Condition 6(b) as sufficient evidence of the satisfaction of the applicable circumstances in which event they shall be conclusive and binding on the Noteholders.

     Upon the expiry of any such notice given by the Issuer to the Noteholders as is referred to in this Condition 6(b), the Issuer shall be bound to redeem the Notes in accordance with this Condition 6 (Redemption, Purchase and Post-Enforcement Call Option), subject as provided in Condition 7 (Payments).

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(c)  Redemption at the option of the Noteholders upon a Put Event: Under Clause
     5.4.2 (Prepayment upon a Put Event) of the Framework Agreement, upon the occurrence of a Put Event (as defined below) the Borrower is obliged to notify the Lender, the Principal Paying Agent and the Trustee, in writing thereof.

     Upon the Lender being notified in writing, pursuant to the relevant Loan Agreement that a Put Event has occurred, the Issuer shall and upon the Trustee becoming so aware (of the Issuer having failed to do so) the Trustee may, and, if so requested by the holders of at least one quarter in principal amount of the Notes then outstanding, shall, give notice (a "Put Event Notice") to the Noteholders in accordance with Condition 15 (Notices) specifying the nature of the Put Event and the procedure for exercising the option contained in this Condition 6(c).

     To exercise the right to require the redemption of a Note under this Condition 6(c), a Noteholder must deliver, on any Put Business Day (as defined below) falling within the period of 30 days after the Put Event Notice is given by the Trustee (the "Put Period"), to the specified office of any Paying Agent, such Note together with a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent (a "Put Option Exercise Notice") (unless, prior to the delivery of the Put Option Exercise Notice, the Issuer gives notice to the Noteholders under Condition 6(b) above or the respective Loan becomes due and payable pursuant to Clause 13 (Events of Default) of the Framework Agreement).

     The Paying Agent to which such Note Certificate and Put Option Exercise Notice is delivered will issue to the Noteholder concerned a non-transferable receipt and give notice to the Trustee, the Issuer and the Principal Paying Agent that the Noteholder concerned wishes to redeem the Note which is the subject of such Put Option Exercise Notice.

     Provided that any Note Certificate that is the subject of such Put Option Exercise Notice has been delivered to the Principal Paying Agent or other Paying Agent prior to the expiry of the Put Period, the Issuer shall redeem each Note represented by such Note Certificate on a date which is the fifteenth Put Business Day immediately following the last day of the Put Period or if that date is not a Business Day, the first Put Business Day thereafter (the "Put Settlement Date").

     A Put Option Exercise Notice, once given, shall be irrevocable.

     The Trustee shall not be required to take any steps to ascertain whether a Put Event or a Change of Control or a Rating Decline has occurred and will not be responsible or liable to Noteholders for any loss arising from any failure to do so.

     Redemption by the Issuer shall be subject to receipt by the Lender of the relevant monies from the Borrower under the relevant Loan Agreement. To the extent that such payment is received by the Issuer under the relevant Loan Agreement, the Lender shall be required to redeem each Note held by the relevant Noteholder on the Put Settlement Date at its principal amount together with accrued interest (if any) to (but excluding) the Put Settlement Date.

     In this Condition 6(c):

     A "Change of Control" shall be deemed to have occurred at each time (whether or not approved by the management board of the Borrower) that an announcement is made that the Permitted Holders (individually or in aggregate) cease to control or that they intend to cease to control (directly or indirectly) 50 per cent. plus one share of the Voting Stock of the Borrower;

     "Person" means any individual, company, corporation, firm, partnership, joint venture, association, trust, organisation, state or agency of a state or any other entity, whether or not having separate legal personality;

     "Put Business Day" means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York, London and Kyiv and in the place of presentation;


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TERMS AND CONDITIONS OF THE NOTES

     "Put Event" means a Change of Control followed by, a Rating Decline unless the Rating Decline results from a general down grading by the relevant Rating Agency in respect of the corporate credit ratings in the Ukrainian banking sector or Ukrainian corporate credit ratings generally;

     "Rating Agency" means Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc. ("S&P"), Moody's Investors Service Limited ("Moody's") or Fitch Ratings Ltd ("Fitch"), or any of their successors or any rating agency substituted for any of them (or any permitted substitute of them) by the Borrower, from time to time with the prior written approval of the Issuer (and, following a Relevant Event, the Trustee without regard to the Issuer);

     "Rating Categories" means (i) with respect to S&P, any of the following categories (any of which may or may not include a "+" or "-"): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories (any of which may or may not include a "1", "2" or "3"): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such categories of S&P or Moody's used by another Rating Agency, if applicable;

     "Rating Decline" means that at any time within 90 days (which period shall be extended so long as the corporate credit rating of the Borrower or the credit rating in respect of any Notes is under publicly announced consideration for possible downgrade by any Rating Agency) after the announcement or the occurrence of a Change of Control, the corporate rating of the Borrower or the rating of the Notes is decreased or downgraded by a Rating Agency by one or more Rating Categories below the corporate rating of the Borrower or the rating of any Notes as of the date hereof (or if a Rating Agency has not assigned any such rating as of the date hereof, below the first such rating assigned to the Borrower or any Notes by that Rating Agency after the date hereof) as a result of such transaction or series of transactions, as specified by the relevant Rating Agency (which, for the purposes hereof, shall include a downgrade of "+"," ", "1", "2" or "3" or the equivalent of any such categories of S&P or Moody's used by another Rating Agency, if applicable); and

     "Voting Stock" means, in relation to any Person, Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of any Person.

(d) No other redemption by the Issuer: Except where a respective Loan is accelerated pursuant to Clause 13.6 (Revocation of Licence; Insolvency) of the Framework Agreement, the Issuer shall not be entitled to redeem any Notes prior to that due date otherwise than as provided in Conditions 6(b) (Redemption by the Issuer) and 6(c) (Redemption at the Option of the Noteholders upon a Put Event) above.

(e) Purchase: The Issuer or any of its subsidiaries or the Borrower or any of its subsidiaries may at any time purchase any Notes in the open market or otherwise and at any price. Such Notes purchased by the Issuer cannot be reissued or resold and will be cancelled forthwith.

     Notes held by the Borrower, the Issuer or any of their respective subsidiaries will cease to carry rights to attend and vote at meetings of Noteholders and will not be taken into account, for the purposes of Condition 12 (Meetings of Noteholders; Modification and Waiver; Substitution) and Condition 13 (Enforcement) or determining how many Notes are outstanding for the purposes of these Conditions.

(f) Cancellation: All Notes so redeemed or purchased and surrendered for cancellation by the Issuer or any of its subsidiaries shall be cancelled and all Notes purchased by the Borrower or any of its subsidiaries and surrendered to the Issuer pursuant to Clause 5.6 (Reduction of a Loan Upon Redemption and Cancellation of Notes) of the Framework Agreement, together with an authorisation addressed to the Registrar, shall be cancelled. The relevant Loan Agreement provides that the outstanding amount thereunder shall be reduced pro tanto with effect from the date of cancellation by the Registrar of such Notes.


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TERMS AND CONDITIONS OF THE NOTES

(g)  Post-Enforcement Call Option:

     (i) Sale of Notes to the PECO Holder: The Noteholders will, at the request of Ukrainian Issuance Holdings Limited (the "PECO Holder"), sell all (but not some only) of their holdings of Notes then outstanding to the PECO Holder pursuant to the option granted to the PECO Holder (the "Post-Enforcement Call Option") under a post-enforcement call option agreement dated 23 July 2007 (as amended and restated by the amended and restated post-enforcement call option agreement dated 27 May 2008 as further amended and restated by the amended and restated post-enforcement call option agreement dated 18 July 2008 (as may be amended or supplemented from time to time) (the "Post-Enforcement Call Option Agreement") between the PECO Holder and the Trustee to acquire all the Notes of the Issuer then outstanding (plus any accrued and unpaid interest thereon) for a consideration of U.S.$0.01 per Note. The Post-Enforcement Call Option will be exercisable only after the conditions in this Condition 6(g) have been satisfied.

     (ii) Exercise of Post-Enforcement Call Option: The Post-Enforcement Call Option will become exercisable on the date upon which the Trustee gives written notice to the PECO Holder that it has determined, in its sole opinion and discretion, that all amounts outstanding under the Notes have become due and payable, all available funds have been distributed, and there is no reasonable likelihood of there being any further realisations (whether arising from an enforcement of the security interests or otherwise) which would be available to pay amounts outstanding under such Notes.

           Provided that the PECO Holder has put the Trustee in funds to enable it to meet the costs of serving notice under the provisions of the Post-Enforcement Call Option Agreement, the PECO Holder may exercise the Post-Enforcement Call Option in relation to any Series of Notes by serving notice (the "Exercise Notice") on the Trustee (with a copy to the Principal Paying Agent) within 10 Business Days after the date on which the Post-Enforcement Call Option shall become exercisable (the "Option Date") and shall on the date of such service pay U.S.$0.01 (one U.S. cent) for each Note then outstanding in that Series (the "Exercise Price").

     (iii) Acknowledgement of Post-Enforcement Call Option: Each of the Noteholders grants to the Trustee, and acknowledges that the Trustee has, the authority and the power to bind such Noteholder in accordance with the provisions set out in the Post-Enforcement Call Option Agreement and each Noteholder by acquiring the relevant Notes irrevocably authorises the Trustee to act on its behalf in respect of the Post-Enforcement Call Option and agrees to be bound by the terms of this Condition and the Post-Enforcement Call Option Agreement on its behalf, accordingly.

     (iv) Notice of exercise: The Issuer or the Trustee shall give notice of the exercise of the Post-Enforcement Call Option by the PECO Holder to the Noteholders in accordance with Condition 15 (Notices).

     (v) Surrender of Notes Certificates: Within 60 days of receipt of notice by the relevant Noteholders that the Exercise Notice has been served on the Trustee and the Exercise Price has been received by the Principal Paying Agent, each relevant Noteholder shall surrender the Notes Certificates held by such Noteholder to the Registrar for registration of the PECO Holder as the holder of the Notes.

(h) Compulsory Sale: The Issuer may compel any beneficial owner of an interest in the Rule 144A Notes to sell its interest in such Notes, or may sell such interest on behalf of such holder, if such holder is not a qualified institutional buyer (as defined in Rule 144A under the Securities Act) and a qualified purchaser (as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940).


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(i)  Redemption at the option of the Noteholders upon a Noteholder Put Option:

     If the Put Option is specified in the applicable Final Terms, the Issuer shall, at the option of any Noteholder redeem such Note on the Noteholder Put Option Payment Date specified in the applicable Final Terms.

     To exercise a Noteholder Put Option under this Condition 6(i), a Noteholder must deliver, not more than 30 Business Days and not less than 10 Business Days prior to the Noteholder Put Option Payment Date specified in the applicable Final Terms, to the specified office of any Paying Agent, the relevant Note Certificate together with a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent (a "Noteholder Put Option Exercise Notice") (unless, prior to the delivery of the Noteholder Put Option Exercise Notice, the Issuer gives notice to the Noteholders under Condition 6(b) above or the respective Loan becomes due and payable pursuant to Clause 13 (Events of Default) of the Framework Agreement, or upon due presentation of the relevant Note Certificate on the Noteholder Put Option Payment Date, payment of the redemption moneys is improperly withheld or refused, such Note Certificate shall, without prejudice to the exercise of the Put Option, be returned to the Noteholder by uninsured first class mail (airmail if overseas) at such address as may have been given by such Noteholder in the relevant Noteholder Put Option Exercise Notice).

     The Paying Agent to which such Note Certificate and Noteholder Put Option Exercise Notice is delivered will issue to the Noteholder concerned a non-transferable receipt and give notice to the Trustee, the Issuer, the Borrower and the Principal Paying Agent that the Noteholder concerned wishes to redeem the Note which is the subject of such Noteholder Put Option Exercise Notice.

     Provided that any Note Certificate that is the subject of such Noteholder Put Option Exercise Notice has been delivered to the Principal Paying Agent or other Paying Agent not more than 30 Business Days and not less than 10 Business Days prior to the Noteholder Put Option Payment Date set out in the applicable Final Terms, the Issuer shall redeem each Note represented by such Note Certificate on the Noteholder Put Option Payment Date.

     A Noteholder Put Option Exercise Notice, once given, shall be irrevocable.

     The Trustee shall not be required to take any steps to ascertain whether a Noteholder Put Option has occurred and will not be responsible or liable to Noteholders for any loss arising from any failure to do so.

     Redemption by the Issuer shall be subject to receipt by the Lender of the relevant monies from the Borrower under the relevant Loan Agreement. To the extent that such payment is received by the Issuer under the relevant Loan Agreement, the Lender shall be required to redeem each Note held by the relevant Noteholder on the Noteholder Put Option Payment Date at its principal amount together with accrued interest (if any) to (but excluding) the Noteholder Put Option Payment Date.

     Notwithstanding the foregoing, while the relevant Notes are represented by a Global Note Certificate and the Global Note Certificate is deposited with a common depositary for Euroclear and Clearstream, Luxembourg, the exercise of any Noteholder Put Option will be subject to the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg, including as to any requirements relating to the delivery of Note Certificates or the Noteholder Put Option Exercise Notice.

     In this Condition 6(i):

     "Noteholder Put Option" means in respect of a Series of Notes any put option granted to Noteholders pursuant to the Final Terms."

7.   PAYMENTS

(a) Principal: Payments of principal shall be made by US dollar cheque drawn on, or, upon application by a Noteholder to the Specified Office of the Principal Paying Agent not later than the fifteenth day


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     before the due date for any such payment, by transfer to a US dollar account maintained by the payee with, a bank in New York City, and shall only be made upon surrender (or, in the case of part payment only, endorsement) of the relevant Note Certificates at the Specified Office of any Paying Agent.

(b) Interest: Payments of interest shall be made by US dollar cheque drawn on, or upon application by a Noteholder to the Specified Office of the Principal Paying Agent not later than the fifteenth day before the due date for any such payment, by transfer to a US dollar account maintained by the payee with, a bank in New York City, and (in the case of interest payable on redemption) shall only be made upon surrender (or, in the case of part payment only, endorsement) of the relevant Note Certificates at the Specified Office of any Paying Agent.

(c) Payments subject to fiscal laws: All payments in respect of the Notes are subject in all cases to any applicable fiscal or other laws and regulations in the place of payment, but without prejudice to the provisions of Condition 8 (Taxation). No commissions or expenses shall be charged to the Noteholders in respect of such payments.

(d) Payments on business days: Where payment is to be made by transfer to a US dollar account, payment instructions (for value the due date, or, if the due date is not a business day, for value the next succeeding business day) will be initiated and, where payment is to be made by US dollar cheque, the cheque will be mailed (i) (in the case of payments of principal and interest payable on redemption) on the later of the due date for payment and the day on which the relevant Note Certificate is surrendered (or, in the case of part payment only, endorsed) at the Specified Office of a Paying Agent and (ii) (in the case of payments of interest payable other than on redemption) on the due date for payment. A Noteholder shall not be entitled to any interest or other payment in respect of any delay in payment resulting from (A) the due date for a payment not being a business day or (B) a cheque mailed in accordance with this Condition 7 (Payments) arriving after the due date for payment or being lost in the mail. In this paragraph, "business day" means any day on which banks are open for general business (including dealings in foreign currencies) in New York City, London and, in the case of surrender (or, in the case of part payment only, endorsement) of a Note Certificate, in the place in which the Note Certificate is surrendered (or, as the case may be, endorsed).

(e) Partial payments: If a Paying Agent makes a partial payment in respect of any Note, the Principal Paying Agent shall procure that the amount and date of such payment are noted on the Register and, in the case of partial payment upon presentation of a Note Certificate, that a statement indicating the amount and the date of such payment is endorsed on the relevant Note Certificate.

(f) Record date: Each payment in respect of a Note will be made to the person shown as the Holder in the Register at the opening of business in the place of the Registrar's Specified Office on the fifteenth day before the due date for such payment (the "Record Date"). Where payment in respect of a
     Note is to be made by cheque, the cheque will be mailed to the address shown as the address of the Holder in the Register at the opening of business on the relevant Record Date.

(g) Payment to the Account: Save as the Trustee may otherwise direct at any time after the security created pursuant to the Trust Deed becomes enforceable, the Issuer will pursuant to the provisions of Clause 6.1 (Payments to the Principal Paying Agent) of the Agency Agreement require the Borrower to make all payments of principal, interest, Additional Amounts, Indemnity Amounts or other amounts, if any, to be made pursuant to the relevant Loan Agreement, to the Account (less any amounts in respect of the Reserved Rights).

8.   TAXATION

All payments by or on behalf of the Issuer in respect of the Notes shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, duties, assessments, fees or other governmental charges ("Taxes") imposed or levied by or on behalf of the United Kingdom, any jurisdiction from or through which a payment is made, or any political subdivision or taxing authority thereof or therein in each of the preceding jurisdictions (each, a "Taxing Jurisdiction"), unless such withholding or deduction


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is required by law. In that event, the Issuer shall, subject as provided below, pay such additional amounts ("additional amounts") as will result in the receipt by the Noteholders after such withholding or deduction of such amounts as would have been received by them if no such withholding or deduction had been made or required to be made. The foregoing obligation to pay additional amounts, however, will not apply to any:

(a) Taxes that would not have been imposed but for the existence of any present or former connection between such Noteholder and the relevant Taxing Jurisdiction other than the mere receipt of such payment or the ownership or holding of such Note;

(b) (in the case of payments of principal or interest on redemption) Taxes that would not have been imposed but for the surrender by the Noteholder of the relevant Note Certificate for payment on a date more than 30 days after the Relevant Date (as defined below);

(c) Taxes required to be deducted or withheld by any Paying Agent from a payment on a Note, if the Noteholder would have been able to avoid such withholding or deduction by arranging to receive the relevant payment through any other Paying Agent in a Member State of the European Union;

(d) Taxes required to be deducted or withheld on a payment to an individual and which are required to be made pursuant to European Council Directive 2003/48/EC any other directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to such Directive or any arrangement entered into between a Member State and certain other countries and territories in connection with such Directive; and

(e) with respect to taxes, duties, assessments or governmental charges in respect of such Note imposed as a result of the failure of the holder or beneficial owner of the Note to comply with a reasonable written request of the Issuer before any such withholding or deduction would be payable (i) to provide timely or accurate information concerning the nationality, residence or identity of the holder or beneficial owner or (ii) to make any valid or timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the United Kingdom or any authority therein or thereof having the power to tax as a condition to exemption from all or part of such taxes.

In these Conditions, "Relevant Date" means whichever is the later of (a) the date on which the payment in question first becomes due and (b) if the full amount payable has not been received in London by the Principal Paying Agent or the Trustee on or prior to such due date, the date on which (the full amount having been so received) notice to that effect has been given to the Noteholders in accordance with Condition 15 (Notices).

Any reference in these Conditions to principal or interest shall be deemed to include, without duplication, any additional amounts in respect of principal or interest (as the case may be) which may be payable under this Condition 8 (Taxation) or any undertaking given in addition to or in substitution of this Condition 8 (Taxation) pursuant to the Trust Deed or the relevant Loan Agreement.

If the Issuer becomes subject at any time to any taxing jurisdiction other than or in addition to the United Kingdom, references in these Conditions to the United Kingdom shall be construed as references to the United Kingdom and/or such other jurisdiction.

9.   PRESCRIPTION

Claims for principal and interest on redemption shall become void unless the relevant Note Certificates are surrendered for payment within ten years, and claims for interest due other than on redemption shall become void unless made within five years, of the appropriate Relevant Date.

10.  REPLACEMENT OF NOTE CERTIFICATES

If any Note Certificate is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the Specified Office of the Registrar and the Transfer Agent, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement


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and on such terms as to evidence, security, indemnity and otherwise as the
Issuer, Registrar or Transfer Agent may reasonably require. Mutilated or defaced Note Certificates must be surrendered before replacements will be issued.

11.  TRUSTEE AND AGENTS

Under separate agreement between the Borrower and the Trustee, the Trustee is entitled to be indemnified and/or secured to its satisfaction and relieved from responsibility in certain circumstances and, under the Trust Deed, to be paid its costs and expenses in priority to the claims of the Noteholders. In addition, the Trustee is entitled to enter into business transactions with the Issuer and the Borrower and any entity relating to the Issuer and the Borrower without accounting for any profit.

In connection with the exercise by it of any of its trusts, powers, authorities and discretions (including, without limitation, any modification, waiver, authorisation, determination or substitution), the Trustee shall have regard to the general interests of the Noteholders as a class but shall not have regard to any interests arising from circumstances particular to individual Noteholders (whatever their number) and, in particular but without limitation, shall not have regard to the consequences of any such exercise for individual Noteholders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political sub division thereof and the Trustee shall not be entitled to require, nor shall any Noteholder be entitled to claim, from the Issuer and the Trustee or any other person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Noteholders except to the extent already provided for in Condition 8 (Taxation) and/or any undertaking given in addition to, or in substitution for, Condition 8 (Taxation) pursuant to the Trust Deed.

The Trust Deed will provide, inter alia, that the Trustee may act on the opinion or advice of or a certificate or any information obtained from any lawyer, banker, valuer, surveyor, broker, auctioneer, accountant, auditor or other expert, notwithstanding that such opinion or advice contains a limitation on liability or, in the case of the Auditors, disclaims all liability. The Notes provide for the Trustee to take action on behalf of the Noteholders in certain situations, but only if the Trustee is indemnified and/or secured to its satisfaction. It may not be possible for the Trustee to take certain actions in relation to the Notes and accordingly in such circumstances the Trustee will be unable to take action, notwithstanding the provision of any indemnity to it, and it will be for the Noteholders to take action directly.

In acting under the Agency Agreement and in connection with the Notes, the Agents act solely as agents of the Issuer and (to the extent provided therein) the Trustee and do not assume any obligations towards or relationship of agency or trust for or with any of the Noteholders. Under separate agreement between the Borrower and the Agents, the Agents are entitled to be indemnified and/or secured to their satisfaction and relieved from certain responsibilities in certain circumstances.

The initial Agents and their initial Specified Offices are listed below. The Issuer reserves the right (with the prior approval of the Trustee) at any time to vary or terminate the appointment of any Agent and to appoint a successor principal paying agent or registrar and additional or successor paying agents and transfer agents; provided, however, that the Issuer shall at all times maintain (a) a principal paying agent and a registrar, (b) a paying agent and a transfer agent in Ireland, and (c) a paying agent with a specified office in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26/27 November 2000 or any law implementing or complying with, or introduced to conform to, such Directive.

Notice of any change in any of the Agents or in their Specified Offices shall promptly be given to the Noteholders in accordance with Condition 15 (Notices).

12.  MEETINGS OF NOTEHOLDERS; MODIFICATION AND WAIVER; SUBSTITUTION

(a) Meetings of Noteholders: The Trust Deed contains provisions for convening meetings of Noteholders to consider matters relating to the Notes, including the modification of any provision of the relevant


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     Loan Agreement or any provision of these Conditions or the Trust Deed. Such a meeting may be convened on no less than 14 days' notice by the Trustee or the Issuer or by the Trustee upon the request in writing of Noteholders holding not less than one tenth of the aggregate principal amount of the outstanding Notes. The quorum at any meeting convened to vote on an Extraordinary Resolution will be one or more persons holding or representing more than half of the aggregate principal amount of the outstanding Notes or, at any adjourned meeting, one or more persons holding or representing Noteholders whatever the principal amount of the outstanding Notes held or represented, unless the business of such meeting includes consideration of proposals inter alia, (i) to change any date fixed for payment of principal or interest in respect of the Notes, (ii) to reduce the amount of principal or interest payable on any date in respect of the Notes, (iii) to alter the method of calculating the amount of any payment in respect of the Notes or the date for any such payment, (iv) to change the currency of payments under the Notes, (v) to change the quorum requirements relating to meetings or the majority required to pass an Extraordinary Resolution, (vi) to alter the governing law of the Conditions, the Trust Deed or the relevant Loan Agreement, (vii) to change any date fixed for payment of principal or interest under the relevant Loan Agreement, (viii) to alter the method of calculating the amount of any payment under the relevant Loan Agreement or (ix) to change the currency of payment or, without prejudice to the rights under Condition 12(b) (Modification and Waiver) below, change the definition of "Event of Default" under the Framework Agreement (each, a "Reserved Matter"), in which case the necessary quorum will be one or more persons holding or representing not less than two thirds, or at any adjourned meeting not less than half, in principal amount of the Notes for the time being outstanding. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the Noteholders, whether present or not.

     In addition, a resolution in writing signed by or on behalf of all of the Noteholders who for the time being are entitled to receive notice of a meeting of Noteholders under the Trust Deed will take effect as if it were an Extraordinary Resolution. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Noteholders.

(b) Modification and waiver: The Trustee may, without the consent of the Noteholders, agree to any modification of these Conditions or the Trust Deed or, pursuant to the Transferred Rights, the relevant Loan Agreement (other than, in respect of a Reserved Matter) and the Deed of Indemnity which is, in the opinion of the Trustee, proper to make if, in the opinion of the Trustee, such modification will not be materially prejudicial to the interests of Noteholders and to any modification of the Notes or the Trust Deed which is of a formal, minor or technical nature or is to correct a manifest error.

     In addition, the Trustee may, without the consent of the Noteholders, authorise or waive any proposed breach or breach of the Notes or the Trust Deed by the Issuer or, pursuant to the Transferred Rights, the Deed of Indemnity or the relevant Loan Agreement by the Borrower, or determine that any event which would or might otherwise give rise to a right of acceleration under the relevant Loan Agreement shall not be treated as such (other than a proposed breach or breach relating to the subject of a Reserved Matter) if, in the opinion of the Trustee, the interests of the Noteholders will not be materially prejudiced thereby.

     Unless the Trustee agrees otherwise, any such authorisation, waiver or modification shall be notified to the Noteholders as soon as practicable thereafter and in accordance with Condition 15 (Notices).

(c) Substitution: The Trust Deed contains provisions under which the Issuer may, without the consent of the Noteholders, transfer the obligations of the Issuer as principal debtor under the Trust Deed and the Notes to a third party provided that certain conditions specified in the Trust Deed are fulfilled. So long as any of the Notes are listed on the main segment of the Irish Stock Exchange, in the event of such substitution, the Irish Stock Exchange will be informed of such substitution, a supplemental Prospectus will be produced and will be made publicly available at the Specified Offices of the Irish Paying Agent in Ireland and such substitution shall be notified to the Noteholders as soon as practicable thereafter and in accordance with Condition 15 (Notices).


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13.  ENFORCEMENT

At any time after an Event of Default (as defined in the Framework Agreement) or a Relevant Event (as defined below) shall have occurred and be continuing, the Trustee may, at its discretion and without notice, institute such proceedings as it thinks fit to enforce its rights under the Trust Deed in respect of the Notes, but it shall not be bound to do so unless:

(a) it has been so requested in writing by the Holders of at least one quarter in principal amount of the outstanding Notes or has been so directed by an Extraordinary Resolution; and

(b)  it has been indemnified and/or provided with security to its satisfaction.

     No Noteholder may proceed directly against the Issuer unless the Trustee, having become bound to do so, fails to do so within a reasonable time and such failure is continuing.

     The Trust Deed also provides that, in the case of an Event of Default or a Relevant Event, the Trustee may, and shall if requested to do so by Noteholders of at least one quarter in principal amount of the Notes outstanding or if directed to do so by an Extraordinary Resolution and, in either case, subject to it being secured and/or indemnified to its satisfaction, (1) require the Lender to declare all amounts payable under the relevant Loan Agreement by the Borrower to be due and payable (where an Event of Default has occurred and is continuing), or (2) enforce the security created in the Trust Deed in favour of the Noteholders (in the case of a Relevant Event). Upon repayment of the respective Loan following an Event of Default, the Notes will be immediately due and payable at the principal amount thereof together with interest accrued to the date fixed for redemption together with any additional amounts due in respect thereof pursuant to Condition 8 (Taxation) and thereupon shall cease to be outstanding.

     For the avoidance of doubt, the Trustee may only enforce the Note Security following the occurrence of a Relevant Event.

     "Relevant Event" means the earlier of (a) the Issuer failing to make payment of principal or interest on the Notes when due; (b) the Issuer being adjudged, by law or a court, to be insolvent or bankrupt or unable to pay its debts; (c) the Issuer stopping, suspending or threatening to stop or suspend payment of all or a material part of (or a particular type of) its debts, proposing to make a general assignment or arrangement or composition with or for the benefit of the relevant creditors in respect of any such debts; (d) a moratorium being agreed or declared in respect of or affecting all or any part of (or a particular type of) the debts of the Issuer; (e) an order being made or an effective resolution being passed for the winding up or dissolution of the Issuer; or (f) the Issuer ceasing or threatening to cease to carry on all or a material part of its business or operations, except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved by an Extraordinary Resolution of Noteholders.

14.  FURTHER ISSUES

The Issuer may from time to time, with the consent of the Borrower and without the consent of the Noteholders and in accordance with the Trust Deed, create and issue further notes having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest) so as to form a single series with the Notes. Such further notes shall be issued under a deed supplemental to the original Trust Deed. In relation to such issue of further notes, the Lender will enter into a loan agreement supplemental to the relevant Loan Agreement with the Borrower on the same terms as the original Loan Agreement (or on the same terms except for the first payment of interest) subject to any modifications which, in the sole opinion of the Trustee, would not materially prejudice the interests of the Noteholders. The Issuer will provide a further fixed charge and absolute assignment by way of security in favour of the Trustee of its rights under such supplemental loan agreement equivalent to the rights charged and assigned as Note Security in relation to the Lender's rights under the original Loan Agreement which will, together with the Note Security referred to in these Conditions, secure both the Notes and such further notes and the Trustee is entitled to assume without enquiry that this arrangement as regards security for the Notes will not materially prejudice the interests of the Noteholders.


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15.  NOTICES

So long as the Notes are listed on the main segment of the Irish Stock Exchange and the rules of that Exchange so require, notices to Noteholders will be published by means of electronic publication on the internet website of the Irish Stock Exchange (www.ise.ie). Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the Noteholders.

16.  GOVERNING LAW, ARBITRATION AND JURISDICTION

(a) Governing law: The Notes and the Trust Deed (including any non-contractual obligations arising out of or in connection with the Notes and the Trust
     Deed) are governed by, and shall be construed in accordance with, English law.

(b) Arbitrations: The parties to the Trust Deed have agreed that, subject to Condition 16(c) below, any claim, dispute or difference of whatever nature arising under, out of or in connection with the Notes and the Trust Deed (including a claim, dispute or difference regarding their existence, termination or validity) (a "Dispute"), shall be referred to and finally settled by arbitration in accordance with the rules of the London Court of International Arbitration (the "Rules") as at present in force and as modified by this Condition 16(b). The number of arbitrators shall be three, one of whom shall be nominated by each of the parties and the third of whom, who shall act as Chairman, shall be nominated by the two party nominated arbitrators. The seat of arbitration shall be London, England and the language of the arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

(c) Jurisdiction: At any time before the Trustee or any of the Noteholders have nominated an arbitrator to resolve any Dispute or Disputes in accordance with Condition 16(b) above the Issuer has in the Trust Deed (i) agreed that the Trustee or such Noteholders may, at their sole option, elect by notice in writing to the Issuer that such Dispute(s) shall instead be heard by the courts of England or by any other court of competent jurisdiction and that following such election no arbitral tribunal shall have jurisdiction in respect of such Dispute(s); (ii) agreed, in the event of such notice of election being served, for the benefit of the Trustee and the Noteholders that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with the Notes ("Proceedings"); (iii) agreed that those courts are the most appropriate and convenient courts to hear and determine any Proceedings and, accordingly, that it will not argue that any other courts are more appropriate or convenient; (iv) agreed not to claim and irrevocable waive any immunity for itself, its assets or revenues from suit, execution, attachment or other legal process; (v) consented in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (in respect of its use or intended use) of any order or judgment which is made or given in such Proceedings; and (vi) designated an address in England for the purpose of accepting service of any process. The Trust Deed also states that nothing contained in the Trust Deed prevents the Trustee or any of the Noteholders from taking Proceedings in any other courts with jurisdiction and that, to the extent allowed by law, the Trustee or any of the Noteholders may take concurrent proceedings in any number of jurisdictions.

17.  CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person shall have any right to enforce any term or condition of the Notes under the Contracts (Rights of Third Parties) Act 1999, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

There will appear at the foot of the Conditions endorsed on or (as the case may be) attached to each Individual Note Certificate the names and Specified Offices of the Registrar, the Paying Agents and the Transfer Agents as set out at the end of the Prospectus.


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

SUMMARY OF THE PROVISIONS RELATING TO THE NOTES IN GLOBAL FORM

The Global Note Certificates

Each Series of Notes will be evidenced on issue (i) in the case of Regulation S Notes, a Regulation S Global Note Certificate deposited with, and registered in the name of a nominee for, a common depositary for Euroclear and Clearstream and
(ii) in the case of Rule 144A Notes, a Rule 144A Global Note Certificate deposited with a custodian for, and registered in the name of Cede & Co. as nominee of, DTC.

Beneficial interests in a Regulation S Note, as represented by a Regulation S Global Note Certificate, may be held only through Euroclear or Clearstream at any time. See "--Book-Entry Procedures for the Global Note Certificates". On acquisition of a beneficial interest in a Regulation S Note, as represented by a Regulation S Global Note Certificate, the purchaser thereof will be deemed to represent, among other things, that it is not a U.S. person and that, prior to the expiration of 40 days after completion of the distribution of the Series of which such Notes are a part as determined and certified to the Principal Paying Agent and Transfer Agent by the relevant Dealer (or in the case of a Series of Notes sold to or through more than one relevant Dealer, by each of such relevant Dealers as to the Notes of such Series sold by or through it, in which case the Principal Paying Agent and Transfer Agent shall notify each such relevant Dealer when all relevant Dealers have so certified (the "distribution compliance period"), it will not offer, sell, pledge or otherwise transfer such interest except to a person whom the seller reasonably believes to be a non-U.S. person in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation
S. See "Transfer Restrictions". Beneficial interests in a Rule 144A Note, as represented by one or more Rule 144A Global Note Certificates, may only be held through DTC at any time. See "--Book-Entry Procedures for the Global Note Certificates". By acquisition of a beneficial interest in a Rule 144A Note, as represented by one or more Rule 144A Global Note Certificates, the purchaser thereof will be deemed to represent, among other things, that if it is a U.S. person (within the meaning of Regulation S), it is a QIB that is also a QP and that, if in the future it determines to transfer such beneficial interest, it will transfer such interest in accordance with the procedures and restrictions contained in the Agency Agreement. See "Transfer Restrictions".

Beneficial interests in either the Regulation S Notes or the Rule 144A Notes, as represented by the relevant Global Note Certificates, will be subject to certain restrictions on transfer set forth thereon and in the Agency Agreement, and with respect to Rule 144A Notes, as set forth in Rule 144A, and on the Rule 144A Global Note Certificates will bear the legends set forth thereon regarding such restrictions set forth under "Transfer Restrictions". A beneficial interest in a Regulation S Note, as represented by a Regulation S Global Note Certificate, may be transferred to a person who takes delivery in the form of an interest in a Rule 144A Note, as represented by one or more Rule 144A Global Note Certificates, in denominations greater than or equal to the minimum denominations applicable to interests in a Rule 144A Note, as represented by one or more Rule 144A Global Note Certificates, and only upon receipt by the Registrar of a written certification (in the form provided in the Paying Agency Agreement) to the effect that the transferor reasonably believes that the transferee is a QIB that is also a QP and that such transaction is in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. Beneficial interests in a Rule 144A Note, as represented by one or more Rule 144A Global Note Certificates, may be transferred to a person who takes delivery in the form of an interest in a Regulation S Note, as represented by a Regulation S Global Note Certificate, only upon receipt by the Registrar of a written certification (in the form provided in the Paying Agency Agreement) from the transferor to the effect that the transfer is being made to a non-U.S. person and in accordance with Regulation S.

Any beneficial interest in a Regulation S Global Note, as represented by a Regulation S Global Note Certificate, that is transferred to a person who takes delivery in the form of an interest in a Rule 144A Note, as represented by one or more Rule 144A Global Note Certificates, will, upon transfer, cease to be an interest in the Regulation S Note, as represented by a Regulation S Global Note Certificate, and become an interest in the Rule 144A Note, as represented by one or more Rule 144A Global Note Certificates, and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to


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SUMMARY OF THE PROVISIONS RELATING TO THE NOTES IN GLOBAL FORM

beneficial interests in the Rule 144A Note, as represented by one or more Rule 144A Global Note Certificates, for as long as it remains such an interest. Any beneficial interest in a Rule 144A Note, as represented by one or more Rule 144A Global Note Certificates, that is transferred to a person who takes delivery in the form of an interest in a Regulation S Note, as represented by a Regulation S Global Note Certificate, will, upon transfer, cease to be an interest in the Rule 144A Note, as represented by one or more Rule 144A Global Note Certificates, and become an interest in the Regulation S Note, as represented by a Regulation S Global Note Certificate, and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in the Regulation S Note, as represented by a Regulation S Global Note Certificate, for so long as it remains such an interest. No service charge will be made for any registration of transfer or exchange of Notes, but the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Except in the limited circumstances described below, owners of beneficial interests in either the Regulation S Notes or the Rule 144A Notes, as represented by the relevant Global Note Certificate will not be entitled to receive physical delivery of individual Note certificates (the "Individual Note Certificates"). The Notes are not issuable in bearer form.

Amendments to the Terms and Conditions

Each Global Note Certificate contains provisions that apply to the Notes that they represent, some of which modify the effect of the above Terms and Conditions of the Notes. The following is a summary of those provisions:

Payments

Payments of principal and interest in respect of Notes evidenced by a Global Note Certificate will be made against presentation for endorsement by the Principal Paying Agent and Transfer Agent and, if no further payment falls to be made in respect of the relevant Notes, surrender of such Global Note Certificate to or to the order of the Principal Paying Agent and Transfer Agent or such other Paying Agent as shall have been notified to the relevant Noteholders for such purpose. A record of each payment so made will be endorsed in the appropriate schedule to the relevant Global Note Certificate, which endorsement will be prima facie evidence that such payment has been made in respect of the relevant Notes.

Notices

So long as any Notes are evidenced by a Global Note Certificate and the relevant Global Note Certificate is held by or on behalf of a clearing system, notices to Noteholders may be given by delivery of the relevant notice to that clearing system for communication by it to entitled account holders in substitution for delivery thereof as required by the Terms and Conditions of such Notes provided that for so long as the Notes are admitted to trading on the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, notices will also be published by means of electronic publication on the internet website of the Irish Stock Exchange (www.ise.ie).

Meetings

The holder of an interest in a Global Note will be treated as being one person for the purposes of any quorum requirements of, or the right to demand a poll at, a meeting of Noteholders and in any such meeting as having one vote in respect of Notes for which the relevant Global Note Certificate may be exchangeable.

Trustee's Powers

In considering the interests of Noteholders while interests in the relevant Global Note are held on behalf of a clearing system, the Trustee, to the extent it considers it appropriate to do so in the circumstances, may have regard to any information provided to it by such clearing system or its operator as to the identity (either individually or by category) of its accountholders with entitlements to an interest in such Global Note and may consider such interests as if such accountholders were the holders of an interest in such Global Note.


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SUMMARY OF THE PROVISIONS RELATING TO THE NOTES IN GLOBAL FORM

Cancellation

Cancellation of any Note required by the Terms and Conditions of the Notes to be cancelled will be effected by reduction in the principal amount of the applicable Global Note.

Redemption at the Option of Noteholders

If a Put Event (as defined in the "Terms and Conditions of the Notes") occurs, the Issuer must, upon becoming aware of the occurrence of a Change of Control, promptly give notice to the Noteholders in accordance with the "Terms and Conditions of the Notes" and the standard procedures of DTC, Euroclear and Clearstream of such Change of Control. For so long as all of the Notes are represented by the Global Note Certificates and the relevant Global Note Certificates are held on behalf of Euroclear and/or Clearstream and DTC, as applicable, such option of the Noteholders to require redemption of the Notes may be exercised by an accountholder (shown in the records of Euroclear and/or Clearstream and DTC, as applicable, as the holder of Notes) giving notice to a Paying Agent in accordance with the standard procedures of Euroclear, Clearstream and DTC of the principal amount of the Notes in respect of which such option is to be exercised, not later than 30 days after the Issuer has given the notice of the Change of Control referred to above. Following presentation of the relevant Global Note Certificates to the Principal Paying Agent and Transfer Agent for notation, the Issuer shall (subject to certain limitations on the obligation of payment of the Issuer in Condition 5 (Redemption and Purchase)) redeem the relevant proportion of each relevant Global Note five business days after the expiration of the 30 day period detailed above and the Paying Agent will mark down the relevant Global Note Certificates in accordance with the terms of the Agency Agreement.

Exchange for Individual Note Certificates

Exchange

Each Global Note Certificate will be exchangeable, free of charge to the holder, in whole but not in part, for Individual Note Certificates if: (i) interests in the relevant Global Note are held by or on behalf of (A) DTC, and DTC notifies the Issuer that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to the Global Note or ceases to be a "clearing agency" registered under the U.S. Securities Exchange Act of 1934 (the "Exchange Act") or if at any time it is no longer eligible to act as such, and the Issuer is unable to locate a qualified successor within 90 days of receiving notice or becoming aware of such ineligibility on the part of DTC or (B) Euroclear or Clearstream and Euroclear or Clearstream as the case may be, is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so, by the holder giving notice to the Registrar or any Transfer Agent or (ii) if the Issuer would suffer a material disadvantage in respect of the Notes as a result of a change in the laws or regulations (taxation or otherwise) of any jurisdiction referred to in Condition 8 (Taxation) which would not be suffered were the Notes evidenced by Individual Note Certificates and a notice to such effect signed by two directors of the Issuer is delivered to the Trustee, by the Issuer giving notice to the Registrar or any Transfer Agent and the Noteholders, of its intention to exchange the relevant Global Note Certificate for Individual Note Certificates on or after the Exchange Date (as defined below) specified in the notice.

On or after the Exchange Date, the holder of the relevant Global Note may surrender such Global Note Certificate evidencing such Global Note to or to the order of the Registrar or any Transfer Agent. In exchange for the relevant Global Note Certificate, as provided in the Paying Agency Agreement, the Registrar will deliver, or procure the delivery of, an equal aggregate amount of duly executed and authenticated Individual Note Certificates in or substantially in the form set out in the relevant schedule to the Trust Deed.

The Registrar will not register the transfer of, or exchange of interests in, a Global Note for interests evidenced by Individual Note Certificates for a period of 15 calendar days ending on the date for any payment of principal or interest or on the date of optional redemption in respect of the Notes.


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SUMMARY OF THE PROVISIONS RELATING TO THE NOTES IN GLOBAL FORM

"Exchange Date" means a day falling not later than 90 days after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Registrar or the Transfer Agent is located.

Delivery

In such circumstances, the relevant Global Note Certificate shall be exchanged in full for Individual Note Certificates and the Issuer will, at the cost of the Bank (but against such indemnity as the Registrar or any relevant Transfer Agent may require in respect of any tax or other duty of whatever nature which may be levied or imposed in connection with such exchange), cause sufficient Individual Note Certificates to be executed and delivered to the Registrar for completion, authentication and dispatch to the relevant Noteholders. A person having an interest in a Global Note, as represented by a Global Note Certificate must provide the Registrar with (a) a written order containing instructions and such other information as the Issuer and the Registrar may require to complete, execute and deliver such Notes and (b) in the case of a Rule 144A Note only, a fully completed, signed certification substantially to the effect that the exchanging holder is not transferring its interest at the time of such exchange or, in the case of simultaneous sale pursuant to Rule 144A, a certification that the transfer is being made in compliance with the provisions of Rule 144A to a QIB that is also a QP. Individual Note Certificates issued in exchange for one or more Rule 144A Global Note Certificate evidencing beneficial interests in a Rule 144A Note shall bear the legend applicable to transfers pursuant to Rule 144A, as set out under "Transfer Restrictions".

Legends

The holder of an Individual Note Certificate may transfer the Notes evidenced thereby in whole or in part in the applicable minimum denomination by surrendering it at the specified office of the Registrar or any Transfer Agent, together with the completed form of transfer thereon. Upon the transfer, exchange or replacement of a Rule 144A Individual Note Certificate bearing the legend referred to under "Transfer Restrictions", or upon specific request for removal of the legend on a Rule 144A Individual Note Certificate, the Issuer will deliver only Rule 144A Individual Note Certificates that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to the Issuer and the Registrar such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by the Issuer that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act and the Investment Company Act.

Book-Entry Procedures for the Global Note Certificates

For each Series of Notes evidenced by both a Regulation S Global Note Certificate and a Rule 144A Global Note Certificate, custodial and depository links are to be established between DTC, Euroclear and Clearstream to facilitate the initial issue of the Notes and cross-market transfers of the Notes associated with secondary market trading. See "--Book Entry
Ownership--Settlement and Transfer of Notes" below.

Euroclear and Clearstream

Euroclear and Clearstream each hold securities for their customers and facilitate the clearance and settlement of securities transactions through electronic book-entry transfer between their respective accountholders. Indirect access to Euroclear and Clearstream is available to other institutions which clear through or maintain a custodial relationship with an accountholder of either system. Euroclear and Clearstream provide various services including safekeeping, administration, clearance and settlement of internationally-traded securities and securities lending and borrowing. Euroclear and Clearstream also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective customers may settle trades with each other. Their customers are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Investors may hold their interests in such Global Notes directly through Euroclear or Clearstream if they are accountholders ("Direct Participants") or indirectly ("Indirect Participants" and together with Direct Participants, "Participants") through organisations which are accountholders therein.


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SUMMARY OF THE PROVISIONS RELATING TO THE NOTES IN GLOBAL FORM

DTC

DTC has advised the Issuer as follows: DTC is a limited purpose trust company organised under the laws of the State of New York, a "banking organization" under the laws of the State of New York, a member of the U.S. Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic computerised book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates.

Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organisations. Indirect access to DTC is available to others, such as banks, securities brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a DTC Direct Participant, either directly or indirectly.

Investors may hold their interests in Rule 144A Notes directly through DTC if they are Direct Participants in the DTC system, or as Indirect Participants through organisations which are Direct Participants in such system.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants and only in respect of such portion of the aggregate principal amount of the relevant Rule 144A Note as to which such Participant or Participants has or have given such direction. However, in the circumstances described under "Exchange for Individual Note Certificates", DTC will surrender the relevant Rule 144A Global Note Certificates for exchange for Rule 144A Individual Note Certificates (which will bear the legend applicable to transfers pursuant to Rule 144A).

Book-Entry Ownership

Euroclear and Clearstream

The Regulation S Global Note Certificate representing Regulation S Notes of any Series will have an ISIN and a Common Code and will be registered in the name of a nominee for, and deposited with a common depositary on behalf of, Euroclear and Clearstream. The address of Euroclear is 1 Boulevard du Roi Albert II, B1210 Brussels, Belgium, and the address of Clearstream is 42 Avenue J.F. Kennedy, L 855, Luxembourg.

DTC

The Rule 144A Global Note Certificate representing Rule 144A Notes of any Series will have a CUSIP number and will be deposited with a custodian for and registered in the name of Cede & Co. as nominee of, DTC. The Custodian and DTC will electronically record the principal amount of the Notes held within the DTC System. The address of DTC is 55 Water Street, New York, New York 10041, USA.

Relationship of Participants with Clearing Systems

Each of the persons shown in the records of Euroclear, Clearstream or DTC as the holder of a Note evidenced by a Global Note Certificate must look solely to Euroclear, Clearstream or DTC (as the case may be) for his share of each payment made by the Issuer to the holder of such Global Note and in relation to all other rights arising under the Global Note, subject to and in accordance with the respective rules and procedures of Euroclear, Clearstream or DTC (as the case may be). The Issuer expects that, upon receipt of any payment in respect of Notes evidenced by a Global Note Certificate, the common depositary by whom such
Note is held, or nominee in whose name it is registered, will immediately credit the relevant participants' or accountholders' accounts in the relevant clearing system with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Note as shown on the records of the relevant clearing system or its nominee. The Issuer also expects that payments by Direct Participants in any clearing system to owners of beneficial interests in any Global Note held through such Direct Participants in any clearing system will be governed by standing instructions and


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SUMMARY OF THE PROVISIONS RELATING TO THE NOTES IN GLOBAL FORM

customary practices. Save as aforesaid, such persons shall have no claim directly against the Issuer in respect of payments due on the Notes for so long as the Notes are evidenced by such Global Note Certificate and the obligations of the Issuer will be discharged by payment to the registered holder, as the case may be, of such Global Note in respect of each amount so paid. None of the Issuer, the Trustee or any Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of ownership interests in any Global Note or for maintaining, supervising or reviewing any records relating to such ownership interests.

Settlement and Transfer of Notes

Subject to the rules and procedures of each applicable clearing system, purchases of Notes held within a clearing system must be made by or through Direct Participants, which will receive a credit for such Notes on the clearing system's records. The ownership interest of each actual purchaser of each such Note (the "Beneficial Owner") will, in turn, be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from any clearing system of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction.

Transfers of ownership interests in Notes held within the clearing system will be affected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in such Notes, unless and until interests in any Global Note held within a clearing system are exchanged for interests evidenced by Individual Note Certificates.

No clearing system has knowledge of the actual Beneficial Owners of the Notes held within such clearing system and their records will reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by the clearing systems to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities. Consequently, the ability to transfer interests in a Global Note to such persons may be limited. Because DTC can only act on behalf of Direct Participants, who, in turn, act on behalf of Indirect Participants, the ability of a person having an interest in a Rule 144A Global Note to pledge such interest to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interest, may be affected by a lack of physical certificate in respect of such interest.

Trading between Euroclear and/or Clearstream Participants

Secondary market sales of book-entry interests in the Notes held through Euroclear or Clearstream to purchasers of book-entry interests in the Notes held through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional Eurobonds.

Trading between DTC Participants

Secondary market sales of book-entry interests in the Notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC's Same-Day Funds Settlement ("SDFS") system in same-day funds, if payment is effected in US dollars, or free of payment, if payment is not effected in US dollars. Where payment is not effected in US dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.


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SUMMARY OF THE PROVISIONS RELATING TO THE NOTES IN GLOBAL FORM

Trading between DTC seller and Euroclear/Clearstream purchaser

When book-entry interests in Notes are to be transferred from the account of a DTC participant holding a beneficial interest in a Rule 144A Global Note to the account of a Euroclear or Clearstream accountholder wishing to purchase a beneficial interest in a Regulation S Global Note (subject to the certification procedures provided in the Agency Agreement), the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream accountholder to DTC by 12 noon, New York time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream participant. On the settlement date, the custodian of the Rule 144A Global Note evidenced by one or more Rule 144A Global Note Certificates will instruct the Registrar to (i) decrease the amount of Notes registered in the name of Cede & Co. and evidenced by the Rule 144A Global Note Certificate of the relevant class and (ii) increase the amount of Notes registered in the name of the nominee of the common depositary for Euroclear and Clearstream and evidenced by the Regulation S Global Note Certificate. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, as the case may be, for credit to the relevant accountholder on the first business day following the settlement date.

Trading between Euroclear/Clearstream Seller and DTC purchaser

When book-entry interests in the Notes are to be transferred from the account of a Euroclear or Clearstream accountholder to the account of a DTC participant wishing to purchase a beneficial interest in a Rule 144A Global Note (subject to the certification procedures provided in the Agency Agreement), the Euroclear or Clearstream participant must send to Euroclear or Clearstream delivery free of payment instructions by 7:45 p.m., Brussels or Luxembourg time, one business day prior to the settlement date. Euroclear or Clearstream, as the case may be, will, in turn, transmit appropriate instructions to the common depositary for Euroclear and Clearstream and the Registrar to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream will (a) transmit appropriate instructions to the custodian of the Rule 144A Global Note who will, in turn, deliver such book-entry interests in the Notes free of payment to the relevant account of the DTC participant and (b) instruct the Registrar to (i) decrease the amount of Notes registered in the name of the nominee of the common depositary for Euroclear and Clearstream and evidenced by a Regulation S Global Note Certificate; and (ii) increase the amount of Notes registered in the name of Cede & Co. and evidenced by a Rule 144A Global Note Certificate.

Although Euroclear, Clearstream and DTC have agreed to the foregoing procedures in order to facilitate transfers of a beneficial interest in a Global Note among participants and accountholders of Euroclear, Clearstream and DTC, they are under no obligation to perform or continue to perform such procedure, and such procedures may be discontinued at any time. None of the Issuer, the Trustee or any Agent will have the responsibility for the performance by Euroclear, Clearstream or DTC or their respective Direct or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Pre-issue Trades Settlement

It is expected that delivery of Notes will be made against payment therefor on the Closing Date thereof, which could be more than three business days following the date of pricing. Under Rule 15c6-1 under the Exchange Act, trades in the United States secondary market generally are required to settle within three business days (T+3), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes in the United States on the date of pricing or the next succeeding business days until three days prior to the relevant Closing Date will be required, by virtue of the fact the Notes initially will settle beyond T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Settlement procedures in other countries will vary. Purchasers of Notes may be affected by such local settlement practices, and purchasers of Notes between the relevant date of pricing and the relevant Closing Date should consult their own advisers.


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Summary of Dealer Agreement

Subject to the terms and on the conditions contained in an amended and restated dealer agreement dated 18 July 2008 between the Issuer, the Bank, UBS Limited as arranger and the Dealers named therein (as may be further amended or supplemented from time to time, the "Dealer Agreement"), the Notes will be offered from time to time by the Issuer to the Dealer or such other Dealers as may be appointed from time to time in respect of any Series of Notes pursuant to the Dealers Agreement. Any agreement for the sale of Notes will, inter alia, make provision for the form and terms and conditions of the relevant Notes, whether the placement of the Notes is underwritten or sold on an agency basis only, the price at which such Notes will be purchased by the Dealers and the commissions or other agreed deductibles (if any) which are payable or allowable by the Issuer in respect of such purchase and the form of any indemnity to the Dealers against certain liabilities in connection with the offer and sale of the relevant Notes. The Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the relevant Dealer. The Dealer Agreement also provides for Notes to be issued in syndicated Series that may be jointly and severally underwritten by two or more Dealers. Furthermore, any of the Dealers may from time to time purchase and hold the Notes for their own account or for the accounts that they exercise on a discretionary basis.

Each of the Issuer and the Bank has agreed to indemnify the Dealers against certain losses, as set out in the Dealer Agreement. The Dealer Agreement entitles the Dealers to terminate any agreement that they make to subscribe for the Notes in certain circumstances prior to payment for such Notes being made to the Issuer.

Selling Restrictions

United States

The Notes and the corresponding Loans have not been and will not be registered under the Securities Act, the securities laws of any State or other jurisdiction of the United States, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act.

Each Dealer has agreed that, except as permitted by the Dealer Agreement, it will not offer or sell the Notes of any Series (i) as part of their distribution at any time or (ii) otherwise until 40 days after completion of the distribution of the Notes of such Series within the United States or to, or for the account or benefit of, U.S. persons and that it will have sent to each dealer to which it sells Notes of any Series (other than a sale pursuant to Rule 144A) during the distribution compliance period with respect to that Series a confirmation or other notice setting forth the restrictions on offers and sales of the Notes of that Series within the United States or to, or for the account or benefit of, U.S. persons. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

In addition, until 40 days after the commencement of the offering of the Notes of a Series, an offer or sale of Notes within the United States by a dealer that is not participating in the offering may violate the registration requirements of the Securities Act if such offer or sale is made otherwise than in accordance with Rule 144A.

Notes offered and sold outside the United States to non-U.S. persons may be sold in reliance on Regulation S. The Dealer Agreement provides that the Dealer(s) may directly or through their respective U.S. broker-dealer affiliates arrange for the offer and resale of Notes within the United States only to persons whom they reasonably believe are QIBs and QPs who can represent that (a) they are QPs who are QIBs within the meaning of Rule 144A, (b) they are not broker-dealers who own and invest on a discretionary basis less than US$25 million in securities of unaffiliated issuers, (c) they are not a participant-directed employee plan, such as a 401(k) plan, (d) they are acting for their own account, or the account of one or more QIBs each of which is a QP, (e) they are not formed for the purpose of investing in the Issuer or the Notes, (f) each account for which they are purchasing will hold and transfer at least US$100,000 in principal amount of


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SUBSCRIPTION AND SALE

Notes at any time, and (g) they will provide notice of the transfer restrictions set forth in this Prospectus to any subsequent transferees.

The Issuer and the Dealers reserve the right to reject any offer to purchase the Notes, in whole or in part, for any reason. This Prospectus does not constitute an offer to any person in the United States or to any U.S. person other than any QIB who is also a QP and to whom an offer has been made directly by one of the Dealers or its U.S. broker-dealer affiliate. Distribution of this Prospectus by any non-U.S. person outside the United States or by any QIB that is a QP within the United States to any U.S. person or to any other person within the United States, other than any QIB that is a QP and those persons, if any, retained to advise such non-U.S. person or QIB that is a QP with respect thereto, is unauthorised and any disclosure without the prior written consent of the Issuer of any of its contents to any such U.S. person or other person within the United States, other than any QIB that is a QP and those persons, if any, retained to advise such non- U.S. person or QIB that is a QP, is prohibited.

The Issuer jointly with the Paying Agent will request Bloomberg to include, in the "Description" page on each Bloomberg screen containing information about the Rule 144A Note, a statement in the "Comments" box that the Rule 144A Note "are being offered in reliance on the exemption from registration under Rule 144A of the Securities Act to Persons that are both (1) qualified institutional buyers (as defined in Rule 144A under the Securities Act) and (2) qualified purchasers (as defined in 2(a)(51) of the Investment Company Act of 1940)".

Public Offer Selling Restriction under the Prospectus Directive

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each Dealer has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this Prospectus to the public in that Relevant Member State other than:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR43,000,000; and (3) an annual net turnover of more than EUR50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Arranger; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of Notes to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that:


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(a)  in relation to any Notes which have a maturity of less than one year, (i)
     it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of
     Section 19 of the Financial Services and Markets Act 2000 ("FSMA") by the Issuer;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Ukraine

Each Dealer has agreed that the Notes shall not be offered by any of them for circulation, distribution, placement, sale, purchase or other transfer in the territory of Ukraine. Accordingly, nothing in this Prospectus or any other documents, information or communications related to the Notes shall be interpreted as containing any offer or invitation to, or solicitation of, any such circulation, distribution, placement, sale, purchase or other transfer in the territory of Ukraine.

Russian Federation

Each Dealer represents to and agrees with the Issuer and Alfa-Bank that it has not offered or sold or otherwise transferred and will not offer or sell or otherwise transfer as part of their initial distribution or at any time thereafter any Notes to or for the benefit of any persons (including legal entities) resident, incorporated, established or having their usual residence in the Russian Federation or to any person located within the territory of the Russian Federation unless and to the extent otherwise permitted under Russian law.

Republic of Italy

The offering of the Notes has not been registered and will not be registered with the Commissione Nazionale per le Societa e la Borsa ("CONSOB") pursuant to the Italian securities legislation and, accordingly, each of the Dealers represents and agrees that it has not offered or sold, and will not offer or sell, any Notes in the Republic of Italy in a solicitation to the public at large within the meaning of Article 1, paragraph 1, letter (t) of legislative decree No. 58 of 24 February 1998, and that sales of the Notes in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Each of the Dealers represents and agrees that it will not offer, sell or deliver any Notes or distribute copies any document relating to the Notes in the Republic of Italy except:

(a) to "Professional Investors", as defined in Article 31.2 of CONSOB Regulation No. 11522 of 1 July 1998, as amended ("CONSOB Regulation No. 11522"), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended ("Italian Financial Act"); or

(b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.

Any such offer, sale or delivery of the Notes or any document relating to the Notes in the Republic of Italy must be:


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SUBSCRIPTION AND SALE

(i) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and

(ii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the Notes in the Republic of Italy, Article 100-bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the Notes are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of Notes who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorised person at whose premises the Notes were purchased, unless an exemption provided for under the Italian Financial Act applies.

General

Each Dealer has agreed that it has, to the best of its knowledge and belief, complied and will comply with applicable securities laws and regulations in each jurisdiction in which it offers, sells or delivers Notes or distributes this Prospectus (and any amendments thereof and supplements thereto) or any other offering or publicity material relating to the Notes, the Issuer or the Bank.

No action has been or will be taken in any jurisdiction by the Issuer, the Bank or any of the Dealers that would, or is intended to, permit a public offer of the Notes or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Accordingly, each Dealer has undertaken to the Issuer and the Bank that it will not, directly or indirectly, offer or sell any Notes or distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of Notes by it will be made on the same terms.

These selling restrictions may be modified by the agreement of the Issuer, the Bank and the Dealers following a change in a relevant law, regulation or directive. Any such modification will be set out in the Final Terms issued in respect of the issue of Notes to which it relates or in a supplement to this Prospectus.

The Arranger and the Dealers and its or their affiliates, as the case may be, have engaged in trade financing and other financing transactions with the Bank (including, in some cases, credit agreements and credit lines), some of which are currently outstanding, in the ordinary course of its banking business, for which they received customary fees. The Arranger and the Dealers may enter into similar ordinary course financing transactions in the future. In addition, the Arranger and the Dealers may have performed various investment banking, financial advisory, and other services for the Bank, for which they receive customary fees, and the Arranger and the Dealers and its or their affiliates, as the case may be, may provide such services in the future.


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TAXATION

The following is a general description of certain tax laws relating to the Notes and does not purport to be a comprehensive discussion of the tax treatment of every Series of Notes. Prospective purchasers of any Series of Notes are advised to consult their own tax advisers as to the consequences of the purchase, ownership and disposition of any Series of Notes in light of their particular circumstances, including, but not limited to, the consequences of the receipt of interest and the sale or redemption of any Series of Notes.

Ukraine

General

The following summary of the principal Ukrainian tax consequences of the acquisition, ownership and disposition of the Notes as well as Ukrainian tax legislation applicable to payments under the respective Loan and related agreements is included for general information only. Potential investors in and holders of the Notes should consult their own tax advisors as to the tax consequences under the laws of Ukraine of the acquisition, ownership and disposition of the Notes. This summary is based upon the Ukrainian tax laws and regulations as in effect on the date of this Prospectus. Such laws and regulations are subject to change or varying interpretations, possibly with retroactive effect. As with other areas of Ukrainian legislation, tax law and practice in Ukraine is not as clearly established as that of more developed jurisdictions. It is possible, therefore, that the current interpretation of the law practice may be amended with retroactive effect. Accordingly, it is possible that payments to be made to the holders of the Notes could become subject to taxation or that rates currently in effect with respect to such payments could be increased in ways that cannot be anticipated as at the date of this Prospectus.

Tax on Interest Payments under the respective Loan

The Law of Ukraine "On Taxation of Profits of Enterprises", dated 28 December 1994, as restated and amended (the "CIT Law") establishes that interest income received by non-resident entities from Ukrainian source shall be subject to Ukrainian withholding tax at the rate of 15 per cent. of the gross amount of such interest income.

At the same time, paragraph 13.2 of Article 13 of the CIT Law states that if an applicable double tax treaty effective in Ukraine provides for reduction in or relief from Ukrainian taxation of any income from sources in Ukraine, the treaty provisions shall prevail over provisions of the CIT Law.

The United Kingdom and Ukraine have entered into such a treaty, signed on 10 February 1993 effective since 11 August 1993 (the "Double Tax Treaty"). Under provisions of the Double Tax Treaty (Article 11), interest arising in Ukraine and paid to a resident of the United Kingdom shall be taxable only in the United Kingdom if such resident is the beneficial owner of the interest and is subject to tax in respect of such interest in the United Kingdom.

Based on professional advice it has received, Management believes that, under the Double Tax Treaty, as currently applied, payments of interest on the respective Loan will not be subject to Ukrainian withholding tax, provided that certain conditions set forth in the Double Tax Treaty and under applicable Ukrainian law are duly satisfied.

Specifically, in order for the exemption from Ukrainian withholding tax under the Double Tax Treaty to be applicable, the Lender must be (a) a resident of the United Kingdom for the purposes of the Double Tax Treaty, (b) the "beneficial owner" of the interest payments being received in the United Kingdom, and (c) "subject to tax" in respect of such interest payments in the United Kingdom. The exemption of interest payments on the relevant Loan Agreements will not be available under the Double Tax Treaty if the Lender carries on business through a permanent establishment situated in Ukraine, and the debt-claim in respect of which the interest is paid is effectively connected with such permanent establishment. It is unclear how the test for taxation of interest payments in the United Kingdom will be interpreted and applied by the Ukrainian tax authorities. In addition, the notion of beneficial ownership is not well defined in Ukrainian tax law. As a consequence, different interpretations are possible, and the position could be taken that the


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TAXATION

Lender should not be viewed as the beneficial owner of the interest payments being received in the United Kingdom or as subject to tax thereon in the United Kingdom. However, Management believes that it is unlikely that the Ukrainian tax authorities will adopt this view.

In addition, Article 11(7) of the Double Tax Treaty contains a "main purpose" anti-avoidance provision. While there is no established practice of the Ukrainian tax authorities with respect to the application of this provision, treaty benefits would not be available (and interest on the respective Loan would be subject to Ukrainian withholding tax) if the Ukrainian tax authorities were to take the position that one of the main purposes of using the United Kingdom, as the Lender's jurisdiction of residence for this financing transaction was to take advantage of the tax benefits (i.e., exemption of the interest payments from withholding taxation in Ukraine) under the Double Tax Treaty.

Applicable Ukrainian legislation allows upfront relief from Ukrainian withholding tax under the Double Tax Treaty if the United Kingdom recipient of income from sources in Ukraine provides the payer with a confirmation that the recipient is a resident of the United Kingdom for the purposes of the Double Tax Treaty. A new tax residency confirmation must be obtained for each calendar year. In the event that the tax residency confirmation for the relevant calendar year has not been provided to the Bank as at the date of interest payments to the Lender, the Bank may rely on the tax residency confirmation for the previous calendar year and the tax residency confirmation for the calendar year in which the payment is made has to be provided upon expiration of that calendar year. In order to claim treaty relief the payee or payer is not required to apply for and/or obtain any transaction specific prior clearance from the Ukrainian tax authorities. Instead, the Ukrainian payer may directly apply the rate under the Double Tax Treaty, provided that the current tax residency confirmation is available on or prior to the date of payment of Ukrainian source income.

Tax on Payments under the Deed of Indemnity

Payments under the Deed of Indemnity, if treated as income from Ukrainian sources, are subject to 15 per cent. withholding tax in Ukraine, unless all relevant criteria under the Double Tax Treaty and applicable Ukrainian legislation are met.

Tax on Issue and Interest Payments under the Notes

No Ukrainian withholding tax should apply to the issue of the Notes or interest payments under the Notes because the Notes will not be issued and interest payments under the Notes will not be made by the Bank or from Ukraine.

Tax on Principal under the respective Loan

The amounts received by the Lender as repayment or prepayment of principal amount of the respective Loan are not treated as income. Therefore, these amounts shall not be subject to income tax in Ukraine either by withholding or otherwise.

Tax on Payment of Instalments of Principal and On Redemption of the Notes

The amounts received by non-resident Noteholders upon the Notes redemption should not be subject to withholding tax in Ukraine, taking into account that payment on redemption of the Notes will not be made by the Bank or from Ukraine.

Gross-Up Provisions

If any payments (including payments of interest) under any of the relevant Loan Agreements and/or any payments under the Deed of Indemnity become subject to any withholding tax (as a result of which the Issuer would reduce payments under the Notes by the amount of such withholding tax), the Bank may, subject to certain exceptions specified in each of such relevant Loan Agreements, become obliged to pay such additional amounts as may be necessary so that the net payments received by the Lender were not less than the amount it would have received in the absence of such withholding. In the event the Bank is obliged


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TAXATION

to pay additional amounts on account of Ukrainian taxes withheld under any of the relevant Loan Agreements, the Bank would have the right to prepay the respective Loan as fully set out in each of the relevant Loan Agreements. Notwithstanding the foregoing, the CIT Law prohibits contractual provisions under which residents undertake to pay taxes for non-residents on their income received from sources in Ukraine. If interpreted broadly, such restriction would also apply to gross-up provisions of any of such relevant Loan Agreements and the Deed of Indemnity and obligations of the Bank to pay additional amounts thereunder. As a result, the gross-up provisions could be found null and void and, therefore, unenforceable in Ukraine.

If the Trustee were to enforce security under the Trust Deed, the Trustee shall be receiving payments of principal and interest under each of the relevant Loan Agreements and/or payments under the Deed of Indemnity (as the case may be) in the name of the Lender or in its own name. As a result, benefits under the Double Tax Treaty may cease to be applicable to payments under any of such relevant Loan Agreements and/or the Deed of Indemnity (as the case may be) and such payments may become subject to withholding tax in Ukraine unless the Trustee meets all the criteria for the exemption under the Double Tax Treaty. If this were to occur, the Bank would be obliged to pay additional amounts on account of Ukrainian taxes withheld under any of the relevant Loan Agreements and/or the Deed of Indemnity and may prepay the respective Loan at its principal amount, together with accrued interest. Thereupon all outstanding Notes will be redeemed by the Issuer.

The Issuer is obliged to make payments under the Notes to the Noteholders only to the extent of the amount of principal, interest and additional amounts, if any, actually received by or for the account of the Lender under any of the relevant Loan Agreements, less any amount in respect of the Reserved Rights (as defined in the Conditions). See also "Risk Factors - Risks Relating to the Programme, Notes and the Trading Market".

Transfers of Notes to Ukrainian Investors

If the Notes are held by a non-resident entity, any gain derived by a non-resident entity from the sale or other disposition of the Notes to a Ukrainian resident entity will be subject to withholding tax in Ukraine at the rate of 15 per cent. If the Notes are held by a non-resident individual, any gain derived by the individual from the sale or other disposition of Notes to a Ukrainian resident entity are generally subject to withholding taxation in Ukraine at the rate of 30 per cent. Such gain derived by non-resident entity or individuals from the sale or other disposition of the Notes, otherwise subject to income taxation in Ukraine, may be exempt from taxation in Ukraine under provisions of applicable Ukrainian double tax treaties.

Transfers of Notes to Non-Ukrainian Investors

No Ukrainian withholding tax should apply to the gains derived by a non-resident entity from the sale or other disposition of the Notes to another non-resident entity or individual.

Tax Implications for Residents of Ukraine and Permanent Establishments of Non-Residents

A Noteholder who is an individual or entity resident in Ukraine for tax purposes (including a permanent establishment of a non-resident entity) is subject to taxation in Ukraine on net basis on its worldwide income (income attributable to its permanent establishment in Ukraine). Interest from holding debt securities is included into the taxable income of a resident taxpayer or taxable income of a non-resident taxpayer attributable to its permanent establishment in Ukraine, while the principal amount is not treated as income to the extent such amount does not exceed the original issue price or, as the case may be, the purchase price of the Notes acquired by the holders in the secondary market.

United Kingdom

The following is a summary of the United Kingdom withholding tax treatment at the date hereof in relation to payments of principal and interest in respect of the Notes and the provision of information in the United Kingdom. The comments do not deal with other United Kingdom tax aspects of acquiring, holding or disposing of Notes (including stamp duties). The comments relate only to the position of persons who are


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TAXATION

absolute beneficial owners of the Notes and some aspects do not apply to certain classes of taxpayer (such as dealers in the Notes, persons who hold the Notes for trading purposes, and for holders of the Notes who are connected or associated with the Issuer for relevant tax purposes). Prospective Noteholders should be aware that the issue of any further notes may affect the tax treatment of the Notes. The following is a general guide and should be treated with appropriate caution. Noteholders who are in any doubt as to their tax position should consult their professional advisers. Noteholders who may be liable to tax in jurisdictions other than the United Kingdom in respect of their acquisition, holding or disposal of the Notes are particularly advised to consult their professional advisers as to whether they are so liable (and if so under the laws of which jurisdictions), since the following comments relate only to certain United Kingdom tax aspects of payments in respect of the Notes. In particular, Noteholders should be aware that they may be liable to tax under the laws of other jurisdictions in relation to payments in respect of the Notes even if such payments may be made without withholding or deduction for or on account of tax under the laws of the United Kingdom.

UK Withholding Tax

Interest may be paid by the Issuer without withholding or deduction for or on account of United Kingdom income tax if the Notes in respect of which the interest is paid constitute "quoted Eurobonds". The Notes which carry a right to interest will constitute "quoted Eurobonds" if they are and continue to be listed on a recognised stock exchange. Securities are "listed on a recognised stock exchange" where they are admitted to trading on a recognised stock exchange and are included in the official UK list or are officially listed in a country with a recognised stock exchange outside the UK in accordance with provisions corresponding to those generally applicable in EEA states. On the basis of the Issuer's understanding of current HM Revenue & Customs practice, securities listed on the regulated market of the Irish Stock Exchange should be "listed on a recognised stock exchange" for this purpose.

In all cases falling outside the exemption described above, interest on the Notes may fall to be paid under deduction of United Kingdom income tax at the basic rate (currently 20 per cent.) subject to such relief as may be available under the provisions of any applicable double tax treaty or to any other exemption that may apply.

Provision of Information

Individuals who are Noteholders should note that where any interest on Notes is paid to them (or to any person acting on their behalf) by the Issuer or any person in the United Kingdom acting on behalf of the Issuer (a "paying agent"), or is received by any person in the United Kingdom acting on behalf of the relevant Noteholder (other than solely by clearing or arranging the clearing of a cheque) (a "collecting agent"), then the Issuer, the paying agent or the collecting agent (as the case may be) may, in certain cases, be required to supply to HM Revenue & Customs details of the payment and certain details relating to the Noteholder (including the Noteholder's name and address). These provisions will apply whether or not the interest has been paid subject to withholding or deduction for or on account of United Kingdom income tax and whether or not the Noteholder is resident in the United Kingdom for United Kingdom tax purposes. Where the Noteholder is not so resident, the details provided to HM Revenue & Customs may, in certain cases, be passed by HM Revenue & Customs to the tax authorities of the jurisdiction in which the Noteholder is resident for tax purposes.

Reference is made to the following section "EU Savings Directive on the Taxation of Savings Income in the Form of Interest Payments (Directive 2003/48/EC)". The United Kingdom has implemented this directive and provides to the tax authorities of the Member States (and certain non-EU countries and dependent or associated territories) the details of payments of interest and other similar income paid by a person within the United Kingdom to an individual (or a residual entity) resident in that country or territory.

Other Rules Relating to United Kingdom Withholding Tax

Where interest has been paid under deduction of United Kingdom income tax, Noteholders who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in any applicable double tax treaty.


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TAXATION

The references to "interest" above mean interest as understood under United Kingdom tax law. The statements above do not take any account of any different definitions of "interest" or "principal" which may prevail under any other law or which may be created by the terms and conditions of the Notes or any related documentation.

The above description of the United Kingdom withholding tax position assumes that there will be no substitution of the Issuer in accordance with the Trust Deed or otherwise and does not consider the tax consequences of any such substitution.

EU Savings Directive on the Taxation of Savings Income in the Form of Interest Payments (Directive 2003/48/EC)

Under European Council Directive 2003/48/EC (the "EU Savings Directive"), each Member State is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a paying agent within the meaning of the EU Savings Directive to an individual or certain types of entities called "residual entities" within the meaning of the EU Savings Directive established in that other Member State (or certain dependant and associated territories). For a transitional period, however, Austria, Belgium and Luxembourg are permitted to apply an optional information reporting system whereby if a beneficial owner does not comply with one of two procedures for information reporting, the Member State will levy a withholding tax on payments to such beneficial owner. The withholding tax system will apply for a transitional period during which the rate of withholding will be 20 per cent. until 30 June 2011 and 35 per cent. as from 1 July 2011. The transitional period is to terminate at the end of the first fiscal year following agreement by certain non-EU countries (including Switzerland, Liechtenstein, San Marino, Monaco and Andorra) to exchange information and to introduce a withholding tax.

Also, a number of non-EU countries (including Switzerland, Andorra, Liechtenstein, Monaco and San Marino), and certain dependent or associated territories of certain Member States, have agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a paying agent within its jurisdiction to, or collected by such a paying agent for, an individual or a residual entity in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories (including Jersey, Guernsey, Isle of Man, Montserrat, British Virgin Islands, Netherlands Antilles and Aruba) in relation to payments made by a paying agent in a Member State to, or collected by such a paying agent for, an individual or a residual entity resident in one of those territories.

Investors should note that the European Commission has proposed amendments (COM
(2008) 727) to the EU Savings Directive. These proposed amendments, if implemented, would extend the scope of the EU Savings Directive so as to treat a wider range of income as similar to interest and to bring payments made through a wider range of collective investment undertakings wherever established (including partnership) within the scope of the EU Savings Directive. The timing of the implementation of these proposed amendments is not yet known nor is its possible application.


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TRANSFER RESTRICTIONS

Because of the following restrictions, you are advised to consult legal counsel prior to making any offer, resale or other transfer offered hereby.

Rule 144A Notes

Each purchaser of a Rule 144A Note, by accepting delivery of this Prospectus and the Rule 144A Notes, will be deemed to have represented, agreed and acknowledged that:

If it is a U.S. person within the meaning of Regulation S it is (a) a QIB that is also a QP, (b) not a broker-dealer which owns and invests on a discretionary basis less than US$25 million in securities of unaffiliated issuers, (c) not a participant-directed employee plan, such as a 401(k) plan, (d) acquiring such Notes for its own account, or the account of one or more QIBs each of which is also a QP, (e) not formed for the purpose of investing in the Rule 144A Notes or the Issuer, and (f) aware, and each beneficial owner of such Notes has been advised, that the seller of such Rule 144A Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

It is (a) purchasing not less than US$100,000 principal amount of such Rule 144A Notes and (b) will provide notice of the transfer restrictions set forth herein to any subsequent transferees. In addition, it understands that the Issuer may receive a list of participants holding positions in the Issuer's securities from one or more book entry depositories.

It understands that the Rule 144A Notes have not been and will not be registered under the Securities Act and may not be offered, sold, pledged or otherwise transferred except (a) in accordance with Rule 144A to a person that it and any person acting on its behalf reasonably believe is a QIB and that is also a QP purchasing for its own account or for the account of one or more QIBs, each of which is also a QP or (b) to a non-U.S. person within the meaning of Regulation S in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.

It understands that the Issuer has the power to compel any beneficial owner of Rule 144A Notes that is a U.S. person and is not a QIB and a QP to sell its interest in the Rule l44A Notes, or may sell such interest on behalf of such owner. The Issuer has the right to refuse to honour the transfer of an interest in the Rule 144A Notes to a U.S. person who is not a QIB and a QP.

It understands and acknowledges that its purchase and holding of such Notes constitutes a representation and agreement by it that (1) either (i) is not, and is not acting on behalf of (and for so long as it holds such Notes (or any interest therein) will not be, or be acting on behalf of) a Benefit Plan Investor or a governmental, church or non-U.S. plan which is subject to any Similar Laws and/or laws or regulations that provide that the assets of the Issuer could be deemed to include "plan assets" of such plan, and no part of the assets used by it to purchase or hold such Note or any interest therein constitutes the assets of such Benefit Plan Investor or such plan, or (ii) it is, or is acting on behalf of, a governmental, church or non-U.S. plan, and such purchase or holding of such Note does not and will not result in a non-exempt violation of any Similar Laws, and will not subject the Issuer to any laws, rules or regulations applicable to such plan solely as a result of the investment in the Issuer by such plan; and (2) it will not sell or otherwise transfer such Note or any interest therein otherwise than to a person that is deemed to make these same representations, warranties and agreements with respect to its acquisition, holding and disposition of such Note.

It understands that the Rule 144A Global Note Certificates and any Rule 144A Individual Note Certificates issued in exchange thereof, unless otherwise agreed between the Issuer and the Trustee in accordance with applicable law, will bear a legend to the following effect:

THE NOTES REPRESENTED HEREBY AND THE LOAN IN RESPECT THEREOF HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY


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STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND THE NOTES REPRESENTED
HEREBY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT ("RULE 144A") TO A PERSON THAT THE HOLDER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE l44A (A "QIB") AND THAT IS A QUALIFIED PURCHASER ("QP") WITHIN THE MEANING OF SECTION 2(a)(51) OF THE U.S. INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE "INVESTMENT COMPANY ACT"), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ONE OR MORE QIBs EACH OF WHICH IS A QP WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, AND IN AN AMOUNT FOR EACH ACCOUNT OF NOT LESS THAN US$100,000 PRINCIPAL AMOUNT OF NOTES OR (2) IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT ("REGULATION S") IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S, AND, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE NOTES REPRESENTED HEREBY IN RESPECT HEREOF OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. TRANSFERS IN VIOLATION OF THE FOREGOING WILL BE OF NO FORCE OR EFFECT, WILL BE VOID AB INITIO, AND WILL NOT OPERATE TO TRANSFER ANY RIGHTS TO THE TRANSFEREE, NOTWITHSTANDING ANY INSTRUCTIONS TO THE CONTRARY TO THE ISSUER OF THIS NOTE, THE TRUSTEE OR ANY INTERMEDIARY. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF ANY EXEMPTION UNDER THE SECURITIES ACT FOR RESALES OF THIS NOTE.

IF THE BENEFICIAL OWNER HEREOF IS A U.S. PERSON WITHIN THE MEANING OF REGULATION S, SUCH BENEFICIAL OWNER REPRESENTS THAT (1) IT IS A QIB THAT IS ALSO A QP; (2) IT IS NOT A BROKER-DEALER WHICH OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN US$25,000,000 IN SECURITIES OF UNAFFILIATED ISSUERS; (3) IT IS NOT A PARTICIPANT-DIRECTED EMPLOYEE PLAN, SUCH AS A 401(k) PLAN; (4) IT IS HOLDING THE NOTES REPRESENTED HEREBY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ONE OR MORE QIBs, EACH OF WHICH IS A QP; (5) IT WAS NOT FORMED FOR THE PURPOSE OF INVESTING IN THE ISSUER OR THE NOTES REPRESENTED HEREBY; (6) IT UNDERSTANDS THAT THE ISSUER MAY RECEIVE A LIST OF PARTICIPANTS HOLDING POSITIONS IN ITS SECURITIES FROM ONE OR MORE BOOK-ENTRY DEPOSITARIES; AND (7) IT WILL PROVIDE NOTICE OF THE FOREGOING TRANSFER RESTRICTIONS TO ITS SUBSEQUENT TRANSFEREES.

THE BENEFICIAL OWNER HEREOF HEREBY ACKNOWLEDGES THAT IF AT ANY TIME WHILE IT HOLDS AN INTEREST IN THIS NOTE IT IS A U.S. PERSON WITHIN THE MEANING OF REGULATION S THAT IS NOT A QIB AND A QP, THE ISSUER MAY (A) COMPEL IT TO SELL ITS INTEREST IN THIS NOTE TO A PERSON WHO IS (I) A U.S. PERSON WHO IS A QIB AND A QP THAT IS, IN EACH CASE, OTHERWISE QUALIFIED TO PURCHASE THE NOTES REPRESENTED HEREBY IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OR (II) NOT A U.S. PERSON WITHIN THE MEANING OF REGULATION S OR
(B) COMPEL THE BENEFICIAL OWNER TO SELL ITS INTEREST IN THE NOTES REPRESENTED HEREBY TO THE ISSUER OR AN AFFILIATE OF THE ISSUER OR TRANSFER ITS INTEREST IN THIS NOTE TO A PERSON DESIGNATED BY OR ACCEPTABLE TO THE ISSUER AT A PRICE EQUAL TO THE LESSER OF (X) THE PURCHASE PRICE THEREFOR PAID BY THE BENEFICIAL OWNER,
(Y) 100 PER CENT. OF THE PRINCIPAL AMOUNT THEREOF OR (Z) THE FAIR MARKET VALUE THEREOF. THE ISSUER HAS THE RIGHT TO REFUSE TO HONOUR A TRANSFER OF AN INTEREST IN THE NOTES REPRESENTED HEREBY TO A U.S. PERSON WHO IS NOT A QIB AND A QP. THE ISSUER HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE INVESTMENT COMPANY ACT.

TRANSFER RESTRICTIONS

THE ISSUER MAY COMPEL EACH BENEFICIAL OWNER OF THE NOTES REPRESENTED HEREBY THAT IS A U.S. PERSON WITHIN THE MEANING OF REGULATIONS TO CERTIFY PERIODICALLY THAT SUCH BENEFICIAL OWNER IS A QIB AND A QP.

It acknowledges that the Issuer, the Bank, the Registrar, the Dealers and their respective affiliates, and others, will rely upon the truth and accuracy of the above acknowledgements, representations and agreements and agrees that, if any of the acknowledgements, representations or agreements deemed to have been made by it by its purchase of Rule 144A Notes is no longer accurate, it shall promptly notify the Issuer, the Bank and the applicable Dealer(s). If it is acquiring any Note as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and that it has full power to make the above acknowledgements, representations and agreements on behalf of each account.

It understands that Rule l44A Notes of a Series will be represented by interests in one or more Rule 144A Global Note Certificates. Before any interest in a Rule l44A Global Note Certificate may be offered, sold, pledged or otherwise transferred to a person who takes delivery in the form of an interest in a Regulation S Global Note Certificate, it will be required to provide a Transfer Agent with a written certification (in the form provided in the Agency Agreement) as to compliance with applicable securities laws.

Prospective purchasers are hereby notified that sellers of the Rule 144A Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

Regulation S Notes

Each purchaser of a beneficial interest in the Regulation S Notes, by accepting delivery of this Prospectus and the Regulation S Notes, will be deemed to have represented, agreed and acknowledged that:

(1) It is, or at the time Regulation S Notes are purchased it will be, the beneficial owner of such Regulation S Notes and (a) it is not a U.S. person and it is located outside the United States (within the meaning of Regulation S) and (b) it is not an affiliate of the Issuer, the Bank or a person acting on behalf of the Issuer, the Bank or such an affiliate.

(2) It understands that the Regulation S Notes have not been and will not be registered under the Securities Act and, prior to the expiration of the applicable distribution compliance period for such Notes, it will not offer, sell, pledge or otherwise transfer such Notes except in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S, in each case in accordance with any applicable securities laws of any State of the United States.

(3) It understands that Regulation S Notes of a Series will be evidenced by a Regulation S Global Note Certificate. Before any interest in a Regulation S Global Note Certificate may be offered, sold, pledged or otherwise transferred to a person who takes delivery in the form of an interest in a Rule 144A Global Note Certificate, it will be required to provide a Transfer Agent with a written certification (in the form provided in the Agency Agreement) as to compliance with applicable securities laws.

(4) It understands and acknowledges that its purchase and holding of such Notes constitutes a representation and agreement by it that (1) either (i) is not, and is not acting on behalf of (and for so long as it holds such Notes (or any interest therein) will not be, or be acting on behalf of), a Benefit Plan Investor or a governmental, church or non-U.S. plan which is subject to any Similar Laws and/or laws or regulations that provide that the assets of the Issuer could be deemed to include "plan assets" of such plan, and no part of the assets used by it to purchase or hold such Note or any interest therein constitutes the assets of such Benefit Plan Investor or such plan, or (ii) it is, or is acting on behalf of, a governmental, church or non-U.S. plan, and such purchase or holding of such Note does not and will not result in a non-exempt violation of any Similar Laws, and will not subject the Issuer to any laws, rules or regulations applicable to such plan solely as a result of the investment in the Issuer by such plan; and
     (2) it will not sell or otherwise transfer such Note or any interest therein otherwise than to person that is deemed to make these same representations, warranties and agreements with respect to its acquisition, holding and disposition of such Note.

TRANSFER RESTRICTIONS

(5) It acknowledges that the Issuer, the Bank, the Registrar, the Dealer(s) and their respective affiliates, and others, will rely upon the truth and accuracy of the above acknowledgements, representations and agreements and agrees that, if any of the acknowledgements, representations or agreements deemed to have been made by it by its purchase of Regulation S Notes is no longer accurate, it shall promptly notify the Issuer, the Bank and the applicable Dealer(s). If it is acquiring any Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and that it has full power to make the above acknowledgements, representations and agreements on behalf of each account.

FORM OF FINAL TERMS

The form of Final Terms that will be issued in respect of each Series, subject only to the deletion of non-applicable provisions, is set out below.

                                   FINAL TERMS

Final Terms dated [_]

                     CLOSED JOINT-STOCK COMPANY "ALFA-BANK"

Issue of [Aggregate Principal Amount of Series] [Title of Loan Participation Notes] due [_] by Ukraine Issuance plc (the "Issuer") or, in its capacity as Lender, (the "Lender") for the purpose of financing a Loan to Closed Joint-Stock Company "ALFA-BANK" ("Alfa-Bank") under a [U.S.$2,000,000,000 Programme] for the Issuance of Loan Participation Notes.

PART A-CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the Base Prospectus dated 30 June 2009 [and the supplemental Base Prospectus dated [_]] which [together] constitute[s] a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive"). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Base Prospectus [as so supplemented]. Full information on the Issuer and Alfa-Bank and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectus. The Base Prospectus [and the supplemental Prospectus] [is] [are] available for viewing at the specified offices of the Trustee and the Paying Agent [and] [website] and copies may be obtained from the specified offices of the Trustee and the Paying Agent.

The following alternative language applies if the first issue of a Series which is being increased was issued under a Base Prospectus with an earlier date.

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions (the "Conditions") set forth in the Base Prospectus dated [and the supplemental Base Prospectus dated [_]]. This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") and must be read in conjunction with the Base Prospectus dated 30 June 2009 [and the supplemental Base Prospectus dated [_]], which [together] constitute[s] a base prospectus for the purposes of the Prospectus Directive, save in respect of the Conditions which are extracted from the Base Prospectus dated [and the supplemental Base Prospectus dated [_]]. Full information on the Issuer and Alfa-Bank is only available on the basis of a combination of these Final Terms and Base Prospectus dated 30 June 2009 and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectuses dated [and the supplemental Base Prospectus dated [_]]. The Base Prospectuses [and the supplemental Base Prospectus] are available for viewing at the specified offices of the Trustee and the Paying Agent [and] [website] and copies may be obtained from the specified offices of the Trustee and the Paying Agent.

[The following alternative language applies if Notes are issued pursuant to Rule 144A.]

THE NOTES REFERRED TO HEREIN THAT ARE REPRESENTED BY A RULE 144A GLOBAL NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVE IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A THAT IS ALSO A QUALIFIED PURCHASER AS DEFINED IN SECTION 2(A)(51) OF THE UNITED STATES INVESTMENT COMPANY ACT OF 1940, AS AMENDED,

FORM OF FINAL TERMS

PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER THAT IS ALSO A QUALIFIED PURCHASER, (2) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR
(3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF NOTES REPRESENTED BY A RULE 144A GLOBAL NOTE.

AN INVESTMENT IN THE NOTES INVOLVES A HIGH DEGREE OF RISK, SEE THE SECTION ENTITLED "RISK FACTORS" SET OUT IN THE BASE PROSPECTUS.

[Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the Final Terms.]

[When completing Final Terms or adding any other final terms or information, consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.   Issuer:                                   Ukraine Issuance plc

2.   (i)    Series Number:                     [_]

     (ii)   Tranche Number:                    [_]

3.   Specified Currency:                       [_]

4.   Aggregate Principal Amount of Notes:      [_]

5.   Issue Price:                              [_] per cent. of the aggregate
                                               principal amount of the Notes
                                               [plus accrued interest from
                                               [insert date] to [insert date]
                                               (if applicable)]

6.   (i)    Specified Denominations:           [So long as the Notes are
                                               represented by a Global Note
                                               Certificate the Notes will be
                                               tradable only in principal
                                               amounts of at least the Specified
                                               Denomination and integral
                                               multiples of the Tradable Amount
                                               (as set out in Part B - Other
                                               Information of the Final Terms)
                                               in excess thereof]

     (ii)   Calculation amount:                [_]

7.   (i)    Issue Date:                        [_]

     (ii)   Interest Commencement Date:        [_]

8.   Repayment Date:                           [specify date or (for Floating
                                               Rate Notes) Interest Payment Date
                                               falling in or nearest to the
                                               relevant month and year]

9.   Interest Basis:                           [[_] per cent. Fixed Rate]

                                               [(further particulars specified
                                               below)]

                                               [[specify reference rate] +/- [_]
                                               per cent. Floating Rate]

                                               [(further particulars specified
                                               below)]

10.  Redemption/Payment Basis:                 Redemption at par

FORM OF FINAL TERMS

11.  Change of Interest or                     [Specify details of any provision
     Redemption/Payment Basis:                 for convertibility of Notes into
                                               another interest or
                                               redemption/payment basis]

12.  Put/Call Options:                         [Specify details of any provision
                                               for Issuer Put/Issuer Call]

                                               [(further particulars specified
                                               below)]

13.  [(i)]  Status of the Notes:               Senior

     [i)    Date of Issuer's [Board]           [_] [and [_] respectively]]
            approval for issuance of Notes
            obtained]:

     [ii)   Date of Alfa-Bank's                [_] [and [_] respectively]]
            [Management Board] approval
            for issuance of Notes obtained]:   [N.B. Only relevant where Board
                                               (or similar) authorisation is
                                               required for the particular
                                               Series of Notes]

14.  Method of distribution:                   [Syndicated/Non-syndicated]

PROVISION RELATING TO INTEREST PAYABLE UNDER THE NOTES


15.  Fixed Rate Note Provisions:               [Applicable/Not Applicable]

                                               (if not applicable, delete the
                                               remaining sub-paragraphs of this
                                               paragraph)

     (i)    Rate [(s)] of Interest:            [_] per cent. per annum payable
                                               [annually/semiannually] in arrear

     (ii)   Interest Payment Date(s):          [_] in each year

     (iii)  Fixed Coupon Amount[(s)]:          [_] per [_] in principal amount

     (iv)   Broken Amount:                     [Insert particulars of any
                                               initial or final broken interest
                                               amounts which do not correspond
                                               with the Fixed Coupon Amount
                                               [(s)] and the Interest Payment
                                               Date(s) to which they relate]

     (v)    Day Count Fraction (as defined     [_]
            [_] in Clause 4.9 (Definitions)
            of the Framework Agreement):       [Day count fraction should be
                                               Actual/Actual-ICMA for all fixed
                                               rate issues other than those
                                               denominated in U.S. dollars,
                                               unless otherwise specified]

     (vi)   Determination Date(s) (as          [_] in each year [Insert regular
            defined in Clause 4.9              interest payment dates, ignoring
            (Definitions) of the Framework     issue date or repayment date in
            Agreement):                        the case of a long or short first
                                               or last coupon]

     (vii)  Other terms relating to the        [Not Applicable/give details]
            method of calculating interest
            for Fixed Rate Notes:

16.  Floating Rate Note Provisions:            [Applicable/Not Applicable]

                                               (If not applicable, delete the
                                               remaining sub-paragraphs of this
                                               paragraph)

     (i)    Interest Period(s):                [_]

FORM OF FINAL TERMS

     (ii)   Specified Interest Payment Dates:  [_]

     (iii)  Business Day Convention:           [Floating Rate Business Day
                                               Convention/ Following Business
                                               Day Convention/Modified Following
                                               Business Day Convention/
                                               Preceding Business Day
                                               Convention/other (give details)]

     (iv)   Business Centre(s):                [_]

     (v)    Manner in which the Rate(s) of     [Screen Rate Determination/ISDA
            Interest is/are to be determined:  Determination/ other (give details)]

     (vi)   Interest Period Date(s):           [Not Applicable/specify dates]

     (vii)  Party responsible for calculating  [_]
            the Rate(s) of Interest and
            Interest Amount(s) (if not the
            Calculation Agent):

     (viii) Screen Rate Determination:         As set out in the attached Loan
                                               Agreement

     (ix)   ISDA Determination:                As set out in the attached Loan
                                               Agreement

     (x)    Margin(s):                         [+/-] [_] per cent. per annum

     (xi)   Minimum Rate of Interest:          [_] per cent. per annum

     (xii)  Maximum Rate of Interest:          [_] per cent. per annum

     (xiii) Day Count Fraction (as defined     [_]
            in Clause 4.9 (Definitions) of
            the Framework Agreement):

     (xiv)  Rate Multiplier:                   [_]

     (xv)   Fall back provisions, rounding     [_]
            provisions, denominator and
            any other terms relating to the
            method of calculating interest
            on Floating Rate Notes and
            Floating Rate Loans, if different
            from those set out in the
            Conditions:

17.  Zero Coupon Note Provisions:              [Applicable/Not Applicable]

                                               (If not applicable, delete the
                                               remaining sub paragraphs of this
                                               paragraph)

     (i)    [Amortisation/Accrual] Yield:      [_] per cent. per annum

     (ii)   Reference Price:                   [_]

     (iii)  Day Count Fraction [(Condition     [_]
            [_])]

     (iv)   Any other formula/basis of         [_]
            determining amount payable:

18.  Index-Linked Interest Note Provisions:    [Applicable/Not Applicable]

FORM OF FINAL TERMS

                                               (If not applicable, delete the
                                               remaining sub paragraphs of this
                                               paragraph)

     (i)    Index/Formula:                     [give or annex details]

     (ii)   Party responsible for calculating  [_]
            the Rate(s) of Interest and
            Interest Amount(s) (if not the
            [Agent]):

     (iii)  Provisions for determining         [_]
            Coupon where calculated by
            reference to Index and/or
            Formula and/or other variable:

     (iv)   Interest Determination Date(s):    [_]

     (v)    Provisions for determining         [_]
            Coupon where calculation by
            reference to Index and/or
            Formula is impossible or
            impracticable or otherwise
            disrupted:

     (vi)   Interest or calculation period(s): [_]

     (vii)  Specified Interest Payment Dates:  [_]

     (viii) Business Day Convention:           [Floating Rate Business Day
                                               Convention/ Following Business
                                               Day Convention/Modified Following
                                               Business Day Convention/Preceding
                                               Business Day Convention/ other
                                               (give details)]

     (ix)   Business Centre(s):                [_]

     (x)    Minimum Rate/Amount of Interest:   [_] per cent. per annum

     (xi)   Maximum Rate/Amount of Interest:   [_] per cent. per annum

     (xii)  Day Count Fraction [(Condition     [_]
            [_])]:

19.  Dual Currency Note Provisions:            [Applicable/Not Applicable]

                                               (If not applicable, delete the
                                               remaining sub paragraphs of this
                                               paragraph)

     (i)    Rate of Exchange/method of         [give details]
            calculating Rate of Exchange:

     (ii)   Party, if any, responsible for     [_]
            calculating the principal and/or
            interest due (if not the [Agent]):

     (iii)  Provisions applicable where        [_]
            calculation by reference to Rate
            of Exchange impossible or
            impracticable:

FORM OF FINAL TERMS

     (iv)   Person at whose option
            Specified Currency(ies) is/are
            payable:

     (v)    Day Count Fraction [(Condition     [_]
            [_] [_])]:

PROVISIONS RELATING TO REDEMPTION

20.  Call Option:                              [Applicable/Not Applicable]

                                               (If not applicable, delete the
                                               remaining sub paragraphs of this
                                               paragraph)

     (i)    Optional Redemption Date(s):       [_]

     (ii)   Optional Redemption                [_] per Note of [_] specified
            Amount(s) of each Note and         denomination
            method, if any, of calculation of
            such amount(s):

     (iii)  If redeemable in part:

            (a)   Minimum Redemption [_]       [_]
                  Amount:

            (b)   Maximum Redemption [_]       [_]
                  Amount:

     (iv)   Option Exercise Date(s):           [_]

     (v)    Description of any other           [_]
            Issuer's [_] option:

     (vi)   Notice period:                     [_]

21.  Put Option:                               [Applicable/Not Applicable]

                                               (If not applicable, delete the
                                               remaining sub paragraphs of this
                                               paragraph)

     (i)    Optional Redemption Date(s):       [_]

     (ii)   Optional Redemption                [_] per Calculation Amount
            Amount(s) of each Note and
            method, if any, of calculation of
            such amount(s):

     (iii)  Option Exercise Date(s):           [_]

     (iv)   Description of any other [_]       [_]
            Noteholder's option:

     (v)    Notice period:

22.  Final Redemption Amount of each Note:     [[_] per Note of [_] specified
                                               denomination/other]

23.  Early Redemption Amount(s) of each        [Principal amount/other]
     Note payable if the Loan should
     become repayable under the Loan
     Agreement prior to the Repayment
     Date:

FORM OF FINAL TERMS

24.  Redemption for taxation reasons           [Yes/No]
     permitted on days other than Interest
     Payment Dates (Condition [_]):

GENERAL PROVISIONS APPLICABLE TO THE NOTES

25.  Form of the Notes:                        Registered/Bearer Notes

26.  New Global Note:                          [Yes] [No]

27.  Financial Centre(s) (Condition [_]) or    [Not Applicable/give details.
     other special provisions relating to      Note that this item relates to
     Payment Dates:                            the date and place of payment,
                                               and not interest period end
                                               dates, to which items [15(ii)],
                                               [16(iv)] and [18(ix)] relate]

28.  Talons for future Coupons or Receipts     [Yes/No. If yes, give details]
     to be attached to Definitive Notes (and
     dates on which such Talons mature):

29.  Details relating to Partly Paid Notes:    [Not Applicable/give details]
     amount of each payment comprising the
     Issue Price and date on which each
     payment is to be made and
     consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:

30.  Details relating to Instalment Notes:     [Not Applicable/give details]

     (i)    Instalment Amount(s):              [_]

     (ii)   Instalment Date(s):                [_]

     (iii)  Minimum Instalment Amount:         [_]

     (iv)   Maximum Instalment Amount:         [_]

31.  Redenomination, renominalisation and      [Not Applicable/The provisions
     reconventioning provisions:               [in Condition [_]] apply]

32.  Other final terms:                        Notes issued but not admitted to
                                               trading prior to the update of
                                               this Base Prospectus may be
                                               admitted to trading pursuant to
                                               the Final Terms under this Base
                                               Prospectus unless otherwise
                                               provided in the final terms
                                               specifically relating to those
                                               notes.

                                               (When adding any other final
                                               terms, consideration should be
                                               given as to whether such terms
                                               constitute a "significant new
                                               factor" and consequently trigger
                                               the need for a supplement to the
                                               Prospectus under Article 16 of
                                               the Prospectus Directive).

DISTRIBUTION

33.  (i)    If syndicated, names of Managers:  [Not Applicable/give names]

     (ii)   Stabilising Manager (if any):      [Not Applicable/give name]

34.  If non-syndicated, name of Dealer:        [Not Applicable/give names]


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

FORM OF FINAL TERMS

35.  U.S. Selling Restrictions:                [Reg. S Compliance Category; Rule
                                               144A Compliance Category
                                               (Qualified Institutional Buyers /
                                               Qualified Purchasers); TEFRA C /
                                               TEFRA D / TEFRA not applicable]

36.  Additional selling restrictions:          [Not Applicable/give names]

GENERAL

37.  Additional steps that may only be         [Not Applicable/give details]
     taken following approval by an
     Extraordinary Resolution in
     accordance with Condition 12
     (Meetings of Noteholders;
     Modification and Waiver;
     Substitution):

38.  The aggregate principal amount of         [Not Applicable/U.S.$[_]]
     Notes issued has been translated
     into U.S. dollars at the rate of [_],
     producing a sum of (for Notes not
     denominated in U.S. dollars):

39.  Consolidation Provisions:                 [Not Applicable/give details]

[LISTING AND ADMISSION TO TRADING APPLICATION

These Final Terms comprise the final terms required to list and have admitted to trading the issue of Notes described herein pursuant to the U.S.$2,000,000,000 Programme for the Issuance of Loan Participation Notes to be issued by Ukraine Issuance plc for the purpose of financing loans to Alfa-Bank.]

RESPONSIBILITY

The Issuer and Alfa-Bank accept responsibility for the information contained in these Final Terms. [[_] has been extracted from [_]. Each of the Issuer and Alfa-Bank confirms that such information has been accurately reproduced and that, so far as it is aware, and is able to ascertain from information published by [_], no facts have been omitted which would render the reproduced information inaccurate or misleading.]

Signed on behalf of UKRAINE ISSUANCE PLC


By:                                            By:
     ---------------------------------              ----------------------------
Title:                                         Title:
       -------------------------------                --------------------------
Duly Authorised                                Duly Authorised
                ----------------------                         -----------------


Signed on behalf of CLOSED JOINT-STOCK COMPANY "ALFA-BANK"


By:
     ---------------------------------
Title:
       -------------------------------
Duly Authorised
                ----------------------

FORM OF FINAL TERMS

PART B -- OTHER INFORMATION

1.   ADMISSION TO TRADING

     (i)    Admission to trading:              [Application will be made [to the
                                               Irish Stock Exchange Limited (the
                                               "Irish Stock Exchange")] for the
                                               Notes to be admitted [to the
                                               official list of the Irish Stock
                                               Exchange] to trading on the
                                               [regulated market of the Irish
                                               Stock Exchange/other
                                               (specify)/None] with effect from
                                               [_]. [Not Applicable]

     (ii)   Estimate of total expenses         [_]
            related to admission to trading:

2.  RATINGS

     Ratings:                                  The Notes to be issued have been
                                               rated:

                                               [S & P:]

                                               [Moody's:]

                                               [Fitch:]

                                               [[Other]:]

                                               (The above disclosure should
                                               reflect the rating allocated to
                                               Notes of the type being issued
                                               under the Programme generally or,
                                               where the issue has been
                                               specifically rated, that rating)

3.   [NOTIFICATION

     The Irish Financial Services Regulatory Authority has provided the competent authority(ies) of [insert details of relevant Host Member State(s)] with a certificate of approval attesting that the base prospectus dated 30 June 2009 has been drawn up in accordance with the provisions of the Prospectus Directive and Commission Regulation (EC) No 809/2004.]

4.   [INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE [ISSUE/OFFER]

     If applicable, a description of any interest, including conflicting ones, that is material to the issue/offer, detailing the persons involved and the nature of the interest is to be included. This may be satisfied by the inclusion of the following statement:

     "Save as discussed in "Subscription and Sale", so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer".]

5.   [REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

     (i)    [Reasons for the offer:            [_]

     (ii)   [Estimated net proceeds:           [_]]

     (iii)  [Estimated total expenses:         [_] [Include breakdown of
                                               expenses]]

6.   [FIXED RATE NOTES ONLY--YIELD

     Indication of yield:                      [_]

FORM OF FINAL TERMS

                                               [The yield is calculated at the
                                               Issue Date or Trade Date on the
                                               basis of the Issue Price. It is
                                               not an indication of future
                                               yield.]]

7.   OPERATIONAL INFORMATION

     ISIN Code: (Reg S Notes):                 [_]

     ISIN Code (Rule 144A Notes):              [_]

     Common Code: (Reg S Notes):               [_]

     Common Code (Rule 144A Notes):            [_]

     [CUSIP Code]:                             [_]

     Any clearing system(s) other than         [Not Applicable/give name(s) and
     Euroclear Bank S.A./N.V. and              number(s) [and addresses]]
     Clearstream Banking, societe anonyme
     [and DTC] and the relevant
     identification number(s):

     Delivery:                                 Delivery [against/free of]
                                               payment

     Names and addresses of additional
     [_] Paying Agent(s) (if any):

GENERAL INFORMATION

(1) The Bank and the Issuer have obtained or will obtain all necessary consents, approvals and authorisations in Ukraine and England in connection with any Loan and the issue and performance of the corresponding Series of Notes. The establishment of the Programme was authorised by the Directors of the Issuer on 20 July 2007. The update of the Programme was authorised by the Directors of the Issuer on 30 June 2009. Loans under the Programme will be subject to approval by either the Management Board, the Supervisory Board or the General Meeting of Shareholders of the Bank.

(2) Application will be made to the Irish Stock Exchange for the Notes to be admitted to the Official List and trading on its regulated market. Prior to official admission to trading, however, dealings will be permitted by the Irish Stock Exchange in accordance with the guidelines. Transactions will normally be effected for delivery on the third working day after the day of the transaction. However, Notes may be issued pursuant to the Programme which will not be admitted to trading on any stock exchange. Arthur Cox Listing Services Limited is acting solely in its capacity as listing agent for the Issuer in connection with Notes and is not itself seeking admission of the Notes to the Official List or to trading on the regulated market of the Irish Stock Exchange for the purposes of the Prospectus Directive.

(3) Save as disclosed in this Prospectus, there has been no significant change in the financial or trading position or prospects of the Issuer since 31 December 2007 or the Bank since 31 December 2008 and no material adverse change in the financial or trading position or prospects of the Issuer since 31 December 2007 or the Bank since 31 December 2008. The Issuer has no subsidiaries.

(4) Save as disclosed in this Prospectus, neither the Bank or any of its subsidiaries is involved in, or has been involved in, any governmental, legal or arbitration proceedings that may have had in the twelve months before the date of this Prospectus, a significant effect on the financial position or profitability of the Bank, nor, so far as the Bank is aware, are any such proceedings pending or threatened.

(5) The Issuer has not been involved in any governmental, legal or arbitration proceedings that may have had, in the twelve months before the date of this Prospectus, a significant effect on the Issuer's financial position or profitability, nor, so far as the Issuer is aware, are any such proceedings pending or threatened.

(6) For so long as any Series of Notes is outstanding, copies (and English translations where the documents in question are not in English) of the following documents may be obtained in physical form free of charge at the specified offices of the Trustee and the Paying Agent in Ireland during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted):

     o the audited financial statements of the Bank as of and for each of the years ended 31 December 2008 and 2007;

     o the audited financial statements of the Issuer as of and for the year ended 31 December 2007;

     o and copies of the following documents will be available for inspection at the specified offices of the Trustee and the Paying Agent in Ireland during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted);

     o the Bank's charter and the Memorandum of Association and Articles of Incorporation of the Issuer;

     o the Trust Deed in respect of the Notes (including the forms of the Global Note Certificates and Individual Note Certificates);

     o    the Agency Agreement;

     o    the Framework Agreement;

GENERAL INFORMATION

     o    each Loan Agreement;

     o    the Post-Enforcement Call Option Agreement;

     o    the Deed of Indemnity;

     each Final Terms for Notes which are listed on the Irish Stock Exchange or any other stock exchange (save that Final Terms relating to a Note which is neither admitted to trading on a regulated market within the European Economic Area nor offered in the European Economic Area in circumstances where a prospectus is required to be published under the Prospectus Directive will only be available for inspection by a holder of such Note and such holder must produce evidence satisfactory to the Issuer, the Bank and the Paying Agent as to its holding of Notes and identity); and

     a copy of this Prospectus together with any supplement to this Prospectus or further Prospectus.

(7) The Notes have been accepted for clearance through Euroclear and Clearstream and, in the event that Rule 144A Notes are issued, application will be made for such Notes to be accepted for clearance through DTC. The Common Code and the International Securities Identification Number (ISIN) and (where applicable) the CUSIP number and the identification number for any other relevant clearing system for each Series of Notes will be set out in the relevant Final Terms. In addition, application may be made to have Rule 144A Notes designated as eligible for trading on PORTAL.

(8) As of the date of this Prospectus, the Bank is in compliance with applicable Ukraine law corporate governance requirements in all material respects.

(9) The Issuer does not intend to provide any post-issuance information in respect of each Series of Notes, or any post-issuance information in respect of any underlying collateral in respect of each series of Notes.

APPENDIX A - OVERVIEW OF THE UKRAINIAN BANKING SECTOR AND REGULATION IN UKRAINE

The following information has been extracted from publicly available sources. It has not been independently verified by the Bank, the Issuer or the Dealers. None of Bank, the Issuer or the Dealers accept any responsibility for the accuracy or completeness of this information. See "Risk Factors - Risks Relating to Ukraine
- Official Economic Data and third party information".

Ukrainian Banking System

The current institutional framework of the Ukrainian banking sector consists of the NBU and commercial banks. As at 1 May 2009, there were a total of 198 commercial banks registered in Ukraine, 185 of which have been granted licences by the NBU to perform banking transactions. The Ukrainian banking sector has a high level of concentration of capital. According to the NBU, as at 1 April 2009, approximately 68.3 per cent. of the banking sector's total assets were held by the eighteen largest Ukrainian banks. As at 1 April 2009, Ukraine's two state-owned banks (The State Export-Import Bank of Ukraine ("Ukreximbank") and State Savings Bank of Ukraine ("Oschadbank")) had approximately 12.2 per cent. of the Ukrainian banking sector's total assets, 10.8 per cent. of the total loan portfolio and 11.3 per cent. of total retail deposits in Ukraine. As at 1 May 2009, 52 banks in Ukraine had foreign capital, of which 17 were fully owned by foreign owners.

According to the NBU, as at 1 May 2009, the total net assets of Ukrainian banks licensed to perform banking transactions amounted to UAH 869.4 billion. The total loan portfolio of such banks as at 1 May 2009 constituted UAH 756.4 billion, including UAH 464.7 billion of corporate loans and UAH 248.5 billion of retail loans.

According to the NBU, during the four months ended 30 April 2009, the statutory capital of Ukrainian banks that were licensed to perform banking transactions increased by 8.3 per cent., amounting to UAH 89.3 billion as at 1 May 2009 (compared to a 92.3 per cent. increase in statutory capital in 2008). During the four months ended 30 April 2009, due to the financial turmoil and economic downturn, the total net assets and total liabilities of all licensed Ukrainian banks decreased by, respectively, 6.1 per cent. and 6.6 per cent. and amounted to UAH 869.4 billion and UAH 753.9 billion, respectively as at 1 May 2009 (compared to increases of 54.5 per cent. and 52.3 per cent., respectively, in 2008). The regulatory capital of Ukrainian banks increased by 2.1 per cent. during the four months ended 30 April 2009 (compared to a 70.3 per cent. increase in 2008), amounting to UAH 125.7 billion as at 1 May 2009 (the NBU data does not specify whether this figure refers to all banks or only those licensed to perform banking transactions). See "-- Banking Supervision--Mandatory Ratios--Capital Requirements" below for a discussion of the difference between statutory capital and regulatory capital.

Commercial banks operating in Ukraine are divided by the NBU into four groups according to the size of assets and regulatory capital of the banks. As at 1 December 2008, the first group included 18 banks with total assets of more than UAH 14 billion and regulatory capital of more than UAH 1.5 billion; the second group included 20 banks with total assets ranging from UAH 4 billion to UAH 14 billion and regulatory capital ranging from UAH 500 million to UAH 1.5 billion; the third group included 24 banks with total assets ranging from UAH 1.5 billion to UAH 4 billion and regulatory capital ranging from UAH 200 million to UAH 500 million; and the fourth group included 120 banks with total assets of less than UAH 1.5 billion and regulatory capital of less than UAH 200 million. Although as at 1 April 2009 certain banks have exceeded or have not reached the thresholds for their respective groups, they remained in the groups to which they were allocated by the NBU throughout the year as at 1 December 2008.

The average annual lending rate of Ukrainian commercial banks as at 1 June 2009 was 16.9 per cent. for loans in hryvnia and 10.3 per cent. for loans in foreign currency, according to NBU statistics.

APPENDIX A

Evolution of the Ukrainian Banking Sector

For a number of years, the banking sector has been one of the fastest growing sectors of the Ukraine economy. Ukraine had 76 registered (commercial) banks in 1991. The total number of banks increased to 230 by 1995 followed by a decrease to 198 by 1 May 2009. Since 1994, Ukreximbank and Oschadbank have been the only two wholly state-owned banks in Ukraine. No single bank currently has a dominant position in any banking business in Ukraine.

From 1991 to 1993, the Ukrainian banking industry underwent a period of reorganisation and rapid growth. Soviet-era banks were re-registered by the NBU and a number of the current leading Ukrainian banks were established or re-registered during this period. The total number of banks registered by the NBU almost doubled from 1991 to 1992 and again from 1992 to 1993. In 1994 and 1995, the NBU strengthened banking regulations and sought to bring domestic standards closer to international standards. As a result, twelve banks were liquidated after failing to comply with these more rigorous standards during this period. In response, the NBU introduced a number of mandatory financial ratios for banks. The NBU also implemented a national electronic payment system to facilitate electronic settlements within Ukraine. Further, the NBU tightened its monetary policy in order to address hyperinflation, which had reached 400 per cent. in 1994. This resulted in improved borrowing rates for Ukrainian businesses and consumers.

The period from 1996 to mid-1998 was a period of stabilisation in the Ukrainian banking system. The introduction of the hryvnia in 1996, together with a further tightening of the NBU's monetary and budget deficit policy, led to a further reduction in inflation and interest rate spreads. The banking sector's profit in 1996 was twice that of the previous year. However, the rapid growth of the Ukrainian banking sector was halted by the Russian financial crisis in August 1998, which resulted in the depreciation of the Ukrainian hryvnia (which fell from UAH 2.1 per US dollar to UAH 5.4 per US dollar over a 17 month period). Sixteen banks were liquidated during 1998.

From mid-1998 to mid-2001, the Ukrainian banking system underwent a period of modernisation. In 1998, the NBU promulgated international accounting standards for Ukrainian banks. Banks with foreign capital entered the market and introduced new banking services and products. In 2001, Ukraine was placed on the list of Non-Cooperative Countries and Territories of the Financial Action Task Force (the "FATF") as a result of its non-cooperation with the FATF and its failure to enact anti-money laundering legislation that met international standards. Nevertheless, total loans and assets in the banking sector continued to grow. At the beginning of 2004, the FATF removed Ukraine from its list of Non-Cooperative Countries and Territories. In January 2006, it ended formal monitoring of Ukraine. During the period from 2004 to 2009, a number of foreign banks acquired majority stakes in leading Ukrainian banks, including Bank Aval (Raiffeisen International Bank-Holding AG), UkrSibbank (BNP Paribas), Raiffeisenbank Ukraina (OTP Bank), TAS-Kommerzbank (Swedbank AB), Ukrsotsbank (Bank Austria-Creditanstalt AG), Bank Forum (CommerzBank AG), Pravex (Intesa Sanpaolo S.p.A.) and smaller banks including Mriya (VTB), Index-Bank (Credit Agricole), Prestige Bank (Erste Bank), HVB Ukraine (Bank Pekao), Bank NRB (Sberbank), International Commerce Bank (Piraeus Bank), Electron Bank (Austrian Volksbanken), Marine Transport Bank (Marfin Popular Bank), Astra Bank (Alpha Bank A.E.) and Prominvestbank (Vnesheconombank). The Ukrainian banking market became more competitive as a result of the deregulation of the banking industry and Ukraine's accession to the WTO. In particular, from 16 May 2008, the date of Ukraine's accession to the WTO, foreign banks have been permitted to operate branch offices in Ukraine, subject to certain statutory access criteria.

In recent years, Ukrainian banks have aggressively expanded their credit portfolios, largely due to improved access to foreign financing, as well as looser domestic monetary policy. However, the global financial turmoil and the economic downturn in developed economies in the second half of 2008 limited the Ukrainian banking system's access to foreign financing. In addition, political instability has eroded investors' confidence in the country's prospects, which contributed to the withdrawal of foreign capital from Ukraine. These factors, along with negative trends in the real economy, became the main drivers which undermined the period of growing stabilisation in the Ukrainian banking sector. Overall, the financial crisis revealed significant weaknesses in the Ukrainian banking system resulting in massive withdrawals of deposits and lending freezes, such that many Ukrainian banks face problems with liquidity.

APPENDIX A

In view of threats to solvency, the NBU during the period between November 2008 and June 2009 imposed temporary administration and moratorium on the satisfaction of claims of creditors in respect of 15 banks. See "--Insolvency Regime--Restoration of Solvency" below for a discussion of the NBU's powers during the term of operation of the temporary administration of a bank.

The NBU has taken a number of administrative measures to address the instability in the Ukrainian banking sector. Since late 2008, the NBU has adopted several resolutions widening the range of possible means to receive NBU liquidity support by Ukrainian banks, loosening restrictions on several economic ratios and subordinated debt and establishing certain exchange control restrictions. In particular, according to recent NBU resolutions, the purchase of foreign currency by banks are limited to amounts within their open currency position and is allowed only at maturity of the relevant payment obligation in the same currency. In addition, the NBU took measures aimed at restricting the early withdrawal of deposits from the Ukrainian banking system. However, due to certain procedural issues connected with NBU regulations which introduce such measures, as at the date of this Prospectus, there is no consensus as to the applicability of these measures.

On 31 October 2008, the Ukrainian Parliament passed the Law of Ukraine "On Immediate Measures to Avoid Negative Consequences of the Financial Crisis and Amendments to Certain Legislative Acts of Ukraine" which, together with the relevant regulation of the Cabinet of Ministers of Ukraine and resolutions of the NBU, establishes the regulatory framework for recapitalisation of Ukrainian banks by the Government through the purchase of shares of such banks. According to the relevant regulation of the Cabinet of Ministers, the Government has to hold or control at least 75 per cent. plus one share of a bank's share capital as a result of recapitalisation (or at least 60 per cent. plus one share of a bank's share capital if the State participates in the recapitalisation together with a third-party investor). The decision on recapitalisation of particular banks is made by the Cabinet of Ministers of Ukraine upon the NBU's proposal. On 10 June 2009, the Cabinet of Ministers of Ukraine approved resolutions providing for recapitalisation of three Ukrainian banks. In particular, the Government will inject UAH 3.6 billion into the share capital of JSCB "Kyiv" (with the Government's share amounting to 99.94 per cent.), UAH 3.1 billion into the share capital of OJSB "UkrGasBank" (with the Government's share amounting to 81.58 per cent.) and UAH 2.8 billion into the share capital of JSC "Rodovid Bank" (with the Government's share amounting to 99.97 per cent.). According to the statements of the Ukrainian governmental officials, the Cabinet of Ministers of Ukraine is currently considering recapitalisation of a number of other Ukrainian banks.

On 23 June 2009, the Parliament passed a new law in an effort to address the negative consequences of the financial crisis in Ukraine. As at the date of this Prospectus, the final version of the law, as approved by the Parliament, is not yet publicly available. However, the law reportedly contains, among other things, a number of provisions relating to Ukrainian banks and banking services. In particular, the newly adopted law reportedly introduces the prohibition on foreign currency cash loans and foreign currency loans to individuals for non-production purposes, and establishes new rules for provisioning by Ukrainian banks which extend the maturity of problem loans for their clients. The law is pending the President's signature and promulgation to enter into effect.

Legislative Framework for the Ukrainian Banking Sector

The NBU regulates the banking activities of Ukrainian banks in accordance with, among other laws, the Law of Ukraine "On the National Bank of Ukraine" of 20 May 1999 (the "National Bank Law"), the Law of Ukraine "On Banks and Banking Activity" of 7 December 2000 (the "Banking Law"), Ukrainian legislation on joint-stock companies and other business entities, as well as various NBU regulations. These laws and regulations set out the list of banking operations and other transactions that may be performed by banks and establish the framework for the registration and licensing of banks and the regulation of banking activities by the NBU.

On 14 September 2006, the Parliament adopted a law amending the Banking Law, according to which the minimum statutory capital requirement for all banks established after the date when the amendments became effective (4 October 2006) is (euro)10 million. In addition, the amendments provide that banks are to be established only in the form of an open joint-stock company or cooperative bank (i.e., it is no longer

APPENDIX A

permitted to establish banks in the form of a closed joint-stock company or limited liability company). Furthermore, the amendments also require that all existing banks established in the form of a closed joint-stock company or limited liability company be reorganised to comply with the change in law within three years of 4 October 2006. On 29 April 2009, the Law of Ukraine "On Joint-Stock Companies" entered into force providing, inter alia, that joint stock companies in Ukraine may be established in the form of a public joint-stock company or private joint-stock company (and the companies established previously as open joint-stock companies or closed joint-stock companies are required to reorganise into a public or private joint-stock companies within two years from 29 April 2009). The NBU recommended Ukrainian banks to reorganise into public joint-stock companies to comply with the requirements of the new law.

Banking Operations

Banks provide a wide range of banking services. Banks are permitted to perform the operations specified in their banking licence and the "written permit" issued to them by the NBU. On the basis of their banking licence, banks may perform the following operations: (i) taking deposits from legal entities and individuals; (ii) opening and servicing current accounts of customers and correspondent banks, including transferring funds from these accounts by means of payment instruments and placing funds on these accounts; (iii) depositing funds on their own behalf, under their own terms and at their own risk; (iv) granting guarantees, bails and similar instruments; (v) factoring; (vi) leasing;
(vii) safekeeping and renting safes for storing valuables and documents; (viii) issuing, purchasing, selling and servicing cheques, notes and other negotiable payment instruments; (ix) issuing bank payment cards and performing operations using these cards; and (x) providing consulting and informational services with respect to banking operations. On the basis of their written permit, banks may be authorised to perform the following operations: (i) foreign currency operations; (ii) issuing their own securities; (iii) purchasing and selling securities on behalf of their clients; (iv) operations on the securities market on their own behalf (including underwriting); (v) investing in the statutory capital and shares of other legal entities; (vi) issuing and making payments under state and other monetary lotteries; (vii) transporting cash and valuables;
(viii) money market operations, exchange rate and interest rate swaps, and financial futures and options; (ix) trust management of funds and securities; and (x) depositary, custodianship and registrar services.

Under the Banking Law, banks may not engage in manufacturing, commodities trading (except for trading in precious metals and coins) or insurance activities (except for insurance brokerage).

Role of the NBU

The NBU is the central bank of Ukraine. Established in 1991 and governed in accordance with the Constitution of Ukraine and the National Bank Law, the NBU is a specialised state institution whose principal objective is to ensure the external and internal stability of the national currency. To carry out its main function, the NBU strives to maintain the stability of the banking system and, within its competence, price stability. The NBU sets the official exchange rate of the national currency against foreign currencies, the discount rate and other interest rates. The NBU is also responsible for the accumulation and custody of the state's gold and currency reserves. In addition, it registers commercial banks, issues licences, supervises the operations of Ukrainian banks and determines the procedures for providing emergency funds to commercial banks.

Monetary Policy

The NBU is responsible for implementing monetary policy. Currently, the NBU implements monetary policy through instruments such as mandatory reserve requirements for banks, setting interest rates, refinancing commercial banks, issuing debt instruments and carrying out deposit and repo operations. The NBU reduced the discount rate from 45 per cent. at the beginning of 2000 to 12.5 per cent. by the end of 2001 (after the economy had begun to stabilise following the regional financial crisis of 1998), and to 7.0 per cent. in December 2002. The NBU subsequently increased the discount rate to 9.5 per cent. (effective 10 August 2005) and then decreased it to 8.5 per cent. (effective 10 June 2006). From 1 June 2007, the discount rate was further decreased to 8.0 per cent. However, the NBU increased the discount rate to 10 per cent. from 1 January 2008, and to 12 per cent. from 30 April 2008 to address the goal of reducing inflation. With

APPENDIX A

effect from 15 June 2009, the NBU decreased the discount rate to 11 per cent. Since 1 March 2004, the NBU has separately determined interest rates on overnight unsecured loans (20.0 per cent. as at 1 June 2009) and overnight loans secured by state securities (18.0 per cent. as at 1 June 2009). Starting from 17 November 2006, the NBU has been setting separate interest rates for deposit certificates issued by the NBU for various terms (overnight and up to 90 days). In addition, the NBU performs with banks repo and refinancing transactions (overnight loans, up to 14 day and up to 90 day refinancing loans) and transactions with notes of external and internal state borrowings, as well as grants up to one year loans to banks which experience difficulties threatening the stability of their operations.

The NBU has stated that the main goal of its monetary policy in 2009 is to continue maintaining the stability of the hryvnia and to reduce the rate of inflation together with establishing the prerequisites for its stabilisation at the low level.

Registration and Licensing

The NBU registers commercial banks and grants licences and written permits for the performance of banking activities. The NBU may suspend or revoke banking licences and written permits. The NBU maintains the State Register of Banks of Ukraine.

Supervision and Control

The NBU oversees banks' compliance with mandatory ratios, limits and reserve requirements, imposes sanctions for violations of such ratios, limits and requirements, establishes reporting requirements and accounting rules and procedures for banks, oversees banks' operations and transactions, appoints temporary administrators to banks undergoing financial difficulties and regulates the direct and indirect acquisition of shareholdings in banks exceeding 10, 25, 50 and 75 per cent. thresholds.

Transactions with Banks

The NBU lends to banks, maintains other banks' correspondent accounts, provides cash and settlement services to banks, issues guarantees to banks, carries out transactions with sovereign debt securities, trades bullion and precious stones, and purchases and sells foreign currency. The NBU may not own capital in other banks and commercial entities, perform real estate transactions (except as necessary for its own operations), or engage in trading, manufacturing, insurance or other activities which do not directly relate to its functions.

Exchange Control

In accordance with Ukrainian foreign currency legislation, the NBU has substantial powers to regulate foreign currency operations. In accordance with the Decree of the Cabinet of Ministers of Ukraine "On the System of Currency Regulation and Currency Control" of 19 February 1993, the NBU is empowered, among other things, to implement the government's foreign currency policy, to determine the procedures for purchasing and carrying out transactions with foreign currency, to issue and revoke licences for foreign currency operations, to determine the methodology for setting and applying foreign currency exchange rates, and to stipulate uniform accounting and reporting procedures for banks.

Governing Bodies of the NBU

The principal governing bodies of the NBU are the Council and the Board. The Council, being the highest governing body of the NBU, consists of 15 members, seven of whom are appointed by Parliament and seven of whom are appointed by the President of Ukraine. The Governor of the NBU (nominated by the President of Ukraine and appointed by Parliament for a five-year term) acts ex officio as the fifteenth member of the Council. The Council is responsible, in particular, for formulating the principles of Ukraine's monetary policy and has the right to veto the Board's decisions if they contravene such principles. The Board, which is comprised of the Governor, his or her deputies and other members of the Board, is responsible for

APPENDIX A

implementing Ukraine's monetary policy, the development and implementation of other NBU policies and the management of the NBU.

The NBU organisation includes its headquarters in Kyiv, branches (or territorial departments), clearing units, the Mint, a banknote paper factory, the State Gemmary of Ukraine, the Central Depositary, other specialised units, banking educational institutions and operational service units.

According to the National Bank Law, neither the state nor the NBU are liable for the other's obligations, unless either has accepted such liability under an agreement or such liability is imposed by Ukrainian legislation. The NBU is legally and financially independent of the Ukrainian Government. Under the National Bank Law, the NBU is generally not permitted to extend loans to the state budget for the purpose of covering the state budget expenditures.

Banking Supervision

Under the National Bank Law and the Banking Law, the NBU is authorised to adopt binding regulations concerning banking and foreign currency operations. The NBU has actively used this power in recent years, creating a detailed and extensive body of regulations. The NBU adopted the Instruction on Regulation of Activities of Ukrainian Banks No. 368, dated 28 August 2001 (the "Banking Regulation Instruction") which establishes capital adequacy, liquidity and other ratios. The NBU also sets auditing and other requirements for commercial banks. Some of the principal features of the supervisory regime governing banks in Ukraine are set out below.

Mandatory Ratios

The NBU is authorised to introduce mandatory ratios for Ukrainian banks. The Banking Regulation Instruction envisages four different types of mandatory ratios/requirements: capital requirements, liquidity requirements, credit risks requirements and investment risk requirements. In addition, the NBU separately sets currency position requirements for Ukrainian banks.

In connection with the recent fluctuations in currency exchange rates, on 5 February 2009, the NBU adopted a resolution providing that the NBU would not apply sanctions to the banks which violate the economic ratio requirements established by the NBU, if such violation was caused by the increase of foreign currency exchange rate.

Capital Requirements

The NBU has established requirements for minimum regulatory capital and regulatory capital adequacy and for the ratio of regulatory capital ratio to total assets which are binding on banks in Ukraine.

A bank's regulatory capital (being the sum of its principal (or core) capital, which consist of, among other items, its statutory capital, share premium, retained earnings and certain reserve funds, and additional capital, which consists of, among other items, assets revaluation reserves, general loan loss reserves and subordinated debt) cannot be less than the minimum regulatory capital requirements established by the NBU for each particular year. For each particular year, the NBU calculates the minimum regulatory capital requirement in UAH in an amount equivalent to the euro amount set forth in the Banking Regulation Instruction. With effect from October 2008, the NBU revised the minimum regulatory capital requirement for the banks establishing a (euro)10 million (UAH 74,194,000 as determined by the NBU for 2009) minimum amount of regulatory capital for all banks (as opposed to previously-effective differentiated requirements based on the period of a bank's activity). Banks with the regulatory capital below the minimum required amount have to increase the capital to comply with the newly established requirements. In particular, banks with the amount of regulatory capital exceeding (euro)8 million are required to increase such amount to (euro)9 million as at 1 July 2009 and to
(euro)10 million as at 1 July 2010. If the amount of regulatory capital of a bank is below (euro)8 million, it is required to increase such amount to (euro)7 million as at 1 January 2010, (euro)8.5 million as at 1 January 2011 and
(euro)10 as at 1 January 2012. These regulatory capital requirements are subject to periodic changes.

APPENDIX A

The minimum regulatory capital adequacy requirement is intended to ensure that Ukrainian banks are able to discharge their liabilities when due and in full. The minimum regulatory capital adequacy requirement set by the NBU is 10 per cent. of a bank's risk-weighted assets (or 15 per cent. in the case of banks that have been operating for less than 12 months, and 12 per cent. for banks that have been operating for between 12 and 24 months). Risk-weighted assets are calculated by applying various risk weightings to the bank's assets and off-balance-sheet commitments according to the terms set by the NBU.

The minimum ratio of regulatory capital to total assets reflects the amount of the regulatory capital necessary for the banks to perform active operations and is set by the NBU at 9 per cent.

Liquidity Requirements

The NBU has also established three separate liquidity ratios: the instant liquidity ratio, the current liquidity ratio and short-term liquidity ratio. The instant liquidity ratio is set by the NBU in order to ensure that a bank may meet its liabilities from highly liquid assets, and is calculated as the ratio of a bank's correspondent account funds and cash to its current liabilities. According to the Banking Regulation Instruction, a bank must have an instant liquidity ratio of at least 20 per cent.

The current liquidity ratio is set in order to determine a bank's ability to match its liquid assets to liabilities of corresponding maturity. The current liquidity ratio is calculated with respect to the bank's liabilities with maturities of up to 31 days. A bank's current liquidity ratio (being the ratio of the bank's primary and secondary liquid assets, including cash, banking metals, cash held on correspondent accounts with the NBU and other banks, deposits placed with the NBU and other banks, extended loans and available-for-sale and held-to-maturity debt securities, to liabilities with maturities of up to 31 days) must be at least 40 per cent.

The short-term liquidity ratio is set in order to determine a bank's ability to meet its short-term liabilities from its liquid assets. A bank's short-term liquidity ratio (being the ratio of liquid assets to short-term liabilities with maturities of less than one year) must be at least 20 per cent. According to the NBU's definition, liquid assets include cash, banking metals, amounts in correspondent accounts, debt securities of state agencies in the bank's trading portfolio, available-for-sale and held-to-maturity securities, and short-term interbank deposits and loans. Short-term liabilities include on-demand liabilities, funds of the state budget of Ukraine, short-term loans from the NBU and other banks, short-term interbank and customer deposits, short-term debt instruments issued by the bank and liabilities under all types of guarantees and committed credit lines to banks and customers.

Credit Risk Requirements

The Banking Regulation Instruction provides for four types of maximum borrowing limits: (a) the maximum credit risk per borrower; (b) the maximum total amount of large credit risks; (c) the maximum total amount of loans, guarantees and sureties per insider; and (d) the maximum total amount of loans, guarantees and sureties granted to all insiders.

The maximum credit risk per borrower (or group of borrowers, if any one borrower owns more than ten per cent. of the shares of the other, or any third party owns more than ten per cent. of the shares of each such borrower, or the borrowers use the loan proceeds jointly or for providing a further loan to a third party which is a customer of the lending bank) is calculated as the ratio of all of the bank's financial claims outstanding (including off-balance sheet commitments) with respect to a particular borrower to the bank's regulatory capital, and may not exceed 25 per cent. However, a bank's internal regulations may establish a more stringent limit on loans to a single borrower. Notwithstanding the above borrowing limit, Ukrainian banking regulations permit banks to advance a loan to a borrower which would result in the bank exceeding the maximum credit risk amount per borrower provided the bank fulfils the following conditions: (i) the bank complies with the capital requirements; and
(ii) the loan is secured either by a pledge of proprietary rights over the monies deposited with the lender bank or by the pledge of savings/deposit certificates issued by the lender bank for the term of the loan or by an unconditional commitment granted to the bank by the government or central bank of a "class A state" (which would include states having an official rating grade of no lower than "class A" assigned by one of the world major rating agencies, the International Bank for Reconstruction and Development or the European Bank for Reconstruction and Development, or, for loans

APPENDIX A

with a maturity of up to one year, banks having an investment grade credit rating assigned by one of the major credit rating agencies.

Under the Banking Regulation Instruction, credit risks are considered to be large if the amount of all loans, including off-balance sheet commitments such as guarantees granted to a single borrower or a group of affiliated borrowers, equals or exceeds 10 per cent. of the bank's regulatory capital. The maximum total amount of large credit risks may not exceed 800 per cent. of the bank's regulatory capital. If the maximum total amount of large credit risks is exceeded, the regulatory capital adequacy ratio is required to be doubled, if such excess is less than 50 per cent., and tripled, if such excess is more than 50 per cent.

The maximum total amount of loans, guarantees and sureties per insider is required to be less than five per cent. of the statutory capital of a bank.

Banks must also comply with the maximum total amount of loans, guarantees and sureties granted to all insiders ratio. This ratio is calculated as the ratio of total indebtedness of all of the bank's insiders and aggregate amount of the off-balance commitments granted by the bank to all its insiders to the amount of the bank's statutory capital and may not exceed 30 per cent. The bank's internal regulations may establish a more stringent limit on the maximum total amount of loans, guarantees and sureties granted to insiders.

Investment Risk Ratio

The Banking Regulation Instruction provides for two mandatory ratios related to investment risk: the aggregate investment risk ratio and the single issuer investment risk ratio. The single issuer investment risk ratio limits the risk connected with investments in equity of single issuer or its investment certificates, is calculated as a ratio of the amount invested in the equity securities, statutory capital and/or investment certificates of such issuer to the amount of the bank's regulatory capital and may not exceed 15 per cent. The aggregate investment risk ratio limits the risk connected with total equity investments of a bank. The aggregate investment risk ratio is calculated as a ratio of the total equity investments and investments in the investment certificates to the amount of the bank's regulatory capital and may not exceed 60 per cent.

Open Currency Position Risk

The currency position of Ukrainian banks is determined on a daily basis and in respect of each particular foreign currency. The general open currency position is determined as the sum of such individual positions. The general open position of a bank may not exceed 30 per cent. of the bank's regulatory capital, while the general long open position may not exceed 20 per cent. of the bank's regulatory capital and the general short open position may not exceed 10 per cent. of the bank's regulatory capital.

Compulsory Reserve Requirements

Reserve Requirements

In 2001, the NBU adopted regulations relating to the mandatory reserves of commercial banks which provide that the NBU will impose sanctions for the failure to maintain the prescribed amounts of mandatory reserves. Such sanctions are payable from a bank's profits. Currently, commercial banks are required annually to transfer to their reserves not less than five per cent. of their profit, unless and until such reserves are equal to 25 per cent. of their regulatory capital. The NBU may require commercial banks to increase their mandatory reserve amounts.

The NBU established mandatory reserve requirements in order to maintain the liquidity of the banking system and the stability of the Ukrainian hryvnia. Banks are required to maintain certain reserves in current accounts with the NBU. There are no restrictions on the withdrawal of funds from the NBU. However, if the minimum average reserve requirements are not met, a bank may be subject to penalties imposed by the NBU in accordance with applicable regulations. Reserve requirements are calculated as a percentage of certain of the bank's liabilities. In particular, since 1 February 2009, reserves are required to be not less than the sum of four per cent. of the amount of term deposits of customers in foreign currency, seven per cent. of demand deposits and current accounts of customers in foreign currency and two per cent. of funds

APPENDIX A

borrowed from non-resident banks and financial organisations. Currently, term deposits, demand deposits and current accounts of customers in hryvnia are not subject to such mandatory reserve requirements.

With effect from 1 August 2008, Ukrainian banks are generally required to form reserves for funds (e.g., loans and deposits) attracted from non-residents for the term of up to six months. Overnight loans and deposits, as well as loans and deposits guaranteed by the Government or received from international financial organisations to which Ukraine is a member are exempt from the above reserve requirements. Generally, the reserves have to be formed in the amount of 20 per cent. of the aggregate amount of the funds attracted from non-residents for the term of up to six months. However, since 13 October 2008, the NBU has temporarily suspended the requirement to form such reserves.

Banks are required to file information regarding their reserves with the NBU and its regional units promptly after the end of each reporting period.

Amounts deposited with the NBU in compliance with the compulsory reserve requirements may not be subject to attachment. In the event of the revocation of a bank's banking licence, such amounts are included in the pool of assets generally available for distribution amongst the bank's creditors in the order established by applicable Ukrainian legislation.

Loan Provisioning and Loss Allowances

Banks must comply with mandatory requirements to cover net loan risks and review those provisions on a monthly basis. Some loan products, such as "budget loans", credit transactions between entities within the system of one bank (for banks 100 per cent. owned by foreign entities -- credit transactions with the parent company if such company is assigned an investment-grade credit rating), real-estate backed leasing transactions, subordinated loans, uncommitted off-balance sheet credit lines (other than commitments extended to banks) and funds in foreign currencies transferred to the NBU, do not require any provisions. Ukrainian legislation sets forth separate provisioning requirements for loans in the national or foreign currencies as well as for certain consumer loans. Each of the above groups of loans is classified into five categories, subject to varying provisioning requirements. The following provisioning requirements are set forth for loans in the national currency: 1 per cent. for standard loans, 5 per cent. for loans on watch, 20 per cent. for substandard loans, 50 per cent. for doubtful loans and 100 per cent. for bad loans. Provisioning requirements applicable to loans in foreign currencies are higher than for loans in the national currency in line with an NBU policy aimed at reducing credit risks, especially for loans in foreign currencies, and are as follows: 2 per cent. (50 per cent. if a borrower has no foreign currency earnings) for standard loans, 7 per cent. (100 per cent. if a borrower has no foreign currency earnings) for loans on watch, 25 per cent. (100 per cent. if a borrower has no foreign currency earnings) for substandard loans, 60 per cent. (100 per cent. if a borrower has no foreign currency earnings) for doubtful loans, and 100 per cent. for bad loans. Provisioning requirements applicable to consumer loans in hryvnia are: 2 per cent. for standard loans, 10 per cent. for loans on watch, 40 per cent. for substandard loans, 80 per cent. for doubtful loans and 100 per cent. for bad loans. Provisioning requirements applicable to consumer loans in foreign currencies are: 50 per cent. for standard loans, 100 per cent. for loans on watch, 100 per cent. for substandard loans, 100 per cent. for doubtful loans and 100 per cent. for bad loans. Starting from 12 October 2008, banks are prohibited to purchase foreign currency for the purposes of forming provisions under loans in foreign currency.

Protection of Depositors

The Law of Ukraine "On the Fund for Guaranteeing Deposits of Individuals" of 20 September 2001 (the "Deposits Securing Law") introduced the current system of securing deposits held by individuals in Ukrainian banks. It modified the previously existing arrangements for the protection of depositors that were established in 1998 by the Presidential Decree "On Measures for the Protection of the Rights of Individual Depositors of Commercial Banks of Ukraine" of 10 September 1998 (the "Decree"). Pursuant to the Deposits Securing Law, Ukrainian commercial banks must be members of the Individual Deposits Guarantee Fund (the "Deposit Guarantee Fund"), established under the Decree and operating according to the Deposits Securing Law, and are obliged to transfer to the Deposit Guarantee Fund an initial contribution

APPENDIX A

in the amount of one per cent. of their registered statutory capital (payable once after obtaining a banking licence). The amount of the regular contribution payable to the Deposit Guarantee Fund by Ukrainian banks is determined twice per year, on 31 December and 30 June, at a rate of 0.25 per cent. of the aggregate amount of deposits, including interest accrued, and is payable quarterly in equal instalments. The Deposit Guarantee Fund may also require Ukrainian banks to make a special contribution if the revenues of the Deposit Guarantee Fund are not sufficient to repay and service loans borrowed by the Deposit Guarantee Fund in order to meet compensation claims following the collapse of one or more banks. The Deposit Guarantee Fund guarantees deposits with commercial banks, including interest, to a maximum of UAH 150,000 per depositor with each such bank (since 5 November 2008). Deposits are recognised as "unavailable", meaning eligible for compensation from the funds held by the Deposit Guarantee Fund, on the date of appointment of a bank's liquidator. As of 1 June 2009, the Deposit Guarantee Fund had 180 member banks and four temporary member banks. As at 1 June 2009, the total amount of funds accumulated by the Deposit Guarantee Fund was equal to UAH 4,579 million.

Reporting Requirements

Banks are required to submit annual reports that contain audited financial statements or consolidated financial statements, if they have affiliates under their control, as well as a general description of the bank's business. Financial statements must include a balance sheet, an income statement, a cash flow statement and a shareholders' equity statement. The general description section describes the basic features of a bank's business and its organisation and management. Interim financial statements are submitted by banks on a quarterly basis and consist of a balance sheet, an income statement, an off-balance sheet liabilities statement, trust management accounts and a cover letter. The purpose of the cover letter is to describe and explain events and operations that are important for a fair presentation of the financial position of a bank and are material. Banks are also required to submit to the NBU statistical data on a daily, weekly and monthly basis to enable the ongoing review and monitoring by the NBU of their performance and financial position.

On 27 December 2007, the NBU adopted resolution No. 480 "On the Procedure for Preparation and Disclosure of Financial Statements of the Ukrainian Banks", which introduces new rules for preparation of financial statements based on the IFRS requirements for the disclosure of information in financial statements, as well as on Ukrainian accounting standards requirements, and the regulations of the NBU. Starting from the 2008 annual financial statements and financial statements for the 1st quarter of 2009 banks are required to prepare their financial statements in accordance with the new resolution. The NBU may at any time conduct full or selective audits of any bank filings and may inspect any of the banks' books and records.

Accounting Practices

The NBU has established a standard format for the presentation of financial and statistical data and recording of banking transactions. The Banking Law requires the annual balance sheet and other financial statements of banks to be certified by an independent licensed auditor.

Insolvency Regime

The Ukrainian Parliament has not yet adopted any laws specifically regulating insolvency and bankruptcy proceedings in respect of Ukrainian banks. In Ukraine, solvency restoration and bankruptcy proceedings in respect of Ukrainian legal entities are generally governed by the Law of Ukraine "On the Restoration of a Debtor's Solvency or Declaration of its Bankruptcy" of 14 May 1992 (the "Insolvency Law"). However, the application of the Insolvency Law to Ukrainian banks is limited and modified by the provisions of the Banking Law. A Ukrainian bank may be restored to solvency by means of a temporary administration procedure directed and supervised by the NBU.

APPENDIX A

Restoration of Solvency

Under Ukrainian law, the NBU would be required to impose temporary administration on a Ukrainian bank if the NBU were to determine that there exists a "significant threat to the solvency" of the bank. In addition, the NBU would have discretion to impose temporary administration on a Ukrainian bank if
(i) a bank systematically fails to comply with any legitimate requests or demands of the NBU, (ii) the Ukrainian bank's regulatory capital decreases by 30 per cent. over a six month period and it is in breach of any of the mandatory ratios, (iii) a bank fails to meet ten per cent. or more of its aggregate overdue liabilities and such failure continues for at least 15 business days,
(iv) any member of the bank's management is arrested for or convicted of a criminal offence, (v) a bank commits any act aimed at the concealment of any accounts, assets, registers, reports or other documents, (vi) a bank refuses to submit to authorised representatives of the NBU any documents or information specified in the Banking Law without a legitimate reason, (vii) there is a public conflict within the management, or (viii) a bank requests the NBU to institute temporary administration.

The temporary administrator appointed by the NBU would replace all of the bank's governing bodies for the entire term of the temporary administration (being a period of up to one year with a possible extension for another year if the bank's liabilities are equal to or exceed ten per cent. of the total liabilities of all Ukrainian banks at the time of such extension), and would be authorised to carry out any acts aimed at the bank's financial rehabilitation, including but not limited to (i) terminating any ongoing operation of the bank (without terminating or invalidating the agreement itself), and (ii) terminating, in accordance with Ukrainian legislation, any agreement to which the bank is party and which, in the opinion of the temporary administrator, is either loss-making or "unnecessary". The latter applies only to an agreement which contains outstanding obligations of any party. The temporary administrator would have a broad discretion in determining whether a particular agreement is loss-making or "unnecessary", given that Ukrainian legislation provides no criteria for making such determination. In each case, a dissatisfied counterparty would be entitled to challenge the temporary administrator's decision in court and, where applicable, to demand compensation by the Ukrainian bank for any damages resulting from such decision.

During the term of operation of the temporary administration of a Ukrainian bank, but not longer than for a period of six months during such term, the NBU may impose a moratorium on the satisfaction of claims of the bank's creditors which became due prior to the appointment of the temporary administrator. Applicable legislation exempts the following payments from the moratorium: ongoing operations performed by the temporary administrator; payroll liabilities; alimonies; obligations in respect of personal injuries; copyright liabilities; and liabilities to other creditors incurred in connection with obligations assumed by the bank in the course of temporary administration. During the term of the moratorium, the accrual of any financial sanctions for the non-performance of the bank's payment obligations (including default interest, penalties and fines), as well as any enforcement action for the recovery of debts, would be suspended.

Additionally, the temporary administrator may apply to a Ukrainian court to declare invalid any agreement if there has been any transaction (which is a transfer of assets or a payment or otherwise): (a) within a six month period before the appointment of the temporary administrator, if the purpose of the transfer was to grant a preference to one of the bank's as compared to the bank's other creditors (such as where the transaction was not carried out on an arms-length basis and/or was carried out on preferential terms); or (b) within a three-year period before the appointment of the temporary administrator, if the value of the asset or services was significantly lower than the price paid by the purchaser to the bank; or (c) within a three-year period before the appointment, if the purpose of the transaction was to conceal the bank's assets from the other creditors or to violate the rights of such creditors; or (d) within a one-year period before the appointment of the temporary administrator, if the transaction involved a related party of the bank and threatened the interests of the bank's creditors or contravened the requirements of Ukrainian legislation; or (e) within a three-year period before the appointment of the temporary administrator, if the transfer of assets was made without consideration; or (f) at any time if it was based on forged documents or if it was of a fraudulent nature. If an agreement providing for such transaction is declared invalid by a court, the bank and its counterparty will be required to make full restitution, meaning that each of the bank and it's counterparty will be required to repay all amounts and return all assets (or, if such return is not possible, to pay the value of the assets) received from the other party under such agreement.

APPENDIX A

Insolvency Liquidation Procedure

If the temporary administration procedures imposed by the NBU do not result in the restoration of the bank's solvency, the NBU may revoke the bank's license and order its liquidation. The NBU is also authorised to revoke the bank's licence and order its liquidation if, in the course of the temporary administration of the bank, the NBU considers that it is impracticable to bring the bank's activity into legal and financial conformity with the provisions of the Banking Law and NBU regulations during the term of the temporary administration or it is impracticable to perform the plan of the temporary administration on the reorganisation of the bank, or if the bank is not in compliance with the provisions of the Banking Law or NBU regulations and such non-compliance has resulted in substantial loss of the bank's assets or revenues and there is an indication that the bank is insolvent. The NBU is obliged to institute bankruptcy proceedings against a Ukrainian bank if the bank is not able to discharge its obligations under a court judgment within a six-month period and no work-out agreement has been reached between the bank and its creditor within that period. Following a decision by the NBU to revoke a bank's license and commence liquidation proceedings, the NBU must apply to a court for approval of the liquidator appointed by the NBU and for confirmation that the liquidation procedure complies with the requirements set out in the Banking Law.

Creditors of a bank intending to initiate bankruptcy proceedings should, before submission of the bankruptcy petition to a Ukrainian court, request the NBU to liquidate the bank upon presentation to the NBU of evidence of the bank's inability to discharge its payment obligations on time and in full. If the NBU fails to respond within one month, the creditors would be entitled to submit a bankruptcy petition to a competent Ukrainian court. Upon receipt of the bankruptcy petition, a Ukrainian court must obtain either (i) an opinion of the NBU on the feasibility and grounds for the liquidation of the bank, and may only proceed with the bankruptcy proceedings if the NBU provides an affirmative opinion, or (ii) a resolution of the NBU on the revocation of its banking license and the appointment of a liquidator. The court must dismiss the creditor's bankruptcy petition if the NBU issues a negative opinion. Bankruptcy proceedings against a Ukrainian bank may not start as long as its banking license remains effective. Ukrainian law does not permit the financial rehabilitation (sanation) of a bank if its banking license has been revoked. Upon revocation of the banking licence, the authority that instituted bankruptcy proceedings (either the NBU or a Ukrainian court) must appoint a liquidator. The court may reject the liquidator appointed by the NBU if it finds that there is a conflict of interest between such liquidator and the bank. The liquidator would assume his duties immediately upon revocation of the banking license and would be responsible for, inter alia: (i) preserving the bank's assets; (ii) managing and disposing of the assets; (iii) creating an inventory and appraising the assets; (iv) exercising the powers of the bank's management bodies; (v) chairing the liquidation commission and forming the liquidation estate; and (vi) filing claims against third parties to recover debts owed to the bank. In addition, a liquidator would be entitled to refuse to perform, and would be entitled unilaterally to terminate, in accordance with applicable law, any agreement entered into by a Ukrainian bank which had not been performed by such time.

Upon the revocation of a bank's banking licence and appointment of a liquidator:
(i) all of the bank's payment obligations that existed prior to the revocation of the banking licence will become due and payable in accordance with the procedure and order of priority established by applicable Ukrainian legislation;
(ii) no default-related penalties provided for in the agreements entered into with, and payable by, the Ukrainian bank, will further accrue; (iii) the bank will be precluded from making payments to third parties, except for certain limited categories of payments (such as maintenance and utility payments and salaries); and (iv) the bank will be precluded from accepting and making payments for the benefit (and at the instruction) of its clients.

Upon commencement of liquidation proceedings, the liquidator of a Ukrainian bank must publish in the official bulletins of Parliament or the Cabinet of Ministers of Ukraine a notice on the liquidation of the bank. Creditors are entitled to submit their claims against the bank to the liquidator within the one-month period after the date of publication of the notice. Creditors' claims filed after the expiry of the one-month period are deemed to have been settled.

The liquidator must, within three months of the date of publication of the notice of liquidation, consider all claims filed by the bank's creditors, determine their amount and assign them to the respective priority category. Claims for the payment of fees and expenses incurred in connection with the liquidation and claims

APPENDIX A

secured by pledge are satisfied outside of the order of priority established by the applicable legislation. The former are satisfied during the course of the liquidation proceedings and in accordance with the schedule approved by the NBU. Receipts from the sale of collateral are used solely for the satisfaction of claims secured by the collateral. The balance of the creditors' claims are satisfied upon the sale of the bank's assets in the following order of priority: first, liabilities resulting from death or personal injury; second, payroll liabilities incurred prior to the commencement of the liquidation proceedings; third, liabilities to individual depositors to the extent that such liabilities exceed the amount guaranteed by the Deposit Guarantee Fund; fourth, liabilities to the Deposit Guarantee Fund; fifth, liabilities to individuals with respect to blocked payments (except liabilities to subjects of entrepreneurial activities); sixth, all other claims.

The liquidation of a bank must be completed within a three-year period from the date of revocation of the banking licence. However, such period may be extended by one or, in the case of banks whose liabilities are equal to or exceed ten per cent. of the aggregate liabilities of all Ukrainian banks, two years.

Anti-Money Laundering

In November 2002, the Ukrainian Parliament adopted the law "On Combating the Legalisation (Laundering) of Income Obtained by Criminal Means" (the "Anti-Money Laundering Law"). Banks are required to comply with the provisions of the Anti-Money Laundering Law relating to, among other things, the development of appropriate internal standards and procedures, client identification, monitoring of client operations and reporting of operations to the State Committee for Financial Monitoring of Ukraine (the "SCFM"). The Anti-Money Laundering Law requires that banks monitor and report any transactions if the amount of a single transaction is equal to or exceeds UAH 80,000 (or its equivalent in foreign currencies) and the transaction has certain characteristics as set forth in the Anti-Money Laundering Law, including, amongst others, one or more of the following: the transaction involves a cash payment; one or more of the parties is resident or has a bank account in a country that does not participate in international efforts to combat money-laundering (which generally corresponds to the list of Non-Cooperative Countries and Territories maintained by FATF); the transaction involves making bank deposits for a third party beneficiary; or the transaction involves the deposit of precious stones, precious metals and other property with a pawnbroker. In addition, banks are required to monitor any transaction involving any individual or organisation that is connected with terrorist activities (according to information provided by the SCFM) and any legal entity controlled by them or their agents. If bank officers suspect that a transaction being conducted in order to legalise any funds received as a result of illegal activity or to finance terrorist activities, they are required to report such operations whether or not they qualify as monitored transactions.

APPENDIX B - "Letter of Support"

ABH Ukraine Limited

Elenion Building, 2nd floor, 5 Th. Dervis Street, CY-1066 Nicosia, Cyprus, P.O. Box 25549, CY-1310 Nicosia, Cyprus
Tel: +357-22555800, Fax: +357-22555803

TO:   Ukraine Issuance plc
      35 Great St. Helen's
      London, EC3A 6AP

ATTN: Debra Parsall

                                                                    29 June 2009

                              LETTER OF SUPPORT(1)

Dear Sirs,

We refer to the U.S $2,000,000,000 Programme for the issuance of Loan Participation Notes by Ukraine Issuance plc for the purposes of funding loans to Closed Joint-Stock Company "ALFA-BANK." (the "Bank"). We are the majority shareholder of the Bank and would like to make the following statements in relation to any such Loan:

     o We consider Ukraine to be one of our highest priorities in the development strategy of the Alfa Consortium, in general, and the Alfa Banking Group, in particular;

          Within the above-mentioned strategy, in November 2007 we took the decision to further increase the share capital of the Bank by UAH
          374.7 million (US$74.2 million) which was fully paid in by us together with one of the Bank's minority shareholders in December 2007, The relevant payment was transferred to the Bank's equity in March 2008;

          In April 2Q08 we took the decision to further increase the share capital of the Bank by UAH 505 million (US$100 million) Which was fully paid in by us together with one of the Bank's minority shareholders in May and June 2008. The relevant payments were transferred to the Bank's equity in August 2008;

          In August 2008 we took the decision to further increase the share capital of the Bank by UAH 726.9 million (US$150 million) which was fully paid in by us together with one of the Bank's minority shareholders in September and October 2008. The relevant payment was transferred to the Bank's equity in December 2008;

     o We view the further development of the Bank to be of strategic importance to the Alfa Banking Group;

     o We will not initiate or support any actions that may result in change of the ownership structure of the Bank if such change could weaken the financial position, stability or ability of the Bank to meet its liabilities.

The shareholders of the Alfa Consortium historically have provided financial Support to the Alfa Banking Group, and without continuing obligation, express their readiness to provide such support to the Bank in the future.

sincerely yours,


/s/ Pavel Nazarian
-------------------------------------
Mr. Pavel Nazarian
Director of ABH Ukraine Limited
Member Of Supervisory Board of
CJSC "ALFA-BANK"

[SEAL OF ABH UKRAINE LIMITED]

----------
(1) This Letter of Support is issued by ABH Ukraine Limited in respect of the loans to be provided by Ukraine Issuance plc to Closed Joint-Stock Company "ALFA-BANK" under the U.S$2,000,000,000 Programme for the issuance of Loan Participation Notes by Ukraine Issuance plc. Under no circumstances should this Letter of Support be considered as a financial undertaking by the shareholders of the Bank in favour of any party, or as providing grounds for any claim against or the basis of any obligation of the shareholders of the Bank.

               Alfa-Bank Group

               Consolidated Financial Statements

               31 December 2008

Alfa-Bank Group

CONTENTS

INDEPENDENT AUDITOR'S REPORT

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheet .................................................   1
Consolidated Income Statement ..............................................   2
Consolidated Statement of Changes in Equity ................................   3
Consolidated Statement of Cash Flows .......................................   4

Notes to the Consolidated Financial Statements

 1   Introduction ..........................................................   5
 2   Operating Environment of the Group ....................................   6
 3   Summary of Significant Accounting Policies ............................   8
 4   Critical Accounting Estimates, and Judgments in Applying Accounting
        Policies ...........................................................  16
 5   Adoption of New or Revised Standards and Interpretations ..............  18
 6   New Accounting Pronouncements .........................................  18
 7   Cash and Cash Equivalents .............................................  22
 8   Due from Other Banks ..................................................  23
 9   Loans and Advances to Customers .......................................  25
10   Investment Securities .................................................  31
11   Premises, Leasehold Improvements, Equipment and Intangible Assets .....  34
12   Other Financial Assets and Other Assets ...............................  35
13   Due to Other Banks ....................................................  36
14   Due to the NBU ........................................................  37
15   Customer Accounts .....................................................  37
16   Debt Securities in Issue ..............................................  38
17   Loan Participation Notes ..............................................  39
18   Other Financial Liabilities and Other Liabilities .....................  40
19   Subordinated Debt .....................................................  41
20   Share Capital .........................................................  42
21   Other Reserves ........................................................  43
22   Interest Income and Expense ...........................................  44
23   Fee and Commission Income and Expense .................................  44
24   Administrative and Other Operating Expenses ...........................  45
25   Income Taxes ..........................................................  45
26   Segment Analysis ......................................................  46
27   Financial Risk Management .............................................  50
28   Management of Capital .................................................  61
29   Contingencies and Commitments .........................................  62
30   Derivative Financial Instruments ......................................  64
31   Fair Value of Financial Instruments ...................................  65
32   Reconciliation of Classes of Financial Instruments with Measurement
        Categories .........................................................  69
33   Related Party Transactions ............................................  71
34   Subsequent Events .....................................................  74

[PRICEWATERHOUSECOOPERS LOGO]

                                            Limited Liability Company Audit Firm
                                            "PricewaterhouseCoopers (Audit)"
                                            75 Zhylyanska Str.
                                            Kyiv, 01032, Ukraine
                                            Telephone +380 44 490 6777
                                            Facsimile +380 44 190 6738

INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Management Board of Alfa-Bank:

We have audited the accompanying consolidated financial statements of Alfa-Bank Group (the "Group"), which comprise the consolidated balance sheet as at 31 December 2008 and the consolidated income statement, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended and a summary of significant accounting policies and other explanatory notes.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as at 31 December 2008, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.


LLC AF PricewaterhouseCoopers (Audit)

Kyiv, Ukraine
30 April 2009

Alfa-Bank Group
Consolidated Balance Sheet

                                                                31 December   31 December
In thousands of USD (as presentation currency, Note 3)   Note       2008          2007
-----------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                  7       328,250       202,753
Due from other banks                                       8       103,742        25,592
Loans and advances to customers                            9     3,133,392     2,260,715
Investment securities                                     10        65,383        49,348
Current income tax prepayment                                          154            --
Deferred income tax assets                                25         7,416            --
Intangible assets                                         11         1,493         1,582
Premises, leasehold improvements and equipment            11        69,459        53,253
Other financial assets                                    12        52,348         2,292
Other assets                                              12         3,006         2,779
----------------------------------------------------------------------------------------
TOTAL ASSETS                                                     3,764,643     2,598,314
========================================================================================
LIABILITIES
Due to other banks                                        13       494,162       508,296
Due to the NBU                                            14        50,751            --
Customer accounts                                         15     1,429,338       842,751
Debt securities in issue                                  16        50,614       196,241
Loan participation notes                                  17     1,188,107       552,64S
Current income tax liability                                            --         1,002
Deferred income tax liability                             25        11,832            42
Other financial liabilities                               18        28,041         4,924
Other liabilities                                         18        10,594        10,546
Subordinated debt                                         19        74,390        69,223
Prepaid non-registered share capital                      34            --       100,000
----------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                3,317,829     2,285,673
========================================================================================
EQUITY
Share capital                                             20       622,599       272,599
Additional paid-in capital                                           3,798         3,798
Retained earnings                                                   50,895        15,040
Other reserves                                            21     (230,478)        21,204
----------------------------------------------------------------------------------------
TOTAL EQUITY                                                       446,814       312,641
========================================================================================
TOTAL LIABILITIES AND EQUITY                                     3,764,643     2,598,314
========================================================================================

Approved for issue and signed on behalf of the Management Board on 30 April 2008

                                     [SEAL]


/s/ O. Lukanov            /s/ S. Polovko                 /s/ D. Malynska
-----------------------   ----------------------------   -----------------------
O. Lukanov                S. Polovko                     D. Malynska
President                 Acting Chairman of the Board   Chief Financial Officer

The notes set out on pages 5 to 74 form an integral part of these consolidated financial statements.

Alfa-Bank Group
Consolidated Income Statement

In thousands of USD (as presentation currency, Note 3)              Note     2008       2007
---------------------------------------------------------------------------------------------
Interest income                                                      22     636,975   241,182
Interest expense                                                     22    (299,779)  125,533)
---------------------------------------------------------------------------------------------
Net interest income                                                  22     337,196   115,649
Provision for impairment of loans and advances to customers           9    (277,103)  (33,491)
---------------------------------------------------------------------------------------------
Net interest income after provision for loan impairment                      60,093    82,158
Fee and commission income                                            23      35,127    19,084
Fee and commission expense                                           23      (9,886)   (1,469)
Gain less losses from financial derivatives                                  84,751     2,571
Foreign exchange (losses less gains)/gains less losses                         (719)   11,256
Foreign exchange translation gains less losses/(losses less
   gains)                                                                    45,740    (2,294)
Losses less gains on initial recognition of loans and
   receivables at rates below market measured at amortized cost       9      (4,081)   (3,422)
Losses on loans purchased from related party                         33      (5,909)       --
Gains less losses on initial recognition of financial liabilities
   measured at amortised cost at rates below market                  13         940       183
Losses less gains from disposal of investment securities
   available-for-sale                                                           (81)     (110)
Provision for impairment of investment securities                    10      (1,019)       (5)
Gain on early redemption of issued debt securities                   16       3,440        --
Other operating income                                                        2,953       852
Administrative and other operating expenses                          24    (169,156)  (92,176)
---------------------------------------------------------------------------------------------
Profit before tax                                                            42,193    16,628
Income tax expense                                                   25      (6,633)   (4,782)
---------------------------------------------------------------------------------------------
Profit for the year                                                          35,560    11,846
=============================================================================================

The notes set out on pages 5 to 74 form an integral part of these consolidated financial statements.

Alfa-Bank Group
Consolidated Statement of Changes in Equity

                                                                   Additional     Other
In thousands of USD                                       Share      paid-in     reserves   Retained     Total
(as presentation currency, Note 3)                Note   capital     capital    (Note 21)   earnings    equity
---------------------------------------------------------------------------------------------------------------
Balance at 31 December 2006                               72,599      3,466       19,359      2,835      98,259
===============================================================================================================
Available-for-sale investments:
- Fair value losses less gains                     10         --         --         (105)        --        (105)
- Disposals                                        10                                110                    110
- Income tax recorded in equity                    25         --         --           (1)        --          (1)
Land and buildings:
- Revaluation of premises and land                 11         --         --        2,934         --       2,934
- Depreciation transfer                                       --         --         (359)       359          --
- Income tax recorded in equity                               --         --         (734)        --        (734)
---------------------------------------------------------------------------------------------------------------
Net income recognised directly in equity                      --         --        1,845        359       2,204
Profit for the year                                           --         --           --     11,846      11,846
---------------------------------------------------------------------------------------------------------------
Total recognised income for the year                          --         --        1,845     12,205      14,050
---------------------------------------------------------------------------------------------------------------
Share issue                                        20    200,000         --           --         --     200,000
Additional paid-in capital - difference between
   proceeds and amount at initial recognition
   of liabilities at rates below market            19         --        443           --         --         443
Income tax recorded in equity                      25         --       (111)          --         --        (111)
---------------------------------------------------------------------------------------------------------------
Balance at 31 December 2007                              272,599      3,798       21,204     15,040     312,641
===============================================================================================================
Available-for-sale investments:
- Fair value losses less gains                     10         --         --         (613)        --       (613)
- Disposals                                        10         --         --           81         --          81
- Income tax recorded in equity                    25         --         --          133         --         133
Land and buildings:
- Revaluation of premises and land                 11         --         --       24,006         --      24,006
- Depreciation transfer                                       --         --         (393)       393          --
- Income tax recorded in equity                               --         --       (5,903)       (98)    (6,001)
Effect of translation to presentation currency                --         --     (274,513)        --    (274,513)
---------------------------------------------------------------------------------------------------------------
Net income recognised directly in equity                      --         --     (257,202)       295    (256,907)
Profit for the year                                           --         --           --     35,560      35,560
---------------------------------------------------------------------------------------------------------------
Total recognised income for the year                          --         --     (257,202)    35,855    (221,347)
---------------------------------------------------------------------------------------------------------------
Share issue                                        20    350,000         --           --         --     350,000
Share option plan
- Value of services provided                       21         --         --        5,520         --       5,520
---------------------------------------------------------------------------------------------------------------
Balance at 31 December 2008                              622,599      3,798     (230,478)    50,895     446,814
===============================================================================================================

The notes set out on pages 5 to 74 form an integral part of these consolidated financial statements.

Alfa-Bank Group
Consolidated Statement of Cash Flows

                                                                            31 December   31 December
In thousands of USD (as presentation currency, Note 3)               Note      2008           2007
-----------------------------------------------------------------------------------------------------
Cash flows from operating activities
Interest received                                                               582,505       261,933
Interest paid                                                                  (306,297)     (113,843)
Fees and commissions received                                                    34,420        18,936
Fees and commissions paid                                                        (7,865)       (1,759)
Income received from trading in foreign currencies                               (1,214)        6,781
Income received from financial derivatives                                       50,899            --
Other operating income received                                                   2,865           740
Staff costs paid                                                                (87,537)      (46,517)
Administrative and other operating expenses paid                                (69,211)      (29,366)
Income tax paid                                                                  (8,637)       (8,466)
-----------------------------------------------------------------------------------------------------
Cash flows from operating activities before changes in
   operating assets and liabilities                                             189,928        88,439
=====================================================================================================
Changes in operating assets and liabilities
Net (increase)/decrease in due from other banks                                 (86,971)       51,875
Net increase in loans and advances to customers                              (1,477,847)   (1,358,201)
Net decrease/(increase) in other financial assets and other assets                4,521        (4,184)
Net increase in due to the NBU                                                   80,784            --
Net increase in due to other banks                                                7,570        84,083
Net increase in customer accounts                                               933,971       311,417
Net increase in other financial liabilities and other liabilities                   944         3,114
-----------------------------------------------------------------------------------------------------
Net cash used in operating activities                                          (347,100)     (823,457)
=====================================================================================================
Cash flows from investing activities
Acquisition of investment securities available-for-sale                        (345,428)     (256,820)
Proceeds from disposal of investment securities available-for-sale              286,803       216,573
Acquisition of premises, leasehold improvements and equipment                   (22,950)      (18,972)
Proceeds from disposal of premises, leasehold improvements and
   equipment                                                                          2             7
Acquisition of intangible assets                                                 (1,063)         (827)
Other investing cash inflows                                                         --           396
-----------------------------------------------------------------------------------------------------
Net cash used in investing activities                                           (82,636)      (59,643)
=====================================================================================================
Cash flows from financing activities
Purchase and redemption of debt securities in issue                            (190,227)           --
Proceeds from issue and sale of debt securities in issue                         85,284       181,407
Proceeds from loan participation notes                                 17       584,986       388,875
Proceeds from subordinated debt                                        19            --        54,980
Proceeds from issued non-registered ordinary shares                    33            --       100,000
Issue of ordinary shares                                               20       250,000       200,000
-----------------------------------------------------------------------------------------------------
Net cash from financing activities                                              730,043       925,262
=====================================================================================================
Effect of exchange rate changes on cash and cash equivalents                   (174,810)        2,182
=====================================================================================================
Net increase in cash and cash equivalents                                       125,497        44,344
Cash and cash equivalents at the beginning of the year                  7       202,753       158,409
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year                        7       328,250       202,753
=====================================================================================================

The notes set out on pages 5 to 74 form an integral part of these consolidated financial statements.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

1    Introduction

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as at 31 December 2008 and for the year then ended for CJSC Alfa-Bank (the "Bank") and its special purpose entities (together referred to as the "Group").

The Bank was incorporated and domiciled in Ukraine. The Bank is a joint stock company of a closed type limited by shares and was set up in accordance with Ukrainian regulations.

Amendments to Ukrainian banking legislation introduced in 2006 provide that banks in Ukraine may exist either in the form of an open joint stock company or as a cooperative bank. The banks in other corporate forms, such as closed joint stock company or limited liability company, must be transformed into open joint stock companies by September, 2009.

Under Ukrainian law, changing the corporate form of a bank involves the process of termination of a bank with an old corporate form and registration of a bank with a new corporate form and includes the following:

     o    approval of the transformation plan by the National Bank of Ukraine;

     o notification to the creditors, which may request early fulfillment of obligations;

     o    approval of the new Charter by the National Bank of Ukraine;

     o registration of the bank with a new corporate form with the State Registrar;

     o    changing banking license; and

     o registration of the issue of shares with the State Commission for Securities Market and Stock Exchange.

In addition, on 29 April 2009 a new Joint Stock Company Law enters into force, which provides that joint stock companies may be either public or private. The new Joint Stock Company Law establishes additional requirements for the banks to bring their statutory documents in compliance with this requirement by 29 April 2011.

Principal activity. The Bank was registered by the National Bank of Ukraine ("NBU") in January 2001, and is the legal successor of commercial bank "Kyiv investment bank", which was registered in July 1997, and, in its turn, was the legal successor of commercial bank "Vito", registered by the NBU in March 1993.

The Bank's principal business activity is commercial and retail banking operations within Ukraine. These services include taking deposits and granting loans and advances, investing in securities, transferring payments in Ukraine and abroad and exchanging currencies.

The Bank participates in the state deposit insurance scheme (registration #45 dated 2 September 1999), which operates according to the Law No2740-III "On Individuals Deposits Guarantee Fund" dated 20 September 2001 (as amended). Individuals Deposits Guarantee Fund guarantees repayment of individual deposits up to UAH 150 thousand (2007: UAH 50 thousand) per individual in case bank liquidation procedure is started.

At 31 December 2008 the Bank had 211 branches and mini-branches, and 705 retail outlets (31 December 2007: 220 branches and mini-branches and more than 1,000 retail outlets), which provided loans and other services to individuals throughout Ukraine.

The Bank's immediate parent is ABH Ukraine Limited (31 December 2007: ABH Ukraine Limited). The Bank is ultimately controlled by three Russian citizens Mr. Fridman, Mr. Khan and Mr. Kuzmichev. None of them individually controls or owns a 50% or more interest. They have entered into an agreement to vote as if they were a single shareholder and to vote consistently in relation to all matters. The next most senior parent that produces financial statements available for public use is ABH Holding Corp.

Registered address and place of business. The Bank's registered address and place of business is:

4/6 Desyatinna str.

Kiev, 01025, Ukraine

Presentation currency. These financial statements are presented in thousands of United States Dollars ("USD thousand").

These financial statements have been authorised for issue by the Chairman of the Board on 30 April 2009.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

2    Operating Environment of the Group

Ukraine continues to display certain characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of Ukraine, restrictive currency controls, and high inflation of 22.3% for the year ended 31 December 2008 (2007:
16.6%). The financial situation in the Ukrainian market significantly deteriorated during 2008, particularly in the fourth quarter.

The ongoing global financial and economic crisis that emerged out of the severe reduction in global liquidity which commenced in the middle of 2007 (often referred to as the "Credit Crunch") has resulted in, among other things, a lower level of capital market funding, lower liquidity levels across the banking sector and the wider economy, and, at times, higher interbank lending rates and very high volatility in stock and currency markets. The uncertainties in the global financial markets have also led to failures of banks and other financial sector participants and to bank rescues in the United States of America, Western Europe, Ukraine and elsewhere. Since October 2008 the NBU introduced temporary administration at a number of Ukrainian banks due to their liquidity problems. The full extent of the impact of the ongoing financial crisis is proving to be difficult to anticipate or completely guard against.

As a result of the global financial crisis, the Ukrainian economy experienced a reduced level of capital inflow and a decrease in demand for exports. Additionally, the country ratings by international rating agencies were downgraded in October 2008. These factors, together with increasing domestic uncertainty, led to volatility in the currency exchange market and resulted in significant downward pressure on the Ukrainian hryvnia relative to major foreign currencies. Since October 2008 the NBU has been entering the market to support the national currency. The official UAH to US Dollar (USD) exchange rate of the National Bank of Ukraine devalued from UAH 4.861 at 30 September 2008 to UAH
7.70 at 31 December 2008 and UAH 7.70 at 30 April 2009.

In the light of the current economic turmoil, the IMF has agreed to issue an SDR 11 billion stabilizing loan to Ukraine if the country complies with certain requirements. The first tranche of SDR 3 billion has been received in November 2008 and the next tranche of SDR 1.25 billion was due in February 2009, however at the time of issue of these financial statements it has not been received. The major condition for qualifying for the loan is the development and ratification of a government anti-crisis package aiming to stabilize the economy, including determining the shortfall in capital and liquidity existing in the banking sector and taking the necessary steps to address the shortfalls. The loan is expected to have a positive effect on the Ukrainian economy, however the receipt of the next tranches is subject to the IMF's conclusion on progress made by Ukraine in addressing structural issues.

A number of measures have been undertaken to support the Ukrainian financial markets, including the following:

o On 13 October 2008 National Bank of Ukraine took the decision to impose a limitation on pre-term withdrawal of deposits. Additional restrictions were imposed on credit and currency transactions, which significantly reduced the volume of lending operations.

o On 31 October 2008 the Parliament of Ukraine adopted the Law On Immediate Measures for Prevention of Negative Consequences of Financial Crisis and Changes to Certain Legal Acts of Ukraine, which, in particular, raised the guarantee repayment of individual deposit from Individual Deposits Guarantee Fund to UAH 150,000 per individual in case bank liquidation procedures are commenced.

o The list of assets which can be pledged under refinancing agreements with the NBU was significantly extended.

o The NBU significantly increased volumes of liquidity support provided to Ukrainian banks; during October-December 2008 the total volume of liquidity support operations including overnight loans, loans sold through auctions and other facilities amounted to UAH 99 billion.

o Mandatory reserves requirements were eased to provide additional liquidity to the banking sector.

The volume of wholesale financing has significantly reduced since August 2007. Such circumstances may affect the ability of the Group to obtain new borrowings and re-finance its existing borrowings at terms and conditions similar to those applied to earlier transactions. As a result of unfavourable market conditions, the volume of operations on interbank market has decreased significantly. The primary factors influencing the given dynamics are overall illiquid market conditions between Ukrainian banks and a tightening of the NBU's monetary policy.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

2    Operating Environment of the Group (Continued)

Borrowers of the Group may be adversely affected by the financial and economic environment, which could in turn impact their ability to repay the amounts owed. As a significant part of loans to customers was issued in foreign currencies, UAH devaluation against these currencies had a significant impact on borrowers' ability to service the loans. Deteriorating economic conditions for borrowers may also have an impact on management's cash flow forecasts and assessment of the impairment of financial and non-financial assets. To the extent that information is available, management has properly reflected revised estimates of expected future cash flows in its impairment assessments.

The amount of provision for impaired loans is based on management's appraisals of these assets at the balance sheet date after taking into consideration the cash flows that may result from foreclosure less costs for obtaining and selling the collateral. The market in Ukraine for many types of collateral, especially real estate, has been severely affected by the recent volatility in global financial markets resulting in there being a low level of liquidity for certain types of assets. As a result, the actual realisable value on foreclosure may differ from the value ascribed in estimating allowances for impairment.

As a result of global volatility in financial and commodity markets, among other factors, there has been a significant decline in the Ukrainian stock market since mid-2008.

The fair values of quoted investments in active markets are based on current bid prices (financial assets) or offer prices (financial liabilities). If there is no active market for a financial instrument, the Group establishes fair value using valuation techniques. These include the use of recent arm's length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants. The valuation models reflect current market conditions at the measurement date which may not be representative of market conditions either before or after the measurement date. As at the balance sheet date management has reviewed its models to ensure they appropriately reflect current market conditions, including the relative liquidity of the market and credit spreads.

As a result of the recent volatility in financial markets there are no longer regularly occurring transactions on an arm's length basis for investment securities quoted on the Ukrainian market and, as such, in the opinion of management investment securities quoted on the Ukrainian market are no longer being quoted on an active market in accordance with IAS 39.AG71. Hence fair value as at 31 December 2008 of investment securities quoted on Ukrainian market has been determined using a valuation technique. The objective of the valuation technique is to establish what the transaction price would have been on the reporting date in an arm's length exchange motivated by normal business considerations. Determining fair value requires consideration of current market conditions, including the relative liquidity of the market and current credit spreads. The valuation techniques used by management to determine fair value in the absence of an active market include calculation of present value investment of securities based on market interest rates for respective currencies and terms and number months to maturity.

The market in Ukraine for many types of real estate has been severely affected by the recent volatility in global financial markets. As such the carrying value of land and buildings measured at fair value in accordance with IAS 16 has been updated to reflect market conditions at the reporting date.

The tax, currency and customs legislation within Ukraine is subject to varying interpretations and frequent changes. Furthermore, the need for further developments in the bankruptcy laws, the formalised procedures for the registration and enforcement of collateral, and other legal and fiscal impediments contribute to the challenges faced by banks currently operating in Ukraine.

Management believes it is taking all the necessary measures to support the sustainability of the Group's business in the current circumstances.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

3    Summary of Significant Accounting Policies

Basis of Preparation. These financial statements have been prepared in accordance with the International Financial Reporting Standards ("IFRS").

These financial statements have been prepared under the historical cost convention, as modified by the revaluation of land and buildings, available-for-sale financial assets and derivatives. The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated (refer to Note 5).

Consolidated financial statements. Subsidiaries are those companies and other entities (including special purpose entities) in which the Group, directly or indirectly, has an interest of more than one half of the voting rights or otherwise has power to govern the financial and operating policies so as to obtain benefits. The existence and effect of potential voting rights that are presently exercisable or presently convertible are considered when assessing whether the Group controls another entity. Subsidiaries are consolidated from the date on which control is transferred to the Group (acquisition date) and are de-consolidated from the date that control ceases.

The purchase method of accounting is used to account for the acquisition of subsidiaries. The cost of an acquisition is measured at the fair value of the assets given up, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. The date of exchange is the acquisition date where a business combination is achieved in a single transaction, and is the date of each share purchase where a business combination is achieved in stages by successive share purchases.

The excess of the cost of acquisition over the acquirer's share of the fair value of the net assets of the acquiree at each exchange transaction is recorded as goodwill. The excess of the acquirer's interest in the net fair value of the identifiable assets, liabilities and contingent liabilities acquired over cost ("negative goodwill") is recognised immediately in profit or loss.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured at their fair values at the acquisition date, irrespective of the extent of any minority interest. The difference, if any, between the fair values of the net assets at the dates of exchange and at the date of acquisition is recorded directly in equity.

Intercompany transactions, balances and unrealised gains on transactions between group companies are eliminated; unrealised losses are also eliminated unless the cost cannot be recovered. The Bank and all of its subsidiaries use uniform accounting policies consistent with the Group's policies.

Minority interest is that part of the net results and of the net assets of a subsidiary attributable to interests which are not owned, directly or indirectly, by the Bank. Minority interest forms a separate component of the Group's equity.

Key measurement terms. Depending on their classification financial instruments are carried at fair value, cost or amortised cost as described below.

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's length transaction. Fair value is the current bid price for financial assets and current asking price for financial liabilities which are quoted in an active market. For assets and liabilities with offsetting market risks, the Group may use mid-market prices as a basis for establishing fair values for the offsetting risk positions and apply the bid or asking price to the net open position as appropriate. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange or other institution and those prices represent actual and regularly occurring market transactions on an arm's length basis.

Valuation techniques such as discounted cash flows models or models based on recent arms length transactions or consideration of financial data of the investees are used to fair value certain financial instruments for which external market pricing information is not available. Valuation techniques may require assumptions not supported by observable market data. Disclosures are made in these financial statements if changing any such assumptions to a reasonably possible alternative would result in significantly different profit, income, total assets or total liabilities.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

3    Summary of Significant Accounting Policies (Continued)

Cost is the amount of cash or cash equivalents paid or the fair value of the other consideration given to acquire an asset at the time of its acquisition and includes transaction costs. Measurement at cost is only applicable to investments in equity instruments that do not have a quoted market price and whose fair value cannot be reliably measured and derivatives that are linked to and must be settled by delivery of such unquoted equity instruments.

Transaction costs are incremental costs that are directly attributable to the acquisition, issue or disposal of a financial instrument. An incremental cost is one that would not have been incurred if the transaction had not taken place. Transaction costs include fees and commissions paid to agents (including employees acting as selling agents), advisors, brokers and dealers, levies by regulatory agencies and securities exchanges, and transfer taxes and duties. Transaction costs do not include debt premiums or discounts, financing costs or internal administrative or holding costs.

Amortised cost is the amount at which the financial instrument was recognised at initial recognition less any principal repayments, plus accrued interest, and for financial assets less any write-down for incurred impairment losses. Accrued interest includes amortisation of transaction costs deferred at initial recognition and of any premium or discount to maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortised discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of related balance sheet items.

The effective interest method is a method of allocating interest income or interest expense over the relevant period so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the net carrying amount of the financial instrument. The effective interest rate discounts cash flows of variable interest instruments to the next interest repricing date except for the premium or discount which reflects the credit spread over the floating rate specified in the instrument, or other variables that are not reset to market rates. Such premiums or discounts are amortised over the whole expected life of the instrument. The present value calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate (refer to income and expense recognition policy).

Initial recognition of financial instruments. Derivatives are initially recorded at fair value. All other financial instruments are initially recorded at fair value plus transaction costs. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

All purchases and sales of financial assets that require delivery within the time frame established by regulation or market convention ("regular way" purchases and sales) are recorded at trade date, which is the date that the Group commits to deliver a financial asset. All other purchases are recognised when the entity becomes a party to the contractual provisions of the instrument.

Derecognition of financial assets. The Group derecognises financial assets when
(a) the assets are redeemed or the rights to cash flows from the assets otherwise expired or (b) the Group has transferred the rights to the cash flows from the financial assets or entered into a qualifying pass-through arrangement while (i) also transferring substantially all the risks and rewards of ownership of the assets or (ii) neither transferring nor retaining substantially all risks and rewards of ownership but not retaining control. Control is retained if the counterparty does not have the practical ability to sell the asset in its entirety to an unrelated third party without needing to impose additional restrictions on the sale.

Cash and cash equivalents. Cash and cash equivalents are items which are readily convertible to known amounts of cash and which are subject to insignificant risk of changes in value. Cash and cash equivalents include mandatory reserve deposits with the NBU and all interbank placements with original maturities of less than three months. Funds restricted for a period of more than three months on origination are excluded from cash and cash equivalents. Cash and cash equivalents are carried at amortised cost.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

3    Summary of Significant Accounting Policies (Continued)

Due from other banks. Amounts due from other banks are recorded when the Group advances money to counterparty banks with no intention of trading the resulting unquoted non-derivative receivable due on fixed or determinable dates. Amounts due from other banks are carried at amortised cost.

Loans and advances to customers. Loans and advances to customers are recorded when the Group advances money to purchase or originate an unquoted non-derivative receivable from a customer due on fixed or determinable dates and has no intention of trading the receivable. Loans and advances to customers are carried at amortised cost.

When financial assets are renegotiated or otherwise modified, except for the cases such as financial difficulties of the borrower or issuer, and if the renegotiated terms and conditions differ substantially from the previous terms, the new asset is initially recognised at its fair value.

Impairment of financial assets carried at amortised cost. Impairment losses are recognised in profit or loss when incurred as a result of one or more events ("loss events") that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. If the Group determines that no objective evidence exists that impairment was incurred for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. The primary factors that the Group considers whether a financial asset is impaired is its overdue status and realisability of related collateral, if any. The following other principal criteria are also used to determine that there is objective evidence that an impairment loss has occurred:

     - any instalment is overdue and the late payment cannot be attributed to a delay caused by the settlement systems;

     - the borrower experiences a significant financial difficulty as evidenced by borrower's financial information that the Group obtains;

     -    the borrower considers bankruptcy or a financial reorganisation;

     - there is adverse change in the payment status of the borrower as a result of changes in the national or local economic conditions that impact the borrower;

     - the value of collateral significantly decreases as a result of deteriorating market conditions.

For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics. Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors' ability to pay all amounts due according to the contractual terms of the assets being evaluated.

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets and the experience of Management in respect of the extent to which amounts will become overdue as a result of past loss events and the success of recovery of overdue amounts. Past experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect past periods and to remove the effects of past conditions that do not exist currently.

Impairment losses are always recognised through an allowance account to write down the asset's carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor's credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account through profit or loss.

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

3    Summary of Significant Accounting Policies (Continued)

Credit related commitments. The Group enters into credit related commitments, commitments to extend credit, letters of credit and financial guarantees. Financial guarantees represent irrevocable assurances to make payments in the event that a customer cannot meet its obligations to third parties and carry the same credit risk as loans. Financial guarantees and commitments to provide a loan are initially recognised at their fair value, which is normally evidenced by the amount of fees received. This amount is amortised on a straight line basis over the life of the commitment, except for commitments to originate loans if it is probable that the Group will enter into a specific lending arrangement and does not expect to sell the resulting loan shortly after origination; such loan commitment fees are deferred and included in the carrying value of the loan on initial recognition. At each balance sheet date, the commitments are measured at the higher of (i) the unamortised balance of the amount at initial recognition and (ii) the best estimate of expenditure required to settle the commitment at the balance sheet date.

Investment securities available-for-sale. This classification includes investment securities which the Group intends to hold for an indefinite period of time and which may be sold in response to needs for liquidity or changes in interest rates, exchange rates or equity prices. The Group classifies investments as available-for-sale at the time of purchase.

Investment securities available-for-sale are carried at fair value. Interest income on available-for-sale debt securities is calculated using the effective interest method and recognised in profit or loss. Dividends on available-for-sale equity instruments are recognised in profit or loss when the Group's right to receive payment is established and it is probable that the dividends will be collected. All other elements of changes in the fair value are deferred in equity until the investment is derecognised or impaired, at which time the cumulative gain or loss is removed from equity to profit or loss.

Impairment losses are recognised in profit or loss when incurred as a result of one or more events ("loss events") that occurred after the initial recognition of investment securities available-for-sale. A significant or prolonged decline in the fair value of an equity security below its cost is an indicator that it is impaired. The cumulative impairment loss - measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that asset previously recognised in profit or loss - is removed from equity and recognised in profit or loss. Impairment losses on equity instruments are not reversed through profit or loss. If, in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised in profit or loss, the impairment loss is reversed through current period's profit or loss.

Sale and repurchase agreements. Sale and repurchase agreements ("repo agreements") which effectively provide a lender's return to the counterparty are treated as secured financing transactions. Securities sold under such sale and repurchase agreements are not derecognised. The securities are not reclassified in the balance sheet unless the transferee has the right by contract or custom to sell or repledge the securities, in which case they are reclassified as repurchase receivables. The corresponding liability is presented within amounts due to other banks.

Securities purchased under agreements to resell ("reverse repo agreements") which effectively provide a lender's return to the Group are recorded as due from other banks or loans and advances to customers, as appropriate. The difference between the sale and repurchase price is treated as interest income and accrued over the life of repo agreements using the effective interest method.

Premises, leasehold improvements and equipment. Premises, leasehold improvements and equipment are stated at cost, or revalued amounts, as described below, less accumulated depreciation and provision for impairment, where required.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

3    Summary of Significant Accounting Policies (Continued)

Land and buildings of the Group are subject to revaluation on a regular basis. The frequency of revaluation depends upon the movements in the fair values of the land and buildings being revalued. The revaluation reserve for land and buildings included in equity is transferred directly to retained earnings when the surplus is realised, i.e. either on the retirement or disposal of the asset, or as the asset is used by the Group; in the latter case, the amount of the surplus realised is the difference between depreciation based on the revalued carrying amount of the asset and depreciation based on the asset's original cost.

All other items of premises, leasehold improvements and equipment are stated at cost less accumulated depreciation and impairment losses, if any.

Costs of minor repairs and maintenance are expensed when incurred. Cost of replacing major parts or components of premises, leasehold improvements and equipment items are capitalised and the replaced part is retired.

If impaired, premises, leasehold improvements and equipment are written down to the higher of their value in use and fair value less costs to sell. The decrease in carrying amount is charged to profit or loss to the extent it exceeds the previous revaluation surplus in equity. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset's value in use or fair value less costs to sell.

Gains and losses on disposals determined by comparing proceeds with carrying amount are recognised in profit or loss.

Depreciation. Land is not depreciated. Depreciation on other items of premises, leasehold improvements and equipment is calculated using the straight-line method to allocate their cost or revalued amounts to their residual values over their estimated useful lives as follows:

Buildings                      50 years
Furniture and equipment        5-10 years
Computers and motor vehicles   2-10 years
Leasehold improvements         over the term of the underlying lease

The residual value of an asset is the estimated amount that the Group would currently obtain from disposal of the asset less the estimated costs of disposal, if the asset were already of the age and in the condition expected at the end of its useful life. The residual value of an asset is nil if the Group expects to use the asset until the end of its physical life. The assets' residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.

Intangible assets. All of the Group's intangible assets have definite useful life and primarily include capitalised computer software.

Acquired computer software licenses are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. Development costs that are directly associated with identifiable and unique software controlled by the Group are recorded as intangible assets if the inflow of incremental economic benefits exceeding costs is probable. Capitalised costs include staff costs of the software development team and an appropriate portion of relevant overheads. All other costs associated with computer software, e.g. its maintenance, are expensed when incurred. Capitalised computer software is amortised on a straight line basis over expected useful lives of 5 to 10 years.

Operating leases. Where the Group is a lessee in a lease which does not transfer substantially all the risks and rewards incidental to ownership from the lessor to the Group, the total lease payments are charged to profit or loss on a straight-line basis over the period of the lease.

Leases embedded in other agreements are separated if (a) fulfilment of the arrangement is dependent on the use of a specific asset or assets and (b) the arrangement conveys a right to use the asset.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

3    Summary of Significant Accounting Policies (Continued)

Due to other banks. Amounts due to other banks are recorded when money or other assets are advanced to the Group by counterparty banks. The non-derivative liability is carried at amortised cost. If the Group purchases its own debt, it is removed from the balance sheet and the difference between the carrying amount of the liability and the consideration paid is included in gains or losses arising from early retirement of debt.

Customer accounts. Customer accounts are non-derivative liabilities to individuals, state or corporate customers and are carried at amortised cost.

Debt securities in issue. Debt securities in issue include bonds issued by the Group. Debt securities are stated at amortised cost. If the Group purchases its own debt securities in issue, they are removed from the balance sheet and the difference between the carrying amount of the liability and the consideration paid is included in gains arising from earlier retirement of debt.

Loan participation notes. Loan participation notes include Eurobonds issued by the Group. Loan participation notes are stated at amortised cost. If the Group purchases its own loan participation notes, they are removed from the balance sheet and the difference between the carrying amount of the liability and the consideration paid is included in gains arising from early retirement of debt.

Subordinated debt. Subordinated debt represents borrowing agreements that, in case of the Group's default, would be secondary to primary debt obligations. Subordinated debt is recognized initially at fair value, net of transaction costs incurred. For subordinated debt that represents in substance a transaction with shareholders acting in their capacity as shareholders, the difference between the nominal amount of the subordinated debt issued and its fair value upon initial recognition is recorded as additional paid-in capital. Subsequently, subordinated debt is stated at amortized cost and any difference between cost and the redemption value is recognized in the income statement using the effective interest rate method.

Derivative financial instruments. Derivative financial instruments, including foreign exchange contracts, currency swaps and options are carried at their fair value.

All derivative instruments are carried as assets when fair value is positive and as liabilities when fair value is negative. Changes in the fair value of derivative instruments are included in profit or loss. The Group does not apply hedge accounting.

Certain derivative instruments embedded in other financial instruments are treated as separate derivative instruments when their risks and characteristics are not closely related to those of the host contract.

Provisions for liabilities and charges. Provisions for liabilities and charges are non-financial liabilities of uncertain timing or amount. They are accrued when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

Trade and other payables. Trade payables are accrued when the counterparty performed its obligations under the contract and are carried at amortised cost.

Prepaid non-registered share capital. Prepaid but non-registered share capital is accounted for as a liability until shareholders approve the results of the new share issue and make the respective changes to the charter.

Income taxes. Income taxes have been provided for in the financial statements in accordance with Ukrainian legislation enacted or substantively enacted by the balance sheet date. The income tax charge comprises current tax and deferred tax and is recognised in the income statement except if it is recognised directly in equity because it relates to transactions that are also recognised, in the same or a different period, directly in equity.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxable profits or losses are based on estimates if financial statements are authorised prior to filing relevant tax returns. Taxes, other than on income, are recorded within administrative and other operating expenses.

Deferred income tax is provided using the balance sheet liability method for temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

3    Summary of Significant Accounting Policies (Continued)

Deferred tax balances are measured at tax rates enacted or substantively enacted at the balance sheet date which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilised.

Deferred tax assets and liabilities are netted only within the individual companies of the Group.

Uncertain tax positions. The Group's uncertain tax positions are reassessed by management at every balance sheet date. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the balance sheet date and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management's best estimate of the expenditure required to settle the obligations at the balance sheet date.

Income and expense recognition. Interest income and expense are recorded in the income statement for all debt instruments on an accrual basis using the effective interest method. This method defers, as part of interest income or expense, all fees paid or received between the parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums or discounts.

Fees integral to the effective interest rate include origination fees received or paid by the entity relating to the creation or acquisition of a financial asset or issuance of a financial liability, for example fees for evaluating creditworthiness, evaluating and recording guarantees or collateral, negotiating the terms of the instrument and for processing transaction documents. Commitment fees received by the Group to originate loans at market interest rates are integral to the effective interest rate if it is probable that the Group will enter into a specific lending arrangement and does not expect to sell the resulting loan shortly after origination. The Group does not designate loan commitments as financial liabilities at fair value through profit or loss.

When loans and other debt instruments become doubtful of collection, they are written down to present value of expected cash inflows and interest income is thereafter recorded for the unwinding of the present value discount based on the asset's effective interest rate which was used to measure the impairment loss.

All other fees, commissions and other income and expense items are generally recorded on an accrual basis by reference to completion of the specific transaction assessed on the basis of the actual service provided as a proportion of the total services to be provided. Loan syndication fees are recognised as income when the syndication has been completed and the Group retained no part of the loan package for itself or retained a part at the same effective interest rate as was applicable to the other participants.

Commissions and fees arising from negotiating, or participating in the negotiation of a transaction for a third party, such as the acquisition of loans, shares or other securities or the purchase or sale of businesses, which are earned on execution of the underlying transaction are recorded on its completion. Portfolio and other management advisory and service fees are recognised based on the applicable service contracts, usually on a time-proportion basis. Custody fees are recorded rateably over the period the services are provided.

Fiduciary assets. Assets held by the Group in its own name, but on the account of third parties, are not reported on the balance sheet. Commissions received from fiduciary activities are shown in fee and commission income.

Foreign currency translation. The functional currency of each of the Groups consolidated entities is the currency of the primary economic environment in which the entity operates. The functional currency of the Bank and its SPEs is the national currency of Ukraine, Ukrainian hryvnias ("UAH").

Monetary assets and liabilities are translated into the functional currency at the official exchange rate of the NBU at the respective balance sheet dates. Foreign exchange gains and losses resulting from the settlement of transactions and from the translation of monetary assets and liabilities into the functional currency at year-end official exchange rates of the NBU are recognised in profit or loss. Translation at year-end rates does not apply to non-monetary items, including equity investments. Effects of exchange rate changes on the fair value of equity securities are recorded as part of the fair value gain or loss.

The Group uses the US dollar ("USD") as a currency in which it presents its financial statements. USD has been selected as the presentation currency for convenience and the benefit of the shareholders of the Group. USD is the currency in which Management of the Group monitors business risks and exposures, and measures the performance of its business and reports to the shareholders.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

3    Summary of Significant Accounting Policies (Continued)

The results and financial position of the Group are translated from the functional currency (UAH) into the presentation currency (USD) as follows:

(i) assets and liabilities items other than the net profit or loss for the period that is included in the balance of retained earnings are translated at the closing rate at the date of that balance sheet; equity items are translated at historical foreign exchange rates which prevailed when the equity items were initially recognized;

(ii) income and expenses in the income statement are translated at average exchange rates on a quarterly basis, unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions. Quarterly exchange rates used in preparation of the financial statements were as follows:

1 quarter 2008   UAH/USD 5.0500
2 quarter 2008   UAH/USD 4.9628
3 quarter 2008   UAH/USD 4.8467
4 quarter 2008   UAH/USD 6.2191

All resulting exchange differences are recognised as a separate component of equity within other reserves (Note 21). The principal UAH exchange rates used in the preparation of the financial statements are as follows:

Currency    31 December 2008, UAH   31 December 2007, UAH
---------------------------------------------------------
Euro               10.85546                7.41946
US dollar           7.70000                5.05000

Offsetting. Financial assets and liabilities are offset and the net amount reported in the balance sheet only when there is a legally enforceable right to offset the recognised amounts, and there is an intention to either settle on a net basis, or to realise the asset and settle the liability simultaneously.

Accounting for the effects of hyperinflation. Ukraine has previously experienced relatively high levels of inflation and was considered to be hyperinflationary as defined by IAS 29 "Financial Reporting in Hyperinflationary Economies" ("IAS 29"). IAS 29 requires that the financial statements prepared in the currency of a hyperinflationary economy be stated in terms of the measuring unit current at the balance sheet date. It states that reporting operating results and financial position in the local currency without restatement is not useful because money loses purchasing power at such a rate that the comparison of amounts from transactions and other events that have occurred at different times, even within the same accounting period, is misleading.

The characteristics of the economic environment of Ukraine indicated that hyperinflation had ceased effective from 1 January 2001. Restatement procedures of IAS 29 are therefore only applied to assets acquired or revalued and liabilities incurred or assumed prior to that date. For these balances, the amounts expressed in the measuring unit current at as 31 December 2000 are the basis for the carrying amounts in these financial statements. The restatement was calculated using the conversion factors derived from Consumer Price Index ("CPI"), published by the Ukrainian Statistics Agency.

Staff costs and related contributions. Wages, salaries, contributions to Ukraine state pension and social insurance funds, paid annual leave and sick leave, bonuses, and non-monetary benefits are accrued in the year in which the associated services are rendered by the employees of the Group.

Share-based compensation. The Group's parent operates a share-based compensation plan for Group employees. The fair value of the employee services received in exchange for the grant of the options is recognised as an expense with corresponding increase in equity. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted, excluding the impact of any non-market vesting conditions. Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

3    Summary of Significant Accounting Policies (Continued)

Segment reporting. A segment is a distinguishable component of the Group that is engaged either in providing products or services (business segment) or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments. Segments with a majority of revenue earned from sales to external customers and whose revenue, result or assets are ten percent or more of all the segments are reported separately. Geographical segments of the Group have been reported separately within these financial statements based on the ultimate domicile of the counterparty, e.g. based on economic risk rather than legal risk of the counterparty.

Change in presentation. As described in Notes 5 and 10 below, the Group reclassified its debt investment securities from "available for sale" to "loans and receivables" measurement category, however all securities continue to be presented as a separate balance sheet item. Accordingly, the name of the balance sheet item "Investment securities available for sale" was changed to "Investment securities", as it now contains financial assets from different measurement categories.

4    Critical Accounting Estimates, and Judgments in Applying Accounting
     Policies

The Group makes estimates and assumptions that affect the reported amounts of assets and liabilities within the next financial year. Estimates and judgments are continually evaluated and are based on Management's experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgments, apart from those involving estimations, in the process of applying the accounting policies. Judgments that have the most significant effect on the amounts recognized in the financial statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

Impairment losses on loans and advances. The Group regularly reviews its loan portfolios to assess impairment. In determining whether an impairment loss should be recorded in the consolidated income statement, the Group makes judgements as to whether there is any observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of loans before the decrease can be identified with an individual loan in that portfolio. This evidence may include observable data indicating that there has been an adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in the group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the portfolio when scheduling its future cash flows. The methodology and assumptions used for estimating both the amount and timing of future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience. A 10% increase or decrease in actual loss experience compared to the loss estimates used would result in an increase or decrease in loan impairment losses of USD 29,913 thousand (2007: USD 3,523 thousand), respectively, for loans collectively assessed for impairment. Impairment losses for individually significant loans are based on estimates of discounted future cash flows of the individual loans, taking into account repayments and realisation of any assets held as collateral against the loans. A 10% increase or decrease in the actual loss experience compared to the estimated future discounted cash flows from individually significant loans, which could arise from differences in amounts and timing of the cash flows, would result in an increase or decrease in loan impairment losses of USD 12,912 thousand (2007: USD 829 thousand), respectively.

Fair value of land and buildings. As stated in Note 3, land and building of the Group are subject to revaluation on a regular basis. Such revaluations are based on the results of work of independent valuers. The basis for their work is the sales comparison approach. When performing revaluation certain judgements and estimates are applied by the valuers in order to determine which comparable premises should be used in the sales comparison approach or what should be the useful lives of the assets revalued. Changes in assumptions about these factors could affect reported fair values. The valuation was based on comparative sales of property with the price per square meter varying from USD 6,683 thousand to USD 8,978 thousand depending upon the location of property. To the extent that the price per square meter differs by +/-5 percent, the fair value of property would be USD 895 thousand (31 December 2007: USD 1,399 thousand) higher or USD 895 thousand (31 December 2007: USD 1,399 thousand) lower.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

4 Critical Accounting Estimates, and Judgments in Applying Accounting Policies (Continued)

Initial recognition of related party transactions. In the normal course of business the Group enters into transactions with its related parties. IAS 39 requires initial recognition of financial instruments based on their fair values. Judgment is applied in determining if transactions are priced at market or non-market interest rates, where there is no active market for such transactions. The basis for judgment is pricing for similar types of transactions with unrelated parties and effective interest rate analysis.

Recognition of financial instruments. Management applies judgement to determine whether financial assets and financial liabilities should be recognised in the transaction where the counterparty for both asset and liability is the same. No asset or liability is recognised in the balance sheet where the arrangement is in the same currency, for the same amount and with the same maturity, unless there is a substantial business purpose for such an arrangement.

Gains and losses on initial recognition of financial instruments. Management applies judgment to determine whether gains and losses should be recorded at initial recognition of financial assets and liabilities in a transaction where the counterparty is not a related party of the Group. The basis for judgment is the level of prevailing market interest rates for transactions with similar terms, effective interest rate analysis, credit risk of the counterparty and specific terms of particular transaction.

The effect of change in estimated maturity. Carrying amounts of the financial asset or financial liability should be adjusted to reflect changes in the estimates of related cash payments or receipts. During the reporting period ended 31 December 2008 the Group recognized a gain of USD 2,886 thousand, representing the effect of the change in the estimate of expected maturity of subordinated debts received in the year ended 31 December 2007 to December 2009.

Classification of gains and losses on transactions with entities under common control. Management applies judgment to determine whether gains and losses arising from transactions with entities under common control should be recognised in the statement of changes in equity as transactions with shareholders in respect of capital contributions and distributions or in the income statement as results from operations. The basis for judgment is economic substance of the transaction. As disclosed in Note 33, in February and December 2008 the Group purchased corporate loans from an entity under common control for USD 21,302 thousand. The fair value of these loans as at the date of purchase was USD 15,760 thousand. As a result of this transaction, the Group recorded a loss on the purchase of USD 5,909 thousand. The difference amounting to USD 367 thousand is an effect of translation to presentation currency. The Group introduced the borrower to the related party. Following the loan's impairment, the Group decided to bear the loss and purchased the loan. This loss was recognised in the income statement to reflect its operational nature.

Special Purpose Entities. Judgment is also required to determine whether the substance of the relationship between the Group and a special purpose entity indicates that the special purpose entity is controlled by the Group.

The Group does not consolidate SPEs that it does not control. As it can sometimes be difficult to determine whether the Group does control an SPE, Management makes judgments about its exposure to the risks and rewards, as well as about its ability to make operational decisions for the SPE in question. In many instances, elements are present that, considered in isolation, indicate control or lack of control over an SPE, but when considered together make it difficult to reach a clear conclusion. In such cases, the SPE is consolidated.

SPEs consolidated by the Group as at 31 December 2008 are established to serve as an integral part of the Bank's business and their operations are managed by the Bank.

Were the Group not to consolidate the assets, liabilities and the results of these consolidated SPEs, the net effect on the balance sheet would be an increase in net assets by USD 8,882 thousand (31 December 2007: Nil) and increase in net profit for the year by USD 10,639 thousand (31 December 2007:
Nil).

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

5    Adoption of New or Revised Standards and Interpretations

Certain new interpretations became effective for the Group from 1 January 2008:

     o IFRIC 11, IFRS 2--Group and Treasury Share Transactions (effective for annual periods beginning on or after 1 March 2007);

     o IFRIC 12, Service Concession Arrangements (effective for annual periods beginning on or after 1 January 2008); and

     o IFRIC 14, IAS 19--The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction (effective for annual periods beginning on or after 1 January 2008).

These interpretations did not have any significant effect on the Group's consolidated financial statements.

Reclassification of Financial Assets--Amendments to IAS 39, Financial
Instruments: Recognition and Measurement, and IFRS 7, Financial Instruments:
Disclosures and a subsequent amendment, Reclassification of Financial Assets:
Effective Date and Transition. The amendments allow entities the options (a) to reclassify a financial asset out of the held for trading category if, in rare circumstances, the asset is no longer held for the purpose of selling or repurchasing it in the near term; and (b) to reclassify an available-for-sale asset or an asset held for trading to the loans and receivables category, if the entity has the intention and ability to hold the financial asset for the foreseeable future or until maturity (subject to the asset otherwise meeting the definition of loans and receivables). The amendments may be applied with retrospective effect from 1 July 2008 for any reclassifications made before 1 November 2008; the reclassifications allowed by the amendments may not be applied before 1 July 2008 and retrospective reclassifications are only allowed if made prior to 1 November 2008. Any reclassification of a financial asset made on or after 1 November 2008 takes effect only from the date when the reclassification is made. Refer to Note 10 for the details of the reclassifications made.

6    New Accounting Pronouncements

Certain new standards and interpretations have been published that are mandatory for the Group's accounting periods beginning on or after 1 January 2009 or later periods and which the Group has not early adopted:

IFRS 8, Operating Segments (effective for annual periods beginning on or after 1 January 2009). The standard applies to entities whose debt or equity instruments are traded in a public market or that file, or are in the process of filing, their financial statements with a regulatory organisation for the purpose of issuing any class of instruments in a public market. IFRS 8 requires an entity to report financial and descriptive information about its operating segments, with segment information presented on a similar basis to that used for internal reporting purposes. Management is currently assessing what impact the standard will have on segment disclosures in the Group's financial statements.

Puttable Financial Instruments and Obligations Arising on Liquidation--IAS 32 and IAS 1 Amendment (effective for annual periods beginning on or after 1 January 2009). The amendment requires classification as equity of some financial instruments that meet the definition of financial liabilities. The Group does not expect the amendment to affect its financial statements.

IAS 23, Borrowing Costs (revised March 2007; effective for annual periods beginning on or after 1 January 2009). The main change to IAS 23 is the removal of the option of immediately recognising as an expense borrowing costs that relate to assets that take a substantial period of time to get ready for use or sale. An entity is, therefore, required to capitalise such borrowing costs as part of the cost of the asset. The revised standard applies prospectively to borrowing costs relating to qualifying assets for which the commencement date for capitalisation is on or after 1 January 2009. The Group is currently assessing the impact of the amendment to the standard on its financial statements.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

6    New Accounting Pronouncements (Continued)

IAS 1, Presentation of Financial Statements (revised September 2007; effective for annual periods beginning on or after 1 January 2009). The main change in IAS 1 is the replacement of the income statement by a statement of comprehensive income which will also include all non-owner changes in equity, such as the revaluation of available-for-sale financial assets. Alternatively, entities will be allowed to present two statements: a separate income statement and a statement of comprehensive income. The revised IAS 1 also introduces a requirement to present a statement of financial position (balance sheet) at the beginning of the earliest comparative period whenever the entity restates comparatives due to reclassifications, changes in accounting policies, or corrections of errors. The Group expects the revised IAS 1 to affect the presentation of its financial statements but to have no impact on the recognition or measurement of specific transactions and balances.

IAS 27, Consolidated and Separate Financial Statements (revised January 2008; effective for annual periods beginning on or after 1 July 2009). The revised IAS 27 will require an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously "minority interests") even if this results in the non-controlling interests having a deficit balance (the current standard requires the excess losses to be allocated to the owners of the parent in most cases). The revised standard specifies that changes in a parent's ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions. It also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary will have to be measured at its fair value. The Group is currently assessing the impact of the amended standard on its financial statements.

Vesting Conditions and Cancellations--Amendment to IFRS 2, Share-based Payment (issued in January 2008; effective for annual periods beginning on or after 1 January 2009). The amendment clarifies that only service conditions and performance conditions are vesting conditions. Other features of a share-based payment are not vesting conditions. The amendment specifies that all cancellations, whether by the entity or by other parties, should receive the same accounting treatment. The Group does not expect the amended standard to have a material effect on its financial statements.

IFRS 3, Business Combinations (revised January 2008; effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 July 2009). The revised IFRS 3 will allow entities to choose to measure non-controlling interests using the existing IFRS 3 method (proportionate share of the acquiree's identifiable net assets) or at fair value. The revised IFRS 3 is more detailed in providing guidance on the application of the purchase method to business combinations. The requirement to measure at fair value every asset and liability at each step in a step acquisition for the purposes of calculating a portion of goodwill has been removed. Instead, in a business combination achieved in stages, the acquirer will have to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognise the resulting gain or loss, if any, in profit or loss. Acquisition-related costs will be accounted for separately from the business combination and therefore recognised as expenses rather than included in goodwill. An acquirer will have to recognise at the acquisition date a liability for any contingent purchase consideration. Changes in the value of that liability after the acquisition date will be recognised in accordance with other applicable IFRSs, as appropriate, rather than by adjusting goodwill. The revised IFRS 3 brings into its scope business combinations involving only mutual entities and business combinations achieved by contract alone. The Group is currently assessing the impact of the amended standard on its financial statements.

IFRIC 13, Customer Loyalty Programmes (effective for annual periods beginning on or after 1 July 2008). IFRIC 13 clarifies that where goods or services are sold together with a customer loyalty incentive (for example, loyalty points or free products), the arrangement is a multiple-element arrangement and the consideration receivable from the customer is allocated between the components of the arrangement using fair values. IFRIC 13 is not relevant to the Group's operations because no Group companies operate any loyalty programmes.

IFRIC 15, Agreements for the Construction of Real Estate (effective for annual periods beginning on or after 1 January 2009). The interpretation applies to the accounting for revenue and associated expenses by entities that undertake the construction of real estate directly or through subcontractors, and provides guidance for determining whether agreements for the construction of real estate are within the scope of IAS 11 or IAS 18. It also provides criteria for determining when entities should recognise revenue on such transactions. IFRIC 15 is not relevant to the Group's operations because it does not have any agreements for the construction of real estate.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

6    New Accounting Pronouncements (Continued)

IFRIC 16, Hedges of a Net Investment in a Foreign Operation (effective for annual periods beginning on or after 1 October 2008). The interpretation explains which currency risk exposures are eligible for hedge accounting and states that translation from the functional currency to the presentation currency does not create an exposure to which hedge accounting could be applied. The IFRIC allows the hedging instrument to be held by any entity or entities within a group except the foreign operation that itself is being hedged. The interpretation also clarifies how the gain or loss recycled from the currency translation reserve to profit or loss is calculated on disposal of the hedged foreign operation. Reporting entities will apply IAS 39 to discontinue hedge accounting prospectively when their hedges do not meet the criteria for hedge accounting in IFRIC 16. IFRIC 16 does not have any impact on these financial statements as the Group does not apply hedge accounting.

Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate--IFRS 1 and IAS 27 Amendment (issued in May 2008; effective for annual periods beginning on or after 1 January 2009). The amendment allows first-time adopters of IFRS to measure investments in subsidiaries, jointly controlled entities or associates at fair value or at previous GAAP carrying value as deemed cost in the separate financial statements. The amendment also requires distributions from pre-acquisition net assets of investees to be recognised in profit or loss rather than as a recovery of the investment. The amendments will not have any impact on the Group's consolidated financial statements.

Eligible Hedged Items--Amendment to IAS 39, Financial Instruments: Recognition and Measurement (effective with retrospective application for annual periods beginning on or after 1 July 2009). The amendment clarifies how the principles that determine whether a hedged risk or portion of cash flows is eligible for designation should be applied in particular situations. The amendment is not expected to have any impact on the Group's financial statements as the Group does not apply hedge accounting.

Improvements to International Financial Reporting Standards (issued in May
2008). In 2007, the International Accounting Standards Board decided to initiate an annual improvements project as a method of making necessary, but non-urgent, amendments to IFRS. The amendments consist of a mixture of substantive changes, clarifications, and changes in terminology in various standards. The substantive changes relate to the following areas: classification as held for sale under IFRS 5 in case of a loss of control over a subsidiary; possibility of presentation of financial instruments held for trading as non-current under IAS 1; accounting for sale of IAS 16 assets which were previously held for rental and classification of the related cash flows under IAS 7 as cash flows from operating activities; clarification of definition of a curtailment under IAS 19; accounting for below market interest rate government loans in accordance with IAS 20; making the definition of borrowing costs in IAS 23 consistent with the effective interest method; clarification of accounting for subsidiaries held for sale under IAS 27 and IFRS 5; reduction in the disclosure requirements relating to associates and joint ventures under IAS 28 and IAS 31; enhancement of disclosures required by IAS 36; clarification of accounting for advertising costs under IAS 38; amending the definition of the fair value through profit or loss category to be consistent with hedge accounting under IAS 39; introduction of accounting for investment properties under construction in accordance with IAS 40; and reduction in restrictions over manner of determining fair value of biological assets under IAS 41. Further amendments made to IAS 8, 10, 18, 20, 29, 34, 40, 41 and to IFRS 7 represent terminology or editorial changes only, which the IASB believes have no or minimal effect on accounting. The Group does not expect the amendments to have any material effect on its financial statements.

IFRIC 17, Distribution of Non-Cash Assets to Owners (effective for annual periods beginning on or after 1 July 2009). The amendment clarifies when and how distribution of non-cash assets as dividends to the owners should be recognised. An entity should measure a liability to distribute non-cash assets as a dividend to its owners at the fair value of the assets to be distributed. A gain or loss on disposal of the distributed non-cash assets will be recognised in profit or loss when the entity settles the dividend payable. IFRIC 17 is not relevant to the Group's operations because it does not distribute non-cash assets to owners.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

6    New Accounting Pronouncements (Continued)

IFRS 1, First-time Adoption of International Financial Reporting Standards (following an amendment in December 2008, effective for the first IFRS financial statements for a period beginning on or after 1 July 2009). The revised IFRS 1 retains the substance of its previous version but within a changed structure in order to make it easier for the reader to understand and to better accommodate future changes. The Group concluded that the revised standard does not have any effect on its financial statements.

IFRIC 18, Transfers of Assets from Customers (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies the accounting for transfers of assets from customers, namely, the circumstances in which the definition of an asset is met; the recognition of the asset and the measurement of its cost on initial recognition; the identification of the separately identifiable services (one or more services in exchange for the transferred asset); the recognition of revenue, and the accounting for transfers of cash from customers. IFRIC 18 is not expected to have any impact on the Group's financial statements.

Improving Disclosures about Financial Instruments - Amendment to IFRS 7, Financial Instruments: Disclosures (issued in March 2009; effective for annual periods beginning on or after 1 January 2009). The amendment requires enhanced disclosures about fair value measurements and liquidity risk. The entity will be required to disclose an analysis of financial instruments using a three-level fair value measurement hierarchy. The amendment (a) clarifies that the maturity analysis of liabilities should include issued financial guarantee contracts at the maximum amount of the guarantee in the earliest period in which the guarantee could be called; and (b) requires disclosure of remaining contractual maturities of financial derivatives if the contractual maturities are essential for an understanding of the timing of the cash flows. An entity will further have to disclose a maturity analysis of financial assets it holds for managing liquidity risk, if that information is necessary to enable users of its financial statements to evaluate the nature and extent of liquidity risk. The Group is currently assessing the impact of the amendment on disclosures in its financial statements.

Embedded Derivatives - Amendments to IFRIC 9 and IAS 39 (effective for annual periods ending on or after 30 June 2009). The amendments clarify that on reclassification of a financial asset out of the 'at fair value through profit or loss' category, all embedded derivatives have to be assessed and, if necessary, separately accounted for.

Improvements to International Financial Reporting Standards (issued in April 2009; amendments to IFRS 2, IAS 38, IFRIC 9 and IFRIC 16 are effective for annual periods beginning on or after 1 July 2009; amendments to IFRS 5, IFRS 8, IAS 1, IAS 7, IAS 17, IAS 36 and IAS 39 are effective for annual periods beginning on or after 1 January 2010). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: clarification that contributions of businesses in common control transactions and formation of joint ventures are not within the scope of IFRS 2; clarification of disclosure requirements set by IFRS 5 and other standards for non-current assets (or disposal groups) classified as held for sale or discontinued operations; requiring to report a measure of total assets and liabilities for each reportable segment under IFRS 8 only if such amounts are regularly provided to the chief operating decision maker; amending IAS 1 to allow classification of certain liabilities settled by entity's own equity instruments as non-current; changing IAS 7 such that only expenditures that result in a recognised asset are eligible for classification as investing activities; allowing classification of certain long-term land leases as finance leases under IAS 17 even without transfer of ownership of the land at the end of the lease; providing additional guidance in IAS 18 for determining whether an entity acts as a principal or an agent; clarification in IAS 36 that a cash generating unit shall not be larger than an operating segment before aggregation; supplementing IAS 38 regarding measurement of fair value of intangible assets acquired in a business combination; amending IAS 39 (i) to include in its scope option contracts that could result in business combinations, (ii) to clarify the period of reclassifying gains or losses on cash flow hedging instruments from equity to profit or loss and (iii) to state that a prepayment option is closely related to the host contract if upon exercise the borrower reimburses economic loss of the lender; amending IFRIC 9 to state that embedded derivatives in contracts acquired in common control transactions and formation of joint ventures are not within its scope; and removing the restriction in IFRIC 16 that hedging instruments may not be held by the foreign operation that itself is being hedged. The Group does not expect the amendments to have any material effect on its financial statements.

Unless otherwise described above, the new standards and interpretations are not expected to significantly affect the Group's financial statements.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

7    Cash and Cash Equivalents

                                                                          31 December   31 December
In thousands of USD (as presentation currency, Note 3)                       2008           2007
---------------------------------------------------------------------------------------------------
Cash on hand                                                                  29,471       16,584
Cash balances with the NBU (other than mandatory reserve deposits)            21,574           94
Mandatory cash balances with the NBU                                          70,137       59,606
Correspondent accounts and overnight placements with other banks
- Ukraine                                                                      2,566        1,054
- Other countries                                                            194,489       33,451
Placements with other banks with original maturities of less than three
   months                                                                     10,013       91,964
---------------------------------------------------------------------------------------------------
Total cash and cash equivalents                                              328,250      202,753
===================================================================================================

As at 31 December 2008 mandatory reserve balance with the National Bank of Ukraine is calculated on the basis of a simple average over a monthly period (2007: monthly period) and should be maintained at the level of 0 to 5 per cent (2007: 0.5 to 5 per cent) of certain obligations of the Bank. As such, mandatory reserve balance with the National Bank of Ukraine can vary from day-to-day. For December 2008 the Bank's mandatory reserve balance was USD 70,137 thousand (December 2007: USD 59,606 thousand). The Bank may satisfy its mandatory reserve requirement with its balance on correspondent account with the National Bank of Ukraine. Mandatory reserve balances are non-interest bearing at 31 December 2008 and 31 December 2007.

As at 31 December 2008, in accordance with the NBU regulations, the Bank was required to maintain the daily balance on correspondent account with the NBU at the level not less than 90% of the mandatory reserves balance for the preceding month (2007: not less than 100% of the mandatory reserve balance for the preceding month).

Analysis by credit quality of cash and cash equivalents outstanding at 31 December 2008 is as follows:

                                                                               Placements with
                                                             Correspondent    other banks with
                                                   Cash      accounts and         original
                                                 balances      overnight       maturities less
In thousands of USD (as presentation   Cash on   with the   placements with      than three
currency, note 3)                        hand       NBU       other banks          months          Total
--------------------------------------------------------------------------------------------------------
Current and not impaired
Cash on hand                            29,471         --            --                --         29,471
Cash balances with the NBU (other
   than mandatory reserve deposits)         --     21,574            --                --         21,574
Mandatory cash balances with the NBU        --     70,137            --                --         70,137
Largest 20 Ukrainian banks                  --         --           218                              218
Other Ukrainian banks                       --         --         2,348            10,013         12,361
Large OECD banks                            --         --       186,189                --        186,189
Non-OECD banks                              --         --         8,300                --          8,300
--------------------------------------------------------------------------------------------------------
Total cash and cash equivalents         29,471     91,711       197,055            10,013        328,250
========================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

7    Cash and Cash Equivalents (Continued)

Analysis by credit quality of cash and cash equivalents outstanding at 31 December 2007 is as follows:

                                                                               Placements with
                                                             Correspondent    other banks with
                                                   Cash      accounts and         original
                                                 balances      overnight       maturities less
In thousands of USD (as presentation   Cash on   with the   placements with      than three
currency, note 3)                        hand       NBU       other banks          months          Total
--------------------------------------------------------------------------------------------------------

Current and not impaired
Cash on hand                            16,584        --             --                 --        16,584
Cash balances with the NBU (other
   than mandatory reserve deposits)         --        94             --                 --            94
Mandatory cash balances with the NBU        --    59,606             --                 --        59,606
Largest 20 Ukrainian banks                  --        --            219             46,211        46,430
Other Ukrainian banks                       --        --            835             11,984        12,819
Large OECD banks                            --        --         22,205             33,769        55,974
Non-OECD banks                              --        --         11,246                 --        11,246
--------------------------------------------------------------------------------------------------------
Total cash and cash equivalents         16,584    59,700         34,505             91,964       202,753
========================================================================================================

The Group presents the above analysis by size and location of counterparties as larger entities and entities in OECD countries are generally considered to have higher credit quality.

Geographical, currency and interest rate analyses of cash and cash equivalents are disclosed in Note 27. The information on related party balances is disclosed in Note 33.

8    Due from Other Banks

                                                                          31 December   31 December
In thousands of USD (as presentation currency, Note 3)                       2008           2007
---------------------------------------------------------------------------------------------------
Short-term placements with other banks with original maturities of more
   than three months                                                         96,359        3,453
Long-term placements with other banks                                         6,832           --
Reverse sale and repurchase agreements with other banks with original
    maturities of more than three months                                        551       22,139
------------------------------------------------------------------------------------------------
Total due from other banks                                                  103,742       25,592
================================================================================================

At 31 December 2008 amounts due from other banks of USD 551 thousand (31 December 2007: 22,139) are effectively collateralized by securities purchased under reverse sale and repurchase agreements. These securities had a fair value of USD 519 thousand at 31 December 2008 (31 December 2007: 21,943) and the Group has a right to sell or re-pledge the securities.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

8    Due from Other Banks (Continued)

Analysis by credit quality of amounts due from other banks outstanding at 31 December 2008 is as follows:

                                     Reverse sale and     Short-term         Long-term
In thousands of USD                     repurchase      placements with   placements with
(as presentation currency, Note 3)      agreements        other banks       other banks      Total
---------------------------------------------------------------------------------------------------
Current and not impaired
- Largest 20 Ukrainian banks                 551                --                 --           551
- Other Ukrainian banks                       --                --                390           390
- Non-OECD Banks                              --                --                 --            --
- Large OECD Banks                            --               534              6,442         6,976
- Other OECD Banks                            --            95,825                 --        95,825
---------------------------------------------------------------------------------------------------
Total due from other banks                   551            96,359              6,832       103,742
===================================================================================================

Analysis by credit quality of amounts due from other banks as at 31 December 2007 is as follows:

In thousands of USD                    Reverse sale and      Short-term placements
(as presentation currency, Note 3)   repurchase agreements     with other banks       Total
-------------------------------------------------------------------------------------------
Current and not impaired
- Largest 20 Ukrainian banks                  21,416                     --          21,416
- Other Ukrainian banks                          723                  2,071           2,794
- Non-OECD Banks                                  --                  1,024           1,024
- Large OECD Banks                                --                    358             358
-------------------------------------------------------------------------------------------
Total due from other banks                    22,139                  3,453          25,592
===========================================================================================

The Group presents the above analysis by size and location of counterparties as larger entities and entities in OECD countries are generally considered to have higher credit quality.

The primary factor that the Group considers whether a deposit is impaired is its overdue status. As at 31 December 2008 the Group had neither overdue nor impaired term placements with other banks (31 December 2007: nil).

At 31 December 2008 the Group had balances with 5 counterparty banks (31 December 2007: 8 banks) with total aggregate amount of USD 103,742 (31 December 2007: USD 25,592 thousand) or 100% of the total amount due from other banks (31 December 2007: 100%).

Geographical, currency, maturity and interest rate analysis of due from other banks is disclosed in Note 27.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

9    Loans and Advances to Customers

In thousands of USD (as presentation currency, Note 3)   31 December 2008   31 December 2007
--------------------------------------------------------------------------------------------
Corporate loans                                             2,294,620          1,611,908
Loans to individuals - consumer loans                         296,406            240,782
Loans to individuals - mortgage and car loans                 456,504            274,439
Loans to individuals - other loans                             80,837             74,099
Small and medium enterprises                                  238,155             86,668
Reverse sale and repurchase agreements                          8,473              8,045
Less: Provision for impairment                               (241,603)           (35,226)
--------------------------------------------------------------------------------------------
Total loans and advances to customers                       3,133,392          2,260,715
============================================================================================

At 31 December 2008 loans and advances to customers of USD 8,473 thousand (31 December 2007: USD 8,045 thousand) are effectively secured by securities purchased under reverse sale and repurchase agreements. The securities had a fair value of USD 6,205 thousand at 31 December 2008 (31 December 2007: USD 8,275 thousand), and the Group has a right to sell or repledge the securities.

Movements in the provision for impairment of loans and advances to customers during the year ended 31 December 2008 are as follows:

                                                 Loans to      Loans to      Loans to
                                               individuals  individuals -  individuals     Small       Reverse
In thousands of USD                 Corporate   - consumer   mortgage and    - other     and medium  repurchase
(as presentation currency, Note 3)    loans       loans       car loans       loans     enterprises  agreements   Total
------------------------------------------------------------------------------------------------------------------------
Provision for impairment at
   1 January 2008                     17,181      16,608           920            --         517           --     35,226
Provision for impairment
   during the year                   123,476     108,980        29,053         3,871       9,612        2,111    277,103
Amounts written off during
   the year as uncollectible              --     (46,635)       (3,450)           --          --           --    (50,085)
Translation difference                (9,519)     (7,271)       (1,668)       (1,177)       (600)        (406)   (20,641)
------------------------------------------------------------------------------------------------------------------------
Provision for impairment at
   31 December 2008                  131,138      71,682        24,855         2,694       9,529        1,705    241,603
========================================================================================================================

Movements in the provision for impairment of loans and advances to customers during the year ended 31 December 2007 are as follows:

                                                 Loans to      Loans to      Loans to
                                               individuals  individuals -  individuals     Small       Reverse
In thousands of USD                 Corporate   - consumer   mortgage and    - other     and medium  repurchase
(as presentation currency, Note 3)    loans       loans       car loans       loans     enterprises  agreements   Total
------------------------------------------------------------------------------------------------------------------------
Provision for impairment at
   1 January 2007                      8,161      10,107           --           --           --          --       18,268
Provision for impairment
   during the year                     8,391      23,165        1,418           --          517          --       33,491
Amounts written off during the
   year as uncollectible                  --     (16,664)        (498)          --           --          --      (17,162)
Interest income                          629          --           --           --           --          --          629
------------------------------------------------------------------------------------------------------------------------
Provision for impairment at
   31 December 2007                   17,181      16,608          920           --          517          --       35,226
========================================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

9    Loans and Advances to Customers (Continued)

At 31 December 2008 the Group had 10 borrowers (31 December 2007: 10 borrowers) with aggregated loan balances above USD 56,531 thousand (31 December 2007: USD 31,700 thousand). The total aggregate amount of these loans was USD 901,249 thousand (31 December 2007: USD 508,430 thousand) or 27% of the gross loan portfolio (31 December 2007: 22%).

As at 31 December 2008 the Group had 11 borrowers (31 December 2007: 11 borrowers) with aggregate loan balances in excess of 10% of net assets or USD 44,681 thousand (31 December 2007: USD 31,264 thousand). The total aggregate amount of these loans was USD 956,043 thousand (31 December 2007: USD 539,859 thousand) or 28% of the gross loan portfolio (31 December 2007: 24%). Refer to
Note 27.

Economic sector risk concentrations within the customer loan portfolio are as follows:

                                                    31 December 2008   31 December 2007
In thousands of USD                                 ----------------   ----------------
(as presentation currency, Note 3)                    Amount      %      Amount      %
---------------------------------------------------------------------------------------
Retail and SME loans                                1,071,901    32%     675,988    29%
Investment and lease companies                        523,741    15%     144,868     6%
Wholesale trade                                       226,138     7%     142,347     6%
Construction and real estate                          220,228     7%     100,106     4%
Food industry                                         178,179     5%     131,576     6%
Agriculture                                           168,526     5%      33,726     2%
Retail trade                                          168,166     5%     221,594    10%
Railways                                              152,162     4%     145,931     6%
Motor-car industry                                    110,523     3%      36,749     2%
Chemical and petrochemical industry                    91,154     3%      61,779     3%
Natural gas industry                                   76,847     2%     113,093     5%
Military organizations and aircraft constructions      73,459     2%      47,234     2%
Power industry                                         70,438     2%      73,664     3%
Mechanical engineering and metal working industry      53,628     2%      40,005     2%
Transport                                              23,935     1%      47,958     2%
Coal-mining industry                                   18,681     1%      53,465     2%
Metallurgy                                              1,545     0%      42,390     2%
Other                                                 145,744     4%     183,468     8%
---------------------------------------------------------------------------------------
Total loans and advances to
   customers (before impairment)                    3,374,995   100%   2,295,941   100%
=======================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

9    Loans and Advances to Customers (Continued)

Breakdown of loans and advances to customers (gross) by type of collateral taken as at 31 December 2008 is as follows:

                                                 Loans to      Loans to      Loans to
                                               individuals  individuals -  individuals     Small       Reverse
In thousands of USD                 Corporate   - consumer   mortgage and    - other     and medium  repurchase
(as presentation currency, Note 3)    loans       loans       car loans       loans     enterprises  agreements    Total
--------------------------------------------------------------------------------------------------------------------------
Unsecured loans                       418,928    289,707           915        44,009       65,824            --    819,383
Loans collateralised by:
- cash deposits with the Bank         478,485         --            --         9,257          214            --    487,956
- other real estate                   418,745         --        28,475        19,522       10,171            --    476,913
- residential real estate              13,303         --       114,873         8,049        5,538            --    141,763
- securities                           67,306         --            --                         --         8,473     75,779
- guarantee                            70,105      5,286                                  137,585                  212,976
- other assets                        827,748      1,413       312,241                     18,823            --  1,160,225
--------------------------------------------------------------------------------------------------------------------------
Total loans and advances to
   customers                        2,294,620    296,406       456,504        80,837      238,155         8,473  3,374,995
==========================================================================================================================

Breakdown of loans and advances to customers (gross) by type of collateral taken as at 31 December 2007 is as follows:

                                                 Loans to      Loans to      Loans to
                                               individuals  individuals -  individuals     Small       Reverse
In thousands of USD                 Corporate   - consumer   mortgage and    - other     and medium  repurchase
(as presentation currency, Note 3)    loans       loans       car loans       loans     enterprises  agreements    Total
--------------------------------------------------------------------------------------------------------------------------
Unsecured loans                       205,192    240,782            --        11,560       68,652          --      526,186
Loans collateralised by:
- cash deposits with the Bank          74,038         --            --         7,572           58          --       81,668
- other real estate                   493,259         --            --        48,188        7,877          --      549,324
- residential real estate              15,634         --        93,597            --           --          --      109,231
- tradable securities                  26,517         --            --         6,500           --       8,045       41,062
- other assets                        797,268         --       180,842           279       10,081          --      988,470
--------------------------------------------------------------------------------------------------------------------------
Total loans and advances to
   customers                        1,611,908    240,782       274,439        74,099       86,668       8,045    2,295,941
==========================================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

9    Loans and Advances to Customers (Continued)

Analysis by credit quality of loans and advances to customers outstanding at 31 December 2008:

                                               Loans to       Loans to
                                            individuals -  individuals -     Loans to     Small and     Reverse
In thousands of USD (as          Corporate     consumer     mortgage and  individuals -     medium    repurchase
presentation currency, Note 3)     loans        Loans        car loans     other loans   enterprises  agreements    Total
---------------------------------------------------------------------------------------------------------------------------
Current and not impaired
- Large borrowers with credit
  history with the Bank over 2
  years                            633,932             --             --             --           --       8,473    642,405
- Large new borrowers with
  credit history with the Bank
  less than 2 years              1,248,867             --             --             --           --          --  1,248,867
- Rating 1                              --        188,261        362,552         39,354      188,909          --    779,076
- Rating 2                              --          1,746          1,795            340        2,373          --      6,254
- Rating 3                              --            192            687             32          139          --      1,050
- Rating 4                              --            147          2,312             --           86          --      2,545
- Rating 5                              --            860            975          6,815           65          --      8,715
- Unrated                               --             --             --         16,073           --          --     16,073
- Loans renegotiated in 2008            --          1,470             --             --           --          --      1,470
---------------------------------------------------------------------------------------------------------------------------
Total current and not impaired   1,882,799        192,676        368,321         62,614      191,572       8,473  2,706,455
---------------------------------------------------------------------------------------------------------------------------
Past due but not impaired
- less than 30 days overdue         56,402         39,940         40,183            160       31,360          --    168,045
- 30 to 90 days overdue             24,649         37,855         28,361         11,939       13,484          --    116,288
- 90 to 180 days overdue            12,759             --             --             --          508          --     13,267
- 180 to 360 days overdue            3,081             --             --             --          224          --      3,305
---------------------------------------------------------------------------------------------------------------------------
Total past due but not impaired     96,891         77,795         68,544         12,099       45,576          --    300,905
---------------------------------------------------------------------------------------------------------------------------
Loans individually determined
   to be impaired (gross)
- current                          210,079             --             --             --           --          --    210,079
- less than 30 days overdue         24,664             --             --             --           --          --     24,664
- 30 to 90 days overdue             33,267             --             --             --           --          --     33,267
- 90 to 180 days overdue            25,661         25,935         13,478          6,124          885          --     72,083
- 180 to 360 days overdue           20,985             --          6,161             --           63          --     27,209
- more than 360 days overdue           274             --             --             --           59          --        333
---------------------------------------------------------------------------------------------------------------------------
Total individually impaired
   loans (gross)                   314,930         25,935         19,639          6,124        1,007          --    367,635
---------------------------------------------------------------------------------------------------------------------------
Less: Provision for impairment    (131,138)       (71,682)       (24,855)        (2,694)      (9,529)     (1,705)  (241,603)
---------------------------------------------------------------------------------------------------------------------------
Total loans and advances to
   customers                     2,163,482        224,724        431,649         78,143      228,626       6,768  3,133,392
===========================================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

9    Loans and Advances to Customers (Continued)

Analysis by credit quality of loans and advances to customers as at 31 December 2007:

                                               Loans to       Loans to
                                            individuals -  individuals -     Loans to     Small and     Reverse
In thousands of USD (as          Corporate     consumer     mortgage and  individuals -     medium    repurchase
presentation currency, Note 3)     loans        Loans        car loans     other loans   enterprises  agreements    Total
---------------------------------------------------------------------------------------------------------------------------
Current and not impaired
- Large borrowers with credit
  history with the Bank over 2
  years                            325,578             --             --             --           --          --    325,578
- Large new borrowers with
  credit history with the Bank
  less than 2 years              1,197,347             --             --             --           --       8,045  1,205,392
- Rating 1                              --        215,438        264,845         74,099       75,765          --    630,147
- Rating 2                              --          1,038            878             --       10,716          --     12,632
- Rating 3                              --             80             49             --           53          --        182
- Rating 4                              --             39             27             --            1          --         67
- Rating 5                              --              4             --             --           --          --          4
---------------------------------------------------------------------------------------------------------------------------
Total current and not impaired   1,522,925        216,599        265,799         74,099       86,535       8,045  2,174,002
---------------------------------------------------------------------------------------------------------------------------
Past due but not impaired
- less than 30 days overdue         70,792         11,686          6,296             --          133          --     88,907
- 30 to 90 days overdue                518          6,723          1,850             --           --          --      9,091
---------------------------------------------------------------------------------------------------------------------------
Total past due but not impaired     71,310         18,409          8,146             --          133          --     97,998
---------------------------------------------------------------------------------------------------------------------------
Loans individually determined
   to be impaired (gross)
- less than 30 days overdue         12,000             --             --             --           --          --     12,000
- 90 to 180 days overdue             1,741          5,774            494             --           --          --      8,009
- 180 to 360 days overdue            3,932             --             --             --           --          --      3,932
---------------------------------------------------------------------------------------------------------------------------
Total individually impaired
   loans (gross)                    17,673          5,774            494             --           --          --     23,941
---------------------------------------------------------------------------------------------------------------------------
Less: Provision for impairment     (17,181)       (16,608)          (920)            --         (517)         --    (35,226)
---------------------------------------------------------------------------------------------------------------------------
Total loans and advances to
   customers                     1,594,727        224,174        273,519         74,099       86,151       8,045  2,260,715
===========================================================================================================================

Borrowers with longer credit history with the Bank are generally considered to have higher credit quality.

Classification of loans and advances to individuals and SME by credit quality is based on the NBU regulations. Credit risk categories presented in the table above are as follows:

     - Rating 1. This category includes exposures with insignificant credit risk which is characterised by strong financial position of the borrower and good loan servicing;

     - Rating 2. This category includes exposures with insignificant credit risk which however may increase as a result of unfavourable conditions; these are exposures to borrowers with good financial standing and good payment history or borrowers with strong financial position and payment history with delays not exceeding 90 days;

     - Rating 3. This category includes exposures with significant credit risk which is characterised by weak financial position of the borrower and good loan servicing or good financial position of the borrower and poor loan servicing;

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

9    Loans and Advances to Customers (Continued)

     - Rating 4. This category includes exposures with low probability of full repayment and is characterised by weak financial position of the borrower and poor payment history.

     - Rating 5. This category includes exposures with low probability of full repayment and is characterised by poor financial position of the borrower and unsatisfactory payment history.

The primary factors that the Group considers whether a loan is impaired is its overdue status and realisability of related collateral, if any. The Group's policy is to consider a loan as not individually impaired until the loss can be specifically identified with the loan. The total impairment provisions may exceed the amount of individually impaired loans due to the application of collective impairment methodology described in Note 3.

The borrowers have the contractual right to early repay the loans at par. Based on the types of loan products the Group may charge penalties for such early repayments.

During the year ended 31 December 2008 losses less gains on initial recognition amounting to USD 4,081 thousand (31 December 2007: USD 3,422 thousand) of loans and advances to customers at rates below market have been recorded in the income statement. Losses less gains on initial recognition were recognised for loans and advances to customers issued at rates below market rates during marketing campaigns and represent marketing expenses.

Past due but not impaired loans, except for consumer loans, represent collateralised loans, where the fair value of collateral covers the overdue interest and principal repayments. The amount reported as past due but not impaired is the whole balance of such loans, not only the individual instalments that are past due.

Fair value of collateral in respect of loans past due but not impaired and in respect of loans individually determined to be impaired at 31 December 2008 was as follows:

                                                                        Loans to
                                                                      individuals
                                                                      - mortgage    Small and
                                                           Corporate    and car       medium
In thousands of USD (as presentation currency, Note 3)       loans       loans     enterprises   Total
-------------------------------------------------------------------------------------------------------
Fair value of collateral - loan past due but not impaired
- cash deposits with the Bank                                    770           --        21         791
- residential real estate                                         --       23,786       772      24,558
- other real estate                                           30,825           --     2,968      33,793
- other assets                                                   988       23,922        86      24,996
Fair value of collateral - individually impaired loans
- cash deposits with the Bank                                119,429           --        --     119,429
- residential real estate                                         --        6,613        --       6,613
- other assets                                                29,115        5,391        --      34,506
-------------------------------------------------------------------------------------------------------
Total                                                        181,127       59,712     3,847     244,686
-------------------------------------------------------------------------------------------------------

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

9    Loans and Advances to Customers (Continued)

Fair value of collateral in respect of loans past due but not impaired and in respect of loans individually determined to be impaired at 31 December 2007 was as follows:

                                                                          Loans to
                                                                        individuals
                                                                        - mortgage     Small and
                                                            Corporate     and car        medium
In thousands of USD (as presentation currency, Note 3)        loans        loans      enterprises    Total
----------------------------------------------------------------------------------------------------------
Fair value of collateral - loan past due but not impaired
- residential real estate                                         --       3,403           --        3,403
- other real estate                                           18,340          --           --       18,340
- other assets                                                16,575       5,095           49       21,719
                                                                                                        --
Fair value of collateral - individually impaired loans                                                  --
- other assets                                                 3,422          --           --        3,422
----------------------------------------------------------------------------------------------------------
Total                                                         38,337       8,498           49       46,884
==========================================================================================================

Geographical, currency, maturity and interest rate analysis of loans and advances to customers is disclosed in Note 27. The information on related party balances is disclosed in Note 33.

At 31 December 2008 corporate loans with carrying value USD 110,635 were pledged as collateral to refinancing loans received from the NBU (Note 14).

10   Investment Securities

In thousands of USD (as presentation currency, Note 3)   31 December 2008   31 December 2007
--------------------------------------------------------------------------------------------
Municipal and state bonds available-for-sale                      --             11,863
Municipal and state bonds                                     25,939                 --
Corporate bonds available-for-sale                                --             37,485
Corporate bonds                                               40,223                 --
--------------------------------------------------------------------------------------------
Total debt securities                                         66,162             49,348
--------------------------------------------------------------------------------------------
Corporate shares available for sale (unquoted)                     3                 10
--------------------------------------------------------------------------------------------
Less: Provision for impairment                                  (782)               (10)
--------------------------------------------------------------------------------------------
   Total investment securities                                65,383             49,348
============================================================================================

Movements in the impairment provision of investment securities during 2008 and 2007 are as follows:

                                                            2008                            2007
--------------------------------------------------------------------------------------------------------
                                                                     Corporate               Corporate
                                                                       shares                 shares
                                           Municipal               available for           available for
In thousands of USD (as presentation       and state   Corporate        sale                   sale
currency, Note 3)                            bonds       bonds       (unquoted)    Total    (unquoted)
--------------------------------------------------------------------------------------------------------
Provision for impairment at 1 January          --          --            10           10          5
Provision for impairment during the year      565         464           (10)       1,019          5
Translation differences                      (109)       (138)           --         (247)        --
--------------------------------------------------------------------------------------------------------
Provision for impairment at
   31 December                                456         326            --          782         10
========================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

10   Investment Securities (Continued)

Analysis by credit quality of debt securities outstanding at 31 December 2008 is as follows:

In thousands of USD                  Municipal and   Corporate
(as presentation currency, Note 3)    state bonds      bonds      Total
-----------------------------------------------------------------------
Current and not impaired
- City municipalities                    12,529            --    12,529
- State organisations                    12,954            --    12,954
- Large Ukrainian corporates                 --        16,628    16,628
- Large Ukrainian banks                      --        12,893    12,893
- Medium sized Ukrainian companies           --        10,376    10,376
-----------------------------------------------------------------------
Total investment securities              25,483        39,897    65,380
=======================================================================

Analysis by credit quality of debt securities outstanding at 31 December 2007 is as follows:

                                        Municipal and
In thousands of USD                      state bonds        Corporate bonds
(as presentation currency, Note 3)   available-for-sale   available-for-sale    Total
-------------------------------------------------------------------------------------
Current and not impaired
- City municipalities                       1,797                   --          1,797
- State organisations                      10,066                   --         10,066
- Large Ukrainian corporates                   --                9,754          9,754
- Medium sized Ukrainian banks                 --                2,606          2,606
- Medium sized Ukrainian companies             --               25,125         25,125
-------------------------------------------------------------------------------------
Total investment securities                11,863               37,485         49,348
=====================================================================================

Larger entities are generally considered to have higher credit quality. State organisations have higher credit quality than municipalities.

The Group reclassified the following financial assets from the available-for-sale category during 2008 (Note 5):

                                                               Cash flows
In thousands of USD                              Amount      expected to be     Effective
(as presentation currency, Note 3)            reclassified      recovered     interest rate
-------------------------------------------------------------------------------------------
Reclassified into loans and receivables
Ukrainian municipal and state organisations       26,033          33,588           10%
Corporate bonds                                   84,804          91,661           19%
-------------------------------------------------------------------------------------------
Total                                            110,837         125,249
===========================================================================================

The reclassification was made effective from 1 September 2008. The Group's management analyzed the fluctuations on the Ukrainian Stock Market for the reporting period. During the period July-August 2008 index PFTS (Ukrainian stock trading system) was decreasing significantly. By the end of the August 2008 the volume of transactions on the debt security's market collapsed. Management treated such conditions as a "rare event" in accordance with the provisions of the new guidance on reclassifications of financial instruments (see Note 5). The decision was also made in order to better reflect the Group's revised intention regarding its portfolio of securities.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

10   Investment Securities (Continued)

At 31 December 2008, the carrying amounts and fair values of financial assets that have been reclassified from available-for-sale category and which were not yet sold or otherwise derecognised, were as follows:

In thousands of USD                            Carrying value
(as presentation currency, Note 3)            (amortised cost)   Fair value
---------------------------------------------------------------------------
Loans and receivables
Ukrainian municipal and state organisations        16,144           9,802
Corporate bonds                                    39,731          37,218
---------------------------------------------------------------------------
Total                                              55,875          47,020
===========================================================================

The fair value gain or loss on these financial assets up to the date of reclassification, income or loss recognised after reclassification, and fair value gain or loss that would have been recognised if the assets had not been reclassified, were as follows:

                                                                                             Loss that would
                                                                                                have been
                                The fair value gain/(loss) recognised                         recognised in
In thousands of USD               up to the date of reclassification         Income           equity if the
(as presentation currency,      -------------------------------------   recognised after      assets had not
Note 3)                                      2008    2007               reclassification*   been reclassified
-------------------------------------------------------------------------------------------------------------
Ukrainian municipal and state
   organisations                                27    (27)                      686              (6,342)
Corporate bonds                             (1,016)  (110)                    2,191              (1,702)
-------------------------------------------------------------------------------------------------------------
Total                                         (989)  (137)                    2,877              (8,044)
=============================================================================================================

* Income or loss recognised after reclassification comprises interest income, foreign exchange gains less losses and impairment losses.

At 31 December 2008 investment securities with a fair value of USD 8,379 thousand (2007: USD 4,201 thousand) have been pledged to third parties as collateral with respect to term placements of other banks. Refer to Notes 13 and 29.

Municipal and state bonds are Ukrainian hryvnia denominated Ukrainian municipal and state securities issued by the SMI, Vinnitsa, Berdyansk and Donetsk Cities. As at 31 December 2008 municipal and state bonds had maturity date from December 2010 to September 2013, coupon rate from 9.5% to 16% per annum and yield to maturity from 10% to 17% per annum depending on the type of bonds issue.

Ukrainian corporate bonds are Ukrainian hryvnia denominated securities issued by large and medium sized companies and banks. Corporate bonds are issued at a discount or premium to face value. As at 31 December 2008 corporate bonds had maturity date from January 2009 to December 2009, coupon rate from 13% to 26% per annum. (31 December 2007: 7% to 16% per annum) and yield to maturity from 11% to 28% per annum (31 December 2007: 8% to 18% per annum) depending on the type of bonds issue.

During the year ended 31 December 2008 the Group recognised a fair value loss in the equity amounting to USD 460 thousand, net of tax (2007: USD 79 thousand). In addition a loss of USD 61 thousand, net of tax (2007: USD 83 thousand) was removed from the equity and recognised in the income statement on disposal of investment securities available-for-sale.

Geographical, currency, maturity and interest rate analysis of investment securities is disclosed in Note 27.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

11   Premises, Leasehold Improvements, Equipment and Intangible Assets

                                                                Computer  Total premises,
In thousands of USD                                  Furniture     and       leasehold
(as presentation currency,   Land and    Leasehold     and       motor     improvements   Intangible
Note 3)                     buildings  Improvements  equipment  vehicles   and equipment     assets     Total
--------------------------------------------------------------------------------------------------------------
Cost or valuation at
1 January 2007                 29,469      2,281         3,820     4,294           39,864       1,268   41,132
Accumulated depreciation
   and amortisation              (107)      (553)       (1,663)   (1,321)          (3,644)       (278)  (3,922)
--------------------------------------------------------------------------------------------------------------
Carrying amount at 1
   January 2007                29,362      1,728         2,157     2,973           36,220         990   37,210
==============================================================================================================
Additions                         632      4,824         7,391     6,125           18,972         827   19,799
Revaluation                     2,934         --            --        --            2,934          --    2,934
Disposals                          --        (4)           (2)       (1)              (7)          --      (7)
Depreciation and
   amortisation charge           (658)      (705)       (1,612)   (1,891)          (4,866)       (235)  (5,101)
Transfers                          33         --          (33)        --               --          --       --
--------------------------------------------------------------------------------------------------------------
Carrying amount at
   31 December 2007            32,303      5,843         7,901     7,206           53,253       1,582   54,835
==============================================================================================================
Cost or valuation at
31 December 2007               32,566      6,766        11,108    10,382           60,822       2,093   62,915
Accumulated depreciation
   and amortisation              (263)      (923)       (3,207)   (3,176)          (7,569)       (511)  (8,080)
--------------------------------------------------------------------------------------------------------------
Carrying amount at
   31 December 2007            32,303      5,843         7,901     7,206           53,253       1,582   54,835
==============================================================================================================
Additions                         516      7,679         6,658     8,349           23,202       1,090   24,292
Revaluation                    24,006         --            --        --           24,006          --   24,006
Disposals                          --       (76)          (84)      (59)            (219)          --    (219)
Depreciation and
   amortization charge           (702)    (1,546)       (2,298)   (3,087)          (7,633)       (427)  (8,060)
Transfers                           9       (19)            10        --               --          --       --
Translation differences       (11,058)    (3,905)       (4,052)   (4,135)         (23,150)       (752) (23,902)
--------------------------------------------------------------------------------------------------------------
Carrying amount at
   31 December 2008            45,074      7,976         8,135     8,274           69,459       1,493   70,952
==============================================================================================================
Cost or valuation at 31
   December 2008               45,728      9,605        11,745    12,433           79,511       2,119   81,630
Accumulated depreciation
   and amortisation             (654)     (1,629)       (3,610)   (4,159)         (10,052)       (626) (10,678)
--------------------------------------------------------------------------------------------------------------
Carrying amount at 31
   December 2008               45,074      7,976         8,135     8,274           69,459       1,493   70,952
==============================================================================================================

As at 31 December 2008 and 31 December 2007 premises, leasehold improvements, equipment and intangible assets were classified as non-current assets.

Buildings were independently valued as at 31 December 2007. The valuation was carried out by an independent firm of valuers, International Law Company "Solomon-Group", who hold a recognised and relevant professional qualification and who have recent experience in valuation of assets of similar location and category. The basis used for the appraisal was market value.

Land was independently valued as at 31 December 2008. The valuation was carried out by an independent firm of valuers, Company "Investkon", who hold a recognised and relevant professional qualification and who have recent experience in valuation of assets of similar location and category. The basis used for the appraisal was market value.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

11   Premises, Leasehold Improvements, Equipment and Intangible Assets
     (Continued)

Included in the above carrying amount is USD 40,774 thousand (31 December 2007:
USD 25,421 thousand) representing revaluation surplus relating to land and buildings of the Group. At 31 December 2008 the carrying amount of land and buildings would have been USD 4,300 thousand (31 December 2007: USD 6,485 thousand) had the assets been carried at cost less depreciation.

12   Other Financial Assets and Other Assets

                                                                   31 December  31 December
In thousands of USD (as presentation currency, Note 3)       Note      2008         2007
-------------------------------------------------------------------------------------------
Other financial assets
Receivables                                                              1,914        2,152
Financial derivatives                                         30        50,434          140
-------------------------------------------------------------------------------------------
Total financial assets                                                  52,348        2,292
===========================================================================================
Other assets
Prepayments for intangible assets and construction services              1,273        1,303
Prepaid expenses                                                         1,844        1,505
Other assets                                                                30           17
Less: Provision for impairment                                            (141)         (46)
-------------------------------------------------------------------------------------------
Total other assets                                                       3,006        2,779
===========================================================================================

As at 31 December 2008 and 31 December 2007 prepayments for intangible assets and construction services were classified as non-current assets, prepaid expenses and other assets were classified as current assets.

Movements in the provision for impairment of other assets during 2007 and 2008 are as follows:

In thousands of USD (as presentation currency, Note 3)               2008  2007
-------------------------------------------------------------------------------
Provision for impairment at 1 January                                  46   116
Provision for impairment during the year                              216    38
Amounts written off during the year as uncollectible                  (62) (108)
Translation difference                                                (59)   --
-------------------------------------------------------------------------------
Provision for impairment at 31 December                               141    46
===============================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

12   Other Financial Assets and Other Assets (Continued)

Analysis by credit quality of other financial assets is as follows:

                                           31 December 2008                 31 December 2007
                                   --------------------------------  -------------------------------
In thousands of USD (as             Financial                         Financial
presentation currency, Note 3)     derivatives  Receivables   Total  derivatives  Receivables  Total
----------------------------------------------------------------------------------------------------
Current and not impaired
- Largest 20 Ukrainian banks            16,209           --  16,209          137           --    137
- Other Ukrainian banks                  5,559           --   5,559            3           --      3
- Corporate customers with
  credit history with the Bank
  over 2 years                          24,068           --  24,068           --           --     --
- Corporate customers with
  credit history with the Bank
  less than 2 years                      4,598           --   4,598           --           --     --
- Others                                    --        1,914   1,914           --        2,152  2,152
----------------------------------------------------------------------------------------------------
Total other financial assets            50,434        1,914  52,348          140        2,152  2,292
====================================================================================================

Geographical and currency analysis of other financial assets and other assets is disclosed in Note 27. The information on related party balances is disclosed in
Note 33.

13   Due to Other Banks

                                                        31 December  31 December
In thousands of USD (as presentation currency, Note 3)     2008          2007
--------------------------------------------------------------------------------
Current accounts
   Domestic                                                     904        3,483
   OECD countries                                               118           --
   Non-OECD countries                                        15,750       11,298
Deposits and loans
   Domestic                                                 119,994       21,381
   OECD countries                                           328,807      455,546
   Non-OECD countries                                        15,769       16,588
Direct sale and repurchase agreements - domestic             12,820           --
--------------------------------------------------------------------------------
Total due to other banks                                    494,162      508,296
================================================================================

Deposits and current accounts of OJSC "Alfa-Bank" (Russia), a related party under common control, amount to USD 21,410 thousand, or 4% of due to other banks as at 31 December 2008 (31 December 2007: USD 14,852 thousand, or 3%).

Deposits and current accounts amounting to USD 33,573 thousand, or 7% of due to other banks, are due to Amsterdam Trade Bank (Netherlands), a related party under common control, as at 31 December 2008 (31 December 2007: USD 170,218 thousand or 33% of due to other banks).

During the year ended 31 December 2008 a gain on initial recognition of due to other banks at rates below market in amount of USD 940 thousand has been recognised in the income statement (31 December 2007: USD 183 thousand).

Geographical, currency, maturity and interest rate analysis of due to other banks is disclosed in Note 27. The information on related party balances is disclosed in Note 33.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

14   Due to the NBU

                                                         31 December   31 December
In thousands of USD (as presentation currency, Note 3)       2008         2007
----------------------------------------------------------------------------------
Refinancing loans received from the NBU                     50,751          --
----------------------------------------------------------------------------------
Total due to the NBU                                        50,751          --
==================================================================================

On 15 October 2008 and 21 October 2008 the Bank received refinancing loans from the NBU amounting to UAH 165,000 thousand (USD 33,537 thousand at the receipt date) and UAH 275,000 thousand (USD 55,160 thousand at the receipt date) respectively, bearing nominal interest rate of 17.5% per annum, and due on 2 October 2009.

These refinancing loans are collateralized by corporate loans with carrying value USD 110,635 thousand as at 31 December 2008 (Note 9, Note 29).

15   Customer Accounts

                                                         31 December   31 December
In thousands of USD (as presentation currency, Note 3)       2008         2007
----------------------------------------------------------------------------------
State and public organisations
- Current/settlement accounts                                13,699       19,925
- Term deposits                                              58,015       15,943
Other legal entities
- Current/settlement accounts                               121,087      373,052
- Term deposits                                             964,799      339,132
Individuals
- Current/demand accounts                                    47,938       27,449
- Term deposits                                             223,800       67,250
----------------------------------------------------------------------------------
Total customer accounts                                   1,429,338      842,751
==================================================================================

Economic sector concentrations within customer accounts are as follows:

                                             31 December 2008     31 December 2007
In thousands of USD                        -------------------   -----------------
(as presentation currency, Note 3)              Amount     %        Amount    %
----------------------------------------------------------------------------------
Investment and lease companies                 421,448    29%      100,265    12%
Individuals                                    271,738    19%       94,699    11%
Communication                                  214,215    15%      171,876    20%
Natural gas industry                           111,721     8%       44,237     5%
Wholesale trade                                 81,681     6%       56,614     7%
Food industry                                   74,344     5%        4,785     1%
Motor-car industry                              45,874     3%           --    --
Military-industrial establishment and
   aircraft construction                        28,670     2%       53,339     6%
Retail trade                                    25,835     2%        2,667    --
Mechanical engineering and metal-
   working industry                             21,571     2%       12,635     2%
Insurance                                       18,967     1%       29,392     3%
Power industry                                  16,745     1%        8,312     2%
Construction and real estate                    11,791     1%        1,537    --
Transport                                       10,917     1%        5,225     1%
Chemical and petrochemical industry              6,781     1%       62,904     7%
Metallurgy                                       5,759    --        53,532     6%
Coal-mining industry                             1,880    --       102,177    12%
Other                                           59,401     4%       38,555     5%
----------------------------------------------------------------------------------
Total customer accounts                      1,429,338   100%      842,751   100%
==================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

15   Customer Accounts (continued)

At 31 December 2008 the Group had 10 customers (31 December 2007: 10 customers) with balances above USD 26,330 (31 December 2007: USD 18,200 thousand). The aggregate balance of these customers was USD 862,380 thousand (31 December 2007:
USD 560,185 thousand) or 60% (31 December 2007: 66%) of total customer accounts.

At 31 December 2008 included in customer accounts are deposits of USD 24,315 thousand (31 December 2007: USD 4,780 thousand) held as collateral for irrevocable commitments under import letters of credit. Refer to Note 29. As at 31 December 2008 included in customer accounts are deposits of USD 487,956 thousand (31 December 2007: USD 81,668 thousand) held as collateral for loans and advances to customers, issued by the Group. Refer to Note 9.

Geographical, currency, maturity and interest rate analysis of customer accounts is disclosed in Note 27. The information on related party balances is disclosed in Note 33.

16   Debt Securities in Issue

                                                         31 December   31 December
In thousands of USD (as presentation currency, Note 3)       2008         2007
----------------------------------------------------------------------------------
Bonds issued on domestic market                             50,614       196,241
----------------------------------------------------------------------------------
Total debt securities in issue                              50,614       196,241
==================================================================================

At 31 December 2008 the Group has debt securities in issue of USD 50,614 thousand (31 December 2007: USD 196,241 thousand) denominated in Ukrainian hryvnas. These bonds were issued with following terms and conditions:

In thousands of USD (as presentation currency, Note 3)

                                                                                   Next option on early
                                 Nominal   Coupon   Yield to                          repayment and
Series of bonds                   value     rate    maturity        Maturity         interest change
-------------------------------------------------------------------------------------------------------
C                                    727     16%       17%      08 December 2010       09 December 2009
D                                    292     20%       24%      20 December 2011       22 December 2009
E                                 28,571     12%       11%         24 April 2009          24 April 2009
F                                  3,896     16%       19%     10 September 2012      14 September 2009
G                                     91     15%       17%     10 September 2012          16 March 2009
H                                 14,545     14%       13%         14 March 2013          19 March 2009
-------------------------------------------------------------------------------------------------------
Total debt securities in issue    48,122
=======================================================================================================

As at 31 December 2007:

In thousands of USD (as presentation currency, Note 3)

                                                                                   Next option on early
                                 Nominal   Coupon   Yield to                          repayment and
Series of bonds                   value     rate    maturity        Maturity         interest change
-------------------------------------------------------------------------------------------------------
C                                  9,868     13%       12%       8 December 2010      10 December 2008
D                                 35,644     13%       14%      20 December 2011      23 December 2008
E                                 59,406     12%       12%         24 April 2009                    --
F                                 57,426     10%       13%      9 September 2012     15 September 2008
G                                 29,010      8%        8%      9 September 2012         17 March 2008
-------------------------------------------------------------------------------------------------------
Total debt securities in issue   191,354
=======================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

16   Debt Securities in Issue (continued)

On 17 March 2008, the Group redeemed bonds series G in the amount of UAH 230,000 thousand (USD 29,870 thousand at the reporting date); on 15 September 2008, the Group redeemed bonds series G and F in the amount UAH 15,800 thousand (USD 2,052 thousand at the reporting date) and UAH 175,000 thousand (USD 22,727 thousand at the reporting date) respectively; on 10 December 2008 and 23 December 2008 the Group redeemed bonds of series C and D in the amount of UAH 44,235 thousand (USD 5,745 thousand at the reporting date) and UAH 129,930 thousand (USD 16,874 thousand at the reporting date) respectively, presented for early repayment.

In addition, during the year the Group bought back bonds with total nominal value UAH 261,795 thousand (USD 34,000 thousand at the reporting date). Total gain from repurchase of bonds during the year comprised USD 3,440 thousand.

Geographical, currency and interest rate analyses of debt securities in issue are disclosed in Note 27.

17   Loan Participation Notes

                                                         31 December   31 December
In thousands of USD (as presentation currency, Note 3)       2008         2007
----------------------------------------------------------------------------------
Loan participation notes                                   1,168,107      552,648
----------------------------------------------------------------------------------
Total loan participation notes                             1,168,107      552,648
==================================================================================

In December 2006, the Group issued loan participation notes (the "Notes") through VTB Bank Europe Plc (the "Lender") with a par value of USD 160,000 thousand, nominal interest rate of 9.75% per annum, and due on 22 December 2009. In accordance with conditions of the loan agreement dated 18 December 2006, interest will be paid by the Group on 22 June and 22 December in each year in which the Notes remain outstanding.

The loan agreement, signed between Lender and the Bank includes the following financial covenants:

o limitation of any type of corporate restructuring without written consent of the Lender;

o it states a 12 month period, when the Bank shall not sell, lease, transfer or otherwise dispose of any part of the Bank's assets which constitute more than 10% of total assets; and

o the Bank shall not permit its capital adequacy ratio to fall below the minimum capital adequacy ratio required by the NBU.

In March 2007, the Group issued additional Notes through VTB Bank Europe Plc amounting to USD 188,700 thousand, with par value USD 185,000 thousand, nominal interest rate of 9.56% per annum, and due on 22 December 2009. In accordance with conditions of the loan agreement dated 18 December 2006, interest will be paid by the Group on 22 June and 22 December in each year in which the Notes remain outstanding.

In July 2007, the Group issued loan participation notes through Ukraine Issuance Plc amounting to USD 200,175 thousand, with par value USD 200,000 thousand, nominal interest rate of 9.25% per annum, and due on 26 July 2010. In accordance with conditions of the loan agreement dated 23 July 2007, interest will be paid by the Group on 26 July and 26 January in each year in which the Notes remain outstanding.

In April and May 2008, the Group issued loan participation notes through Ukraine Issuance Plc with par values of USD 100,000 thousand and USD 250,000 thousand, respectively, with nominal interest rate 9.75% p.a. and 9.25% respectively, and due dates on 4 May 2009 and in 26 July 2010 respectively. In accordance with conditions of the loan agreement dated 23 April 2008 (related to loan participation notes with par values USD 100,000 thousand), interest will be paid by the Group on 29 October 2008 and 29 April 2009. In accordance with conditions of the loan agreement dated 27 May 2008 (related to loan participation notes with par values USD 250,000 thousand), interest will be paid by the Group on 26 July and 26 January in each year in which the Notes remain outstanding. The Notes with nominal value of USD 250,000 thousand were issued with discount of USD 6,250 thousand.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

17   Loan Participation Notes (Continued)

In August 2008, the Group issued loan participation notes through Ukraine Issuance Plc with par value of USD 250,000 thousand, with nominal interest rate 12% p.a. and due date on 11 August 2011. In accordance with conditions of the loan agreement, interest will be paid by the Group on 11 February and 11 August in each year in which the Notes remain outstanding. The Notes were issued with discount of USD 8,764 thousand. According to conditions of the loan agreement, holders of notes have a put option to sell notes to issuer on 11 August 2009.

The loan agreements, signed between Ukraine Issuance Plc and the Bank include the following financial covenants:

o The Bank shall not permit its capital adequacy ratio to fall below the minimum capital adequacy ratio required by the NBU or the relevant banking authority responsible for setting and supervising capital adequacy requirements for financial institutions in the jurisdiction in which the Bank carries out its banking business outside Ukraine.

o The Bank shall comply with all NBU rules and regulations applicable to banks, including but not limited to, the maximum credit risk per one counterparty and the maximum amount of loans, guarantees and sureties provided to one insider.

As at 31 December 2008 yield to maturity of loan participation notes was from 9.26% to 12.83% (31 December 2007: from 9.26% to 10.3%).

Geographical, maturity, currency and interest rate analyses of loan participation notes is disclosed in Note 27.

18   Other Financial Liabilities and Other Liabilities

Other liabilities comprise the following:

                                                                31 December   31 December
In thousands of USD (as presentation currency, Note 3)   Note       2008          2007
-----------------------------------------------------------------------------------------
Other financial liabilities
Derivative financial instruments                          30       24,934         2,515
Other payables                                                      3,107         2,409
-----------------------------------------------------------------------------------------
Total other financial liabilities                                  28,041         4,924
=========================================================================================
Other liabilities
Deferred fees for guarantees issued                                 4,679            --
Unused vacation reserve                                             2,654         2,384
Accrued bonuses                                                       262         8,000
Other                                                               2,999           162
-----------------------------------------------------------------------------------------
Total other liabilities                                            10,594        10,546
=========================================================================================

Derivative financial instruments are carried at fair value. Refer to Note 30 and 31.

As at 31 December 2008 and 31 December 2007 unused vacation reserve and accrued bonuses were classified as current liabilities, deferred fees for guarantees issued and other were classified as non-current liabilities.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

18   Other Financial Liabilities and Other Liabilities (Continued)

Movements in the unused vacation reserve and liability for bonuses are as follows:

                                                          Unused
                                                         Vacation   Accrued
In thousands of USD (as presentation currency, Note 3)    reserve   bonuses    Total
-------------------------------------------------------------------------------------
Carrying amount at 1 January 2008                          2,384     8,000     10,384
Additions charged in profit and loss                       5,348        --      5,348
Payments made                                             (3,759)   (7,262)   (11,021)
Translation difference                                    (1,319)     (476)    (1,795)
-------------------------------------------------------------------------------------
Carrying amount at 31 December 2008                        2,654       262      2,916
=====================================================================================

Geographical, currency, maturity and interest rate analysis of other financial liabilities and other liabilities is disclosed in Note 27.

19   Subordinated Debt

Subordinated debt represents long term borrowing agreements, which, in case of the Group's default, would be secondary to the Group's other obligations, including deposits and other debt instruments. In accordance with the Law of Ukraine on Banks and Banking Activities and the NBU regulations, subordinated debt cannot be withdrawn from the Group for at least five years from the date of receipt. The debts rank after all other creditors in case of liquidation.

Included in subordinated debt, provided by a related party, Westlaw Inc, are USD denominated subordinated debts issued in January 2007 and March 2007 in amount of USD 20,000 thousand and USD 4,980 thousand respectively, at 8.5% per annum with contractual maturity in January 2017. A gain on initial recognition of subordinated debts at rates below market in the amount of USD 260 thousand and USD 50 thousand, accordingly, was recognized in the statement of changes in equity, because it represented a capital contribution from the Group's owners.

In August 2007 the Group received subordinated debt amounting to USD 30,000 thousand from Westlaw Inc. The subordinated debt carries the interest rate of 8.5% per annum and matures in August 2017. Subordinated debt was registered by the NBU on 13 September 2007. A gain on initial recognition of subordinated debts at rates below market in the amount of USD 133 thousand was recognized in the statement of changes in equity, because it represented a capital contribution from the Group's owners.

The gain on subordinated debts originated in 2007 was assessed based on expected maturity in December 2007 according to the restructuring plan agreed between Management Board, shareholder and the lender. The expected maturity was subsequently reassessed to December 2009 and a gain of USD 2,886 thousand was recognised in income statement as an adjustment to interest expense on subordinated debts.

The rest of the amount is represented by USD denominated subordinated debts, provided by Westlaw Inc. These subordinated debts were issued in November 2002 in the amount of USD 6,800 thousand at 12-month LIBOR payable at maturity with contractual maturity in November 2010 and in June 2005 in the amount of USD 5,200 thousand at 12-month LIBOR payable at maturity with contractual maturity in June 2013. A gain on initial recognition of subordinated debts at rates below market in the amount of USD 3,214 thousand and USD 1,407 thousand, accordingly, was recognized in the statement of changes in equity at exchange rates at the dates of initial recognition, because it represented a capital contribution from the Group's owners.

Based on the Assignment agreements dated 5 December 2007 all claims to the Group, related to all abovementioned subordinated debts, were irrevocably assigned and given by Primary Investor (Westlaw Inc) to New Investor (Overstand Limited). All respective changes were properly authorized by the NBU in February 2008.

Included in subordinated debt as at 31 December 2008 is accrued interest in the amount of USD 9,980 thousand (31 December 2007: USD 4,829 thousand).

Geographical, currency, maturity and interest rate analysis of subordinated debt is disclosed in Note 27. The information on related party balances is disclosed in Note 33.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

20   Share Capital

Authorized, issued and fully paid capital of the Bank comprises:

                                                                                      Adjusted
                                                   Number of     Nominal amount,       amount,
In thousands of USD (as presentation currency,    outstanding    excluding share   including share
Note 3)                                             shares           premium           premium
--------------------------------------------------------------------------------------------------
At 31 December 2006                                360,000,000        71,287            72,599
New shares issued                                1,010,000,000       200,000           200,000
--------------------------------------------------------------------------------------------------
At 31 December 2007                              1,370,000,000       271,287           272,599
New shares issued                                1,606,565,000       325,963           325,963
Share premium paid                                          --                          24,037
Translation differences                                     --      (210,683)               --
--------------------------------------------------------------------------------------------------
At 31 December 2008                              2,976,565,000       386,567           622,599
--------------------------------------------------------------------------------------------------

The nominal amount of share capital disclosed in the table above represents the amount of registered share capital in UAH, translated at the official exchange rate of the NBU as at respective reporting date.

On 21 November 2007 the shareholders of the Bank took a decision to issue 374,710 thousand additional shares totalling UAH 374,710 thousand (equivalent of USD 74,200 thousand). In December 2007 ABH Ukraine Limited in compliance with agreements dated 14 December 2007 and 29 December 2007 made a payment of USD 100,000 thousand for shares with the nominal value USD 74,200 thousand. The shareholders meeting of 15 January 2008 approved the results of the new share issue and decided to make the respective changes to the Bank's Charter. On 26 March 2008 the NBU registered the increase in the share capital of the Bank in the amount of UAH 374,710 thousand (equivalent of USD 74,200 thousand) and the proceeds from share issue of USD 100,000 thousand were recognized as an increase in equity.

On 21 April 2008 the shareholders of the Bank took a decision to issue 505,000 thousand additional shares totalling UAH 505,000 thousand (equivalent of USD 100,000 thousand). In May-June 2008 ABH Ukraine Limited made a payment of USD 100,000 thousand to the Bank. The shareholders meeting of 16 June 2008 approved the results of the new share issue and decided to make the respective changes to the Bank's Charter. The Group recognized amounts received from the shareholders of USD 104,031 thousand as payment for new shares issued net of the negative share premium of USD 4,031 thousand, as part of equity. The negative share premium arose due to changes of the official exchange rate of the US dollar to Ukrainian hryvnia from 5.05 hryvnia for 1 US dollar as at 21 April 2008 (the date of the decision of shareholders to issue additional shares) to 4.8543 hryvnia for 1 US dollar as at 16 June 2008 (the date of recognition of amounts received as part of equity). On 8 August 2008 the NBU registered the increase in the share capital of the Bank in the amount of UAH 505,000 thousand (equivalent of USD 104,231 thousand at the registration date).

On 29 August 2008 the shareholders of the Bank took a decision to issue 726,855 thousand additional shares totalling UAH 726,855 thousand (equivalent of USD 150,000 thousand at the date of the decision). In October 2008 ABH Ukraine Limited made a payment of USD 150,000 thousand to the Bank. The shareholders meeting of 14 October 2008 approved the results of the new share issue and decided to make the respective changes to the Bank's Charter. The Group recognized amounts received from the shareholders of USD 147,732 thousand as payment for new shares issued net of the positive share premium of USD 2,268 thousand, as part of equity. The positive share premium arose due to changes of the official exchange rate of the US dollar to Ukrainian hryvnia from 4.8457 hryvnia for 1 US dollar as at 29 August 2008 (the date of the decision of shareholders to issue additional shares) to 4.9201 hryvnia for 1 US dollar as at 14 October 2008 (the date of recognition of amounts received as part of equity). On 9 December 2008 the NBU registered the increase in the share capital of the Bank in the amount of UAH 726,855 thousand (equivalent of USD 98,238 thousand at the registration date).

All ordinary shares have a nominal value of UAH 1 (USD equivalent as at 31 December 2008 0.13) per share, rank equally and each share carries one vote.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

20   Share Capital (Continued)

The shareholders structure of the Bank was the following as at 31 December 2008:

In thousands of USD (as
presentation currency, Note 3)          31 December 2008                 31 December 2007
--------------------------------------------------------------------------------------------------
                                  Number of              Nominal    Number of              Nominal
Shareholder                     shares issued     %       value   shares issued     %       value
--------------------------------------------------------------------------------------------------
ABH Ukraine Limited             2,976,531,006  99.9989%  386,563  1,369,966,818  99.9980%  271,277
Others                                 33,994   0.0011%        4         33,182   0.0020%       10
--------------------------------------------------------------------------------------------------
Total                           2,976,565,000   100.00%  386,567  1,370,000,000   100.00%  271,287
==================================================================================================

In accordance with IAS 29, Financial Reporting in Hyperinflationary Economies, share capital was restated for effects of hyperinflation by USD 2,641 thousand (Note 3). The difference, amounting to USD 1,329 thousand, arose due to presentation of the share capital, denominated in UAH, in presentation currency USD (Note 3). This difference was recognized in equity in Other Reserves.

21   Other Reserves

                                                            31 December   31 December
In thousands of USD (as presentation currency, Note 3)         2008           2007
-------------------------------------------------------------------------------------
Revaluation reserve for land and building, net of tax          36,776       19,066
Effect of translation to presentation currency               (272,293)       2,220
Revaluation reserve for securities available-for-sale            (481)         (82)
Share option plan                                               5,520           --
-------------------------------------------------------------------------------------
Total other reserves                                         (230,478)      21,204
=====================================================================================

Revaluation reserve for available-for-sale securities is transferred to profit or loss when realised through sale or impairment. In addition, revaluation reserve in respect of securities reclassified to 'loans and receivables" measurement category (refer to Notes 5 and 10) is amortised over the remaining life of the security using the effective interest method, similar to the amortisation of the respective premium or discount.

Revaluation reserve for land and buildings is transferred to retained earnings when realised through depreciation, impairment, sale or other disposal.

Currency translation differences included as a separate component of equity, result from translating income and expenses at the exchange rates at the dates of the transactions and assets and liabilities at the closing rate and translating the opening net assets at a closing rate that differs from the previous closing rate.

The share option plan was established in October 2008 by ABH Ukraine Limited
(ABHU), the parent of the Group, for the top management of the Group. Under the terms of the plan, 233,000 options with an exercise price of USD 1.00 and 600,000 options at an exercise price of USD 53.61 were granted in 2008. The vesting condition for the share options is employment with the Group until 1 January 2009. Options are settled in cash in case of IPO or sale of ABHU or the Bank. Otherwise options are settled in ABHU's equity after ABHU's financial statements for the year ended 31 December 2010 are approved by shareholders.

The fair value of options granted during the period determined using a valuation model was USD 5,520 thousand. The significant inputs into the model were fair value of ABHU's net assets at the grant date and the exercise price shown above. The volatility of the share price had no impact on the valuation as within the reasonable range of prices share options with an exercise price of USD 1.00 are in money, while those with an exercise price of USD 53.61 are out of money. The value of options granted was recognised as staff costs and increase in other reserves in equity.

In accordance with Ukrainian legislation, the Bank distributes profits or transfers them to reserves (fund accounts) on the basis of financial statements prepared in accordance with Ukrainian Accounting Rules.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

22   Interest Income and Expense

In thousands of USD (as presentation currency, Note 3)     2008      2007
--------------------------------------------------------------------------
Interest income
Loans and advances to customers                          611,586   232,231
Debt investment securities                                11,916     3,181
Cash and cash equivalents                                  7,479     3,320
Due from other banks                                       5,994     2,450
--------------------------------------------------------------------------
Total interest income                                    636,975   241,182
==========================================================================
Interest expense
Term deposits of legal entities                          101,577    28,694
Loan participation notes                                  89,969    38,840
Term placements of other banks                            44,303    28,552
Debt securities                                           21,509    12,344
Term deposits of individuals                              19,455     4,831
Customer current/settlement accounts                       8,982     5,944
Current/settlement accounts of other banks                 6,999     1,771
Subordinated debt                                          4,092     4,534
Due to the NBU                                             2,852        --
Other                                                         41        23
--------------------------------------------------------------------------
Total interest expense                                   299,779   125,533
--------------------------------------------------------------------------
Net interest income                                      337,196   115,649
==========================================================================

Information on interest income and expense from transactions with related parties is disclosed in Note 33.

23   Fee and Commission Income and Expense

In thousands of USD (as presentation currency, Note 3)     2008      2007
--------------------------------------------------------------------------
Fee and commission income
Fee and commission income in respect of financial
   instruments not at fair value through profit or
   loss:
- Documentary operations                                  14,396     1,452
- Cash and settlement transactions                        12,538     4,947
- Currency exchange                                        7,506    12,491
- Transaction with securities                                376        61
- Fiduciary activities                                       128       133
- Other                                                      183        --
--------------------------------------------------------------------------
Total fee and commission income                           35,127    19,084
==========================================================================
Fee and commission expense
Fee and commission expense in respect of financial
   instruments not at fair value through profit or
   loss
- Cash and settlement transactions                         9,542     1,235
- Other                                                      344       234
--------------------------------------------------------------------------
Total fee and commission expense                           9,886     1,469
==========================================================================
Net fee and commission income                             25,241    17,615
==========================================================================

Information on fee and commission income and expense from transactions with related parties is disclosed in Note 33.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

24   Administrative and Other Operating Expenses

In thousands of USD (as presentation currency, Note 3)   Note     2008     2007
--------------------------------------------------------------------------------
Salaries and employee benefits                                   90,199   55,737
Rent                                                             22,146    9,101
Call centre services                                             12,175    3,813
Depreciation and amortization                              11     8,060    5,101
Communication and IT                                              6,108    3,396
Marketing and advertising                                         3,682    1,039
Other administrative expenses                                     3,457    1,948
Administration and office maintenance                             3,376    2,119
Travelling                                                        2,704    1,399
Professional services                                             2,404    1,495
Security                                                          1,941      698
Utilities                                                         1,913    1,003
Entertainment expenses                                              780    1,211
Provision for impairment of other assets                            216       38
Other                                                             9,995    4,078
--------------------------------------------------------------------------------
Total administrative and other operating expenses               169,156   92,176
================================================================================

Included in salaries and employee benefits are statutory pension contributions of USD 14,377 thousand (2007: USD 7,393 thousand) and social security contributions of USD 1,502 thousand (2007: USD 854 thousand).

Information on administrative and other operating expenses from transactions with related parties is disclosed in Note 33.

25   Income Taxes

Income tax expense comprises the following:

                                                         31 December   31 December
In thousands of USD (as presentation currency, Note 3)       2008          2007
----------------------------------------------------------------------------------
Current tax                                                  8,968        9,819
Deferred tax                                                (2,335)      (5,037)
----------------------------------------------------------------------------------
Income tax expense for the period                            6,633        4,782
==================================================================================

The income tax rate applicable to the Bank's income is 25% (2007: 25%). The results of SPEs are taxed at rates from 0% to 25% depending on jurisdiction where they are located. A reconciliation between the expected and the actual taxation charge is provided below.

In thousands of USD (as presentation currency, Note 3)    2008     2007
------------------------------------------------------------------------
IFRS profit before tax                                   42,193   16,628
------------------------------------------------------------------------
Theoretical tax charge at applicable tax rate            14,253    4,157
Tax effect of items which are not deductible for
   taxation purposes:
- Non deductible expenses                                 2,157      625
- Non taxable income                                     (1,034)      --
Differences arising from translation to presentation
   currency                                              (8,743)      --
------------------------------------------------------------------------
Income tax expense for the period                         6,633    4,782
========================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

25   Income Taxes (continued)

Income and expense items were translated to presentation currency at an average exchange rate depending on the period when they arose following the rules described in Note 3. As the timing of recognition of income and expense for tax purposes is different, there is a discrepancy between exchange rates applied for translation of income and expense and corresponding tax charge. The accumulated effect of such differences is presented as a difference from translation to presentation currency in the table above.

Differences between IFRS and statutory taxation regulations give rise to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and their tax bases. The tax effect of the movements in these temporary differences is detailed below and is recorded at the applicable tax rate.

                                               (Charged)/                             (Charged)/
In thousands of USD                           credited to    Charged                 credited to    Charged                    31
(as presentation currency,       31 December     income    directly to  31 December     income    directly to  Translation  December
Note 3)                              2006      statement      equity        2007      statement      equity    differences    2008
------------------------------------------------------------------------------------------------------------------------------------
Tax effect of
   deductible/(taxable)
   temporary differences and
   tax loss carry forwards
Loans and advances to
   customers                        1,506        4,582          --          6,088       16,484                   (4,659)     17,913
Premises, leasehold
   improvements and equipment      (6,034)         828        (734)        (5,940)        (936)     (6,001)       2,157     (10,720)
Due from banks                         --       (1,919)         --         (1,919)         168                      774        (977)
Debt securities                        --        1,156          --          1,156         (156)                    (379)        621
Financial and non-financial
   liabilities                       (183)        (524)       (111)          (818)      (5,880)                     992      (5,706)
Fair valuation of investment
   securities available-for-sale       36          541          (1)           576          302         133         (368)        643
Other non-financial assets            442          373          --            815          502                     (341)        976
Other financial assets                 --           --          --             --       (8,149)                     983      (7,166)
------------------------------------------------------------------------------------------------------------------------------------
Net deferred tax liability         (4,233)       5,037        (846)           (42)       2,335      (5,868)        (841)     (4,416)
====================================================================================================================================

As at 31 December 2008 and 31 December 2007 deferred tax assets and deferred tax liabilities were classified as non-current assets or liabilities respectively.

26   Segment Analysis

The Group's primary format for reporting segment information is business segments and the secondary format is geographical segments.

Business Segments. The Group is organised on a basis of three main business segments:

o Retail banking - representing private banking services, private customer current accounts, savings, deposits, investment savings products, custody, credit and debit cards, consumer loans and mortgages.

o Corporate banking - representing direct debit facilities, current accounts, deposits, overdrafts, loan and other credit facilities, foreign currency and derivative products for clients.

o Central treasury - undertakes the Group's funding and centralised risk management activities through borrowings, issues of debt securities and investing in liquid assets such as short-term placements and corporate and government debt securities.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

26   Segment Analysis (Continued)

Transactions between the business segments are on normal commercial terms and conditions. Funds are ordinarily reallocated between segments, resulting in funding cost transfers disclosed in operating income. Interest charged for these funds is based on the Group's cost of capital. There are no other material items of income or expense between the business segments. Segment assets and liabilities comprise operating assets and liabilities, being the majority of the balances sheet, but excluding taxation. Internal charges and transfer pricing adjustments have been reflected in the performance of each business segment.

Segment information for the main reportable business segments of the Group as at 31 December 2008 and for the year than ended is set out below:

In thousands of USD                                             Central
(as presentation currency, Note 3)     Corporate    Retail     treasury    Eliminations      Total
----------------------------------------------------------------------------------------------------
External revenues                        425,220    200,516       49,319           --        675,055
Revenues from other segments             183,095      5,984      217,713     (406,792)            --
----------------------------------------------------------------------------------------------------
Total revenues                           608,315    206,500      267,032     (406,792)       675,055
====================================================================================================
Total revenues comprise:
- Interest income                        576,874    201,364      265,529     (406,792)       636,975
- Fee and commission income               29,659      4,944          524           --         35,127
- Other operating income                   1,782        192          979           --          2,953
----------------------------------------------------------------------------------------------------
Total revenues                           608,315    206,500      267,032     (406,792)       675,055
====================================================================================================
Segment result                            66,912   (168,520)     144,212           --         42,604
Unallocated costs                                                                               (411)
----------------------------------------------------------------------------------------------------
Profit before tax                                                                  --         42,193
Income tax expense                                                                            (6,633)
----------------------------------------------------------------------------------------------------
Profit                                                                                        35,560
====================================================================================================
Segment assets                         2,275,718    707,473      773,882                   3,757,073
Current income tax prepayment                                                                    154
Deferred tax assets                                                                            7,416
----------------------------------------------------------------------------------------------------
Total assets                                                                               3,764,643
====================================================================================================
Segment liabilities                   (1,548,277)   (95,022)  (1,654,813)                 (3,298,112)
Current income tax liability                                                                      --
Deferred income tax liability                                                                (11,832)
Other unallocated liabilities                                                                 (7,885)
----------------------------------------------------------------------------------------------------
Total liabilities                                                                         (3,317,829)
====================================================================================================
Other segment items
Capital expenditure (Note 11)              9,474     12,632        2,186           --         24,292
Depreciation and amortisation
   expense (Note 11)                       3,143      4,191          726           --          8,060
Impairment losses charged to profit
   or loss (Note 9, 10, 12)               61,140    141,904       75,294           --        278,338
====================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

26   Segment Analysis (Continued)

Segment information for the main reportable business segments of the Group as at 31 December 2007 and for the year than ended is set out below:

In thousands of USD                                             Central
(as presentation currency, Note 3)     Corporate    Retail     treasury    Eliminations      Total
----------------------------------------------------------------------------------------------------
External revenues                        187,545     64,390        9,183           --        261,118
Revenues from other segments              52,790      1,867      109,875     (164,532)            --
----------------------------------------------------------------------------------------------------
Total revenues                           240,335     66,257      119,058     (164,532)       261,118
====================================================================================================
Total revenues comprise:
- Interest income                        222,428     64,671      118,615     (164,532)       241,182
- Fee and commission income               17,786      1,087          211           --         19,084
- Other operating income                     121        499          232           --            852
----------------------------------------------------------------------------------------------------
Total revenues                           240,335     66,257      119,058     (164,532)       261,118
====================================================================================================
Segment result                            22,438    (44,830)      43,596           --         21,204
Unallocated costs                                                                             (4,576)
----------------------------------------------------------------------------------------------------
Profit before tax                                                                             16,628
Income tax expense                                                                            (4,782)
----------------------------------------------------------------------------------------------------
Profit                                                                                        11,846
====================================================================================================
Total segment assets                   1,781,421    548,396      268,497           --      2,598,314
====================================================================================================
Segment liabilities                      854,868     76,674    1,352,387           --      2,283,929
Current income tax liability                                                                   1,002
Deferred income tax liability                                                                     42
Other unallocated liabilities                                                                    700
----------------------------------------------------------------------------------------------------
Total liabilities                                                                          2,285,673
====================================================================================================
Other segment items
Capital expenditure (Note 11)              7,722     10,295        1,782           --         19,799
Depreciation and amortisation
   expense (Note 11)                       1,989      2,653          459           --          5,101
Impairment losses charged to profit
   or loss (9, 10, 12)                     8,945     24,585            4           --         33,534
====================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

26   Segment Analysis (Continued)

Geographical segments. Segment information for the main geographical segments of the Group is set out below as at 31 December 2008 and the period then ended.

In thousands of USD
(as presentation currency, Note 3)     Ukraine     OECD   Non-OECD    Total
-----------------------------------------------------------------------------
Total segment assets                  3,014,996  289,324   460,323  3,764,643
-----------------------------------------------------------------------------
External revenues                       669,997      533     4,525    675,055
Capital expenditure (Note 11)            24,292       --        --     24,292
Credit related commitments (Note 29)    249,912       --        14    249,926
=============================================================================

External revenues and assets, other than as detailed below, and credit related commitments have generally been allocated based on domicile of the counterparty. Cash on hand, premises, leasehold improvements and equipment and capital expenditure have been allocated based on the country in which they are physically held.

Segment information for the main geographical segments of the Group is set out below as at 31 December 2007.

In thousands of USD
(as presentation currency, Note 3)     Ukraine     OECD   Non-OECD    Total
-----------------------------------------------------------------------------
Total segment assets                  2,365,488   66,617   166,209  2,598,314
-----------------------------------------------------------------------------
External revenues                       247,860    6,525     6,733    261,118
Capital expenditure (Note 11)            19,799       --        --     19,799
Credit related commitments (Note 29)    214,260       --        --    214,260
=============================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

27   Financial Risk Management

The risk management function within the Group is carried out in respect of financial risks (credit, market, geographical, currency, liquidity and interest rate), operational risks and legal risks. The primary objectives of the financial risk management function are to establish risk limits, and then ensure that exposure to risks stays within these limits. The operational and legal risk management functions are intended to ensure proper functioning of internal policies and procedures to minimise operational and legal risks.

Credit risk. The Group takes on exposure to credit risk which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Exposure to credit risk arises as a result of the Group's lending and other transactions with counterparties giving rise to financial assets.

The Group's maximum exposure to credit risk is reflected in the carrying amounts of financial assets on the balance sheet. For guarantees and commitments to extend credit, the maximum exposure to credit risk is the amount of the commitment. Refer to Note 29.

The Group structures the levels of credit risk it undertakes by placing limits on the amount of risk accepted in relation to one borrower, or groups of borrowers, and to geographical and industry segments. Limits on the level of credit risk by product and industry sector are approved regularly by Management. Such risks are monitored on a revolving basis and subject to an annual or more frequent review.

Loan applications originated by the relevant client relationship managers are passed on to the relevant Credit Committee for approval of credit limit. Exposure to credit risk is also managed, in part, by obtaining collateral and corporate and personal guarantees. Risks of the Group's credit portfolio are monitored and reviewed on a weekly basis. Lending limits for individual borrowers and any changes to those limits are set by the relevant Credit Committee. Credit limits include limits on the amount and repayment schedule for each loan agreement and restrictions on the purpose of the loan. The credit officers of the Group monitor operations with the Group's customers on a regular basis and notify the relevant Credit Committee in the event of any change in customer's circumstances. The Group either confirms existing limits or contacts a customer if it is necessary to review the terms of a loan.

When structuring loans to customers, the Group follows certain basic principles. It sets out repayment schedules and adapts them so as to take into account any seasonality in a borrower's business and, where applicable, also obtains guarantees from affiliates of the borrower, enters into collateral agreements to secure related loans, prescribes the borrower's own equity contribution for the project to be financed and requires cash flows from the financed project or counter-parties to be directed to current accounts opened with the Group. In the case of loans to both corporate and individual customers, except for consumer loans, the Group typically takes collateral to secure such loan. As the Group's lending policy is to give priority to the quality of the borrower over the quality of the collateral available, lending decisions are always based on risk assessment rather than on the quality of the collateral. When taking security, the Group gives preference to the most liquid form of collateral with the highest re-sale value. The Group also considers regional factors when determining the value of collateral.

The Group applies the same credit policies and procedures for evaluating and monitoring credit risk for off-balance sheet and contingent liabilities. Furthermore, the Group applies the same procedures to transactions with related parties as it applies to other borrowers. In such cases, if the level of risk does not fall within the parameters set by the Group, it either rejects the loan application or requires the transaction to be secured by additional collateral.

The Group also follows a policy of diversifying its loan portfolio in order to reduce risk. The Group's Credit Committees take into account the performance of specific sectors of the economy and industries when considering loan applications.

The Group's Risk Management department reviews ageing analysis of outstanding loans and follows up past due balances. Management therefore considers appropriate to provide ageing and other information about credit risk as disclosed in Notes 7, 8, 9, and 10.

Credit risks related to interbank operations mainly arises as a result of exposures to counterparties being unsecured, notwithstanding that such exposures typically have relatively short-term maturities (which generally range from several hours up to one month, with an average duration of one week). The Group sets separate limits for counterparty banks based on its evaluation of their financial statements and on any available non-financial information (such as information on the borrowers' shareholders, customers, quality of management, market position, concentration of activity and growth rate).

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

27   Financial Risk Management (Continued)

The Executive Board is responsible for approving and changing the limits for each category of counterparty banks on a monthly basis. If the Risk Management Department determines that the financial performance of a counter-party bank has deteriorated or is likely to deteriorate, the Risk Management Department suspends the credit limit and notifies respective departments accordingly.

Market risk. The Group takes on exposure to market risks. Market risks arise from open positions in (a) currency, (b) interest rate and (c) equity products, all of which are exposed to general and specific market movements. Management sets limits on the value of risk that may be accepted, which is monitored on a daily basis. However, the use of this approach does not prevent losses outside of these limits in the event of more significant market movements.

Currency risk. Currency risk is the risk of losses resulting from adverse movements in different foreign currency exchange rates. Currency risk results from the Group having open positions in different currencies. Such positions are calculated as differences between assets and liabilities in the same currency as of the balance sheet date. The Group evaluates, monitors and sets limits for long and short foreign exchange open positions using hryvnia as its base currency. Limits on open currency positions are set for the Group as a whole. The Group complies with all applicable NBU requirements in addition to using its own methods for evaluating currency rate risk. Currency risk is centrally controlled at the head office level while a clear segregation of duties between divisions and branches enables the Group to minimize possible losses caused by currency risk. The Group's net open position is monitored on a daily basis by the Treasury. The Treasury reports to the Assets and Liabilities Credit Committee (hereinafter ALCO) at each ALCO meeting in order to review strategy and limits on the level of foreign currency exposures by currencies.

The table below summarises the Group's exposure to currency risk at the balance sheet date:

                                                                At 31 December 2008
                                    --------------------------------------------------------------------------
In thousands of USD                     Monetary      Monetary financial  Derivative (SWAP,  Net balance sheet
(as presentation currency, Note 3)  financial assets      liabilities          forward)           position
--------------------------------------------------------------------------------------------------------------
Ukrainian hryvnias                         1,152,581             819,074           (295,302)            38,205
US Dollars                                 2,108,456           2,171,613            386,718            323,561
Euros                                        122,580             257,082             81,977            (52,525)
Other                                        249,065              22,700           (147,893)            78,472
--------------------------------------------------------------------------------------------------------------
Total                                      3,632,682           3,270,469             25,500            387,713
==============================================================================================================

                                                                At 31 December 2007
                                    --------------------------------------------------------------------------
In thousands of USD                      Monetary     Monetary financial                     Net balance sheet
(as presentation currency, Note 3)  financial assets      liabilities     Derivative (SWAP)       position
--------------------------------------------------------------------------------------------------------------
Ukrainian hryvnias                         1,020,799             602,693           (134,752)           283,354
US Dollars                                 1,247,565           1,281,964            139,101            104,702
Euros                                         66,468             170,499            101,573             (2,458)
Other                                        205,728             116,412           (107,881)           (18,565)
--------------------------------------------------------------------------------------------------------------
Total                                      2,540,560           2,171,568             (1,959)           367,033
==============================================================================================================

Prepaid non-registered share capital was excluded from currency disclosure as it will be settled in shares rather then cash.

Derivatives in each column represents the fair value, at the balance sheet date, of the respective currency that the Group agreed to buy (positive amount) or sell (negative amount) before netting of positions and payments with the counterparty. The above analysis includes only monetary assets and liabilities.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

Investments in equities and non-monetary assets are not considered to give rise to any material currency risk.

The following table presents sensitivities of profit and loss and equity to reasonably possible changes in exchange rates applied at the balance sheet date, with all other variables held constant:

                                                At 31 December 2008
In thousands of USD                  -------------------------------------------
(as presentation currency, Note 3)   Impact on profit or loss   Impact on equity
--------------------------------------------------------------------------------
US Dollars strengthening by 20%               64,712                 64,712
US Dollars weakening by 20%                  (64,712)               (64,712)
Euro strengthening by 25%                    (13,131)               (13,131)
Euro weakening by 25%                         13,131                 13,131
Other strengthening by 20%                    15,694                 15,694
Other weakening by 20%                       (15,694)               (15,694)

                                                At 31 December 2007
In thousands of USD                  -------------------------------------------
(as presentation currency, Note 3)   Impact on profit or loss   Impact on equity
--------------------------------------------------------------------------------
US Dollars strengthening by 5%                 5,235                  5,235
US Dollars weakening by 5%                    (5,235)                (5,235)
Euro strengthening by 10%                       (246)                  (246)
Euro weakening by 10%                            246                    246
Other strengthening by 5%                       (928)                  (928)
Other weakening by 5%                            928                    928

The exposure was calculated only for monetary balances denominated in currencies other than the functional currency of each entity of the Group.

Interest rate risk. The Group takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes but may reduce or create losses in the event that unexpected movements arise. Management monitors on a daily basis and sets limits on the level of mismatch of interest rate repricing that may be undertaken.

Fixed interest rate assets and liabilities, can be renegotiated to reflect current market conditions. The Group's interest rate risk management procedures are the same for all currencies. The ALCO and the Treasury are responsible for interest rate risk management. The ALCO sets limits on the level of mismatch in interest rate repricing that may be undertaken, which is monitored weekly by the Treasury. In the absence of any available hedging instruments, the Group normally seeks to match its interest rate positions. The evaluation and analysis of interest rate risk is performed at each ALCO meeting. The Treasury monitors changes in benchmark interest rates, market volatility or similar events on a day-to-day basis. The results of such evaluation and analysis are discussed at ALCO meetings. The ALCO also establishes the principal policies and approaches to interest rate risk management, including minimum credit loan and maximum borrowing rates in respect of products, customer groups and tenors. The Corporate Business and Retail Banking and Consumer Finance departments, with the approval of the Treasury, will recommend altering certain interest rates to the ALCO following changes in market conditions or for the Group's internal reasons. The ALCO has delegated certain authorities to Heads of the Corporate Business and the Treasury to alter interest rates. In addition to applying standard calculations, the Group uses stress tests. These involve determining the level of interest rate risk that would apply in the event of unforeseen circumstances or contingencies arising. This approach enables the Group to evaluate changes in net interest income for future periods and determine the priority areas for interest risk management. Results of the tests are reviewed and discussed at ALCO meetings.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

27   Financial Risk Management (Continued)

Interest rate risk management is conducted using the gap analysis method, whereby the difference or "gap" between rate sensitive assets and rate sensitive liabilities is determined and analysed. The Group can perform interest rate sensitivity scenario analysis of the net interest income (the analysis is based on gap reports) for periods of up to one year, although it considers such analysis to be most reliable over a period of three months. Limits on interest rate risk are set by the ALCO after assessment of the sensitivity of net interest income to a 100 basis points upward shift in interest rates. In deciding the size of interest rate risk limits the ALCO considers losses acceptable in the event of adverse movements in interest rates, taking into account possible movements in interest rates for major types of interest bearing assets and liabilities, such as corporate and retail loans, inter-bank loans, securities and corporate and retail deposits. Limits are subject to review depending on the volatility of interest rate movements. The Treasury is responsible for making recommendations to review such limits, which are subject to approval by the ALCO. Gaps are maintained within prescribed limits for all periods. Gap analysis is supplemented by interest rate forecasts over periods of up to one year for major types of assets and liabilities. This allows the ALCO to evaluate not only the level of interest rate risk but also the most likely changes in net interest income.

The Group continually monitors interest rate spread and net interest income. In order to minimise potential losses from unforeseen movements in interest rates, when entering into agreements the Group provides for interest rate reviews in light of current market rates. The Group also manages interest risk by setting minimum interest rates for loans and maximum interest rates for deposits. The Group sets interest rates for major types of assets and liabilities by maturity and currency. The matching and/or controlled mismatching of the maturities and interest rates of assets and liabilities is fundamental to the management of Group. It is unusual for a bank's interest rates ever to be completely matched as business transacted is often of uncertain terms and of different types. An unmatched position may potentially enhance profitability, but can also increase the risk of losses.

The table below summarises the Group's exposure to interest rate risks. The table presents the aggregated amounts of the Group's financial assets and liabilities at carrying amounts, categorised by the earlier of contractual interest repricing or maturity dates.

In thousands of USD            Demand and                             More                Non-
(as presentation currency,      less than   From 1 to   From 3 to     Than     Over 5   interest
Note 3)                          1 month    3 months    12 months    1 year    years     bearing     Total
------------------------------------------------------------------------------------------------------------
31 December 2008
Total financial assets           825,395     438,482    1,104,821   957,761   304,308    52,348    3,683,115
Total financial liabilities      905,465     368,772    1,516,170   464,711    12,244    28,041    3,295,403
------------------------------------------------------------------------------------------------------------
Net interest sensitivity gap
   at 31 December 2008           (80,070)     69,710     (411,349)  493,050   292,064    24,307      387,712
------------------------------------------------------------------------------------------------------------
31 December 2007
Total financial assets           551,704     433,494      629,789   742,906   182,492       315    2,540,700
Total financial liabilities      717,159     169,906      576,734   705,360        --     4,924    2,174,083
------------------------------------------------------------------------------------------------------------
Net interest sensitivity gap
   at 31 December 2007          (165,455)    263,588       53,055    37,546   182,492    (4,609)     366,617
============================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

27   Financial Risk Management (Continued)

Prepaid non-registered share capital was excluded from interest rate disclosure as it will be settled in shares rather then cash.

At 31 December 2008, if interest rates had been 100 basis points higher, with all other variables held constant, profit and equity would have been USD 334 thousand lower (31 December 2007: USD 479 thousand and USD 412 thousand higher, respectively), mainly as a result of higher interest expense on variable interest liabilities. If interest rates had been 100 basis points lower, with all other variables held constant, profit and equity would have been USD 334 thousand higher (31 December 2007: USD 479 thousand and USD 546 thousand lower, respectively), mainly as a result of lower interest expense on variable interest liabilities.

Sensitivity analysis is calculated for all interest bearing financial instruments with the floating interest rates, which are carried at amortised cost and are subject to changes in market interest rate. In addition, changes in market interest rates have an impact on fair value of fixed interest instruments classified as available-for-sale. Sensitivity analysis is prepared based on the assumption that all other variables are held constant and changes in the market interest rate would only affect interest bearing financial instruments with the floating interest rate carried at amortised cost and fair value of available-for-sale debt securities.

The Group monitors interest rates for its financial instruments. The table below summarises effective interest rates based on reports reviewed by key management personnel:

                                                    31 December 2008           31 December 2007
                                                ------------------------   -----------------------
In % p.a.                                       UAH   USD   Euro   Other   UAH   USD   Euro  Other
--------------------------------------------------------------------------------------------------
Assets
Placements with other banks with original
   maturities of less than three months         --     23%   --      --     11%    7%    4%    8%
Due from other banks                            24%    20%    0%     --     13%   10%   --    --
Loans and advances to customers                 21%    18%   14%     11%    16%   14%   11%   10%
Investment securities                           15%    --    --      --     12%   --    --    --
--------------------------------------------------------------------------------------------------
Liabilities
Due to other banks                              18%     9%    9%     12%     3%    9%    9%    6%
Customer accounts
- current and settlement accounts                1%     1%    1%      1%     1%    1%    1%    1%
- term deposits                                 24%    12%   14%     10%    11%    8%    8%   10%
Debt securities in issue                        13%    --    --      --     11%   --    --    --
Loan participation notes                        --     11%   --      --     --    10%   --    --
Subordinated debt                               --     10%   --      --     --    10%   --    --
==================================================================================================

The sign "-" in the table above means that the Group does not have the respective assets or liabilities in corresponding currency.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

27   Financial Risk Management (Continued)

Geographical risk concentrations. The geographical concentration of the Group's financial assets and liabilities at 31 December 2008 is set out below:

In thousands of USD
(as presentation currency, Note 3)          Ukraine       OECD      Non-OECD     Total
----------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                    133,761      186,189      8,300     328,250
Due from other banks                             940      102,802         --     103,742
Loans and advances to customers            2,681,466          333    451,593   3,133,392
Investment securities                         65,383           --         --      65,383
Other financial assets                        51,928           --        420      52,348
----------------------------------------------------------------------------------------
Total financial assets                     2,933,478      289,324    460,313   3,683,115
----------------------------------------------------------------------------------------
Non-financial assets
Intangible assets                              1,493           --         --       1,493
Premises, leasehold improvements and
   equipment                                  69,459           --         --      69,459
Other non-financial assets                     3,150           --         10       3,160
Deferred income tax assets                     7,416           --         --       7,416
----------------------------------------------------------------------------------------
Total non-financial assets                    81,518           --         10      81,528
----------------------------------------------------------------------------------------
Total assets                               3,014,996      289,324    460,323   3,764,643
========================================================================================
Liabilities
Due to other banks                           133,718      328,925     31,519     494,162
Due to NBU                                    50,751           --         --      50,751
Customer accounts                          1,107,347      308,871     13,120   1,429,338
Debt securities in issue                      50,614           --         --      50,614
Loan participation notes                          --    1,168,107         --   1,168,107
Other financial liabilities                    2,018        3,056     22,967      28,041
Subordinated debt                                 --           --     74,390      74,390
----------------------------------------------------------------------------------------
Total financial liabilities                1,344,448    1,808,959    141,996   3,295,403
----------------------------------------------------------------------------------------
Non-financial liabilities
Current income tax liability                      --           --         --          --
Deferred income tax liability                 11,832           --         --      11,832
Other non-financial liabilities               10,474           --        120      10,594
Prepaid non-registered share capital              --           --         --          --
----------------------------------------------------------------------------------------
Total non-financial liabilities               22,306           --        120      22,426
----------------------------------------------------------------------------------------
Total liabilities                          1,366,754    1,808,959    142,116   3,317,829
========================================================================================
Net balance sheet position                 1,648,242   (1,519,635)   318,207     446,814
========================================================================================
Credit related commitments                   249,912           --         14     249,926
========================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

27   Financial Risk Management (Continued)

Assets, liabilities and credit related commitments have generally been based on the country in which the counterparty is located. Balances with Ukrainian counterparties actually outstanding to/from off-shore companies of these Ukrainian counterparties are allocated to the caption "Ukraine". Cash on hand and premises, leasehold improvements and equipment have been allocated based on the country in which they are physically held.

The geographical concentration of the Group's assets and liabilities at 31 December 2007 is set out below:

In thousands of USD
(as presentation currency, Note 3)          Ukraine       OECD      Non-OECD     Total
----------------------------------------------------------------------------------------
Assets
Cash and cash equivalents and
   mandatory reserve balance                 135,533       55,974     11,246     202,753
Due from other banks                          24,210          358      1,024      25,592
Loans and advances to customers            2,096,518       10,268    153,929   2,260,715
Investment securities available-for-sale      49,348           --         --      49,348
Other financial assets                         2,269           17          6       2,292
----------------------------------------------------------------------------------------
Total financial assets                     2,307,878       66,617    166,205   2,540,700
----------------------------------------------------------------------------------------
Non-financial assets
Intangible assets                              1,582           --         --       1,582
Premises, leasehold improvements and
   equipment                                  53,253           --         --      53,253
Other non-financial assets                     2,775           --          4       2,779
----------------------------------------------------------------------------------------
Total non-financial assets                    57,610           --          4      57,614
----------------------------------------------------------------------------------------
Total assets                               2,365,488       66,617    166,209   2,598,314
========================================================================================
Liabilities
Due to other banks                            24,864      455,546     27,886     508,296
Customer accounts                            746,059          265     96,427     842,751
Debt securities in issue                     196,241           --         --     196,241
Loan participation notes                          --      552,648         --     552,648
Other financial liabilities                    4,891           --         33       4,924
Subordinated debt                                 --           --     69,223      69,223
----------------------------------------------------------------------------------------
Total financial liabilities                  972,055    1,008,459    193,569   2,174,083
----------------------------------------------------------------------------------------
Non-financial liabilities
Current income tax liability                   1,002           --         --       1,002
Deferred income tax liability                     42           --         --          42
Other non-financial liabilities               10,545           --          1      10,546
Prepaid non-registered share capital              --           --    100,000     100,000
----------------------------------------------------------------------------------------
Total non-financial liabilities               11,589           --    100,001     111,590
----------------------------------------------------------------------------------------
Total liabilities                            983,644    1,008,459    293,570   2,285,673
========================================================================================
Net balance sheet position                 1,381,844     (941,842)  (127,361)    312,641
========================================================================================
Credit related commitments                   214,260           --         --     214,260
========================================================================================

Other risk concentrations. Management monitors and discloses concentrations of credit risk by obtaining reports listing exposures to borrowers with aggregated loan balances in excess of 10% of net assets. Refer to Note 9.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

27   Financial Risk Management (Continued)

Liquidity risk. Liquidity risk is defined as the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities. The Group is exposed to daily calls on its available cash resources from overnight deposits, current accounts, maturing deposits, loan draw downs, guarantees and from margin and other calls on cash settled derivative instruments. The Group does not maintain cash resources to meet all of these needs as experience shows that a minimum level of reinvestment of maturing funds can be predicted with a high level of certainty. Liquidity risk is managed by the Asset/Liability Committee of the Group.

The Group seeks to maintain a stable funding base comprising primarily amounts due to other banks, corporate and retail customer deposits and debt securities and invest the funds in diversified portfolios of liquid assets, in order to be able to respond quickly and smoothly to unforeseen liquidity requirements.

The liquidity management of the Group requires considering the level of liquid assets necessary to settle obligations as they fall due; maintaining access to a range of funding sources; maintaining funding contingency plans and monitoring balance sheet liquidity ratios against regulatory requirements. The Group calculates liquidity ratios on a daily basis in accordance with the requirement of the National Bank of Ukraine. These ratios are:

     - Instant liquidity ratio (N4), which is calculated as the ratio of highly-liquid assets to liabilities payable on demand; the ratio was 85% at 31 December 2008 (31 December 2007: 32%).

     - Current liquidity ratio (N5), which is calculated as the ratio of liquid assets to liabilities maturing within 31 calendar days; the ratio was 77% at 31 December 2008 (31 December 2007: 68%).

     - Short-term liquidity ratio (N6), which is calculated as the ratio of assets maturing in one year to regulatory capital and liabilities maturing in one year; the ratio was 36% at 31 December 2008 (31 December 2007: 36%).

The Treasury Department receives information about the liquidity profile of the financial assets and liabilities. The Treasury then provides for an adequate portfolio of short-term liquid assets, largely made up of short-term deposits with banks and other interbank facilities, to ensure that sufficient liquidity is maintained within the Group as a whole.

The daily liquidity position is monitored and regular liquidity stress testing under a variety of scenarios covering both normal and more severe market conditions is performed by the Treasury Department.

The table below shows liabilities at 31 December 2008 by their remaining contractual maturity. The amounts disclosed in the maturity table are the contractual undiscounted cash flows, prices specified in deliverable forward agreements to purchase financial assets for cash, contractual amounts to be exchanged under a gross settled currency swaps, and gross loan commitments. Such undiscounted cash flows differ from the amount included in the balance sheet because the balance sheet amount is based on discounted cash flows. Net settled derivatives are included at the net amounts expected to be paid.

When the amount payable is not fixed, the amount disclosed is determined by reference to the conditions existing at the reporting date. Foreign currency payments are translated using the spot exchange rate at the balance sheet date.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

27   Financial Risk Management (Continued)

The maturity analysis of financial liabilities at 31 December 2008 is as follows:

                                            Demand
                                           and less                           From
In thousands of USD                          than    From 1 to  From 3 to  12 months    Over 5
(as presentation currency, Note 3)         1 month   3 months   12 months  to 5 years   years     Total
---------------------------------------------------------------------------------------------------------
Liabilities
Due to other banks                          199,215     21,297    252,285      37,425    2,043    512,265
Due to NBU                                      740      1,480     55,192          --       --     57,412
Customer accounts                           669,930    275,385    549,246      42,792   15,099  1,552,452
Debt securities in issue                         --     15,346     37,357          --       --     52,703
Loan participation notes                     20,819     20,093    779,581     491,768       --  1,312,261
Gross settled derivatives (outflow only)    404,824     44,937    203,776          --       --    653,537
Other financial liabilities                   4,021      2,371     21,649          --       --     28,041
Subordinated debt                                --         --         --      15,439  101,739    117,178
---------------------------------------------------------------------------------------------------------
Total contractual future payments for
   financial obligations                  1,299,549    380,909  1,899,086     587,424  118,881  4,285,849
=========================================================================================================
Undrawn credit lines (Note 29)                  301      3,306      2,956           1       --      6,564
=========================================================================================================

The maturity analysis of financial liabilities at 31 December 2007 is as follows:

                                            Demand
                                           and less                           From
In thousands of USD                          than    From 1 to  From 3 to   12 months   Over 5
(as presentation currency, Note 3)         1 month    3 months  12 months  to 5 years   years     Total
---------------------------------------------------------------------------------------------------------
Liabilities
Due to other banks                          194,080     73,761    249,241       2,946    1,876    521,904
Customer accounts                           494,223     79,750    287,012      40,242       --    901,227
Debt securities in issue                         --      3,485     17,603     245,013       --    266,101
Loan participation notes                      9,359         --     43,135     619,914       --    672,408
Gross settled derivatives (outflow only)    317,522     63,724     29,543          --       --    410,789
Other financial liabilities                   1,902        373         31         103       --      2,409
Subordinated debt                                --         --         --       8,907  109,426    118,333
---------------------------------------------------------------------------------------------------------
Total contractual future payments for
   financial obligations                  1,017,086    221,093    626,565     917,125  111,302  2,893,171
=========================================================================================================
Undrawn credit lines (Note 29)               20,465     26,962     15,396      39,604       --    102,427
=========================================================================================================

Prepaid non-registered share capital was excluded from maturity analysis as it will be settled in shares rather than cash.

Payments in respect of gross settled forwards will be accompanied by related cash inflows which are disclosed at their present values in Note 29. The inflows are not included in the tables above. Customer accounts are classified in the above analysis based on contractual maturities. However, in accordance with Ukrainian Civil Code, individuals have a right to withdraw their deposits prior to maturity if they forfeit their right to accrued interest.

Guarantees issued and letters of credit are carried in the balance sheet at the unamortised balances of fees received. The Group does not expect any of the guarantees to materialise as a cash outflow and has therefore not presented them in the above tables. The gross amount of the guarantees is disclosed in the Note 29.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

27   Financial Risk Management (Continued)

The Group does not use the above undiscounted maturity analysis to manage liquidity. Instead, the Group monitors expected maturities, which may be summarised as follows at 31 December 2008:

                                            Demand
                                           and less                           From
In thousands of USD                          than    From 1 to  From 3 to   12 months   Over 5
(as presentation currency, Note 3)         1 month    3 months  12 months  to 5 years   years     Total
---------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                   328,250         --         --          --       --    328,250
Due from other banks                            534      5,086     91,128       6,994       --    103,742
Loans and advances to customers             480,933    405,298    986,273     953,236  307,652  3,133,392
Investment securities                         6,598     11,511     22,492      24,782       --     65,383
Other financial assets                        5,331     21,753     24,853         411       --     52,348
---------------------------------------------------------------------------------------------------------
Total financial assets                      821,646    443,648  1,124,746     985,423  307,652  3,683,115
=========================================================================================================
Liabilities
Due to other banks                          199,092     20,804    237,528      34,810    1,928    494,162
Due to NBU                                       --         --     50,751          --       --     50,751
Customer accounts                           663,851    261,236    470,099      21,909   12,243  1,429,338
Debt securities in issue                          -     14,800     35,814          --       --     50,614
Loan participation notes                     17,979     12,238    695,089     442,801       --  1,168,107
Other financial liabilities                   4,021      2,371     21,649          --       --     28,041
Subordinated debt                                --         --     61,176      13,214       --     74,390
---------------------------------------------------------------------------------------------------------
Total financial liabilities                 884,943    311,449  1,572,106     512,734   14,171  3,295,403
=========================================================================================================
Net liquidity gap at 31 December 2008       (63,297)   132,199   (447,360)    472,689  293,481    387,712
=========================================================================================================
Cumulative liquidity gap at 31 December
   2008                                     (63,297)    68,902   (378,458)     94,231  387,712
=========================================================================================================
Credit related commitments (Note 29)         24,502     56,208    142,311      26,905       --    249,926
=========================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

27   Financial Risk Management (Continued)

The expected maturity analysis at 31 December 2007 is as follows:

                                            Demand
                                           and less                           From
In thousands of USD                          than    From 1 to  From 3 to   12 months   Over 5
(as presentation currency, Note 3)         1 month    3 months  12 months  to 5 years   years     Total
---------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                   202,753         --         --          --       --    202,753
Due from other banks                         22,139      1,024      2,429          --       --     25,592
Loans and advances to customers             324,385    429,895    595,890     728,052  182,493  2,260,715
Investment securities available-for-sale        447      3,191        897      44,813       --     49,348
Other financial assets                        2,240         42         10          --       --      2,292
---------------------------------------------------------------------------------------------------------
Total financial assets                      551,964    434,152    599,226     772,865  182,493  2,540,700
=========================================================================================================
Liabilities
Due to other banks                          193,539     71,141    240,411       2,292      913    508,296
Customer accounts                           503,931     69,880    231,987      36,953       --    842,751
Debt securities in issue                         --     28,903    102,859      64,479       --    196,241
Loan participation notes                      8,022         --        884     543,742       --    552,648
Other financial liabilities                   3,764        373        684         103       --      4,924
Subordinated debt                                --         --         --       6,488   62,735     69,223
---------------------------------------------------------------------------------------------------------
Total financial liabilities                 709,256    170,297    576,825     654,057   63,648  2,174,083
=========================================================================================================
Net liquidity gap at 31 December 2007      (157,292)   263,855     22,401     118,808  118,845    366,617
=========================================================================================================
Cumulative liquidity gap at 31 December
   2007                                    (157,292)   106,563    128,964     247,772  366,617
=========================================================================================================
Credit related commitments (Note 29)         25,310     51,168     60,574      49,586   27,622    214,260
=========================================================================================================

The matching and/or controlled mismatching of the maturities and interest rates of assets and liabilities is fundamental to the management of the Group. It is unusual for banks ever to be completely matched since business transacted is often of an uncertain term and of different types. An unmatched position potentially enhances profitability, but can also increase the risk of losses. The maturities of assets and liabilities and the ability to replace, at an acceptable cost, interest-bearing liabilities as they mature, are important factors in assessing the liquidity of the Group and its exposure to changes in interest and exchange rates.

Management believes that in spite of a substantial portion of customers accounts being on demand, diversification of these deposits by number and type of depositors, and the past experience of the Group would indicate that these customers' accounts provide a long-term and stable source of funding for the Group.

Liquidity requirements to support calls under guarantees and standby letters of credit are considerably less than the amount of the commitment because the Group does not generally expect the third party to draw funds under the agreement. The total outstanding contractual amount of commitments to extend credit does not necessarily represent future cash requirements, since many of these commitments will expire or terminate without being funded.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

28   Management of Capital

The Group's objectives when managing capital are (i) to comply with the capital requirements set by the National Bank of Ukraine, (ii) to safeguard the Group's ability to continue as a going concern and (iii) to maintain a sufficient capital base to achieve a capital adequacy ratio based on Basel Accord of at least 8%. Compliance with capital adequacy ratios set by the National Bank of Ukraine is monitored monthly with reports outlining their calculation reviewed and signed by the Bank's Chief Financial Officer and Chief Accountant.

Under the current capital requirements set by the National Bank of Ukraine banks have to maintain a ratio of regulatory capital to risk weighted assets ("statutory capital ratio") above a prescribed minimum level. Regulatory capital is based on the Group's daily reports prepared based on the statutory trial balance unadjusted for accruals, provisions and taxes and comprises:

                                                           31 December   31 December
In thousands of USD (as presentation currency, Note 3)        2008           2007
------------------------------------------------------------------------------------
Net assets unadjusted for accruals, provisions and taxes     443,646       274,354
Plus subordinated debt approved by the NBU                    41,352        64,260
Other                                                         50,359        44,199
------------------------------------------------------------------------------------
Total regulatory capital                                     535,357       382,813
====================================================================================

The Bank is also subject to minimum capital requirements established by covenants stated in loan agreements, including capital adequacy levels calculated in accordance with the requirements of the Basel Accord, as defined in the International Convergence of Capital Measurement and Capital Standards (updated April 1998) and Amendment to the Capital Accord to incorporate market risks (updated November 2005), commonly known as Basel I. The composition of the Bank's capital calculated in accordance with Basel Accord is as follows:

                                                         31 December   31 December
In thousands of USD (as presentation currency, Note 3)      2008           2007
----------------------------------------------------------------------------------
Tier 1 capital
Share capital                                              622,599       272,599
Disclosed reserves                                          50,895        15,040
Total tier 1 capital                                       673,494       287,639

Tier 2 capital
Revaluation reserves                                        36,776        19,066
Cumulative translation reserve                            (272,293)        2,220
Fair value reserve                                            (481)          (82)
Subordinated debt                                           68,817        69,129
Share-option plan                                            5,520            --
Total tier 2 capital                                      (161,661)       90,333
----------------------------------------------------------------------------------
Total capital                                              511,833       377,972
==================================================================================

The Bank's capital adequacy ratio calculated in accordance with the Basel Accord is 16.5% as at 31 December 2008 (31 December 2007: 16.1%).

The Bank has complied with the capital requirements imposed by the NBU and loan providers (loan covenants) throughout years ended 31 December 2008 and 31 December 2007.

In addition to the above, management monitors and targets return on IFRS equity based on the monthly budgets. Any variances between the budgets and actual results are quantified and followed up.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

29   Contingencies and Commitments

Legal proceedings. From time to time and in the normal course of business, claims against the Group may be received. On the basis of its own estimates and both internal and external professional advice Management is of the opinion that no material losses will be incurred in respect of claims and accordingly no provision has been made in these financial statements.

Tax legislation. Ukrainian tax and customs legislation is subject to varying interpretations, and changes, which can occur frequently. Management's interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant authorities.

The Ukrainian tax authorities may be taking a more assertive position in their interpretation of the legislation and assessments, and it is possible that transactions and activities that have not been challenged in the past may be challenged.

As a result, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

Capital expenditure commitments. At 31 December 2008 the Group has contractual capital expenditure commitments in respect of premises, leasehold improvements and equipment totalling USD 1,309 thousand (31 December 2007: USD 2,588 thousand).

The Group has already allocated the necessary resources in respect of these commitments. The Group believes that future net income and funding will be sufficient to cover this and any similar such commitments.

Operating lease commitments. Where the Group is the lessee, the future minimum lease payments under non-cancellable operating leases are as follows:

                                                         31 December   31 December
In thousands of USD (as presentation currency, Note 3)      2008          2007
----------------------------------------------------------------------------------
Not later than 1 year                                       15,783        13,266
Later than 1 year and not later than 5 years                30,301        20,107
Later than 5 years                                           4,367            56
----------------------------------------------------------------------------------
Total operating lease commitments                           50,451        33,429
==================================================================================

Compliance with covenants. The Bank is subject to certain covenants related primarily to its borrowings. Non-compliance with such covenants may result in negative consequences for the Bank. The Bank is in compliance with covenants as at 31 December 2008.

Credit related commitments. The primary purpose of these instruments is to ensure that funds are available to a customer as required. Guarantees and standby letters of credit, which represent irrevocable assurances that the Group will make payments in the event that a customer cannot meet its obligations to third parties, carry the same credit risk as loans. Documentary and commercial letters of credit, which are written undertakings by the Group on behalf of a customer authorising a third party to draw drafts on the Group up to a stipulated amount under specific terms and conditions, are collateralised by the underlying shipments of goods to which they relate or cash deposits and therefore carry less risk than a direct borrowing.

Commitments to extend credit represent unused portions of authorisations to extend credit in the form of loans, guarantees or letters of credit. With respect to credit risk on commitments to extend credit, the Group is potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining specific credit standards. The Group monitors the term to maturity of credit related commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

29   Contingencies and Commitments (Continued)

Outstanding credit related commitments are as follows:

                                                         31 December   31 December
In thousands of USD (as presentation currency, Note 3)      2008          2007
----------------------------------------------------------------------------------
Guarantees issued                                           28,628        60,951
Undrawn credit lines                                         6,564       102,427
Letters of credit                                          214,123        48,869
Avals issued                                                   611         2,013
----------------------------------------------------------------------------------
Total credit related commitments                           249,926       214,260
==================================================================================

The total outstanding contractual amount of undrawn credit lines, letters of credit, and guarantees does not necessarily represent future cash requirements, as these financial instruments may expire or terminate without being funded. Credit related commitments are denominated in currencies as follows:

                                                         31 December   31 December
In thousands of USD (as presentation currency, Note 3)       2008          2007
----------------------------------------------------------------------------------
Ukrainian hryvnias                                          32,885       120,426
Euros                                                      118,948        64,868
US Dollars                                                  95,868        28,966
Other                                                        2,225            --
----------------------------------------------------------------------------------
Total credit related commitments                           249,926       214,260
==================================================================================

As at 31 December 2008 the estimated fair value of credit related commitments was insignificant (31 December 2007: insignificant).

Fiduciary assets. These assets are not included in the Group's balance sheet as they are not assets of the Group. Nominal values disclosed below are normally different from the fair values of respective securities. The fiduciary assets fall into the following categories:

                                                             31 December 2008          31 December 2007
----------------------------------------------------------------------------------------------------------
                                                           Number of     Nominal     Number of     Nominal
In thousands of USD (as presentation currency, Note 3)     securities     value      securities     value
----------------------------------------------------------------------------------------------------------
Shares held on behalf of the Bank's customers            3,954,220,581   296,161   3,688,053,391   352,119
Bonds held on behalf of the Bank's customers                   559,585    23,907         708,160    47,471
Investment certificates held on behalf of the Bank's
   customers                                                   191,199    24,942          93,909    18,651
----------------------------------------------------------------------------------------------------------
Total fiduciary assets                                   3,954,971,365   345,010   3,688,855,460   418,241
==========================================================================================================

Assets pledged and restricted. At 31 December 2008 the Group has the following assets pledged as collateral:

                                                                   31 December 2008      31 December 2007
                                                                 -------------------   -------------------
                                                                  Asset     Related     Asset     Related
In thousands of USD (as presentation currency, Note 3)   Notes   pledged   liability   pledged   liability
----------------------------------------------------------------------------------------------------------
Investment securities                                       10    13,992      13,728     4,201      4,201
Loans and advances to customers                           9,14   110,635      50,751        --         --
Gross receivables under swap agreements                          222,840     201,877   406,482    408,857
----------------------------------------------------------------------------------------------------------
Total                                                            347,467     266,356   410,683    413,058
==========================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

29   Contingencies and Commitments (Continued)

Gross receivables under swap agreements presented above are recognised on a net basis in the balance sheet, giving rise to a derivative financial asset or liability within other financial assets or other financial liabilities, respectively.

As disclosed in Note 15, balances of customers accounts totaling USD 24,315 thousand (31 December 2007: USD 4,780 thousand) have been pledged as cover for letters of credit and international payments.

30   Derivative Financial Instruments

Foreign exchange derivative financial instruments entered into by the Group are generally traded in an over-the-counter market with professional market counterparties on standardised contractual terms and conditions. Derivatives have potentially favourable (assets) or unfavourable (liabilities) conditions as a result of fluctuations in market interest rates, foreign exchange rates or other variables relative to their terms. The aggregate fair values of derivative financial assets and liabilities can fluctuate significantly from time to time.

The table below sets out fair values, at the balance sheet date, of currencies receivable or payable under foreign exchange forwards contracts entered into by the Group. The table reflects gross positions before the netting of any counterparty positions (and payments) and covers the contracts with settlement dates after the respective balance sheet date. The contracts are short term in nature.

                                                            31 December 2008                31 December 2007
                                                     -----------------------------   -----------------------------
                                                       Contracts       Contracts       Contracts       Contracts
In thousands of USD                                  with positive   with negative   with positive   with negative
(as presentation currency, Note 3)          Note      fair value      fair value      fair value       fair value
------------------------------------------------------------------------------------------------------------------
Foreign exchange swaps: fair values, at
   the balance sheet date, of
- USD receivable on settlement (+)                       153,288        54,451          185,510         145,907
- USD payable on settlement (-)                          (11,005)         (500)         (72,600)         (2,491)
- Euros receivable on settlement (+)                          --            --               --           2,465
- Euros payable on settlement (-)                             --            --               --        (126,414)
- UAH receivable on settlement (+)                        11,020           674           72,600              --
- UAH payable on settlement (-)                         (131,535)      (58,496)        (185,370)        (21,982)
- Other receivable on settlement (+)                          --         3,407               --              --
- Other payable on settlement (-)                             --          (340)              --              --
Foreign exchange forwards: fair values,
   at the balance sheet date, of
- USD receivable on settlement (+)                       237,575        96,586               --              --
- USD payable on settlement (-)                          (81,632)      (62,045)              --              --
- UAH receivable on settlement (+)                            --        33,429               --              --
- UAH payable on settlement (-)                         (150,394)           --               --              --
- EUR receivable on settlement (+)                        81,977            --               --              --
- CHF payable on settlement (-)                               --       (98,730)              --              --
- GBP receivable on settlement (+)                            --         6,630               --              --
- JPY payable on settlement (-)                          (58,860)           --               --              --
------------------------------------------------------------------------------------------------------------------
Net fair value of foreign exchange forwards               50,434       (24,934)             140          (2,515)
==================================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

31   Fair Value of Financial Instruments

Fair values of financial instruments are as follows at 31 December 2008:

                                                                                       Total fair    Carrying
                                                 Fair value by measurement method:       value         value
                                                -------------------------------------------------------------
                                                                       Valuation
                                                                    technique with
In thousands of USD (as presentation             Quoted price in   inputs observable
currency, Note 3)                               an active market      in markets
-------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and cash equivalents                               --               328,250          328,250     328,250
Cash on hand                                            --                29,471           29,471      29,471
Cash balances with the NBU (other
   than mandatory reserve deposits)                     --                21,574           21,574      21,574
Mandatory cash balances with the NBU                    --                70,137           70,137      70,137
Correspondent accounts and
   overnight placements with other
   banks                                                --
- Ukraine                                               --                 2,566            2,566       2,566
- Other countries                                       --               194,489          194,489     194,489
Placements with other banks with
   original maturities of less than three
   months                                               --                10,013           10,013      10,013
Due from other banks                                    --               102,488          102,488     103,742
Short-term placements with other
   banks with original maturities of more
   than three months                                    --                96,359           96,359      96,359
Long-term placements with other banks                   --                 5,610            5,610       6,832
Reverse sale and repurchase agreements with
   other banks with original maturities
   of more than three months                            --                   519              519         551
Loans and advances to customers                         --             2,874,955        2,874,955   3,133,392
Corporate loans                                         --             1,962,795        1,962,795   2,163,482
Loans to individuals - consumer loans                   --               224,724          224,724     224,724
Loans to individuals - mortgage and car loans           --               373,900          373,900     431,649
Loans to individuals - other loans                      --                78,143           78,143      78,143
Small and medium enterprises                            --               228,625          228,625     228,626
Reverse sale and repurchase agreements                  --                 6,768            6,768       6,768
Investment securities                                   --                53,589           53,589      65,383
Municipal and state bonds                               --                15,896           15,896      25,484
Corporate bonds                                         --                37,693           37,693      39,899
Other financial assets                                  --                52,348           52,348      52,348
Receivables                                             --                 1,914            1,914       1,914
Financial derivatives                                   --                50,434           50,434      50,434
-------------------------------------------------------------------------------------------------------------
TOTAL FINANCIAL ASSETS                                  --             3,411,630        3,411,630   3,683,115
=============================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

31   Fair Value of Financial Instruments (Continued)

                                                                                       Total fair    Carrying
                                                 Fair value by measurement method:       value         value
                                                -------------------------------------------------------------
                                                                       Valuation
                                                                    technique with
In thousands of USD (as presentation             Quoted price in   inputs observable
currency, Note 3)                               an active market      in markets
-------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
Due to other banks                                        --             488,225          488,225     494,162
Current accounts                                          --              16,772           16,772      16,772
Deposits and loans                                        --             458,633          458,633     464,570
Payables for repurchased debt securities -
   domestic                                               --              12,820           12,820      12,820
Due to NBU                                                --              50,751           50,751      50,751
Customer Accounts                                         --           1,415,705        1,415,705   1,429,338
Current/settlement accounts of state and
   public organisations                                   --              13,699           13,699      13,699
Term deposits of state and public
   organisations                                          --              57,980           57,980      58,015
Current/settlement accounts of other legal
   entities                                               --             121,087          121,087     121,087
Term deposits of other legal entities                     --             958,519          958,519     964,799
Current/demand accounts of individuals                    --              47,938           47,938      47,938
Term deposits of individuals                              --             216,482          216,482     223,800
Debt Securities in Issue                                  --              47,759           47,759      50,614
Loan Participation Notes                             686,493                  --          686,493   1,168,107
Subordinated Debt                                         --              43,797           43,797      74,390
Other Financial Liabilities                               --              28,041           28,041      28,041
Derivative financial instruments                          --              24,934           24,934      24,934
Other payables                                            --               3,107            3,107       3,107
-------------------------------------------------------------------------------------------------------------
TOTAL FINANCIAL LIABILITIES                          686,493           2,074,278        2,760,771   3,295,403
=============================================================================================================

Fair values of financial instruments are as follows at 31 December 2007:

                                                                                       Total fair    Carrying
                                                 Fair value by measurement method:        value        value
                                                -------------------------------------------------------------
                                                                       Valuation
                                                                    technique with
In thousands of USD (as presentation             Quoted price in   inputs observable
currency, Note 3)                               an active market      in markets
-------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and cash equivalents                               --               202,753         202,753     202,753
Cash on hand                                            --                16,584          16,584      16,584
Cash balances with the NBU (other than
   mandatory reserve deposits)                          --                    94              94          94
Mandatory cash balances with the NBU                    --                59,606          59,606      59,606
Correspondent accounts and overnight
   placements with other banks                          --
- Ukraine                                               --                 1,054           1,054       1,054
- Other countries                                       --                33,451          33,451      33,451
Placements with other banks with original
   maturities of less than three months
                                                        --                91,964          91,964      91,964

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

31   Fair Value of Financial Instruments (Continued)

                                                             Fair value by measurement    Total fair   Carrying
                                                                      method:                value      value
                                                            ---------------------------------------------------
                                                              Quoted       Valuation
                                                             price in    technique with
                                                            an active  inputs observable
In thousands of USD (as presentation currency, Note 3)        market       in markets
---------------------------------------------------------------------------------------------------------------
Due from other banks                                              --          25,592          25,592     25,592
Short-term placements with other banks with original
   maturities of more than three months                           --           3,453           3,453      3,453
Reverse sale and repurchase agreements with other banks
   with original maturities of more than three months             --          22,139          22,139     22,139
Loans and advances to customers                                   --       2,244,217       2,244,217  2,260,715
Corporate loans                                                   --       1,579,088       1,579,088  1,594,727
Loans to individuals - consumer loans                             --         224,173         224,173    224,174
Loans to individuals - mortgage and car loans                     --         272,660         272,660    273,519
Loans to individuals - other loans                                --          74,099          74,099     74,099
Small and medium enterprises                                      --          86,151          86,151     86,151
Reverse sale and repurchase agreements                            --           8,046           8,046      8,045
Investment securities                                         43,263           6,085          49,348     49,348
Municipal and state bonds available-for-sale                  11,863              --          11,863     11,863
Corporate bonds available-for-sale                            31,400           6,085          37,485     37,485
Other financial assets                                            --           2,292           2,292      2,292
Receivables                                                       --           2,152           2,152      2,152
Financial derivatives                                             --             140             140        140
---------------------------------------------------------------------------------------------------------------
TOTAL FINANCIAL ASSETS                                        43,263       2,480,939       2,524,202  2,540,700
===============================================================================================================
FINANCIAL LIABILITIES
Due to other banks                                                --         508,296         508,296    508,296
Current accounts                                                  --          14,781          14,781     14,781
Deposits and loans                                                --         493,515         493,515    493,515
Payables for repurchased debt securities - domestic               --              --              --         --
Customer Accounts                                                 --         842,751         842,751    842,751
Current/settlement accounts of state and public
   organisations                                                  --          19,925          19,925     19,925
Term deposits of state and public organisations                   --          15,943          15,943     15,943
Current/settlement accounts of other legal entities               --         373,052         373,052    373,052
Term deposits of other legal entities                             --         339,132         339,132    339,132
Current/demand accounts of individuals                            --          27,449          27,449     27,449
Term deposits of individuals                                      --          67,250          67,250     67,250
Debt Securities in Issue                                          --         197,077         197,077    196,241
Loan Participation Notes                                     552,648              --         552,648    552,648
Subordinated Debt                                                 --          68,738          68,738     69,223
Other Financial Liabilities                                       --           4,924           4,924      4,924
Derivative financial instruments                                  --           2,515           2,515      2,515
Other payables                                                    --           2,409           2,409      2,409
---------------------------------------------------------------------------------------------------------------
TOTAL FINANCIAL LIABILITIES                                  552,648       1,621,786       2,174,434  2,174,083
===============================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

31   Fair Value of Financial Instruments (Continued)

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by an active quoted market price.

The estimated fair values of financial instruments have been determined by the Group using available market information, where it exists, and appropriate valuation methodologies. However, judgement is necessarily required to interpret market data to determine the estimated fair value. Ukraine continues to display some characteristics of an emerging market and economic conditions continue to limit the volume of activity in the financial markets. Market quotations may be outdated or reflect distress sale transactions and therefore not represent fair values of financial instruments. Management has used all available market information in estimating the fair value of financial instruments.

Financial instruments carried at fair value. Investment securities available-for-sale and financial derivatives are carried on the balance sheet at their fair value. Fair values of investment securities available-for-sale at 31 December 2007 were determined based on quoted market prices except for certain investment securities available-for-sale for which there were no available external independent market price quotations. These securities have been fair valued by the Group on the basis of results of recent sales of securities between unrelated third parties, consideration of other relevant information such as discounted cash flows and financial data of the investees and application of other valuation methodologies. At 31 December 2008 all financial instruments carried at fair value were valued by valuation techniques using observable market data. Cash and cash equivalents are carried at amortised cost which approximates current fair value.

Loans and receivables carried at amortised cost. The fair value of floating rate instruments is normally their carrying amount. The estimated fair value of fixed interest rate instruments is based on estimated future cash flows expected to be received discounted at current interest rates for new instruments with similar credit risk and remaining maturity. Discount rates used depend on currency, maturity of the instrument and credit risk of the counterparty and were as follows:

In thousands of USD                                  31 December     31 December
(as presentation currency, Note 3)                      2008             2007
----------------------------------------------------------------------------------
Placements with other banks with original
   maturities of less than three months                   23%p.a.    4% to 12%p.a.
Due from other banks - Note 8
Short-term placements with other banks with
   original maturities of more than three months   17% to 21%p.a.   11% to 16%p.a.
Long-term placements with other banks              23% to 36%p.a.               --
Reverse sale and repurchase agreements with other
   banks with original maturities of more than
   three months                                              36%    13% to 15%p.a.
Investment securities - Note 10
Corporate bonds                                    36% to 48%p.a.               --
Ukrainian municipal and state organisations               36%p.a.               --
Loans and advances to customers - Note 9
Corporate loans                                    17% to 36%p.a.    9% to 15%p.a.
Loans to individuals - consumer loans              10% to 75%p.a.  10% to 108%p.a.
Loans to individuals - mortgage and car loans      18% to 29%p.a.   10% to 18%p.a.
Loans to individuals - other loans                 10% to 36%p.a.   10% to 18%p.a.
Small and medium enterprises                       11% to 37%p.a.   11% to 43%p.a.
Reverse sale and repurchase agreements             36% to 45%p.a.    8% to 25%p.a.

Liabilities carried at amortised cost. The fair value of loan participation notes is based on quoted market prices. The estimated fair value of fixed interest rate instruments with stated maturity, for which a quoted market price is not available, was estimated based on expected cash flows discounted at current interest rates for new instruments with similar credit risk and remaining maturity. The fair value of liabilities repayable on demand or after a notice period ("demandable liabilities") is estimated as the amount payable on demand, discounted from the first date that the amount could be required to be paid. Discount rates used were consistent with the relevant Group entity's credit risk and also depend on currency and maturity of the instrument and ranged from 1% p.a. to 79% p.a. (2007: from 1 % p.a. to 12% p.a.)

Derivative financial instruments. All derivative financial instruments are carried at fair value as assets when the fair value is positive and as liabilities when the fair value is negative. The fair values are based on valuation models with inputs based on observable market prices. Refer to Note 30.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

32   Reconciliation of Classes of Financial Instruments with Measurement
     Categories

For the purposes of measurement, the Group classified financial assets into the following categories defined in IAS 39, Financial Instruments: Recognition of
Measurement: (a) loans and receivables; (b) available-for-sale financial assets
(c) trading assets at fair value through profit or loss. The following table provides a reconciliation of classes of financial assets with these measurement categories as at 31 December 2008.


                                                                                     Trading assets
                                                                         Available-   at fair value
In thousands of USD                                          Loans and    for-sale       through
(as presentation currency, Note 3)                          receivables    assets    profit or loss    Total
--------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                       328,250          --              --    328,250
Due from other banks                                            103,742          --              --    103,742
- Short-term placements with other banks with original
  maturities of more than three months                           96,359          --              --     96,359
- Long-term placements with other banks with original
  maturities of more than three months                            6,832          --              --      6,832
- Reverse sale and repurchase agreements with other
  banks with original maturities of more than three months          551          --              --        551
Loans and advances to customers                               3,133,392          --              --  3,133,392
- Corporate loans                                             2,163,482          --              --  2,163,482
- Loans to individuals - consumer loans                         224,724          --              --    224,724
- Loans to individuals - mortgage and car loans                 431,649          --              --    431,649
- Loans to individuals - other loans                             78,143          --              --     78,143
- Small and medium enterprises                                  228,626          --              --    228,626
- Reverse sale and repurchase agreements                          6,768          --              --      6,768
Investment securities                                            65,380           3              --     65,383
Other financial assets                                            1,914          --          50,434     52,348
- Financial derivatives                                              --          --          50,434     50,434
- Receivables                                                     1,914          --              --      1,914
--------------------------------------------------------------------------------------------------------------
TOTAL FINANCIAL ASSETS                                        3,632,678           3          50,434  3,683,115
--------------------------------------------------------------------------------------------------------------
NON-FINANCIAL ASSETS                                                 --          --              --     81,528
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                         --          --              --  3,764,643
==============================================================================================================

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

32 Reconciliation of Classes of Financial Instruments with Measurement Categories (Continued)

A reconciliation of classes of financial assets with these measurement categories as at 31 December 2007:

                                                                                         Trading
                                                                                        assets at
                                                                                        fair value
                                                                           Available-    through
In thousands of USD                                           Loans and     for-sale    profit or
(as presentation currency, Note 3)                           receivables     assets        loss        Total
--------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                       202,753          --          --        202,753
Due from other banks                                             25,592          --          --         25,592
- Short-term placements with other banks with original
  maturities of more than three months                            3,453          --          --          3,453
- Reverse sale and repurchase agreements with other
  banks with original maturities of more than three months       22,139          --          --         22,139
Loans and advances to customers                               2,260,715          --          --      2,260,715
- Corporate loans                                             1,594,727          --          --      1,594,727
- Loans to individuals - consumer loans                         224,174          --          --        224,174
- Loans to individuals - mortgage and car loans                 273,519          --          --        273,519
- Loans to individuals - other loans                             74,099          --          --         74,099
- Small and medium enterprises                                   86,151          --          --         86,151
- Reverse sale and repurchase agreements                          8,045          --          --          8,045
Investment securities available-for-sale                             --      49,348          --         49,348
Other financial assets                                            2,152          --         140          2,292
- Financial derivatives                                              --          --         140            140
- Receivables                                                     2,152          --          --          2,152
--------------------------------------------------------------------------------------------------------------
TOTAL FINANCIAL ASSETS                                        2,491,212      49,348         140      2,540,700
--------------------------------------------------------------------------------------------------------------
NON-FINANCIAL ASSETS                                                 --          --          --         57,614
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                         --          --          --      2,598,314
==============================================================================================================

As at 31 December 2008 and 31 December 2007, all of the Group's financial liabilities except for derivatives are carried at amortised cost. Derivatives belong to the fair value through profit or loss measurement category as instruments held for trading.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

33   Related Party Transactions

Parties are generally considered to be related if the parties are under common control or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

There were neither balances nor transactions other than royalty payments, share issue, and prepayment for share capital with parent, ABH Ukraine Limited as at 31 December 2008 and as at 31 December 2007 and for the periods ended 31 December 2008 and 31 December 2007. Information on share issues is disclosed in
Note 20. The amount of royalties paid to ABH Ukraine Limited during 2008 is USD 1,942 thousand (2007: nil).

Key management personnel, who are represented by the President of the Bank (Deputy head of Supervisory Board) and members of the Management Board, received remuneration as follows:

In thousands of USD (as presentation currency, Note 3)            2008     2007
-------------------------------------------------------------------------------
Salaries and other related payments                               6,499   3,910
Share option plan (Note 21)                                       5,520      --
Bonus paid (short-term)                                           4,557   2,155
Contributions to state pension and social insurance funds paid      106      83
-------------------------------------------------------------------------------
Total remuneration received by the Management                    16,682   6,148
===============================================================================

At 31 December 2008 and 31 December 2007, the outstanding balances with related parties were as follows:

                                                                 31 December 2008        31 December 2007
                                                              ---------------------   ---------------------
                                                              Entities                Entities
                                                                under        Key        under       Key
                                                               common    management    common    management
In thousands of USD (as presentation currency, Note 3)         control    personnel    control    personnel
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                        8,220         --       11,333       --
Gross loans and advances to customers (contractual
   interest rate from 11% to 26%; 2007: from 9% to 16%)        695,947        945      247,218      519
Less: provision for loan impairment of loans and advances
   to customers                                                (76,508)        (3)        (188)      --
Other financial assets                                           5,278         --            6       --
Due to other banks (contractual interest rate from 0% to
   13%; 2007: from 0% to 17%)                                   54,983         --      185,070       --
Customer accounts (contractual interest rate from 0% to
   40%; 2007: from 0% to 14%)                                  544,096     31,379      258,410      854
Subordinated debt (contractual interest rate from 4% to 9%;
   2007: 4% to 9%)                                              74,390         --       69,223       --
Other financial liabilities                                     19,993         --           --       --
Other liabilities                                                4,783         --           --       --

As at 31 December 2008 included in loans and advances to entities under common control are loans of USD 269,798 thousand (31 December 2007: USD 44,586 thousand) collateralised by cash deposits placed with the Group.

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

33   Related Party Transactions (Continued)

The income, expense and equity items with related parties for the year ended 31 December 2008 were as follows (except for key management compensation disclosed on the previous page):

                                                                            2008                    2007
                                                                   ---------------------------------------------
                                                                   Entities                Entities
                                                                     under        Key        under       Key
                                                                    common    management    common    management
In thousands of USD (as presentation currency, Note 3)              control    personnel    control    personnel
----------------------------------------------------------------------------------------------------------------
Interest income                                                      57,031         86       12,627       66
Fee and commission income                                             3,516         23          234       --
Foreign exchange translation gains less losses                        4,516         24           50       --
Interest expense                                                    (46,681)    (1,995)     (22,223)       8
Impairment charge                                                   (75,962)        --         (188)      --
Gain on initial recognition of liabilities at rates below market        997         --          183       --
Gains less losses from disposal of investment securities
   available-for-sale                                                    17                      --       --
Losses less gain from financial derivatives                         (19,010)                     --       --
Administrative and other operating expenses                          (2,060)        --           --       --
Other income                                                          2,736         --
Losses on loan purchased from related parties                        (5,909)        --           --       --
Gain on origination of subordinated debt recognised directly
   in equity                                                             --         --          443       --

Outstanding credit related commitments are as follows:

                                                           31 December 2008         31 December 2007
                                                         ---------------------------------------------
                                                         Entities                Entities
                                                           under        Key        under        Key
                                                          common    management    common    management
In thousands of USD (as presentation currency, Note 3)    control    personnel    control    personnel
------------------------------------------------------------------------------------------------------
Guarantees issued                                            396        --         2,864        --
Undrawn credit lines                                         818        --           140        --
Letters of credit                                          7,881        --            --        --

The currency positions and effective interest rates of transactions with entities under common control as at 31 December 2008 are as follows:

In thousands of USD
(as presentation currency,                  Interest             Interest            Interest             Interest
Note 3)                             UAH       rate       USD       rate       EUR      rate      Other      rate
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents              --      --           --      --           1      --       8,219       --
Loans and advances to customers   205,105      21%     369,002      16%     36,717      14%     85,124       13%
Due to other banks                 15,292      --       39,193     8.9%        498      13%         --       --
Customer accounts                 189,094      29%     265,038      15%     87,404      12%      2,560       12%
Subordinated debt                      --      --       74,390      10%         --      --          --       --

The foreign currency positions and interest rates of transactions with entities under common control as at 31 December 2007 are as follows:

In thousands of USD
(as presentation currency,                  Interest             Interest            Interest             Interest
Note 3)                             UAH       rate       USD       rate       EUR      rate      Other      rate
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents              --      --        8,094      --          150     --       3,089       --
Loans and advances to customers     6,741      14%     171,950      12%         296     11%     68,231       10%
Due to other banks                 11,294      --       22,528      10%     147,691     10%      3,557        6%
Customer accounts                 121,870       9%     135,355       8%       1,185      9%         --       --
Subordinated debt                      --      --       69,223      10%          --     --          --       --

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

33   Related Party Transactions (Continued)

The contractual remaining maturities of balances with entities under common control as at 31 December 2008 are as follows:

                                      Demand
                                     and less                              From
In thousands of USD                    than     From 1 to   From 3 to    12 months   Over 5
(as presentation currency, Note 3)    1 month    3 months   12 months   to 5 years    years    Total
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents               8,220         --          --           --        --     8,220
Loans and advances to customers        19,865     67,577     404,546      104,255    99,704   695,947
Other financial assets                     31         --       4,837          410        --     5,278
Due to other banks                     48,264      5,417       1,302           --        --    54,983
Customer accounts                     181,120     43,978     304,922        2,960    11,116   544,096
Subordinated debt                          --         --          --       13,214    61,176    74,390
Other financial liabilities                40         --      19,953           --        --    19,993

The contractual remaining maturities of balances with entities under common control as at 31 December 2007 are as follows:

                                      Demand
                                     and less                              From
In thousands of USD                    than     From 1 to   From 3 to    12 months   Over 5
(as presentation currency, Note 3)    1 month    3 months   12 months   to 5 years    years    Total
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents              11,333         --          --          --         --    11,333
Loans and advances to customers        30,758     68,445      51,033      33,245     63,737   247,218
Other assets                                6         --          --          --         --         6
Due to other banks                    160,475     20,040       4,555          --         --   185,070
Customer accounts                      67,386     57,052     131,865       2,107         --   258,410
Subordinated debt                          --         --          --       6,488     62,735    69,223

The currency positions and effective interest rates of transactions with key management personnel as at 31 December 2008 are as follows:

In thousands of USD
(as presentation currency, Note 3)     USD     EUR    UAH   Other   Interest rate
---------------------------------------------------------------------------------
Loans and advances to customers         928      --    17      --        13%
Customer accounts                    27,487   1,056   276   2,560        12%

The foreign currency positions and interest rates of transactions with key management personnel as at 31 December 2007 are as follows:

In thousands of USD
(as presentation currency, Note 3)   USD   EUR   UAH   Other   Interest rate
----------------------------------------------------------------------------
Loans and advances to customers      519    --    --     --         11%
Customer accounts                     76   358   420     --          9%

The contractual remaining maturities of balances with key management personnel as at 31 December 2008 are as follows:

                                      Demand
                                     and less                              From
In thousands of USD                    than     From 1 to   From 3 to    12 months   Over 5
(as presentation currency, Note 3)    1 month    3 months   12 months   to 5 years    years    Total
-----------------------------------------------------------------------------------------------------
Loans and advances to customers          9          16            85        252        583        945
Customer accounts                      571         761        30,047         --         --     31,379

Alfa-Bank Group
Notes to the Consolidated Financial Statements - 31 December 2008

33   Related Party Transactions (Continued)

The contractual remaining maturities of balances with key management personnel as at 31 December 2007 are as follows:

                                      Demand
                                     and less                              From
In thousands of USD                    than     From 1 to   From 3 to    12 months   Over 5
(as presentation currency, Note 3)    1 month    3 months   12 months   to 5 years    years    Total
-----------------------------------------------------------------------------------------------------
Loans and advances to customers           9         17          73         306         114      519
Customer accounts                       783         --          55          16          --      854

Aggregate amounts lent to and repaid by related parties during the year ended as at 31 December 2008 and year ended as at 31 December 2007 were:

                                                            31 December 2008              31 December 2007
                                                      ---------------------------   ---------------------------
                                                      Entities under       Key      Entities under       Key
In thousands of USD                                       common       management       common       management
(as presentation currency, Note 3)                        control       personnel      control        personnel
---------------------------------------------------------------------------------------------------------------
Amounts lent to related parties during the period        1,951,637        576           622,079        1,140
Amounts repaid by related parties during the period      1,211,828        156           430,459          190

In February and December 2008 the Group purchased corporate loans from an entity under common control for USD 21,302 thousand. The fair value of these loans as at the date of purchase was USD 15,760 thousand. As a result of this transaction, the Group recorded a loss on the purchase of USD 5,909 thousand. The difference amounting to USD 367 is a translation effect arose from presentation to presentation currency. The Group introduced the borrowers to the related party. The Group is taking steps to recover the loans from the borrowers in full.

During the year ended 31 December 2008 entities related by virtue of common control contributed to the development of customer base and expansion of the Group's business and incurred expenses of USD 50,081 thousand (31 December 2007:
USD 16,412 thousand). Entities under common control will not require reimbursement of incurred expenses from the Group.

In addition, during 2008 an entity related by virtue of common control received compensation of USD 12,700 thousand for services related to the Group's activity, namely customer identification services performed by the Bank for lending by another related party (31 December 2007: USD 7,944 thousand). The related party recipient of the compensation is not required to transfer the compensation received to the Bank. As such, no receivable or income has been recognised by the Bank.

34   Subsequent Events

In February-April 2009 the Bank received refinancing loans from the National Bank of Ukraine, namely:

- 26 February 2009   - UAH 360,000 (USD 46,753 at the reporting date) thousand
                     at 16.5% per annum, due on 9 February 2010;

- 6 March 2009       - UAH 340,000 (USD 44,153 at the reporting date) thousand
                     at 16.5% per annum, due on 9 February 2010;

- 6 April 2009       - UAH 750,000 (USD 97,404 at the reporting date) thousand
                     at 16.5% per annum, due on 2 April 2010;

All tranches are collateralized by the Group's assets (loans and advances, promissory notes, and other assets). The last tranche was granted by the NBU for the special purpose of financing of Kiev City State Administration. This tranche is collateralized by the promissory notes issued by Kiev City State Administration.

In March 2009 the Group received two tranches of subordinated debt amounting to USD 130,000 thousand and USD 36,000 thousand from Overstand Limited. The subordinated debt carries the interest rate of 14.23% per annum and matures on 21 March 2014. Subordinated debt was registered by the NBU on 19 March 2009.

                                  THE BORROWER

                     Closed Joint-Stock Company "ALFA-BANK"
                               4/6 Desyatynna Str.
                                   Kyiv 01025
                                     Ukraine

                                     ISSUER

                              Ukraine Issuance plc
                              35 Great St. Helen's
                                 London EC3A 6AP
                                 United Kingdom

                                    ARRANGER

                                   UBS Limited
                                1 Finsbury Avenue
                                 London EC2M 2PP
                                 United Kingdom

                                     DEALERS

       HSBC Bank plc                                             UBS Limited
     8 Canada Square                                          1 Finsbury Avenue
      London E14 5HQ                                           London EC2M 2PP
      United Kingdom                                            United Kingdom

                           LEGAL ADVISERS TO THE BANK

As to U.S. and English law                                    As to Ukraine law

     Allen & Overy LLP                                          Magisters, LLP
    One Bishops Square                                       38 Volodymyrska St.
       London E1 6AD                                             Kyiv 01034
      United Kingdom                                               Ukraine

           LEGAL ADVISERS TO THE ARRANGER, THE DEALERS AND THE TRUSTEE

     As to English law                                        As to Ukraine law

      White & Case LLP                                         Sayenko Kharenko
     5 Old Broad Street                                      10 Muzeyny Provulok
       London EC2N 1DW                                            Kyiv 01001
       United Kingdom                                               Ukraine

                           LEGAL ADVISER TO THE ISSUER
                                As to English law
                                 Norton Rose LLP
                             3 More London Riverside
                                 London SE1 2AQ
                                 United Kingdom

                                     TRUSTEE

                        Deutsche Trustee Company Limited
                                Winchester House
                            1 Great Winchester Street
                                 London EC2N 2DB
                                     England

PRINCIPAL PAYING AGENT           REGISTRAR, PAYING
     AND TRANSFER                AGENT AND TRANSFER
         AGENT                         AGENT                   REGISTRAR

     Deutsche Bank AG,       Deutsche Bank Trust
       London Branch           Company Americas              Deutsche Bank
     Winchester House           60 Wall Street              Luxembourg S.A.
1 Great Winchester Street     New York, NY 10005     2, Boulevard Konrad Adenaur
     London EC2N 2DB                U.S.A.                 L-1115 Luxembourg
         England

                                                      IRISH PAYING AGENT AND
           LISTING AGENT                                  TRANSFER AGENT

Arthur Cox Listing Services Limited             Deutsche International Corporate
          Earlsfort Centre                            Services (Ireland) Limited
         Earlsfort Terrace                                  Guild House
              Dublin 2                                     Guild Street
               Ireland                                          IFSC
                                                              Dublin 1
                                                               Ireland

                              AUDITORS TO THE BANK

                                   Audit Firm
                         PricewaterhouseCoopers (Audit)
                               75 Zhylyanska Str.
                                   Kyiv 01032
                                     Ukraine

                                CALCULATION AGENT

                         Deutsche Bank AG, London Branch
                                Winchester House
                            1 Great Winchester Street
                                 London EC2N 2DB
                                     England

                                  THE BORROWER
                     Closed Joint-Stock Company "ALFA-BANK"
                               4/6 Desyatynna Str.
                                   Kyiv 01025
                                     Ukraine

            2009 NOTES ISSUER                     2010/2011 NOTES ISSUER
                                                  and NEW NOTES ISSUER
Emerging Markets Structured Products B.V.          Ukraine Issuance plc
             Locatellikade 1                       35 Great St. Helen's
             Parnassustoren                          London, EC3A 6AP
            1076 AZ Amsterdam                         United Kingdom
             The Netherlands

                                 DEALER MANAGERS

              HSBC Bank plc                            UBS Limited
             8 Canada Square                        1 Finsbury Avenue
             London, E14 5HQ                        London, EC2M 2PP
             United Kingdom                          United Kingdom

                           LEGAL ADVISERS TO THE BANK

       As to U.S. and English law                   As to Ukraine law
            Allen & Overy LLP                        Magisters, LLP
           One Bishops Square                      38 Volodymyrska St.
              London E1 6AD                            Kyiv 01034
             United Kingdom                              Ukraine

          LEGAL ADVISERS TO THE DEALER                   LEGAL ADVISERS TO THE 2009 NOTES
                    MANAGERS                         TRUSTEE AND THE 2010/2011 NOTES TRUSTEE
As to U.S. and English law    As to Ukraine law                 As to English law
     White & Case LLP          Sayenko Kharenko                  White & Case LLP
    5 Old Broad Street       10 Muzeyny Provulok                5 Old Broad Street
      London EC2N 1DW             Kyiv 01001                     London EC2N 1DW
      United Kingdom               Ukraine                        United Kingdom

      LEGAL ADVISERS TO THE 2010/2011 NOTES              LEGAL ADVISERS TO THE 2009 NOTES
            AND THE NEW NOTES ISSUER                                   ISSUER
                  As to English law                   As to English law       As to Dutch Law
                     Norton Rose                         Lovells CIS            Lovells LLP
               3 More London Riverside             5th Floor Usadba Centre   Keizersgracht 555
                   London SE1 2AQ                  22 Voznesensky Pereulok   1017 DR Amsterdam
                   United Kingdom                       125009 Moscow           Postbus 545
                                                          Russia             1000 AM Amsterdam
                                                                              The Netherlands

          2009 NOTES TRUSTEE                     2010/2011 NOTES TRUSTEE
BNY Corporate Trustee Services Limited       Deutsche Trustee Company Limited
           One Canada Square                         Winchester House
            London E14 5AL                      1 Great Winchester Street
            United Kingdom                           London EC2N 2DB
                                                      United Kingdom

   2010/2011 NOTES PRINCIPAL PAYING      2010/2011 NOTES REGISTRAR, PAYING           2010/2011 NOTES REGISTRAR
       AGENT AND TRANSFER AGENT               AGENT AND TRANSFER AGENT
           Deutsche Bank AG,                 Deutsche Bank Trust Company         Deutsche Bank Luxembourg S.A.
              London Branch                          Americas                    2, Boulevard Konrad Adenaur
          Winchester House                         60 Wall Street                       L-1115 Luxembourg
      1 Great Winchester Street                 New York, NY 10005
            London EC2N 2DB                           U.S.A.
           United Kingdom

2009 NOTES PRINCIPAL PAYING AGENT                  2009 NOTES REGISTRAR
   The Bank of New York Mellon                          REGISTRAR
        One Canada Square             The Bank of New York Mellon (Luxembourg) S.A.
         London E14 5AL                              Aerogolf Center
         United Kingdom                                1A Hoehenhof
                                                   L-1736 Senningerberg
                                                        Luxembourg

             LISTING AGENT                 IRISH PAYING AGENT AND TRANSFER
        FOR THE 2010/2011 NOTES                         AGENT
  Arthur Cox Listing Services Limited     Deutsche International Corporate
           Earlsfort Centre                  Services (Ireland) Limited
           Earlsfort Terrace                  Guild House, Guild Street
               Dublin 2                                 IFSC
                Ireland                               Dublin 1
                                                       Ireland

                              AUDITORS TO THE BANK
                                   Audit Firm
                         PricewaterhouseCoopers (Audit)
                               75 Zhylyanska Str.
                                   Kyiv 01032
                                     Ukraine

                          EXCHANGE AND TABULATION AGENT
                          Lucid Issuer Services Limited
                                   Leroy House
                                 436 Essex Road
                                  London N1 3QP
                                 United Kingdom

Any questions or requests for assistance or additional copies of this Exchange Offer and Consent Solicitation Memorandum may be directed to the Exchange and Tabulation Agent and any questions regarding the terms of the Offer may be directed to the Dealer Managers at the telephone numbers and locations listed below.

                               THE DEALER MANAGERS

                                  HSBC BANK PLC
                                 8 Canada Square
                                 London, E14 5HQ
                                 United Kingdom

                         Attention: Liability Management
     Telephone: +1 888 HSBC 4LM (Toll-Free) / +1 212 525 5552 (Call Collect)
                     (New York) / +44 20 7991 5874 (London)
                         Facsimile: + 44 (0)20 7992 4908
                     E-mail: liability.management@hsbcib.com

                                   UBS LIMITED
                                1 Finsbury Avenue
                                 London EC2M 2PP
                                 United Kingdom

                      Attention: Liability Management Group
                         Telephone: +44 (0)20 7567 0525
                         Facsimile: +44 (0)20 7568 5332
                         E-mail: mark-t.watkins@ubs.com